As filed with the Securities and Exchange Commission on April 26, 2011
Registration No. 333-173401

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VANGUARD HEALTH HOLDING COMPANY II, LLC
VANGUARD HOLDING COMPANY II, INC.
VANGUARD HEALTH SYSTEMS, INC.
(Exact name of registrants as specified in their charters)

Delaware	8062	27-1776657
Delaware	8062	73-1714420
Delaware	8062	62-1698183
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

AND THE GUARANTORS
LISTED ON SCHEDULE A HERETO AS ADDITIONAL REGISTRANTS
20 Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 665-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald P. Soltman
Executive Vice President, General Counsel and Secretary
Vanguard Health Systems, Inc.
20 Burton Hills Boulevard, Suite 100
Nashville, Tennessee 37215
(615) 665-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Tel: (212) 455-2000
Fax: (212) 455-2502

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i)(Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d)(Cross-Border Third-Party Tender Offer)  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (“SEC”), acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other	Primary Standard
Exact Name of Registrant	Jurisdiction of	Industrial	IRS Employer
Guarantor as Specified	Incorporation or	Classification Code	Identification
in its Charter(1)	Organization	Number	Number

Vanguard Health Holding Company I, LLC	Delaware	8062	27-1776565
BHS Physicians Alliance for Ace, LLC	Delaware	8062	46-0500964
Hospital Development of West Phoenix, Inc.	Delaware	8062	62-1867232
MacNeal Physicians Group, LLC	Delaware	8062	20-8779101
Vanguard Health Financial Company, LLC	Delaware	8062	62-1730470
Vanguard Health Management, Inc.	Delaware	8062	62-1686886
VHS Acquisition Corporation	Delaware	8062	62-1730519
VHS Acquisition Subsidiary Number 1, Inc.	Delaware	8062	62-1861138
VHS Acquisition Subsidiary Number 2, Inc.	Delaware	8062	62-1861141
VHS Acquisition Subsidiary Number 5, Inc.	Delaware	8062	62-1861175
VHS Acquisition Subsidiary Number 7, Inc.	Delaware	8062	62-1861198
VHS Acquisition Subsidiary Number 8, Inc.	Delaware	8062	62-1861199
VHS Acquisition Subsidiary Number 9, Inc.	Delaware	8062	62-1861200
VHS Acquisition Subsidiary Number 10, Inc.	Delaware	8062	62-1861202
VHS Acquisition Subsidiary Number 11, Inc.	Delaware	8062	16-1633531
VHS Acquisition Subsidiary Number 12, Inc.	Delaware	8062	71-0906482
VHS Chicago Market Procurement, LLC	Delaware	8062	72-1618786
VHS Genesis Labs, Inc.	Delaware	8062	62-1803765
VHS Holding Company, Inc.	Delaware	8062	62-1782796
VHS Imaging Centers, Inc.	Delaware	8062	62-1852828
VHS of Anaheim, Inc.	Delaware	8062	62-1781813
VHS of Arrowhead, Inc.	Delaware	8062	62-1811285
VHS of Huntington Beach, Inc.	Delaware	8062	62-1782707
VHS of Illinois, Inc.	Delaware	8062	62-1796152
VHS of Orange County, Inc.	Delaware	8062	621770074
VHS of Phoenix, Inc.	Delaware	8062	62-1809851
VHS of South Phoenix, Inc.	Delaware	8062	62-1842396
VHS Outpatient Clinics, Inc.	Delaware	8062	62-1816823
Baptist Medical Management Services Organization, LLC	Delaware	8062	26-0806536
Healthcare Compliance, L.L.C.	District of Columbia	8062	52-2033964
MacNeal Health Providers, Inc.	Illinois	8062	36-3361297
MacNeal Management Services, Inc.	Illinois	8062	36-3313638
Pros Temporary Staffing, Inc.	Illinois	8062	36-4339784
Watermark Physician Services, Inc.	Illinois	8062	36-4339782
VHS San Antonio Partners, LLC	Delaware	8062	76-0714523
Abrazo Medical Group Urgent Care, LLC	Delaware	8062	20-8165423
Central Texas Corridor Hospital Company, LLC	Delaware	8062	27-1027456
VHS of Michigan, Inc.	Delaware	8062	27-2396331
VHS Children’s Hospital of Michigan, Inc.	Delaware	8062	27-2845064
VHS Detroit Businesses, Inc.	Delaware	8062	27-2844877
VHS Detroit Receiving Hospital, Inc.	Delaware	8062	27-2844942
VHS Detroit Ventures, Inc.	Delaware	8062	27-2845150
VHS Harper-Hutzel Hospital, Inc.	Delaware	8062	27-2844767
VHS Huron Valley-Sinai Hospital, Inc.	Delaware	8062	27-2844563
VHS Rehabilitation Institute of Michigan, Inc.	Delaware	8062	27-2844407
VHS Sinai-Grace Hospital, Inc.	Delaware	8062	27-2844632
VHS University Laboratories, Inc.	Delaware	8062	27-3176652
VHS Westlake Hospital, Inc.	Delaware	8062	27-2071437
VHS West Suburban Medical Center, Inc.	Delaware	8062	27-2071328
VHS Acquisition Subsidiary Number 4, Inc.	Delaware	8062	62-1861143
Midwest Pharmacies, Inc.	Delaware	8062	36-4295667
VHS Arizona Heart Institute, Inc.	Delaware	8062	62-1867509

(1)	The address of each Registrant Guarantor is c/o Vanguard Health Systems, Inc., 20 Burton Hills Boulevard, Nashville, TN 37215 and the telephone number is (615) 665-6000.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED APRIL 26, 2011.

PROSPECTUS

Vanguard Health Holding Company II, LLC
Vanguard Holding Company II, Inc.
Offer to Exchange
up to $225,325,000 8% Senior Notes due 2018
for
up to $225,325,000 8% Senior Notes due 2018
that have been registered under the Securities Act of 1933

Vanguard Health Holding Company II, LLC
Vanguard Holding Company II, Inc.
Offer to Exchange
up to $350,000,000 7.750% Senior Notes due 2019
for
up to $350,000,000 7.750% Senior Notes due 2019
that have been registered under the Securities Act of 1933

Vanguard Health Systems, Inc.
Offer to Exchange
up to $747,219,000 at maturity of 10.375% Senior Discount Notes due 2016 for
up to $747,219,000 at maturity of 10.375% Senior Discount Notes due 2016 that have been registered under the Securities Act of 1933

Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. are offering to exchange up to $225,325,000 aggregate principal amount of their 8% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the “8% senior exchange notes,” for their currently outstanding 8% Senior Notes due 2018 that have not been registered under the Securities Act, or the “outstanding 8% senior notes,” and together with the 8% senior exchange notes, the “8% senior notes.”

Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. are offering to exchange up to $350,000,000 aggregate principal amount of their 7.750% Senior Notes due 2019 that have been registered under the Securities Act, or the “7.750% senior exchange notes,” for their currently outstanding 7.750% Senior Notes due 2019, or the “outstanding 7.750% senior notes,” and together with the 7.750% senior exchange notes, the “7.750% senior notes.”

Vanguard Health Systems, Inc. is offering to exchange up to $747,219,000 aggregate principal amount at maturity of its 10.375% Senior Discount Notes due 2016 that have been registered under the Securities Act of 1933, or the “senior discount exchange notes,” for its currently outstanding 10.375% Senior Discount Notes due 2016, or the “outstanding senior discount notes,” and together with the senior discount exchange notes, the “senior discount notes.” We sometimes refer to the outstanding 8% senior notes, the outstanding 7.750% senior notes and the outstanding senior discount notes, collectively, as the “outstanding notes,” and the 8% senior exchange notes, the 7.750% senior exchange notes and the senior discount exchange notes, collectively, as the “exchange notes.” We sometimes refer to the 8% senior notes and the 7.750% senior notes, collectively, as the “senior notes.” We sometimes refer to the outstanding notes and the exchange notes collectively as the “notes.”

You should carefully consider the Risk Factors beginning on page 32 of this prospectus before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          , 2011
(continued on next page)

(continued from previous page)

Terms of the 8% senior exchange notes offered in the exchange offer:

•	The terms of the 8% senior exchange notes are identical to the terms of the outstanding 8% senior notes, except that the 8% senior exchange notes have been registered under the Securities Act and will not contain restrictions on transfer or registration rights.

•	The 8% senior exchange notes will represent the same debt as the outstanding 8% senior notes that have not been registered under the Securities Act, and Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. will issue the 8% senior exchange notes under the same indenture.

Terms of the 7.750% senior exchange notes offered in the exchange offer:

•	The terms of the 7.750% senior exchange notes are identical to the terms of the outstanding 7.750% senior notes, except that the 7.750% senior exchange notes have been registered under the Securities Act and will not contain restrictions on transfer or registration rights.

•	The 7.750% senior exchange notes will represent the same debt as the outstanding 7.750% senior notes, and Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. will issue the 7.750% senior exchange notes under the same indenture.

Terms of the senior discount exchange notes offered in the exchange offer:

•	The terms of the senior discount exchange notes are identical to the terms of the outstanding senior discount notes, except that the senior discount exchange notes have been registered under the Securities Act and will not contain restrictions on transfer or registration rights.

•	The senior discount exchange notes will represent the same debt as the outstanding senior discount notes, and Vanguard Health Systems, Inc. will issue the senior discount exchange notes under the same indenture.

Terms of the exchange offers:

•	All outstanding notes that you validly tender and do not validly withdraw before the exchange offers expire will be exchanged for an equal principal amount of the relevant exchange notes.

•	The exchange offers expire at 11:59 p.m., New York City time, on , 2011, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offers.

•	The exchange of exchange notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes. You should see the discussion under the caption “Certain United States Federal Tax Consequences” for more information.

•	We will not receive any proceeds from the exchange offers.

•	We issued the outstanding notes in transactions not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offers to satisfy your registration rights, as a holder of the outstanding notes.

There is no established trading market for the exchange notes or the outstanding notes, and we do not intend to apply for listing of the exchange notes on any securities exchange.

Broker-dealers who acquired outstanding notes from us in the initial offering are not eligible to participate in the exchange offer with respect to such outstanding notes. Any broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us in the initial offering) may exchange such outstanding notes pursuant to the exchange offers; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by such broker-dealer in the relevant exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer only in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us in the initial offering). We have agreed that, for a period of 180 days after the date on which the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (the “SEC”) or such shorter period as will terminate on that date on which no broker-dealer is any longer required to deliver this prospectus (or another prospectus meeting the requirements of the Securities Act) in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Each of Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. is a wholly-owned subsidiary of Vanguard Health Systems, Inc.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should rely only on the information contained in this prospectus and the accompanying letter of transmittal. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell these exchange notes in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or such other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated or the context otherwise requires, financial data in this prospectus reflects the consolidated business and operations of Vanguard Health Systems, Inc. and its consolidated subsidiaries.

i

INDUSTRY AND MARKET DATA

This prospectus includes information and forecasts regarding the U.S. healthcare industry and other market data that has been prepared by (1) Centers for Medicare and Medicaid Services (“CMS”), a government agency, or (2) the U.S. Census Bureau, or compiled from market research reports, industry publications and surveys, internal company surveys and other publicly available information. All general U.S. healthcare industry data that are not cited as being from a specified source are from CMS and, respectively, all general U.S. population data that are not cited as being from a specified source are from the U.S. Census Bureau. Third-party industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

ii

PROSPECTUS SUMMARY

This summary highlights significant aspects of our business and the exchange offers, but it is not complete and does not contain all of the information that you should consider before deciding whether to exchange your outstanding notes for exchange notes. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the historical financial data and related notes, before making this decision to participate in the exchange offers. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Unless otherwise noted, references in this prospectus to “Vanguard,” “the Company,” “we,” “us,” and “our” refer to Vanguard Health Systems, Inc. and its consolidated subsidiaries, references to VHS Holdco II refer to Vanguard Health Holding Company II, LLC and references to “VHS Holdco I” refer to Vanguard Health Holding Company I, LLC. Also, as used herein, the term “issuers” refers to VHS Holdco II and Vanguard Holding Company II, Inc. as issuers of the 8% senior notes and the 7.750% senior notes, and to Vanguard as issuer of the senior discount notes, respectively, and the term “senior notes issuers” refers to VHS Holdco II and Vanguard Holding Company II, Inc. as issuers of the 8% senior notes and the 7.750% senior notes. As used herein, the term “Acquisitions” refers to our acquisition of substantially all of the assets of The Detroit Medical Center and the acquisition of substantially all of the assets of Westlake Hospital and West Suburban Medical Center as described under “The Acquisitions.” We have a fiscal year end of June 30. Fiscal years are identified in this prospectus according to the calendar year in which they end. For example, fiscal 2010 refers to the year ended June 30, 2010.

Our Company

We are a leading operator of regionally-focused integrated healthcare delivery networks with significant presence in several large and attractive markets. At the core of our networks are our 26 hospitals which, together with our strategically-aligned outpatient facilities and related businesses, allow us to provide a complete range of services in the communities we serve. In certain of our markets, we also operate health plans that we believe complement and enhance our market position and provide us with expertise that we believe will be increasingly important as the healthcare market evolves. We enjoy an established reputation in our communities for high quality care due to our commitment to delivering a patient-centered experience in a highly reliable environment of care. Our significant scale, range of services, quality reputation and focus on helping our communities achieve “health for life” provide us with significant competitive advantages and growth opportunities in our chosen markets. We have recently executed a number of acquisitions that position us well in new markets and enhance our position in current markets and that we believe will result in attractive growth opportunities for us. During the year ended June 30, 2010 and the six months ended December 31, 2010, we generated total revenues of $3,376.9 million and $1,874.5 million, respectively. During the same periods, we generated Adjusted EBITDA of $326.6 million and $164.1 million, respectively. See “— Summary Historical Financial and Other Data” for a reconciliation of net income (loss) attributable to Vanguard Health Systems, Inc. stockholders to Adjusted EBITDA for such periods.

Our hospitals offer a variety of medical and surgical services including emergency services, general surgery, internal medicine, cardiology, obstetrics, orthopedics and neurology, as well as select tertiary services such as open-heart surgery and level II and III neonatal intensive care at certain facilities. In addition, certain of our facilities provide on-campus and off-campus outpatient and ancillary services including outpatient surgery, physical therapy, radiation therapy, diagnostic imaging and laboratory services. Through our health plans segment, we operate three managed care health plans in Arizona and Illinois that together served approximately 242,700 members as of December 31, 2010. On a pro forma basis including the results of the Acquisitions, 85.5% of our total revenues for the six months ended December 31, 2010 were derived from our acute care services segment.

Central to our strategy is our focus on building and operating regionally-focused integrated healthcare delivery networks that are recognized for providing high-performance and patient-centered care. We have instituted several corporate and regional initiatives that we believe will enhance our leading reputation in the markets we serve and lead to sustainable growth. We intend to continue to grow our business by pursuing in-market expansion initiatives in our current markets, capitalizing on the growth opportunities provided by our recent acquisitions, driving physician collaboration and alignment, leveraging our health plans and pursuing selective acquisitions that fit our strategic profile and operating strategies.

Our History and Sponsors

On September 23, 2004, pursuant to an agreement and plan of merger among us, VHS Holdings LLC and Health Systems Acquisition Corp., a newly formed Delaware corporation, The Blackstone Group, together with its affiliates (collectively, “Blackstone”), acquired securities representing a majority of our common equity. In connection with the merger, Morgan Stanley Capital Partners, together with its affiliates (collectively, “MSCP”, and collectively with Blackstone, the “Sponsors”), certain senior members of management and certain other shareholders contributed a portion of the consideration they received in the merger to acquire equity interests in us. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.” Immediately after completion of the Recapitalization, Blackstone, MSCP (together with Baptist Health Services, which purchased $5.0 million of our equity interests in connection with the merger) and certain members of management held approximately 66.1%, 18.0% and 15.9%, respectively, of the common equity of Vanguard.

Since the Recapitalization, we have achieved significant financial, quality, service capability and operational efficiency improvements in our hospitals and have materially increased our total revenues, Adjusted EBITDA and cash flows from operating activities. Additionally, we have invested substantially in clinical information technology and increased our corporate and regional resources dedicated to physician alignment, nurse workforce and healthcare delivery services.

Our Industry

We believe efficient and well-capitalized operators of integrated healthcare delivery networks are favorably positioned to benefit from current industry trends, including:

•	Growing need for healthcare services. The U.S. Census Bureau estimates that the number of individuals age 65 and older has grown 1.3% compounded annually over the past 20 years and is expected to grow 3.0% compounded annually over the next 20 years, approximately three times faster than the overall population. We believe the anticipated increase in the number of individuals age 65 and older, together with expansion of health coverage, increased prevalence of chronic conditions such as diabetes and advances in technology will drive demand for our specialized medical services and generally favor providers that possess integrated networks and a wide array of services and capabilities.

•	Growing premium on high-performance, patient-centered care networks. The U.S. healthcare system continues to evolve in a manner that places an increasing emphasis on high-performance, patient-centered care supported by robust information technology and effective care coordination. We believe our focus on developing clinically integrated, comprehensive healthcare delivery networks, commitment to patient-centered care, our experience with risk-based contracting and our experienced management team position us well to respond to these emerging trends and manage the changing healthcare regulatory and reimbursement environment.

•	Impact of health reform. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), is expected to have a substantial impact on the healthcare industry. We believe the expansion of insurance coverage mandated by the Health Reform Law will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured. Conversely, the contemplated reductions in the growth in Medicare payments and the decreases in disproportionate share hospital payments will adversely affect our government reimbursement. Significant uncertainty regarding the ultimate implementation of the Health Reform Law remains and therefore we are unable to predict its net impact on us. However, due to attributes such as our high-quality, patient-centered care model, well-developed integrated care networks and our alignment with physicians, we believe that we are well positioned to respond effectively to the opportunities and challenges presented by this important legislation.

Our Competitive Strengths

We believe the significant factors that will enable us to successfully implement our mission and business strategies include the following:

•	Attractive markets with substantial growth opportunities. We have established a significant presence in five large urban and suburban markets with attractive demographics, competitive landscapes, payer mixes and opportunities for expansion. We enjoy leading positions and unique capabilities in many of our markets and have attractive opportunities across our portfolio to expand our service capabilities to drive additional growth and market penetration.

•	Regionally-focused integrated care networks. We provide a broad range of services in all of our markets through established networks of acute care and specialty hospitals and complementary outpatient facilities. We believe our network approach allows us to more effectively collaborate with physicians and tailor our services to meet the needs of a broader population and enhance our market share. Additionally, we believe a broader network presence provides us with certain competitive advantages, particularly our ability to attract payers and recruit physicians and other medical personnel.

•	Comprehensive portfolio of attractive facilities. We have invested substantially to enhance the quality and range of services provided at our facilities. We believe that, as a result of our significant capital investments in our facilities, we have established a positive reputation among patients and referral sources, and are well positioned to attract leading physicians and other highly skilled healthcare professionals in our communities.

•	Focus on high-quality, patient-centered care. We are focused on providing high-performance, patient-centered care in our communities. Central to this mission is a significant focus on clinical quality, where we have implemented several initiatives to maintain and enhance our delivery of exceptional care. Likewise, we have made significant investments in providing a patient-centered experience and driving high patient satisfaction.

•	Track record of consistent organic growth and cash flows. Most of our growth during the past five years has been achieved by enhancing and expanding our services, improving our revenues and managing our costs in our existing markets. Through these efforts, we have generated consistent organic growth and strong cash flows, and our performance has enabled us to invest significant capital in our markets and facilities.

•	Leverage our health plan capabilities. We operate strategically-important health plans in Arizona and Illinois that we believe provide us with differentiated capabilities in these markets and enable us to develop experience and competencies that we expect to become increasingly important as the healthcare system evolves.

•	Proven ability to complete and integrate acquisitions. Since our founding in 1997, we have expanded our operations by acquiring hospital systems that fit our strategic profile and operating strategies. We have demonstrated a consistent ability to leverage our experience, access to capital, transformative clinical and business approaches and other capabilities to enhance the profitability of our acquired hospital systems and execute in-market development activities to expand our market presence and accelerate growth. For example, we acquired the Baptist Health System in San Antonio, Texas in 2003 with 1,537 licensed beds and annual revenues of approximately $431.0 million. For the fiscal year ended June 30, 2010, Baptist Health System had grown to 1,753 licensed beds and annual revenues of approximately $905.0 million.

•	Experienced and incentivized management team. Our senior management team has an average of more than 20 years of experience in the healthcare industry and a proven track record of executing on strategic acquisitions and achieving strong operating results. Our management team collectively owns a substantial percentage of our equity, providing strong alignment with the long-term interests of stockholders.

Our Growth Strategy

The key elements of our strategy to achieve our mission and generate sustainable growth are outlined below:

•	Pursue growth opportunities in established markets. We continuously work to identify services that are in demand in the communities we serve that we do not provide or provide only on a limited basis. When such opportunities are identified, we employ a number of strategies to respond, including facility development, outpatient strategies and physician recruiting. Where appropriate, we will also make selective acquisitions. Recent examples include the acquisition of Arizona Heart Hospital and Arizona Heart Insititute in Phoenix, Arizona, the acquisition of West Suburban Hospital and Westlake Hospital in Chicago, Illinois and the construction of the new Mission Trail Baptist Hospital in San Antonio, Texas.

•	Capitalize on recent acquisitions. We have completed or announced several acquisitions recently that enhance our capabilities in existing markets and position us well in new markets. For example, through our acquisition of West Suburban Medical Center and Westlake Hospital and our pending acquisition of Holy Cross Hospital, we have substantially expanded our presence in the greater Chicago market. Additionally, we acquired The Detroit Medical Center, which we believe provides us a unique growth opportunity in a new market, including by expanding services.

•	Continue to strengthen our market presence and leading reputation. We intend to position ourselves to thrive in a changing healthcare environment by continuing to build and operate high-performance, patient-centered care networks, fully engaging in health and wellness, and enhancing our strong reputation in our markets. We believe these efforts, together with our local presence and trust, national scale and access to capital, will enable us to advance our reputation and generate sustainable growth.

•	Drive physician collaboration and alignment. We believe that we must work collaboratively with physicians to provide clinically superior healthcare services. Since the beginning of fiscal year 2009, we have recruited a significant number of physicians and have implemented multiple initiatives to effectively align the interests of all patient caregivers. In addition, we are aligning with our physicians to participate in various forms of risk contracting, including pay for performance programs, bundled payments and, eventually, global risk.

•	Leverage our health plan capabilities. We operate strategically-important health plans in Arizona and Illinois that we believe provide us with differentiated capabilities in these markets and enable us to develop experience and competencies that we expect to become increasingly important as the healthcare system evolves.

•	Pursue selective acquisitions. We believe that our foundation built on patient-centered healthcare and clinical quality and efficiency in our existing markets will give us a competitive advantage in expanding our services in these and other markets through acquisitions or partnering opportunities. We continue to monitor opportunities to acquire hospitals or systems that strategically fit our vision and long-term strategies.

Risk Factors

Our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the healthcare industry. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to participate in the exchange offers. Some of the more significant risks to our success include the following:

•	The current challenging economic environment could materially adversely affect our financial position, results of operations or cash flows, and we are unsure whether these conditions will improve in the near future.

•	If we are unable to enter into favorable contracts with managed care plans, our operating revenues may be reduced.

•	Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments.

•	We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

•	Our substantial debt could limit our ability to pursue our growth strategy.

•	Our debt agreements contain restrictions that may limit our flexibility in operating our business.

•	We face intense competition that could limit our growth opportunities.

•	Legal proceedings and governmental investigations could negatively impact our business.

In addition, it is difficult to predict the impact on our Company of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual and potentially delayed implementation, pending court challenges, and possible amendment, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the law. Because of the many variables involved, we are unable to predict the net effect on the Company of the Health Reform Law’s planned reductions in the growth of Medicare payments, the expected increases in our revenues from providing care to previously uninsured individuals, and numerous other provisions in the law that may affect us.

Our Recent Acquisitions

The Detroit Medical Center

Effective January 1, 2011, we purchased substantially all of the assets of The Detroit Medical Center, a Michigan non-profit corporation, and certain of its affiliates (collectively, “DMC”), which assets consist primarily of eight acute care and specialty hospitals with a combined 1,734 beds in the Detroit, Michigan metropolitan area and related healthcare facilities. The cash purchase price for the acquired DMC assets paid at closing was $368.1 million and was funded with cash on hand. We also committed to spend $350.0 million during the five years subsequent to closing for the routine capital needs of the DMC facilities and an additional $500.0 million in capital expenditures during this same five-year period, which latter amount relates to a specific project list agreed to between the DMC board of representatives and us.

See “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus for information regarding the impact of this acquisition on us.

The Resurrection Facilities

On August 1, 2010, we completed the purchase of Westlake Hospital and West Suburban Medical Center (the “Resurrection Facilities”) in the western suburbs of Chicago, Illinois, from Resurrection Health Care for a purchase price of approximately $45.3 million. Westlake Hospital is a 225-bed acute care facility located in Melrose Park, Illinois, and West Suburban Medical Center is a 233-bed acute care facility located in Oak Park, Illinois. Both of these facilities are located less than seven miles from our MacNeal Hospital and will enable us to achieve a market presence in the western suburban area of Chicago. We expect the addition of these hospitals will allow us to provide services in those communities in a more efficient manner.

See “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus for information regarding the impact of this acquisition on us.

Arizona Heart Hospital and Arizona Heart Institute

During October 2010, we completed the purchase of certain assets and liabilities of the 59-bed Arizona Heart Hospital and of the Arizona Heart Institute, both located in Phoenix, Arizona, for an aggregate purchase price of approximately $39.0 million, which we funded with cash on hand. We expect these acquisitions to provide a base upon which to formalize and expand a market-wide cardiology service strategy within the communities of metropolitan Phoenix that we serve.

Recent Developments

In December 2010, it was announced that we had entered into a definitive purchase agreement to acquire Holy Cross Hospital, a not-for-profit Catholic hospital. Holy Cross Hospital is a 274-bed hospital located in southwest Chicago, Illinois. Holy Cross Hospital generated revenues of approximately $115.0 million during its most recent fiscal year.

In February 2011, it was announced that we had entered into a non-binding letter of intent to form a joint venture with Valley Baptist Health System in the Rio Grande Valley of Texas to own and operate its existing health system. The system includes two hospitals, with a combined 866 licensed beds, located in Harlingen and Brownsville, a health plan and related ancillary services. Valley Baptist generated revenues of approximately $527.0 million during its most recent fiscal year.

On April 15, 2011, a registration statement relating to a proposed initial public offering of shares of our common stock was filed with the Securities and Exchange Commission but has not yet become effective. Such shares of our common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Corporate Information

Each of Vanguard, VHS Holdco II and VHS Holdco II Inc. is organized under the laws of the State of Delaware. Each of their principal executive offices is located at 20 Burton Hills Boulevard, Nashville, Tennessee 37215, and their telephone number is (615) 665-6000. Our website address is www.vanguardhealth.com. The information on our website is not part of this prospectus.

Organizational Structure

The diagram below depicts our organizational structure immediately following the completion of the exchange offers.

(1)	Includes Baptist Health Foundation of San Antonio, an affiliate of the former owner of our division, Baptist Health Systems of San Antonio, Texas, that owns approximately 0.7% of our common stock and certain non-management associates of management.

(2)	Does not include the equity incentive units in VHS Holdings LLC purchased by certain members of our management in September 2004.

(3)	On April 15, 2011, a registration statement relating to a proposed initial public offering of shares of our common stock was filed with the Securities and Exchange Commission but has not yet become effective. Such shares of our common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. In connection with such initial public offering of shares of our common stock, we may merge VHS Holdings LLC with and into Vanguard with Vanguard as the surviving corporation and the holders of membership units of VHS Holdings LLC would receive shares of common stock, restricted stock and/or options to purchase common stock of Vanguard.

(4)	Blackstone purchased in September 2004 (a) approximately $369.9 million aggregate amount of Class A membership units of VHS Holdings LLC and (b) approximately $125.0 million of common stock of Vanguard.

(5)	VHS Holdco II, Inc. is a wholly owned subsidiary of VHS Holdco II, existing solely for the purpose of serving as co-issuer of the (i) $950.0 million aggregate principal amount of 8% senior notes issued on January 29, 2010, an additional $225.0 million aggregate principal amount of 8% senior notes issued on July 14, 2010 and (ii) $350.0 million aggregate principal amount of 7.750% senior notes issued on January 26, 2011. It does not have any operations or assets and does not generate any revenues.

(6)	VHS Holdco II is the borrower under our credit facilities which consist of an $815.0 million senior secured term loan facility maturing in January 2016 (the “2010 Term Loan Facility”) and a $260.0 million senior secured revolving credit facility maturing in January 2015 (the “2010 Revolving Facility” and, together with the 2010 Term Loan Facility, the “2010 Credit Facilities”). The 2010 Revolving Facility is currently undrawn except for $37.1 million of outstanding letters of credit.

(7)	Most of our wholly-owned domestic subsidiaries guarantee the 2010 Credit Facilities, the outstanding 8% senior notes and the outstanding 7.750% senior notes and will guarantee the 8% senior exchange notes and the 7.750% senior exchange notes.

The Exchange Offers

On January 29, 2010, we completed a private offering of $950,000,000 aggregate principal amount of our 8% Senior Notes due 2018 (the “original 8% senior notes”). On May 7, 2010, we exchanged $949,675,000 aggregate principal amount of 8% Senior Notes due 2018 that were registered under the Securities Act for $949,675,000 aggregate principal amount of the original 8% senior notes, after which exchange offer $325,000 aggregate principal amount of the original 8% senior notes remained outstanding (the “remaining 8% senior notes”). On July 14, 2010, we completed a private offering of an additional $225,000,000 aggregate principal amount of our 8% Senior Notes due 2018 (the “additional 8% senior notes”). The outstanding 8% senior notes, for which we are offering to exchange the 8% senior exchange notes, consist of the remaining 8% senior notes and the additional 8% senior notes. On January 26, 2011, we completed private offerings of the outstanding 7.750% senior notes and the outstanding senior discount notes. We entered into registration rights agreements with the initial purchasers of the outstanding notes in which we agreed to deliver to you this prospectus and to complete exchange offers for the outstanding notes. Below is a summary of the exchange offers.

8% Senior Notes

Outstanding 8% Senior Notes	$225,325,000 aggregate principal amount of 8% Senior Notes due 2018, which were issued on January 29, 2010 and July 14, 2010.

8% Senior Exchanges Notes	Up to $225,325,000 aggregate principal amount of 8% Senior Notes due 2018, which have been registered under the Securities Act. The form and terms of the 8% senior exchange notes are identical in all material respects to those of the outstanding 8% senior notes, except that the transfer restrictions and registration rights relating to the outstanding 8% senior notes do not apply to the 8% senior exchange notes.

8% Senior Notes Exchange Offer	We are offering to issue up to $225,325,000 aggregate principal amount of the 8% senior exchange notes in exchange for a like principal amount of the outstanding 8% senior notes to satisfy our obligations under the registration rights agreement that was executed when the outstanding 8% senior notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act. Outstanding 8% senior notes may be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the 8% senior exchange notes promptly after expiration of the 8% senior notes exchange offer. See “The Exchange Offers — The 8% Senior Notes Exchange Offer — Terms of the 8% Senior Notes Exchange Offer”.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2011, unless we decide to extend it.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred to you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes, which prospectus delivery requirements may be satisfied by delivery of a copy of this prospectus. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate

• does not acquire exchange notes in its ordinary course of business; or

• tenders its outstanding notes in the applicable exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes in a secondary resale transaction cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available July 2, 1993), and Shearman & Sterling or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes in a secondary resale transaction containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

Procedures for Tendering Outstanding 8% Senior Notes	To participate in the 8% senior notes exchange offer, you must complete, sign and date the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the outstanding 8% senior notes that you wish to exchange, to U.S. Bank National Association, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding 8% senior notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding 8% senior notes are held through The Depository Trust Company, or DTC, and you wish to participate in the 8% senior notes exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

(1) you are not our affiliate within the meaning of Rule 405 under the Securities Act;

(2) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

(3) you are acquiring the exchange notes in the ordinary course of business.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding 8% senior notes, we urge you to contact that person promptly to tender your outstanding 8% senior notes in the exchange offer.

For more information on tendering your outstanding 8% senior notes, see “The Exchange Offers — The 8% Senior Notes Exchange Offer — Terms of the 8% Senior Notes Exchange Offer,” “— Procedures for Tendering” and “— Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding 8% senior notes and you cannot get your required documents to the exchange agent on time, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you may tender your outstanding 8% senior notes according to the guaranteed delivery procedures described in “8% Senior Notes Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding 8% senior notes at any time prior to the expiration date of the 8% senior notes exchange offer. To withdraw, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 11:59 p.m., New York City time, on the expiration date of the 8% senior notes exchange offer.

Acceptance of Outstanding 8% Senior Notes and Delivery of 8% Senior Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding 8% senior notes, we will accept any and all outstanding 8% senior notes that you properly tender in the 8% senior notes exchange offer on or before 11:59 p.m., New York City time, on the expiration date. We will return any outstanding 8% senior notes that we do not accept for exchange to you as promptly as practicable after the expiration date and acceptance of the outstanding 8% senior notes for exchange. See “The Exchange Offers — The 8% Senior Notes Exchange Offer — Terms of the 8% Senior Notes Exchange Offer.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner whose outstanding 8% senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding 8% senior notes in the 8% senior notes exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding 8% senior notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. See “The Exchange Offers — The 8% Senior Notes Exchange Offer — Procedure if the Outstanding Notes Are Not Registered in Your Name,” and

“— Beneficial Owner Instructions to Holders of Outstanding Notes.” The transfer of registered ownership may take considerable time and may not be possible to complete before the expiration date.

Broker-Dealers	Broker-dealers who acquired outstanding 8% senior notes from us in the initial offering are not eligible to participate in the 8% senior notes exchange offer with respect to such outstanding 8% senior notes. Any broker-dealer who holds outstanding 8% senior notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding 8% senior notes acquired directly from the Issuers) may exchange such outstanding 8% senior notes pursuant to this 8% senior notes exchange offer so long as the broker-dealer has not entered into any arrangement or understanding with either the Issuers or any of their affiliates to distribute the 8% senior exchange notes; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the 8% senior exchange notes received by such broker-dealer in the 8% senior notes exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. See “Plan of Distribution.”

Fees and Expenses	We will bear all expenses related to the 8% senior notes exchange offer. See “The Exchange Offers — The 8% Senior Notes Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the 8% senior exchange notes. We are making this 8% senior notes exchange offer solely to satisfy our obligations under the registration rights agreement.

Conditions to the 8% Senior Notes Exchange Offer	The 8% senior notes exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offers — The 8% Senior Notes Exchange Offer — Certain Conditions to the 8% Senior Notes Exchange Offer” for more information regarding the conditions to the exchange offer.

Consequences of Failure to Exchange Outstanding 8% Senior Notes	Outstanding 8% senior notes that have not been registered under the Securities Act and are not tendered in the 8% senior notes exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer and you will no longer be able to require us to register the outstanding 8% senior notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer such outstanding notes unless we have registered such outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer such outstanding notes under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, after the consummation of the 8% senior notes exchange offer, it is anticipated that the outstanding principal amount of the 8% senior notes available for trading will be significantly reduced. The reduced float will adversely affect the liquidity and market price of the outstanding 8% senior notes. A smaller outstanding principal amount of notes available for trading may also tend to make the price more volatile.

U.S. Federal Income Tax Considerations	The exchange of the 8% senior exchange notes for the outstanding 8% senior notes in the 8% senior notes exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Tax Consequences — Exchange of Notes.”

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the 8% senior notes exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: U.S. Bank National Association, 60 Livingston Avenue, St. Paul, MN 55107, Attn: Specialized Finance Dept. Eligible institutions may make requests by facsimile at (651) 495-8158.

7.750% Senior Notes

Outstanding 7.750% Senior Notes	$350 million aggregate principal amount of 7.750% Senior Notes due 2019, which were issued on January 26, 2011.

7.750% Senior Exchanges Notes	Up to $350 million aggregate principal amount of 7.750% Senior Notes due 2019, which have been registered under the Securities Act. The form and terms of the 7.750% senior exchange notes are identical in all material respects to those of the outstanding 7.750% senior exchange notes, except that the transfer restrictions and registration rights relating to the outstanding 7.750% senior notes do not apply to the 7.750% senior exchange notes.

7.750% Senior Notes Exchange Offer	We are offering to issue up to $350 million aggregate principal amount of the 7.750% senior exchange notes in exchange for a like principal amount of the outstanding 7.750% senior notes to satisfy our obligations under the registration rights agreement that was executed when the outstanding 8% senior notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act. Outstanding 7.750% senior notes may be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the 7.750% senior exchange notes promptly after expiration of the 7.750% senior notes exchange offer. See “The Exchange Offers — The 7.750% Senior Notes Exchange Offer — Terms of the 7.750% Senior Notes Exchange Offer”.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2011, unless we decide to extend it.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred to you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes, which prospectus delivery requirements may be satisfied by delivery of a copy of this prospectus. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate

• does not acquire exchange notes in its ordinary course of business; or

• tenders its outstanding notes in the applicable exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes in a secondary resale transaction cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available July 2, 1993), and Shearman & Sterling or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes in a secondary resale transaction containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

Procedures for Tendering Outstanding 7.750% Senior Notes	To participate in the 7.750% senior notes exchange offer, you must complete, sign and date the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the outstanding 7.750% senior notes that you wish to exchange, to U.S. Bank National Association, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding 7.750% senior notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding 7.750% senior notes are held through DTC, and you wish to participate in the 7.750% senior notes exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

(1) you are not our affiliate within the meaning of Rule 405 under the Securities Act;

(2) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

(3) you are acquiring the exchange notes in the ordinary course of business.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding 7.750% senior notes, we urge you to contact that person promptly to tender your outstanding notes in the exchange offer.

For more information on tendering your outstanding 7.750% senior notes, see “The Exchange Offers — The 7.750% Senior Notes Exchange Offer — Terms of the 7.750% Senior Notes Exchange Offer,” “— Procedures for Tendering” and ‘‘— Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding 7.750% senior notes and you cannot get your required documents to the exchange agent on time, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you may tender your outstanding 7.750% senior notes according to the guaranteed delivery procedures described in “The Exchange Offers — The 7.750% Senior Notes Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding 7.750% senior notes at any time prior to the expiration date of the 7.750% senior notes exchange offer. To withdraw, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 11:59 p.m., New York City time, on the expiration date of the 7.750% senior notes exchange offer.

Acceptance of Outstanding 7.750% Senior Notes and Delivery of 7.750% Senior Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding 7.750% senior notes, we will accept any and all outstanding 7.750% senior notes that you properly tender in the 7.750% senior notes exchange offer on or before 11:59 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you as promptly as practicable after the expiration date and acceptance of the outstanding 7.750% senior notes for exchange. See “The Exchange Offers — The 7.750% Senior Notes Exchange Offer — Terms of the 7.750% Senior Notes Exchange Offer.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner whose outstanding 7.750% senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding 7.750% senior notes in the 7.750% senior notes exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding 7.750% senior notes in your name or obtain a properly completed bond power from the registered holder. See “The Exchange Offers — The 7.750% Senior Notes Exchange Offer — Procedure if the Outstanding Notes Are Not Registered in Your Name,” and “— Beneficial Owner Instructions to Holders of Outstanding Notes.” The transfer of registered ownership may take considerable time and may not be possible to complete before the expiration date.

Broker-Dealers	Broker-dealers who acquired outstanding 7.750% senior notes from us in the initial offering are not eligible to participate in the 7.750% senior notes exchange offer with respect to such outstanding 7.750% senior notes. Any broker-dealer who holds outstanding 7.750% senior notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding 7.750% senior notes acquired directly from the Issuers) may exchange such outstanding 7.750% senior notes pursuant to this 7.750% senior notes exchange offer so long as the broker-dealer has not entered into any arrangement or understanding with either the Issuers or any of their affiliates to distribute the 7.750% senior exchange notes; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the 7.750% senior exchange notes received by such broker-dealer in the 7.750% senior notes exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. See “Plan of Distribution.”

Fees and Expenses	We will bear all expenses related to the 7.750% senior notes exchange offer. See “The Exchange Offers — The 7.750% Senior Notes Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the 7.750% senior exchange notes. We are making this 7.750% senior notes exchange offer solely to satisfy our obligations under the registration rights agreement.

Conditions to the 7.750% Senior Notes Exchange Offer	The 7.750% senior notes exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offers — The 7.750% Senior Notes Exchange Offer — Certain Conditions to the 7.750% Senior Notes Exchange Offer” for more information regarding the conditions to the exchange offer.

Consequences of Failure to Exchange Outstanding 7.750% Senior Notes	Outstanding 7.750% senior notes that are not tendered in the 7.750% senior notes exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer and you will no longer be able to require us to register the outstanding 7.750% senior notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding 7.750% senior notes unless we have registered the outstanding 7.750% senior notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer the outstanding 7.750% senior notes under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, after the consummation of the 7.750% senior notes exchange offer, it is anticipated that the outstanding principal amount of the 7.750% senior notes available for trading will be significantly reduced. The reduced float will adversely affect the liquidity and market price of the outstanding 7.750% senior notes. A smaller outstanding principal amount of notes available for trading may also tend to make the price more volatile.

U.S. Federal Income Tax Considerations	The exchange of the 7.750% senior exchange notes for the outstanding 7.750% senior notes in the 7.750% senior notes exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Tax Consequences — Exchange of Notes.”

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the 7.750% senior notes exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: U.S. Bank National Association, 60 Livingston Avenue, St. Paul, MN 55107, Attn: Specialized Finance Dept. Eligible institutions may make requests by facsimile at (651) 495-8158.

Senior Discount Notes

Outstanding Senior Discount Notes	10.375%% Senior Discount Notes due 2016, which were issued on January 26, 2011.

Senior Discount Exchanges Notes	10.375% Senior Discount Notes due 2016, which have been registered under the Securities Act. The form and terms of the senior discount exchange notes are identical in all material respects to those of the outstanding senior discount notes, except that the transfer restrictions and registration rights relating to the outstanding senior discount notes do not apply to the senior discount exchange notes.

Senior Discount Notes Exchange Offer	We are offering to exchange the senior discount exchange notes in exchange for a like principal amount at maturity of the outstanding senior discount notes to satisfy our obligations under the registration rights agreement that was executed when the outstanding senior discount notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act. Outstanding senior discount notes may be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue the senior discount exchange notes promptly after expiration of the exchange offer. See “The Exchange Offers — The Senior Discount Notes Exchange Offer — Terms of the Senior Discount Exchange Offer”.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2011, unless we decide to extend it.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred to you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes, which prospectus delivery requirements may be satisfied by delivery of a copy of this prospectus. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate

• does not acquire exchange notes in its ordinary course of business; or

• tenders its outstanding notes in the applicable exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes in a secondary resale transaction cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available July 2, 1993), and Shearman & Sterling or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes in a secondary resale transaction containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

Procedures for Tendering Outstanding Senior Discount Notes	To participate in the senior discount notes exchange offer, you must complete, sign and date the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the outstanding senior discount notes that you wish to exchange, to U.S. Bank National Association, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding senior discount notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding senior discount notes are held through DTC, and you wish to participate in the senior discount notes exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

(1) you are not our affiliate within the meaning of Rule 405 under the Securities Act;

(2) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

(3) you are acquiring the exchange notes in the ordinary course of business.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding senior discount notes, we urge you to contact that person promptly to tender your outstanding senior discount notes in the senior discount notes exchange offer.

For more information on tendering your outstanding notes, see “The Exchange Offers — The Senior Discount Notes Exchange Offer — Terms of the Senior Discount Notes Exchange Offer,” “— Procedures for Tendering” and “— Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding senior discount notes and you cannot get your required documents to the exchange agent on time, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you may tender your outstanding senior discount notes according to the guaranteed delivery procedures described in “Senior Discount Notes Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding senior discount notes at any time prior to the expiration date of the senior discount notes exchange offer. To withdraw, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 11:59 p.m., New York City time, on the expiration date of the senior discount notes exchange offer.

Acceptance of Outstanding Senior Discount Notes and Delivery of Senior Discount Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding senior discount notes, we will accept any and all outstanding senior discount notes that you properly tender in the senior discount notes exchange offer on or before 11:59 p.m., New York City time, on the expiration date. We will return any outstanding senior discount notes that we do not accept for exchange to you as promptly as practicable after the expiration date and acceptance of the outstanding senior discount notes for exchange. See “The Exchange Offers — The Senior Discount Notes Exchange Offer — Terms of the Senior Discount Notes Exchange Offer.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner whose outstanding senior discount notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding senior discount notes in the senior discount notes exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding senior discount notes, either make appropriate arrangements to register ownership of the outstanding senior discount notes in your name or obtain a properly completed bond power from the registered holder. See “The Exchange Offers — The Senior Discount Notes Exchange Offer — Procedure if the Outstanding Notes Are Not Registered in Your Name,” and “— Beneficial Owner Instructions to Holders of Outstanding Notes.” The transfer of registered ownership may take considerable time and may not be possible to complete before the expiration date.

Broker-Dealers	Broker-dealers who acquired outstanding senior discount notes from us in the initial offering are not eligible to participate in the senior discount exchange offer with respect to such outstanding senior discount notes. Any broker-dealer who holds outstanding senior discount notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding senior discount notes acquired directly from Vanguard) may exchange such outstanding senior discount notes pursuant to this senior discount notes exchange offer so long as the broker-dealer has not entered into any arrangement or understanding with either Vanguard or any of its affiliates to distribute the senior discount exchange notes; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the senior discount exchange notes received by such broker-dealer in the senior discount notes exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. See “Plan of Distribution.”

Fees and Expenses	We will bear all expenses related to the senior discount notes exchange offer. See “The Exchange Offers — The Senior Discount Notes Exchange Offer — Fees and Expenses.”

Use of Proceeds	There will be no cash proceeds from the exchange offers.

Conditions to the Senior Discount Notes Exchange Offer	The senior discount notes exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offers — The Senior Discount Notes Exchange Offer — Certain Conditions to the Senior Discount Notes Exchange Offer” for more information regarding the conditions to the exchange offer.

Consequences of Failure to Exchange Outstanding Senior Discount Notes	Outstanding senior discount notes that are not tendered in the senior discount notes exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer and you will no longer be able to require us to register the outstanding senior discount notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding senior discount notes unless we have registered the outstanding senior discount notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer the outstanding senior discount notes under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, after the consummation of the senior discount notes exchange offer, it is anticipated that the outstanding principal amount at maturity of the outstanding senior discount notes available for trading will be significantly reduced. The reduced float will adversely affect the liquidity and market price of the outstanding senior discount notes. A smaller outstanding principal amount of notes available for trading may also tend to make the price more volatile.

U.S. Federal Income Tax Considerations	The exchange of the senior discount exchange notes for the outstanding senior discount notes in the senior discount notes exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Tax Consequences — Exchange Offer.”

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the senior discount notes exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: U.S. Bank National Association, 60 Livingston Avenue, St. Paul, MN 55107, Attn: Specialized Finance Dept. Eligible institutions may make requests by facsimile at (651) 495-8158.

The Exchange Notes

The exchange notes will be identical to the outstanding notes except that the exchange notes have been registered under the Securities Act and will not have restrictions on transfer or registration rights. The exchange notes will evidence the same debt as the outstanding notes, and the same indentures will govern the exchange notes and the outstanding notes.

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of 8% Senior Exchange Notes”, “Description of 7.750% Senior Exchange Notes” and “Description of Senior Discount Exchange Notes”, sections of this prospectus contain a more detailed description of the terms and conditions of the exchange notes.

8% Senior Exchange Notes

Issuers	VHS Holdco II and Vanguard Holding Company II, Inc. (the “Issuers”).

Notes Offered	$225,325,000 aggregate principal amount of senior notes due 2018.

Maturity	February 1, 2018.

Interest	The 8% senior exchange notes will bear interest at a rate of 8% per annum.

The Issuers will pay interest on the 8% senior exchange notes semi-annually, in cash in arrears, on February 1 and August 1 of each year, commencing August 1, 2010.

Guarantors	All payments on the 8% senior exchange notes, including principal and interest, will be guaranteed jointly and severally on a senior basis by Vanguard and VHS Holdco I and each domestic restricted subsidiary of VHS Holdco II that guarantees the obligations of any borrower under the 2010 Credit Facilities. The guarantee by Vanguard is being provided as a holding company guarantee solely for the purpose of allowing the Issuers to satisfy their reporting obligations under the indenture governing the exchange notes by furnishing financial information relating to Vanguard and, accordingly, you should not assign any value to this guarantee.

Ranking	The 8% senior exchange notes will be the Issuers’ unsecured senior obligations and will:

• rank pari passu in right of payment with any existing and future senior unsecured indebtedness of the Issuers;

• rank senior in right of payment to all existing and future subordinated indebtedness of the Issuers;

• be effectively subordinated in right of payment to any secured indebtedness of the Issuers (including indebtedness under the 2010 Credit Facilities) to the extent of the value of the assets securing such indebtedness; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of either Issuer that is not a guarantor of the senior notes.

As of December 31, 2010, on an as adjusted basis after giving effect to the Acquisitions, we would have had approximately $2,774.3 million of total indebtedness outstanding (including the 8% senior notes), $810.9 million of which would have been secured indebtedness. In addition, we would have had an additional $222.9 million of secured indebtedness available for borrowing under the 2010 Revolving Facility after taking into account $37.1 million of outstanding letters of credit.

Our non-guarantor subsidiaries accounted for $1,001.3 million, or 27.9%, of our total revenues for the twelve months ended December 31, 2010, $257.4 million, or 8.7%, of our assets (excluding intercompany receivables) as of December 31, 2010, and $241.4 million, or 8.9%, of our liabilities (excluding intercompany liabilities) as of December 31, 2010.

Optional Redemption	The 8% senior exchange notes will be redeemable, in whole or in part, at any time on or after February 1, 2014, at the redemption prices specified under “Description of 8% Senior Exchange Notes — Optional Redemption.” In addition, the Issuers may redeem up to 35% of the 8% senior exchange notes before February 1, 2013 with the net cash proceeds from certain equity offerings at a price equal to 108.000% of the principal amount thereof, together with accrued and unpaid interest, if any, thereon. The Issuers may also redeem some or all of the 8% senior exchange notes before February 1, 2014 at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, together with accrued and unpaid interest, if any, thereon.

Change of Control	Upon the occurrence of certain change of control events, the Issuers must offer to purchase the 8% senior exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, thereon. For more details, you should read “Description of 8% Senior Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the 8% senior exchange notes contains covenants that limit, among other things, the ability of the Issuers and their restricted subsidiaries to:

• incur additional indebtedness or issue certain preferred stock;

• pay dividends on or make other distributions or repurchase our capital stock or make other restricted payments;

• make investments;

• limit dividends or other payments by restricted subsidiaries to VHS Holdco II or other restricted subsidiaries;

• create liens on pari passu or subordinated indebtedness without securing the notes;

• sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of our assets;

• enter into certain transactions with affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

Form and denomination	The 8% senior exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 8% senior exchange notes will be book-entry only and registered in the name of a nominee of DTC.

No Prior Market	The 8% senior exchange notes will be new securities for which there is no market. Although the initial purchasers of the outstanding 8% senior notes have advised us that they currently intend to make a market in the 8% senior exchange notes, they are not obligated to do so, and any market making with respect to the 8% senior exchange notes may be discontinued without notice. We do not intend to list the 8% senior exchange notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for the 8% senior exchange notes will develop or be maintained.

Use of Proceeds	There will be no cash proceeds from the exchange offers.

7.750% Senior Exchange Notes

Issuers	VHS Holdco II and Vanguard Holding Company II, Inc. (the “Issuers”).

Notes Offered	$350,000,000 aggregate principal amount of senior notes due 2019.

Maturity	February 1, 2019.

Interest	The 7.750% senior exchange notes will bear interest at a rate of 7.750% per annum.

The Issuers will pay interest on the 7.750% senior exchange notes semi-annually, in cash in arrears, on February 1 and August 1 of each year, commencing August 1, 2011.

Guarantors	All payments on the 7.750% senior exchange notes, including principal and interest, will be guaranteed jointly and severally on a senior basis by Vanguard and VHS Holdco I and each domestic restricted subsidiary of VHS Holdco II that guarantees the obligations of any borrower under the 2010 Credit Facilities. The guarantee by Vanguard is being provided as a holding company guarantee solely for the purpose of allowing the Issuers to satisfy their reporting obligations under the indenture governing the exchange notes by furnishing financial information relating to Vanguard and, accordingly, you should not assign any value to this guarantee.

Ranking	The 7.750% senior exchange notes will be the Issuers’ unsecured senior obligations and will:

• rank pari passu in right of payment with any existing and future senior unsecured indebtedness of the Issuers;

• rank senior in right of payment to all existing and future subordinated indebtedness of the Issuers;

• be effectively subordinated in right of payment to any secured indebtedness of the Issuers (including indebtedness under the 2010 Credit Facilities) to the extent of the value of the assets securing such indebtedness; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of either Issuer that is not a guarantor of the senior notes.

As of December 31, 2010, on an as adjusted basis after giving effect to the Acquisitions, we would have had approximately $2,774.3 million of total indebtedness outstanding (including the 8% senior notes), $810.9 million of which would have been secured indebtedness. In addition, we would have had an additional $222.9 million of secured indebtedness available for borrowing under the 2010 Revolving Facility after taking into account $37.1 million of outstanding letters of credit.

Our non-guarantor subsidiaries accounted for $1,001.3 million, or 27.9%, of our total revenues for the twelve months ended December 31, 2010, $257.4 million, or 8.7%, of our assets (excluding intercompany receivables) as of December 31, 2010, and $241.4 million, or 8.9%, of our liabilities (excluding intercompany liabilities) as of December 31, 2010.

Optional Redemption	The 7.750% senior exchange notes will be redeemable, in whole or in part, at any time on or after February 1, 2014, at the redemption prices specified under “Description of 7.750% Senior Exchange

Notes — Optional Redemption.” In addition, the Issuers may redeem up to 35% of the 7.750% senior exchange notes before February 1, 2014 with the net cash proceeds from certain equity offerings at a price equal to 107.750% of the principal amount thereof, together with accrued and unpaid interest, if any, thereon. The Issuers may also redeem some or all of the 7.750% senior exchange notes before February 1, 2014 at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, together with accrued and unpaid interest, if any, thereon.

Change of Control	Upon the occurrence of certain change of control events, the Issuers must offer to purchase the 7.750% senior exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, thereon. For more details, you should read “Description of 7.750% Senior Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the 7.750% senior exchange notes contains covenants that limit, among other things, the ability of the Issuers and their restricted subsidiaries to:

• incur additional indebtedness or issue certain preferred stock;

• pay dividends on or make other distributions or repurchase our capital stock or make other restricted payments;

• make investments;

• limit dividends or other payments by restricted subsidiaries to VHS Holdco II or other restricted subsidiaries;

• create liens on pari passu or subordinated indebtedness without securing the notes;

• sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of our assets;

• enter into certain transactions with affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

Form and denomination	The 7.750% senior exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 7.750% senior exchange notes will be book-entry only and registered in the name of a nominee of DTC.

No Prior Market	The 7.750% senior exchange notes will be new securities for which there is no market. Although the initial purchasers of the outstanding 7.750% senior notes have advised us that they currently intend to make a market in the 7.750% senior exchange notes, they are not obligated to do so, and any market making with respect to the 7.750% senior exchange notes may be discontinued without notice. We do not intend to list the 7.750% senior exchange notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for the 7.750% senior exchange notes will develop or be maintained.

Use of Proceeds	There will be no cash proceeds from the exchange offers.

Senior Discount Exchange Notes

Issuer	Vanguard Health Systems, Inc.

Notes Offered	$747,219,000 aggregate principal amount at maturity of senior discount notes due 2016.

Maturity	February 1, 2016.

Interest	No cash interest will accrue on the senior discount exchange notes. The senior discount exchange notes accrete at the rate of 10.375% per annum, compounded semi-annually on February 1 and August 1 of each year, such that the accreted value will equal the principal amount at maturity on the maturity date.

Guarantees	The senior discount exchange notes will not be guaranteed by any of Vanguard’s subsidiaries or by any of its direct or indirect parent companies.

Ranking	The senior discount exchange notes will be Vanguard’s unsecured senior obligations and will:

• rank pari passu in right of payment with any existing and future indebtedness of Vanguard that is not, by its terms, expressly subordinated in right of payment to the senior discount exchange notes;

• rank senior in right of payment to any future indebtedness of Vanguard that is, by its terms, expressly subordinated in right of payment to the senior discount exchange notes;

• be effectively subordinated in right of payment to any secured indebtedness of Vanguard to the extent of the assets securing such indebtedness; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of all subsidiaries of Vanguard.

As of December 31, 2010, on an as adjusted basis after giving effect to the Acquisitions and the issuance of the 7.750% senior notes and the outstanding senior discount notes. Vanguard would have had approximately $444.7 million of total indebtedness outstanding, and its subsidiaries would have had approximately $4,289.7 million of indebtedness and other liabilities outstanding.

Optional Redemption	The senior discount exchange notes will be redeemable, in whole or in part, at any time on or after February 1, 2013, at the redemption prices specified under “Description of Senior Discount Exchange Notes — Optional Redemption.” Vanguard may also redeem some or all of the senior discount exchange notes before February 1, 2013 at a redemption price equal to 100% of the accreted value thereof plus a “make-whole” premium, together with accrued and unpaid interest, if any, thereon.

Redemption Upon Certain Equity Issuances	Certain equity offerings will be triggering events which will require us to use the net proceeds to redeem the senior discount exchange notes at 105% of the accreted value thereof, as of the redemption date, at any time prior to February 1, 2013 and at the redemption prices specified under “Description of Senior Discount Exchange Notes — Optional Redemption” at any time on or after February 1, 2013, in each case, plus accrued and unpaid interest, if any, to the repurchase date.

Change of Control	Upon the occurrence of certain change of control events, Vanguard must offer to purchase the senior discount exchange notes at 101% of their accreted value, plus accrued and unpaid interest, if any, thereon. For more details, you should read “Description of Senior Discount Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the senior discount exchange notes contains covenants that limit, among other things, the ability of Vanguard and its restricted subsidiaries to:

• incur additional indebtedness or issue certain preferred stock;

• pay dividends on or make other distributions or repurchase our capital stock or make other restricted payments;

• make investments;

• limit dividends or other payments by restricted subsidiaries to Vanguard or other restricted subsidiaries;

• create liens on pari passu or subordinated indebtedness without securing the notes;

• sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of our assets;

• enter into certain transactions with affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

Form and denomination	The senior discount exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior discount exchange notes will be book-entry only and registered in the name of a nominee of DTC.

No Prior Market	The senior discount exchange notes will be new securities for which there is no market. Although the initial purchasers of the outstanding senior discount notes have advised us that they currently intend to make a market in the senior discount exchange notes, they are not obligated to do so, and any market making with respect to the senior discount exchange notes may be discontinued without notice. We do not intend to list the senior discount exchange notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for the senior discount exchange notes will develop or be maintained.

Use of Proceeds	There will be no cash proceeds from the exchange offers.

Original Issue Discount	Because (1) the outstanding senior discount notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes because interest on the senior discount notes accretes to principal and (2) the outstanding senior discount notes are treated as contingent payment debt instruments for U.S. federal income tax purposes, holders of the senior discount exchange notes subject to U.S. federal income taxation will be required to include amounts in income (as ordinary income) according to a comparable yield schedule which might not reflect actual cash received. Thus, income on a senior discount exchange note might be taxable before it is received in cash. In addition, any gain recognized on the disposition of a senior discount exchange note will be treated as ordinary income rather than capital gain. See “Certain United States Federal Tax Consequences.”

Summary Historical Financial and Other Data

The following table sets forth our summary historical consolidated financial and operating data for the fiscal years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2009 and 2010. Our statements of operations and balance sheet data as of and for the years ended June 30, 2008, 2009 and 2010 were derived from our audited consolidated financial statements for each fiscal year included elsewhere in this prospectus. The summary historical consolidated financial data as of and for the six months ended December 31, 2009 and 2010 were derived from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus, which have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly our financial position and results of operations. Operating results for the six months ended December 31, 2010 are not necessarily indicative of the results that may be expected for the respective entire fiscal years. The summary financial data presented below represent portions of our financial statements and are not complete. You should read this information in conjunction with “Capitalization,” “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the annual consolidated and interim condensed consolidated financial statements and related notes included elsewhere in this prospectus.

Six Months	Six Months
Year Ended	Year Ended	Year Ended	Ended	Ended
June 30,	June 30,	June 30,	December 31,	December 31,
2008	2009	2010	2009	2010
(Dollars in millions)

Statement of Operations Data:
Total revenues	$2,775.6	$3,185.4	$3,376.9	$1,660.4	$1,874.5
Costs and expenses:
Salaries and benefits (includes stock compensation of $2.5, $4.4, $4.2, $2.9 and $2.9)	1,146.2	1,233.8	1,296.2	635.6	730.3
Health plan claims expense	328.2	525.6	665.8	331.8	338.9
Supplies	433.7	455.5	456.1	225.4	254.5
Provision for doubtful accounts	205.5	210.3	152.5	72.2	103.0
Other operating expenses	398.5	461.9	483.9	245.1	286.6
Depreciation and amortization	129.3	128.9	139.6	67.6	75.8
Interest, net(1)	122.1	111.6	115.5	54.8	69.9
Debt extinguishment costs	—	—	73.5	—	—
Impairment loss	—	6.2	43.1	43.1	0.9
Other expenses	6.5	2.7	9.1	2.6	7.1

Total costs and expenses	2,770.0	3,136.5	3,435.3	1,678.2	1,867.0

Income (loss) from continuing operations before income taxes	5.6	48.9	(58.4)	(17.8)	7.5
Income tax benefit (expense)	(2.2)	(16.8)	13.8	1.7	(7.3)

Income (loss) from continuing operations	3.4	32.1	(44.6)	(16.1)	0.2
Loss from discontinued operations, net of taxes	(1.1)	(0.3)	(1.7)	(1.4)	(2.2)

Net income (loss)	2.3	31.8	(46.3)	(17.5)	(2.0)
Less: Net income attributable to non-controlling interests	(3.0)	(3.2)	(2.9)	(1.7)	(1.8)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(0.7)	$28.6	$(49.2)	$(19.2)	$(3.8)

Other Financial Data:
Capital expenditures	$119.8	$132.0	$155.9	$68.4	$79.4
Cash provided by operating activities	176.3	313.1	315.2	149.6	127.1
Cash used in investing activities	(143.8)	(133.6)	(156.5)	(88.8)	(531.3)
Cash provided by (used in) financing activities	(11.0)	(12.9)	(209.3)	(11.0)	204.9
Ratio of earnings to fixed charges(2)	1.03	x	1.36	x	—	—	1.06	x
Adjusted EBITDA(3)(4)	$266.0	$302.7	$326.6	$153.2	$164.1

				Six Months	Six Months
	Year Ended	Year Ended	Year Ended	Ended	Ended
	June 30,	June 30,	June 30,	December 31,	December 31,
	2008	2009	2010	2009	2010
	(Dollars in millions)

Segment Data:
Acute care services:
Total revenues(5)	$2,325.4	$2,507.4	$2,537.2	$1,243.8	$1,442.1
Income (loss) from continuing operations before income taxes	(39.4)	1.3	(115.0)	(45.0)	(25.9)
Segment EBITDA(6)	221.3	251.6	266.6	124.1	129.7
Health plans:
Total revenues	$450.2	$678.0	$839.7	$416.6	$432.4
Income from continuing operations before income taxes	45.0	47.6	56.6	27.2	33.4
Segment EBITDA(6)	44.7	51.1	60.0	29.1	34.4

As of
December 31,
2010
(Dollars in millions)

Balance Sheet Data:
Cash and cash equivalents	$58.3
Assets	2,975.3
Long-term debt and capital leases, including current portion	1,967.5
Working capital (deficit)(7)	(90.5)

(1)	Interest, net for the year ended June 30, 2010 and the six months ended December 31, 2010, as adjusted to give effect to the Acquisitions and the issuance of the 8% senior notes, the 7.750% senior notes and our senior discount notes in January 2011, would have been $215.1 million and $111.6 million, respectively.

(2)	The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. “Earnings” were calculated by adding fixed charges (excluding capitalized interest) to earnings from continuing operations before income taxes and distributions received, of which there were none, from equity affiliates, and then deducting undistributed earnings of affiliates and “fixed charges” consisting of interest expense, estimated interest portion of rental expense and capitalized interest. Earnings were insufficient to cover fixed charges by approximately $61.7 million for the year ended June 30, 2010 and $19.6 million for the six months ended December 31, 2009.

(3)	Adjusted EBITDA for Vanguard for the six months ended December 31, 2010, as presented, includes the operating results of the Resurrection Facilities, that were acquired on August 1, 2010, for the months of August through December 2010.

(4)	Adjusted EBITDA is a measure used by management to evaluate its operating performance. We define Adjusted EBITDA as income (loss) attributable to Vanguard Health Systems, Inc. stockholders before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, equity method income, stock compensation, gain or loss on disposal of assets, monitoring fees and expenses, realized and unrealized gains or losses on investments, acquisition related expenses, debt extinguishment costs, impairment losses, pension expense and discontinued operations, net of taxes. Monitoring fees and expenses include fees and reimbursed expenses paid to affiliates of The Blackstone Group and Metalmark Subadvisor LLC for advisory and oversight services. It is reasonable to expect these reconciling items to occur in future periods, but for many of them the amounts recognized can vary significantly from period to period, do not relate directly to the ongoing operations of our healthcare facilities and complicate period comparisons of our results of operations and operations comparisons with other healthcare companies. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, since it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Because Adjusted EBITDA is not a GAAP measure and is susceptible to varying calculations, Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information as a measurement of our financial performance on the same basis as that viewed by management to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s operating performance compared to that of other companies in the healthcare industry and to evaluate a company’s leverage capacity and its ability to meet its debt service requirements. Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of a company’s operating performance. Many of the items excluded from Adjusted EBITDA result from decisions outside the control of operating management and may differ significantly from company to company due to differing long-term decisions regarding capital structure, capital investment strategies, the tax jurisdictions in which the companies operate and unique circumstances of acquired entities. Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating businesses and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams. The following table sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Vanguard Health Systems, Inc. stockholders for each respective period:

				Six Months
				Ended
	Year Ended June 30,			December 31,
	2008	2009	2010	2009	2010
	(Dollars in millions)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(0.7)	$28.6	$(49.2)	$(19.2)	$(3.8)
Interest, net	122.1	111.6	115.5	54.8	69.9
Income tax expense (benefit)	2.2	16.8	(13.8)	(1.7)	7.3
Depreciation and amortization	129.3	128.9	139.6	67.6	75.8
Non-controlling interests	3.0	3.2	2.9	1.7	1.8
Equity method income	(0.7)	(0.8)	(0.9)	(0.5)	(0.6)
Stock compensation	2.5	4.4	4.2	2.9	2.9
Loss (gain) on disposal of assets	0.8	(2.3)	1.8	0.4	0.1
Realized and unrealized losses on investments	—	0.6	—	—	0.1
Monitoring fees and expenses	6.4	5.2	5.1	2.7	2.5
Acquisition related expenses	—	—	3.1	—	5.0
Debt extinguishment costs	—	—	73.5	—	—
Impairment losses	—	6.2	43.1	43.1	0.9
Loss from discontinued operations, net of taxes	1.1	0.3	1.7	1.4	2.2

Adjusted EBITDA	$266.0	$302.7	$326.6	$153.2	$164.1

(5)	Acute care services revenues as presented include reductions to revenues for the elimination in consolidation of revenues earned by our hospitals and related healthcare facilities attributable to services provided to enrollees in our owned health plans of $31.2 million, $34.0 million, $42.8 million, $21.0 million and $21.8 million for the years ended June 30, 2008, 2009 and 2010, and the six months ended December 31, 2009 and 2010, respectively.

(6)	Segment EBITDA is a measure used by management to evaluate the operating performance of our segments and to develop strategic objectives and operating plans for these segments. Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized and unrealized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment losses and pension expense. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of our segments. Management believes that Segment EBITDA provides useful information about the financial performance of our segments on the same basis as that viewed by management to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a measure determined in accordance with GAAP and is not a substitute for net income (loss), operating cash flows or other cash flow statement data. Segment EBITDA, as presented, may not be comparable to similarly titled measures of other companies. We have included below a reconciliation of Segment EBITDA as utilized by us in reporting our segment performance to its most directly comparable GAAP financial measure, income (loss) from continuing operations before income taxes, for each respective period.

				Six Months
				Ended
	Year Ended June 30,			December 31,
	2008	2009	2010	2009	2010
	(Dollars in millions)

Acute Care Services:
Income (loss) from continuing operations before income taxes	$(39.4)	$1.3	$(115.0)	$(45.0)	$(25.9)
Interest, net	126.6	112.2	116.5	55.1	71.1
Depreciation and amortization	125.1	124.8	135.2	65.4	73.6
Equity method income	(0.7)	(0.8)	(0.9)	(0.5)	(0.6)
Stock compensation	2.5	4.4	4.2	2.9	2.9
Loss (gain) on disposal of assets	0.8	(2.3)	1.8	0.4	0.1
Realized and unrealized losses on investments	—	0.6	—	—	0.1
Monitoring fees and expenses	6.4	5.2	5.1	2.7	2.5
Acquisition related expenses	—	—	3.1	—	5.0
Debt extinguishment costs	—	—	73.5	—	—
Impairment loss	—	6.2	43.1	43.1	0.9

Segment EBITDA	$221.3	$251.6	$266.6	$124.1	$129.7

Health Plans:
Income from continuing operations before income taxes	$45.0	$47.6	$56.6	$27.2	$33.4
Interest, net	(4.5)	(0.6)	(1.0)	(0.3)	(1.2)
Depreciation and amortization	4.2	4.1	4.4	2.2	2.2
Equity method income	—	—	—	—	—
Stock compensation	—	—	—	—	—
Gain (loss) on disposal of assets	—	—	—	—	—
Realized holding losses on investments	—	—	—	—	—
Monitoring fees and expenses	—	—	—	—	—
Acquisition related expenses	—	—	—	—	—
Debt extinguishment costs	—	—	—	—	—
Impairment loss	—	—	—	—	—

Segment EBITDA	$44.7	$51.1	$60.0	$29.1	$34.4

(7)	The working capital deficit at December 31, 2010 resulted from the prepayment of the DMC acquisition purchase price and related acquisition-related expenses of $368.1 million on December 31, 2010.

RISK FACTORS

You should carefully consider the following risks as well as the other information included in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before you decide whether to participate in the exchange offers. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Relating to the Exchange Offers

You must carefully follow the required procedures in order to exchange your outstanding notes.

We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes. Any holder of outstanding notes who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will remain restricted and may be adversely affected.

If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offers, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreements with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offers are consummated, you may be unable to sell them because there will be fewer of these notes outstanding.

You may not be able to resell exchange notes you receive in the exchange offers without registering those notes or delivering a prospectus.

Based on interpretations by the staff of the SEC in no-action letters, we believe, with respect to exchange notes issued in the exchange offers, that:

•	holders who are not “affiliates” of the Issuers or the guarantors within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their exchange notes in the ordinary course of business; and

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the exchange notes do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria cannot rely on interpretations of the staff of the SEC in no-action letters, and would have to register the exchange notes they receive in the exchange offers and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offers. Holders that are broker-dealers must acknowledge that they acquired their outstanding notes in market-making activities or other trading activities and must deliver a prospectus when they resell the exchange notes they acquire in the exchange offers in order not to be deemed an underwriter.

Risks Related to Our Indebtedness

Our high level of debt and significant leverage may adversely affect our operations and our ability to grow and otherwise execute our business strategy.

We will continue to have a substantial amount of indebtedness after the completion of the exchange offers. As of December 31, 2010, on an as adjusted basis after giving effect to the Acquisitions and the issuance of the 7.750% senior notes and the senior discount notes, we would have had $2,774.3 million of indebtedness, $810.9 million of which would have been senior secured indebtedness (excluding letters of credit and guarantees). As of December 31, 2010, we also would have had $222.9 million of secured indebtedness available for borrowing under our 2010 Revolving Facility, after taking into account $37.1 million of outstanding letters of credit. In addition, we may request an incremental term loan facility to be added to our 2010 Term Loan Facility to issue additional term loans in such amounts as we determine subject to the receipt of lender commitments and subject to certain other conditions. Similarly, we may seek to increase the borrowing availability under the 2010 Revolving Facility to an amount larger than $260.0 million, subject to the receipt of lender commitments and subject to certain other conditions. The amount of our outstanding indebtedness is substantial compared to the net book value of our assets.

Our substantial indebtedness could have important consequences, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the exchange notes, including any repurchase obligations that may arise thereunder;

•	limit our ability to obtain additional financing to fund future capital expenditures, working capital, acquisitions or other needs;

•	increase our vulnerability to general adverse economic, market and industry conditions and limit our flexibility in planning for, or reacting to, these conditions;

•	make us vulnerable to increases in interest rates since all of our borrowings under our 2010 Credit Facilities are, and additional borrowings may be, at variable interest rates;

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic or industry conditions or be unable to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins;

•	limit our ability to use operating cash in other areas of our business because we must use a substantial portion of these funds to make principal and interest payments; and

•	limit our ability to compete with others who are not as highly-leveraged.

Our ability to make scheduled payments of principal and interest or to satisfy our other debt obligations, to refinance our indebtedness or to fund capital expenditures will depend on our future operating performance. Prevailing economic conditions (including interest rates) and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations or realize anticipated revenue growth or operating improvements, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any senior debt is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the 8% senior notes, the 7.750% senior notes and the senior discount notes and the credit agreement in respect of the 2010 Credit Facilities do not fully prohibit us or our subsidiaries from doing so. Our 2010 Revolving Facility provides commitments of up to $260.0 million (not giving effect to any outstanding letters of credit, which would reduce the amount available under our 2010 Revolving Facility), of which $222.9 million was available for future borrowings as of December 31, 2010. In addition, we may seek to increase the borrowing availability under the 2010 Revolving Facility and to increase the amount of our 2010 Term Loan Facility as previously described. All of those borrowings would be senior and secured, and as a result, would be effectively senior to the 8% senior notes, the 7.750% senior notes, the senior discount notes, the guarantees of the 8% senior notes and the guarantees of the 7.750% senior notes by the guarantors. If we incur any additional indebtedness that ranks equally with the 8% senior notes and the 7.750% senior notes, the holders of that debt will be entitled to share ratably with the holders of the 8% senior notes and the 7.750% senior notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

All of the borrowings under the 2010 Credit Facilities bear interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt and could materially reduce our profitability. A 0.25% increase in the expected rate of interest under the 2010 Term Loan Facility would increase our annual interest expense by approximately $2.0 million. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt. We have from time to time managed our exposure to changes in interest rates through the use of interest rate swap agreements on certain portions of our previously outstanding debt and may elect to enter into similar instruments in the future for the 2010 Credit Facilities. If we enter into such derivative instruments, our ultimate interest payments may be greater than those that would be required under existing variable interest rates.

Risks Relating to the Notes

Operating and financial restrictions in our debt agreements limit our operational and financial flexibility.

The 2010 Credit Facilities and the indentures under which the 8% senior notes, the 7.750% senior notes and our senior discount notes were issued contain a number of significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions or repurchase our capital stock or make other restricted payments;

•	make investments;

•	enter into certain transactions with affiliates;

•	limit dividends or other payments by restricted subsidiaries to the issuers of the notes or other restricted subsidiaries;

•	create liens without securing the notes;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of our assets.

In addition, under the 2010 Credit Facilities, we are required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect our ability to comply with those provisions, and we may not be able to meet those ratios and tests. The breach of any of these covenants would result in a default under the 2010 Credit Facilities. In the event of default, the lenders could elect to declare all amounts borrowed under the 2010 Credit Facilities, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. Borrowings under the 2010 Credit Facilities are senior in right of payment to the notes. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full our indebtedness.

Our capital expenditure and acquisition strategies require substantial capital resources. The building of new hospitals and the operations of our existing hospitals and newly acquired hospitals require ongoing capital expenditures for construction, renovation, expansion and the addition of medical equipment and technology. More specifically, we are contractually obligated to make significant capital expenditures relating to the newly acquired DMC facilities. Also, construction costs to build new hospitals are substantial and continue to increase. Our debt agreements may restrict our ability to incur additional indebtedness to fund these expenditures.

A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any debt is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. In addition, the indentures governing the notes allow us to make significant dividend payments, investments and other restricted payments. The making of these payments could decrease available cash and adversely affect our ability to make principal and interest payments on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations in an attempt to meet our debt service and other obligations. The 2010 Credit Facilities and the indentures governing the notes restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness.”

VHS Holdco II, VHS Holdco I and Vanguard must rely on payments from their subsidiaries to fund payments on the notes and the guarantees. Such funds may not be available in certain circumstances.

VHS Holdco II, VHS Holdco I and Vanguard are holding companies and all of their operations are conducted through their subsidiaries. Therefore, VHS Holdco II, VHS Holdco I and Vanguard depend on the cash flows of their subsidiaries to meet their obligations, including their respective obligations under the notes and the guarantees.

The ability of these subsidiaries to distribute to VHS Holdco II, VHS Holdco I and Vanguard by way of dividends, distributions, interest, return on investments, or other payments (including loans) is subject to various restrictions, including restrictions imposed by the 2010 Credit Facilities and the indentures and future debt may also limit such payments. You will not have any direct claim on the cash flows of the operating subsidiaries of VHS Holdco II other than the guarantees of the senior notes and such subsidiaries have no obligation other than the guarantees of the senior notes, contingent or otherwise, to pay amounts due under the notes, to make any mandatory redemptions, repurchases or principal or accreted value payments in respect of the notes or to make funds available to VHS Holdco II or to Vanguard. You will not have any direct claim on the cash flows of the operating subsidiaries of Vanguard with respect to the senior discount notes because none of Vanguard’s subsidiaries guarantee the senior discount notes.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our 2010 Credit Facilities and each guarantor’s obligations under their respective guarantees of the 2010 Credit Facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets. If we are declared bankrupt or insolvent, or if we default under our 2010 Credit Facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indentures governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of December 31, 2010, on an as adjusted basis after giving effect to the issuance of the 7.75% senior notes and the senior discount notes, we would have had $810.9 million of senior secured indebtedness (all of which would have been indebtedness under our 2010 Credit Facilities and which would not have included availability of $222.9 million under our 2010 Revolving Facility after taking into account $37.1 million of outstanding letters of credit). We may also seek to increase the borrowing availability under the 2010 Revolving Facility and to increase the amount of our outstanding term loans as previously described. The indentures permit or will permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

Because Vanguard is the sole obligor of the senior discount notes, and its subsidiaries do not guarantee its obligations under the senior discount notes or have any obligations with respect to the senior discount notes, the senior discount notes will be structurally subordinated to all of the indebtedness and liabilities of Vanguard’s subsidiaries. In addition, the senior notes will be structurally subordinated to all of the indebtedness and liabilities of any of the senior notes issuers’ subsidiaries that do not guarantee the 8% senior notes and the 7.750% senior notes. Your right to receive payments on the 8% senior notes and the 7.750% senior notes or senior discount notes, as applicable, could be adversely affected if Vanguard’s or the senior notes issuers’ non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The senior discount notes are not guaranteed by any of Vanguard’s subsidiaries. The 8% senior notes and the 7.750% senior notes are not guaranteed by all subsidiaries of the senior notes issuers. All of VHS Holdco II’s domestic restricted subsidiaries that guarantee the obligations of any borrower under the 2010 Credit Facilities have guaranteed the 8% senior notes and the 7.750% senior notes. The senior discount notes are structurally subordinated to any existing and future preferred stock, indebtedness and other liabilities of Vanguard’s subsidiaries. The 8% senior notes and the 7.750% senior notes are structurally subordinated to any existing and future preferred stock, indebtedness and other liabilities of any of VHS Holdco II’s subsidiaries that do not guarantee the 8% senior notes and the 7.750% senior notes, even if such obligations do not constitute senior indebtedness. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding of one of the non-guarantor subsidiaries of the senior notes issuers or Vanguard, as applicable, holders of such non-guarantor subsidiary’s indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to the senior notes issuers or Vanguard, as applicable.

VHS Holdco II’s non-guarantor subsidiaries accounted for $1,001.3 million, or 27.9%, of our total revenues for the twelve months ended December 31, 2010, $257.4 million, or 8.7%, of our assets (excluding intercompany receivables) as of December 31, 2010 and $241.4 million, or 8.9%, of our liabilities (excluding intercompany liabilities) as of December 31, 2010.

The senior notes issuers’ less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to the senior notes issuers in their financing or other agreements and, as a result, the senior notes issuers may not be able to access their cash flows to service their respective debt obligations, including in respect of the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our 2010 Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our 2010 Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our 2010 Revolving Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our 2010 Credit Facilities to avoid being in default. If we breach our covenants under our 2010 Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our 2010 Credit Facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

Vanguard’s guarantee of the 8% senior notes and the 7.750% senior notes may be released at any time.

The guarantee of the 8% senior notes and the 7.750% senior notes by Vanguard was provided solely for the purpose of allowing the senior notes issuers to satisfy their reporting obligations under the indentures governing the 8% senior notes and the 7.750% senior notes by furnishing financial information relating to Vanguard instead of the senior notes issuers and, accordingly, you should not assign any value to such guarantee. Moreover, the guarantee by Vanguard may be released at any time at the option of the senior notes issuers and Vanguard.

You should not expect Vanguard Holding Company II, Inc. to participate in making payments on the 8% senior notes and the 7.750% senior notes.

Vanguard Holding Company II, Inc. is a wholly-owned subsidiary of VHS Holdco II that was incorporated to accommodate the issuance of the 8% senior notes and the 7.750% senior notes. Vanguard Holding Company II, Inc. will not have any operations or assets of any kind and will not have any revenues other than as may be incidental to its activities as co-issuer of the 8% senior notes and the 7.750% senior notes. You should not expect Vanguard Holding Company II, Inc. to participate in servicing any of its obligations on the 8% senior notes and the 7.750% senior notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of a note (including our existing notes) will have the right to require the issuers thereof to make an offer to repurchase such holder’s note (a) in the case of the 8% senior notes and the 7.750% senior notes, at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the date of repurchase and (b) in the case of the senior discount notes, at a price equal to 101% of the accreted value thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer. The occurrence of a change of control could also constitute an event of default under our 2010 Credit Facilities. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under the 2010 Credit Facilities, but may not be able to do so. See “Description of 8% Senior Exchange Notes — Repurchase at the Option of Holders — Change of Control,” “Description of 7.750% Senior Exchange Notes — Repurchase at the Option of Holders — Change of Control” and “Description of Senior Discount Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

In addition, important corporate events, such as leveraged recapitalizations that would increase our level of indebtedness, would not constitute a “Change of Control” under the indentures. Therefore, if an event occurs that does not constitute a “Change of Control,” we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees of the 8% senior notes or the 7.750% senior notes may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that it would, incur debts beyond our ability to pay as they mature; or

•	we were a defendant in an action for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied.

If a court were to find that the issuance of the notes or a guarantee of the 8% senior notes or the 7.750% senior notes was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of us or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees of the 8% senior notes and the 7.750% senior notes would not be further subordinated to our or any of our guarantors’ other debt.

We believe that at the time the notes were initially issued each issuer and each guarantor:

•	was neither insolvent nor rendered insolvent thereby;

•	was in possession of sufficient capital to run its businesses effectively;

•	was incurring indebtedness within its ability to pay as the same mature or become due; and

•	had sufficient assets to satisfy any probable money judgment against it in any pending action.

In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions. Further, to the extent that the 8% senior notes and the 7.750% senior notes are guaranteed in the future by any subsidiary, a court passing on such guarantor regarding any such guarantee could conclude that such guarantee constituted a fraudulent conveyance or transfer.

The indentures governing the notes contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the 8% senior notes and the 7.750% senior notes.

We cannot assure you that an active trading market will develop for the exchange notes, which may reduce their market price.

We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold to a small number of institutional investors in January and July 2010, in the case of the outstanding 8% senior notes, and in January 2011, in the case of the outstanding 7.750% senior notes and the outstanding senior discount notes.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the prices at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities.

The initial purchasers in the private offering of the outstanding notes have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, these initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offers or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. Also, the future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the exchange offer to exchange the outstanding notes for the exchange notes;

•	the interest of securities dealers in making a market in the exchange notes; and

•	the market for similar securities.

If we file a bankruptcy petition, or if a bankruptcy petition is filed against us, you may receive a lesser amount for your claim under the notes than you would have been entitled to receive under the indentures governing the notes.

If we file a bankruptcy petition under the United States Bankruptcy Code after the issuance of the notes, or if such a bankruptcy petition is filed against us, your claim against us for the principal amount of your notes may be limited to an amount equal to:

•	the original issue price for the notes; and

•	the portion of original issue discount that does not constitute “unmatured interest” for purposes of the United States Bankruptcy Code.

Any original issue discount that was not amortized as of the date of any bankruptcy filing would constitute unmatured interest. Accordingly, under these circumstances, you may receive a lesser amount than you would have been entitled to receive under the terms of the indentures governing the notes, even if sufficient funds are available.

We are controlled by a small number of stockholders and they may have conflicts of interest with us in the future.

We are controlled by our principal equity sponsors, and they have the ability to control our policies and operations. The interests of our principal equity sponsors may not in all cases be aligned with our interests. For example, our principal equity sponsors could cause us to make acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment in us, even though such transactions might reduce cash flows or capital reserves available to fund our debt service obligations. Additionally, our principal equity sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Accordingly, our principal equity sponsors may also pursue acquisitions that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our principal equity sponsors continue to own a significant amount of our equity interests, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

You have agreed to treat the senior discount notes as contingent payment debt instruments for U.S. federal income tax purposes, and you will be required to pay U.S. federal income tax on the senior discount notes prior to the receipt of cash payments.

We and each holder agreed in the indenture governing the senior discount notes to treat the senior discount notes as “contingent payment debt instruments” (“CPDIs”) subject to the CPDI rules under the Internal Revenue Code of 1986, as amended, and United States Treasury regulations promulgated thereunder. As a result, a holder subject to U.S. federal income taxation will be required to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent borrowing and to include such amounts in gross income (as ordinary income) prior to the receipt of cash payments in respect of such amounts. In addition, holders subject to U.S. federal income taxation will recognize ordinary income, if any, upon a sale, exchange, retirement, redemption or other taxable disposition of the senior discount notes at a gain. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the Notes. See “Certain United States Federal Tax Consequences.”

Risks Related to Our Business and Structure

The current challenging economic environment, along with difficult and volatile conditions in the capital and credit markets, could materially adversely affect our financial position, results of operations or cash flows, and we are unsure whether these conditions will improve in the near future.

The U.S. economy and global credit markets remain volatile. Instability in consumer confidence and increased unemployment have increased concerns of prolonged economic weakness. While certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be significantly adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals. We are unable to determine the specific impact of the current economic conditions on our business at this time, but we believe that further deterioration or a prolonged period of economic weakness will have an adverse impact on our operations. Other risk factors discussed herein describe some significant risks that may be magnified by the current economic conditions such as the following:

•	Our concentration of operations in a small number of regions, and the impact of economic downturns in those communities. To the extent the communities in and around San Antonio, Texas; Phoenix, Arizona; Chicago, Illinois; Detroit, Michigan; or certain communities in Massachusetts experience a greater degree of economic weakness than average, the adverse impact on our operations could be magnified.

•	Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments or managed care companies (including managed Medicare and managed Medicaid payers) reduce our reimbursement. Current economic conditions have accelerated and increased the budget deficits for most states, including those in which we operate. These budgetary pressures may result in healthcare payment reductions under state Medicaid plans or reduced benefits to participants in those plans. Also, governmental, managed Medicare or managed Medicaid payers may defer payments to us to conserve cash. Managed care companies may also seek to reduce payment rates or limit payment rate increases to hospitals in response to reductions in enrolled participants.

•	Our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting patient portions of insured accounts. Higher unemployment, Medicaid benefit reductions and employer efforts to reduce employee healthcare costs may increase our exposure to uncollectible accounts for uninsured patients or those patients with higher co-pay and deductible limits.

•	Under extreme market conditions, there can be no assurance that funds necessary to run our business will be available to us on favorable terms or at all. Most of our cash and borrowing capacity under our 2010 Revolving Facility and our 2010 Term Loan Facility will be held with a limited number of financial institutions, which could increase our liquidity risk if one or more of those institutions become financially strained or are no longer able to operate.

We are unable to predict if the condition of the U.S. economy, the local economies in the communities we serve or global credit conditions will improve in the near future or when such improvements may occur.

We are unable to predict the impact of the Health Reform Law, which represents significant change to the healthcare industry.

As enacted, the Health Reform Law will change how healthcare services are covered, delivered, and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. In addition, the new law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality and contains provisions intended to strengthen fraud and abuse enforcement.

The expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements. Two such states are Texas and Illinois, where a significant portion of our licensed beds are located. Further, the Health Reform Law provides for a value-based purchasing program, the establishment of Accountable Care Organizations (“ACOs”) and bundled payment pilot programs, which will create possible sources of additional revenue.

However, it is difficult to predict the size of the potential revenue gains to us as a result of these elements of the Health Reform Law because of uncertainty surrounding a number of material factors including the following:

•	how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (while the Congressional Budget Office (“CBO”) estimates 32 million, the Centers for Medicare & Medicaid Services (“CMS”) estimates almost 34 million; both agencies made a number of assumptions to derive that figure, including how many individuals will ignore substantial subsidies and decide to pay the penalty rather than obtain health insurance and what percentage of people in the future will meet the new Medicaid income eligibility requirements);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•	the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created American Health Benefit Exchanges (“Exchanges”) and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	how the value-based purchasing and other quality programs will be implemented;

•	the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals;

•	the extent to which the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs lower than a specified percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will put pressure on the profitability of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business;

•	the possibility that implementation of provisions expanding health insurance coverage will be delayed or even blocked due to court challenges or revised or eliminated as a result of efforts to repeal or amend the new law. Twenty-eight states and various private groups have challenged the constitutionality of the Health Reform Law in federal courts and lower courts have issued conflicting rulings on the constitutionality of the Health Reform Law, including specifically, the requirement that individuals maintain health insurance or pay a penalty. In the first two months of 2011, the Courts of Appeal for the Fourth and Sixth Circuits granted expedited review of conflicting lower court rulings. Both cases are scheduled to be heard in the first half of 2011. The Eleventh Circuit will review a Florida district court case in which the lower court ruled that the unconstitutional sections could not be severed thus rendering the entire Health Reform Law unconstitutional. On February 17, 2011, government attorneys filed a motion asking the district court to clarify that, pending appeal, the ruling was not intended to have an injunctive impact on currently-effective sections of the Health Reform Law or to halt implementation of those provisions of the Health Reform Law about to take effect. In response to the government’s motion, on March 3, 2011, the Florida district court stayed its decision pending appeal and the Department of Justice, on April 1, 2011, filed an appeal seeking expedited review from the Eleventh Circuit. On February 8, 2011, Virginia Attorney General Kenneth Cuccinelli filed a petition seeking expedited U.S. Supreme Court review of a Virginia district court’s holding that the provision requiring individuals to maintain health insurance or pay a penalty is unconstitutional, but leaving the remainder of the Health Reform Law intact. The U.S. Supreme Court announced on April 25, 2011 that it had turned down the Virginia Attorney General’s request for expedited review at the U.S. Supreme Court level, so the appeal will remain for review in the U.S. Court of Appeals for the Fourth Circuit; and

•	on January 19, 2011, the U.S. House of Representatives voted 245-189 to repeal the Health Reform Law. However, the Senate rejected this proposal on February 2, 2011. Republicans have indicated, however, that in the event their efforts to repeal the Health Reform Law are unsuccessful, their intent is to seek to implement incremental revisions to many of the law’s provisions or to defund certain programs.

On the other hand, the Health Reform Law provides for significant reductions in the growth of Medicare spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. Since approximately 55%, 56%, 57% and 57% of our net patient revenues during our fiscal years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, respectively, were from Medicare and Medicaid (including Medicare and Medicaid managed plans), reductions to these programs may significantly impact us and could offset any positive effects of the Health Reform Law. It is difficult to predict the size of the revenue reductions to Medicare and Medicaid spending because of uncertainty regarding a number of material factors including the following:

•	the amount of overall revenues we will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether reductions required by the Health Reform Law will be changed by statute prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket beginning in 2012 payment years;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs, in which we participate, will be at coordinating care and reducing costs or whether they will decrease reimbursement;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

•	whether our revenues from upper payment limit (“UPL”) programs will be adversely affected, because there may be fewer indigent, non-Medicaid patients for whom we provides service pursuant to UPL programs in which we participate; and

•	reductions to Medicare payments CMS may impose for “excessive readmissions.”

Because of the many variables involved, we are unable to predict the net effect on us of the expected decreases in uninsured individuals using our facilities, the reductions in Medicare spending, reductions in Medicare and Medicaid DSH funding and numerous other provisions in the Health Reform Law that may affect us. Further, it is unclear how federal lawsuits challenging the constitutionality of the Health Reform Law will be resolved or what the impact will be of any resulting changes to the law. For example, should the requirement that individuals maintain health insurance ultimately be deemed unconstitutional but the prohibition on health insurers excluding coverage due to pre-existing conditions be maintained, significant disruption to the health insurance industry could result, which could impact our revenues and operations.

If we are unable to enter into favorable contracts with managed care plans, our operating revenues may be reduced.

Our ability to negotiate favorable contracts with health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans significantly affects the revenues and operating results of our hospitals. Revenues derived from health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans, including managed Medicare and managed Medicaid plans, accounted for approximately 56%, 58%, 59% and 57% of our net patient revenues for the years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, respectively. Managed care organizations offering prepaid and discounted medical services packages represent a significant portion of our admissions. In addition, private payers are increasingly attempting to control healthcare costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations. The trend towards consolidation among private managed care payers tends to increase their bargaining prices over fee structures. As various provisions of the Health Reform Law are implemented, including the establishment of the Exchanges, nongovernment payers increasingly may demand reduced fees. In most cases, we negotiate our managed care contracts annually as they come up for renewal at various times during the year. Our future success will depend, in part, on our ability to renew existing managed care contracts and enter into new managed care contracts on terms favorable to us. Other healthcare companies, including some with greater financial resources, greater geographic coverage or a wider range of services, may compete with us for these opportunities. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. It is not clear what impact, if any, the increased obligations on managed care payers and other payers imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases. If we are unable to contain costs through increased operational efficiencies or to obtain higher reimbursements and payments from managed care payers, our results of operations and cash flows will be materially adversely affected.

Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments.

Approximately 55%, 56%, 57% and 57% of our net patient revenues for the years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, respectively, came from the Medicare and Medicaid programs, including Medicare and Medicaid managed plans. In recent years federal and state governments have made significant changes to the Medicare and Medicaid programs. Some of those changes adversely affect the reimbursement we receive for certain services. In addition, due to budget deficits in many states, significant decreases in state funding for Medicaid programs have occurred or are being proposed. Changes in government healthcare programs may reduce the reimbursement we receive and could adversely affect our business and results of operations.

In recent years, legislative and regulatory changes have resulted in limitations on and, in some cases, reductions in levels of payments to healthcare providers for certain services under the Medicare program. For example, CMS completed a two-year transition to full implementation of the Medicare severity diagnosis-related group (“MS-DRG”) system, which represents a refinement to the existing diagnosis-related group system. Future realignments in the MS-DRG system could impact the margins we receive for certain services. Further, the Health Reform Law provides for material reductions in the growth of Medicare program spending, including reductions in Medicare market basket updates, and Medicare DSH funding. Medicare payments in federal fiscal year 2011 for inpatient hospital services are expected to be slightly lower than payments for the same services in federal fiscal year 2010 because of reductions resulting from the Health Reform Law and the MS-DRG implementation.

Since most states must operate with balanced budgets and since the Medicaid program is often a state’s largest program, some states can be expected to enact or consider enacting legislation designed to reduce their Medicaid expenditures. The current weakened economic conditions have increased the budgetary pressures on many states, and these budgetary pressures have resulted, and likely will continue to result, in decreased spending for Medicaid programs and the Children’s Health Insurance Program (“CHIP”) in many states. Further, many states have also adopted, or are considering, legislation designed to reduce coverage, enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. For example, Arizona has discontinued a state health benefits program for low income patients and Arizona’s governor announced further cuts to the program in her 2012 fiscal plan. Effective April 1, 2011, Arizona’s Medicaid program reduced provider rates by 5% across all services (excluding long term care, which faced a 5% cumulative rate reduction from October 1, 2010 to April 1, 2011). Similarly, the Texas state House of Representatives passed a budget which includes deep cuts to the Texas Medicaid Program, including a reduction to Medicaid payment rates to healthcare providers in Texas by up to 10% (the Senate budget, still in development, is intended to mitigate some cuts). Our Texas hospitals participate in private supplemental Medicaid reimbursement programs that are structured to expand the community safety net by providing indigent healthcare services and result in additional revenues for participating hospitals. We cannot predict whether the Texas private supplemental Medicaid reimbursement programs will continue or guarantee that revenues recognized from the programs will not decrease. Additional Medicaid spending cuts may be implemented in the future in the states in which we operate. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek exceptions from this requirement to address eligibility standards that apply to adults making more than 133% of the federal poverty level. The Health Reform Law also provides for significant expansions to the Medicaid program, but these changes are not required until 2014. In addition, the Health Reform Law will result in increased state legislative and regulatory changes in order for states to comply with new federal mandates, such as the requirement to establish health insurance exchanges, and to participate in grants and other incentive opportunities. Future legislation or other changes in the administration or interpretation of government health programs could have a material adverse effect on our financial position and results of operations.

In recent years, both the Medicare program and several large managed care companies have changed our reimbursement to link some of their payments, especially their annual increases in payments, to performance of quality of care measures. We expect this trend to “pay-for-performance” to increase in the future. If we are unable to meet these performance measures, our financial position, results of operations and cash flows will be materially adversely affected.

In some cases, commercial third-party payers rely on all or portions of the MS-DRG system to determine payment rates, which may result in decreased reimbursement from some commercial third-party payers. Other changes to government healthcare programs may negatively impact payments from commercial third-party payers.

Current or future healthcare reform efforts, changes in laws or regulations regarding government healthcare programs, other changes in the administration of government healthcare programs and changes to commercial third-party payers in response to healthcare reform and other changes to government healthcare programs could have a material, adverse effect on our financial position and results of operations.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to licensing, the conduct of operations, the ownership of facilities, the addition of facilities and services, financial arrangements with physicians and other referral sources, confidentiality, maintenance and security issues associated with medical records, billing for services and prices for services. If a determination were made that we were in material violation of such laws or regulations, our operations and financial results could be materially adversely affected.

In many instances, the industry does not have the benefit of significant regulatory or judicial interpretations of these laws and regulations. This is particularly true in the case of the Medicare and Medicaid statute codified under Section 1128B(b) of the Social Security Act and known as the “Anti-Kickback Statute.” This statute prohibits providers and other persons or entities from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent to generate referrals of orders for services or items reimbursable under Medicare, Medicaid and other federal healthcare programs. Courts have interpreted this statute broadly and held that there is a violation of the Anti-Kickback Statute if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, the Health Reform Law provides that knowledge of the law or the intent to violate the law is not required. As authorized by the U.S. Congress, the Department of Health and Human Services (“HHS”) has issued regulations which describe certain conduct and business relationships immune from prosecution under the Anti-Kickback Statute. The fact that a given business arrangement does not fall within one of these “safe harbor” provisions does not render the arrangement illegal, but business arrangements of healthcare service providers that fail to satisfy the applicable safe harbor criteria risk increased scrutiny by enforcement authorities.

The safe harbor requirements are generally detailed, extensive, narrowly drafted and strictly construed. Many of the financial arrangements that our facilities maintain with physicians do not meet all of the requirements for safe harbor protection. The regulatory authorities that enforce the Anti-Kickback Statute may in the future determine that one or more of these arrangements violate the Anti-Kickback Statute or other federal or state laws. A determination that a facility has violated the Anti-Kickback Statute or other federal laws could subject us to liability under the Social Security Act, including criminal and civil penalties, as well as exclusion of the facility from participation in government programs such as Medicare and Medicaid or other federal healthcare programs.

In addition, the portion of the Social Security Act commonly known as the “Stark Law” prohibits physicians from referring Medicare and (to an extent) Medicaid patients to providers of certain “designated health services” if the physician or a member of his or her immediate family has an ownership or investment interest in, or compensation arrangement with, that provider. In addition, the provider in such arrangements is prohibited from billing for all of the designated health services referred by the physician, and, if paid for such services, is required to promptly repay such amounts. Most of the services furnished by our facilities are “designated health services” for Stark Law purposes, including inpatient and outpatient hospital services. There are multiple exceptions to the Stark Law, among others, for physicians having a compensation relationship with the facility as a result of employment agreements, leases, physician recruitment and certain other arrangements. However, each of these exceptions applies only if detailed conditions are met. An arrangement subject to the Stark Law must qualify for an exception in order for the services to be lawfully referred by the physician and billed by the provider. Although there is an exception for a physician’s ownership interest in an entire hospital, the Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the new law effectively prevents the formation of physician-owned hospitals after December 31, 2010. While the new law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services. A March 31, 2011 decision by the U.S. District Court for the Eastern District Court of Texas upheld the constitutionality of this new law, but the time to file an appeal in this case has not yet expired.

CMS has issued three phases of final regulations implementing the Stark Law. Phases I and II became effective in January 2002 and July 2004, respectively, and Phase III became effective in December 2007. While these regulations help clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. In addition, in July 2007 CMS proposed far-reaching changes to the regulations implementing the Stark Law that would further restrict the types of arrangements that hospitals and physicians may enter, including additional restrictions on certain leases, percentage compensation arrangements, and agreements under which a hospital purchases services under arrangements. On July 31, 2008, CMS issued a final rule which, in part, finalized and responded to public comments regarding some of its July 2007 proposed major changes to the Stark Law regulations. The most far-reaching of the changes made in this final July 2008 rule effectively prohibit, as of a delayed effective date of October 1, 2009, both “under arrangements” ventures between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician and unit-of-service-based “per click” compensation and percentage-based compensation in office space and equipment leases between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician. We examined all of our “under arrangement” ventures and space and equipment leases with physicians to identify those arrangements which would have failed to conform to these new Stark regulations as of October 1, 2009, and we restructured or terminated all such non-conforming arrangements so identified prior to October 1, 2009. Because the Stark Law and its implementing regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of this law and its regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure you that every relationship complies fully with the Stark Law. In addition, in the July 2008 final Stark rule CMS indicated that it will continue to enact further regulations tightening aspects of the Stark Law that it perceives allow for Medicare program abuse, especially those regulations that still permit physicians to profit from their referrals of ancillary services. We cannot assure you that the arrangements entered into by our hospitals with physicians will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.

Additionally, if we violate the Anti-Kickback Statute or Stark Law, or if we improperly bill for our services, we may be found to violate the False Claims Act, either under a suit brought by the government or by a private person under a qui tam, or “whistleblower,” suit. For a discussion of remedies and penalties under the False Claims Act, see “—Providers in the healthcare industry have been the subject of federal and state investigations, whistleblower lawsuits and class action litigation, and we may become subject to investigations, whistleblower lawsuits or class action litigation in the future” below.

Effective December 31, 2010, in connection with the acquisition of DMC, we and Detroit Medical Center entered into a Settlement Agreement with the Department of Justice and the Department of Health and Human Services Office of Inspector General (the “OIG”), releasing us from liability under the False Claims Act, the Civil Monetary Penalties Law, and the civil monetary penalties provisions of the Stark Law for certain disclosed conduct (the “Covered Conduct”) by Detroit Medical Center prior to our acquisition that may have violated the Anti-Kickback Statute or the Stark Law or failed to comply with governmental reimbursement rules. (A copy of the Settlement Agreement may be found as Exhibit 2.6 to our Current Report on Form 8-K dated January 5, 2011 filed with the SEC) Detroit Medical Center paid $30 million to the government in connection with such settlement based upon the government’s analysis of Detroit Medical Center’s net worth and ability to pay, but not upon our net worth and ability to pay. The Settlement Agreement is subject to the government’s right of rescission in the event of Detroit Medical Center’s nondisclosure of assets or any misrepresentation in Detroit Medical Center’s financial statements disclosed to the government by Detroit Medical Center. While we are not aware of any such misrepresentation or nondisclosure at this time, such misrepresentation or nondisclosure by Detroit Medical Center would provide the government the right to rescind the Settlement Agreement. Additionally, while the scope of release for the Covered Conduct under the Stark Law is materially similar to or broader than that found in most similar publicly-available settlement agreements, the precise scope of such a release under the Stark Law and the False Claims Act as amended by the Fraud Enforcement and Recovery Act of 2009 and the Patient Protection and Affordable Care Act (“PPACA”) has not been interpreted by any court, and it is possible that a regulator or a court could interpret these laws such that the release would not extend to all possible liability for the Covered Conduct. If the Settlement Agreement were to be rescinded or so interpreted, this could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly. In addition, the Department of Justice continues to investigate the Covered Conduct covered by the Settlement Agreement with respect to potential claims against individuals. It is possible that this investigation might result in adverse publicity or adversely impact our business reputation or otherwise have a material adverse impact on our business.

If we fail to comply with the Anti-Kickback Statute, the Stark Law, the False Claims Act or other applicable laws and regulations, or if we fail to maintain an effective corporate compliance program, we could be subjected to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities), exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state healthcare programs and, for violations of certain laws and regulations, criminal penalties. See “Business—Government Regulation and Other Factors” included elsewhere in this prospectus for further discussion.

All of the states in which we operate have adopted or have considered adopting similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of the source of payment for the care. Little precedent exists for the interpretation or enforcement of these laws. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts.

Government officials responsible for enforcing healthcare laws could assert that one or more of our facilities, or any of the transactions in which we are involved, are in violation of the Anti-Kickback Statute or the Stark Law and related state law exceptions. It is also possible that the courts could ultimately interpret these laws in a manner that is different from our interpretations. Moreover, other healthcare companies, alleged to have violated these laws, have paid significant sums to settle such allegations and entered into “corporate integrity agreements” because of concern that the government might exercise its authority to exclude those providers from governmental payment programs (e.g., Medicare, Medicaid, TRICARE). Both Arizona Heart Hospital and Arizona Heart Institute had such “corporate integrity agreements” prior to our purchase of certain of their assets and liabilities that the OIG has not sought to impose on us. A determination that one or more of our facilities has violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Federal law permits the OIG to impose civil monetary penalties, assessments and to exclude from participation in federal healthcare programs, individuals and entities who have submitted false, fraudulent or improper claims for payment. Improper claims include those submitted by individuals or entities who have been excluded from participation, or an order to prescribe a medical or other item or service during a period a person was excluded from participation, where the person knows or should know that the claim would be made to a federal healthcare program. These penalties may also be imposed on providers or entities who employ or enter into contracts with excluded individuals to provide services to beneficiaries of federal healthcare programs. Furthermore, if services are provided by an excluded individual or entity, the penalties may apply even if the payment is made directly to a non-excluded entity. Employers of, or entities that contract with, excluded individuals or entities for the provision of services may be liable for up to $10,000 for each item or service furnished by the excluded individual or entity, an assessment of up to three times the amount claimed and program exclusions. In order for the penalties to apply, the employer or contractor must have known or should have known that the person or entity was excluded from participation. On October 12, 2009, we voluntarily reported to OIG that two of our employees had been excluded from participation in Medicare at certain times during their employment. See “Business—Legal Proceedings” included elsewhere in this prospectus for further discussion. The OIG may seek to apply its exclusion authority to an officer or a managing employee of an excluded or convicted entity. The OIG has used the responsible corporate officer doctrine to apply this authority expansively. In fact, a recent federal district court case from the District of Columbia affirmed the OIG’s exclusion authority on the basis of the responsible corporate officer doctrine. Friedman et. al. v. Sebelius (1:09-cv-02028-ESH). In addition, a bill passed by the 2010 House of Representatives would expand this exclusion authority to include individuals and entities affiliated with sanctioned entities. A similar bill was re-introduced in the House of Representatives on February 11, 2011, but its chances of passage remain unclear given that the bill was previously blocked by an anonymous Senate hold.

Illinois, Michigan and Massachusetts require governmental determinations of need (“Certificates of Need”) prior to the purchase of major medical equipment or the construction, expansion, closure, sale or change of control of healthcare facilities. We believe our facilities have obtained appropriate certificates wherever applicable. However, if a determination were made that we were in material violation of such laws, our operations and financial results could be materially adversely affected. The governmental determinations, embodied in Certificates of Need, can also affect our facilities’ ability to add bed capacity or important services. We cannot predict whether we will be able to obtain required Certificates of Need in the future. A failure to obtain any required Certificates of Need may impair our ability to operate the affected facility profitably.

The laws, rules and regulations described above are complex and subject to interpretation. If we are in violation of any of these laws, rules or regulations, or if further changes in the regulatory framework occur, our results of operations could be significantly harmed. For a more detailed discussion of the laws, rules and regulations, see “Business—Government Regulation and Other Factors” included elsewhere in this prospectus.

Some of our hospitals may be required to submit to CMS information on their relationships with physicians and this submission could subject such hospitals and us to liability.

CMS announced in 2007 that it intended to collect information on ownership, investment and compensation arrangements with physicians from 500 (pre-selected) hospitals by requiring these hospitals to submit to CMS Disclosure of Financial Relationship Reports (“DFRR”) from each selected hospital. CMS also indicated that at least 10 of our hospitals would be among these 500 hospitals required to submit a DFRR because these 10 hospitals did not respond to CMS’ voluntary survey instrument on this topic purportedly submitted to these hospitals via email by CMS in 2006. CMS intended to use this data to determine whether these hospitals were in compliance with the Stark Law and implementing regulations during the reporting period, and CMS has indicated it may share this information with other government agencies and with congressional committees. Many of these agencies have not previously analyzed this information and have the authority to bring enforcement actions against the hospitals. In December 2008, CMS re-published a Paperwork Reduction Act package and proposed to send the DFRR to 400 hospitals. In June 2010, CMS announced that it had determined that mandating hospitals to complete the DFRR may duplicate some of the reporting obligations related to physician ownership or investment in hospitals set forth in the Health Reform Law, and, as a result, it had decided to delay implementation of the DFRR and instead focus on implementation of these new reporting provisions as to physician-owned hospitals only. CMS also explained in this June 2010 announcement that it remained interested in analyzing physicians’ compensation relationships with hospitals, and that after it collected and examined information related to ownership and investment interests of physicians in hospitals pursuant to the reporting obligations in the Health Reform Law, it would determine if it was necessary to capture information related to compensation arrangements from non-physician owned hospitals as well pursuant to reimplementation of its DFRR initiative. We have no physician ownership in our hospitals, so our hospitals will not be subject to these new physician ownership and investment reporting obligations under the Health Reform Law.

Once a hospital receives this request for a DFRR, the hospital will have 60 days to compile a significant amount of information relating to its financial relationships with physicians. The hospital may be subject to civil monetary penalties of up to $10,000 per day if it is unable to assemble and report this information within the required timeframe or if CMS or any other government agency determines that the submission is inaccurate or incomplete. The hospital may be the subject of investigations or enforcement actions if a government agency determines that any of the information indicates a potential violation of law.

Depending on the final format of the DFRR, responding hospitals may be subject to substantial penalties as a result of enforcement actions brought by government agencies and whistleblowers acting pursuant to the False Claims Act and similar state laws, based on such allegations like failure to respond within required deadlines, that the response is inaccurate or contains incomplete information or that the response indicates a potential violation of the Stark Law or other requirements.

Any governmental investigation or enforcement action which results from the DFRR process could materially adversely affect our results of operations.

Providers in the healthcare industry have been the subject of federal and state investigations, whistleblower lawsuits and class action litigation, and we may become subject to investigations, whistleblower lawsuits or class action litigation in the future.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of hospital companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	laboratory and home healthcare services;

•	physician ownership of, and joint ventures with, hospitals;

•	physician recruitment activities; and

•	other financial arrangements with referral sources.

The Health Reform Law includes additional federal funding of $350 million over the next 10 years to fight healthcare fraud, waste and abuse, including $95 million for federal fiscal year 2011, $55 million in federal fiscal year 2012 and additional increased funding through 2016.

In addition, the federal False Claims Act permits private parties to bring qui tam, or whistleblower, lawsuits against companies. Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware. Defendants determined to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Typically, each fraudulent bill submitted by a provider is considered a separate false claim, and thus the penalties under the False Claims Act may be substantial. Liability arises when an entity knowingly submits a false claim for reimbursement to the federal government. The Fraud Enforcement and Recovery Act, which became law on May 20, 2009, changes the scienter requirements for liability under the False Claims Act. An entity may now violate the False Claims Act if it “knowingly and improperly avoids or decreases an obligation” to pay money to the United States. This includes obligations based on an “established duty . . . arising from . . . the retention of any overpayment.” Thus, if a provider is aware that it has retained an overpayment that it has an obligation to refund, this may form the basis of a False Claims Act violation even if the provider did not know the claim was “false” when it was submitted. The Health Reform Law expressly requires healthcare providers and others to report and return overpayments. The term overpayment is defined as “any funds that a person receives or retains under title XVIII or XIX to which the person, after applicable reconciliation, is not entitled under such title.” The Health Reform Law also defines the period of time in which an overpayment must be reported and returned to the government. The Health Reform Law provides that “[a]n overpayment must be reported and returned” within “60 days after the date on which the overpayment was identified,” or “the date any corresponding cost report is due,” whichever is later. The provision explicitly states that if the overpayment is retained beyond the 60-day period, it becomes an “obligation” sufficient for reverse false claim liability under the False Claims Act, and is therefore subject to treble damages and penalties if there is a “knowing and improper” failure to return the overpayment. In some cases, courts have held that violations of the Stark Law and Anti-Kickback Statute can properly form the basis of a False Claims Act case, finding that in cases where providers allegedly violated other statutes and have submitted claims to a governmental payer during the time period they allegedly violated these other statutes, the providers thereby submitted false claims under the False Claims Act. Some states have adopted similar whistleblower and false claims provisions. The Health Reform Law now explicitly links violations of the Anti-Kickback Statute to the False Claims Act.

The Health Reform Law changes the intent requirement for healthcare fraud under 18 U.S.C. § 1347, such that “a person need not have actual knowledge or specific intent to commit a violation.” In addition, the Health Reform Law significantly changes the False Claims Act by removing the jurisdictional bar for allegations based on publicly disclosed information and by loosening the requirements for a qui tam relator to qualify as an “original source,” by permitting the Department of Justice to oppose a defendant’s motion to dismiss on “public disclosure bar” grounds and by narrowing the definition of what prior disclosures constitute “public disclosure” for the purpose of the bar. These changes will effectively increase False Claims Act exposure by enabling a greater number of whistleblowers to bring a claim.

Should we be found out of compliance with any of these laws, regulations or programs, depending on the nature of the findings, our business, financial position and results of operations could be negatively impacted. See “Business—Legal Proceedings”.

As required by statute, CMS has implemented the Recovery Audit Contractor (“RAC”) program on a nationwide basis. Under the program, CMS contracts with RACs to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. The Health Reform Law expands the RAC program’s scope to include managed Medicare plans and to include Medicaid claims by requiring all states to have entered into contracts with RACs by December 31, 2010. In addition, CMS employs Medicaid Integrity Contractors (“MICs”) to perform post-payment audits of Medicaid claims and identify overpayments. The Health Reform Law increases federal funding for the MIC program for federal fiscal year 2011 and later years. In addition to RACs and MICs, several other contractors, including the state Medicaid agencies, have increased their review activities.

The Office of the Inspector General of the U.S. Department of Health and Human Services and the U.S. Department of Justice have, from time to time, including for fiscal year 2011 established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory, home health and durable medical equipment billing practices. As a result of these initiatives, some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings, we provide some durable medical equipment and home healthcare services, and we have joint venture arrangements involving physician investors. We also have a variety of other financial arrangements with physicians and other potential referral sources including recruitment arrangements and leases. In addition, our executives and managers, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. We are aware that several of our hospitals or their related healthcare operations were and may still be under investigation in connection with activities conducted prior to our acquisition of them. With the exception of the acquisition of the assets of DMC and its affiliates (See “Prospectus Summary—The Acquisitions—The Detroit Medical Center” included elsewhere in this prospectus for information regarding our commitment to payments arising from certain pre-closing violations), under the terms of our various acquisition agreements, the prior owners of our hospitals are responsible for any liabilities arising from pre-closing violations. The prior owners’ resolution of these matters or failure to resolve these matters, in the event that any resolution was deemed necessary, may have a material adverse effect on our business, financial condition or results of operations. Any investigations of us, our executives, managers, facilities or operations could result in significant liabilities or penalties to us, as well as adverse publicity.

We maintain a voluntary compliance program to address health regulatory and other compliance requirements. This program includes initial and periodic ethics and compliance training, a toll-free hotline for employees to report, without fear of retaliation, any suspected legal or ethical violations, annual “fraud and abuse” audits to look at our financial relationships with physicians and other referral sources and annual “coding audits” to make sure our hospitals bill the proper service codes in respect of obtaining payment from the Medicare and Medicaid programs.

As an element of our corporate compliance program and our internal compliance audits, from time to time we make voluntary disclosures and repayments to the Medicare and Medicaid programs and/or to the federal and/or state regulators for these programs in the ordinary course of business. All of these voluntary actions on our part could lead to an investigation by the regulators to determine whether any of our facilities have violated the Stark Law, the Anti-Kickback Statute, the False Claims Act or similar state law. Either an investigation or initiation of administrative or judicial actions could result in a public announcement of possible violations of the Stark Law, the Anti-Kickback Statute or the False Claims Act or similar state law. Such determination or announcements could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Additionally, several hospital companies have in recent years been named defendants in class action litigation alleging, among other things, that their charge structures are fraudulent and, under state law, unfair or deceptive practices, insofar as those hospitals charge insurers lower rates than those charged to uninsured patients. We cannot assure you that we will not be named as a defendant in litigation of this type. Furthermore, the outcome of these suits may affect the industry standard for charity care policies and any response we take may have a material adverse effect on our financial results.

In June 2006, we and two other hospital systems operating in San Antonio, Texas had a putative class action lawsuit brought against all of us alleging that we and the other defendants had conspired with one another and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the competing hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. On the same day that this litigation was brought against us and two other hospital systems in San Antonio, substantially similar class action litigation was brought against multiple hospitals or hospital systems in three other cities (Chicago, Illinois; Albany, New York; and Memphis, Tennessee), with a fifth suit instituted against hospitals or hospital systems in Detroit, Michigan later in 2006, one of which hospital systems was DMC. A negative outcome in the San Antonio and/or the Detroit actions could materially affect our business, financial condition or results of operations. See “Business—Legal Proceedings” included elsewhere in this prospectus for further discussion of these lawsuits.

Competition from other hospitals or healthcare providers (especially specialty hospitals) may reduce our patient volumes and profitability.

The healthcare business is highly competitive and competition among hospitals and other healthcare providers for patients has intensified in recent years. Generally, other hospitals in the local communities served by most of our hospitals provide services similar to those offered by our hospitals. In addition, CMS publicizes on its Medicare website performance data related to quality measures and data on patient satisfaction surveys hospitals submit in connection with their Medicare reimbursement. Federal law provides for the future expansion of the number of quality measures that must be reported. Additional quality measures and future trends toward clinical transparency may have an unanticipated impact on our competitive position and patient volumes. Further, the Health Reform Law requires all hospitals to annually establish, update and make public a list of the hospital’s standard charges for items and services. If any of our hospitals achieve poor results (or results that are lower than our competitors) on these quality measures or on patient satisfaction surveys or if our standard charges are higher than our competitors, our patient volumes could decline.

In addition, we believe the number of freestanding specialty hospitals and surgery and diagnostic centers in the geographic areas in which we operate has increased significantly in recent years. As a result, most of our hospitals operate in an increasingly competitive environment. Some of the hospitals that compete with our hospitals are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis. Increasingly, we are facing competition from physician-owned specialty hospitals and freestanding surgery centers that compete for market share in high margin services and for quality physicians and personnel. If ambulatory surgery centers are better able to compete in this environment than our hospitals, our hospitals may experience a decline in patient volume, and we may experience a decrease in margin, even if those patients use our ambulatory surgery centers. Further, if our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our hospitals and ambulatory surgery centers, we may experience an overall decline in patient volume. See “Business—Competition” included elsewhere in this prospectus.

Our PHP also faces competition within the Arizona markets that it serves. As in the case of our hospitals, some of our health plan competitors in these markets are owned by governmental agencies or not-for-profit corporations that have greater financial resources than we do. The revenues we derive from PHP could significantly decrease if new plans operating in the Arizona Health Care Cost Containment System (“AHCCCS”), which is Arizona’s state Medicaid program, enter these markets or other existing AHCCCS plans increase their number of members. Moreover, a failure to attract future members may negatively impact our ability to maintain our profitability in these markets.

We may be subject to liabilities from claims brought against our facilities.

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us, including those outside of the ordinary course of business such as class actions and those in the ordinary course of business such as malpractice lawsuits. Some of these actions may involve large claims as well as significant defense costs. See “Business—Legal Proceedings” included elsewhere in this prospectus for additional information.

We maintain professional and general liability insurance with unrelated commercial insurance carriers to provide for losses in excess of our self-insured retention (such retention maintained by our captive insurance subsidiaries and/or other of our subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for our Illinois hospitals subsequent to June 30, 2010. As a result, a few successful claims against us that are within our self-insured retention amounts could have an adverse effect on our results of operations, cash flows, financial condition or liquidity. We also maintain umbrella coverage for an additional $65.0 million above our self-insured retention with independent third party carriers for our operations outside DMC. DMC currently maintains separate umbrella coverage for an additional $45.0 million above our self-insured retention with independent third party carriers. There can be no assurance that one or more claims might not exceed the scope of this third-party coverage.

Additionally, we experienced unfavorable claims development during fiscal 2010, which is reflected in our professional and general liability costs. The relatively high cost of professional liability insurance and, in some cases, the lack of availability of such insurance coverage, for physicians with privileges at our hospitals increases our risk of vicarious liability in cases where both our hospital and the uninsured or underinsured physician are named as co-defendants. As a result, we are subject to greater self-insured risk and may be required to fund claims out of our operating cash flows to a greater extent than during fiscal year 2010. We cannot assure you that we will be able to continue to obtain insurance coverage in the future or that such insurance coverage, if it is available, will be available on acceptable terms.

While we cannot predict the likelihood of future claims or inquiries, we expect that new matters may be initiated against us from time to time. Moreover, the results of current claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows.

Our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting patient portions of insured accounts.

Like others in the hospital industry, we have experienced an increase in uncompensated care. Our combined provision for doubtful accounts, uninsured discounts and charity care deductions as a percentage of patient service revenues (prior to these adjustments) was 12.0% during both fiscal 2008 and 2009. This ratio increased to 15.8% for the year ended June 30, 2010. Approximately 330 basis points of this increase from fiscal 2009 to fiscal 2010 related to the uninsured discount and Medicaid pending policy changes implemented in our Illinois hospitals effective April 1, 2009 and in our Phoenix and San Antonio hospitals effective July 1, 2009. Our self-pay discharges as a percentage of total discharges were approximately 3.3% during each of the past three fiscal years (as adjusted for our Medicaid pending policy changes in Illinois on April 1, 2009 and in Phoenix and San Antonio on July 1, 2009). Our self-pay discharges as a percentage of total discharges during the six months ended December 31, 2010 increased by 400 basis points compared to the six months ended December 31, 2009. Our hospitals remain at risk for increases in uncompensated care as a result of price increases, the continuing trend of increases in coinsurance and deductible portions of managed care accounts and increases in uninsured patients as a result of potential state Medicaid funding cuts or general economic weakness. Although we continue to seek ways of improving point of service collection efforts and implementing appropriate payment plans with our patients, if we continue to experience growth in self-pay revenues prior to the Health Reform Law being fully implemented, our results of operations and cash flows could be materially adversely affected. Further, our ability to improve collections for self-pay patients may be limited by regulatory and investigatory initiatives, including private lawsuits directed at hospital charges and collection practices for uninsured and underinsured patients.

The Health Reform Law seeks to decrease over time the number of uninsured individuals. Among other things, the Health Reform Law will, effective January 1, 2014, expand Medicaid and incentivize employers to offer, and require individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the law. In addition, even after implementation of the Health Reform Law, we may continue to experience bad debts and have to provide uninsured discounts and charity care for undocumented aliens who are not permitted to enroll in a health insurance exchange or government healthcare programs.

Our performance depends on our ability to recruit and retain quality physicians.

Physicians generally direct the majority of hospital admissions. Thus, the success of our hospitals depends in part on the following factors:

•	the number and quality of the physicians on the medical staffs of our hospitals;

•	the admitting practices of those physicians; and

•	the maintenance of good relations with those physicians.

Most physicians at our hospitals also have admitting privileges at other hospitals. Our efforts to attract and retain physicians are affected by our managed care contracting relationships, national shortages in some specialties, such as anesthesiology and radiology, the adequacy of our support personnel, the condition of our facilities and medical equipment, the availability of suitable medical office space and federal and state laws and regulations prohibiting financial relationships that may have the effect of inducing patient referrals. If facilities are not staffed with adequate support personnel or technologically advanced equipment that meets the needs of patients, physicians may be discouraged from referring patients to our facilities, which could adversely affect our profitability.

In an effort to meet community needs in the markets in which we operate, we have implemented a strategy to employ physicians both in primary care and in certain specialties. As of June 30, 2010, we employed more than 300 practicing physicians, excluding residents. We have employed a significant number of additional physicians since June 30, 2010 primarily through acquisitions, including 19 physicians comprising the Arizona Heart Institute, assets of which we purchased in October 2010 and approximately 160 physicians from the DMC acquisition. A physician employment strategy includes increased salary and benefits costs, physician integration risks and difficulties associated with physician practice management. While we believe this strategy is consistent with industry trends, we cannot be assured of the long-term success of such a strategy. In addition, if we raise wages in response to our competitors’ wage increases and are unable to pass such increases on to our clients, our margins could decline, which could adversely affect our business, financial condition and results of operations.

We may be unable to achieve our acquisition and growth strategies and we may have difficulty acquiring not-for-profit hospitals due to regulatory scrutiny.

An important element of our business strategy is expansion by acquiring hospitals in our existing and in new urban and suburban markets and by entering into partnerships or affiliations with other healthcare service providers. The competition to acquire hospitals is significant, including competition from healthcare companies with greater financial resources than ours. As previously discussed, we have acquired two hospitals in Chicago, Illinois, one hospital in Phoenix, Arizona and eight hospitals in metropolitan Detroit, Michigan. There is no guarantee that we will be able to successfully integrate these or any other hospital acquisitions, which limits our ability to complete future acquisitions.

Potential future acquisitions may be on less than favorable terms. We may have difficulty obtaining financing, if necessary, for future acquisitions on satisfactory terms. The DMC acquisition includes and other future acquisitions may include significant capital or other funding commitments that we may not be able to finance through operating cash flows or additional debt or equity proceeds. We sometimes agree not to sell an acquired hospital for some period of time (currently no longer than 10 years) after purchasing it and/or grant the seller a right of first refusal to purchase the hospital if we agree to sell it to a third party.

Additionally, many states, including some where we have hospitals and others where we may in the future attempt to acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the sale proceeds by the not-for-profit seller. These review and approval processes can add time to the consummation of an acquisition of a not-for-profit hospital, and future actions on the state level could seriously delay or even prevent future acquisitions of not-for-profit hospitals. Furthermore, as a condition to approving an acquisition, the attorney general of the state in which the hospital is located may require us to maintain specific services, such as emergency departments, or to continue to provide specific levels of charity care, which may affect our decision to acquire or the terms upon which we acquire one of these hospitals.

We may not be able to successfully integrate our acquisition of DMC or realize the potential benefits of the acquisition, which could cause our business to suffer.

We may not be able to combine successfully the operations of DMC with our operations and, even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of DMC with our operations requires significant attention from management and may impose substantial demands on our operations or other projects. The integration of DMC also involves a significant capital commitment, and the return that we achieve on any capital invested may be less than the return that we would achieve on our other projects or investments. Any of these factors could cause delays or increased costs of combining the companies, which could adversely affect our operations, financial results and liquidity.

Future acquisitions or joint ventures may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions or joint ventures of hospitals or other related healthcare facilities and services. These acquisitions or joint ventures may involve significant cash expenditures, debt incurrence, additional operating losses and expenses that could have a material adverse effect on our financial condition, results of operations and cash flows. Acquisitions or joint ventures involve numerous risks, including:

•	difficulty and expense of integrating acquired personnel into our business;

•	diversion of management’s time from existing operations;

•	potential loss of key employees or customers of acquired companies; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

We cannot assure you that we will succeed in obtaining financing for acquisitions or joint ventures at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals profitably or succeed in achieving improvements in their financial performance.

The cost of our malpractice insurance and the malpractice insurance of physicians who practice at our facilities remains volatile. Successful malpractice or tort claims asserted against us, our physicians or our employees could materially adversely affect our financial condition and profitability.

Physicians, hospitals and other healthcare providers are subject to legal actions alleging malpractice, general liability or related legal theories. Many of these actions involve large monetary claims and significant defense costs. Hospitals and physicians have typically maintained a special type of insurance (commonly called malpractice or professional liability insurance) to protect against the costs of these types of legal actions. We created a captive insurance subsidiary on June 1, 2002, to assume a substantial portion of the professional and general liability risks of our facilities. For claims incurred between June 1, 2002 and June 30, 2010, we self-insured our professional and general liability risks, either through our captive subsidiary or through another of our subsidiaries, in respect of losses up to $10.0 million. For claims subsequent to June 30, 2010, we increased this self-insured retention to $15.0 million for our Illinois hospitals. We have also purchased umbrella excess policies for professional and general liability insurance for all periods through June 30, 2011 with unrelated commercial carriers to provide an additional $65.0 million of coverage in the aggregate above our self-insured retention for our operations outside DMC. We maintain separate umbrella coverage for DMC through other captive insurance subsidiaries for an additional $45.0 million above our $10.0 million self-insured retention with independent third party carriers. While our premium prices have not fluctuated significantly during the past few years, the total cost of professional and general liability insurance remains sensitive to the volume and severity of cases reported. There is no guarantee that excess insurance coverage will continue to be available in the future at a cost allowing us to maintain adequate levels of such insurance. Moreover, due to the increased retention limits insured by us and our captive subsidiary, if actual payments of claims materially exceed our projected estimates of malpractice claims, our financial condition, results of operations and cash flows could be materially adversely affected.

Physicians’ professional liability insurance costs in certain markets have dramatically increased to the point where some physicians are either choosing to retire early or leave those markets. If physician professional liability insurance costs continue to escalate in markets in which we operate, some physicians may choose not to practice at our facilities, which could reduce our patient volumes and revenues. Our hospitals may also incur a greater percentage of the amounts paid to claimants if physicians are unable to obtain adequate malpractice coverage since we are often sued in the same malpractice suits brought against physicians on our medical staffs who are not employed by us.

We have employed a significant number of additional physicians from our fiscal 2011 acquisitions. Also, effective with the DMC acquisition, we now provide malpractice coverage through certain of our insurance captive subsidiaries to more than 1,100 non-employed attending physicians, which creates additional risks for us. We expect to continue to employ additional physicians during the near future. A significant increase in employed physicians could significantly increase our professional and general liability risks and related costs in future periods since for employed physicians there is no insurance coverage from unaffiliated insurance companies.

Our facilities are concentrated in a small number of regions. If any one of the regions in which we operate experiences a regulatory change, economic downturn or other material change, our overall business results may suffer.

Among our operations as of December 31, 2010, five hospitals and various related healthcare businesses were located in San Antonio, Texas; six hospitals and related healthcare businesses were located in metropolitan Phoenix, Arizona; four hospitals and related healthcare businesses were located in metropolitan Chicago, Illinois; and three hospitals and related healthcare businesses were located in Massachusetts. Effective January 1, 2011, we acquired eight hospitals in Metropolitan Detroit, Michigan.

For the years ended June 30, 2008, 2009 and 2010, the six months ended December 31, 2010 and the pro forma six months ended December 31, 2010 (adjusted for the Acquisitions), our total revenues were generated as follows:

					Pro Forma
				Six Months	Six Months
				Ended	Ended
	Year Ended June 30,			December 31,	December 31,
	2008	2009	2010	2010	2010

San Antonio	32.1%	29.6%	26.8%	26.5%	16.7%
PHP and AAHP	14.1%	19.3%	23.1%	21.5%	13.5%
Massachusetts	19.7%	18.3%	18.2%	16.2%	10.2%
Metropolitan Phoenix, excluding PHP and AAHP	18.8%	17.9%	17.5%	16.1%	10.2%
Metropolitan Chicago (1)	14.9%	14.6%	14.1%	19.4%	12.3%
Metropolitan Detroit	0.0%	0.0%	0.0%	0.0%	36.9%
Other	0.4%	0.3%	0.3%	0.3%	0.2%

	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes MHP.

Any material change in the current demographic, economic, competitive or regulatory conditions in any of these regions could adversely affect our overall business results because of the significance of our operations in each of these regions to our overall operating performance. Moreover, due to the concentration of our revenues in only five regions, our business is less diversified and, accordingly, is subject to greater regional risk than that of some of our larger competitors.

If we are unable to control our healthcare costs at Phoenix Health Plan and Abrazo Advantage Health Plan, if the health plans should lose their governmental contracts or if budgetary cuts reduce the scope of Medicaid or dual-eligibility coverage, our profitability may be adversely affected.

For the years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, PHP generated approximately 12.7%, 18.1%, 22.1% and 20.6% of our total revenues, respectively. PHP derives substantially all of its revenues through a contract with AHCCCS. AHCCCS pays capitated rates to PHP, and PHP subcontracts with physicians, hospitals and other healthcare providers to provide services to its members. If we fail to effectively manage our healthcare costs, these costs may exceed the payments we receive. Many factors can cause actual healthcare costs to exceed the capitated rates paid by AHCCCS, including:

•	our ability to contract with cost-effective healthcare providers;

•	the increased cost of individual healthcare services;

•	the type and number of individual healthcare services delivered; and

•	the occurrence of catastrophes, epidemics or other unforeseen occurrences.

Our current contract with AHCCCS began October 1, 2008 and expires September 30, 2011. This contract is terminable without cause on 90 days’ written notice from AHCCCS or for cause upon written notice from AHCCCS if we fail to comply with any term or condition of the contract or fail to take corrective action as required to comply with the terms of the contract. AHCCCS may also terminate the contract with PHP in the event of unavailability of state or federal funding. If our AHCCCS contract is terminated, our profitability would be adversely affected by the loss of these revenues and cash flows. Also, should the scope of the Medicaid program be reduced as a result of state budgetary cuts or other political factors, our results of operations could be adversely affected.

For the years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, AAHP generated 1.4%, 1.2%, 1.0% and 0.9% of our total revenues, respectively. AAHP began providing healthcare coverage to Medicare and Medicaid dual-eligible members on January 1, 2006. Most of AAHP’s members were formerly enrolled in PHP. AAHP’s contract with CMS went into effect on January 1, 2006, for a term of one year, with a provision for successive one year renewals, and has currently been renewed through December 31, 2011. If we fail to effectively manage AAHP’s healthcare costs, these costs may exceed the payments we receive.

We are dependent on our senior management team and local management personnel, and the loss of the services of one or more of our senior management team or key local management personnel could have a material adverse effect on our business.

The success of our business is largely dependent upon the services and management experience of our senior management team, which includes Charles N. Martin, Jr., our Chairman and Chief Executive Officer; Kent H. Wallace, our President and Chief Operating Officer; Keith B. Pitts, our Vice Chairman, Phillip W. Roe, our Executive Vice President, Chief Financial Officer and Treasurer; Bradley A. Perkins, MD, our Executive Vice President and Chief Transformation Officer and Joseph D. Moore, Executive Vice President. In addition, we depend on our ability to attract and retain local managers at our hospitals and related facilities, on the ability of our senior officers and key employees to manage growth successfully and on our ability to attract and retain skilled employees. We do not maintain key man life insurance policies on any of our officers. If we were to lose any of our senior management team or members of our local management teams, or if we are unable to attract other necessary personnel in the future, it could have a material adverse effect on our business, financial condition and results of operations. If we were to lose the services of one or more members of our senior management team or a significant portion of our hospital management staff at one or more of our hospitals, we would likely experience a significant disruption in our operations and failure of the affected hospitals to adhere to their respective business plans.

Controls designed to reduce inpatient services may reduce our revenues.

Controls imposed by Medicare and commercial third-party payers designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Utilization review entails the review of the admission and course of treatment of a patient by managed care plans. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payer-required preadmission authorization and utilization review and by payer pressures to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. For example, the Health Reform Law potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use. Although we are unable to predict the effect these changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material, adverse effect on our business, financial position and results of operations.

There has been recent increased scrutiny of a hospital’s “Medicare Observation Rate” from outside auditors, government enforcement agencies and industry observers. The term “Medicare Observation Rate” is defined as total unique observation claims divided by the sum of total unique observation claims and total inpatient short-stay acute care hospital claims. A low rate may raise suspicions that a hospital is inappropriately admitting patients that could be cared for in an observation setting. On April 11, 2011, Tenet Healthcare Corporation (“Tenet”) filed a complaint against Community Health Systems, Inc. (“CHS”) alleging that CHS admitted patients at a higher rate than was medically necessary, resulting in higher reimbursements than it should have received. As support for its allegation, Tenet cited CHS’ Medicare Observation Rate for CY 2009 of 5.11%, compared with a national average rate of 12.6% for the same period (as such national average was reported by Tenet in Exhibit 99.2 to its Current Report on Form 8-K dated April 11, 2011), and CHS’ use of its own internally-developed admission criteria. Tenet reported in said Form 8-K that its source for such national average was the Centers for Medicare & Medicaid Services’ Outpatient Standard Analytic Files (“SAFs”) for CYs 2006-2009 and the Inpatient Prospective Payment System SAFs for CYs 2006-2009. Our rate for CY 2009 was 10.8%, as compared to the national rate of 12.6%. In our affiliated hospitals, we use the independent, evidence-based clinical criteria developed by McKesson Corporation, commonly known as InterQual Criteria, to determine whether a patient qualifies for inpatient admission. The industry may anticipate increased regulatory scrutiny of inpatient admission decisions and the Medicare Observation Rate in the future.

The industry trend towards value-based purchasing may negatively impact our revenues.

There is a trend in the healthcare industry towards value-based purchasing of healthcare services. These value-based purchasing programs include both public reporting of quality data and preventable adverse events tied to the quality and efficiency of care provided by facilities. Governmental programs including Medicare and Medicaid currently require hospitals to report certain quality data to receive full reimbursement updates. In addition, Medicare does not reimburse for care related to certain preventable adverse events (also called “never events”). Many large commercial payers currently require hospitals to report quality data, and several commercial payers do not reimburse hospitals for certain preventable adverse events.

The Health Reform Law contains a number of provisions intended to promote value-based purchasing. Effective July 1, 2011, the Health Reform Law will prohibit the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat hospital acquired conditions (“HACs”). Beginning in federal fiscal year 2015, hospitals that fall into the top 25% of national risk-adjusted HAC rates for all hospitals in the previous year will receive a 1% reduction in their total Medicare payments. Hospitals with excessive readmissions for conditions designated by HHS will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard.

The Health Reform Law also requires HHS to implement a value-based purchasing program for inpatient hospital services. Beginning in federal fiscal year 2013, HHS will reduce inpatient hospital payments for all discharges by a percentage beginning at 1% in federal fiscal year 2013 and increasing by 0.25% each fiscal year up to 2% in federal fiscal year 2017 and subsequent years; and pool the total amount collected from these reductions to fund payments to reward hospitals that meet or exceed certain quality performance standards established by HHS. HHS will determine the amount each hospital that meets or exceeds the quality performance standards will receive from the pool of dollars created by these payment reductions.

We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict how this trend will affect our results of operations, but it could negatively impact our revenues.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) required HHS to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”)—one part of the American Recovery and Reinvestment Act of 2009 (“ARRA”)—significantly broadened the scope of the HIPAA privacy and security regulations. On October 30, 2009, HHS issued an Interim Final Rule implementing amendments to the enforcement regulations under HIPAA and on July 14, 2010, HHS issued a Proposed Rule containing modifications to privacy standards, security standards and enforcement actions. In addition, HHS is currently in the process of finalizing regulations addressing security breach notification requirements. HHS initially released an Interim Final Rule for breach notification requirements on August 24, 2009. HHS then drafted a Final Rule which was submitted to OMB but subsequently withdrawn by HHS on July 29, 2010. Currently, the Interim Final Rule remains in effect but the withdrawal suggests that when HHS issues the Final Rule, which it has indicated it intends to do in the next several months, the requirements for how covered entities should respond in the event of a potential security breach involving protected health information are likely to be more onerous than those contained in the Interim Final Rule.

Violations of HIPAA could result in civil or criminal penalties. In fact, on February 22, 2011, the Department of Health and Human Services Office for Civil Rights imposed, for the first time, civil monetary penalties on a covered entity for violating HIPAA’s privacy rule by denying patients timely access to their medical records when requested. Two days later, on February 24, 2011, the settlement of another enforcement action was announced, with the covered entities agreeing to a monetary settlement and the imposition of a resolution agreement and corrective action plan. An investigation or initiation of civil or criminal actions could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly. In addition, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state and could impose additional penalties. We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy laws. Our compliance officers are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with HIPAA and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

As a result of increased post-payment reviews of claims we submit to Medicare and Medicaid for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of new government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted to long-term care hospitals, and audits of Medicare claims under the Recovery Audit Contractor program (“RAC”). The RAC program began as a demonstration project in 2005 in three states (New York, California and Florida) and was expanded into the three additional states of Arizona, Massachusetts and South Carolina in July 2007. The program was made permanent by the Tax Relief and Health Care Act of 2006 enacted in December 2006.

CMS ended the demonstration project in March 2008 and commenced the permanent RAC program in all states beginning in 2009, with a permanent national RAC program in all 50 states in 2010.

RACs utilize a post-payment targeted review process employing data analysis techniques in order to identify those Medicare claims most likely to contain overpayments, such as incorrectly coded services, incorrect payment amounts, non-covered services and duplicate payments. The RAC review is either “automated”, for which a decision can be made without reviewing a medical record, or “complex”, for which the RAC must contact the provider in order to procure and review the medical record to make a decision about the payment. CMS has given RACs the authority to look back at claims up to three years old, provided that the claim was paid on or after October 1, 2007. Claims identified as overpayments will be subject to the Medicare appeals process.

Under a proposed Medicaid rule published November 10, 2010, each state must establish a Medicaid RAC program. While it was expected to be fully implemented by April 1, 2011, CMS has stated that when the Final Rule is published, a new implementation date will be specified. CMS is also mandated to issue proposed rules on RACs for Medicare Advantage plans and Medicare Part D by the end of the year.

These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare or Medicaid that are determined to have been overpaid. We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services.

If we fail to continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets will be adversely affected.

Technological advances with respect to computed axial tomography (“CT”), magnetic resonance imaging (“MRI”) and positron emission tomography (“PET”) equipment, as well as other equipment used in our facilities, are continually evolving. In an effort to compete with other healthcare providers, we must constantly evaluate our equipment needs and upgrade equipment as a result of technological improvements. Such equipment costs typically range from $1.0 million to $3.0 million, exclusive of construction or build-out costs. If we fail to remain current with the technological advancements of the medical community, our volumes and revenue may be negatively impacted.

Our hospitals face competition for staffing especially as a result of the national shortage of nurses and the increased imposition on us of nurse-staffing ratios, which has in the past and may in the future increase our labor costs and materially reduce our profitability.

We compete with other healthcare providers in recruiting and retaining qualified management and staff personnel responsible for the day-to-day operations of each of our hospitals, including most significantly nurses and other non-physician healthcare professionals. In the healthcare industry generally, including in our markets, the national shortage of nurses and other medical support personnel has become a significant operating issue. This shortage has caused us in the past and may require us in the future to increase wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary personnel. We have voluntarily raised on several occasions in the past, and expect to raise in the future, wages for our nurses and other medical support personnel.

In addition, union-mandated or state-mandated nurse-staffing ratios significantly affect not only labor costs, but may also cause us to limit patient admissions with a corresponding adverse effect on revenues if we are unable to hire the appropriate number of nurses to meet the required ratios. While we do not currently operate in any states with mandated nurse-staffing ratios, the states in which we operate could adopt mandatory nurse-staffing ratios at any time. In those instances where our nurses are unionized, it is our experience that new union contracts often impose significant new additional staffing ratios by contract on our hospitals. This was the case with the increased staffing ratios imposed on us in our union contract with our nurses at Saint Vincent Hospital in Worcester, Massachusetts negotiated in 2007.

The U.S. Congress has considered a bill called the Employee Free Choice Act of 2009 (“EFCA”), which organized labor, a major supporter of the Obama administration, has called its number one legislative objective. EFCA would amend the National Labor Relations Act to establish a procedure whereby the National

Labor Relations Board (“NLRB”) would certify a union as the bargaining representative of employees, without a NLRB-supervised secret ballot election, if a majority of unit employees sign valid union authorization cards (the “card-check provision”). Additionally, under EFCA, parties that are unable to reach a first contract within 90 days of collective bargaining could refer the dispute to mediation by the Federal Mediation and Conciliation Service (the “Service”). If the Service is unable to bring the parties to agreement within 30 days, the dispute then would be referred to binding arbitration. Also, the bill would provide for increased penalties for labor law violations by employers. In July 2009, due to intense opposition from the business community, alternative draft legislation became public, dropping the card-check provision, but putting in its place new provisions making it easier for employees to organize including provisions to require shorter unionization campaigns, faster elections and limitations on employer-sponsored anti-unionization meetings, which employees are required to attend. It is uncertain whether this legislation will continue to be considered in the current Congress, with the House of Representatives now controlled by the Republican Party. However, this legislation, if passed by this or a subsequent Congress, would make it easier for our nurses or other hospital employees to unionize, which could materially increase our labor costs.

If our labor costs continue to increase, we may not be able to raise our payer reimbursement levels to offset these increased costs, including the significantly increased costs that we will incur for wage increases and nurse-staffing ratios under our new union contract with our nurses at Saint Vincent Hospital. Because substantially all of our net patient revenues consist of payments based on fixed or negotiated rates, our ability to pass along increased labor costs is materially constrained. Our failure to recruit and retain qualified management, nurses and other medical support personnel, or to control our labor costs, could have a material adverse effect on our profitability.

Our pension plan obligations under one of DMC’s pension plans are currently underfunded, and we may have to make significant cash payments to this plan, which would reduce the cash available for our businesses.

Effective January 1, 2011, we acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds and similar debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC (estimated at approximately $228.0 million as of December 31, 2010), which liability we anticipate that we will fund over 15 years after closing based upon current actuarial assumptions and estimates (such assumptions and estimates are subject to periodic adjustment). As a result of our assumption of this DMC pension liability in connection with the acquisition, we have underfunded obligations under this pension plan. The funded status of the pension plan referred to above is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and the discount rate used to recognize pension obligations. Unfavorable returns on the plan assets or unfavorable changes in applicable laws or regulations could materially change the timing and amount of required plan funding, which would reduce the cash available for our businesses. In addition, a decrease in the discount rate used to determine this pension obligation could result in an increase in the valuation of this pension obligation, which could affect the reported funded status of this pension plan and necessary future contributions, as well as the periodic pension cost in respect of this plan in subsequent fiscal years.

Under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded tax-qualified pension plan under limited circumstances. In the event that the tax-qualified pension plan referred to above is terminated by the PBGC, we could be liable to the PBGC for the entire amount of the underfunding.

Compliance with Section 404 of the Sarbanes-Oxley Act may negatively impact our results of operations and failure to comply may subject us to regulatory scrutiny and a loss of investors’ confidence in our internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to perform an evaluation of our internal control over financial reporting and file management’s attestation with our annual report. We have evaluated, tested and implemented internal controls over financial reporting to enable management to report on such internal controls under Section 404. However, we cannot assure you that the conclusions we reached in our June 30, 2010 management report will represent conclusions we reach in future periods. Failure on our part to comply with Section 404 may subject us to regulatory scrutiny and a loss of public confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control over financial reporting and hiring additional personnel. Any such actions could negatively affect our results of operations.

A failure of our information systems would adversely affect our ability to properly manage our operations.

We rely on our advanced information systems and our ability to successfully use these systems in our operations. These systems are essential to the following areas of our business operations, among others:

•	patient accounting, including billing and collection of patient service revenues;

•	financial, accounting, reporting and payroll;

•	coding and compliance;

•	laboratory, radiology and pharmacy systems;

•	remote physician access to patient data;

•	negotiating, pricing and administering managed care contracts; and

•	monitoring quality of care.

If we are unable to use these systems effectively, we may experience delays in collection of patient service revenues and may not be able to properly manage our operations or oversee compliance with laws or regulations.

If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

As required by ARRA, HHS has adopted an incentive payment program for eligible hospitals and health care professionals that implement certified electronic health record (“EHR”) technology and use it consistently with “meaningful use” requirements. If our hospitals and employed or contracted professionals do not meet the Medicare or Medicaid EHR for incentive program requirements, we will not receive Medicare or Medicaid incentive payments to offset some of the costs of implementing EHR systems. Further, beginning in federal fiscal year 2015, eligible hospitals and physicians that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare. Failure to implement EHR systems effectively and in a timely manner could have a material, adverse effect on our financial position and results of operations.

Difficulties with current construction projects or new construction projects such as additional hospitals or major expansion projects may involve significant capital expenditures that could have an adverse impact on our liquidity.

During fiscal year 2010, we entered into a contract to construct a replacement facility for our Southeast Baptist Hospital in San Antonio, which we expect will cost $86.2 million to construct and equip. We may also decide to construct an additional hospital or hospitals in the future or construct additional major expansion projects to existing hospitals in order to achieve our growth objectives. Additionally, the DMC purchase includes a commitment by us to fund $500.0 million of specified construction projects at the DMC facilities during the five years subsequent to the closing of the acquisition, many of which include substantial physical plant expansions. The $500.0 million commitment for specified construction projects includes the following annual aggregate spending amounts — $80.0 million for calendar 2011; $160.0 million for calendar 2012; $240.0 million for calendar 2013; $320.0 million for calendar 2014; and $500.0 million for calendar 2015. Our ability to complete construction of new hospitals or new expansion projects on budget and on schedule would depend on a number of factors, including, but not limited to:

•	our ability to control construction costs;

•	the failure of general contractors or subcontractors to perform under their contracts;

•	adverse weather conditions;

•	shortages of labor or materials;

•	our ability to obtain necessary licensing and other required governmental authorizations; and

•	other unforeseen problems and delays.

As a result of these and other factors, we cannot assure you that we will not experience increased construction costs on our construction projects or that we will be able to construct our current or any future construction projects as originally planned. In addition, our current and any future major construction projects would involve a significant commitment of capital with no revenues associated with the projects during construction, which also could have a future adverse impact on our liquidity.

If the costs for construction materials and labor continue to rise, such increased costs could have an adverse impact on the return on investment relating to our expansion projects.

The cost of construction materials and labor has significantly increased over the past years as a result of global and domestic events. We have experienced significant increases in the cost of steel due to the demand in China for such materials and an increase in the cost of lumber due to multiple factors. Increases in oil and gas prices have increased costs for oil-based products and for transporting materials to job sites. As we continue to invest in modern technologies, emergency rooms and operating room expansions, we expend large sums of cash generated from operating activities. We evaluate the financial viability of such projects based on whether the projected cash flow return on investment exceeds our cost of capital. Such returns may not be achieved if the cost of construction continues to rise significantly or anticipated volumes do not materialize.

State efforts to regulate the construction or expansion of hospitals could impair our ability to operate and expand our operations.

Some states require healthcare providers to obtain prior approval, known as certificates of need, for:

•	the purchase, construction or expansion of healthcare facilities;

•	capital expenditures exceeding a prescribed amount; or

•	changes in services or bed capacity.

In giving approval, these states consider the need for additional or expanded healthcare facilities or services. Illinois, Michigan and Massachusetts are the only states in which we currently own hospitals that have certificate-of-need laws. The failure to obtain any required certificate of need could impair our ability to operate or expand operations in these states.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

Blackstone acquired our predecessor company during fiscal 2005. We recorded a significant portion of the purchase price as goodwill. At December 31, 2010, we had approximately $650.2 million of goodwill recorded on our financial statements. There is no guarantee that we will be able to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired. During fiscal 2007, we recorded a $123.8 million ($110.5 million, net of tax benefit) impairment charge to goodwill to reduce the carrying values of our MacNeal and Weiss hospitals in Illinois to their fair values. We performed an interim goodwill impairment test during the quarter ended December 31, 2009 and, based upon revised projected cash flows, market participant data and appraisal information, we determined that the $43.1 million remaining goodwill related to these hospitals was impaired. We recorded the $43.1 million ($31.8 million, net of taxes) non-cash impairment loss during the quarter ended December 31, 2009.

Our hospitals are subject to potential responsibilities and costs under environmental laws that could lead to material expenditures or liability.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the protection of human health and the environment. We could incur substantial costs to maintain compliance with these laws and regulations. To our knowledge, we have not been and are not currently the subject of any material investigations relating to noncompliance with environmental laws and regulations. We could become the subject of future investigations, which could lead to fines or criminal penalties if we are found to be in violation of these laws and regulations. The principal environmental requirements and concerns applicable to our operations relate to proper management of regulated materials, hazardous waste, low-level radioactive and other medical waste, above-ground and underground storage tanks, operation of boilers, chillers and other equipment, and management of building conditions, such as the presence of mold, lead-based paint or asbestos. Our hospitals engage independent contractors for the transportation, handling and disposal of hazardous waste, and we require that our hospitals be named as additional insureds on the liability insurance policies maintained by these contractors.

We also may be subject to requirements related to the remediation of hazardous substances and other regulated materials that have been released into the environment at properties now or formerly owned or operated by us or our predecessors, or at properties where such substances and materials were sent for off-site treatment or disposal. Liability for costs of investigation and remediation may be imposed without regard to fault, and under certain circumstances on a joint and several basis and can be substantial.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws which are intended to be covered by the safe harbors created thereby. Forward-looking statements are those statements that are based upon management’s current plans and expectations as opposed to historical and current facts and are often identified in this prospectus by use of words including but not limited to “may,” “believe,” “will,” “project,” “expect,” “estimate,” “anticipate,” and “plan.” These statements are based upon estimates and assumptions made by Vanguard’s management that, although believed to be reasonable, are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following:

•	Our high degree of leverage and interest rate risk;

•	Our ability to incur substantially more debt;

•	Operating and financial restrictions in our debt agreements;

•	Our ability to generate cash necessary to service our debt;

•	Weakened economic conditions and volatile capital markets;

•	Post-payment claims reviews by governmental agencies;

•	Our ability to successfully implement our business strategies;

•	Our ability to successfully integrate DMC, the Resurrection Facilities (as defined herein) and future acquisitions;

•	Conflicts of interest that may arise as a result of our control by a small number of stockholders;

•	The highly competitive nature of the healthcare industry;

•	Governmental regulation of the industry, including Medicare and Medicaid reimbursement levels;

•	Pressures to contain costs by managed care organizations and other insurers and our ability to negotiate acceptable terms with these third party payers;

•	Our ability to attract and retain qualified management and healthcare professionals, including physicians and nurses;

•	Potential federal or state reform of healthcare, implementation of existing reform legislation and potential modifications to such legislation;

•	Future governmental investigations;

•	Our ability to adequately enhance our facilities with technologically advanced equipment;

•	The availability of capital to fund our corporate growth strategy;

•	Potential lawsuits or other claims asserted against us;

•	Our ability to maintain or increase patient membership and control costs of our managed healthcare plans;

•	Changes in general economic conditions;

•	Our exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts;

•	Dependence on our senior management team and local management personnel;

•	Volatility of professional and general liability insurance for us and the physicians who practice at our hospitals and increases in the quantity and severity of professional liability claims;

•	Our ability to maintain and increase patient volumes and control the costs of providing services, including salaries and benefits, supplies and bad debts;

•	Increased costs from further government regulation of healthcare and our failure to comply, or allegations of our failure to comply, with applicable laws and regulations;

•	The geographic concentration of our operations;

•	Technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, healthcare services and shift demand for inpatient services to outpatient settings;

•	A failure of our information systems would adversely impact our ability to manage our operations;

•	Costs and compliance risks associated with Section 404 of the Sarbanes-Oxley Act of 2002;

•	Material non-cash charges to earnings from impairment of goodwill associated with declines in the fair market values of our reporting units; and

•	Volatility of materials and labor costs for potential construction projects that may be necessary for future growth.

Our forward-looking statements speak only as of the date made. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise. We advise you, however, to consult any additional disclosures we make in filings with the SEC, including, without limitation, the discussion of risks and other uncertainties under the caption “Risk Factors.” You are cautioned to not rely on such forward-looking statements when evaluating the information contained in this prospectus. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, you should not regard the inclusion of such information as a representation by us that our objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on our results of operations and financial condition.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes. The issuers are making these exchange offers solely to satisfy their obligations under the registration rights agreements. In consideration for issuing the exchange notes as contemplated by this prospectus, the issuers will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the exchange notes have been registered under the Securities Act and will not contain restrictions on transfer or registration rights. Outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of the 7.750% senior notes and our senior discount notes in January 2011, the use of the proceeds from those issuances and the acquisition of DMC.

You should read this table in conjunction with the information contained in “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements and unaudited condensed consolidated financial statements of Vanguard and DMC and the notes thereto included in this prospectus.

	As of December 31,
	2010
	Actual	As Adjusted
	(Dollars in millions)

Cash and cash equivalents	$58.3	$394.4

Long-term obligations:
2010 Credit Facilities:
Revolving Facility	—	—
Term Loan Facility	$810.9	$810.9
8% senior notes(1)	1,154.9	1,154.9
7.750% senior notes	—	350.0
Senior discount notes	—	444.7
Other(2)	1.7	13.8

Total long-term obligations	1,967.5	2,774.3
Equity
Common stock, $0.01 par value: 1,000 shares authorized, 749,104 issued and outstanding, actual	—	—
Additional paid-in capital (deficit)	357.8	(86.9)
Accumulated other comprehensive loss	(0.6)	(0.6)
Retained deficit	(109.7)	(114.5)

Total Vanguard Health Systems, Inc. stockholders’ equity (deficit)	247.5	(202.0)
Non-controlling interests	7.9	8.0

Total equity (deficit)	255.4	(194.0)

Total capitalization	$2,222.9	$2,580.3

(1)	Excludes approximately $20.1 million of original issue discount.

(2)	Reflects debt assumed related to the Arizona Heart Hospital, Arizona Heart Institute and DMC acquisitions, substantially all of which is capital leases.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information with respect to Vanguard is based upon the historical consolidated financial statements of Vanguard. The unaudited pro forma condensed combined financial information include the following:

•	The unaudited pro forma condensed combined balance sheet as of December 31, 2010, which assumes the offerings for the 7.750% senior notes and our senior discount notes were completed and the acquisition of DMC was effective as of December 31, 2010.

•	The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2010 (which assumes the offerings described above and the offering of the 8% senior notes were completed and the Acquisitions occurred on July 1, 2009) and for the six months ended December 31, 2010 (which assumes the offerings described above were completed and the acquisition of DMC occurred on July 1, 2009).

Our fiscal year and the fiscal year of the Resurrection Facilities end on June 30 of each year. DMC’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet combines our unaudited condensed consolidated balance sheet as of December 31, 2010 with the unaudited condensed consolidated balance sheet of DMC as of December 31, 2010. The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2010 combines our audited consolidated statement of operations for the fiscal year ended June 30, 2010 and the audited combined statement of operations of the Resurrection Facilities for the fiscal year ended June 30, 2010 with DMC’s unaudited condensed consolidated statement of operations for the twelve months ended June 30, 2010 (which was derived from DMC’s audited consolidated statement of operations for the year ended December 31, 2009 less DMC’s unaudited consolidated statement of operations for the six months ended June 30, 2009 plus DMC’s unaudited consolidated statement of operations for the six months ended June 30, 2010). The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2010 combines our unaudited condensed consolidated statement of operations for the six months ended December 31, 2010 with DMC’s unaudited consolidated statement of operations for the six months ended December 31, 2010 and does not include the Resurrection Facilities for the period from July 1, 2010 through August 1, 2010, the date of the acquisition of the Resurrection Facilities.

The unaudited pro forma condensed combined financial information is presented for informational purposes only, is based on certain assumptions that we believe are reasonable and is not intended to represent our financial condition or results of operations had the offerings described above or the Acquisitions occurred on the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information includes adjustments, which are based upon preliminary estimates, to reflect the purchase price allocations to the fair values of acquired assets and assumed liabilities of DMC and the Resurrection Facilities. The final purchase price allocations will be based upon the fair values of actual net tangible and intangible assets acquired and liabilities assumed. The preliminary purchase price allocation for DMC and the Resurrection Facilities are subject to revision as more detailed analysis is completed and additional information related to the fair value of the assets acquired and liabilities assumed becomes available. Any change in the fair value of the net assets will change the amount of the purchase price allocable to goodwill. Due to these varying assumptions, final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements, combined financial statements and audited consolidated financial statements and related notes of Vanguard, DMC and the Resurrection Facilities, included elsewhere in this prospectus, and the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2010

			Pro Forma		Pro Forma
	Actual	DMC	Acquisition		Debt Offerings		Pro Forma
	Vanguard	Acquisition	Adjustments		Adjustments		Vanguard
	(Dollars in millions)

ASSETS
Current assets:
Cash and cash equivalents	$58.3	$6.3	$—		$329.8	(k)	$394.4
Restricted cash	3.0	—	—		—		3.0
Accounts receivable, net of allowance for doubtful accounts	321.5	142.9	—		—		464.4
Prepaid expenses and other current assets	140.1	146.2	(1.7	) (j)	—		284.6
Deferred income taxes	18.1	—	—		—		18.1

Total current assets	541.0	295.4	(1.7)		329.8		1,164.5
Property, plant and equipment, net	1,264.5	436.9	90.0	(c)	—		1,791.4
Goodwill	650.2	0.1	(0.1	) (d)
			107.7	(e)	—		757.9
Intangible assets	67.7	—	11.1	(c)	20.2	(k)	99.0
Other assets	451.9	368.7	(368.1	) (a)
			(1.2	) (j)	—		282.9
			(168.4	) (b)

Total assets	$2,975.3	$1,101.1	$(330.7)		$350.0		$4,095.7

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$623.2	$642.0	$(363.3	) (a)	$—		$903.3
			1.4	(g)
Current maturities of debt	8.3	5.7	—		—		14.0

Total current liabilities	631.5	647.7	(361.9)		—		917.3
Other liabilities	129.2	446.7	(0.1	) (h)
			36.3	(j)	—		612.1
Long-term debt	1,959.2	7.9	(1.5	) (f)	794.7	(k)	2,760.3
Equity (deficit):
Common stock	—	—	—		—		—
Additional paid in capital (distributions in excess of paid in capital)	357.8	—	—		(444.7	) (k)	(86.9)
Accumulated other comprehensive loss	(0.6)	—	—		—		(0.6)
Net deficit	—	(1.2)	1.2	(i)	—		—
Retained deficit	(109.7)	—	(4.8	) (i)	—		(114.5)

Total equity (deficit) attributable to parent	247.5	(1.2)	(3.6)		(444.7)		(202.0)
Non-controlling interests	7.9	—	0.1	(h)	—		8.0

Total equity (deficit)	255.4	(1.2)	(3.5)		(444.7)		(194.0)

Total liabilities and equity	$2,975.3	$1,101.1	$(330.7)		$350.0		$4,095.7

See notes to unaudited pro forma condensed combined balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(a)	To eliminate the advance paid from Vanguard to DMC to fund the acquisition and to pay certain acquisition-related expenses on December 31, 2010 as if the acquisition was effective as of December 31, 2010. The advance is reflected in other assets on Vanguard’s Condensed Consolidated Balance Sheet and is reflected in current liabilities on DMC’s Consolidated Balance Sheet at December 31, 2010.

(b)	To eliminate $168.4 million of certain board-restricted and donor-restricted assets not acquired by Vanguard that were retained by the seller.

(c)	To reflect Vanguard’s $90.0 million estimated increase to the net book value of acquired property, plant and equipment to adjust those assets to fair value as of the acquisition date and the estimated $11.1 million of intangible assets acquired as part of the acquisition. These amounts are based upon preliminary appraisal information, which is subject to post-acquisition adjustment given the receipt of additional information.

(d)	To eliminate DMC’s existing $0.1 million goodwill balance.

(e)	To reflect Vanguard’s estimate of goodwill related to the DMC acquisition, calculated as follows (in millions):

Deposit for acquisition (net of $4.8 million of acquisition-related expenses)	$363.3
Net assets acquired:
Cash acquired	6.3
Other current assets acquired	287.4
Property, plant and equipment acquired	526.9
Other assets acquired	210.2
Accounts payable and accrued expenses assumed	(280.1)
Debt assumed (not repaid)	(12.1)
Other liabilities assumed	(483.0)

Total	$255.6

Estimated goodwill	$107.7

Vanguard expects to finalize the purchase price allocation within one year of the acquisition date. During this time, the amounts allocable to tangible assets, intangible assets, liabilities and goodwill could be materially different given changes to fair value estimates resulting from additional information that becomes available. The estimated purchase price allocation above does not include (i) $850.0 million of capital commitments that Vanguard will be required to make over the five years subsequent to the closing of the DMC acquisition ($500.0 million of which relates to specified capital projects and $350.0 million of which relates to routine maintenance capital); and (ii) the Vanguard stock warrants issued at closing to collateralize the $500.0 million specified capital commitment.

(f)	To eliminate $1.5 million of DMC’s long-term debt as of December 31, 2010 that was retained by the seller at closing.

(g)	To reflect $1.4 million of DMC unfavorable leases as of the acquisition date based upon preliminary appraisal estimates.

(h)	To reclassify $0.1 million of DMC non-controlling interests from liabilities to equity as of the acquisition date.

(i)	To eliminate the $1.2 million reported net deficit of DMC not acquired by Vanguard and to reflect $4.8 million of acquisition-related expenses incurred to close the DMC acquisition.

(j)	To adjust assets acquired or liabilities assumed to equal current estimates of fair value as of the acquisition date or to reclassify such assets acquired or liabilities assumed to conform to Vanguard presentation. Vanguard expects to finalize the purchase price allocation within one year of the acquisition date. During this time, the fair value estimates related to the assets acquired and liabilities assumed could change significantly given additional information that may become available.

(k)	To reflect approximately $444.7 million of cash proceeds from the senior discount notes, $350.0 million of cash proceeds from the 7.750% senior notes, the estimated $17.1 million of initial purchaser fees and $3.1 million of other professional fees paid to complete the offering of those notes (such costs expected to be capitalized as deferred loan costs and amortized over the life of the notes), the payment of a $444.7 million dividend to Vanguard’s existing equity holders and to reflect the balance of those offering proceeds in cash and cash equivalents to be used for Vanguard’s general corporate purposes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Twelve Months Ended June 30, 2010

				Pro Forma		Pro Forma
	Actual	DMC	Resurrection	Acquisition		Debt Offerings		Pro Forma
	Vanguard	Acquisition	Facilities	Adjustments		Adjustments		Vanguard
	(Dollars in millions)

Revenues:
Patient service revenues	$2,537.2	$1,976.6	$271.0	$(81.2	)(a)	$—		$4,703.6
Premium revenues	839.7	—	—	—		—		839.7
Other revenues	—	150.0	13.0	(7.6	)(g)	—		155.4

Total revenues	3,376.9	2,126.6	284.0	(88.8)		—		5,698.7
Costs and expenses:
Salaries and benefits(1)	1,296.2	899.4	126.5	(23.5	)(i)	—		2,300.4
				1.8	(d)
Provision for doubtful accounts	152.5	272.1	28.0	(81.2	)(a)	—		371.4
Supplies	456.1	281.4	42.5	7.8	(b)
				11.7	(c)	—		799.5
Other operating expenses	1,149.7	531.9	66.1	13.2	(f)
				(1.7	)(k)	—		1,759.2
Depreciation and amortization	139.6	80.1	12.3	(23.1	)(j)	—		208.9
Interest, net	115.5	30.8	4.3	(34.0	)(e)	98.5	(e)	215.1
Acquisition related expenses	3.1	—	—	1.7	(k)	—		4.8
Pension expense	—	—	—	23.5	(i)	—		23.5
Management fees	—	—	30.2	—		—		30.2
Impairment loss	43.1	1.3	84.6	—		—		129.0
Debt extinguishment costs	73.5	—	—	—		—		73.5
Other	6.0	(11.6)	0.2	4.8	(h)
				(3.8	)(g)	—		(4.4)

Total costs and expenses	3,435.3	2,085.4	394.7	(102.8)		98.5		5,911.1

Income (loss) from continuing operations before income taxes	(58.4)	41.2	(110.7)	14.0		(98.5)		(212.4)
Income tax benefit	13.8	—	—	19.1	(l)	37.5	(l)	70.4

Income (loss) from continuing operations	$(44.6)	$41.2	$(110.7)	$33.1		$(61.0)		$(142.0)

(1)	Includes $4.2 million of Vanguard stock compensation.

See notes to unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended December 31, 2010

			Pro Forma		Pro Forma
	Actual	DMC	Acquisition		Debt Offerings		Pro Forma
	Vanguard	Acquisition	Adjustments		Adjustments		Vanguard
	(Dollars in millions)

Revenues:
Patient service revenues	$1,442.1	$956.5	$—		$—		$2,398.6
Premium revenues	432.4	—	—		—		432.4
Other revenues	—	102.7	(6.3	)(g)	—		96.4

Total revenues	1,874.5	1,059.2	(6.3)		—		2,927.4
Costs and expenses:
Salaries and benefits(1)	730.3	459.6	(8.0	)(i)	—		1,182.8
			0.9	(d)
Provision for doubtful accounts	103.0	103.8	—		—		206.8
Supplies	254.5	139.3	3.0	(b)
			5.6	(c)	—		402.4
Other operating expenses	625.5	249.7	4.2	(f)
			(3.2	)(k)	—		876.2
Depreciation and amortization	75.8	40.2	(7.1	)(j)	—		108.9
Interest, net	69.9	14.4	(13.9	)(e)	41.2	(e)	111.6
Acquisition related expenses	5.0	—	8.0	(k)	—		13.0
Pension expense	—	—	8.0	(i)	—		8.0
Regulatory settlement expense(2)	—	30.0	—		—		30.0
Impairment loss	0.9	—	—		—		0.9
Other expenses	2.1	(8.1)	11.3	(h)
			(5.9	)(g)	—		(0.6)

Total costs and expenses	1,867.0	1,028.9	2.9		41.2		2,940.0

Income (loss) from continuing operations before income taxes	7.5	30.3	(9.2)		(41.2)		(12.6)
Income tax benefit (expense)	(7.3)	—	(8.8	)(l)	15.7	(l)	(0.4)

Income (loss) from continuing operations	$0.2	$30.3	$(18.0)		$(25.5)		$(13.0)

(1)	Includes $2.9 million of Vanguard stock compensation.
(2)	Represents DMC’s settlement with the Department of Justice and OIG related to certain disclosed conduct by DMC prior to Vanguard’s acquisition of DMC that may have violated the Anti-Kickback Statute or the Stark Law. See “Risks Related to Our Business and Structure” included elsewhere in this prospectus.

See notes to unaudited pro forma condensed combined statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS

(a)	To reclassify estimated DMC charity care expense of $81.2 million for the twelve months ended June 30, 2010 to a revenue deduction instead of additional provision for doubtful accounts to be consistent with Vanguard’s presentation. Such presentation is already reflected on the statement of operations for the six months ended December 31, 2010.

(b)	To eliminate certain estimated DMC and Resurrection Facilities pharmacy supply discounts of $7.8 million for the twelve months ended June 30, 2010 and $3.0 million for DMC for the six months ended December 31, 2010 that will no longer be available to Vanguard as a for profit healthcare provider.

(c)	To reflect estimated additional sales taxes for DMC and the Resurrection Facilities of $11.7 million for the twelve months ended June 30, 2010 and $5.6 million for DMC for the six months ended December 31, 2010 that Vanguard will be required to pay as a for profit healthcare provider.

(d)	To reflect estimated additional unemployment taxes for DMC of $1.8 million for the twelve months ended June 30, 2010 and $0.9 million for the six months ended December 31, 2010 that Vanguard will be required to pay as a for profit healthcare provider.

(e)	To adjust net interest to reflect the following:

	Twelve Months	Six Months
	Ended	Ended
	June 30, 2010	December 31, 2010

Elimination of historical DMC interest expense for debt repaid at transaction closing	$(29.7)	$(13.9)
Elimination of historical interest expense of the Resurrection Facilities not acquired by Vanguard	(4.3)	—

	(34.0)	(13.9)
Interest expense relating to the 8% senior notes, the 7.750% senior notes and the senior discount notes	95.4	39.8
Interest expense related to amortization of capitalized debt issuance costs	3.1	1.4

	98.5	41.2

Net interest adjustment	$64.5	$27.3

(f)	To reflect estimated additional property taxes for DMC and the Resurrection Facilities of $13.2 million for the twelve months ended June 30, 2010 and $4.2 million for DMC for the six months ended December 31, 2010 that Vanguard will be required to pay as a for profit healthcare provider. The estimated amounts for DMC are presented net of the impact of certain tax abatements Vanguard expects to receive as a result of the approval of certain of DMC’s hospitals as part of a qualified Renaissance Zone.

(g)	To reclassify $7.6 million and $6.3 million of realized gains and investment income related to DMC board-restricted and donor-restricted assets from revenues to a reduction in other expenses for the twelve months ended June 30, 2010 and the six months ended December 31, 2010, respectively, to be consistent with Vanguard’s presentation and to eliminate $3.8 million and $0.4 million of these realized gains and investment income related to DMC board-restricted and donor-restricted assets that were not acquired by Vanguard but were retained by the seller or utilized as part of the purchase price to retire certain DMC debt at closing for the twelve months ended June 30, 2010 and the six months ended December 31, 2010, respectively.

(h)	To eliminate $4.8 million and $11.3 million of unrealized gains related to DMC board-restricted and donor-restricted assets that were not acquired by Vanguard but were retained by the seller or utilized as part of the purchase price to retire certain DMC debt at closing for the twelve months ended June 30, 2010 and the six months ended December 31, 2010, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS—(Continued)

(i)	To reclassify $23.5 million and $8.0 million of DMC pension expense from salaries and benefits to the pension expense line item for the twelve months ended June 30, 2010 and the six months ended December 31, 2010, respectively.

(j)	To eliminate the historical depreciation and amortization of DMC of $80.1 million and $40.2 million for the twelve months ended June 30, 2010 and for the six months ended December 31, 2010, respectively, and $12.3 million for the Resurrection Facilities for the twelve months ended June 30, 2010; and to record Vanguard’s estimate of post-acquisition depreciation and amortization of $66.1 million and $33.1 million for DMC for the twelve months ended June 30, 2010 and the six months ended December 31, 2010, respectively, and $3.2 million for the Resurrection Facilities for the twelve months ended June 30, 2010. The post-acquisition estimates were determined using the acquisition date estimated fair values of property, plant and equipment (as discussed in Note (c) to the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet with respect to DMC) and using average estimated remaining useful lives of 15 years for real property and three years for personal property for DMC and based upon fair value and remaining economic useful life estimates obtained from appraisal data for the Resurrection Facilities.

(k)	To reclassify acquisition related expenses incurred by DMC prior to the closing of its acquisition by Vanguard of $1.7 million and $3.2 million for the twelve months ended June 30, 2010 and the six months ended December 31, 2010, respectively, from other operating expenses to a separate line item and to record the $4.8 million of acquisition-related expenses paid at closing for the six months ended December 31, 2010.

(l)	To record the income tax benefit of $19.1 million related to the acquired DMC and Resurrection Facilities operations including the impact of Acquisition-related pro forma adjustments for the twelve months ended June 30, 2010 and the income tax expense of $8.8 million related to the acquired DMC operations including the impact of Acquisition-related pro forma adjustments for the six months ended December 31, 2010; and to record the income tax benefit related to the 8% senior notes, the 7.750% senior notes and our senior discount notes offerings pro forma adjustments of $37.5 million and $15.7 million for the twelve months ended June 30, 2010 and the six months ended December 31, 2010, respectively.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth our selected historical financial and operating data for, or as of the end of, each of the five years ended June 30, 2010 and as of December 31, 2010 and for the six months periods ended December 31, 2009 and 2010. The selected historical financial data as of and for the year ended June 30, 2006 were derived from our audited consolidated financial statements adjusted for the retrospective presentation impact of changes in accounting guidance related to non-controlling interests. The selected historical financial data as of and for the years ended June 30, 2007, 2008, 2009 and 2010 were derived from our audited consolidated financial statements for each fiscal year presented. The operations of dispositions completed during fiscal 2007 are included in discontinued operations, net of taxes, for all periods presented. The selected historical financial data for the six months ended December 31, 2009 and 2010 were derived from our unaudited interim condensed consolidated financial statements. Our historical results are not necessarily indicative of future operating results. In the opinion of management, the interim financial data set forth below include all adjustments, consisting of normal recurring accruals, necessary to present fairly our financial position and results of operations. Operating results for the six months ended December 31, 2010 are not necessarily indicative of the results that may be expected for the entire fiscal year. This table should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included elsewhere in this prospectus.

						Six	Six
	Year	Year	Year	Year	Year	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	December 31,	December 31,
	2006	2007	2008	2009	2010	2009	2010
	(Dollars in millions)

Statement of Operations Data:
Total revenues	$2,400.2	$2,563.9	$2,775.6	$3,185.4	$3,376.9	$1,660.4	$1,874.5
Costs and expenses:
Salaries and benefits (includes stock compensation of $1.7, $1.2, $2.5, $4.4, $4.2, $2.9 and $2.9 respectively)	985.0	1,061.4	1,146.2	1,233.8	1,296.2	635.6	730.3
Health plan claims expense	270.3	297.0	328.2	525.6	665.8	331.8	338.9
Supplies	392.9	420.8	433.7	455.5	456.1	225.4	254.5
Provision for doubtful accounts	156.6	174.8	205.5	210.3	152.5	72.2	103.0
Other operating expenses	345.2	367.6	398.5	461.9	483.9	245.1	286.6
Depreciation and amortization	98.7	117.0	129.3	128.9	139.6	67.6	75.8
Interest, net	103.8	123.8	122.1	111.6	115.5	54.8	69.9
Debt extinguishment costs	0.1	—	—	—	73.5	—	—
Impairment loss	—	123.8	—	6.2	43.1	43.1	0.9
Other expenses	6.5	0.2	6.5	2.7	9.1	2.6	7.1

Subtotal	2,359.1	2,686.4	2,770.0	3,136.5	3,435.3	1,678.2	1,867.0

Income (loss) from continuing operations before income taxes	41.1	(122.5)	5.6	48.9	(58.4)	(17.8)	7.5
Income tax benefit (expense)	(16.2)	11.6	(2.2)	(16.8)	13.8	1.7	(7.3)

Income (loss) from continuing operations	24.9	(110.9)	3.4	32.1	(44.6)	(16.1)	0.2
Income (loss) from discontinued operations, net of taxes	(9.4)	(19.2)	(1.1)	(0.3)	(1.7)	(1.4)	(2.2)

Net income (loss)	15.5	(130.1)	2.3	31.8	(46.3)	(17.5)	(2.0)
Less: Net income attributable to non-controlling interests	(2.6)	(2.6)	(3.0)	(3.2)	(2.9)	(1.7)	(1.8)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$12.9	$(132.7)	$(0.7)	$28.6	$(49.2)	$(19.2)	$(3.8)

									Six	Six
	Year		Year	Year		Year		Year	Months	Months
	Ended		Ended	Ended		Ended		Ended	Ended	Ended
	June 30,		June 30,	June 30,		June 30,		June 30,	December 31,	December 31,
	2006		2007	2008		2009		2010	2009	2010
	(Dollars in millions)

Other Financial Data:
Capital expenditures	$275.5		$164.3	$119.8		$132.0		$155.9	$68.4	$79.4
Cash provided by operating activities	152.4		125.6	176.3		313.1		315.2	149.6	127.1
Cash used in investing activities	(245.4)		(118.5)	(143.8)		(133.6)		(156.5)	(88.8)	(531.3)
Cash provided by (used in) financing activities	137.4		(10.6)	(11.0)		(12.9)		(209.3)	(11.0)	204.9
Ratio of earnings to fixed charges(1)	1.26	x	—	1.03	x	1.36	x	—	—	1.06	x

Segment Data:
Acute care services:
Total revenues(2)	$2,025.2		$2,162.5	$2,325.4		$2,507.4		$2,537.2	$1,243.8	$1,442.1
Income (loss) from continuing operations before income taxes	10.5		(152.0)	(39.4)		1.3		(115.0)	(45.0)	(25.9)
Segment EBITDA(3)	219.3		215.5	221.3		251.6		266.6	124.1	129.7
Health plans:
Total revenues	$375.0		$401.4	$450.2		$678.0		$839.7	$416.6	$432.4
Income from continuing operations before income taxes	30.6		29.5	45.0		47.6		56.6	27.2	33.4
Segment EBITDA(3)	32.6		28.0	44.7		51.1		60.0	29.1	34.4

Balance Sheet Data:
Cash and cash equivalents	$123.6		$120.1	$141.6		$308.2		$257.6	$358.0	$58.3
Assets	2,650.5		2,538.1	2,582.3		2,731.1		2,729.6	2,759.6	2,975.3
Long-term debt and capital leases, including current portion	1,519.2		1,528.7	1,537.5		1,551.6		1,752.0	1,553.6	1,967.5
Working capital (deficit)(4)	193.0		156.4	217.8		251.6		105.0	280.9	(90.5)

(1)	The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. “Earnings” were calculated by adding fixed charges (excluding capitalized interest) to earnings from continuing operations before income taxes and distributions received, of which there were none, from equity affiliates, and then deducting undistributed earnings of affiliates and “fixed charges” consisting of interest expense, estimated interest portion of rental expense and capitalized interest. Earnings were insufficient to cover fixed charges by approximately $126.5 million for the year ended June 30, 2007, $61.7 million for the year ended June 30, 2010 and $19.6 million for the six months ended December 31, 2009.

(2)	Acute care services revenues as presented include reductions to revenues for the elimination in consolidation of revenues earned by our hospitals and related healthcare facilities attributable to services provided to enrollees in our owned health plans of $40.0 million, $34.2 million, $31.2 million, $34.0 million, $42.8 million, $21.0 million and $21.8 million for the years ended June 30, 2006, 2007, 2008, 2009 and 2010 and the six months ended December 31, 2009 and 2010, respectively.

(3)	Segment EBITDA is a measure used by management to evaluate the operating performance of our segments and to develop strategic objectives and operating plans for these segments. Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized and unrealized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment losses and pension expense. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of our segments. Management believes that Segment EBITDA provides useful information about the financial performance of our segments on the same basis as that viewed by management to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a measure determined in accordance with GAAP and is not a substitute for net income, operating cash flows or other cash flow statement data. Segment EBITDA, as presented, may not be comparable to similarly titled measures of other companies. We have included below a reconciliation of Segment EBITDA as utilized by us in reporting our segment performance to its most directly comparable GAAP financial measure, income (loss) from continuing operations before income taxes, for each respective period.

						Six	Six
						Months	Months
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	December 31,	December 31,
	2006	2007	2008	2009	2010	2009	2010

Acute Care Services:
Income (loss) from continuing operations before income taxes	$10.5	$(152.0)	$(39.4)	$1.3	$(115.0)	$(45.0)	$(25.9)
Interest, net	106.1	129.6	126.6	112.2	116.5	55.1	71.1
Depreciation and amortization	94.4	112.7	125.1	124.8	135.2	65.4	73.6
Equity method income	(0.2)	(0.9)	(0.7)	(0.8)	(0.9)	(0.5)	(0.6)
Stock compensation	1.7	1.2	2.5	4.4	4.2	2.9	2.9
Loss (gain) on disposal of assets	1.5	(4.1)	0.8	(2.3)	1.8	0.4	0.1
Realized and unrealized losses on investments	—	—	—	0.6	—	—	0.1
Monitoring fees and expenses	5.2	5.2	6.4	5.2	5.1	2.7	2.5
Acquisition related expenses	—	—	—	—	3.1	—	5.0
Debt extinguishment costs	0.1	—	—	—	73.5	—	—
Impairment loss	—	123.8	—	6.2	43.1	43.1	0.9

Segment EBITDA	$219.3	$215.5	$221.3	$251.6	$266.6	$124.1	$129.7

Health Plans:
Income from continuing operations before income taxes	$30.6	$29.5	$45.0	$47.6	$56.6	$27.2	$33.4
Interest, net	(2.3)	(5.8)	(4.5)	(0.6)	(1.0)	(0.3)	(1.2)
Depreciation and amortization	4.3	4.3	4.2	4.1	4.4	2.2	2.2
Equity method income	—	—	—	—	—	—	—
Stock compensation	—	—	—	—	—	—	—
Loss (gain) on disposal of assets	—	—	—	—	—	—	—
Realized holding losses on investments	—	—	—	—	—	—	—
Monitoring fees and expenses	—	—	—	—	—	—	—
Acquisition related expenses	—	—	—	—	—	—	—
Debt extinguishment costs	—	—	—	—	—	—	—
Impairment loss	—	—	—	—	—	—	—

Segment EBITDA	$32.6	$28.0	$44.7	$51.1	$60.0	$29.1	$34.4

(4)	The working capital deficit at December 31, 2010 resulted from the prepayment of the DMC acquisition purchase price and acquisition-related expenses of $368.1 million on December 31, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations with “Selected Historical Financial and Other Data” and the audited financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read “Disclosure Regarding Forward-Looking Statements” and “Risk Factors.”

Executive Overview

As of December 31, 2010, we owned and operated 18 hospitals, with a total of 4,546 licensed beds, and related outpatient service facilities complementary to the hospitals in San Antonio, Texas; metropolitan Phoenix, Arizona; metropolitan Chicago, Illinois; and Massachusetts, and two surgery centers in Orange County, California. Subsequent to December 31, 2010, we acquired eight additional acute care and specialty hospitals and related health care facilities in the Detroit, Michigan metropolitan area. As of December 31, 2009 and 2010, we also owned three health plans as set forth in the following table:

		Membership
Health Plan	Location	2009	2010

Phoenix Health Plan (“PHP”)—managed Medicaid	Arizona	198,400	204,000
Abrazo Advantage Health Plan (“AAHP”)—managed Medicare and Dual Eligible	Arizona	2,700	2,700
MacNeal Health Providers (“MHP”)—capitated outpatient and physician services	Illinois	38,700	36,000

		239,800	242,700

During the six months ended December 31, 2010, our revenue growth was limited by significant challenges including less demand for elective services, some of which related to a weakened general economy, and a shift from services provided to managed care enrollees to uninsured patients or those covered by lower paying Medicare or Medicaid plans. We were successful in reducing certain costs to offset the impact of the limited revenue growth, but we are not sure these cost reduction measures will be sustainable if economic weakness persists during the remainder of fiscal 2011 and beyond. Our comprehensive debt refinancing (the “Refinancing”) during January 2010 extended the maturities of our debt by up to five years and along with the proceeds from the new 7.750% senior notes issued in January 2011 (see further discussion in “Liquidity and Capital Resources”) will be essential to the funding of our long-term growth strategies.

Our mission is to help people in the communities we serve achieve health for life by delivering an ideal patient-centered experience in a high performance environment of integrated care. We plan to grow our business by continually improving quality of care, transforming the delivery of care to a fee per episode basis, expanding services and strengthening the financial performance of our existing operations, and selectively acquiring other hospitals where we see an opportunity to improve operating performance and expand our mission. This business strategy is a framework for long-term success in an industry that is undergoing significant change, but we may continue to experience operating challenges in the short term until the general economy improves and our initiatives are fully implemented.

The Acquisitions

The Detroit Medical Center

Effective January 1, 2011, we purchased substantially all of the assets of DMC, which assets consist primarily of eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area and related healthcare facilities. These eight hospitals are DMC Children’s Hospital of Michigan, DMC Detroit Receiving Hospital, DMC Harper University Hospital, DMC Huron Valley-Sinai Hospital, DMC Hutzel Women’s

Hospital, DMC Rehabilitation Institute of Michigan, DMC Sinai-Grace Hospital and DMC Surgery Hospital, with a combined 1,734 licensed beds. The cash purchase price for the acquired DMC assets paid at closing was $368.1 million and was funded with cash on hand.

We acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds, certain other debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC (estimated at approximately $228.0 million as of December 31, 2010), which liability we anticipate that we will fund over 15 years after closing based upon current actuarial assumptions and estimates (which assumptions and estimates are subject to periodic adjustment). We also committed to spend $350.0 million during the five years subsequent to closing for the routine capital needs of the DMC facilities and an additional $500.0 million in capital expenditures during this same five-year period, which latter amount relates to a specific project list agreed to between the DMC board of representatives and us. We have agreed to meet the $500.0 million project capital commitment by having spent, in the aggregate, the following amounts by the first, second, third, fourth and fifth anniversaries, respectively, of the December 31, 2010 closing date of the DMC acquisition: $80.0 million, $160.0 million, $240.0 million, $320.0 million and $500.0 million and, to the extent such expenditures are not made, to place any shortfalls into escrow in cash within 30 days of each anniversary date of the closing. To collateralize this $500.0 million project capital commitment, concurrent with the closing of the transaction, we placed into escrow for the benefit of DMC a warrant certificate representing warrants in respect of 400,000 shares of our common stock (the “Warrant Shares”). On a periodic basis, the number of Warrant Shares outstanding is reduced proportionately as we expend capital or escrow cash related to our capital commitments. Upon the filing of a registration statement to commence the initial public offering of our common stock, we have the option to replace the escrowed warrant certificate collateral with our escrowed subordinated unsecured promissory note (the “Collateral Note”) payable to DMC in a principal amount equal to the remaining capital commitment at such time and the principal amount of the Collateral Note automatically declines on a continuous basis by the amount of any reduction in such capital commitment. We intend to replace the warrant certificate with the Collateral Note promptly after we file a registration statement of which this prospectus forms a part. If the Collateral Note is ever released from escrow due to our failure to meet our project capital commitment at the end of any such year, and we shall have also failed to escrow any shortfall in cash, then DMC may obtain the Collateral Note out of escrow, and the Collateral Note will bear interest at a market rate of interest and be payable upon the demand of DMC; however, if such demand for payment would result in a default under our principal credit agreement or under any indenture relating to our debt securities that are publicly traded or traded in the Rule 144A market, we will not be obligated to make payment on the Collateral Note until it can be made without such default.

The Resurrection Facilities

On August 1, 2010, we completed the purchase of Westlake Hospital and West Suburban Medical Center (the “Resurrection Facilities”) in the western suburbs of Chicago, Illinois, from Resurrection Health Care for a purchase price of approximately $45.3 million. Westlake Hospital is a 225-bed acute care facility located in Melrose Park, Illinois, and West Suburban Medical Center is a 233-bed acute care facility located in Oak Park, Illinois. Both of these facilities are located less than seven miles from our MacNeal Hospital and will enable us to achieve a market presence in the western suburban area of Chicago. As part of this purchase, we acquired substantially all of the assets (other than cash on hand and certain other current assets) and assumed certain liabilities of these hospitals. We expect the addition of these hospitals will allow us to provide services in those communities in a more efficient manner.

Arizona Heart Hospital and Arizona Heart Institute

During October 2010, we completed the purchase of certain assets and liabilities of the 59-bed Arizona Heart Hospital and of the Arizona Heart Institute, both located in Phoenix, Arizona, for an aggregate purchase price of approximately $39.0 million, which was funded with cash on hand. We expect these acquisitions to provide a base upon which to formalize and expand a market-wide cardiology service strategy within the communities of metropolitan Phoenix that we serve.

Operating Environment

We believe that the operating environment for hospital operators continues to evolve, which presents both challenges and opportunities for us. In order to remain competitive in the markets we serve, we must transform our operating strategies to not only accommodate changing environmental factors but to make them operating advantages for us relative to our peers. These factors will require continued focus on quality of care initiatives. As consumers become more involved in their healthcare decisions, we believe perceived quality of care will become an even greater factor in determining where physicians choose to practice and where patients choose to receive care. The changes to the healthcare landscape that have begun or that we expect to begin in the immediate future are outlined below.

Payer Mix Shifts

During the six months ended December 31, 2010 compared to the prior year period, we provided more healthcare services to patients who were uninsured or had coverage under Medicaid or Medicare or managed Medicaid/Medicare programs and provided fewer healthcare services to patients who had commercial managed care coverage, a trend that began during fiscal year 2010. Much of this shift resulted from general economic weakness in the markets we serve. As individuals lost their coverage under employer-sponsored managed care plans, many became eligible for state Medicaid or managed Medicaid programs or else became uninsured. We are uncertain how long the economic weakness will continue, but believe that conditions may not improve significantly during the remainder of fiscal 2011.

Health Reform Law

The provisions included in the Health Reform Law enacted earlier in calendar 2010 include, among other things, increased access to health benefits for a significant number of uninsured individuals through the creation of health exchanges and expanded Medicaid programs; reductions in future Medicare reimbursement including market basket and disproportionate share payment decreases; development of a payment bundling pilot program and similar programs to promote accountability and coordination of care; continued efforts to tie reimbursement to quality of care, including penalties for excessive readmissions and hospital-acquired conditions; and changes to premiums paid and the establishment of profit restrictions on Medicare managed care plans and exchange insurance plans. We are unable to predict how the Health Reform Law will impact our future financial position, operating results or cash flows, but we have begun the process of transforming our delivery of care to adapt to the changes from the Health Reform Law that will be transitioned during the next several years.

Physician Alignment

Our ability to attract skilled physicians to our hospitals is critical to our success. Coordination of care and alignment of care strategies between hospitals and physicians will become more critical as reimbursement becomes more episode-based. During fiscal year 2010, we added 70 employed physicians to our physician network (net of physicians who left our network). We have added approximately 30 additional physicians during the first half of fiscal 2011 including those comprising the Arizona Heart Institute. Our remaining fiscal 2011 recruitment goals primarily emphasize recruiting physicians specializing in family practice, internal medicine and inpatient hospital care (hospitalists) and a limited number of selected specialists. Our recent acquisition of the Arizona Heart Institute represented an important step in the physician alignment process. We have invested heavily in the infrastructure necessary to coordinate our physician alignment strategies and manage our physician operations. Our hospitalist employment strategy is a key element in coordination of patient-centered care. Because these initiatives require significant upfront investment and may take years to fully implement, our operating results and cash flows could be negatively impacted during the short-term.

Cost pressures

In order to demonstrate a highly reliable environment of care, we must hire and retain nurses who share our ideals and beliefs and who have access to the training necessary to implement our clinical quality initiatives. While the national nursing shortage has abated somewhat during the past two years as a result of general economic weakness, the nursing workforce remains volatile. As a result, we expect continuing pressures on nursing salaries and benefits costs. These pressures include higher than normal base wage increases, demands for flexible working hours and other increased benefits, and higher nurse to patient ratios necessary to improve quality of care. We have begun multiple initiatives to stabilize our nursing workforce, including a nurse leadership professional practice model and employee engagement strategies. We experienced a decrease in nursing voluntary turnover from approximately 12% during the year ended June 30, 2009 to 10% during the year ended June 30, 2010 and expect this ratio to remain relatively flat during fiscal 2011. During fiscal year 2010, we achieved the 72nd percentile for employee engagement within the Gallup Organization Employee Engagement Database. These results reflect progress towards both achieving stability in our nursing workforce and improving employee engagement since we began monitoring employee engagement during fiscal year 2008, our baseline year. Inflationary pressures and technological advancements continue to drive supplies costs higher. We have implemented multiple supply chain initiatives, including consolidation of low-priced vendors, establishment of value analysis teams, stricter adherence to pharmacy formularies and coordination of care efforts with physicians to reduce physician preference items, but we are uncertain if we can sustain these reductions in future periods.

Implementation of our Clinical Quality Initiatives

The integral component of each of the challenge areas previously discussed is quality of care. We have implemented many of our expanded clinical quality initiatives and are in the process of implementing several others. These initiatives include monthly review of the 46 CMS quality indicators in place for federal fiscal year 2011, rapid response teams, mock Joint Commission surveys, hourly nursing rounds, our nurse leadership professional practice model, alignment of hospital management incentive compensation with quality performance indicators, and the formation of Physician Advisory Councils at our hospitals to align the quality goals of our hospitals with those of the physicians who practice in our hospitals.

Sources of Revenues

Hospital revenues depend upon inpatient occupancy levels, the medical and ancillary services ordered by physicians and provided to patients, the volume of outpatient procedures, and the charges or payment rates for such services. Reimbursement rates for inpatient services vary significantly depending on the type of payer, the type of service (e.g., acute care, intensive care or subacute) and the geographic location of the hospital. Inpatient occupancy levels fluctuate for various reasons, many of which are beyond our control.

We receive payment for patient services from:

•	the federal government, primarily under the Medicare program;

•	state Medicaid programs;

•	health maintenance organizations, preferred provider organizations, managed Medicare providers, managed Medicaid providers and other private insurers; and

•	individual patients

The following table sets forth the percentages of net patient revenues by payer for each respective period.

	Year	Year	Year	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	December 31,	December 31,
	2008	2009	2010	2009	2010

Medicare	26.2%	25.3%	25.5%	25.3%	25.6%
Medicaid	7.6%	7.9%	7.4%	7.2%	8.0%
Managed Medicare	14.0%	14.1%	14.8%	14.9%	14.5%
Managed Medicaid	7.5%	8.8%	9.5%	9.8%	9.0%
Managed care	35.0%	34.7%	34.9%	34.9%	33.9%
Self-pay	8.6%	8.3%	6.8%	6.8%	7.9%
Other	1.1%	0.9%	1.1%	1.1%	1.1%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

See “Business—Sources of Revenues” included elsewhere in this prospectus for a description of the types of payments we receive for services provided to patients enrolled in the traditional Medicare plan (both for inpatient and outpatient services), managed Medicare plans, Medicaid plans, managed Medicaid plans and managed care plans. In that section, we also discuss the unique reimbursement features of the traditional Medicare plan, including disproportionate share, outlier cases and direct graduate and indirect medical education including the annual Medicare regulatory updates published by CMS in August 2010 that impact reimbursement rates under the plan for services provided during the federal fiscal year beginning October 1, 2010 and the impact of the Health Reform Law on these reimbursements.

Volumes by Payer

During the six months ended December 31, 2010 compared to the six months ended December 31, 2009, discharges increased 9.4% and total adjusted discharges increased 12.0%. Same hospital discharges were flat and same hospital total adjusted discharges increased 2.5% during the six months ended December 31, 2010 compared to the prior year period. The following table provides details of discharges by payer for each respective period.

	Year	Year	Year	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	December 31,	December 31,
	2008	2009	2010	2009	2010

Medicare	47,040	45,516	46,385	22,700	25,632
Medicaid (a)	20,195	17,068	14,867	7,264	9,571
Managed Medicare	26,040	26,925	27,393	13,455	14,447
Managed Medicaid	19,893	23,185	25,717	12,953	13,448
Managed care	50,040	48,977	45,152	22,928	23,265
Self-pay (a)	5,854	5,650	8,168	4,263	5,028
Other	606	559	688	355	389

Total	169,668	167,880	168,370	83,918	91,780

(a)	Medicaid and self pay discharges were impacted by the change in our Medicaid pending policy in our Illinois hospitals effective April 1, 2009 and in our other hospitals effective July 1, 2009. Absent the impact of the Medicaid pending policy changes, Medicaid discharges would have been 17,235 and 17,584 for the years ended June 30, 2009 and 2010, respectively, while self pay discharges would have been 5,483 and 5,451 for the years ended June 30, 2009 and 2010, respectively. Our Medicaid pending policy change had no comparative impact between the six months ended December 31, 2009 and 2010.

Payer Reimbursement Trends

In addition to the volume factors described above, patient mix, acuity factors and pricing trends affect our patient service revenues. Net patient revenue per adjusted discharge was $8,302 and $8,580 for the six months ended December 31, 2009 and 2010, respectively. Growth in this ratio continues to be limited by the payer mix shifts we have experienced during the past twelve months. A greater percentage of our discharges during the six months ended December 31, 2010 were attributable to patients who had Medicaid or Medicare coverage or were uninsured as opposed to those with managed care coverage compared to the six months ended December 31, 2009. We typically receive lower reimbursement for the same services provided to patients covered by Medicare or Medicaid, whether under such traditional or managed programs, than those provided to patients with commercial managed care coverage.

Accounts Receivable Collection Risks Leading to Increased Bad Debts

Similar to other companies in the hospital industry, we face continued pressures in collecting outstanding accounts receivable primarily due to volatility in the uninsured and underinsured populations in the markets we serve. The following table provides a summary of our accounts receivable payer class mix as of each respective period presented.

June 30, 2009	0-90 Days	91-180 Days	Over 180 Days	Total

Medicare	15.6%	0.3%	0.3%	16.2%
Medicaid	6.7%	0.9%	1.0%	8.6%
Managed Medicare	10.0%	0.5%	0.3%	10.8%
Managed Medicaid	7.1%	0.5%	0.5%	8.1%
Managed care	25.1%	2.3%	1.5%	28.9%
Self pay (1)	9.7%	8.1%	0.8%	18.6%
Self pay after primary (2)	2.1%	2.9%	0.9%	5.9%
Other	1.8%	0.6%	0.5%	2.9%

Total	78.1%	16.1%	5.8%	100.0%

June 30, 2010	0-90 Days	91-180 Days	Over 180 Days	Total

Medicare	17.7%	0.4%	0.3%	18.4%
Medicaid	5.6%	0.6%	0.9%	7.1%
Managed Medicare	11.3%	0.7%	0.6%	12.6%
Managed Medicaid	7.4%	0.4%	0.3%	8.1%
Managed care	27.1%	1.9%	1.1%	30.1%
Self pay (1)	10.2%	3.1%	0.7%	14.0%
Self pay after primary (2)	2.5%	3.3%	0.8%	6.6%
Other	2.1%	0.6%	0.4%	3.1%

Total	83.9%	11.0%	5.1%	100.0%

December 31, 2010	0-90 days	91-180 days	Over 180 days	Total

Medicare	19.0%	0.7%	0.2%	19.9%
Medicaid	6.5%	1.0%	0.6%	8.1%
Managed Medicare	11.3%	0.5%	0.4%	12.2%
Managed Medicaid	7.2%	0.4%	0.3%	7.9%
Managed care	27.1%	1.9%	1.1%	30.1%
Self pay (1)	9.8%	3.3%	1.0%	14.1%
Self pay after primary (2)	1.9%	2.5%	0.6%	5.0%
Other	2.0%	0.5%	0.2%	2.7%

Total	84.8%	10.8%	4.4%	100.0%

(1)	Includes uninsured patient accounts only.

(2)	Includes patient co-insurance and deductible amounts after payment has been received from the primary payer.

Our combined same hospital allowances for doubtful accounts, uninsured discounts and charity care covered 83.8% and 85.3% of combined same hospital self-pay and self-pay after primary accounts receivable as of June 30, 2010 and December 31, 2010, respectively.

The volume of self-pay accounts receivable remains sensitive to a combination of factors including price increases, acuity of services, higher levels of patient deductibles and co-insurance under managed care plans, economic factors, and the increased difficulties of uninsured patients who do not qualify for charity care programs to pay for escalating healthcare costs. We have implemented policies and procedures designed to expedite upfront cash collections and promote repayment plans from our patients. However, we believe bad debts will remain a significant risk for us and the rest of the hospital industry in the near term.

Governmental and Managed Care Payer Reimbursement

Healthcare spending comprises a significant portion of total spending in the United States and has been growing at annual rates that exceed inflation, wage growth and gross national product. There is considerable pressure on governmental payers, managed Medicare/Medicaid payers and commercial managed care payers to control costs by either reducing or limiting increases in reimbursement to healthcare providers or limiting benefits to enrollees. The current weakness in the U.S. economy has magnified these pressures.

Lower than expected tax collections due to higher unemployment and depressed consumer spending have resulted in budget shortfalls for most states, including those in which we operate. Additionally, the demand for Medicaid coverage has increased due to job losses that have left many individuals without health insurance. To balance their budgets, many states, either directly or through their managed Medicaid programs, may enact healthcare spending cuts or defer cash payments to healthcare providers to avoid raising taxes during periods of economic weakness. Recently, the Governor of Arizona petitioned the federal government to provide to Arizona an exemption from current federal regulations so that it may implement a reduction in Medicaid eligibility in the state of Arizona. Other states are expected to make similar requests in the near future. Further, the tightened credit markets have complicated the states’ efforts to issue additional indebtedness to raise cash. The American Recovery and Reinvestment Act enacted in 2009 set aside approximately $87 billion to provide additional Medicaid funding to states in the form of a temporary increase in the federal matching percentage (FMAP) until December 2010. In August 2010, the additional FMAP assistance was extended until June 30, 2011 with a transitional phase-out to occur from January 1, 2011 to June 30, 2011. Absent significant improvement in economic conditions during the next six months, we expect that many of the states in which we operate will encounter additional budgetary issues once the additional FMAP funding expires and may choose to reduce Medicaid reimbursements or limit eligibility for Medicaid coverage, which could have a material adverse impact on our results of operations and cash flows. During the six months ended December 31, 2010, Medicaid and managed Medicaid programs accounted for approximately 17% of our net patient revenues.

Managed care payers also face economic pressures during periods of economic weakness due to lower enrollment resulting from higher unemployment rates and the inability of individuals to afford private insurance coverage. These payers may respond to these challenges by reducing or limiting increases to healthcare provider reimbursement rates or reducing benefits to enrollees. During the six months ended December 31, 2010, we recognized approximately 34% of our net patient revenues from managed care payers.

If we do not receive increased payer reimbursement rates from governmental or managed care payers that cover the increasing cost of providing healthcare services to our patients or if governmental payers defer payments to our hospitals, our financial position, results of operations and cash flows could be materially adversely impacted.

Premium Revenues

We recognize premium revenues from our three health plans, PHP, AAHP and MHP. Premium revenues from these three plans increased $15.8 million or 3.8% during the six months ended December 31, 2010 compared to the six months ended December 31, 2009. PHP’s average membership increased to approximately 203,200 for the six months ended December 31, 2010 compared to approximately 190,700 for the six months ended December 31, 2009. PHP’s increase in revenues and membership during the six months ended December 31, 2010 resulted from the increase in individuals eligible for AHCCCS coverage due to weakened economic conditions in Arizona.

In response to the State of Arizona’s budget deficiency during its 2011 fiscal year, AHCCCS is considering changes to its current contract with PHP that would negatively impact PHP’s current and future revenues. These potential changes are in addition to certain adjustments AHCCCS previously made to the timing and methodology of PHP’s capitation reimbursement, which negatively impacted PHP’s operating results and cash flows during its fiscal year 2010. AHCCCS could take further actions in the near term that could materially adversely impact our operating results and cash flows including reimbursement rate cuts, enrollment reductions, capitation payment deferrals, covered services reductions or limitations or other steps to reduce program expenditures including cancelling PHP’s contract.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing these financial statements, we make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses included in the financial statements. Management bases its estimates on historical experience and other available information, the results of which form the basis of the estimates and assumptions. We consider the following accounting policies to be critical because they involve highly subjective and complex assumptions and assessments, are subject to a great degree of fluctuation period over period and are the most critical to our operating performance. There were no changes in the nature or application of our critical accounting policies during the six months ended December 31, 2010 that would require update to these June 30, 2010 disclosures.

Revenues and Revenue Deductions

We recognize patient service revenues during the period the healthcare services are provided based upon estimated amounts due from payers. We record contractual adjustments to our gross charges to reflect expected reimbursement negotiated with or prescribed by third party payers. We estimate contractual adjustments and allowances based upon payment terms set forth in managed care health plan contracts and by federal and state regulations. For the majority of our patient service revenues, we apply contractual adjustments to patient accounts at the time of billing using specific payer contract terms entered into the accounts receivable systems, but in some cases we record an estimated allowance until payment is received. If our estimated contractual adjustments as a percentage of gross revenues were 1% higher for all insured accounts, our net revenues would have been reduced by approximately $79.0 million and $81.0 million for the years ended June 30, 2009 and 2010, respectively. We derive most of our patient service revenues from healthcare services provided to patients with Medicare (including managed Medicare plans) or managed care insurance coverage.

Services provided to Medicare patients are generally reimbursed at prospectively determined rates per diagnosis, while services provided to managed care patients are generally reimbursed based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Medicaid reimbursements vary by state. Other than Medicare, no individual payer represents more than 10% of our patient service revenues.

Medicare regulations and many of our managed care contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided in our healthcare facilities. To obtain reimbursement for certain services under the Medicare program, we must submit annual cost reports and record estimates of amounts owed to or receivable from Medicare. These cost reports include complex calculations and estimates related to indirect medical education, disproportionate share payments, reimbursable Medicare bad debts and other items that are often subject to interpretation that could result in payments that differ from recorded estimates. We estimate amounts owed to or receivable from the Medicare program using the best information available and our interpretation of the applicable Medicare regulations. We include differences between original estimates and subsequent revisions to those estimates (including final cost report settlements) in our consolidated statements of operations in the period in which the revisions are made. Net adjustments for final third party settlements increased patient service revenues and income from continuing operations before income taxes by $7.9 million, $8.0 million and $6.6 million during the years ended June 30, 2008, 2009 and 2010, respectively. Additionally, updated regulations and contract negotiations with payers occur frequently, which necessitates continual review of revenue estimation processes by management. We believe that future adjustments to our current third party settlement estimates will not materially impact our results of operations, cash flows or financial position.

Effective for service dates on or after April 1, 2009, as a result of a state mandate, we implemented a new uninsured discount policy for those patients receiving services in our Illinois hospitals who had no insurance coverage and who did not otherwise qualify for charity care under our guidelines. Under this policy, we apply an uninsured discount (calculated as a standard percentage of gross charges) at the time of patient billing and include this discount as a reduction to patient service revenues. We implemented this same policy for our Phoenix and San Antonio hospitals effective for service dates on or after July 1, 2009. These discounts were approximately $11.7 million and $215.7 million for the years ended June 30, 2009 and 2010, respectively.

We do not pursue collection of amounts due from uninsured patients that qualify for charity care under our guidelines (currently those uninsured patients whose incomes are equal to or less than 200% of the current federal poverty guidelines set forth by the Department of Health and Human Services). We deduct charity care accounts from revenues when we determine that the account meets our charity care guidelines. We also provide discounts from billed charges and alternative payment structures for uninsured patients who do not qualify for charity care but meet certain other minimum income guidelines, primarily those uninsured patients with incomes between 200% and 500% of the federal poverty guidelines. During the past three fiscal years, a significant percentage of our charity care deductions represented services provided to undocumented aliens under the Section 1011 border funding reimbursement program. Border funding qualification ended in Texas during fiscal year 2009, ended in Illinois during fiscal year 2010, and qualification ended during our fiscal 2011 in Arizona although certain amounts remain to be collected during the next six months.

The following table provides a breakdown of our charity care deductions during the years ended June 30, 2008, 2009 and 2010, respectively (in millions).

	Year Ended June 30,
	2008	2009	2010

Total charity care deductions	$86.1	$91.8	$87.7
Border funding charity care deductions, net of payments received	$29.6	$34.9	$29.8
Payments received for border funding accounts	$3.8	$4.6	$3.5

We record revenues related to the Illinois Provider Tax Assessment (“PTA”) program when the receipt of payment from the state entity is assured. For the Texas Upper Payment Limit (“UPL”) program we recognize revenues that offset the expenses associated with the provision of charity care when the services are provided. We recognize federal match revenues under the Texas UPL program when payments are assured.

We earned premium revenues of $450.2 million, $678.0 million and $839.7 million during the years ended June 30, 2008, 2009, 2010, respectively, from our health plans. Our health plans, PHP, AAHP and MHP, have agreements with AHCCCS, CMS and various health maintenance organizations (“HMOs”), respectively, to contract to provide medical services to subscribing participants. Under these agreements, our health plans receive monthly payments based on the number of HMO participants in MHP or the number and coverage type of members in PHP and AAHP. Our health plans recognize the payments as revenues in the month in which members are entitled to healthcare services with the exception of AAHP Medicare Part D reinsurance premiums and low income subsidy cost sharing premiums that are recorded as a liability to fund future healthcare costs or else repaid to CMS.

Allowance for Doubtful Accounts and Provision for Doubtful Accounts

Our ability to collect the self-pay portions of our receivables is critical to our operating performance and cash flows. Our allowance for doubtful accounts was approximately 30.6% and 21.8% of accounts receivable, net of contractual discounts, as of June 30, 2009 and 2010, respectively. The primary collection risk relates to uninsured patient accounts and patient accounts for which primary insurance has paid but patient deductibles or co-insurance portions remain outstanding.

We estimate our allowance for doubtful accounts using a standard policy that reserves all accounts aged greater than 365 days subsequent to discharge date plus percentages of uninsured accounts and self-pay after primary accounts less than 365 days old. We test our allowance for doubtful accounts policy quarterly using a hindsight calculation that utilizes write-off data for all payer classes during the previous twelve-month period to estimate the allowance for doubtful accounts at a point in time. We also supplement our analysis by comparing cash collections to net patient revenues and monitoring self-pay utilization. We adjust the standard percentages in our allowance for doubtful accounts reserve policy as necessary given changes in trends from these analyses. We most recently adjusted this reserve policy when we implemented our uninsured discount policy in Phoenix, San Antonio and Illinois. If our uninsured accounts receivable as of June 30, 2009 and 2010 were 1% higher, our provision for doubtful accounts would have increased by $1.0 million and $0.7 million, respectively. Significant changes in payer mix, business office operations, general economic conditions and healthcare coverage provided by federal or state governments or private insurers may have a significant impact on our estimates and significantly affect our liquidity, results of operations and cash flows.

Prior to the implementation of our new uninsured discount policy, we classified accounts pending Medicaid approval as Medicaid accounts in our accounts receivable aging report and recorded a contractual allowance for these accounts equal to the average Medicaid reimbursement rate for that specific state until qualification was confirmed at which time the account was netted in the aging. In the event an account did not successfully qualify for Medicaid coverage and did not meet our charity guidelines, the previously recorded Medicaid contractual adjustment remained a revenue deduction (similar to a self-pay discount), and the remaining net account balance was reclassified to uninsured status and subjected to our allowance for doubtful accounts policy. If accounts did not qualify for Medicaid coverage but did qualify as charity care, the contractual adjustments were reversed and the gross account balances were recorded as charity deductions.

Upon the implementation of our new uninsured discount policy, all uninsured accounts (including those pending Medicaid qualification) that do not qualify for charity care receive the standard uninsured discount. The balance of these accounts are subject to our allowance for doubtful accounts policy. For those accounts that subsequently qualify for Medicaid coverage, the uninsured discount is reversed and the account is reclassified to Medicaid accounts receivable with the appropriate contractual discount applied. Thus, the contractual allowance for Medicaid pending accounts is no longer necessary for those accounts subject to the uninsured discount policy. The following table provides the value of accounts pending Medicaid qualification, the balance successfully qualified for Medicaid coverage, the balance not qualified and transferred to uninsured status, the balance not qualified and transferred to charity and the percentage successfully qualified for Medicaid coverage during the respective fiscal years (dollars in millions).

	Year Ended June 30,
	2009	2010

Medicaid pending accounts receivable	$15.8	$23.5
Medicaid pending successfully qualified	$23.5	$44.3
Medicaid pending not qualified (uninsured)	$29.6	$63.5
Medicaid pending not qualified (charity)	$8.0	$17.1
Medicaid pending qualification success percentage	39%	36%

Because we require patient verification of coverage at the time of admission, reclassifications of Medicare or managed care accounts to self-pay, other than patient coinsurance or deductible amounts, occur infrequently and are not material to our financial statements. Additionally, the impact of these classification changes is further limited by our ability to identify any necessary classification changes prior to patient discharge or soon thereafter. Due to information system limitations, we are unable to quantify patient deductible and co-insurance receivables that are included in the primary payer classification in the accounts receivable aging report at any given point in time. When classification changes occur, the account balance remains aged from the patient discharge date.

Insurance Reserves

We have a self-insured medical plan for all of our employees. Claims are accrued under the self-insured plan as the incidents that gave rise to them occur. Unpaid claims accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and historical experience.

Due to the nature of our operating environment, we are subject to professional and general liability and workers compensation claims and related lawsuits in the ordinary course of business. We maintain professional and general liability insurance with unrelated commercial insurance carriers to provide for losses up to $65.0 million in excess of our self-insured retention (such self-insured retention maintained through our captive insurance subsidiary and/or other of our subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for the Illinois hospitals subsequent to June 30, 2010.

Through the period ended June 30, 2010, we insured our excess professional and general liability coverage under a retrospectively rated policy, and premiums under this policy were recorded at the minimum premium. We self-insure our workers compensation claims up to $1.0 million per claim and purchase excess insurance coverage for claims exceeding $1.0 million.

The following tables summarize our employee health, professional and general liability and workers compensation reserve balances (including the current portions of such reserves) as of June 30, 2009 and 2010 and claims loss and claims payment information during the years ended June 30, 2008, 2009 and 2010.

		Professional
	Employee	and General	Workers
	Health	Liability	Compensation

Reserve balance:
June 30, 2007	$1.2	$64.6	$18.5
June 30, 2008	$1.5	$74.3	$18.8
June 30, 2009	$13.4	$92.9	$18.2
June 30, 2010	$14.1	$91.8	$15.7

Current year provision for claims losses:
Year ended June 30, 2008	$7.3	$22.4	$7.6
Year ended June 30, 2009	$93.2	$22.2	$7.8
Year ended June 30, 2010	$115.8	$26.4	$7.4

Adjustments to prior year claims losses:
Year ended June 30, 2008	$—	$(0.6)	$(2.3)
Year ended June 30, 2009	$(0.6)	$13.4	$(3.8)
Year ended June 30, 2010	$(1.5)	$8.4	$(5.1)

Claims paid related to current year:
Year ended June 30, 2008	$5.8	$0.1	$1.0
Year ended June 30, 2009	$79.8	$0.3	$1.6
Year ended June 30, 2010	$101.7	$1.1	$1.1

Claims paid related to prior year:
Year ended June 30, 2008	$1.2	$12.0	$4.0
Year ended June 30, 2009	$0.9	$16.7	$3.0
Year ended June 30, 2010	$11.9	$34.8	$3.7

In developing our estimates of our reserves for employee health, professional and general liability and workers compensation claims, we utilize actuarial and certain case-specific information. Each reserve is comprised of estimated indemnity and expense payments related to: (1) reported events (“case reserves”) and (2) incurred but not reported (“IBNR”) events as of the end of the period. Management uses information from its human resource and risk managers and its best judgment to estimate case reserves. Actuarial IBNR estimates are dependent on multiple variables including our risk exposures, our self-insurance limits, geographic locations in which we operate, the severity of our historical losses compared to industry averages and the reporting pattern of our historical losses compared to industry averages, among others. Most of these variables require judgment, and changes in these variables could result in significant period over period fluctuations in our estimates. We discount our workers compensation reserve using actuarial estimates of projected cash payments in future periods (approximately 5.0% for each of the past three fiscal years). We do not discount our professional and general liability reserve. We adjust these reserves from time to time as we receive updated information.

In April 2009, a jury awarded damages to the plaintiff in a professional liability case against one of our hospitals in the amount of approximately $14.9 million, which exceeded our captive subsidiary’s $10.0 million self insured limit. Based upon this verdict, we increased our professional and general liability reserve by the excess of the verdict amount over our previously established case reserve estimate and recorded a reinsurance receivable for that portion exceeding $10.0 million. We settled this claim and paid the settlement amount in March 2010. We received cash payment for the reinsurance receivable in June 2010.

Our best estimate of professional and general liability and workers compensation IBNR utilizes statistical confidence levels that are below 75%. Using a higher statistical confidence level, while not permitted under United States GAAP, would increase the estimated reserve. The following table illustrates the sensitivity of the reserve estimates at 75% and 90% confidence levels (in millions).

	Professional and	Workers
	General Liability	Compensation

Reserve at June 30, 2009
As reported	$92.9	$18.2
With 75% confidence level	$104.9	$21.2
With 90% confidence level	$116.9	$23.8

Reserve at June 30, 2010
As reported	$91.8	$15.7
With 75% confidence level	$105.7	$19.4
With 90% confidence level	$119.7	$22.8

Our best estimate of employee health claims IBNR relies primarily upon payment lag data. If our estimate of the number of unpaid days of employee health claims expense changed by five days, our employee health IBNR estimate would change by approximately $1.6 million.

Health Plan Claims Reserves

During the years ended June 30, 2008, 2009 and 2010, health plan claims expense was $328.2 million, $525.6 million and $665.8 million, respectively, primarily representing medical claims of PHP. Vanguard estimates PHP’s reserve for medical claims using historical claims experience (including cost per member and payment lag time) and other actuarial data including number of members and certain member demographic information. The following table provides the health plan reserve balances as of June 30, 2009 and 2010 and health plan claims and payment information during the years ended June 30, 2008, 2009 and 2010, respectively (in millions).

	Year Ended June 30,
	2008	2009	2010

Health plan reserves and settlements, beginning of year	$61.4	$51.1	$117.6
Current year provision for health plan claims	329.7	525.5	670.7
Current year adjustments to prior year health plan claims	(1.5)	0.1	(4.9)
Program settlement, capitation and other activity	(24.2)	19.3	31.0
Claims paid related to current year	(268.4)	(424.6)	(571.7)
Claims paid related to prior years	(45.9)	(53.8)	(92.9)

Health plan reserves and settlements, end of year	$51.1	$117.6	$149.8

The increases in reserves, claims losses and claims payments from 2008 to 2009 and from 2009 to 2010 were primarily due to the significant increase in PHP members during the periods as a result of the new AHCCCS contract that went into effect on October 1, 2008, the increased number of individuals eligible for participation in the AHCCCS program during each year and an additional PHP risk group subject to a settlement reconciliation during 2010. While management believes that its estimation methodology effectively captures trends in medical claims costs, actual payments could differ significantly from its estimates given changes in the healthcare cost structure or adverse experience. During the years ended June 30, 2008, 2009 and 2010, approximately $31.2 million, $34.0 million and $42.8 million, respectively, of accrued and paid claims for services provided to our health plan members by our hospitals and our other healthcare facilities were eliminated in consolidation. Our operating results and cash flows could be materially affected by increased or decreased utilization of our healthcare facilities by members in our health plans.

Income Taxes

We believe that our income tax provisions are accurate and supportable, but certain tax matters require interpretations of tax law that may be subject to future challenge and may not be upheld under tax audit. To reflect the possibility that all of our tax positions may not be sustained, we maintain tax reserves that are subject to adjustment as updated information becomes available or as circumstances change. We record the impact of tax reserve changes to our income tax provision in the period in which the additional information, including the progress of tax audits, is obtained.

We assess the realization of our deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, we determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The factors used in this determination include the following:

•	Cumulative losses in recent years

•	Income/losses expected in future years

•	Availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits

•	Carryforward period associated with the deferred tax assets and liabilities

•	Prudent and feasible tax planning strategies

In addition, financial forecasts used in determining the need for or amount of federal and state valuation allowances are subject to changes in underlying assumptions and fluctuations in market conditions that could significantly alter our recoverability analysis and thus have a material adverse effect on our consolidated financial condition, results of operations or cash flows. Effective July 1, 2007, we adopted the relevant guidance for accounting for uncertainty in income taxes. The following table provides a detailed rollforward of our net liability for uncertain tax positions for the years ended June 30, 2008, 2009 and 2010 (in millions).

Balance at June 30, 2007	$4.9
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	0.4
Reductions for tax positions of prior years	—
Settlements	—

Balance at June 30, 2008	$5.3
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(0.3)
Settlements	—

Balance at June 30, 2009	$5.0
Additions based on tax positions related to the current year	0.8
Additions for tax positions of prior years	6.1
Reductions for tax positions of prior years	—
Settlements	—

Balance at June 30, 2010	$11.9

The provisions set forth in accounting for uncertain tax positions allow for the election to classify interest as an income tax expense on an underpayment of income taxes, when the tax law requires interest to be paid, and penalties, when a tax position does not meet the minimum statutory threshold to avoid payment of penalties, in income taxes, interest expense or another appropriate expense classification based on the accounting policy election of the entity. We elected to continue our historical practice of classifying interest and penalties as a component of income tax expense. Of the $11.9 million total unrecognized tax benefits, $0.6 million of the balance as of June 30, 2010 would impact the effective tax rate if recognized.

Long-Lived Assets and Goodwill

Long-lived assets, including property, plant and equipment and amortizable intangible assets, comprise a significant portion of our total assets. We evaluate the carrying value of long-lived assets when impairment indicators are present or when circumstances indicate that impairment may exist. When management believes impairment indicators may exist, projections of the undiscounted future cash flows associated with the use of and eventual disposition of long-lived assets held for use are prepared. If the projections indicate that the carrying values of the long-lived assets are not recoverable, we reduce the carrying values to fair value. In May 2009, we recorded a $6.2 million ($3.8 million net of taxes) impairment charge to write-down the value of a building that we currently lease to other healthcare service providers to fair value. For long-lived assets held for sale, we compare the carrying values to an estimate of fair value less selling costs to determine potential impairment. We test for impairment of long-lived assets at the lowest level for which cash flows are measurable. These impairment tests are heavily influenced by assumptions and estimates that are subject to change as additional information becomes available. Given the relatively few number of hospitals we own and the significant amounts of long-lived assets attributable to those hospitals, an impairment of the long-lived assets for even a single hospital could materially adversely impact our operating results or financial position.

Goodwill also represents a significant portion of our total assets. We review goodwill for impairment annually during our fourth fiscal quarter or more frequently if certain impairment indicators arise. We review goodwill at the reporting level unit, which is one level below an operating segment. We compare the carrying value of the net assets of each reporting unit to the net present value of estimated discounted future cash flows of the reporting unit. If the carrying value exceeds the net present value of estimated discounted future cash flows, an impairment indicator exists and an estimate of the impairment loss is calculated. The fair value calculation includes multiple assumptions and estimates, including the projected cash flows and discount rates applied. Changes in these assumptions and estimates could result in goodwill impairment that could materially adversely impact our financial position or results of operations.

During the past three years, our MacNeal and Weiss hospitals in Illinois experienced deteriorating economic factors that negatively impacted their results of operations and cash flows. While various initiatives mitigated the impact of these economic factors during fiscal years 2008 and 2009, the operating results of these hospitals did not improve to the level anticipated during the first half of fiscal 2010. After having the opportunity to evaluate the operating results of these hospitals for the first six months of fiscal year 2010 and to reassess the market trends and economic factors, we concluded that it was unlikely that previously projected cash flows for these hospitals would be achieved. We performed an interim goodwill impairment test during the quarter ended December 31, 2009 and, based upon revised projected cash flows, market participant data and appraisal information, we determined that the $43.1 million remaining goodwill related to this reporting unit was impaired. The $43.1 million ($31.8 million, net of taxes) non-cash impairment loss is included in our consolidated statement of operations for the year ended June 30, 2010.

Selected Operating Statistics

The following table sets forth certain operating statistics for each of the periods presented on a consolidated continuing operations basis.

				Six Months Ended
	Year Ended June 30,			December 31,
	2008	2009	2010	2009	2010

Unaudited Operating Data—
Consolidated (continuing operations):
Number of hospitals, end of period	15	15	15	15	18
Number of licensed beds, end of period	4,181	4,135	4,135	4,135	4,546
Discharges (a)	169,668	167,880	168,370	83,918	91,780
Adjusted discharges-hospitals (b)	270,076	274,767	280,437	139,123	155,618
Adjusted discharges (c)	283,250	288,807	295,702	146,651	164,176
Patient revenue per adjusted discharge-hospitals (d)	$8,110	$8,623	$8,516	$8,384	$8,638
Patient revenue per adjusted discharge (e)	$8,047	$8,503	$8,408	$8,302	$8,580
Patient days (f)	734,838	709,952	701,265	348,205	382,377
Average length of stay (g)	4.33	4.23	4.17	4.15	4.17
Inpatient surgeries (h)	37,538	37,970	37,320	18,888	19,583
Outpatient surgeries (i)	73,339	76,378	75,969	38,460	38,891
Emergency room visits (j)	588,246	605,729	626,237	310,727	351,363
Occupancy rate (k)	48%	47%	46%	46%	46%
Member lives (l)	149,600	218,700	241,200	239,800	242,700
Health plan claims expense percentage (m)	72.9%	77.5%	79.3%	79.6%	78.4%

(a)	Discharges represent the total number of patients discharged (in the facility for a period in excess of 23 hours) from our hospitals and is used by management and certain investors as a general measure of inpatient volumes.
(b)	Adjusted discharges-hospitals is used by management and certain investors as a general measure of combined hospital inpatient and hospital outpatient volumes. Adjusted discharges-hospitals is computed by multiplying discharges by the sum of gross hospital inpatient revenues and gross hospital outpatient revenues and then dividing the result by gross hospital inpatient revenues.
(c)	Adjusted discharges is used by management and certain investors as a general measure of consolidated inpatient and outpatient volumes. Adjusted discharges is computed by multiplying discharges by the sum of gross inpatient revenues and gross outpatient revenues and then dividing the result by gross inpatient revenues.
(d)	Net revenue per adjusted discharge-hospitals is calculated by dividing net hospital patient revenues by adjusted discharge-hospitals and measures the average net payment expected to be received for a patient’s stay in the hospital.
(e)	Net revenue per adjusted discharge is calculated by dividing net patient revenues by adjusted discharges and measures the average net payment expected to be received for an episode of service provided to a patient.
(f)	Patient days represent the number of days (calculated as overnight stays) our beds were occupied by patients during the periods.
(g)	Average length of stay represents the average number of days an admitted patient stays in our hospitals.
(h)	Inpatient surgeries represent the number of surgeries performed in our hospitals where overnight stays are necessary.

(i)	Outpatient surgeries represent the number of surgeries performed at hospitals or ambulatory surgery centers on an outpatient basis (patient overnight stay not necessary).
(j)	Emergency room visits represent the number of patient visits to a hospital emergency room where treatment is received, regardless of whether an overnight stay is subsequently required.
(k)	Occupancy rate represents the percentage of hospital licensed beds occupied by patients. Occupancy rate provides a measure of the utilization of inpatient beds.
(l)	Member lives represent the total number of members in PHP, AAHP and MHP as of the end of the respective period.
(m)	Health plan claims expense percentage is calculated by dividing health plan claims expense by premium revenues.

The following table sets forth certain operating statistics on a same hospital basis for the six months ended December 31, 2009 and 2010. The same hospital data for the fiscal years ended June 30, 2008, 2009 and 2010 is the same as the consolidated operating data presented in the previous table.

	Six Months Ended
	December 31,
	2009	2010

Unaudited Operating Data—Same Hospital (1):
Number of hospitals at end of period	15	15
Licensed beds at end of period	4,135	4,029
Patient service revenues (in millions)	$1,243.8	$1,300.8
Discharges	83,918	83,869
Adjusted discharges	146,651	150,342
Adjusted discharges—hospitals	139,123	142,376
Average length of stay	4.15	4.13
Patient days	348,205	346,473
Adjusted patient days	608,506	621,081
Adjusted patient days—hospitals	577,270	588,173
Patient revenue per adjusted discharge	$8,302	$8,473
Patient revenue per adjusted discharge—hospitals	$8,384	$8,554
Inpatient surgeries	18,888	17,746
Outpatient surgeries	38,460	36,253
Emergency room visits	310,727	320,935
Occupancy rate	46%	47%

(1)	Same hospital results exclude those facilities that we did not own for the full six-month periods of both years.

Results of Operations

The following tables present a summary of our operating results for the respective periods shown.

	Year Ended June 30,						Six Months Ended
	2008		2009		2010		December 31,
	Amount	%	Amount	%	Amount	%	2009		2010
	(Dollars in millions)

Patient service revenues	$2,325.4	83.8%	$2,507.4	78.7%	$2,537.2	75.1%	$1,243.8	74.9%	$1,442.1	76.9%
Premium revenues	450.2	16.2	678.0	21.3	839.7	24.9	416.6	25.1	432.4	23.1

Total revenues	2,775.6	100.0	3,185.4	100.0	3,376.9	100.0	1,660.4	100.0	1,874.5	100.0
Costs and expenses:
Salaries and benefits (includes stock compensation of $2.5, $4.4, $4.2, $2.9 and $2.9, respectively)	1,146.2	41.3	1,233.8	38.7	1,296.2	38.4	635.6	38.3	730.3	39.0
Health plan claims expense	328.2	11.8	525.6	16.5	665.8	19.7	331.8	20.0	338.9	18.1
Supplies	433.7	15.6	455.5	14.3	456.1	13.5	225.4	13.6	254.5	13.6
Provision for doubtful accounts	205.5	7.4	210.3	6.6	152.5	4.5	72.2	4.3	103.0	5.5
Other operating expenses	398.5	14.4	461.9	14.5	483.9	14.3	245.1	14.8	286.6	15.3
Depreciation and amortization	129.3	4.7	128.9	4.1	139.6	4.1	67.6	4.1	75.8	4.0
Interest, net	122.1	4.4	111.6	3.5	115.5	3.4	54.8	3.3	69.9	3.7
Debt extinguishment costs	—	0.0	—	0.0	73.5	2.2	—	0.0	—	0.0
Impairment loss	—	0.0	6.2	0.2	43.1	1.3	43.1	2.6	0.9	0.0
Other expenses	6.5	0.2	2.7	0.1	9.1	0.3	2.6	0.2	7.1	0.4

Total	2,770.0	99.8	3,136.5	98.5	3,435.3	101.7	1,678.2	101.1	1,867.0	99.6

Income (loss) from continuing operations before income taxes	5.6	0.2	48.9	1.5	(58.4)	(1.7)	(17.8)	(1.1)	7.5	0.4
Income tax benefit (expense)	(2.2)	(0.1)	(16.8)	(0.5)	13.8	0.4	1.7	0.1	(7.3)	(0.4)

Income (loss) from continuing operations	3.4	0.1	32.1	1.0	(44.6)	(1.3)	(16.1)	(1.0)	0.2	0.1
Loss from discontinued operations, net of taxes	(1.1)	0.0	(0.3)	0.0	(1.7)	(0.1)	(1.4)	(0.1)	(2.2)	(0.1)

Net income (loss)	2.3	0.1	31.8	1.0	(46.3)	(1.4)	(17.5)	(1.1)	(2.0)	(0.1)
Less: Net income attributable to non- controlling interests	(3.0)	(0.1)	(3.2)	(0.1)	(2.9)	(0.1)	(1.7)	(0.1)	(1.8)	(0.1)

Net income (loss) attributable to
Vanguard Health Systems, Inc. stockholders	$(0.7)	0.0%	$28.6	0.9%	$(49.2)	(1.5)%	$(19.2)	(1.1)%	$(3.8)	(0.1)%

Six months ended December 31, 2010 compared to six months ended December 31, 2009

Revenues.  Total revenues increased 12.9% during the six months ended December 31, 2010 compared to the prior year period. Patient service revenues increased $198.3 million or 15.9% during the current year period. A portion of this increase resulted from our acquisitions, inclusive of the Resurrection Facilities on August 1, 2010. On a same hospital basis, patient service revenues increased $57.0 million or 4.6% during the six months ended December 31, 2010. Health plan premium revenues increased $15.8 million or 3.8% during the current year period as a result of increased PHP enrollment. Average enrollment at PHP was approximately 203,200 during the six months ended December 31, 2010, an increase of 6.6% compared to the prior year. More challenging economic conditions in Arizona during the past twelve months resulted in more individuals becoming eligible for AHCCCS coverage.

Discharges, adjusted discharges and emergency room visits increased 9.4%, 12.0% and 13.1%, respectively, during the six months ended December 31, 2010 compared to the prior year. On a same hospital basis, discharges were flat while adjusted discharges and emergency room visits increased 2.5% and 3.3%, respectively, during the six months ended December 31, 2010 compared to the prior year. On a same hospital basis, inpatient and outpatient surgeries decreased 6.0% and 5.7%, respectively, during the six months ended December 31, 2010.

Costs and expenses.  Total costs and expenses from continuing operations, exclusive of income taxes, were $1,867.0 million or 99.6% of total revenues during the current year, compared to 101.1% during the prior year. Salaries and benefits, health plan claims, supplies and provision for doubtful accounts represent the most significant of our normal costs and expenses and those typically subject to the greatest level of fluctuation year over year.

•	Salaries and benefits. Salaries and benefits as a percentage of total revenues increased to 39.0% during the current year six months compared to 38.3% for the prior year. We continue to employ more physicians to support the communities our hospitals serve and have made significant investments in clinical quality initiatives that required additional human resources during the six months ended December 31, 2010 compared to the prior year. We have been successful in limiting contract labor utilization as a result of our investments in clinical quality and nurse leadership initiatives. Our contract labor expense as a percentage of patient service revenues continued its downward trend to 0.8% for the six months ended December 31, 2010 compared to 1.3% for the prior year.

•	Health plan claims. Health plan claims expense as a percentage of premium revenues was 78.4% for the six months ended December 31, 2010 compared to 79.6% for the prior year period. Revenues and expenses between the health plans and our hospitals and related outpatient service providers of approximately $21.8 million, or 6.0% of gross health plan claims expense, were eliminated in consolidation during the current year period.

•	Supplies. Supplies as a percentage of acute care services segment revenues decreased to 17.6% during the current year compared to 18.1% during the prior year. This decrease was positively impacted by the lower surgery volumes experienced during the current year.

•	Provision for doubtful accounts. The provision for doubtful accounts as a percentage of acute care services segment revenues increased to 7.1% during the current year from 5.8% during the prior year. On a combined basis, the provision for doubtful accounts, charity care deductions and uninsured discounts as a percentage of acute care services segment revenues (prior to these revenue deductions) was 16.0% and 17.0% for the six months ended December 31, 2009 and 2010, respectively. The period over period increases in these ratios resulted from increases in self pay discharges as a percentage of total discharges and price increases implemented during the current year compared to the prior year.

Other operating expenses.  Other operating expenses include, among others, purchased services, insurance, non-income taxes, rents and leases, repairs and maintenance and utilities. Other operating expenses as a percentage of total revenues increased to 15.3% during the current year compared to 14.8% during the prior year primarily as a result of increased legal fees and related expenses in the current year.

Other.  Depreciation and amortization increased $8.2 million period over period as a result of our capital improvement and expansion initiatives and the acquisitions, inclusive of the Resurrection Facilities. Net interest increased $15.1 million period over period as a result of the Refinancing that occurred in January 2010 and the $225 million aggregate principal amount of 8% senior notes (such notes, the “Add-on Notes”) issued in July 2010 as discussed more thoroughly in the “Liquidity and Capital Resources” section of this prospectus. We also incurred $5.0 million of acquisition-related costs during the current year.

Income taxes.  Our effective tax rate was approximately 9.6% during the six months ended December 31, 2009 compared to approximately 97.3% during the current period. The effective tax rate was lower during the prior year due to a considerable portion of the goodwill impairment loss related to our MacNeal and Weiss Hospitals in the Illinois reporting unit being non-deductible for tax purposes. In addition, the effective tax rate during the six months ended December 31, 2010 was affected by our establishment of a $5.5 million valuation allowance for unitary state net operating loss carryforwards.

Net loss attributable to Vanguard Health Systems, Inc. stockholders.  Net loss attributable to Vanguard stockholders was $3.8 million during the six months ended December 31, 2010 compared to $19.2 million during the six months ended December 31, 2009. The decreased net loss in 2010 resulted primarily from the $43.1 million impairment loss recognized during 2009.

Year ended June 30, 2010 compared to Year ended June 30, 2009

Revenues.  Total revenues increased 6.0% during the year ended June 30, 2010 compared to the prior year. Patient service revenues increased $29.8 million or 1.2% during 2010. This small increase relative to the prior year was primarily due to the implementation of our uninsured discount policy in our Illinois hospitals effective April 1, 2009 and in our Phoenix and San Antonio hospitals effective July 1, 2009 combined with the concurrent change to our Medicaid pending policy previously discussed. During 2010, we recognized $215.7 million of uninsured discount revenue deductions, $128.7 million of which would have otherwise been included in revenues and subjected to our allowance for doubtful accounts policy had the uninsured discount policy not been implemented at these hospitals. Health plan premium revenues increased $161.7 million during 2010 as a result of increased PHP enrollment. Average enrollment at PHP was 195,671 during the year ended June 30, 2010, an increase of 30.0% compared to the prior year. More challenging economic conditions in Arizona since the prior year resulted in more individuals becoming eligible for AHCCCS coverage. Enrollment in our other two health plans decreased by 6.4% as of June 30, 2010 compared to June 30, 2009.

Discharges, adjusted discharges and emergency room visits increased 0.3%, 2.4% and 3.4%, respectively, during the year ended June 30, 2010 compared to the prior year, while total surgeries decreased by 0.9% during 2010. General economic weakness in the United States economy continues to impact demand for elective surgical procedures. Two new competitor hospitals in San Antonio opened in March 2009 and July 2009, which negatively impacted volumes in certain of our San Antonio hospitals during 2010. We continue to face volume and pricing pressures as a result of continuing economic weakness in the communities our hospitals serve, state efforts to reduce Medicaid program expenditures and intense competition for limited physician and nursing resources, among other factors. We expect the average population growth in the markets we serve to remain generally high in the long-term. As these populations increase and grow older, we believe that our clinical quality initiatives will improve our competitive position in those markets. However, these growth opportunities may not overcome the current industry and market challenges in the short-term.

We continue to implement multiple initiatives to transform our company’s operations to prepare for the future changes we expect to occur in the healthcare industry. This transformation process is built upon providing ideal experiences for our patients and their families through clinical excellence, aligning nursing and physician interests to provide coordination of care and improving healthcare delivery efficiencies to provide quality outcomes without overutilization of resources. The success of these initiatives will determine our ability to increase revenues from our existing operations and to increase revenues through acquisitions of other hospitals.

Costs and expenses.  Total costs and expenses from continuing operations, exclusive of income taxes, were $3,435.3 million or 101.7% of total revenues during 2010, compared to 98.5% during the prior year. The 2010 measure was negatively impacted by the goodwill impairment loss related to our MacNeal and Weiss hospitals in Illinois recognized in December 2009 and by debt extinguishment costs incurred to complete our Refinancing finalized in January 2010 as further discussed in “Liquidity and Capital Resources” and presented elsewhere in this prospectus. Many year over year comparisons of individual cost and expense items as a percentage of total revenues, particularly for health plan claims expense and the provision for doubtful accounts, were impacted by the significant growth in health plan premium revenues and the uninsured discount and Medicaid pending policy changes previously discussed. Salaries and benefits, health plan claims, supplies and provision for doubtful accounts represent the most significant of our normal costs and expenses and those typically subject to the greatest level of fluctuation year over year.

•	Salaries and benefits. Salaries and benefits as a percentage of total revenues was not significantly different during 2010 compared to the prior year. This ratio continued to be positively impacted by the significant increase in premium revenues, which utilize a much lower percentage of salaries and benefits than acute care services, during 2010 compared to the prior year. For the acute care services operating segment, salaries and benefits as a percentage of patient service revenues was 48.9% during 2010 compared to 47.3% during the prior year. This increase was negatively impacted by the adoption of our uninsured discount and Medicaid pending policies, as previously discussed. We continue to employ more physicians to support the communities our hospitals serve and have made significant investments in clinical quality initiatives that will require additional human resources in the short-term. As of June 30, 2010, we had approximately 20,100 full-time and part-time employees compared to approximately 19,200 as of June 30, 2009. We have been successful in limiting contract labor utilization as a result of our investments in clinical quality and nurse leadership initiatives. Our contract labor expense as a percentage of patient service revenues continued its downward trend to 1.2% for the year ended June 30, 2010 compared to 2.6% for the prior year.

•	Health plan claims. Health plan claims expense as a percentage of premium revenues increased to 79.3% during 2010 compared to 77.5% during the prior year. As enrollment increases, this ratio becomes especially sensitive to the mix of members, including covered groups based upon age and gender and county of residence. AHCCCS also implemented limits on profitability for certain member groups during the current contract year, which negatively impacted this ratio. In addition, the increased PHP revenues diluted the impact of the third party administrator revenues at MHP that have no corresponding health plan claims expense. Revenues and expenses between the health plans and our hospitals and related outpatient service providers of approximately $42.8 million, or 6.0% of gross health plan claims expense, were eliminated in consolidation during 2010.

•	Supplies. Supplies as a percentage of acute care services segment revenues decreased to 17.7% during 2010 compared to 17.9% during the prior year. This ratio would have reflected a greater improvement during 2010 absent the impact to patient service revenues of the changes to our uninsured discount and Medicaid pending policies previously discussed. We continued our focus on supply chain efficiencies including reduction in physician commodity variation and improved pharmacy formulary management during 2010. Our ability to reduce this ratio in future years may be limited because our growth strategies include expansion of higher acuity services and due to inflationary pressures on medical supplies and pharmaceuticals.

•	Provision for doubtful accounts. The provision for doubtful accounts as a percentage of patient service revenues decreased to 6.0% during 2010 from 8.4% during the prior year. Most of this decrease related to the uninsured discount policy and Medicaid pending policy changes previously discussed. The net impact of these policy changes resulted in the recognition of a significant amount of uninsured revenue deductions that would have otherwise been reflected in the provision for doubtful accounts absent these changes. On a combined basis, the provision for doubtful accounts, charity care deductions and uninsured discounts as a percentage of acute care services segment revenues (prior to these revenue deductions) was 11.9%, 11.9% and 15.8% for the for the years ended June 30, 2008, 2009 and 2010, respectively. The uninsured discount and Medicaid pending policy changes resulted in an approximate 330 basis point increase in this ratio during 2010. The remainder of the increase related to price increases implemented during 2010.

Other operating expenses.  Other operating expenses include, among others, purchased services, insurance, non-income taxes, rents and leases, repairs and maintenance and utilities. Other operating expenses as a percentage of total revenues decreased to 14.3% during 2010 compared to 14.5% during the prior year. The improvement would have been greater absent the adoption of our uninsured discount and Medicaid pending policies, as previously discussed. In addition, the decrease was also the result of $11.9 million of additional insurance expense recognized during 2009 related to a significant professional liability verdict against one of our hospitals. We initially appealed this verdict, but during 2010 we settled this case and paid the settlement amount.

Other.  Depreciation and amortization increased by $10.7 million year over year as a result of our capital improvement and expansion initiatives. Net interest increased slightly year over year. We recorded a goodwill impairment loss of $43.1 million ($31.8 million, net of taxes) related to our Illinois hospitals during 2010 based upon an interim impairment test completed in December 2009. In connection with the Refinancing, we recorded debt extinguishment costs of $73.5 million ($45.6 million, net of taxes) during 2010.

Income taxes.  Our effective tax rate was approximately 23.6% during the year ended June 30, 2010 compared to 34.4% during the prior year. The effective rate was lower during 2010 due to the fact that a considerable portion of the goodwill impairment loss related to our Illinois hospitals reporting unit, as previously discussed, was non-deductible for tax purposes.

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders.  Net loss attributable to Vanguard stockholders was $49.2 million during the year ended June 30, 2010 compared to net income attributable to Vanguard Health Systems, Inc. stockholders of $28.6 million during the prior year. This change resulted primarily from the goodwill impairment loss and the debt extinguishment costs recognized during 2010.

Year ended June 30, 2009 compared to Year ended June 30, 2008

Revenues.  Total revenues increased $409.8 million or 14.8% during the year ended June 30, 2009 compared to the prior year primarily due to a significant increase in health plan premium revenues as a result of increased PHP enrollment. Average enrollment at PHP was 150,468 during the year ended June 30, 2009, an increase of 48.3% compared to the prior year. The new AHCCCS contract that went into effect on October 1, 2008 included six new counties that PHP had not previously served. The new contract was in effect for nine months of the year ended June 30, 2009.

Patient service revenues increased 7.8% year over year primarily as a result of a 5.7% increase in patient revenues per adjusted discharge and a 1.9% increase in adjusted discharges. Total outpatient volumes increased year over year, including a 3.0% and 4.1% increase in emergency room visits and outpatient surgeries, respectively. Our volumes by payer remained relatively consistent during both years. However, our combined Medicaid and managed Medicaid net revenues as a percentage of total net revenues increased to 16.7% during 2009 compared to 15.1% during the prior year, primarily as a result of the increase in Texas UPL and Illinois PTA revenues. The acuity level of our patients also increased year over year. However, during the year ended June 30, 2009, we continued to generate most of our admissions from emergency room visits and experienced lower elective admissions.

Costs and Expenses.  Total costs and expenses from continuing operations, exclusive of income taxes, were $3,136.5 million or 98.5% of total revenues during the year ended June 30, 2009, compared to 99.8% during the prior year. Salaries and benefits, supplies, health plan claims and provision for doubtful accounts represent the most significant of our normal costs and expenses and those typically subject to the greatest level of fluctuation year over year.

•	Salaries and benefits. Salaries and benefits as a percentage of total revenues decreased to 38.7% during the year ended June 30, 2009 from 41.3% during the prior year. This ratio was positively impacted by the significant increase in premium revenues, which utilize a much lower rate of salaries and benefits than acute care services, during the year ended June 30, 2009 compared to the prior year and by the increase in Texas UPL and Illinois PTA revenues during the year ended June 30, 2009 compared to the prior year. Salaries and benefits as a percentage of acute care segment revenues were 47.3% during the year ended June 30, 2009 compared to 47.9% during the prior year, which improvement was primarily attributable to the Texas UPL and Illinois PTA revenues growth during the year ended June 30, 2009.

These ratios were adversely impacted during the year ended June 30, 2009 by our investments in physician services and quality initiatives. We employed more physicians to support the communities our hospitals serve during 2009 and added significant corporate resources to manage and oversee the physician growth. Implementation of our quality initiatives also resulted in additional labor costs associated with training staff to utilize new clinical quality systems and additional hospital and corporate resources to monitor and manage quality indicators. As of June 30, 2009, we had approximately 19,200 full-time and part-time employees compared to 18,500 as of June 30, 2008. Our contract labor expense as a percentage of patient service revenues decreased to 2.6% for the year ended June 30, 2009 compared to 3.5% for the prior year.

•	Health plan claims. Health plan claims expense as a percentage of premium revenues increased to 77.5% during 2009 compared to 72.9% during the prior year. The new PHP contract resulted in a significant change in the mix of our AHCCCS members with a significant increase in members in geographic areas not previously served by PHP. As a result of the bid process for these new areas, the rates paid to providers in those six new counties and capitated payment rates received from AHCCCS for those counties were not necessarily the same as those applicable to the three counties previously served by PHP. Also, the additional PHP revenues diluted the impact of the third party administrator revenues at MHP that have no corresponding health plan claims expense. During fiscal 2009, we accrued for the estimated amount payable to AHCCCS for the risk adjustment factor payment methodology that was retroactively applied to October 1, 2008, which also caused the health plan claims expense as a percentage of premium revenues to increase during the year ended June 30, 2009.

Health plan claims expense represents the amounts paid by the health plans for healthcare services provided to their members, including an estimate of incurred but not yet reported claims that is determined based upon lag data and other actuarial assumptions. Revenues and expenses between the health plans and our hospitals and related outpatient service providers of approximately $34.0 million, or 6.1% of gross health plan claims expense, were eliminated in consolidation during the year ended June 30, 2009.

•	Supplies. Supplies as a percentage of acute care services segment revenues decreased to 17.9% during the year ended June 30, 2009 compared to 18.4% during the prior year. The increase in Texas UPL and Illinois PTA revenues during 2009 accounted for approximately half of this improvement. Although the acuity of our services provided increased during 2009 compared to the prior year, we were successful in limiting the ratio of supplies to patient service revenues by further implementing certain supply chain initiatives such as increased use of our group purchasing contract and pharmacy formulary management.

•	Provision for doubtful accounts. The provision for doubtful accounts as a percentage of patient service revenues decreased to 8.4% during the year ended June 30, 2009 from 8.8% during the prior year. On a combined basis, the provision for doubtful accounts, charity care deductions and uninsured discounts as a percentage of acute care services segment revenues (prior to these revenue deductions) was 11.9% for both the years ended June 30, 2008 and 2009.

Other operating expenses.  Other operating expenses include, among others, purchased services, insurance, non-income taxes, rents and leases, repairs and maintenance and utilities. Other operating expenses as a percentage of total revenues increased to 14.5% during the year ended June 30, 2009 compared to 14.4% during the prior year. Other operating expenses as a percentage of patient service revenues increased to 18.4% during the year ended June 30, 2009 compared to 17.1% during the prior year. In April 2009, a jury awarded damages to the plaintiff in a professional liability case against one of our hospitals. Based upon this verdict, we recognized additional insurance expense of $11.9 million during the year ended June 30, 2009. Also, non-income taxes increased by $23.9 million during the year ended June 30, 2009 primarily as a result of $13.4 million of Illinois PTA program cash receipts that were subsequently paid to the state in the form of a provider tax and higher premiums taxes related to the significant enrollment growth at PHP.

Other.  Depreciation and amortization was flat year over year. Net interest decreased by $10.5 million during the year ended June 30, 2009 primarily due to lower interest rates on the variable portion of our term debt. We incurred an impairment loss of $6.2 million ($3.8 million, net of taxes) during the year ended June 30, 2009 resulting from the write-down of a non-hospital building to fair value.

Income taxes.  Our effective tax rate decreased to approximately 34.4% during the year ended June 30, 2009 compared to 39.3% during the prior year.

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders.  Net income attributable to Vanguard Health Systems, Inc. stockholders was $28.6 million during the year ended June 30, 2009 compared to net loss attributable to Vanguard Health Systems, Inc. stockholders of $0.7 million during the prior year.

Liquidity and Capital Resources

Operating Activities

As of December 31, 2010 we had a working capital deficit of $90.5 million, including cash and cash equivalents of $58.3 million, as a result of the DMC purchase price of $368.1 million paid on December 31, 2010. Working capital at June 30, 2010 was $105.0 million. Cash provided by operating activities decreased by $22.5 million during the six months ended December 31, 2010 compared to the prior year period. Operating cash flows during the current year were positively impacted by AHCCCS’ deferral of the June 2010 capitation and supplemental payments to PHP of approximately $62.0 million until July 2010. The 2010 operating cash flows were negatively impacted by the buildup of working capital at Arizona Heart Hospital, higher interest payments and the timing of accounts payable during the current year compared to 2009. Gross days in accounts payable was 54 days as of December 31, 2010 but averaged 44 days during the six months ended December 31, 2010, which was comparable to the average gross accounts payable days during the six months ended December 31, 2009. Interest payments were higher as a result of the increased debt resulting from our January 2010 comprehensive refinancing of our debt and the issuance of the Add-on Notes in July 2010 as further discussed below. Net days revenue in accounts receivable increased two days to approximately 43 days at December 31, 2010 compared to approximately 41 days at June 30, 2010 but improved from 46 days as of December 31, 2009.

Investing Activities

Cash used in investing activities increased from $88.8 million during the six months ended December 31, 2009 to $531.3 million during the six months ended December 31, 2010, primarily as a result of the cash paid for acquisitions, including the acquisitions of the Resurrection Facilities in August 2010, Arizona Heart Hospital and Arizona Heart Institute in October 2010 and the cash paid for DMC, included in Deposit of Acquisition on our December 31, 2010 condensed consolidated balance sheet. Capital expenditures increased $11.0 million during 2010 compared to the prior year. This increase in capital expenditures relates to the construction of a replacement hospital in San Antonio, which we expect to open during the fourth quarter of fiscal 2011. We entered into a $56.4 million agreement to construct this replacement facility earlier in calendar 2010 and expect to spend a total of $86.2 million, including costs to equip, to complete the project. Through December 31, 2010, we have spent approximately $40.1 million of the budgeted $86.2 million related to this replacement facility.

Financing Activities

Cash flows from financing activities increased by $215.9 million during the six months ended December 31, 2010 compared to the six months ended December 31, 2009 primarily due to the $216.6 million cash proceeds from our issuance of the Add-on Notes in July 2010 as discussed below. As of December 31, 2010, we had outstanding $1,967.5 million in aggregate indebtedness. The “Refinancing” section below provides additional information related to our liquidity.

On July 14, 2010, we issued an additional $225.0 million aggregate principal amount of 8% senior notes (the “Add-on Notes”), which are guaranteed on a senior unsecured basis by Vanguard, Vanguard Health Holding Company I, LLC and certain restricted subsidiaries of VHS Holdco II. The Add-on Notes were issued under the indenture governing the 8% senior notes that we issued on January 29, 2010 as part of the comprehensive refinancing of our debt. The Add-on Notes were issued at an offering price of 96.25% plus accrued interest, if any, from January 29, 2010. The proceeds from the Add-on Notes were used to finance, in part, our acquisition of substantially all the assets of DMC and to pay fees and expenses incurred in connection with the acquisition.

On January 26, 2011, we issued an aggregate principal amount of $350.0 million of 7.750% Senior Notes due 2019 and 10.375% Senior Discount Notes due 2016 with a stated principal amount at maturity of approximately $747.2 million generating approximately $444.7 million of gross proceeds, each in a private placement. We will pay cash interest semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2011 on the 7.750% senior notes. The 7.750% senior notes mature on February 1, 2019. We intend to use the proceeds from the 7.750% senior notes and senior discount notes for general corporate purposes, including acquisitions, and to pay the related transaction fees and expenses of both notes offerings. The senior discount notes have an initial accreted value of $602.23 per $1,000 stated principal amount at maturity and were issued at a price of $595.08 per $1,000 stated principal amount at maturity. No cash interest will accrue on the senior discount notes, but the senior discount notes will accrete at a rate of 10.375% per annum, compounded semi-annually on February 1 and August 1 of each year, such that the accreted value will equal the stated principal amount at maturity on February 1, 2016. We used the proceeds from the offering of the senior discount notes to pay a dividend to our equity holders.

Debt Covenants

Our 2010 Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to: sell assets; incur additional indebtedness or issue preferred stock; repay other indebtedness (including the 8% senior notes); pay certain dividends and distributions or repurchase our capital stock; create liens on assets; make investments, loans or advances; make certain acquisitions; engage in mergers or consolidations; create a healthcare joint venture; engage in certain transactions with affiliates; amend certain material agreements governing our indebtedness, including the 8% senior notes; change the business conducted by our subsidiaries; enter into certain hedging agreements; and make capital expenditures above specified levels. In addition, the 2010 Credit Facilities include a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio. The following table sets forth the leverage and interest coverage covenant tests as of December 31, 2010.

	Debt	Actual
	Covenant Ratio	Ratio

Interest coverage ratio requirement	2.00x	3.75x
Total leverage ratio limit	6.25x	3.65x

Factors outside our control may make it difficult for us to comply with these covenants during future periods. These factors include a prolonged economic recession, a higher number of uninsured or underinsured patients and decreased governmental or managed care payer reimbursement, among others, any or all of which could negatively impact our results of operations and cash flows and cause us to violate one or more of these covenants. Violation of one or more of the covenants could result in an immediate call of the outstanding principal amount under our 2010 Term Loan Facility or the necessity of lender waivers with more onerous terms including adverse pricing or repayment provisions or more restrictive covenants. A default under our 2010 Credit Facilities would also result in a default under the indenture governing our 8% senior notes and the indentures governing the 7.750% senior notes and senior discount notes.

Capital Resources

We anticipate spending a total of $250.0 million to $270.0 million in capital expenditures during fiscal 2011, including the $79.4 million we spent during the six months ended December 31, 2010. We expect that cash on hand, cash generated from our operations, cash from the issuance of the 7.750% senior notes and cash expected to be available to us under our 2010 Credit Facilities will be sufficient to meet our working capital needs, debt service requirements and planned capital expenditure programs during the next twelve months and into the foreseeable future including those required by the DMC purchase agreement. As previously mentioned, the DMC purchase agreement requires that we expend $350.0 million for routine capital needs and $500.0 million for a specified project listing related to the DMC facilities during the five year period subsequent to the acquisition. The $500.0 million commitment for specified construction projects includes the following annual aggregate spending amounts — $80.0 million for calendar 2011; $160.0 million for calendar 2012; $240.0 million for calendar 2013; $320.0 million for calendar 2014; and $500.0 million for calendar 2015. We cannot assure you that our operations will generate sufficient cash or that cash on hand or additional future borrowings under our 2010 Credit Facilities will be available to enable us to meet these requirements, especially given the current general economic weakness.

We had $58.3 million of cash and cash equivalents as of December 31, 2010. However, our cash increased by approximately $329.8 million in January 2011 as a result of the issuance of the 7.750% senior notes. We rely on available cash, cash flows generated by operations and available borrowing capacity under our 2010 Revolving Facility to fund our operations and capital expenditures. We invest our cash in accounts in high-quality financial institutions. We continually explore various options to increase the return on our invested cash while preserving our principal cash balances. However, the significant majority of our cash and cash equivalents are not federally-insured and could be at risk in the event of a collapse of those financial institutions.

As of December 31, 2010, we held $15.7 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in long-term investments in auction rate securities on our condensed consolidated balance sheet due to inactivity in the primary ARS market during the past year. The par value of the ARS was $17.3 million as of December 31, 2010. We reduced the temporary impairment related to the ARS by $3.0 million ($1.9 million, net of taxes) during the six months ended December 31, 2010, which are included in accumulated comprehensive loss (“AOCL”) on the condensed consolidated balance sheets. Approximately $6.3 million of the ARS were redeemed at 98% of par value and $0.9 million were redeemed at par value during the six months ended December 31, 2010.

We also intend to continue to pursue acquisitions or partnering arrangements, either in existing markets or new markets, which fit our growth strategies. To finance such transactions, we may increase borrowings under our 2010 Term Loan Facility, issue senior or subordinated notes, draw upon cash on hand, utilize amounts available under our 2010 Revolving Facility or seek additional equity funding. We continually assess our capital needs and may seek additional financing, including debt or equity, as considered necessary to fund potential acquisitions, fund capital projects or for other corporate purposes. If additional equity or debt funding is not available to us, it is likely that we will have to make borrowings from time to time under our 2010 Revolving Credit Facility to meet our working capital and capital expenditure needs. Our future operating performance, ability to service our debt and ability to draw upon other sources of capital will be subject to future economic conditions and other business factors, many of which are beyond our control. Future capital commitments set forth in recent acquisition agreements are as follows:

•	Completed acquisition of DMC — Effective January 1, 2011, we purchased the DMC system, which owns and operates eight hospitals in and around Detroit, Michigan with 1,734 licensed beds for a cash purchase price of $368.1 million. We also assumed a “frozen” defined benefit pension liability (estimated at approximately $228.0 million as of December 31, 2010 that we expect to fund over 15 years based upon actuarial assumptions and estimates, as adjusted periodically by actuaries) as part of the acquisition. Additionally, we committed to make $350.0 million in routine capital expenditures and $500.0 million in capital expenditures related to a specific project list agreed to by DMC and us as part of the acquisition. Notwithstanding these $350.0 million and $500.0 million capital commitments, if in the future we should pay any amounts to any governmental agency (each a “Special Payment”), and the Special Payment arises out of a violation or alleged violation by DMC prior to the closing of the DMC acquisition of certain stipulated healthcare laws, then, if and to the extent that the Special Payment, individually or together with all previous Special Payments exceeds $25.0 million (the “Special Payment Threshold”), we shall have the right to apply the amount of the Special Payment, but only to the extent the Special Payment Threshold has been exceeded (the “Excess Payment”), as follows: (i) the first $10.0 million of such Excess Payment in any particular year shall be applied against our obligation to make routine capital expenditures during such year and (ii) any remaining portion of the Excess Payment in any particular year which has not been so applied as described above shall be applied against our $500.0 million capital commitment related to specific projects.

Liquidity Post-Offering of the 7.750% Senior Notes and the Senior Discount Notes

As of December 31, 2010, after giving effect to the Acquisitions and issuance of the 7.750% senior notes and senior discount notes, our total indebtedness would have been $2,774.3 million, $810.9 million of which would have been senior secured indebtedness. We would have also had an additional $222.9 million of secured indebtedness available for borrowing under our 2010 Revolving Facility after taking into account $37.1 million of outstanding letters of credit. In addition, we may seek to increase the borrowing availability under the 2010 Revolving Facility if we meet a specified senior secured leverage ratio. We may also incur additional indebtedness pursuant to an uncommitted incremental term loan facility subject to certain limitations. See “Description of Other Indebtedness.” Our liquidity requirements will be significant, primarily due to our debt service requirements. After giving effect to the issuance of the 8% senior notes, the 7.750% senior notes and the senior discount notes and the Acquisitions, our interest expense would have been $215.1 million and $111.6 million, respectively, for the year ended June 30, 2010 and the six months ended December 31, 2010 (of which $150.0 million and $80.1 million would have been cash interest for the year ended June 30, 2010 and the six months ended December 31, 2010, respectively).

In addition, our liquidity and ability to fund our capital requirements are dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flows from operations or we may not be able to obtain future financings to meet our liquidity needs. We anticipate that to the extent additional liquidity is necessary to fund our operations, it would be funded through borrowings under our 2010 Revolving Facility, the incurrence of other indebtedness, additional equity issuances or a combination of these potential sources of liquidity. We may not be able to obtain additional liquidity when needed on terms acceptable to us.

As market conditions warrant, we and our major equityholders, including Blackstone, MSCP and their respective affiliates, may from time to time repurchase debt securities issued by us, in privately negotiated or open market transactions, by tender offer or otherwise.

Obligations and Commitments

The following table reflects a summary of obligations and commitments outstanding, including both the principal and interest portions of long-term debt, with payment dates as of December 31, 2010.

	Payments Due by Period
	Within	During	During	After
	1 Year	Years 2-3	Years 4-5	5 Years	Total
	(In millions)

Contractual Cash Obligations:
Long-term debt (1)	$166.9	$331.9	$329.3	$2,218.3	$3,046.4
Operating leases (2)	30.0	49.5	33.0	30.8	143.3
Purchase obligations (2)	38.9	—	—	—	38.9
Health plan claims and settlements payable (3)	157.3	—	—	—	157.3
Estimated self-insurance liabilities (4)	42.4	39.9	26.0	27.9	136.2

Subtotal	$435.5	$421.3	$388.3	$2,277.0	$3,522.1

	Payments Due by Period
	Within	During	During	After
	1 Year	Years 2-3	Years 4-5	5 Years	Total
	(In millions)

Other Commitments:
Construction and capital improvements (5)	$57.2	$—	$—	$—	$57.2
Guarantees of surety bonds (6)	55.0	—	—	—	55.0
Letters of credit (7)	—	—	37.1	—	37.1
Physician commitments (8)	3.8	—	—	—	3.8
Estimated liability for uncertain tax positions (9)	11.9	—	—	—	11.9

Subtotal	$127.9	$—	$37.1	$—	$165.0

Total obligations and commitments	$563.4	$421.3	$425.4	$2,277.0	$3,687.1

(1)	Includes both principal and interest payments. The interest portion of our debt outstanding at December 31, 2010 assumes an average interest rate of 8.0%. These payments adjusted to reflect the impact of the offerings of the 7.750% senior notes and the senior discount notes would have been the following: $198.6 million due within one year; $392.4 million due within two to three years; $386.6 million due within four to five years and $3,401.5 million due after five years.

(2)	These obligations are not reflected in our condensed consolidated balance sheets.

(3)	Represents health claims incurred by members of PHP, AAHP and MHP, including incurred but not reported claims, and net amounts payable for program settlements to AHCCCS and CMS for certain programs for which profitability is limited. Accrued health plan claims and settlements is separately stated on our condensed consolidated balance sheets.

(4)	Includes the current and long-term portions of our professional and general liability, workers’ compensation and employee health reserves.

(5)	Represents our estimate of amounts we are committed to fund in future periods through executed agreements to complete projects included as property, plant and equipment on our condensed consolidated balance sheets. The construction and capital improvements obligations, adjusted to reflect capital commitments under the executed DMC Purchase Agreement (as previously discussed) would be increased by the following as of December 31, 2010: $150.0 million committed within one year; $300.0 million committed within two to three years and $400.0 million committed within four to five years.

(6)	Represents performance bonds we have purchased related to health claims liabilities of PHP.

(7)	Amounts relate primarily to instances in which we have letters of credit outstanding with the third party administrator of our self-insured workers’ compensation program.

(8)	Includes physician guarantee liabilities recognized in our condensed consolidated balance sheets under the guidance of accounting for guarantees and liabilities for other fixed expenses under physician relocation agreements not yet paid.

(9)	Represents expected future tax liabilities recognized in our condensed consolidated balance sheets determined under the guidance of accounting for income taxes.

Guarantees and Off Balance Sheet Arrangements

We are currently a party to a certain rent shortfall agreement with a certain unconsolidated entity. We also enter into physician income guarantees and service agreement guarantees and other guarantee arrangements, including parent-subsidiary guarantees, in the ordinary course of business. We have not engaged in any transaction or arrangement with an unconsolidated entity that is reasonably likely to materially affect liquidity.

Effects of Inflation and Changing Prices

Various federal, state and local laws have been enacted that, in certain cases, limit our ability to increase prices. Revenues for acute hospital services rendered to Medicare patients are established under the federal government’s prospective payment system. We believe that hospital industry operating margins have been, and may continue to be, under significant pressure because of changes in payer mix and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. In addition, as a result of increasing regulatory and competitive pressures, our ability to maintain operating margins through price increases to non-Medicare patients is limited.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risk from exposure to changes in interest rates based on our financing, investing and cash management activities. As of December 31, 2010, we had in place $1,070.9 million of senior credit facilities bearing interest at variable rates at specified margins above either the agent bank’s alternate base rate or the LIBOR rate.

Our 2010 Credit Facilities consist of $810.9 million in term loans maturing in January 2016 and a $260.0 million revolving credit facility maturing in January 2015 (of which $37.1 million of capacity was utilized by outstanding letters of credit as of December 31, 2010). Although changes in the alternate base rate or the LIBOR rate would affect the cost of funds borrowed in the future, we believe the effect, if any, of reasonably possible near-term changes in interest rates would not be material to our results of operations or cash flows. An estimated 0.25% change in the variable interest rate under our 2010 Term Loan Facility would result in a change in annual net interest of approximately $2.0 million.

Our $260.0 million revolving credit facility bears interest at the alternate base rate plus a margin ranging from 2.25%-2.50% per annum or the LIBOR rate plus a margin ranging from 3.25%-3.50% per annum, in each case dependent upon our consolidated leverage ratio. Our $810.9 million in outstanding term loans bear interest at the alternate base rate plus a margin of 2.50% per annum or the LIBOR rate (subject to a 1.50% floor) plus a margin of 3.50% per annum. We may request an incremental term loan facility to be added to our 2010 Term Loan Facility in an unlimited amount, subject to receipt of commitments by existing lenders or other financing institutions and the satisfaction of certain other conditions. We may also seek to increase the borrowing availability under the 2010 Revolving Facility to an unlimited amount subject to the receipt of commitments by existing lenders or other financial institutions and the satisfaction of other conditions.

At December 31, 2010, we held $15.7 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in long-term investments in auction rate securities on our condensed consolidated balance sheets. The par value of the ARS was $17.3 million as of December 31, 2010. We recorded a realized loss on the ARS of $0.6 million and temporary impairments totaling $4.1 million ($2.5 million, net of taxes) related to all then outstanding par value ARS during our fiscal year ended June 30, 2009. The U.S. government guarantees approximately 96%-98% of the principal and accrued interest on each investment in student loans under the Federal Family Education Loan Program or similar programs.

We will continue to monitor market conditions for this type of ARS to ensure that our classification and fair value estimate remain appropriate. Should market conditions in future periods warrant a reclassification or other than temporary impairment of our ARS, we do not believe our financial position, results of operations, cash flows or compliance with debt covenants would be materially impacted. We do not expect that our holding of the ARS until market conditions improve will significantly adversely impact our operating cash flows.

BUSINESS

Our Company

We are a leading operator of regionally-focused integrated healthcare delivery networks with significant presence in several large and attractive urban and suburban markets. At the core of our networks are our 26 acute care and specialty hospitals which, together with our strategically-aligned outpatient facilities and related businesses, allow us to provide a complete range of inpatient and outpatient services in the communities we serve. As of January 1, 2011 our hospitals had a total of 6,280 beds in the five locations listed below. For the six months ended December 31, 2010 (adjusted for the Acquisitions), our total revenues were generated in the following five locations as follows:

			Six Months
			Ended
			December 31,
Markets	Hospitals	Licensed Beds	2010

San Antonio	5	1,753	16.7%
Metropolitan Phoenix (excluding health plans)	6	1,032	10.2
Metropolitan Chicago	4	1,121	12.3
Metropolitan Detroit	8	1,734	36.9
Massachusetts	3	640	10.2

We enjoy an established reputation in our communities for high quality care due to our commitment to delivering a patient-centered experience in a highly reliable environment of care. Our significant scale, range of services, quality reputation and focus on helping our communities achieve “health for life” provide us with significant competitive advantages and growth opportunities in our chosen markets. Drawing on our extensive experience in acquiring and integrating hospitals, we have recently executed a number of acquisitions that position us well in new markets and enhance our position in current markets and that we believe will result in attractive growth opportunities for us. During the year ended June 30, 2010 and the six months ended December 31, 2010, we generated total revenues of $3,376.9 million and $1,874.5 million, respectively. During the same periods, we generated Adjusted EBITDA of $326.6 million and $164.1 million, respectively. See “Summary — Summary Historical Financial and Other Data” for a reconciliation of net income (loss) attributable to Vanguard Health Systems, Inc. stockholders to Adjusted EBITDA for such periods.

Our general acute care and specialty hospitals offer a variety of medical and surgical services including emergency services, general surgery, internal medicine, cardiology, obstetrics, orthopedics and neurology, as well as select tertiary services such as open-heart surgery and level II and III neonatal intensive care at certain facilities. In addition, certain of our facilities provide on-campus and off-campus outpatient and ancillary services including outpatient surgery, physical therapy, radiation therapy, diagnostic imaging and laboratory services. We also provide outpatient services at our imaging centers and ambulatory surgery centers.

In certain of our markets, we also operate health plans that we believe complement and enhance our market position and provide us with expertise that we believe will be increasingly important as the healthcare market evolves. Specifically, we operate three managed care health plans: Phoenix Health Plan (“PHP”), a Medicaid managed health plan serving approximately 204,000 members in Arizona; Abrazo Advantage Health Plan (“AAHP”), a managed Medicare and dual-eligible health plan serving approximately 2,700 members in Arizona; and MacNeal Health Providers (“MHP”), a preferred provider network serving approximately 36,000 members in metropolitan Chicago under capitated contracts covering only outpatient and physician services, all as of December 31, 2010. On a pro forma basis including the results of the Acquisitions, 85.5% of our total revenues for the six months ended December 31, 2010 were derived from our acute care services segment.

Our mission is to help communities achieve health for life. Central to our strategy for achieving our mission is our focus on building and operating regionally-focused integrated healthcare delivery networks that are recognized for providing high-performance and patient-centered care. We intend to continue to grow our business by pursuing in-market expansion initiatives in our current markets, capitalizing on the growth opportunities provided by our recent acquisitions, driving physician collaboration and alignment, leveraging our health plans and pursuing selective acquisitions that fit our strategic profile and operating strategies. We expect to change the way healthcare is delivered in our communities through our corporate and regional business strategies. We have established a corporate values framework that includes safety, excellence, respect, integrity, innovation and accountability to support both our mission and the corporate and regional business strategies that will define our future success. We believe these initiatives will enhance our leading reputation in the markets we serve and lead to sustainable growth.

Our History and Sponsors

On September 23, 2004, pursuant to an agreement and plan of merger among us, VHS Holdings LLC (“Holdings”) and Health Systems Acquisition Corp., a newly formed Delaware corporation, Blackstone, acquired securities representing a majority of our common equity. In connection with the merger, MSCP, certain senior members of management and certain other shareholders contributed a portion of the consideration they received in the merger to acquire equity interests in us. In addition, Baptist Health Services (“Baptist”) purchased $5.0 million of our equity interests. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.” Immediately after completion of the Recapitalization, Blackstone, MSCP (together with Baptist) and certain members of management held approximately 66.1%, 18.0% and 15.9%, respectively, of the common equity of Vanguard, most of which is indirectly held through the ownership of the Class A membership units in Holdings.

Since the Recapitalization, we have achieved significant financial, quality, service capability and operational efficiency improvements in our hospitals and have materially increased our total revenues, Adjusted EBITDA and cash flows from operating activities. Specifically, we completed major expansion projects and invested in multiple initiatives to improve the clinical quality in our facilities, with a focus on sustainable programs and protocols to achieve industry-leading results in quality outcomes, patient satisfaction, physician satisfaction and employee engagement. Likewise, we have invested substantially in clinical information technology, which we believe provides a platform to better monitor and improve the quality of the care we deliver and positions us well to thrive in a healthcare system increasingly focused on clinical quality and patient satisfaction. We also increased our corporate and regional resources dedicated to physician alignment, nurse workforce and healthcare delivery services.

Our Competitive Strengths

We believe the significant factors that will enable us to successfully implement our mission and business strategies include the following:

•	Attractive markets with substantial growth opportunities. We have established a significant presence in five attractive urban and suburban markets across the United States. We believe that our markets are attractive because of their favorable demographics, large size, competitive landscape, payer mix and opportunities for expansion. We enjoy leading positions and unique capabilities in many of our markets and have attractive opportunities across our portfolio to expand our service capabilities to drive additional growth and market penetration.

•	Regionally-focused integrated care networks. We provide a broad range of services in all of our markets through established networks of acute care and specialty hospitals and complementary outpatient facilities. In each of San Antonio, Detroit, Phoenix and Chicago we operate networks of four or more hospitals and, within all of these networks, our hospitals are located within a six to fourteen mile radius of each other depending upon the market. We believe our network approach allows us to more effectively collaborate with physicians and tailor our services to meet the needs of a broader population and enhance our market share. Additionally, we believe a broader network presence provides us with certain competitive advantages, particularly our ability to attract payers and recruit physicians and other medical personnel.

•	Comprehensive portfolio of attractive facilities. We have invested substantially since the beginning of fiscal 2005 to enhance the quality and range of services provided at our facilities. We have expanded the size of several facilities and invested strategic capital in medical equipment and technology. We believe that, as a result of our significant capital investments in our facilities, we have established a positive reputation among patients and referral sources, and are well positioned to attract leading physicians and other highly skilled healthcare professionals in our communities. This enables us to continue providing a broad range of high quality healthcare services in the communities we serve.

•	Focus on high-quality, patient-centered care. We are focused on providing high-performance, patient-centered care in our communities. Central to this mission is a significant focus on clinical quality, where we have implemented several initiatives to maintain and enhance our delivery of exceptional care, including investment in clinical best practices, patient safety initiatives, investment in information technology and tools and close involvement of senior leadership. Likewise, we have made significant investments in providing a patient-centered experience and driving high patient satisfaction, including hourly rounding by administration and nursing staff, post-discharge follow-up and satisfaction surveys and a robust commitment to patient advocacy.

•	Track record of consistent organic growth and cash flows. Most of our growth during the past five years has been achieved by enhancing and expanding our services, improving our revenues and managing our costs in our existing markets. Through these efforts, we have generated consistent organic growth and strong cash flows, and our performance has enabled us to invest significant capital in our markets and facilities.

•	Leverage our health plan capabilities. We operate strategically important health plans in Arizona and Illinois that we believe provide us with differentiated capabilities in these markets and enable us to develop experience and competencies that we expect to become increasingly important as the healthcare system evolves.

•	Proven ability to complete and integrate acquisitions. Since our founding in 1997, we have expanded our operations by acquiring hospital systems that fit our strategic profile and operating strategies. We have demonstrated a consistent ability to leverage our experience, access to capital, transformative clinical and business approaches and other capabilities to enhance the profitability of our acquired hospital systems and execute in-market development activities to expand our market presence and accelerate growth. For example, we acquired the Baptist Health System in San Antonio, Texas in 2003 with 1,537 licensed beds and annual revenues of approximately $431.0 million. For the fiscal year ended June 30, 2010, Baptist Health System had grown to 1,753 licensed beds and annual revenues of approximately $905.0 million.

•	Experienced and incentivized management team. Our senior management team has an average of more than 20 years of experience in the healthcare industry and a proven track record of executing on strategic acquisitions and achieving strong operating results. Our management team collectively owns a substantial percentage of our equity, providing strong alignment with the long-term interests of stockholders.

Our Growth Strategy

Our mission is to help communities achieve health for life. We expect to change the way healthcare is delivered in our communities through our corporate and regional business strategies. The key elements of our strategy to achieve our mission and generate sustainable growth are outlined below:

•	Pursue growth opportunities in established markets. We continuously work to identify services that are in demand in the communities we serve that we do not provide or provide only on a limited basis. When such opportunities are identified, we employ a number of strategies to respond, including facility development, outpatient strategies and physician recruiting. For example, during fiscal year 2010 we added women’s and children’s services in Phoenix; radiology and urology services in Chicago; cardiology services in Massachusetts; and orthopedics and women’s services in San Antonio. Where appropriate, we will also make selective acquisitions. For example, we acquired Arizona Heart Hospital and Arizona Heart Institute in October 2010 as part of a strategy to build a top tier regional service line in cardiology.

•	Capitalize on recent acquisitions. We have completed or announced several acquisitions recently that enhance our capabilities and existing markets or position us well in new markets. For example, through our acquisition of West Suburban Medical Center and Westlake Hospital from Resurrection Health Care and our pending acquisition of Holy Cross Hospital, we have substantially expanded our presence in the greater Chicago market. Additionally, we acquired The Detroit Medical Center, which we believe provides us a unique growth opportunity in a new market, where we can leverage the established market presence of The Detroit Medical Center system and our expertise and strong financial position to expand services and pursue other initiatives that we believe will result in attractive growth. Additionally, the acquisition adds our first children’s hospital, first women’s hospital and first freestanding rehabilitation hospital and we believe the experience we will obtain in managing these specialty hospitals will enable us to introduce such services across the company.

•	Continue to strengthen our market presence and leading reputation. We intend to position ourselves to thrive in a changing healthcare environment by continuing to build and operate high-performance, patient-centered care networks, fully engaging in health and wellness, and enhancing our strong reputation in our markets. We expect each of our facilities to create a highly reliable environment of care, and we have focused particularly on our company-wide patient safety model, our comprehensive patient satisfaction program, opening lines of communication between our nurses and physicians and implementing clinical quality best practices across our hospitals to provide the most timely, coordinated and compassionate care to our patients. In addition, we intend to lead efforts to measure and directly improve the health of our communities. We believe these efforts, together with our local presence and trust, national scale and access to capital, will enable us to advance our reputation and generate sustainable growth.

•	Drive physician collaboration and alignment. We believe that in order to help our communities achieve health for life, we must work collaboratively with physicians to provide clinically superior healthcare services. The first step in this process is to ensure that physician resources are available to provide the necessary services to our patients. Since the beginning of fiscal year 2009, we have recruited a significant number of physicians through both relocation and employment agreements, including the addition of over 180 employed physicians through our acquisitions of The Detroit Medical Center and the Arizona Heart Institute. In addition, we have implemented multiple initiatives including physician leadership councils, training programs and information technology upgrades to ease the flow of on-site and off-site communication between physicians, nurses and patients in order to effectively align the interests of all patient caregivers. In addition, we are aligning with our physicians to participate in various forms of risk contracting, including pay for performance programs, bundled payments and, eventually, global risk.

•	Leverage our health plan capabilities. We operate strategically-important health plans in Arizona and Illinois that we believe provide us with differentiated capabilities in these markets and enable us to develop experience and competencies that we expect to become increasingly important as the healthcare system evolves. Specifically, PHP, our Arizona-based Medicaid managed health plan, provides us with insights into state initiatives to manage this population ahead of the anticipated expansion of health coverage to currently uninsured patients pursuant to the Health Reform Law. Additionally, through MHP, our Chicago-based preferred provider network, we manage capitated contracts covering outpatient and physician services. We believe our ownership of MHP allows us to gain experience with risk-bearing contracts and delivery of care in low-cost settings, including our network of health centers.

•	Pursue selective acquisitions. We believe that our foundation built on patient-centered healthcare and clinical quality and efficiency in our existing markets will give us a competitive advantage in expanding our services in these and other markets through acquisitions or partnering opportunities. We continue to monitor opportunities to acquire hospitals or systems that strategically fit our vision and long-term strategies.

Our Industry

Overview

The U.S. healthcare industry is large and growing. According to CMS, total annual U.S. healthcare expenditures grew 4.0% in 2009 to $2.5 trillion, representing 17.6% of the U.S. gross domestic product. The 4.0% growth rate for 2009 was down from a rate of 4.7% in 2008. CMS projects total U.S. healthcare spending to grow by an average annual growth rate of 6.1% from 2009 through 2019. By these estimates, U.S. healthcare expenditures will account for approximately $4.5 trillion, or 19.3% of the total U.S. gross domestic product by 2019.

Hospital care expenditures represent the largest segment of the healthcare industry. According to CMS, in 2009 hospital care expenditures grew by 5.1% and totaled $759.1 billion. CMS estimates that hospital care expenditures will increase to approximately $1.3 trillion by 2018.

Acute care hospitals in the United States are either public (government owned and operated), not-for-profit private (religious or secular), or investor owned. According to the American Hospital Association, in 2009 there were approximately 5,000 acute care hospitals in the United States that were not-for-profit owned (58%), investor owned (20%), or state or local government owned (22%). These facilities generally offer a broad range of healthcare services, including internal medicine, general surgery, cardiology, oncology, orthopedics, OB/GYN and emergency services. In addition, hospitals often offer other ancillary services including psychiatric, diagnostic, rehabilitation, home health and outpatient surgery services.

We believe efficient and well-capitalized operators of integrated healthcare delivery networks are favorably positioned to benefit from current industry trends, including:

•	Growing need for healthcare services. The U.S. Census Bureau estimates that the number of individuals age 65 and older has grown 1.3% compounded annually over the past 20 years and is expected to grow 3.0% compounded annually over the next 20 years, approximately three times faster than the overall population. We believe the anticipated increase in the number of individuals age 65 and older, together with expansion of health coverage, increased prevalence of chronic conditions such as diabetes and advances in technology will drive demand for our specialized medical services and generally favor providers that possess integrated networks and a wide array of services and capabilities.

•	Growing premium on high-performance, patient-centered care networks. The U.S. healthcare system continues to evolve in a manner that places an increasing emphasis on high-performance, patient-centered care supported by robust information technology and effective care coordination. For example, there are a number of initiatives that we expect to continue to gain importance, including: introduction of value-based payment methodologies tied to performance, quality and coordination of care, implementation of integrated electronic health records and information and an increasing ability for patients and consumers to make choices about all aspects of healthcare. We believe our focus on developing clinically integrated, comprehensive healthcare delivery networks, commitment to patient-centered care, our experience with risk-based contracting and our experienced management team position us well to respond to these emerging trends and to manage the changing healthcare regulatory and reimbursement environment.

•	Impact of health reform. The Health Reform Law is expected to have a substantial impact on the healthcare industry. Among other things, the Health Reform Law expands health insurance coverage to approximately 32 to 34 million additional individuals, significantly reduces the growth of Medicare program payments, materially decreases Medicare and Medicaid disproportionate share hospital (“DSH”) payments and establishes programs where reimbursement is tied in part to quality and integration. We believe the expansion of insurance coverage will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured. Conversely, the reductions in the growth in Medicare payments and the decreases in DSH payments will adversely affect our government reimbursement. Significant uncertainty regarding the ultimate implementation of the Health Reform Law remains and therefore we are unable to predict its net impact on us. However, due to attributes such as our high-quality, patient-centered care model, well-developed integrated care networks and our alignment with physicians, we believe that we are well positioned to respond effectively to the opportunities and challenges presented by this important legislation.

Acute Care Hospital Consolidation

During the late 1980s and early 1990s, there was significant industry consolidation involving large, investor-owned hospital companies seeking to achieve economies of scale and we believe this trend will continue. However, the industry is still dominated by not-for-profit hospitals. According to the American Hospital Association, the number of hospitals has declined from approximately 5,400 hospitals in the United States in 1990 to approximately 5,000 hospitals in 2009, of which approximately 80% are owned by not-for-profit and government entities, and we believe this trend will continue. While consolidation in the hospital industry is expected to continue, we believe this consolidation will now primarily involve not-for-profit hospital systems, particularly those that are facing significant operating challenges. Among the challenges facing many not-for-profit hospitals are:

•	limited access to the capital necessary to expand and upgrade their hospital facilities and range of services;

•	poor financial performance resulting, in part, from the challenges associated with changes in reimbursement;

•	the need and ability to recruit primary care physicians and specialists; and

•	the need to achieve general economies of scale to reduce operating and purchasing costs.

As a result of these challenges, we believe many not-for-profit hospitals will increasingly look to be acquired by, or enter into strategic alliances with, investor-owned hospital companies that can provide them with access to capital, operational expertise and larger hospital networks.

Our Recent Acquisitions

The Detroit Medical Center

Effective January 1, 2011, we purchased substantially all of the assets of The Detroit Medical Center, a Michigan non-profit corporation, and certain of its affiliates (collectively, “DMC”), which assets consist primarily of eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area and related healthcare facilities. These eight hospitals are DMC Children’s Hospital of Michigan, DMC Detroit Receiving Hospital, DMC Harper University Hospital, DMC Huron Valley-Sinai Hospital, DMC Hutzel Women’s Hospital, DMC Rehabilitation Institute of Michigan, DMC Sinai-Grace Hospital and DMC Surgery Hospital, with a combined 1,734 licensed beds. The cash purchase price for the acquired DMC assets paid at closing was $368.1 million and was funded with cash on hand.

We acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds, certain other debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC (estimated at approximately $228.0 million as of December 31, 2010), which liability we anticipate that we will fund over 15 years after closing based upon current actuarial assumptions and estimates (such assumptions and estimates are subject to periodic adjustment). We also committed to spend $350.0 million during the five years subsequent to closing for the routine capital needs of the DMC facilities and an additional $500.0 million in capital expenditures during this same five-year period, which latter amount relates to a specific project list agreed to between the DMC board of representatives and us.

See “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus for information regarding the impact of this acquisition on us.

The Resurrection Facilities

On August 1, 2010, we completed the purchase of Westlake Hospital and West Suburban Medical Center (the “Resurrection Facilities”) in the western suburbs of Chicago, Illinois, from Resurrection Health Care for a purchase price of approximately $45.3 million. Westlake Hospital is a 225-bed acute care facility located in Melrose Park, Illinois, and West Suburban Medical Center is a 233-bed acute care facility located in Oak Park, Illinois. Both of these facilities are located less than seven miles from our MacNeal Hospital and will enable us to achieve a market presence in the western suburban area of Chicago. As part of this purchase, we acquired substantially all of the assets (other than cash on hand and certain other current assets) and assumed certain liabilities of these hospitals. We expect the addition of these hospitals will allow us to provide services in those communities in a more efficient manner. See “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus for information regarding the impact of this acquisition on us.

See “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus for information regarding the impact of this acquisition on us.

Arizona Heart Hospital and Arizona Heart Institute

During October 2010, we completed the purchase of certain assets and liabilities of the 59-bed Arizona Heart Hospital and of the Arizona Heart Institute, both located in Phoenix, Arizona, for an aggregate purchase price of approximately $39.0 million, which was funded with cash on hand. We expect these acquisitions to provide a base upon which to formalize and expand a market-wide cardiology service strategy within the communities of metropolitan Phoenix that we serve.

The Markets We Serve

Our hospitals are located in regions with some of the fastest growing populations in the United States.

San Antonio, Texas

In the San Antonio market, as of January 1, 2011, we owned and operated five hospitals with a total of 1,753 licensed beds and related outpatient service locations complementary to the hospitals. In this market we are one of the two leading hospital providers, with a market share of 32.6% (based upon inpatient admissions in Bexar County, Texas for the 12 months ended September 30, 2010). We acquired these hospitals in January 2003 from the non-profit Baptist Health Services (formerly known as Baptist Health System) and continue to operate the hospitals as the Baptist Health System. The acquisition followed our strategy of acquiring a significant market share in a growing market, San Antonio, Texas. Our facilities primarily serve the residents of Bexar County which encompasses most of the metropolitan San Antonio area.

During fiscal 2010, we entered into a $56.4 million agreement for the construction of a replacement facility for our Southeast Baptist Hospital in San Antonio. We expect to spend a total of $86.2 million, including costs to equip, to complete the project and expect the new facility to open in the summer of 2011. We expect that this state of the art replacement facility will enable us to recruit more quality physicians and provide a greater variety of services than our previous facility in this community.

We continue to recognize opportunities to improve efficiencies in these hospitals including emergency room throughput, operating room upgrades and further electronic intensive care monitoring development. We also intend to expand our cardiology, vascular and trauma services in certain of these hospitals during fiscal 2011 either through additional investment in capital and physician resources or strategic partnerships.

During the years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, we generated approximately 32.1%, 29.6%, 26.8% and 26.5%, respectively, of our total revenues in this market. We have invested approximately $581.0 million of capital in this market since we purchased these hospitals through December 31, 2010.

Metropolitan Phoenix, Arizona

In the Phoenix market, as of January 1, 2011, we owned and operated six hospitals with a total of 1,032 licensed beds and related outpatient service locations complementary to the hospitals, a prepaid Medicaid managed health plan, PHP, and a managed Medicare and dual-eligible health plan, AAHP. Phoenix is the fifth largest city in the U.S. and has been one of the fastest growing major metropolitan areas during the past ten years. Our facilities primarily serve the residents of Maricopa County, which encompasses most of the metropolitan Phoenix area. In this large market we are one of the leading hospital providers, with a market share of 12.1% (based upon inpatient admissions in Maricopa County, Arizona for the 12 months ended June 30, 2010).

During the years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, exclusive of PHP and AAHP, we generated approximately 18.8%, 17.9%, 17.5% and 16.1%, respectively, of our total revenues in this market. Three of our hospitals in this market were formerly not-for-profit hospitals. We believe that payers will choose to contract with us in order to give their enrollees a comprehensive choice of providers in the western and northern Phoenix areas. The state’s Medicaid program remains a comprehensive provider of healthcare coverage to low income individuals and families. We believe our network strategy will enable us to continue to effectively negotiate with managed care payers and to build upon our network’s comprehensive range of integrated services.

We expect to introduce a more efficient mix of service offerings between the various Arizona hospitals including general surgery and cardiology services. We also plan to expand select services at certain of these facilities including neurology, oncology, endovascular and trauma services. Further expansion of primary care locations or emergency care facilities in the communities surrounding our hospitals should improve volumes, while continued development of our hospitalist programs in these hospitals should improve quality of care.

Metropolitan Chicago, Illinois

In the Chicago metropolitan area, as of January 1, 2011, we owned and operated four hospitals with 1,121 licensed beds, and related outpatient service locations complementary to the hospitals. In this large market we have a market share of 6.1% (based upon inpatient admissions in Cook County, Illinois for the 12 months ended June 30, 2010). Weiss Hospital is operated by us in a consolidated joint venture corporation in which we own 80.1% and the University of Chicago Hospitals owns 19.9% of the equity interests. During the years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, we generated approximately 14.9%, 14.6%, 14.1% and 19.4%, respectively, of our total revenues in this market.

We chose MacNeal Hospital and Weiss Hospital, both former not-for-profit facilities, as our first two entries into the largely not-for-profit metropolitan Chicago area. Both MacNeal and Weiss Hospitals are large, well-equipped, university-affiliated hospitals with strong reputations and medical staffs. MacNeal offers tertiary services such as open heart surgery that patients would otherwise have to travel outside the local community to receive. Both hospitals partner with various medical schools, the most significant being the University of Chicago Medical School and the University of Illinois Medical School, to provide medical training through residency programs in multiple specialties. In addition, MacNeal Hospital runs a successful free-standing program in family practice, one of the oldest such programs in the state of Illinois, and Weiss Hospital also runs a successful free-standing residency program in internal medicine. Our medical education programs help us to attract quality physicians to both the hospitals and our network of primary care and occupational medicine centers. We intend to further develop and strengthen our cardiovascular, orthopedics and oncology services at these hospitals. We expect to realize efficiencies by combining MacNeal Hospital into a health network with our newly acquired Westlake Hospital and West Suburban Medical Center. This network strategy will enable us to coordinate service levels among the hospitals to meet the needs of this community and to provide those services in a more efficient setting.

We acquired West Suburban Medical Center and Westlake Hospital on August 1, 2010. These hospitals are located less than 10 miles northwest and northeast of our existing MacNeal Hospital. We expect that our acquisition of these hospitals will enable us to gain market efficiencies in these suburban Chicago communities by centralizing certain service offerings, centralizing administrative functions and reclaiming a percentage of the current outmigration of healthcare services to other Chicago providers.

Metropolitan Detroit, Michigan

In the Detroit metropolitan area, as of January 1, 2011, we owned and operated eight hospitals with 1,734 licensed beds, and related outpatient service locations complementary to the hospitals. We acquired these formerly non-profit hospitals as of January 1, 2011 and they will continue to operate as the Detroit Medical Center or DMC system under our ownership. These facilities consist of six city-center hospitals in urban Detroit plus two additional hospitals in Oakland County (northwest of Detroit). We are one of the Detroit metropolitan area’s leading healthcare providers and the largest healthcare provider in this area in terms of inpatient beds. In this market we have a market share of 13.2% (based upon inpatient admissions in the tri-Wayne, Oakland and Macomb County area for the 12 months ended September 30, 2010).

Our acquisition of these hospitals on January 1, 2011 created a number of “firsts” for Vanguard, including our first academic medical center (our Detroit facilities are affiliated with Wayne State University), a children’s hospital, a Level 1 Trauma Center, and nationally ranked hospitals both in U.S. News’ “America’s Best Hospitals” publication for 2009-2010 (three hospitals), the Leapfrog Group’s “America’s Safest Hospitals” listing (three hospitals) and three Magnet certified hospitals. Hospitals which are significant to the operations include DMC Children’s Hospital of Michigan which is the largest children’s hospital in Michigan and is southeast Michigan’s only pediatric Level 1 Trauma Center. Another of these facilities, DMC Detroit

Receiving Hospital, is Michigan’s first Level 1 Trauma Center and central Detroit’s primary trauma hospital. The residency program at this hospital trains a large portion of all of Michigan’s emergency physicians. Also, DMC Harper University Hospital and DMC Hutzel Women’s Hospital are highly regarded specialty referral hospitals for high acuity, with DMC Hutzel Women’s Hospital being Michigan’s only women’s hospital. The DMC system currently employs approximately 160 physicians.

As part of this acquisition, we have committed $850.0 million of capital improvements to this system over the next five years. $500.0 million of that commitment will go to major projects, including a new five story Pediatric Specialty Center, a 175,000 square foot DMC Children’s Hospital Tower addition, a new four story Cardiovascular Institute, an expansion of the emergency room at DMC Sinai-Grace Hospital and other expansion and transformation projects. The remaining $350.0 million will be for routine capital, including new replacement angiography suites and catheterization laboratories, anesthesia machines, ventilators, ultrasound equipment, patient monitoring equipment and other vital pieces of equipment and improvements necessary to maintain the existing high level of care. We have an opportunity to increase revenues and grow our business at DMC by recapturing patient business within DMC’s service area that is currently going to hospitals outside the primary service area, much of which relates to individuals with Medicare or managed care coverage. We believe our capital expenditure initiatives will facilitate this outmigration recapture.

The DMC hospitals have been able to remain viable and provide high levels of care in spite of their historical lack of capital needed to expand, upgrade and modernize their facilities. Although their financial results have remained strong, their access to capital has been limited. With the proposed capital improvements and additional capital expenditures, these hospitals will be able to effectively compete with hospitals in their service area that have historically had better access to capital. These improvements will help expand service lines and, we believe, will increase volumes as physicians and patients return to these facilities once these projects and improvements are underway and completed.

Massachusetts

In Massachusetts, as of January 1, 2011, we owned and operated three hospitals with a total of 640 licensed beds and related healthcare services complementary to the hospitals. These hospitals include Saint Vincent Hospital located in Worcester and MetroWest Medical Center, a two-campus hospital system comprised of Framingham Union Hospital in Framingham and Leonard Morse Hospital in Natick. These hospitals were acquired by us on December 31, 2004. We believe that opportunities for growth through increased market share exist in the Massachusetts area through the possible addition of new services, partnerships and the implementation of a strong primary care physician strategy. During the years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, the Massachusetts facilities represented 19.7%, 18.3%, 18.2% and 16.2% of our total revenues, respectively.

Saint Vincent Hospital, located in Worcester, is a 321-bed teaching hospital with an extensive residency program. Worcester is located in central Massachusetts and is the second largest city in Massachusetts. The service area is characterized by a patient base that is older, more affluent and well-insured. Saint Vincent Hospital is focused on strengthening its payer relationships, developing its primary care physician base and expanding its offerings primarily in cancer care and geriatrics.

MetroWest Medical Center’s two campus system has a combined total of 319 licensed beds with locations in Framingham and Natick, in the suburbs west of Boston. These facilities serve communities that are generally well-insured. We are seeking to develop strong ambulatory care capabilities in these service areas, as well as to expand our orthopedics and radiation oncology services and advance the research capabilities of these hospitals.

Our Facilities

We owned and operated 26 hospitals as of January 1, 2011. The following table contains information concerning our hospitals (1):

		Licensed
Hospital	City	Beds	Date Acquired

Texas
Baptist Medical Center	San Antonio	636	January 1, 2003
Northeast Baptist Hospital	San Antonio	367	January 1, 2003
North Central Baptist Hospital	San Antonio	280	January 1, 2003
Southeast Baptist Hospital	San Antonio	175	January 1, 2003
St. Luke’s Baptist Hospital	San Antonio	295	January 1, 2003
Arizona
Maryvale Hospital	Phoenix	232	June 1, 1998
Arrowhead Hospital	Glendale	220	June 1, 2000
Phoenix Baptist Hospital	Phoenix	221	June 1, 2000
Paradise Valley Hospital	Phoenix	136	November 1, 2001
West Valley Hospital (2)	Goodyear	164	September 4, 2003
Arizona Heart Hospital (3)	Phoenix	59	October 1, 2010
Illinois
MacNeal Hospital	Berwyn	427	February 1, 2000
Louis A. Weiss Memorial Hospital (4)	Chicago	236	June 1, 2002
West Suburban Medical Center	Oak Park	233	August 1, 2010
Westlake Hospital	Melrose Park	225	August 1, 2010
Michigan
DMC Harper University Hospital	Detroit	567	January 1, 2011
DMC Hutzel Women’s Hospital (5)	Detroit	N/A	January 1, 2011
DMC Children’s Hospital of Michigan	Detroit	228	January 1, 2011
DMC Detroit Receiving Hospital	Detroit	273	January 1, 2011
DMC Sinai—Grace Hospital	Detroit	383	January 1, 2011
DMC Huron Valley—Sinai Hospital	Commerce Township	153	January 1, 2011
DMC Rehabilitation Institute of Michigan (3)	Detroit	94	January 1, 2011
DMC Surgery Hospital (3)	Madison Heights	36	January 1, 2011
Massachusetts
MetroWest Medical Center—Leonard Morse Hospital	Natick	141	December 31, 2004
MetroWest Medical Center—Framingham Union Hospital	Framingham	178	December 31, 2004
Saint Vincent Hospital at Worcester Medical Center	Worcester	321	December 31, 2004

Total Licensed Beds		6,280

(1)	All of our hospitals are acute care hospitals, except as indicated below.

(2)	This hospital was constructed, not acquired.

(3)	This is a specialty hospital.

(4)	This hospital is operated by us in a consolidated joint venture corporation in which we own 80.1% of the equity interests and the University of Chicago Hospitals owns 19.9% of the equity interests.

(5)	Licensed beds for DMC Hutzel Women’s Hospital are presented on a combined basis with DMC Harper University Hospital.

In addition to the hospitals listed in the table above, as of January 1, 2011, we owned certain outpatient service locations complementary to our hospitals, two surgery centers in Orange County, California and a 50% interest in seven diagnostic imaging centers in San Antonio, Texas. Most of these outpatient facilities are in leased facilities, and the diagnostic imaging centers in San Antonio are owned and operated in joint ventures where we have minority partners. We also own and operate a limited number of medical office buildings in conjunction with our hospitals which are primarily occupied by physicians practicing at our hospitals.

As of January 1, 2011, we leased approximately 53,200 square feet of office space at 20 Burton Hills Boulevard, Nashville, Tennessee, for our corporate headquarters.

Our headquarters, hospitals and other facilities are suitable for their respective uses and are, in general, adequate for our present needs. Our obligations under our 2010 Credit Facilities are secured by a pledge of substantially all of our assets, including first priority mortgages on each of our hospitals. Also, our properties are subject to various federal, state and local statutes and ordinances regulating their operation. Management does not believe that compliance with such statutes and ordinances will materially affect our financial position or results of operations.

Legal Proceedings

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us. While we cannot predict the likelihood of future claims or inquiries, we expect that new matters may be initiated against us from time to time. The results of claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows. We recognize that, where appropriate, our interests may be best served by resolving certain matters without litigation. If non-litigated resolution is not possible or appropriate with respect to a particular matter, we will continue to defend ourselves vigorously.

Currently pending and recently settled legal proceedings and investigations that are not in the ordinary course of business are set forth below. Where specific amounts are sought in any pending legal proceeding, those amounts are disclosed. For all other matters, where the possible loss or range of loss is reasonably estimable, an estimate is provided. Where no estimate is provided, the possible amount of loss is not reasonably estimable at this time. We record reserves for claims and lawsuits when they are probable and reasonably estimable. For matters where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, we have not recognized in our consolidated financial statements potential liabilities that may result. We undertake no obligation to update the following disclosures for any new developments.

Sherman Act Antitrust Class Action Litigation—Maderazo, et al. v. VHS San Antonio Partners, L.P. d/b/a Baptist Health Systems, et al., Case No. 5:06cv00535 (United States District Court, Western District of Texas, San Antonio Division, filed June 20, 2006 and amended August 29, 2006) and Cason-Merenda, et al. v. Detroit Medical Center, et al., Case No. 2:06-cv-15601-GER-DAS (United States District Court, Eastern District of Michigan, Southern Division, filed December 15, 2006)

On June 20, 2006, a federal antitrust class action suit was filed in San Antonio, Texas against our Baptist Health System subsidiary in San Antonio, Texas and two other large hospital systems in San Antonio. In the complaint, plaintiffs allege that the three hospital system defendants conspired with each other and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the conspiring hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. The complaint alleges two separate claims. The first count asserts that the defendant hospitals violated Section 1 of the federal Sherman Act, which prohibits agreements that unreasonably restrain competition, by conspiring to depress nurses’ compensation. The second count alleges that the defendant hospital systems also violated Section 1 of the Sherman Act by participating in wage, salary and benefits surveys for the purpose, and having the effect, of depressing registered nurses’ compensation or limiting competition for nurses based on their compensation. The class on whose behalf the plaintiffs filed the complaint is alleged to comprise all registered nurses employed by the defendant hospitals since June 20, 2002. The suit seeks unspecified damages, trebling of this damage amount pursuant to federal law, interest, costs and attorneys fees. From 2006 through April 2008 we and the plaintiffs worked on producing documents to each other relating to, and supplying legal briefs to the court in respect of, the issue of whether the court will certify a class in this suit. In April 2008 the case was stayed by the judge pending his ruling on plaintiffs’ motion for class certification. We believe that the allegations contained within this putative class action suit are without merit, and we have vigorously worked to defeat class certification. If a class is certified, we will continue to defend vigorously against the litigation.

On the same date in 2006 that this suit was filed against us in federal district court in San Antonio, the same attorneys filed three other substantially similar putative class action lawsuits in federal district courts in Chicago, Illinois, Albany, New York and Memphis, Tennessee against some of the hospitals in those cities (none of such hospitals being owned by us). The attorneys representing the plaintiffs in all four of these cases said in June 2006 that they may file similar complaints in other jurisdictions and in December 2006 they brought a substantially similar class action lawsuit against eight hospitals or hospital systems in the Detroit, Michigan metropolitan area, one of which systems is DMC. Since representatives of the Service Employees International Union joined plaintiffs’ attorneys in announcing the filing of all four complaints on June 20, 2006, and as has been reported in the media, we believe that SEIU’s involvement in these actions appears to be part of a corporate campaign to attempt to organize nurses in these cities, including San Antonio. The nurses in our hospitals in San Antonio are currently not members of any union. Of the four other similar cases filed in 2006, only the Chicago case has been concluded, following the court’s denial of plaintiffs’ motion to certify a class. In the suit in Detroit, the plaintiffs have filed a motion for class certification and DMC has filed a motion for summary judgment and both motions are currently pending before the trial judge. The other two suits have progressed at somewhat different paces and remain pending. To date, in all five suits, the plaintiffs have yet to persuade any court to certify a class of registered nurses as alleged in their complaints. We believe that the allegations in the Detroit suit are also without merit and we intend to continue to defend against this suit as well as our similar suit in San Antonio.

If the plaintiffs in the San Antonio and/or the Detroit suits (1) are successful in obtaining class certification and (2) are able to prove both liability and substantial damages which are then trebled under Section 1 of the Sherman Act, such a result could materially affect our business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of this matter is not expected to have a material adverse effect on our financial position or results of operations.

Self-disclosure of employment of excluded persons

Federal law permits the Department of Health and Human Services Office of Inspector General (“OIG”) to impose civil monetary penalties, assessments and/or to exclude from participation in federal healthcare programs, individuals and entities who have submitted false, fraudulent or improper claims for payment. Improper claims include those submitted by individuals or entities who have been excluded from participation. Civil monetary penalties of up to $10,000 for each item or service furnished by the excluded individual or entity, an assessment of up to three times the amount claimed and program exclusions also can be imposed on providers or entities who employ or enter into contracts with excluded individuals to provide services to beneficiaries of federal healthcare programs. On October 12, 2009, we voluntarily disclosed to OIG that two employees had been excluded from participation in Medicare at certain times during their employment. On September 9, 2010, we submitted to the OIG our formal voluntary disclosure pursuant to the OIG’s Provider Self-Disclosure Protocol in respect of these two employees. On October 20, 2010 and on November 4, 2010, the OIG accepted our submissions into the Self Disclosure Protocol. If the OIG were to impose all potentially available sanctions and penalties against us in this matter, such a result could materially affect our business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of this matter is not expected to have a material adverse effect on our financial position or results of operations.

New DOJ Enforcement Initiative: Medicare Billing for Implantable Cardioverter Defibrillators (“ICDs”)

In September 2010 we received a letter, which was signed jointly by an Assistant United States Attorney in the Southern District of Florida and an attorney from the Department of Justice (“DOJ”) Civil Division, stating that (1) the DOJ is conducting an investigation to determine whether or not certain hospitals have submitted claims for payment for the implantation of ICDs which were not medically indicated and/or otherwise violated Medicare payment policy; (2) the investigation covers the time period commencing with Medicare’s expansion of coverage of ICDs in 2003 through the present; (3) the relevant CMS National Coverage Determination (“NCD”) excludes Medicare coverage for ICDs implanted in patients who have had an acute myocardial infarction within the past 40 days or an angioplasty or bypass surgery within the past three months; (4) DOJ’s initial analysis of claims submitted to Medicare indicates that many of our hospitals may have submitted claims for ICDs and related services that were excluded from coverage; (5) the DOJ’s review is preliminary, but continuing, and it may include medical review of patient charts and other documents, along with statements under oath; and (6) we and our hospitals should ensure the retention and preservation of all information, electronic or otherwise, pertaining or related to ICDs. Upon receipt of this letter we immediately took steps to retain and preserve all of our information and that of our hospitals related to ICDs.

Published sources report that earlier in 2010 the DOJ served subpoenas on a number of hospitals and health systems for this same ICD Medicare billing issue, but that the DOJ appears later in 2010 to have changed its approach, and that several hospitals and health systems have since September 2010 received letters regarding ICDs substantially in the form of the letter that we received, rather than subpoenas.

DMC received its letter from DOJ in respect of ICDs in December 2010. The DMC letter also proposed a cooperative approach envisioning that (1) the DOJ provide DMC with its claims data evidencing each claim that may have violated the NCD; (2) the DOJ, simultaneously with DMC but independently, conduct a medical review of these charts to determine if ICDs were implanted when they were not medically indicated; and (3) the DOJ and DMC jointly determine on which claims they agree, on which claims they do not agree, and how the DOJ and DMC resolve any disagreements. The DOJ has also proposed this cooperative approach to us orally. Both DMC and we received certain claims data from the DOJ in December 2010 in conformity with this cooperative approach. Since we now own DMC, we will be handling (and be responsible for) both the claims sent to us and the claims sent to DMC in December 2010.

We intend to cooperate fully with the investigation of this matter. To date, the DOJ has not asserted any specific claim of damages against us or our hospitals. Because we are in the early stages of this investigation, we are unable to predict its timing or outcome at this time. However, as we understand that this investigation is being conducted under the False Claims Act (“FCA”), if the DOJ’s initial analysis of our claims is substantiated, then we are at risk for significant damages under the FCA’s treble damages and civil monetary penalty provisions and, as a result, such damages could materially affect our business, financial condition or results of operations.

Claims in the ordinary course of business

We are also subject to claims and lawsuits arising in the ordinary course of business, including potential claims related to care and treatment provided at our hospitals and outpatient services facilities. Although the results of these claims and lawsuits cannot be predicted with certainty, we believe that the ultimate resolution of these ordinary course claims and lawsuits will not have a material adverse effect on our business, financial condition or results of operations.

Our Hospital Operations

Acute Care Services

Our hospitals typically provide the full range of services commonly available in acute care hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, obstetrics, diagnostic and emergency services, as well as select tertiary services such as open-heart surgery and level II and III neonatal intensive care at certain facilities. Our hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy and physical therapy. We also provide outpatient services at our imaging centers and ambulatory surgery centers. Certain of our hospitals have a limited number of psychiatric, skilled nursing and rehabilitation beds.

Management and Oversight

Our senior management team has extensive experience in operating multi-facility hospital networks and plays a vital role in the strategic planning for our facilities. A hospital’s local management team is generally comprised of a chief executive officer, chief operating officer, chief financial officer and chief nursing officer. Local management teams, in consultation with our corporate staff, develop annual operating plans setting forth quality and patient satisfaction improvement initiatives, revenue growth strategies through the expansion of offered services and the recruitment of physicians in each community and plans to improve operating efficiencies and reduce costs. We believe that the ability of each local management team to identify and meet the needs of our patients, medical staffs and the community as a whole is critical to the success of our hospitals. We base the compensation for each local management team in part on its ability to achieve the goals set forth in the annual operating plan, including quality of care, patient satisfaction and financial measures.

Boards of trustees at each hospital, consisting of local community leaders, members of the medical staff and the hospital chief executive officer, advise the local management teams. Members of each board of trustees are identified and recommended by our local management teams and generally serve three-year staggered terms. The boards of trustees establish policies concerning medical, professional and ethical practices, monitor these practices and ensure that they conform to our high standards. We have formed Physician Advisory Councils at each of our hospitals that focus on quality of care, clinical integration and other issues important to physicians and make recommendations to the boards of trustees as necessary. We maintain company-wide compliance and quality assurance programs and use patient care evaluations and other assessment methods to support and monitor quality of care standards and to meet accreditation and regulatory requirements.

We also provide support to the local management teams through our corporate resources in areas such as revenue cycle, business office, legal, managed care, clinical efficiency, physician services and other administrative functions. These resources also allow for sharing best practices and standardization of policies and processes among all of our hospitals.

Attracting Patients

We believe that there are three key elements to attracting patients and retaining their loyalty. The first is the hospital’s reputation in the market, driven by a combination of factors including awareness of services, perception of quality, past delivery of care and profile in mass media. The second is direct patient experience and the willingness of past patients and their families to promote the hospital and to return to the hospital as new needs arise. The third element in attracting patients is through market intermediaries who control or recommend use of hospitals, outpatient facilities, ancillary service and specialist physicians. These intermediaries include employers, social service agencies, insurance companies, managed care providers, attorneys and referring physicians.

Our marketing efforts are geared to managing each of those three elements positively. Media relations, marketing communications, web-based platforms and targeted market research are designed to enhance the reputation of our hospitals, improve awareness of the scope of services and build preference for use of our facilities and services. Our recruitment and retention efforts are designed to build a staff who delivers safety, quality, customer satisfaction and efficiency. The quality of the physician and nursing staff are key drivers of positive perception. Our capital investment strategies are also designed to improve our attractiveness to patients. Clean, modern, well equipped and conveniently located facilities are similarly key perceptual drivers.

Our focus on improving customer satisfaction is designed to help us create committed users who will promote our reputation. Our goal in providing care is to offer the best possible outcome with the greatest patient satisfaction. We employ tools of customer relationship management to better inform our patients of services they or their families may need and to provide timely reminders and aids in promoting and protecting their health. We also strive to understand and deliver care from the patient’s perspective by including patients and their families in the design of our services and facilities.

In each of our markets we are developing closer relationships with major employers and learning more about their needs and how we might best help them improve productivity and reduce health care costs, absenteeism and workers compensation claims. Our hospitals work closely with social agencies and especially federally qualified health centers to provide appropriate care and follow-up for medically indigent patients. Our managed care teams work closely with insurers to develop high quality, cost efficient programs to improve outcomes. We maintain active relationships with more than 200 physicians in each market to better understand how to serve them and their patients, how to provide well-coordinated care and how to best engage them in collaborative care models built around electronic medical records and collectively developed care protocols. Through these efforts we hope to position ourselves as a trusted partner to these market intermediaries.

Outpatient Services

The healthcare industry has experienced a general shift during recent years from inpatient services to outpatient services as Medicare, Medicaid and managed care payers have sought to reduce costs by shifting lower-acuity cases to an outpatient setting. Advances in medical equipment technology and pharmacology have supported the shift to outpatient utilization, which has resulted in an increase in the acuity of inpatient admissions. However, we expect inpatient admissions to recover over the long-term as the baby boomer population reaches ages where inpatient admissions become more prevalent. We have responded to the shift to outpatient services through expanding service offerings and increasing the throughput and convenience of our emergency departments, outpatient surgery facilities and other ancillary units in our hospitals. We also own two ambulatory surgery centers in Orange County, California, various primary care centers in each of our markets and interests in diagnostic imaging centers in San Antonio, Texas. We continually look to add improved resources to our facilities including new relationships with quality primary care and specialty physicians, maintaining a first class nursing staff and utilizing technologically advanced equipment, all of which we believe are critical to be the provider of choice for baby boomers. We have focused on core services including cardiology, neurology, oncology, orthopedics and women’s services. We also operate sub-acute units such as rehabilitation, skilled nursing facilities and psychiatric services, where appropriate, to meet the needs of our patients while increasing volumes and increasing care management efficiencies.

Our Health Plan Operations

Phoenix Health Plan

In addition to our hospital operations, we own three health plans. PHP is a prepaid Medicaid managed health plan that currently serves nine counties throughout the state of Arizona. We acquired PHP in May 2001. We are able to enroll eligible patients in our hospitals into PHP or other approved Medicaid managed health plans who otherwise would not be able to pay for their hospital expenses. We believe the volume of patients generated through our health plans will help attract quality physicians to the communities our hospitals serve.

For the year ended June 30, 2010 and the six months ended December 31, 2010, we derived approximately $745.2 million and $386.2 million, respectively, of our total revenues from PHP. PHP had approximately 204,000 members as of December 31, 2010, and derives substantially all of its revenues through a contract with AHCCCS, which is Arizona’s state Medicaid program. The contract requires PHP to arrange for healthcare services for enrolled Medicaid patients in exchange for monthly capitation payments and supplemental payments from AHCCCS. PHP subcontracts with physicians, hospitals and other healthcare providers to provide services to its members. These services are provided regardless of the actual costs incurred to provide these services. We receive reinsurance and other supplemental payments from AHCCCS to cover certain costs of healthcare services that exceed certain thresholds.

As part of its contract with AHCCCS, PHP is required to maintain a performance guarantee in the amount of $55.0 million. Vanguard maintains this performance guarantee on behalf of PHP in the form of surety bonds totaling $55.0 million with independent third party insurers that expire on September 30, 2011. We were also required to arrange for $5.0 million in letters of credit to collateralize our $55.0 million in surety bonds with the third party insurers. The amount of the performance guaranty that AHCCCS requires is based upon the membership in the health plan and the related capitation amounts paid to us.

Our current contract with AHCCCS commenced on October 1, 2008 and covers members in nine Arizona counties: Apache, Conconino, Gila, Maricopa, Mohave, Navajo, Pima, Pinal and Yavapai. This contract covers the three-year period beginning October 1, 2008 and ending September 30, 2011. Our previous contract with AHCCCS covered only Gila, Maricopa and Pinal counties. AHCCCS has the option to renew the new contract, in whole or in part, for two additional one-year periods commencing on October 1, 2011 and on October 1, 2012.

Abrazo Advantage Health Plan

Effective January 1, 2006, AAHP became a Medicare Advantage Prescription Drug Special Needs Plan provider under a contract with CMS that renews annually. This allows AAHP to offer Medicare and Part D drug benefit coverage for Medicare members and dual-eligible members (those that are eligible for Medicare and Medicaid). PHP had historically served dual-eligible members through its AHCCCS contract. As of December 31, 2010, approximately 2,700 members were enrolled in AAHP, most of whom were previously enrolled in PHP. For the year ended June 30, 2010 and the six months ended December 31, 2010, we derived approximately $34.6 million and $17.2 million, respectively, of our total revenues from AAHP. AAHP’s current contract with CMS expires on December 31, 2011.

MacNeal Health Providers

The operations of MHP are somewhat integrated with our MacNeal Hospital in Berwyn, Illinois. For the year ended June 30, 2010 and the six months ended December 31, 2010, we derived approximately $59.9 million and $29.1 million, respectively, of our total revenues from MHP. MHP generates revenues from its contracts with health maintenance organizations from whom it took assignment of capitated member lives as well as third party administration services for other providers. As of December 31, 2010, MHP had contracts in effect covering approximately 36,000 capitated member lives. Such capitation is limited to physician services and outpatient ancillary services and does not cover inpatient hospital services. We try to utilize MacNeal Hospital and its medical staff as much as possible for the physician and outpatient ancillary services that are required by such capitation arrangements. Revenues of MHP are dependent upon health maintenance organizations in the metropolitan Chicago area continuing to assign capitated-member lives to health plans like MHP as opposed to entering into direct fee-for-service arrangements with healthcare providers.

Competition

The hospital industry is highly competitive. We currently face competition from established, not-for-profit healthcare systems, investor-owned hospital companies, large tertiary care hospitals, specialty hospitals and outpatient service providers. In the future, we expect to encounter increased competition from companies, like ours, that consolidate hospitals and healthcare companies in specific geographic markets. Continued consolidation in the healthcare industry will be a leading factor contributing to increased competition in our current markets and markets we may enter in the future. Due to the shift to outpatient care and more stringent payer-imposed pre-authorization requirements during the past few years, most hospitals have significant unused capacity resulting in increased competition for patients. Many of our competitors are larger than us and have more financial resources available than we do. Other not-for-profit competitors have endowment and charitable contribution resources available to them and can purchase equipment and other assets on a tax-free basis.

One of the most important factors in the competitive position of a hospital is its location, including its geographic coverage and access to patients. A location convenient to a large population of potential patients or a wide geographic coverage area through hospital networks can make a hospital significantly more competitive. Another important factor is the scope and quality of services a hospital offers, whether at a single facility or a network of facilities, compared to the services offered by its competitors. A hospital or network of hospitals that offers a broad range of services and has a strong local market presence is more likely to obtain favorable managed care contracts. However, pursuant to the Health Reform Law, hospitals will be required to publish annually a list of their standard changes for items and services. We intend to evaluate changing circumstances in the geographic areas in which we operate on an ongoing basis to ensure that we offer the services and have the access to patients necessary to compete in these managed care markets and, as appropriate, to form our own, or join with others to form, local hospital networks.

A hospital’s competitive position also depends in large measure on the quality and specialties of physicians associated with the hospital. Physicians refer patients to a hospital primarily on the basis of the quality and breadth of services provided by the hospital, the quality of the nursing staff and other professionals affiliated with the hospital, the hospital’s location and the availability of modern equipment and facilities. Although physicians may terminate their affiliation with our hospitals, we seek to retain physicians of varied specialties on our medical staffs and to recruit other qualified physicians by maintaining or expanding our level of services and providing quality facilities, equipment and nursing care for our patients.

Another major factor in the competitive position of a hospital is the ability of its management to obtain contracts with managed care plans and other group payers. The importance of obtaining managed care contracts has increased in recent years due primarily to consolidations of health plans. Our markets have experienced significant managed care penetration. The revenues and operating results of our hospitals are significantly affected by our hospitals’ ability to negotiate favorable contracts with managed care plans. Health maintenance organizations and preferred provider organizations use managed care contracts to encourage patients to use certain hospitals in exchange for discounts from the hospitals’ established charges. Other healthcare providers may impact our ability to enter into managed care contracts or negotiate increases in our reimbursement and other favorable terms and conditions. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. The trend toward consolidation among non-government payers tends to increase their bargaining power over fee structures. In addition, as various provisions of the Health Reform Law are implemented, including the establishment of Exchanges and limitations on rescissions of coverage and pre-existing condition exclusions, non-government payers may increasingly demand reduced fees or be unwilling to negotiate reimbursement increases. Traditional health insurers and large employers also are interested in containing costs through similar contracts with hospitals.

The hospital industry and our hospitals continue to have significant unused capacity. Inpatient utilization, average lengths of stay and average occupancy rates have historically been negatively affected by payer-required pre-admission authorization, utilization review and payer pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Admissions constraints, payer pressures and increased competition are expected to continue. We expect to meet these challenges first and foremost by our continued focus on our previously discussed quality of care initiatives, which should increase patient, nursing and physician satisfaction. We also may expand our outpatient facilities, strengthen our managed care relationships, upgrade facilities and equipment and offer new or expanded programs and services.

Employees and Medical Staff

As of December 31, 2010, we had approximately 23,000 employees, including approximately 2,500 part-time employees. Approximately 1,600 of our full-time employees, substantially all of which are employed at our three Massachusetts hospitals, are unionized. Our acquisition of DMC on January 1, 2011 resulted in our employment of approximately 14,100 additional individuals, approximately 2,400 of which are unionized. Overall, we consider our employee relations to be good. While some of our non-unionized hospitals experience union organizing activity from time to time, we do not currently expect these efforts to materially affect our future operations. Our hospitals, like most hospitals, have experienced labor costs rising faster than the general inflation rate.

While the national nursing shortage has abated somewhat as a result of the weakened U.S. economy, certain pockets of the markets we serve continue to have limited available nursing resources. Nursing shortages often result in our using more contract labor resources to meet increased demand especially during the peak winter months. We expect our nurse leadership and recruiting initiatives to mitigate the impact of the nursing shortage. These initiatives include more involvement with nursing schools, participation in more job fairs, recruiting nurses from abroad, implementing preceptor programs, providing flexible work hours, improving performance leadership training, creating awareness of our quality of care and patient safety initiatives and providing competitive pay and benefits. We anticipate that demand for nurses will continue to exceed supply especially as the baby boomer population reaches the ages where inpatient stays become more frequent. We continue to implement best practices to reduce turnover and to stabilize our nursing workforce over time.

During fiscal year 2010, we achieved the 72nd percentile for employee engagement within the Gallup Organization Healthcare Employee Engagement Database. This result reflects continued improvement since we began monitoring employee engagement during fiscal year 2008, our baseline year. We believe our efforts to improve employee engagement will have a positive impact on nursing turnover thereby reducing operating costs and ultimately leading to higher patient satisfaction with the services we provide.

One of our primary nurse recruiting strategies for our San Antonio hospitals is our continued investment in the Baptist Health System School of Health Professions (“SHP”), our nursing school in San Antonio. SHP offers seven different healthcare educational programs with its greatest enrollment in the professional nursing program. SHP enrolled approximately 550 students for its Fall 2010 semester. The majority of SHP graduates have historically chosen permanent employment with our hospitals. We have changed SHP’s nursing program from a diploma program to a degree program and may improve other SHP programs in future periods. We completed the necessary steps during fiscal 2009 to make SHP students eligible for participation in the Pell Grant and other federal grant and loan programs. Approximately 62% of SHP students receive some form of federal financial aid. These enhancements are factors in the increased SHP enrollment and has made SHP more attractive to potential students.

Our hospitals grant staff privileges to licensed physicians who may serve on the medical staffs of multiple hospitals, including hospitals not owned by us. A physician who is not an employee can terminate his or her affiliation with our hospital at any time. Although we employ a growing number of physicians, a physician does not have to be our employee to be a member of the medical staff of one of our hospitals. Any licensed physician may apply to be admitted to the medical staff of any of our hospitals, but admission to the staff must be approved by each hospital’s medical staff and board of trustees in accordance with established credentialing criteria. Under state laws and other licensing standards, hospital medical staffs are generally self-governing organizations subject to ultimate oversight by the hospital’s local governing board. Although we were generally successful in our physician recruiting efforts during fiscal 2010, we face continued challenges in some of our markets to recruit certain types of physician specialists who are in high demand. We expect that our previously described physician recruiting and alignment initiatives will make our hospitals more desirable environments in which more physicians will choose to practice.

Compliance Program

We voluntarily maintain a company-wide compliance program designed to ensure that we maintain high standards of ethics and conduct in the operation of our business and implement policies and procedures so that all our employees act in compliance with all applicable laws, regulations and company policies. The organizational structure of our compliance program includes oversight by our board of directors and a high-level corporate management compliance committee. The board of directors and compliance committee are responsible for ensuring that the compliance program meets its stated goals and remains up-to-date to address the current regulatory environment and other issues affecting the healthcare industry. Our Senior Vice President of Compliance and Ethics reports jointly to our Chairman and Chief Executive Officer and to our board of directors, serves as our Chief Compliance Officer and is charged with direct responsibility for the day-to-day management of our compliance program. Other features of our compliance program include Regional Compliance Officers who report to our Chief Compliance Officer in all four of our operating regions, initial and periodic ethics and compliance training and effectiveness reviews, a toll-free hotline for employees to report, without fear of retaliation, any suspected legal or ethical violations, annual “fraud and abuse” audits to examine all of our payments to physicians and other referral sources and annual “coding audits” to make sure our hospitals bill the proper service codes for reimbursement from the Medicare program.

Our compliance program also oversees the implementation and monitoring of the standards set forth by HIPAA for privacy and security. To facilitate reporting of potential HIPAA compliance concerns by patients, family or employees, we established a second toll-free hotline dedicated to HIPAA and other privacy matters. Corporate HIPAA compliance staff monitors all reports to the privacy hotline and each phone call is responded to appropriately. Ongoing HIPAA compliance also includes self-monitoring of HIPAA policy and procedure implementation by each of our healthcare facilities and corporate compliance oversight.

The Health Reform Law requires providers to implement core elements of compliance program criteria to be established by HHS, on a timeline to be established by HHS, as a condition of enrollment in the Medicare or Medicaid programs, and, depending on the core elements for compliance programs established by HHS, we may have to modify our compliance programs to comply with these new criteria.

Our Information Systems

We believe that our information systems must cost-effectively meet the needs of our hospital management, medical staff and nurses in the following areas of our business operations:

•	patient accounting, including billing and collection of revenues;

•	accounting, financial reporting and payroll;

•	coding and compliance;

•	laboratory, radiology and pharmacy systems;

•	medical records and document storage;

•	remote physician access to patient data;

•	quality indicators;

•	materials and asset management; and

•	negotiating, pricing and administering our managed care contracts.

Since the beginning of fiscal year 2008, we have invested approximately $75.0 million in clinical information technology. We believe that the importance of and reliance upon clinical information technology will continue to increase in the future. Accordingly, we expect to make additional significant investments in clinical information technology during the remainder of fiscal year 2011 and during fiscal year 2012 as part of our business strategy to increase the efficiency and quality of patient care.

The information systems associated with the acquisition of DMC have been recognized by HIMSS Analytics as having obtained Stage 6 of electronic medical record adoption. Only approximately 3% of the hospitals in the United States have reached Stage 6 on the HIMSS Analytics US EMR Adoption Model.

Although we map the financial information systems from each of our hospitals to one centralized database, we do not automatically standardize our financial information systems among all of our hospitals. We carefully review the existing systems at the hospitals we acquire. If a particular information system is unable to cost-effectively meet the operational needs of the hospital, we will convert or upgrade the information system at that hospital to one of several standardized information systems that can cost-effectively meet these needs.

Professional and General Liability Insurance

As is typical in the healthcare industry, we are subject to claims and legal actions by patients and others in the ordinary course of business. We created a captive insurance subsidiary on June 1, 2002 to assume a substantial portion of the professional and general liability risks of our facilities. Since then we have self-insured our professional and general liability risks, either through premiums paid to our captive insurance subsidiary or by retaining risk through another of our subsidiaries, in respect of claims incurred up to $10.0 million annually. Beginning on July 1, 2010, we increased this self-insured retention to $15.0 million for our Illinois hospitals. We have also purchased umbrella excess policies for professional and general liability insurance for an additional $65.0 million of annual coverage in the aggregate for our operations outside DMC. We maintain separate umbrella coverage for DMC through other captive insurance subsidiaries for an additional $45.0 million above our $10.0 million self-insured retention with independent third party carriers.

The malpractice insurance environment remains volatile. Some states in which we operate, including Texas, Illinois and Michigan have passed in recent years tort reform legislation to place limits on non-economic damages. However, in November 2007 a judge in the Illinois Cook County Circuit Court declared that these Illinois malpractice limits were unconstitutional under state law and an appeal to the Illinois Supreme Court was unsuccessful. Additionally, in Texas an action has been brought to declare its tort reform legislation unconstitutional under federal law. Thus, while we have taken multiple steps at our facilities to reduce our professional liability exposures, absent significant legislation (not later declared unconstitutional) to curb the size of malpractice judgments in the states in which we operate, our insurance costs may increase in the future.

Sources of Revenues

Hospital revenues depend upon inpatient occupancy levels, the medical and ancillary services ordered by physicians and provided to patients, the volume of outpatient procedures and the charges or payment rates for such services. Charges and reimbursement rates for inpatient services vary significantly depending on the type of payer, the type of service (e.g., acute care, intensive care or subacute) and the geographic location of the hospital. Inpatient occupancy levels fluctuate for various reasons, many of which are beyond our control.

We receive payment for patient services from:

•	the federal government, primarily under the Medicare program;

•	state Medicaid programs;

•	health maintenance organizations, preferred provider organizations, managed Medicare providers, managed Medicaid providers and other private insurers; and

•	individual patients.

The table below presents the approximate percentage of net patient revenues we received from the following sources for the periods indicated:

				Six Months
				Ended
	Year Ended June 30,			December 31,
	2008	2009	2010	2010

Medicare	26.2%	25.3%	25.5%	25.6%
Medicaid	7.6%	7.9%	7.4%	8.0%
Managed Medicare	14.0%	14.1%	14.8%	14.5%
Managed Medicaid	7.5%	8.8%	9.5%	9.0%
Managed care	35.0%	34.7%	34.9%	33.9%
Self pay	8.6%	8.3%	6.8%	7.9%
Other	1.1%	0.9%	1.1%	1.1%

Total	100.0%	100.0%	100.0%	100.0%

The Medicare program, the nation’s largest health insurance program, is administered by CMS. Medicare provides certain hospital and medical insurance benefits to persons age 65 and over, some disabled persons and persons with end-stage renal disease without regard to beneficiary income or assets. Medicaid is a federal-state program, administered by the states, which provides hospital and medical benefits to qualifying individuals who are unable to afford healthcare. All of our general, acute care hospitals located in the United States are certified as healthcare services providers for persons covered under the Medicare and the various state Medicaid programs. Amounts received under these programs are generally significantly less than established hospital gross charges for the services provided.

Our hospitals offer discounts from established charges to certain group purchasers of healthcare services, including private insurance companies, employers, health maintenance organizations, preferred provider organizations and other managed care plans. These discount programs limit our ability to increase net revenues in response to increasing costs. Patients generally are not responsible for any difference between established hospital charges and amounts reimbursed for such services under Medicare, Medicaid and managed care programs, but are generally responsible for exclusions, deductibles and coinsurance features of their coverages.

Due to rising healthcare costs, many payers have increased the number of excluded services and the levels of deductibles and coinsurance resulting in a higher portion of the contracted rate due from the individual patients. Collecting amounts due from individual patients is typically more difficult than collecting from governmental or private managed care plans.

Traditional Medicare

One of the ways Medicare beneficiaries can elect to receive their medical benefits is through the traditional Medicare program, which provides reimbursement under a prospective payment fee-for-service system. A general description of the types of payments we receive for services provided to patients enrolled in the traditional Medicare program is provided below. The impact of recent changes to reimbursement for these types of services is included in the sections entitled “Annual Medicare Regulatory Update” and “Impact of Health Reform Law on Reimbursement.”

Medicare Inpatient Acute Care Reimbursement

Medicare Severity-Adjusted Diagnosis-Related Group Payments.  Sections 1886(d) and 1886(g) of the Social Security Act set forth a system of payments for the operating and capital costs of inpatient acute care hospital admissions based on a prospective payment system. Under the inpatient prospective payment system, Medicare payments for hospital inpatient operating services are made at predetermined rates for each hospital discharge. Discharges are classified according to a system of Medicare severity-adjusted diagnosis-related groups (“MS-DRGs”), which categorize patients with similar clinical characteristics that are expected to require similar amounts of hospital resources to treat. CMS assigns to each MS-DRG a relative weight that represents the average resources required to treat cases in that particular MS-DRG, relative to the average resources used to treat cases in all MS-DRGs.

The base payment amount for the operating component of the MS-DRG payment is comprised of an average standardized amount that is divided into a labor-related share and a nonlabor-related share. Both the labor-related share of operating base payments and the base payment amount for capital costs are adjusted for geographic variations in labor and capital costs, respectively. These base payments are multiplied by the relative weight of the MS-DRG assigned to each case. The MS-DRG operating and capital base rates, relative weights and geographic adjustment factors are updated annually, with consideration given to: the increased cost of goods and services purchased by hospitals; the relative costs associated with each MS-DRG; and changes in labor data by geographic area. Although these payments are adjusted for area labor and capital cost differentials, the adjustments do not consider an individual hospital’s operating and capital costs. Historically, the average operating and capital costs for our hospitals have exceeded the Medicare rate increases. These annual adjustments are effective for the Medicare fiscal year beginning October 1 of each year and are indicated by the “market basket index” for that year.

Full annual market basket rate increases are only available for those providers who submit their patient care quality indicators data to the Secretary of HHS. CMS has expanded through a series of rules the number of quality measures that must be reported to receive the full market basket update. CMS required hospitals to submit 45 quality measures in order to qualify for the full market basket update for federal fiscal year 2011, and the number of measures has increased to 55 for federal fiscal year 2012. Failure to submit the required quality indicators will result in a two percentage point reduction to the market basket update.

Outlier Payments.  Outlier payments are additional payments made to hospitals for treating Medicare patients that are costlier to treat than the average patient in the same MS-DRG. To qualify as a cost outlier, a hospital’s billed charges, adjusted to cost, must exceed the payment rate for the MS-DRG by a fixed threshold established annually by CMS. The Medicare fiscal intermediary calculates the cost of a claim by multiplying the billed charges by a cost-to-charge ratio that is typically based upon the hospital’s most recently filed cost report. Generally, if the computed cost exceeds the sum of the MS-DRG payment plus the fixed threshold, the hospital receives 80% of the difference as an outlier payment.

Under the Social Security Act, CMS must project aggregate annual outlier payments to all prospective payment system hospitals to be not less than 5% or more than 6% of total MS-DRG payments. CMS adjusts the fixed threshold on an annual basis to bring the outlier percentage within the 5% to 6% parameters. CMS lowered the outlier threshold in federal fiscal year 2011 to $23,075 (from $23,140 in federal fiscal year 2010) to maintain projected outlier payments at 5.1% for the year. Changes to the outlier fixed threshold amount can impact a hospital’s number of cases that qualify for the additional payment and the amount of reimbursement the hospital receives for those cases that qualify. The most recently filed cost reports for our hospitals as of June 30, 2008, 2009 and 2010 reflected outlier payments of $4.3 million, $4.2 million and $4.9 million, respectively. Thus, we do not anticipate that the decrease to the outlier threshold for federal fiscal year 2011 will have a material impact on our results of operations.

Disproportionate Share Hospital Payments.  Hospitals that treat a disproportionately large number of low-income patients currently receive additional payments from Medicare in the form of disproportionate share hospital (“DSH”) payments. DSH payments are determined annually based upon certain statistical information defined by CMS and are calculated as a percentage add-on to the MS-DRG payments. This percentage varies, depending on several factors that include the percentage of low-income patients served. Under the Health Reform Law, beginning in federal fiscal year 2014, Medicare DSH payments will be reduced to 25% of the amount they otherwise would have been absent the new law. The remaining 75% of the amount that would otherwise be paid under Medicare DSH will be effectively pooled, and this pool will be reduced further each year by a formula that reflects reductions in the national level of uninsured who are under 65 years of age. Each DSH hospital will then be paid, out of the reduced DSH payment pool, an amount allocated based upon its level of uncompensated care provided in 2012. It is difficult to predict the full impact of the Medicare DSH reductions. The CBO estimates $22 billion in reductions to Medicare DSH payments between 2010 and 2019, while for the same time period, CMS estimates reimbursement reductions totaling $50 billion. During the years ended June 30, 2009 and 2010, we recognized $53.4 million and $58.8 million of Medicare DSH revenues, respectively.

Direct Graduate and Indirect Medical Education.  The Medicare program provides additional reimbursement to approved teaching hospitals for additional expenses incurred by such institutions. This additional reimbursement, which is subject to certain limits, including intern and resident full-time equivalent (“FTE”) limits established in 1996, is made in the form of Direct Graduate Medical Education (“GME”) and Indirect Medical Education (“IME”) payments. The Health Reform Law includes provisions that redistribute graduate medical education payments by identifying hospitals that are currently training fewer residents than their FTE limit would permit and reallocating those FTEs to other hospitals. Due to this redistribution, we will lose slots at the following three hospitals: Weiss Hospital (2.6 FTEs), West Suburban Medical Center (3.9 FTEs), and Saint Vincent Hospital (4.1 FTEs). CMS will reduce the slots effective July 1, 2011. The FTE reductions will prevent these hospitals from realizing additional Medicare payments for graduate medical education costs if the hospitals train residents above their new FTE limits. The Health Reform Law includes provisions that increase flexibility in GME funding rules to incentivize outpatient training. During our fiscal year 2010, five of our hospitals were affiliated with academic institutions and received GME or IME payments.

Hospital acquired conditions and serious medical errors.  CMS has set forth a goal to transform Medicare from a passive payer to a value-based payer. As a result, for discharges occurring after October 1, 2008, Medicare no longer assigns an inpatient hospital discharge to a higher paying MS-DRG if a selected hospital acquired condition (“HAC”) was not present on admission. There are currently 10 categories of conditions on the list of HACs. CMS has also established three National Coverage Determinations that prohibit Medicare reimbursement for erroneous surgical procedures performed on an inpatient or outpatient basis. Effective October 1, 2008, Medicare no longer pays hospitals for the additional costs of care resulting from eight medical events such as patient falls, objects left inside patients during surgery, pressure ulcers, and certain types of infections. Effective January 1, 2011, hospitals are also required to report HAC infection rates to Medicare as part of overall quality reporting requirements. Hospitals that fail to do so will see a two percentage point reduction in Medicare reimbursement. Certain states have established policies or proposed legislation to prohibit hospitals from charging or receiving payments from their Medicaid programs for highly preventable adverse medical events (often called “never events”), which were developed by the National Quality Forum. Never events include wrong-site surgery, serious medication errors, discharging a baby to the wrong mother, etc.

Medicare Outpatient Services Reimbursement

CMS reimburses hospital outpatient services and certain Medicare Part B services furnished to hospital inpatients who have no Part A coverage on a prospective payment system basis. CMS utilizes existing fee schedules to pay for physical, occupational and speech therapies, durable medical equipment, clinical diagnostic laboratory services and nonimplantable orthotics and prosthetics. Freestanding surgery centers and independent diagnostic testing facilities also receive reimbursement from Medicare on a fee schedule basis.

Those hospital outpatient services subject to prospective payment reimbursement are classified into groups called ambulatory payment classifications (“APCs”). Services in each APC are similar clinically and in terms of the resources they require. A payment rate is established for each APC. Depending upon the services provided, a hospital may be paid for more than one APC for a patient visit. CMS periodically updates the APCs and annually adjusts the rates paid for each APC. CMS requires hospitals to submit quality data relating to outpatient care in order to receive the full market basket index increase. CMS required submission of 11 quality measures in calendar 2009 and 2010, and requires 15 quality measures in calendar 2011, or else the market basket index increase for the subsequent calendar would be reduced by two percentage points.

Rehabilitation Units

CMS reimburses inpatient rehabilitation designated units pursuant to a prospective payment system. Under this prospective payment system, patients are classified into case mix groups based upon impairment, age, comorbidities and functional capability. Inpatient rehabilitation units are paid a predetermined amount per discharge that reflects the patient’s case mix group and is adjusted for area wage levels, low-income patients, rural areas and high-cost outliers. As of June 30, 2010, we operated three inpatient rehabilitation units within our acute care hospitals.

Psychiatric Units

Medicare utilizes a prospective payment system to pay inpatient psychiatric hospitals and units. This system is a per diem prospective payment system with adjustments to account for certain patient and facility characteristics. Additionally, this system includes a stop-loss provision, an “outlier” policy authorizing additional payments for extraordinarily costly cases and an adjustment to the base payment if the facility maintains a full-service emergency department which all of our units qualified for. As of June 30, 2010, we operated five psychiatric units within our acute care hospitals subject to this reimbursement methodology.

Federal Fiscal Year 2011 Payment Updates

On July 30, 2010, CMS issued a final rule related to the federal fiscal year 2011 hospital inpatient PPS. In this rule, CMS increased the MS-DRG rate for federal fiscal year 2011 by 2.35% which reflects the full market basket of 2.6% adjusted by the 0.25% reduction required by the Health Reform Law. However, CMS has also applied a documentation and coding adjustment of negative 2.9% in federal fiscal year 2011 to account for increases in aggregate payments during implementation of the MS-DRG system. This reduction represents half of the documentation and coding adjustment required to recover the increase in aggregate payments made in 2008 and 2009 during implementation of the MS-DRG system. CMS plans to recover the remaining 2.9% and interest in federal fiscal year 2012. The market basket update, the documentation and coding adjustment and the decrease mandated by the Health Reform Law together show the aggregate market basket adjustment for federal fiscal year 2011 to be negative 0.55%. CMS has also announced that an additional prospective negative adjustment of 3.9% will be needed to avoid increased Medicare spending unrelated to patient severity of illness. CMS is not proposing this additional 3.9% reduction at this time but has stated that it will be required in the future.

We have submitted the required patient care quality indicators for our hospitals to receive the full market basket index increases for the both the inpatient and outpatient prospective payment systems for federal fiscal year 2010. We intend to submit the necessary information to realize the full federal fiscal year 2011 inpatient and outpatient increases as well. However, as additional patient quality indicator reporting requirements are added, system limitations or other difficulties could result in CMS deeming our submissions not timely or not complete to qualify for the full market basket index increases. Additionally, the U.S. Congress has given CMS the ability to continue to evaluate whether the 2008 and 2009 inpatient reductions for documentation and coding adjustments were sufficient to account for payment changes not related to case mix changes. This continuing evaluation could negatively impact MS-DRG payment rates for federal fiscal years 2011 and 2012.

Further realignments in the MS-DRG system could also reduce the payments we receive for certain specialties, including cardiology and orthopedics. The more widespread development of specialty hospitals in recent years has caused CMS to focus on payment levels for these specialty services. Changes in the payments for specialty services could adversely impact our revenues.

Impact of Health Reform Law on Medicare Reimbursement

Inpatient Reimbursement.  The Health Reform Law provides for annual decreases to the market basket, including a 0.25% reduction in 2010 for discharges occurring on or after April 1, 2010. The Health Reform Law also provides for the following reductions to the market basket update for each of the following federal fiscal years: 0.25% in 2011, 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For federal fiscal year 2012 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the Bureau of Labor Statistics (“BLS”) 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. Based upon the latest available data, federal fiscal year 2012 market basket reductions resulting from this productivity adjustment are likely to range from 1.0% to 1.4%. CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the inpatient PPS by $112.6 billion from 2010 to 2019. A decrease in payments rates or an increase in rates that is below the increase in our costs may adversely affect our results of operations.

The Health Reform Law also provides for reduced payments to hospitals based on readmission rates. Beginning in federal fiscal year 2013, inpatient payments will be reduced if a hospital experiences “excessive” readmissions within a 30-day period of discharge for heart attack, heart failure, pneumonia or other conditions designated by HHS. Hospitals with what HHS defines as excessive readmissions for these conditions will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard. Each hospital’s performance will be publicly reported by HHS. HHS has the discretion to determine what “excessive” readmissions means, the amount of the payment reduction and other terms and conditions of this program.

Additionally, the Health Reform Law establishes a value-based purchasing program to further link payments to quality and efficiency. In federal fiscal year 2013, HHS is directed to implement a value-based purchasing program for inpatient hospital services. Beginning in federal fiscal year 2013, CMS will reduce the inpatient PPS payment amount for all discharges by the following: 1% for 2013; 1.25% for 2014; 1.5% for 2015; 1.75% for 2016; and 2% for 2017 and subsequent years. For each federal fiscal year, the total amount collected from these reductions will be pooled and used to fund payments to reward hospitals that meet certain quality performance standards established by HHS. HHS will have the authority to determine the quality performance measures, the standards hospitals must achieve in order to meet the quality performance measures and the methodology for calculating payments to hospitals that meet the required quality threshold. HHS will also determine the amount each hospital that meets or exceeds the quality performance standards will receive from the pool of dollars created by the reductions related to the value-based purchasing program.

Outpatient Reimbursement.  In the Calendar Year 2011 Outpatient Prospective Payment System Final Rule, published in the November 24, 2010 Federal Register, CMS confirmed that the market basket update for 2010 outpatient hospital payments would be the full market basket of 2.35%, which takes into account the 0.25% reduction to the market basket required by the Health Reform Law. The Health Reform Law also provides for reductions to the market basket update for each of the following calendar years: 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. CMS requires hospitals to submit quality data relating to outpatient care in order to receive the full market basket index increase. CMS required submission of 11 quality measures in calendar 2009 and 2010, and requires 15 quality measures in calendar 2011. Failure to submit the required data results in the market basket index increase for the subsequent calendar being reduced by 2 percentage points. For calendar year 2012 and each subsequent calendar year, the Health Reform Law provides for an annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the outpatient PPS by $26.3 billion from 2010 to 2019.

Rehabilitation Unit Reimbursement.  The market basket increase for hospital rehabilitation units for federal fiscal year 2011 was 2.5% (this compares to 2.5% for fiscal year 2010). However, the Health Reform Law requires a 0.25% reduction to the market basket for fiscal year 2011 and CMS decreased estimated outlier payments resulting in an overall update of approximately 2.16%. The standard federal rate is $13,860. The Health Reform Law also provides for the following reductions to the market basket update for each of the following federal fiscal years: 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For federal fiscal year 2012 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the inpatient rehabilitation units prospective payment system by $5.7 billion from 2010 to 2019. Beginning in federal fiscal year 2014, inpatient rehabilitation units will be required to report quality measures to HHS or will receive a two percentage point reduction to the market basket update. Effective January 1, 2010, rehabilitation units must comply with new rules regarding preadmission screening, post-admission treatment planning and on-going coordination of care.

Psychiatric Unit Reimbursement.  The annual market basket update for inpatient psychiatric units for rate year 2010 was 2.1%, and the annual market basket update for rate year 2011 is 2.4%. However, the Health Reform Law includes a 0.25% reduction to the market basket for rate year 2010 and again in 2011. The Health Reform Law also provides for the following reductions to the market basket update for each of the following rate years: 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. In addition, the Health Reform Law requires that CMS develop a quality reporting program for psychiatric hospitals and units for implementation in July 2013. For rate year 2012 and each subsequent rate year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the prospective payment system for inpatient psychiatric hospitals and units by $4.3 billion from 2010 to 2019.

Contractor Reform

CMS has a significant initiative underway that could affect the administration of the Medicare program and impact how hospitals bill and receive payment for covered Medicare services. In accordance with the Medicare Modernization Act (“MMA”), CMS has begun implementation of contractor reform whereby CMS will competitively bid the Medicare fiscal intermediary and Medicare carrier functions to 15 Medicare Administrative Contractors (“MACs”). Hospital management companies like Vanguard will have the option to work with the selected MAC in the jurisdiction where a given hospital is located or to use the MAC in the jurisdiction where our home office is located. For hospital management companies, either all hospitals in the system must choose to stay with the MAC chosen for their locality or all hospitals must opt to use the home office MAC. We filed a request for our single home office MAC to serve all of our hospitals which CMS has granted. Effective in 2020 all of our hospitals will be served by Cahaba GBA. CMS has now completed the process of awarding contracts for all 15 MAC jurisdictions. Individual MAC jurisdictions are in varying phases of transition. All of these changes could impact claims processing functions and the resulting cash flows; however, we are unable to predict the impact that these changes could have, if any, to our cash flows.

Recovery Audit Contractors

The MMA established the Recovery Audit Contractor (“RAC”) three-year demonstration program to detect Medicare overpayments not identified through existing claims review mechanisms. The RAC program relies on private auditing firms to examine Medicare claims filed by healthcare providers. Fees to the RACs are paid on a contingency basis. The RAC program began as a demonstration project in 2005 in three states (New York, California and Florida) which was expanded into the three additional states of Arizona, Massachusetts and South Carolina in July 2007. No RAC audits, however, were initiated at our Arizona or Massachusetts hospitals during the demonstration project. The program was made permanent by the Tax Relief and Health Care Act of 2006 enacted in December 2006. CMS ended the demonstration project in March 2008 and commenced the permanent RAC program in all states beginning in 2009 with a permanent national RAC program in all 50 states in 2010.

In a report issued in July 2008, CMS reported that the RACs in the demonstration project corrected over $1 billion of Medicare improper payments from 2005 through March 2008. Roughly 96% of the improper payments ($992.7 million) were overpayments collected from providers, while the remaining 4% ($37.8 million) were underpayments repaid to providers. Of the overpayments, 85% were collected from inpatient hospital providers, while the other principal collections were 6% from inpatient rehabilitation facilities and 4% from outpatient hospital providers.

RACs utilize a post-payment targeted review process employing data analysis techniques in order to identify those Medicare claims most likely to contain overpayments, such as incorrectly coded services, incorrect payment amounts, non-covered services and duplicate payments. The RAC review is either “automated,” for which a decision can be made without reviewing a medical record, or “complex,” for which the RAC must contact the provider in order to procure and review the medical record to make a decision about the payment. CMS has given RACs the authority to look back at claims up to three years old, provided that the claim was paid on or after October 1, 2007. Claims identified as overpayments will be subject to the Medicare appeals process.

As to “automated” reviews where a review of the medical record is not required, RACs make claim determinations using proprietary software designed to detect certain kinds of errors where both of the following conditions must apply. First, there must be certainty that the service is not covered or is coded incorrectly. Second, there must be a written Medicare policy, Medicare article or Medicare-sanctioned coding guideline supporting the determination. For example, an automated review could identify when a provider is billing for more units than allowed on one day. However, the RAC may also use automated review even if such written policies don’t exist on certain CMS-approved “clinically unbelievable issues” and when making certain other types of administrative determinations (e.g., duplicate claims, pricing mistakes) when there is certainty that an error exists.

As to “complex” reviews where a review of the medical record is required, RACs make claim determinations when there is a high probability (but not certainty) that a service is not covered, or where no Medicare policy, guidance or Medicare-sanctioned coding guideline exists. It is expected that many complex reviews will be medical necessity audits that assess whether care provided was medically necessary and provided in the appropriate setting. RACs made complex reviews in calendar year 2009 related to DRG validation and coding, and added complex reviews for medical necessity cases in calendar year 2010.

RACs are paid a contingency fee based on the overpayments they identify and collect. Therefore, we expect that the RACs will look very closely at claims submitted by our facilities in an attempt to identify possible overpayments. We believe the claims for reimbursement submitted to the Medicare program by our facilities have been accurate. However, we cannot predict, once our facilities are subject to RAC reviews in all subject matters in the future, the results of such reviews. It is reasonably possible that the aggregate payments that our facilities will be required to return to the Medicare program pursuant to these RAC reviews may have a material adverse effect on our financial position, results of operations or cash flows.

Under a proposed Medicaid rule, published November 10, 2010 in the Federal Register, states must establish Medicaid RAC programs and were required to submit state plan amendments to CMS by December 31, 2010. However, CMS has not yet announced when states must fully implement such programs. CMS originally announced enforcement would begin April 1, 2011, but this deadline has been extended to a yet to be determined date in 2011.

Accountable Care Organizations and Pilot Projects

The Health Reform Law requires HHS to establish a Medicare Shared Savings Program that promotes accountability and coordination of care through the creation of Accountable Care Organizations (“ACOs”). On March 31, 2011, CMS released proposed regulations regarding the formation of ACOs. Under the proposed rule, providers eligible to form an ACO include any combination of “ACO professionals” (physicians and mid-level providers) in group practices, networks of ACO professionals, partnerships and joint ventures between hospitals and ACO professionals, hospitals employing ACO professionals and Critical Access Hospitals billing under Method II. Each ACO would be required to establish a legal entity with its own tax identification number that is duly qualified to transact business is each applicable state, which can receive and distribute any shared savings bonuses, repay shared losses for which the ACO may be responsible, collect and report data, and ensure provider compliance with program standards. An integrated provider (e.g., a hospital with employed physicians) could use its existing entity for this purpose as long as it meets CMS’ criteria; however, a new, separate legal entity would need to be established if that provider wishes to partner with any independent provider. CMS proposes to require that the governing body of the ACO include proportional representation of and control by each ACO participant, that ACO participants comprise at least 75% of the governing body and that the governing body include representation from Medicare beneficiaries.

The Health Reform Law requires that each ACO have a minimum of 5,000 assigned Medicare fee-for-service beneficiaries. CMS intends to retroactively assign beneficiaries to ACOs based on the primary care physician (“PCP”) from whom each beneficiary receives a plurality of his or her primary care. CMS would require an ACO to enter into a three-year agreement, with the first agreements beginning January 1, 2012.

ACOs would have the option to choose between two risk models. Under the first track, ACOs would be eligible to receive shared savings in all three years of the agreement, but in the final year would also be obligated to repay shared losses that exceed 2% of the annual expenditure benchmark established by CMS for each ACO, subject to a cap on losses equal to 5% of the expenditure bench for that year. An ACO following this “hybrid risk” track would be eligible to receive up to 52.5% of shared savings, up to a cap equal to 7.5% of the expenditure benchmark during the first two years and 10% of the expenditure benchmark in the third year. ACOs that select the second track would be at risk for shared losses in all three years but would be eligible to receive a higher percentage of shared savings than ACOs in the hybrid risk model. ACOs in the “two-sided model” would be eligible to receive up to 65% of their shared savings, up to a cap equal to 10% of the expenditure benchmark. However, these ACOs would also be liable for shared losses if expenditures exceed the benchmark by more than 2%, with such losses capped at 5% of the expenditure benchmark during the first year, 7.5% in the second year and 10% in the third year.

In order to receive shared savings, ACOs would be responsible for meeting 65 separate quality and performance measures grouped into five domains. CMS could terminate an ACO’s contract for failure to meet quality performance standards, although CMS proposes to provide a warning and one-year cure period to ACOs that fail to meet minimum quality levels in only one domain. ACOs would also be monitored and potentially subject to termination for avoidance of at-risk patients.

CMS plans to set a spending benchmark for each ACO based on spending data related to each beneficiary that could be assigned to the ACO for the three years prior to the year in which the ACO agreement begins. ACOs participating in the two-sided model would be eligible to receive shared savings from dollar one if the actual expenditures for their assigned populations are at least 2% less than the benchmark expenditures. Those ACOs participating in the hybrid risk model would be eligible to share in any savings that are 2% below the benchmark, but only if the ACO achieves a minimum savings rate that would vary between 2% and 3.9% of the benchmark threshold, depending on the size of an ACO’s assigned population. Under both tracks, CMS would withhold 25% of an ACO’s shared savings bonuses to cover potential repayment obligations.

CMS recognizes that there are additional Federal laws and regulations implicated by the formation and operation of an ACO. Therefore, it has partnered with other Federal agencies to issue joint guidance and proposed rules related to the formation and operation of ACOs. If an ACO involves two or more ACO participants with more than 50 percent market share for a common service in each participant’s Primary Service Area (“PSA”), the ACO would be required to obtain a letter from the DOJ or FTC advising CMS that the ACO will not be subject to an antitrust challenge. ACOs that involve ACO participants with between 50 and 30 percent market share for a common service will be permitted to participate, but may request antitrust review in order to obtain further certainty regarding compliance with antitrust requirements. Those ACOs whose participants have less than 30 percent market share will be exempt from Federal antitrust challenge, absent extraordinary circumstances. The OIG and CMS released a Notice with a comment period regarding proposed waivers of Federal physician self-referral (“Stark”), anti-kickback and civil monetary penalty (gainsharing) laws and is seeking comments regarding the type of waivers that would be appropriate for ACOs.

CMS estimates that approximately 75-150 organizations will enter into ACO agreements with average start-up costs for each ACO of around $1.75 million dollars. Total bonus payments over the initial 3-year contract period are expected to be approximately $800 million with total penalties paid to CMS of approximately $40 million.

Bundled Payment Pilot Programs

The Health Reform Law requires HHS to establish a five-year, voluntary national bundled payment pilot program for Medicare services beginning no later than January 1, 2013. Under the program, providers would agree to receive one payment for services provided to Medicare patients for certain medical conditions or episodes of care. HHS will have the discretion to determine how the program will function. For example, HHS will determine what medical conditions will be included in the program and the amount of the payment for each condition. In addition, the Health Reform Law provides for a five-year bundled payment pilot program for Medicaid services to begin January 1, 2012. HHS will select up to eight states to participate based on the potential to lower costs under the Medicaid program while improving care. State programs may target particular categories of beneficiaries, selected diagnoses or geographic regions of the state. The selected state programs will provide one payment for both hospital and physician services provided to Medicaid patients for certain episodes of inpatient care. For both pilot programs, HHS will determine the relationship between the programs and restrictions in certain existing laws, including the Civil Monetary Penalty Law, the Anti-kickback Statute, the Stark Law and HIPAA privacy, security and transaction standard requirements. However, the Health Reform Law does not authorize HHS to waive other laws that may impact the ability of hospitals and other eligible participants to participate in the pilot programs, such as antitrust laws.

Managed Medicare

Managed Medicare plans represent arrangements where a private company contracts with CMS to provide members with Medicare Part A, Part B and Part D benefits. Managed Medicare plans can be structured as health maintenance organizations, preferred provider organizations or private fee-for-service plans. The Medicare program allows beneficiaries to choose enrollment in certain managed Medicare care plans. The Medicare Improvement for Patients and Providers Act of 2008 reduced payments to managed Medicare plans. Additionally, the Health Reform Law reduces premium payments to managed Medicare plans over a three-year period such that CMS’ managed care per capita premium payments are, on average, equal to traditional Medicare. The CBO has estimated that, as a result of these changes, payments to plans will be reduced by $138 billion between 2010 and 2019, while CMS has estimated the reduction to be $145 billion. The Health Reform Law also expands RAC programs to include managed Medicare plans. This recent legislation combined with continued weakened economic conditions may result in decreased enrollment in such plans and may limit our ability to negotiate adequate rate increases with these providers for our hospital services.

Medicaid

Medicaid programs are funded jointly by the federal government and the states and are administered by states under approved plans. Most state Medicaid program payments are made under a prospective payment system or are based on negotiated payment levels with individual hospitals. Medicaid reimbursement is less than Medicare reimbursement for the same services and is often less than a hospital’s cost of services. Many states have recently reduced or are currently considering legislation to reduce the level of Medicaid funding (including upper payment limits) or program eligibility that could adversely affect future levels of Medicaid reimbursement received by our hospitals. As permitted by law, certain states in which we operate have adopted broad-based provider taxes to fund their Medicaid programs. Since states must operate with balanced budgets and since the Medicaid program is often the state’s largest program, states may consider further reductions in their Medicaid expenditures.

Disproportionate Share Payments

Certain states in which we operate provide DSH payments to hospitals that treat a disproportionately large number of low-income patients as part of their state Medicaid programs, similar to DSH payments received from Medicare. During the years ended June 30, 2009 and 2010, we recognized revenues of approximately $26.0 million and $29.1 million, respectively, related to Medicaid DSH reimbursement payments. These amounts do not include our revenues recognized from payments related to various Upper Payment Limit, Provider Tax Assessment and Community Benefit programs, which totaled $25.9 million and $35.6 million, respectively, during fiscal 2009 and 2010, since these programs are separate from DSH. These states continually assess the level of expenditures for disproportionate share reimbursement and may reduce these payments or restructure this portion of their Medicaid programs.

Impact of Health Reform Law on Medicaid Reimbursement

The Health Reform Law requires states to expand Medicaid coverage to all individuals under age 65 with incomes up to 133% of the federal poverty level by 2014, but such limit effectively increases to 138% with the “5% income disregard” provision. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek exemptions from this requirement to address eligibility standards that apply to adults making more than 133% of the federal poverty level.

The Health Reform Law increases federal funding for Medicaid Integrity Contractors (“MICS”), private contractors who perform post-payment audits of Medicaid claims to identify overpayments, for federal fiscal years 2011 and beyond. Through the Deficit Reduction Act of 2005, Congress expanded the federal government’s involvement in fighting fraud, waste and abuse in the Medicaid program. MICs are assigned to five geographic regions and have commenced audits in several of the states assigned to those regions. Throughout 2010, MIC audits will continue and expand to other states. The Health Reform Law also expanded the scope of RAC programs to include Medicaid by requiring all states to enter into contracts with RACs by December 31, 2010. However, CMS has not yet announced when states must fully implement such programs.

The Health Reform Law will also reduce funding for the Medicaid DSH hospital program in federal fiscal years 2014 through 2020 by the following amounts: 2014—$500 million; 2015—$600 million; 2016—$600 million; 2017—$1.8 billion; 2018—$5 billion; 2019—$5.6 billion; and 2020—$4 billion. How such cuts are allocated among the states and how the states allocate these cuts among providers have yet to be determined.

The Health Reform Law also requires HHS to issue Medicaid regulations effective July 1, 2011 to prohibit federal payments to states for amounts expended for providing medical assistance for health care-acquired conditions. On February 17, 2011, CMS issued proposed rules designed to implement that provision of the Health Reform Law.

Managed Medicaid

Managed Medicaid programs represent arrangements where states contract with one or more entities for patient enrollment, care management and claims adjudication for enrollees in their state Medicaid programs. The states usually do not give up program responsibilities for financing, eligibility criteria and core benefit plan design. We generally contract directly with one of the designated entities, usually a managed care organization. The provisions of these programs are state-specific. Enrollment in managed Medicaid plans has increased in recent years, as state governments seek to control the cost of Medicaid programs. However, general economic conditions in the states in which we operate may require reductions in premium payments to these plans and may reduce reimbursement received from these plans.

Annual Cost Reports

All hospitals participating in the Medicare and Medicaid programs are required to meet specific financial reporting requirements. Federal and, where applicable, state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients. Moreover, annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. The audit process takes several years to reach the final determination of allowable amounts under the programs. Providers also have the right of appeal, and it is common to contest issues raised in audits of prior years’ reports.

Many prior year cost reports of our facilities are still open. If any of our facilities are found to have been in violation of federal or state laws relating to preparing and filing of Medicare or Medicaid cost reports, whether prior to or after our ownership of these facilities, we and our facilities could be subject to substantial monetary fines, civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. With the exception of the DMC acquisition, if an allegation is lodged against one of our facilities for a violation occurring during the time period before we acquired the facility, we may have indemnification rights against the seller of the facility to us. With the exception of the DMC acquisition, in our acquisitions, we have negotiated customary indemnification and hold harmless provisions for any damages we may incur in these areas. In the DMC acquisition, to the extent that we incur liability arising out of a violation or alleged violation by DMC prior to the closing of the DMC acquisition of certain stipulated healthcare laws, if payments exceed $25.0 million, we have the right to offset such excess payments against certain capital expenditure commitments.

Managed Care and Other Private Insurers

Managed care providers, including health maintenance organizations, preferred provider organizations, other private insurance companies and employers, are organizations that provide insurance coverage and a network of healthcare providers to members for a fixed monthly premium. To attract additional volume, most of our hospitals offer discounts from established charges or prospective payment systems to these large group purchasers of healthcare services. These discount programs often limit our ability to increase charges in response to increasing costs. However, as part of our business strategy, we have been able to renegotiate payment rates on many of our managed care contracts to improve our operating margin. While we generally received annual average payment rate increases of 4% to 8% from non-governmental managed care payers during fiscal year 2010, there can be no assurance that we will continue to receive increases in the future and that patient volumes from these payers will not be adversely affected by rate negotiations. These contracts often contain exclusions, carve-outs, performance criteria and other provisions and guidelines that require our constant focus and attention. Also, it is not clear what impact, if any, the increased obligations on managed care payers and other health plans imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases. Patients who are members of managed care plans are not required to pay us for their healthcare services except for coinsurance and deductible portions of their plan coverage calculated after managed care discounts have been applied. While the majority of our admissions and revenues are generated from patients covered by managed care plans, the percentage may decrease in the future due to increased Medicare utilization associated with the aging U.S. population. We experienced a 13,412 day decrease in managed care patient days during the year ended June 30, 2010 compared to the year ended June 30, 2009 or a decrease from 24.2% of total inpatient days for fiscal year 2009 to 22.6% for fiscal year 2010. Managed care patient days as a percentage of total patient days decreased to 21.4% during the six months ended December 31, 2010 compared to 22.8% during the six months ended December 31, 2009.

Self-Pay Patients

Self-pay patients are patients who do not qualify for government programs payments, such as Medicare and Medicaid, who do not qualify for charity care under our guidelines and who do not have some form of private insurance. These patients are responsible for their own medical bills. We also include in our self-pay accounts those unpaid coinsurance and deductible amounts for which payment has been received from the primary payer.

Effective for service dates on or after April 1, 2009, as a result of a state mandate, we implemented a new uninsured discount policy for those patients receiving services in our Illinois hospitals who had no insurance coverage and who did not otherwise qualify for charity care under our guidelines. Under this policy, we apply an uninsured discount (calculated as a standard percentage of gross charges) at the time of patient billing and include this discount as a reduction to patient service revenues. We implemented this policy in our Phoenix and San Antonio facilities effective July 1, 2009. These discounts were approximately $11.7 million, $215.7 million and $132.4 million for the years ended June 30, 2009 and 2010 and the six months ended December 31, 2010, respectively.

A significant portion of our self-pay patients are admitted through our hospitals’ emergency departments and often require high-acuity treatment. The Emergency Medical Treatment and Active Labor Act (“EMTALA”) requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the individual to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. High-acuity treatment is more costly to provide and, therefore, results in higher billings, which are the least collectible of all accounts. We believe self-pay patient volumes and revenues have been impacted during the last two years due to a combination of broad economic factors, including reductions in state Medicaid budgets, increasing numbers of individuals and employers who choose not to purchase insurance and an increased burden of coinsurance and deductibles to be made by patients instead of insurers.

Self-pay accounts pose significant collectability problems. At December 31, 2010, approximately 21.3% of our accounts receivable, prior to the allowance for doubtful accounts, contractual allowances and the charity care allowance, was comprised of self-pay accounts. The majority of our provision for doubtful accounts relates to self-pay patients. As of December 31, 2010, our combined allowances for doubtful accounts, uninsured discounts and charity care covered approximately 85.3% of our self-pay receivables. Until the Health Reform Law is implemented, we remain vulnerable to further increased self-pay utilization. We are taking multiple actions in an effort to mitigate the effect on us of the high number of uninsured patients and the related economic impact. These initiatives include conducting detailed reviews of intake procedures in hospitals facing the greatest pressures and applying these intake best practices to all of our hospitals. We developed hospital-specific reports detailing collection rates by type of patient to help the hospital management teams better identify areas of vulnerability and opportunities for improvement. Also, we completely redesigned our self-pay collection workflows, enhanced technology and improved staff training in an effort to increase collections.

The Health Reform Law requires health plans to reimburse hospitals for emergency services provided to enrollees without prior authorization and without regard to whether a participating provider contract is in place. Further, the Health Reform Law contains provisions that seek to decrease the number of uninsured individuals, including requirements, which do not become effective until 2014, for individuals to obtain, and employers to provide, insurance coverage. These mandates may reduce the financial impact of screening for and stabilizing emergency medical conditions. However, many factors are unknown regarding the impact of the Health Reform Law, including how many previously uninsured individuals will obtain coverage as a result of the new law or the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals. In addition, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment.

We do not pursue collection of amounts due from uninsured patients that qualify for charity care under our guidelines (currently those uninsured patients whose incomes are equal to or less than 200% of the current federal poverty guidelines set forth by the Department of Health and Human Services). We exclude charity care accounts from revenues when we determine that the account meets our charity care guidelines. We provide expanded discounts from billed charges and alternative payment structures for uninsured patients who do not qualify for charity care but meet certain other minimum income guidelines, primarily those uninsured patients with incomes between 200% and 500% of the federal poverty guidelines. During our fiscal years ended June 30, 2008, 2009 and 2010 and the six months ended December 31, 2010, we deducted $86.1 million, $91.8 million, $87.7 million and $42.8 million of charity care from gross charges, respectively.

Government Regulation and Other Factors

Overview

All participants in the healthcare industry are required to comply with extensive government regulation at the federal, state and local levels. In addition, these laws, rules and regulations are extremely complex and the healthcare industry has had the benefit of little or no regulatory or judicial interpretation of many of them. Although we believe we are in compliance in all material respects with such laws, rules and regulations, if a determination is made that we were in material violation of such laws, rules or regulations, our business, financial condition or results of operations could be materially adversely affected. If we fail to comply with applicable laws and regulations, we can be subject to criminal penalties and civil sanctions and our hospitals can lose their licenses and their ability to participate in the Medicare and Medicaid programs. President Obama issued an Executive Order on January 18, 2011, which requires every federal agency to conduct a systematic review of existing regulations and propose a plan to modify, streamline or repeal regulations that are no longer effective or overly burdensome. This Executive Order may result in revisions to health care regulations, the nature and impact of which cannot be predicted.

Licensing, Certification and Accreditation

Healthcare facility construction and operation is subject to federal, state and local regulations relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting and compliance with building codes and environmental protection laws. Our facilities also are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. We believe that all of our operating healthcare facilities are properly licensed under appropriate state healthcare laws.

All of our operating hospitals are certified under the Medicare program and are accredited by The Joint Commission (formerly, known as The Joint Commission on Accreditation of Healthcare Organizations), the effect of which is to permit the facilities to participate in the Medicare and Medicaid programs. If any facility loses its accreditation by The Joint Commission, or otherwise loses its certification under the Medicare program, then the facility will be unable to receive reimbursement from the Medicare and Medicaid programs. We intend to conduct our operations in compliance with current applicable federal, state, local and independent review body regulations and standards. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, we may need to make changes in our facilities, equipment, personnel and services.

Certificates of Need

In some states, the construction of new facilities, acquisition of existing facilities or addition of new beds or services may be subject to review by state regulatory agencies under a Certificate of Need program. Illinois and Massachusetts are the only states in which we currently operate that require approval under a Certificate of Need program. These laws generally require appropriate state agency determination of public need and approval prior to the addition of beds or services or other capital expenditures. Failure to obtain necessary state approval can result in the inability to expand facilities, add services, acquire a facility or change ownership. Further, violation of such laws may result in the imposition of civil sanctions or the revocation of a facility’s license.

Utilization Review

Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards and are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicaid patients be reviewed by quality improvement organizations that analyze the appropriateness of Medicare and Medicaid patient admissions and discharges, quality of care provided, validity of diagnosis related group classifications and appropriateness of cases of extraordinary length of stay or cost. Quality improvement organizations may deny payment for services provided, assess fines and recommend to HHS that a provider not in substantial compliance with the standards of the quality improvement organization be excluded from participation in the Medicare program. Most non-governmental managed care organizations also require utilization review.

There has been recent increased scrutiny of a hospital’s “Medicare Observation Rate” from outside auditors, government enforcement agencies and industry observers. The term “Medicare Observation Rate” is defined as total unique observation claims divided by the sum of total unique observation claims and total inpatient short-stay acute care hospital claims. A low rate may raise suspicions that a hospital is inappropriately admitting patients that could be cared for in an observation setting. On April 11, 2011, Tenet filed a complaint against CHS alleging that CHS admitted patients at a higher rate than was medically necessary, resulting in higher reimbursements than it should have received. As support for its allegation, Tenet cited CHS’ Medicare Observation Rate for CY 2009 of 5.11%, compared with a national average rate of 12.6% for the same period (as such national average was reported by Tenet in Exhibit 99.2 to its Current Report on Form 8-K dated April 11, 2011), and CHS’ use of its own internally-developed admission criteria. Tenet reported in said Form 8-K that its source for such national average was the Centers for Medicare & Medicaid Services’ Outpatient Standard Analytic Files (“SAFs”) for CYs 2006-2009 and the Inpatient Prospective Payment System SAFs for CYs 2006-2009. Our rate for CY 2009 was 10.8%, as compared to the national rate of 12.6%. In our affiliated hospitals, we use the independent, evidence-based clinical criteria developed by McKesson Corporation, commonly known as InterQual Criteria, to determine whether a patient qualifies for inpatient admission. We believe that our bases for inpatient admission are sound, but the industry may anticipate increased regulatory scrutiny of inpatient admission decisions and the Medicare Observation Rate in the future.

Federal Healthcare Program Statutes and Regulations

Participation in any federal healthcare program, such as the Medicare and Medicaid programs, is regulated heavily by statute and regulation. If a hospital provider fails to substantially comply with the numerous conditions of participation in the Medicare or Medicaid program or performs specific prohibited acts, the hospital’s participation in the Medicare program may be terminated or civil or criminal penalties may be imposed upon it under provisions of the Social Security Act and other statutes.

Anti-Kickback Statute

A section of the Social Security Act known as the federal Anti-Kickback Statute prohibits providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent of generating referrals or orders for services or items covered by a federal healthcare program. Courts have interpreted this statute broadly and held that there is a violation of the Anti-Kickback Statute if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes regardless of knowledge of the Anti-Kickback Statute or intent to violate the Anti-Kickback Statute to be found guilty of a violation. Furthermore, the Health Reform Law provides that knowledge of the law or the intent to violate the law is not required. Violation of this statute is a felony, including criminal penalties of imprisonment or criminal fines up to $25,000 for each violation, but it also includes civil money penalties of up to $50,000 per violation, damages up to three times the total amount of the improper payment to the referral source and exclusion from participation in Medicare, Medicaid or other federal healthcare programs. The Health Reform Law provides that submission of a claim for services or items generated in violation of the Anti-Kickback Statute constitutes a false or fraudulent claim and may be subject to additional penalties under the federal False Claims Act.

The Office of the Inspector General of the U.S. Department of Health and Human Services (the “OIG”) has published final safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute. Currently there are safe harbors for various activities, including the following: investment interests, space rental, equipment rental, practitioner recruitment, personal services and management contracts, sale of practice, referral services, warranties, discounts, employees, group purchasing organizations, waiver of beneficiary coinsurance and deductible amounts, managed care arrangements, obstetrical malpractice insurance subsidies, investments in group practices, ambulatory surgery centers and referral agreements for specialty services.

The fact that conduct or a business arrangement does not fall within a safe harbor does not automatically render the conduct or business arrangement illegal under the Anti-Kickback Statute. The conduct or business arrangement, however, does increase the risk of scrutiny by government enforcement authorities. We may be less willing than some of our competitors to take actions or enter into business arrangements that do not clearly satisfy the safe harbors. As a result, this unwillingness may put us at a competitive disadvantage.

The OIG, among other regulatory agencies, is responsible for identifying and eliminating fraud, abuse and waste. The OIG carries out this mission through a nationwide program of audits, investigations and inspections. In order to provide guidance to healthcare providers, the OIG has from time to time issued “fraud alerts” that, although they do not have the force of law, identify features of a transaction that may indicate that the transaction could violate the Anti-Kickback Statute or other federal healthcare laws. The OIG has identified several incentive arrangements as potential violations, including:

•	payment of any incentive by the hospital when a physician refers a patient to the hospital;

•	use of free or significantly discounted office space or equipment for physicians in facilities usually located close to the hospital;

•	provision of free or significantly discounted billing, nursing or other staff services;

•	free training for a physician’s office staff, including management and laboratory techniques;

•	guarantees that provide that, if the physician’s income fails to reach a predetermined level, the hospital will pay any portion of the remainder;

•	low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients to the hospital;

•	payment of the costs of a physician’s travel and expenses for conferences or a physician’s continuing education courses;

•	coverage on the hospital’s group health insurance plans at an inappropriately low cost to the physician;

•	rental of space in physician offices, at other than fair market value terms, by persons or entities to which physicians refer;

•	payment of services which require few, if any, substantive duties by the physician, or payment for services in excess of the fair market value of the services rendered; or

•	“gain sharing,” the practice of giving physicians a share of any reduction in a hospital’s costs for patient care attributable in part to the physician’s efforts.

The OIG has encouraged persons having information about hospitals who offer the above types of incentives to physicians to report such information to the OIG. The OIG also issues “Special Advisory Bulletins” as a means of providing guidance to healthcare providers. These bulletins, along with other “fraud alerts,” have focused on certain arrangements between physicians and providers that could be subject to heightened scrutiny by government enforcement authorities, including, “suspect” joint ventures where physicians may become investors with the provider in a newly formed joint venture entity where the investors refer their patients to this new entity, and are paid by the entity in the form of “profit distributions.” These subject joint ventures may be intended not so much to raise investment capital legitimately to start a business, but to lock up a stream of referrals from the physician investors and to compensate them indirectly for these referrals. Because physician investors can benefit financially from their referrals, unnecessary procedures and tests may be ordered or performed, resulting in unnecessary Medicare expenditures.

Similarly, in a Special Advisory Bulletin issued in April 2003, the OIG focused on “questionable” contractual arrangements where a healthcare provider in one line of business (the “Owner”) expands into a related healthcare business by contracting with an existing provider of a related item or service (the “Manager/Supplier”) to provide the new item or service to the Owner’s existing patient population, including federal healthcare program patients (so called “suspect Contractual Joint Ventures”). The Manager/Supplier not only manages the new line of business, but may also supply it with inventory, employees, space, billing, and other services. In other words, the Owner contracts out substantially the entire operation of the related line of business to the Manager/Supplier—otherwise a potential competitor—receiving in return the profits of the business as remuneration for its federal program referrals. The Bulletin lists the following features of these “questionable” contractual relationships. First, the Owner expands into a related line of business, which is dependent on referrals from, or other business generated by, the Owner’s existing business. Second, the Owner neither operates the new business itself nor commits substantial financial, capital or human resources to the venture. Instead, it contracts out substantially all the operations of the new business. The Manager/Supplier typically agrees to provide not only management services, but also a range of other services, such as the inventory necessary to run the business, office and healthcare personnel, billing support, and space. Third, the Manager/Supplier is an established provider of the same services as the Owner’s new line of business. In other words, absent the contractual arrangement, the Manager/Supplier would be a competitor of the new line of business, providing items and services in its own right, billing insurers and patients in its own name, and collecting reimbursement. Fourth, the Owner and the Manager/Supplier share in the economic benefit of the Owner’s new business. The Manager/Supplier takes its share in the form of payments under the various contracts with the Owner; the Owner receives its share in the form of the residual profit from the new business. Fifth, aggregate payments to the Manager/Supplier typically vary with the value or volume of business generated for the new business by the Owner. We monitor carefully our contracts with other healthcare providers and attempt to not allow our facilities to enter into these suspect Contractual Joint Ventures.

In addition to issuing fraud alerts and Special Advisory Bulletins, the OIG from time to time issues compliance program guidance for certain types of healthcare providers. In January 2005, the OIG published a Supplemental Compliance Guidance for Hospitals, supplementing its 1998 guidance for the hospital industry. In the supplemental guidance, the OIG identifies a number of risk areas under federal fraud and abuse statutes and regulations. These areas of risk include compensation arrangements with physicians, recruitment arrangements with physicians and joint venture relationships with physicians. In addition, the Health Reform Law includes provisions that would revise the scienter requirements such that a person need not have actual knowledge of the Anti-Kickback Statute or intent to violate the Anti-Kickback Statute to be found guilty of a violation.

We have a variety of financial relationships with physicians who refer patients to our hospitals. As of June 30, 2010, physicians owned interests in two of our free-standing surgery centers in California and seven of our diagnostic imaging centers in Texas. We may sell ownership interests in certain other of our facilities to physicians and other qualified investors in the future. We also have contracts with physicians providing for a variety of financial arrangements, including employment contracts, leases and professional service agreements. We have provided financial incentives to recruit physicians to relocate to communities served by our hospitals, including income and collection guarantees and reimbursement of relocation costs, and will continue to provide recruitment packages in the future. Although we have established policies and procedures to ensure that our arrangements with physicians comply with current law and applicable regulations, we cannot assure you that regulatory authorities that enforce these laws will not determine that some of these arrangements violate the Anti-Kickback Statute or other applicable laws. An adverse determination could subject us to liabilities under the Social Security Act, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other federal healthcare programs, any of which could have a material adverse effect in our business, financial condition or results of operations.

Other Fraud and Abuse Provisions

The Social Security Act also imposes criminal and civil penalties for submitting false claims to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered, misrepresenting actual services rendered in order to obtain higher reimbursement and cost report fraud. Like the Anti-Kickback Statute, these provisions are very broad. Further, the Social Security Act contains civil penalties for conduct including improper coding and billing for unnecessary goods and services. Under the Health Reform Law, civil penalties may be imposed for the failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. To avoid liability, providers must, among other things, carefully and accurately code claims for reimbursement, promptly return overpayments and accurately prepare cost reports.

HIPAA broadened the scope of the fraud and abuse laws by adding several criminal provisions for healthcare fraud offenses that apply to all health benefit programs. This Act also created new enforcement mechanisms to combat fraud and abuse, including the Medicaid Integrity Program and an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. In addition, federal enforcement officials now have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed healthcare fraud. Additionally, this Act establishes a violation for the payment of inducements to Medicare or Medicaid beneficiaries in order to influence those beneficiaries to order or receive services from a particular provider or practitioner.

Some of these provisions, including the federal Civil Monetary Penalty Law, require a lower burden of proof than other fraud and abuse laws, including the Anti-Kickback Statute. Civil monetary penalties that may be imposed under the federal Civil Monetary Penalty Law range from $10,000 to $50,000 per act, and in some cases may result in penalties of up to three times the remuneration offered, paid, solicited or received. In addition, a violator may be subject to exclusion from federal and state healthcare programs. Federal and state governments increasingly use the federal Civil Monetary Penalty Law, especially where they believe they cannot meet the higher burden of proof requirements under the Anti-Kickback Statute.

The Stark Law

The Social Security Act also includes a provision commonly known as the “Stark Law.” This law prohibits physicians from referring Medicare and (to an extent) Medicaid patients to entities with which they or any of their immediate family members have a financial relationship for the provision of certain designated health services that are reimbursable by Medicare or Medicaid, including inpatient and outpatient hospital services. The law also prohibits the entity from billing the Medicare program for any items or services that stem from a prohibited referral. Sanctions for violating the Stark Law include denial of payment, refunding amounts received for services provided pursuant to prohibited referrals, civil money penalties up to $15,000 per item or service improperly billed and exclusion from the federal healthcare programs. The statute also provides for a penalty of up to $100,000 for a circumvention scheme. There are a number of exceptions to the self-referral prohibition for many of the customary financial arrangements between physicians and providers, including employment contracts, leases, professional services agreements, non-cash gifts having an annual value of no more than $359 in calendar year 2011 and recruitment agreements. Unlike safe harbors under the Anti-Kickback Statute with which compliance is voluntary, an arrangement must comply with every requirement of a Stark Law exception or the arrangement is in violation of the Stark Law. Although there is an exception for a physician’s ownership interest in an entire hospital, the Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the new law effectively prevents the formation of physician-owned hospitals after December 31, 2010. While the new law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services. A March 31, 2011 decision by the U.S. District Court for the Eastern District Court of Texas upheld the constitutionality of this new law, but the time to file an appeal in this case has not yet expired.

CMS has issued three phases of final regulations implementing the Stark Law. Phases I and II became effective in January 2002 and July 2004, respectively, and Phase III became effective in December 2007. While these regulations help clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. In addition, in July 2007 CMS proposed far-reaching changes to the regulations implementing the Stark Law that would further restrict the types of arrangements that hospitals and physicians may enter, including additional restrictions on certain leases, percentage compensation arrangements and agreements under which a hospital purchases services under arrangements. On July 31, 2008, CMS issued a final rule which, in part, finalized and responded to public comments regarding some of its July 2007 proposed major changes to the Stark Law regulations. The most far-reaching of the changes made in this final July 2008 rule effectively prohibit, as of a delayed effective date of October 1, 2009, many “under arrangements” ventures between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician and unit-of-service-based or “per click” compensation and percentage-based compensation in office space and equipment leases between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician. We examined all of our “under arrangement” ventures and space and equipment leases with physicians to identify those arrangements which would have failed to conform to these new Stark regulations as of October 1, 2009, and we restructured or terminated all such non-conforming arrangements so identified prior to October 1, 2009.

Because the Stark Law and its implementing regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of this law and its regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure that every relationship complies fully with the Stark Law. In addition, in the July 2008 final Stark rule CMS indicated that it will continue to enact further regulations tightening aspects of the Stark Law that it perceives allow for Medicare program abuse, especially those regulations that still permit physicians to profit from their referrals of ancillary services. There can be no assurance that the arrangements entered into by us and our facilities with physicians will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.

Similar State Laws, etc.

Many of the states in which we operate also have adopted laws that prohibit payments to physicians in exchange for referrals similar to the federal Anti-Kickback Statute or that otherwise prohibit fraud and abuse activities. Many states also have passed self-referral legislation, similar to the Stark Law, prohibiting the referral of patients to entities with which the physician has a financial relationship. Often these state laws are broad in scope and they may apply regardless of the source of payment for care. These statutes typically provide criminal and civil penalties, as well as loss of licensure. Little precedent exists for the interpretation or enforcement of these state laws.

Certain Implications of these Fraud and Abuse Laws or New Laws

Our operations could be adversely affected by the failure of our arrangements to comply with the Anti-Kickback Statute, the Stark Law, billing laws and regulations, current state laws or other legislation or regulations in these areas adopted in the future. We are unable to predict whether other legislation or regulations at the federal or state level in any of these areas will be adopted, what form such legislation or regulations may take or how they may impact our operations. We are continuing to enter into new financial arrangements with physicians and other providers in a manner structured to comply in all material respects with these laws. We cannot assure you, however, that governmental officials responsible for enforcing these laws will not assert that we are in violation of them or that such statutes or regulations ultimately will be interpreted by the courts in a manner consistent with our interpretation.

The Federal False Claims Act and Similar Laws

Another trend affecting the healthcare industry today is the increased use of the federal False Claims Act, and, in particular, actions being brought by individuals on the government’s behalf under the False Claims Act’s “qui tam” or whistleblower provisions. Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. If the government intervenes in the action and prevails, the party filing the initial complaint may share in any settlement or judgment. If the government does not intervene in the action, the whistleblower plaintiff may pursue the action independently, and may receive a larger share of any settlement or judgment. When a private party brings a qui tam action under the False Claims Act, the defendant generally will not be made aware of the lawsuit until the government makes a determination whether it will intervene.

The Health Reform Law significantly increased the rights of whistleblowers to bring False Claims Act actions by materially narrowing the so-called “public disclosure” bar to their False Claims Act actions. Until the Health Reform Law was enacted, a whistleblower was not entitled to pursue publicly disclosed claims unless he or she was a direct and independent source of the information on which his or her allegations of misconduct were based. Under new Health Reform Law provisions:

•	It will now be enough that the whistleblower has independent knowledge that materially adds to publicly disclosed allegations.

•	Furthermore, the Health Reform Law limits the type of activity that counts as a “public disclosure” to disclosures made in a federal setting; disclosure in state reports or state proceedings will no longer qualify.

•	Even if all requirements are met to bar a whistleblower’s suit, the Health Reform Law permits the Department of Justice to oppose a defendant’s motion to dismiss on public disclosure bar grounds, at its discretion so that the whistleblower can proceed with his or her complaint.

When a defendant is determined by a court of law to be liable under the False Claims Act, the defendant must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 to $11,000 for each separate false claim. Settlements entered into prior to litigation usually involve a less severe calculation of damages. There are many potential bases for liability under the False Claims Act. Typically, each fraudulent bill submitted by a provider is considered a separate false claim, and thus the penalties under the False Claims Act may be substantial. Liability arises when an entity knowingly submits a false claim for reimbursement to the federal government or, since May 2009, when an entity knowingly or improperly retains an overpayment that it has an obligation to refund. The False Claims Act defines the term “knowingly” broadly. Thus, simple negligence will not give rise to liability under the False Claim Act, but submitting a claim with reckless disregard to its truth or falsity can constitute “knowingly” submitting a false claim and result in liability. The Fraud Enforcement and Recovery Act of 2009 expanded the scope of the False Claims Act by, among other things, creating liability for knowingly and improperly avoiding repayment of an overpayment received from the government and broadening protections for whistleblowers. Under the Health Reform Law, the False Claims Act is implicated by the knowing failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. Further, the Health Reform Law expands the scope of the False Claims Act to cover payments in connection with the new health insurance exchanges to be created by the Health Reform Law, if those payments include any federal funds.

In some cases, whistleblowers or the federal government have taken the position that providers who allegedly have violated other statutes and have submitted claims to a governmental payer during the time period they allegedly violated these other statutes, have thereby submitted false claims under the False Claims Act. Such other statutes include the Anti-Kickback Statute and the Stark Law. Courts have held that violations of these statutes can properly form the basis of a False Claims Act case. The Health Reform Law clarifies this issue with respect to the Anti-Kickback Statute by providing that submission of claims for services or items generated in violation of the Anti-Kickback Statute constitutes a false or fraudulent claim under the False Claims Act.

A number of states, including states in which we operate, have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit in state court. From time to time, companies in the healthcare industry, including ours, may be subject to actions under the False Claims Act or similar state laws.

Provisions in the DRA that went into effect on January 1, 2007 give states significant financial incentives to enact false claims laws modeled on the federal False Claims Act. Additionally, the DRA requires every entity that receives annual payments of at least $5 million from a state Medicaid plan to establish written policies for its employees that provide detailed information about federal and state false claims statutes and the whistleblower protections that exist under those laws. Both provisions of the DRA are expected to result in increased false claims litigation against healthcare providers. We have complied with the written policy requirements.

Corporate Practice of Medicine and Fee Splitting

The states in which we operate have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician’s license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague and seldom have been interpreted by the courts or regulatory agencies. Although we exercise care to structure our arrangements with healthcare providers to comply with the relevant state law, and believe these arrangements comply with applicable laws in all material respects, we cannot assure you that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

The Health Insurance Portability and Accountability Act of 1996

The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. HHS has issued regulations implementing the HIPAA Administrative Simplification Provisions and compliance with these regulations is mandatory for our facilities. In January 2009, CMS published a final rule regarding updated standard code sets for certain diagnoses and procedures known as ICD-10 code sets and related changes to the formats used for certain electronic transactions. While use of the ICD-10 code sets is not mandatory until October 1, 2013, we will be modifying our payment systems and processes to prepare for the implementation. In addition, HIPAA requires that each provider use a National Provider Identifier. While use of the ICD-10 code sets will require significant administrative changes, we believe that the cost of compliance with these regulations has not had and is not expected to have a material, adverse effect on our cash flows, financial position or results of operations. The Health Reform Law requires HHS to adopt standards for additional electronic transactions and to establish operating rules to promote uniformity in the implementation of each standardized electronic transaction.

The privacy and security regulations promulgated pursuant to HIPAA extensively regulate the use and disclosure of individually identifiable health information and require covered entities, including our hospitals and health plans, to implement administrative, physical and technical safeguards to protect the security of such information. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”)—one part of ARRA—broadened the scope of the HIPAA privacy and security regulations. On October 30, 2009, HHS issued an Interim Final Rule implementing amendments to the enforcement regulations under HIPAA and on July 14, 2010, HHS issued a Proposed Rule containing modifications to privacy standards, security standards and enforcement actions. In addition, HHS is currently in the process of finalizing regulations addressing security breach notification requirements. HHS initially released an Interim Final Rule for breach notification requirements on August 24, 2009. HHS then drafted a Final Rule which was submitted to OMB but subsequently withdrawn by HHS on July 29, 2010. Currently, the Interim Final Rule remains in effect but the withdrawal suggests that when HHS issues the Final Rule, which it has indicated it intends to do in the next several months, the requirements for how covered entities should respond in the event of a potential security breach involving protected health information are likely to be more onerous than those contained in the Interim Final Rule.

Violations of the HIPAA privacy and security regulations may result in civil and criminal penalties, and the HITECH Act has strengthened the enforcement provisions of HIPAA, which may result in increased enforcement activity. For violations occurring on or after February 18, 2009, entities are subject to tiered ranges for civil money penalty amounts based upon the increasing levels of culpability associated with violations. Under the October 30, 2009, Interim Final Rule, the range of minimum penalty amounts for each offense increases from up to $100 to $100 to $50,000 (for violations due to willful neglect and not corrected during the 30-day period beginning on the first date the entity knew, or, by exercising reasonable diligence, would have known that the violation occurred). Similarly, the penalty amount available in a calendar year for identical violations is substantially increased from $25,000 to $1,500,000. In one recent enforcement action, HHS imposed a $4,300,000 civil monetary penalty against a covered entity for violations of the privacy rule related to patient access to health records. In another action, the covered entities that were the subject of an investigation by HHS paid a settlement of $1,000,000 and agreed to be bound by a resolution agreement and corrective action plan. In addition, the ARRA authorizes state attorney generals to bring civil actions seeking either injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. Additionally, ARRA broadens the applicability of the criminal penalty provisions to employees of covered entities and requires HHS to impose penalties for violations resulting from willful neglect. Further, under ARRA, HHS is now required to conduct periodic compliance audits of covered entities and their business associates.

The HITECH Act and the HHS Rules described above provide a framework for security breach notification requirements to individuals affected by a breach and, in some cases, to HHS or to prominent media outlets. Specifically, the statute and Rules require covered entities to report breaches of unsecured protected health information to affected individuals without unreasonable delay but not to exceed 60 days of discovery of the breach by a covered entity or its agents. Notification must also be made to HHS and, in certain situations involving large breaches, to the media. HHS is required to publish on its website a list of all covered entities that report a breach involving more than 500 individuals. This reporting obligation applies broadly to breaches involving unsecured protected health information and became effective September 23, 2009. In addition, the HITECH Act extends the application of certain provisions of the security and privacy regulations to business associates (entities that handle identifiable health information on behalf of covered entities) and subjects business associates to civil and criminal penalties for violation of the regulations beginning February 17, 2010. In addition, HHS is currently in the process of finalizing regulations addressing security breach notification requirements. HHS initially released an Interim Final Rule for breach notification requirements on August 24, 2009. HHS then drafted a Final Rule which was submitted to OMB but subsequently withdrawn by HHS on July 29, 2010. Currently, the Interim Final Rule remains in effect but the withdrawal suggests that when HHS issues the Final Rule, which it has indicated it intends to do in the next several months, the requirements for how covered entities should respond in the event of a potential security breach involving protected health information are likely to be more onerous than those contained in the Interim Final Rule.

In addition, we remain subject to any state laws that relate to privacy or the reporting of security breaches that are more restrictive than the regulations issued under HIPAA and the requirements of the ARRA. For example, various state laws and regulations may require us to notify affected individuals in the event of a data breach involving certain individually identifiable health or financial information. In addition, the Federal Trade Commission issued regulations that initially required health providers and health plans to implement by December 31, 2010 written identity theft prevention programs to detect, prevent, and mitigate identity theft in connection with certain accounts. However, on December 18, 2010, President Obama signed the Red Flag Program Clarification Act of 2010 (“Clarification Act”) which clarified the categories of individuals and entities that are “creditors” subject to the Federal Trade Commission’s Red Flags Rule. Pursuant to the Clarification Act creditors subject to the Red Flag Rule include entities or individuals that regularly and in the ordinary course of business: (1) obtain or use consumer reports, directly or indirectly, in connection with a credit transaction; (2) furnish information to consumer reporting agencies in connection with a credit transaction; or (3) advance funds to or on behalf of a person based on an obligation of the person to repay the funds. We are in the process of complying with these Red Flag Rules as they now apply to our hospitals and health plans.

Compliance with these standards has and will continue to require significant commitment and action by us and significant costs. We have appointed members of our management team to direct our compliance with these standards. Implementation has and will continue to require us to engage in extensive preparation and make significant expenditures. At this time we have appointed a corporate privacy officer and a privacy officer at each of our facilities, prepared privacy policies, trained our workforce on these policies and entered into business associate agreements with the appropriate vendors. However, failure by us or third parties on which we rely, including payers, to resolve HIPAA-related implementation or operational issues could have a material adverse effect on our results of operations and our ability to provide healthcare services. Consequently, we can give you no assurance that issues related to the full implementation of, or our operations under, HIPAA will not have a material adverse effect on our financial condition, results of operations or cash flows.

Conversion Legislation

Many states have enacted laws affecting the conversion or sale of not-for-profit hospitals. These laws generally include provisions relating to attorney general approval, advance notification and community involvement. In addition, attorneys general in states without specific conversion legislation may exercise authority over these transactions based upon existing law. In many states, there has been an increased interest in the oversight of not-for-profit conversions. The adoption of conversion legislation and the increased review of not-for-profit hospital conversions may increase the cost and difficulty or prevent the completion of transactions with or acquisitions of not-for-profit organizations in various states.

The Emergency Medical Treatment and Active Labor Act

The Federal Emergency Medical Treatment and Active Labor Act (“EMTALA”) was adopted by the U.S. Congress in response to reports of a widespread hospital emergency room practice of “patient dumping.” At the time of the enactment, patient dumping was considered to have occurred when a hospital capable of providing the needed care sent a patient to another facility or simply turned the patient away based on such patient’s inability to pay for his or her care. The law imposes requirements upon physicians, hospitals and other facilities that provide emergency medical services. Such requirements pertain to what care must be provided to anyone who comes to such facilities seeking care before they may be transferred to another facility or otherwise denied care. The government broadly interprets the law to cover situations in which patients do not actually present to a hospital’s emergency department, but present to a hospital-based clinic that treats emergency medical conditions on an urgent basis or are transported in a hospital-owned ambulance, subject to certain exceptions. EMTALA does not generally apply to patients admitted for inpatient services. Sanctions for violations of this statute include termination of a hospital’s Medicare provider agreement, exclusion of a physician from participation in Medicare and Medicaid programs and civil monetary penalties. In addition, the law creates private civil remedies that enable an individual who suffers personal harm as a direct result of a violation of the law, and a medical facility that suffers a financial loss as a direct result of another participating hospital’s violation of the law, to sue the offending hospital for damages and equitable relief. Although we believe that our practices are in substantial compliance with the law, we cannot assure you that governmental officials responsible for enforcing the law will not assert from time to time that our facilities are in violation of this statute.

Antitrust Laws

The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. These laws prohibit price fixing, agreements to fix wages, concerted refusal to deal, market monopolization, price discrimination, tying arrangements, acquisitions of competitors and other practices that have, or may have, an adverse effect on competition. Violations of federal or state antitrust laws can result in various sanctions, including criminal and civil penalties. Antitrust enforcement in the healthcare industry is currently a priority of the Federal Trade Commission. We believe we are in compliance with such federal and state laws, but there can be no assurance that a review of our practices by courts or regulatory authorities will not result in a determination that could adversely affect our operations.

Healthcare Reform

As enacted, the Health Reform Law will change how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid DSH payments, and the establishment of programs where reimbursement is tied to quality and integration. In addition, the new law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality and contains provisions intended to strengthen fraud and abuse enforcement. Twenty-nine states and various private groups have challenged the constitutionality of the Health Reform Law in federal courts and lower courts have issued conflicting rulings on the constitutionality of the Health Reform Law, including specifically, the requirement that individuals maintain health insurance or pay a penalty. The Courts of Appeal for the Fourth, Sixth and Eleventh Circuits granted expedited review of conflicting lower court rulings. All three cases are scheduled to be heard in the first half of 2011. The Eleventh Circuit will review a Florida district court case in which the lower court ruled that the unconstitutional sections could not be severed thus rendering the entire Health Reform Law unconstitutional. On February 17, 2011, government attorneys filed a motion asking the district court to clarify that, pending appeal, the ruling was not intended to have an injunctive impact on currently-effective sections of the Health Reform Law or to halt implementation of those provisions of the Health Reform Law about to take effect. In response to the government’s motion, on March 3, 2011, the Florida district court stayed its decision pending appeal and the Department of Justice, on April 1, 2011, filed an appeal seeking expedited review from the Eleventh Circuit. On February 8, 2011, Virginia Attorney General Kenneth Cuccinelli filed a petition seeking expedited U.S. Supreme Court review of a Virginia district court’s holding that the provision requiring individuals to maintain health insurance or pay a penalty is unconstitutional, but leaving the remainder of the Health Reform Law intact. The U.S. Supreme Court announced on April 25, 2011 that it had turned down the Virginia Attorney General’s request for expedited review at the U.S. Supreme Court level, so the appeal will remain for review in the U.S. Court of Appeals for the Fourth Circuit.

Expanded Coverage

Based on the Congressional Budget Office (“CBO”) and CMS estimates, by 2019, the Health Reform Law will expand coverage to 32 to 34 million additional individuals (resulting in coverage of an estimated 94% of the legal U.S. population). This increased coverage will occur through a combination of public program expansion and private sector health insurance and other reforms.

Medicaid Expansion.  The primary public program coverage expansion will occur through changes in Medicaid, and to a lesser extent, expansion of the Children’s Health Insurance Program (“CHIP”). The most significant changes will expand the categories of individuals eligible for Medicaid coverage and permit individuals with relatively higher incomes to qualify. The federal government reimburses the majority of a state’s Medicaid expenses, and it conditions its payment on the state meeting certain requirements. The federal government currently requires that states provide coverage for only limited categories of low-income adults under 65 years old (e.g., women who are pregnant, and the blind or disabled). In addition, the income level required for individuals and families to qualify for Medicaid varies widely from state to state. On December 27, 2010, HHS awarded $206 million in bonuses to states, including Illinois and Michigan, that met performance goals related to expanded enrollment of uninsured children in the Medicaid program.

The Health Reform Law materially changes the requirements for Medicaid eligibility. Commencing January 1, 2014, all state Medicaid programs are required to provide, and the federal government will subsidize, Medicaid coverage to virtually all adults under 65 years old with incomes at or under 133% of the Federal Poverty Level (“FPL”). This expansion will create a minimum Medicaid eligibility threshold that is uniform across states. Further, the Health Reform Law also requires states to apply a “5% income disregard” to the Medicaid eligibility standard, so that Medicaid eligibility will effectively be extended to those with incomes up to 138% of the FPL. These new eligibility requirements will expand Medicaid and CHIP coverage by an estimated 16 to 18 million persons nationwide. A disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements.

As Medicaid is a joint federal and state program, the federal government provides states with “matching funds” in a defined percentage, known as the federal medical assistance percentage (“FMAP”). Beginning in

2014, states will receive an enhanced FMAP for the individuals enrolled in Medicaid pursuant to the Health Reform Law. The FMAP percentage is as follows: 100% for calendar years 2014 through 2016; 95% for 2017; 94% in 2018; 93% in 2019; and 90% in 2020 and thereafter.

The Health Reform Law also provides that the federal government will subsidize states that create non-Medicaid plans for residents whose incomes are greater than 133% of the FPL but do not exceed 200% of the FPL. Approved state plans will be eligible to receive federal funding. The amount of that funding per individual will be equal to 95% of subsidies that would have been provided for that individual had he or she enrolled in a health plan offered through one of the Exchanges, as discussed below.

Historically, states often have attempted to reduce Medicaid spending by limiting benefits and tightening Medicaid eligibility requirements. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. States with budget deficits may, however, seek exemptions from this requirement, but only to address eligibility standards that apply to adults making more than 133% of the FPL.

Private Sector Expansion.  The expansion of health coverage through the private sector as a result of the Health Reform Law will occur through new requirements on health insurers, employers and individuals. Effective September 23, 2010, health insurers were prohibited from denying coverage to children based on a pre-existing condition and must allow dependent care coverage for children up to 26 years old. Effective January 1, 2011, each health plan was required to keep its annual non-medical costs lower than 15% of premium revenue in the large group market and lower than 20% in the small group and individual markets, or rebate its enrollees the amount spent in excess of the percentage. Commencing January 14, 2014, health insurance companies will be prohibited from imposing annual coverage limits, dropping coverage, excluding persons based upon pre-existing conditions or denying coverage for any individual who is willing to pay premiums for such coverage. Despite these required restrictions on how health plans operate, CMS has indicated a willingness to grant waivers of the provisions in certain circumstances. On March 8, 2011, CMS granted Maine a waiver of the medical loss ratio requirements after Maine argued that the requirement would destabilize its insurance market. In addition, CMS has granted over 1,000 waivers to health plans of the annual coverage limits for 2011.

Larger employers will be subject to new requirements and incentives to provide health insurance benefits to their full time employees. Effective January 1, 2014, employers with 50 or more employees that do not offer health insurance will be held subject to a penalty if an employee obtains coverage through an Exchange if the coverage is subsidized by the government. The employer penalties will range from $2,000 to $3,000 per employee, subject to certain thresholds and conditions.

As enacted, the Health Reform Law uses various means to induce individuals who do not have health insurance to obtain coverage. By January 1, 2014, individuals will be required to maintain health insurance for a minimum defined set of benefits or pay a tax penalty. The penalty in most cases is $95 in 2014, $325 in 2015, $695 in 2016, and indexed to a cost of living adjustment in subsequent years. The IRS, in consultation with HHS, is responsible for enforcing the tax penalty, although the Health Reform Law limits the availability of certain IRS enforcement mechanisms. In addition, for individuals and families below 400% of the FPL, the cost of obtaining health insurance will be subsidized by the federal government. Those with lower incomes will be eligible to receive greater subsidies. It is anticipated that those at the lowest income levels will have the majority of their premiums subsidized by the federal government, in some cases in excess of 95% of the premium amount.

To facilitate the purchase of health insurance by individuals and small employers, each state must establish an Exchange by January 1, 2014. Based on CBO and CMS estimates, between 29 and 31 million individuals will obtain their health insurance coverage through an Exchange by 2019. Of that amount, an estimated 16 million will be individuals who were previously uninsured, and 13 to 15 million will be individuals who switched from their prior insurance coverage to a plan obtained through the Exchange. The Health Reform Law requires that the Exchanges be designed to make the process of evaluating, comparing and acquiring coverage simple for consumers. For example, each state’s Exchange must maintain an internet website through which consumers may access health plan ratings that are assigned by the state based on quality and price, view governmental health program eligibility requirements and calculate the actual cost of health coverage. Health insurers participating in the Exchange must offer a set of minimum benefits to be defined by HHS and may offer more benefits. Health insurers must offer at least two, and up to five, levels of plans that vary by the percentage of medical expenses that must be paid by the enrollee. These levels are referred to as platinum, gold, silver, bronze and catastrophic plans, with gold and silver being the two mandatory levels of plans. Each level of plan must require the enrollee to share the following percentages of medical expenses up to the deductible/co-payment limit: platinum, 10%; gold, 20%; silver, 30%; bronze, 40%; and catastrophic, 100%. Health insurers may establish varying deductible/co-payment levels, up to the statutory maximum (estimated to be between $6,000 and $7,000 for an individual). The health insurers must cover 100% of the amount of medical expenses in excess of the deductible/co-payment limit. For example, an individual making 100% to 200% of the FPL will have co-payments and deductibles reduced to about one-third of the amount payable by those with the same plan with incomes at or above 400% of the FPL.

Public Program Spending

The Health Reform Law provides for Medicare, Medicaid and other federal healthcare program spending reductions between 2010 and 2019. The CBO estimates that these will include $156 billion in Medicare fee-for-service market basket and productivity reimbursement reductions for all providers, the majority of which will come from hospitals; CMS sets this estimate at $233 billion. The CBO estimates also include an additional $36 billion in reductions of Medicare and Medicaid disproportionate share funding ($22 billion for Medicare and $14 billion for Medicaid). CMS estimates include an additional $64 billion in reductions of Medicare and Medicaid DSH funding, with $50 billion of the reductions coming from Medicare.

Payments for Hospitals

Inpatient Market Basket and Productivity Adjustment.  Under the Medicare program, hospitals receive reimbursement under a PPS for general, acute care hospital inpatient services. CMS establishes fixed PPS payment amounts per inpatient discharge based on the patient’s assigned MS-DRG. These MS-DRG rates are updated each federal fiscal year, which begins October 1, using the market basket, which takes into account inflation experienced by hospitals and other entities outside the healthcare industry in purchasing goods and services.

The Health Reform Law provides for three types of annual reductions in the market basket. The first is a general reduction of a specified percentage each federal fiscal year which started in 2010 and extends through 2019. These reductions are as follows: federal fiscal year 2011 (0.25%); 2012 (0.1%); 2013 (0.1%); 2014 (0.3%); 2015 (0.2%); 2016 (0.2%); 2017 (0.75%); 2018 (0.75%); and 2019 (0.75%).

The second type of reduction to the market basket is a “productivity adjustment” that will be implemented by HHS beginning in federal fiscal year 2012. The amount of that reduction will be the projected nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the Bureau of Labor Statistics (“BLS”) 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for HHS to use in projecting the productivity figure. Based upon the latest available data, federal fiscal year 2012 market basket reductions resulting from this productivity adjustment are likely to range from 1% to 1.4%.

The third type of reduction is in connection with the value-based purchasing program discussed in more detail below. Beginning in federal fiscal year 2013, CMS will reduce the inpatient PPS payment amount for all discharges by the following: 1% for 2013; 1.25% for 2014; 1.5% for 2015; 1.75% for 2016; and 2% for 2017 and subsequent years. For each federal fiscal year, the total amount collected from these reductions will be pooled and used to fund payments to hospitals that satisfy certain quality metrics. While some or all of these reductions may be recovered if a hospital satisfies these quality metrics, the recovery amounts may be delayed.

If the aggregate of the three market basket reductions described above is more than the annual market basket adjustments made to account for inflation, there will be a reduction in the MS-DRG rates paid to hospitals. For example, if market basket increases to account for inflation would result in a 2% market basket update and the aggregate reduction due to the Health Reform Law and the documentation and coding adjustment would result in a 3% reduction, then the rates paid to a hospital for inpatient services would be 1% less than rates paid for the same services in the prior year.

Quality-Based Payment Adjustments and Reductions for Inpatient Services.  The Health Reform Law establishes or expands three provisions to promote value-based purchasing and to link payments to quality and efficiency. First, in federal fiscal year 2013, HHS is directed to implement a value-based purchasing program for inpatient hospital services. According to the proposed rule issued by CMS and published in the January 13, 2011 Federal Register, CMS will evaluate each hospital’s performance during an identified performance period (proposed as July 1, 2011 through March 31, 2012) based on achievement or improvement relative to performance standards established for the program. Those hospitals that achieve certain performance standards or improve their performance measured against a baseline period will receive incentive payments for discharges occurring on or after October 1, 2012. For fiscal year 2013 CMS proposes to use 17 clinical process of care measures as well as 8 measures from the Hospital Consumer Assessment of Healthcare Providers and Systems survey. For fiscal year 2014, CMS proposes to add 3 mortality outcome measures, 8 HAC measures and 9 Agency for Healthcare Research and Quality measures. Incentive payments will be funded using a pool of dollars created by the annual reductions in market basket increases described above. Because the Health Reform Law provides that the pool will be fully distributed, hospitals that meet or exceed the quality performance standards set by HHS will receive greater reimbursement under the value-based purchasing program than they would have otherwise. On the other hand, hospitals that do not achieve the necessary quality performance will receive reduced Medicare inpatient hospital payments.

Second, beginning in federal fiscal year 2013, inpatient payments will be reduced if a hospital experiences “excessive readmissions” within a 30-day period of discharge for heart attack, heart failure, pneumonia or other conditions designated by HHS. Hospitals with what HHS defines as “excessive readmissions” for these conditions will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard. Each hospital’s performance will be publicly reported by HHS. HHS has the discretion to determine what “excessive readmissions” means, the amount of the payment reduction and other terms and conditions of this program. CMS has estimated that annual savings from the prevention of unnecessary readmissions could be as much as $17.4 billion.

Third, reimbursement will be reduced based on a facility’s hospital acquired condition, or HAC, rates. HACs represent a condition that is acquired by a patient while admitted as an inpatient in a hospital, such as a surgical site infection. Beginning in federal fiscal year 2015, hospitals that rank in the top 25% nationally of HACs for all hospitals in the previous year will receive a 1% reduction in their total Medicare payments. In addition, effective July 1, 2011, the Health Reform Law prohibits the use of federal funds under the Medicaid program to reimburse providers for medical services provided to treat HACs.

Outpatient Market Basket and Productivity Adjustment.  Hospital outpatient services paid under PPS are classified into APCs. The APC payment rates are updated each calendar year based on the market basket. The first two market basket changes outlined above—the general reduction and the productivity adjustment—apply to outpatient services as well as inpatient services, although these are applied on a calendar year basis. The percentage changes specified in the Health Reform Law summarized above as the general reduction for inpatients—e.g., 0.2% in 2015—are the same for outpatients.

Medicare and Medicaid Disproportionate Share Hospital Payments.  The Medicare DSH program provides for additional payments to hospitals that treat a disproportionate share of low-income patients. Under the Health Reform Law, beginning in federal fiscal year 2014, Medicare DSH payments will be reduced to 25% of the amount they otherwise would have been absent the new law. The remaining 75% of the amount that would otherwise be paid under Medicare DSH will be effectively pooled, and this pool will be reduced further each year by a formula that reflects reductions in the national level of uninsured who are under 65 years of age. In other words, the greater the level of coverage for the uninsured nationally, the more the Medicare DSH payment pool will be reduced. Each hospital will then be paid, out of the reduced DSH payment pool, an amount allocated based upon its level of uncompensated care.

It is difficult to predict the full impact of the Medicare DSH reductions, and CBO and CMS estimates differ by $38 billion. The Health Reform Law does not mandate what data source HHS must use to determine the reduction, if any, in the uninsured population nationally. In addition, the Health Reform Law does not contain a definition of “uncompensated care.” As a result, it is unclear how a hospital’s share of the Medicare DSH payment pool will be calculated. CMS could use the definition of “uncompensated care” used in connection with hospital cost reports.

However, in July 2009, CMS proposed material revisions to the definition of “uncompensated care” used for cost report purposes. Those revisions would exclude certain significant costs that had historically been covered, such as unreimbursed costs of Medicaid services. CMS has not issued a final rule, and the Health Reform Law does not require HHS to use this definition, even if finalized, for DSH purposes. How CMS ultimately defines “uncompensated care” for purposes of these DSH funding provisions could have a material effect on a hospital’s Medicare DSH reimbursements.

In addition to Medicare DSH funding, hospitals that provide care to a disproportionately high number of low-income patients may receive Medicaid DSH payments. The federal government distributes federal Medicaid DSH funds to each state based on a statutory formula. The states then distribute the DSH funding among qualifying hospitals. Although Federal Medicaid law defines some level of hospitals that must receive Medicaid DSH funding, states have broad discretion to define additional hospitals that also may qualify for Medicaid DSH payments and the amount of such payments. The Health Reform Law will reduce funding for the Medicaid DSH hospital program in federal fiscal years 2014 through 2020 by the following amounts: 2014 ($500 million); 2015 ($600 million); 2016 ($600 million); 2017 ($1.8 billion); 2018 ($5 billion); 2019 ($5.6 billion); and 2020 ($4 billion). How such cuts are allocated among the states, and how the states allocate these cuts among providers, have yet to be determined.

Accountable Care Organizations.  The Health Reform Law requires HHS to establish a Medicare Shared Savings Program that promotes accountability and coordination of care through the creation of Accountable Care Organizations (“ACOs”). On March 31, 2011, CMS released proposed regulations regarding the formation of ACOs. Under the proposed rule, providers eligible to form an ACO include any combination of “ACO professionals” (physicians and mid-level providers) in group practices, networks of ACO professionals, partnerships and joint ventures between hospitals and ACO professionals, hospitals employing ACO professionals and Critical Access Hospitals billing under Method II. Each ACO would be required to establish a legal entity with its own tax identification number that is duly qualified to transact business is each applicable state, which can receive and distribute any shared savings bonuses, repay shared losses for which the ACO may be responsible, collect and report data, and ensure provider compliance with program standards. An integrated provider (e.g., a hospital with employed physicians) could use its existing entity for this purpose as long as it meets CMS’ criteria; however, a new, separate legal entity would need to be established if that provider wishes to partner with any independent provider. CMS proposes to require that the governing body of the ACO include proportional representation of and control by each ACO participant, that ACO participants comprise at least 75% of the governing body and that the governing body include representation from Medicare beneficiaries.

The Health Reform Law requires that each ACO have a minimum of 5,000 assigned Medicare fee-for-service beneficiaries. CMS intends to retroactively assign beneficiaries to ACOs based on the primary care physician (“PCP”) from whom each beneficiary receives a plurality of his or her primary care. CMS would require an ACO to enter into a three-year agreement, with the first agreements beginning January 1, 2012.

ACOs would have the option to choose between two risk models. Under the first track, ACOs would be eligible to receive shared savings in all three years of the agreement, but in the final year would also be obligated to repay shared losses that exceed 2% of the annual expenditure benchmark established by CMS for each ACO, subject to a cap on losses equal to 5% of the expenditure bench for that year. An ACO following this “hybrid risk” track would be eligible to receive up to 52.5% of shared savings, up to a cap equal to 7.5% of the expenditure benchmark during the first two years and 10% of the expenditure benchmark in the third year. ACOs that select the second track would be at risk for shared losses in all three years but would be eligible to receive a higher percentage of shared savings than ACOs in the hybrid risk model. ACOs in the “two-sided model” would be eligible to receive up to 65% of their shared savings, up to a cap equal to 10% of the expenditure benchmark. However, these ACOs would also be liable for shared losses if expenditures exceed the benchmark by more than 2%, with such losses capped at 5% of the expenditure benchmark during the first year, 7.5% in the second year and 10% in the third year.

In order to receive shared savings, ACOs would be responsible for meeting 65 separate quality and performance measures grouped into five domains. CMS could terminate an ACO’s contract for failure to meet quality performance standards, although CMS proposes to provide a warning and one-year cure period to ACOs that fail to meet minimum quality levels in only one domain. ACOs would also be monitored and potentially subject to termination for avoidance of at-risk patients.

CMS plans to set a spending benchmark for each ACO based on spending data related to each beneficiary that could be assigned to the ACO for the three years prior to the year in which the ACO agreement begins. ACOs participating in the two-sided model would be eligible to receive shared savings from dollar one if the actual expenditures for their assigned populations are at least 2% less than the benchmark expenditures. Those ACOs participating in the hybrid risk model would be eligible to share in any savings that are 2% below the benchmark, but only if the ACO achieves a minimum savings rate that would vary between 2% and 3.9% of the benchmark threshold, depending on the size of an ACO’s assigned population. Under both tracks, CMS would withhold 25% of an ACO’s shared savings bonuses to cover potential repayment obligations.

CMS recognizes that there are additional Federal laws and regulations implicated by the formation and operation of an ACO. Therefore, it has partnered with other Federal agencies to issue joint guidance and proposed rules related to the formation and operation of ACOs. If an ACO involves two or more ACO participants with more than 50 percent market share for a common service in each participant’s Primary Service Area (“PSA”), the ACO would be required to obtain a letter from the DOJ or FTC advising CMS that the ACO will not be subject to an antitrust challenge. ACOs that involve ACO participants with between 50 and 30 percent market share for a common service will be permitted to participate, but may request antitrust review in order to obtain further certainty regarding compliance with antitrust requirements. Those ACOs whose participants have less than 30 percent market share will be exempt from Federal antitrust challenge, absent extraordinary circumstances. The OIG and CMS released a Notice with a comment period regarding proposed waivers of Federal physician self-referral (“Stark”), anti-kickback and civil monetary penalty (gainsharing) laws and is seeking comments regarding the type of waivers that would be appropriate for ACOs.

CMS estimates that approximately 75-150 organizations will enter into ACO agreements with average start-up costs for each ACO of around $1.75 million dollars. Total bonus payments over the initial three-year contract period are expected to be approximately $800 million with total penalties paid to CMS of approximately $40 million.

Bundled Payment Pilot Programs.  The Health Reform Law requires HHS to establish a five-year, voluntary national bundled payment pilot program for Medicare services beginning no later than January 1, 2013. Under the program, providers would agree to receive one payment for services provided to Medicare patients for certain medical conditions or episodes of care. HHS will have the discretion to determine how the program will function. For example, HHS will determine what medical conditions will be included in the program and the amount of the payment for each condition. In addition, the Health Reform Law provides for a five-year bundled payment pilot program for Medicaid services to begin January 1, 2012. HHS will select up to eight states to participate based on the potential to lower costs under the Medicaid program while improving care. State programs may target particular categories of beneficiaries, selected diagnoses or geographic regions of the state. The selected state programs will provide one payment for both hospital and physician services provided to Medicaid patients for certain episodes of inpatient care. For both pilot programs, HHS will determine the relationship between the programs and restrictions in certain existing laws, including the Civil Monetary Penalty Law, the Anti-kickback Statute, the Stark Law and the HIPAA privacy, security and transaction standard requirements. However, the Health Reform Law does not authorize HHS to waive other laws that may impact the ability of hospitals and other eligible participants to participate in the pilot programs, such as antitrust laws.

Medicare Managed Care (Medicare Advantage or “MA”).  Under the MA program, the federal government contracts with private health plans to provide inpatient and outpatient benefits to beneficiaries who enroll in such plans. Nationally, approximately 24% of Medicare beneficiaries have elected to enroll in MA plans. Effective in 2014, the Health Reform Law requires MA plans to keep annual administrative costs lower than 15% of annual premium revenue. The Health Reform Law reduces, over a three year period, premium payments to the MA Plans such that CMS’ managed care per capita premium payments are, on average, equal to traditional Medicare. In addition, the Health Reform Law implements fee payment adjustments based on service benchmarks and quality ratings. As a result of these changes, payments to MA plans will be reduced by $138 to $145 billion between 2010 and 2019. These reductions to MA plan premium payments may cause some plans to raise premiums or limit benefits, which in turn might cause some Medicare beneficiaries to terminate their MA coverage and enroll in traditional Medicare.

Specialty Hospital Limitations

Over the last decade, we have faced significant competition from hospitals that have physician ownership. The Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the new law effectively prevents the formation of physician-owned hospitals after December 31, 2010. While the new law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services. In addition, it is likely that the government’s fraud and abuse enforcement activities will be increased if proposed budget increases for fiscal year 2012 are enacted. In President Obama’s February 14, 2011 draft budget, discretionary funding for the Health Care Fraud and Abuse account would double from roughly $311 million to $581 million for fiscal year 2012.

Program Integrity and Fraud and Abuse

The Health Reform Law makes several significant changes to healthcare fraud and abuse laws, provides additional enforcement tools to the government, increases cooperation between agencies by establishing mechanisms for the sharing of information and enhances criminal and administrative penalties for non-compliance. For example, the Health Reform Law: (1) provides $350 million in increased federal funding over the next 10 years to fight healthcare fraud, waste and abuse; (2) expands the scope of the RAC program to include MA plans and Medicaid; (3) authorizes HHS, in consultation with the OIG, to suspend Medicare and Medicaid payments to a provider of services or a supplier “pending an investigation of a credible allegation of fraud;” (4) provides Medicare contractors with additional flexibility to conduct random prepayment reviews; and (5) tightens up the requirements for returning overpayments made by governmental health programs and expands False Claims Act liability to include failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later.

Impact of Health Reform Law on Us

The expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements. Two such states are Texas and Illinois, where as of June 30, 2010 over 50% of our licensed beds were located. Further, the Health Reform Law provides for a value-based purchasing program, the establishment of ACOs and bundled payment pilot programs, which will create possible sources of additional revenue.

However, it is difficult to predict the size of the potential revenue gains to us as a result of these elements of the Health Reform Law, because of uncertainty surrounding a number of material factors, including the following:

•	how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (while the CBO estimates 32 million, CMS estimates almost 34 million; both agencies made a number of assumptions to derive that figure, including how many individuals will ignore substantial subsidies and decide to pay the penalty rather than obtain health insurance and what percentage of people in the future will meet the new Medicaid income eligibility requirements);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•	the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created Exchanges and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	how the value-based purchasing and other quality programs will be implemented;

•	the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals;

•	the extent to which the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs lower than a specified percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will put pressure on the profitability of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business; and

•	the possibility that implementation of provisions expanding health insurance coverage will be delayed or even blocked due to court challenges or revised or eliminated as a result of efforts to repeal or amend the new law.

On the other hand, the Health Reform Law provides for significant reductions in the growth of Medicare spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. Since approximately 57% of our net patient revenues during our fiscal year ended June 30, 2010 were from Medicare and Medicaid (including Medicare and Medicaid managed plans), reductions to these programs may significantly impact us and could offset any positive effects of the Health Reform Law. It is difficult to predict the size of the revenue reductions to Medicare and Medicaid spending, because of uncertainty regarding a number of material factors, including the following:

•	the amount of overall revenues we will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether reductions required by the Health Reform Law will be changed by statute prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket beginning in 2012 payment years;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs, in which we participate, will be at coordinating care and reducing costs;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

•	whether our revenues from UPL programs will be adversely affected, because there may be fewer indigent, non-Medicaid patients for whom we provide services pursuant to UPL programs; and

•	reductions to Medicare payments CMS may impose for “excessive readmissions”.

Because of the many variables involved, we are unable to predict the net effect on us of the expected decreases in uninsured individuals using our facilities, the reductions in Medicare spending and reductions in Medicare and Medicaid DSH Funding and numerous other provisions in the Health Reform Law that may affect us. Further, it is unclear how federal lawsuits challenging the constitutionality of the Health Reform Law will be resolved or what the impact will be of any resulting changes to the law. For example, should the requirement that individuals maintain health insurance ultimately be deemed unconstitutional but the prohibition on health insurers excluding coverage due to pre-existing conditions be maintained, significant disruption to the health insurance industry could result, which could impact our revenues and operations.

Healthcare Industry Investigations

Significant media and public attention has focused in recent years on the hospital industry. In recent years, increased attention has been paid to hospitals with high Medicare outlier payments and to recruitment arrangements with physicians. Further, there are numerous ongoing federal and state investigations regarding multiple issues. These investigations have targeted hospital companies as well as their executives and managers. Like other hospital companies, we have substantial Medicare, Medicaid and other governmental billings and we engage in various arrangements with physicians, which could result in scrutiny of our operations. We continue to monitor these and all other aspects of our business and have developed a compliance program to assist us in gaining comfort that our business practices are consistent with both legal principles and current industry standards. However, because the law in this area is complex and constantly evolving, we cannot assure you that government investigations will not result in interpretations that are inconsistent with industry practices, including ours. In public statements surrounding current investigations, governmental authorities have taken positions on a number of issues, including some for which little official interpretation previously has been available, that appear to be inconsistent with practices that have been common within the industry and that previously have not been challenged in this manner. In some instances, government investigations that have in the past been conducted under the civil provisions of federal law may now be conducted as criminal investigations.

Many current healthcare investigations are national initiatives in which federal agencies target an entire segment of the healthcare industry. One example is the federal government’s initiative regarding hospital providers’ improper requests for separate payments for services rendered to a patient on an outpatient basis within three days prior to the patient’s admission to the hospital, where reimbursement for such services is included as part of the reimbursement for services furnished during an inpatient stay. In particular, the government has targeted all hospital providers to ensure conformity with this reimbursement rule. The federal government also has undertaken a national investigative initiative targeting the billing of claims for inpatient services related to bacterial pneumonia, as the government has found that many hospital providers have attempted to bill for pneumonia cases under more complex and higher reimbursed diagnosis related groups codes. Further, the federal government continues to investigate Medicare overpayments to prospective payment hospitals that incorrectly report transfers of patients to other prospective payment system hospitals as discharges. The Health Reform Law includes additional federal funding of $350 million over the next 10 years to fight healthcare fraud, waste and abuse, including $95 million for federal fiscal year 2011, $55 million in federal fiscal year 2012 and additional increased funding through 2016. In addition, governmental agencies and their agents, such as the MACs, fiscal intermediaries and carriers, may conduct audits of our healthcare operations. Also, we are aware that prior to our acquisition of them, several of our hospitals were contacted in relation to certain government investigations relating to their operations. Although we take the position that, under the terms of the acquisition agreements, with the exception of the DMC acquisition, the prior owners of these hospitals retained any liability resulting from these government investigations, we cannot assure you that the prior owners’ resolution of these matters or failure to resolve these matters, in the event that any resolution was deemed necessary, will not have a material adverse effect on our operations. Further, under the federal False Claims Act, private parties have the right to bring “qui tam” whistleblower lawsuits against companies that submit false claims for payments to the government. Some states have adopted similar state whistleblower and false claims provisions.

In addition to national enforcement initiatives, federal and state investigations commonly relate to a wide variety of routine healthcare operations such as: cost reporting and billing practices; financial arrangements with referral sources; physician recruitment activities; physician joint ventures; and hospital charges and collection practices for self-pay patients. We engage in many of these routine healthcare operations and other activities that could be the subject of governmental investigations or inquiries from time to time. For example, we have significant Medicare and Medicaid billings, we have numerous financial arrangements with physicians who are referral sources to our hospitals and we have joint venture arrangements involving physician investors.

Similar to the investigation by the DOJ of claims for payment for the implantation of ICDs, it is possible that governmental entities may conduct future investigations at facilities operated by us and that such investigations could result in significant penalties to us, as well as adverse publicity. It is also possible that our executives and managers, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. The positions taken by authorities in any future investigations of us, our executives or managers or other healthcare providers and the liabilities or penalties that may be imposed could have a material adverse effect on our business, financial condition and results of operations.

Health Plan Regulatory Matters

Our health plans are subject to state and federal laws and regulations. CMS has the right to audit our health plans to determine the plans’ compliance with such standards. In addition, AHCCCS has the right to audit PHP to determine PHP’s compliance with such standards. Also, PHP is required to file periodic reports with AHCCCS, meet certain financial viability standards, provide its members with certain mandated benefits and meet certain quality assurance and improvement requirements. Our health plans also have to comply with the standardized formats for electronic transmissions and privacy and security standards set forth in the Administrative Simplifications Provisions of HIPAA. Our health plans have implemented the necessary policies and procedures to comply with the final federal regulations on these matters and were in compliance with them by their deadlines.

The Anti-Kickback Statute has been interpreted to prohibit the payment, solicitation, offering or receipt of any form of remuneration in return for the referral of federal health program patients or any item or service that is reimbursed, in whole or in part, by any federal healthcare program. Similar statutes have been adopted in Illinois and Arizona that apply regardless of the source of reimbursement. The Department of Health and Human Services has adopted safe harbor regulations specifying certain relationships and activities that are deemed not to violate the Anti-Kickback Statute which specifically relate to managed care including:

•	waivers by health maintenance organizations of Medicare and Medicaid beneficiaries’ obligations to pay cost-sharing amounts or to provide other incentives in order to attract Medicare and Medicaid enrollees;

•	certain discounts offered to prepaid health plans by contracting providers;

•	certain price reductions offered to eligible managed care organizations; and

•	certain price reductions offered by contractors with substantial financial risk to managed care providers.

We believe that the incentives offered by our health plans to their members and the discounts they receive contracting with healthcare providers satisfy the requirements of the safe harbor regulations. However, the failure to satisfy each criterion of the applicable safe harbor does not mean that the arrangement constitutes a violation of the law; rather, the safe harbor regulations provide that an arrangement which does not fit within a safe harbor must be analyzed on the basis of its specific facts and circumstances. We believe that our health plans’ arrangements comply in all material respects with the federal Anti-Kickback Statute and similar state statutes.

Environmental Matters

We are subject to various federal, state and local laws and regulations including those relating to the protection of human health and the environment. The principal environmental requirements and concerns applicable to our operations relate to:

•	the proper handling and disposal of hazardous waste as well as low level radioactive and other medical waste;

•	ownership, operation or historical use of underground and above-ground storage tanks;

•	management of impacts from leaks of hydraulic fluid or oil associated with elevators, chiller units or incinerators;

•	appropriate management of asbestos-containing materials present or likely to be present at some locations; and

•	the potential acquisition of, or maintenance of air emission permits for, boilers or other equipment.

We do not expect our compliance with environmental laws and regulations to have a material adverse effect on us. We are not now but may become subject to material requirements to investigate and remediate hazardous substances and other regulated materials that have been released into the environment at or from properties now or formerly owned or operated by us or our predecessors or at properties where such substances and materials were sent for off-site treatment or disposal. Liability for costs of investigation and remediation of contaminated sites may be imposed without regard to fault, and under certain circumstances on a joint and several basis, and can be substantial.

General Economic and Demographic Factors

The United States economy continues to be weak. Depressed consumer spending and higher unemployment rates continue to pressure many industries. During economic downturns, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits have forced federal, state and local government entities to decrease spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our hospitals. Other risks we face from general economic weakness include potential declines in the population covered under managed care agreements, patient decisions to postpone or cancel elective and non-emergency healthcare procedures, potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient co-payment and deductible receivables. The Health Reform Law seeks to decrease over time the number of uninsured individuals, by among other things requiring employers to offer, and individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment.

The healthcare industry is impacted by the overall United States financial pressures. The federal deficit, the growing magnitude of Medicare expenditures and the aging of the United States population will continue to place pressure on federal healthcare programs.

The hospital industry is highly competitive. We currently face competition from established, not-for-profit healthcare systems, investor-owned hospital companies, large tertiary care hospitals, specialty hospitals and outpatient service providers. In the future, we expect to encounter increased competition from companies, like ours, that consolidate hospitals and healthcare companies in specific geographic markets. Continued consolidation in the healthcare industry will be a leading factor contributing to increased competition in our current markets and markets we may enter in the future. Due to the shift to outpatient care and more stringent payer-imposed pre-authorization requirements during the past few years, most hospitals have significant unused capacity resulting in increased competition for patients. Many of our competitors are larger than us and have more financial resources available than we do. Other not-for-profit competitors have endowment and charitable contribution resources available to them and can purchase equipment and other assets on a tax-free basis.

MANAGEMENT

Executive Officers and Directors

The table below presents information with respect to the members of our board of directors and our executive officers and their ages as of as of April 1, 2011.

Name	Age	Position

Charles N. Martin, Jr.	68	Chairman of the Board & Chief Executive Officer; Director
Kent H. Wallace	55	President & Chief Operating Officer
Keith B. Pitts	53	Vice Chairman
Mark R. Montoney, MD	54	Executive Vice President & Chief Medical Officer
Joseph D. Moore	64	Executive Vice President
Bradley A. Perkins, MD	51	Executive Vice President-Strategy and Innovation & Chief Transformation Officer
Phillip W. Roe	50	Executive Vice President, Chief Financial Officer & Treasurer
Ronald P. Soltman	64	Executive Vice President, General Counsel & Secretary
Dan F. Ausman	56	Senior Vice President-Operations
Reginald M. Ballantyne III	67	Senior Vice President-Market Strategy & Government Affairs
Bruce F. Chafin	54	Senior Vice President-Compliance & Ethics
Paul T. Dorsa	54	Senior Vice President-Development
Michael E. Duggan	52	Senior Vice President-Operations
Larry Fultz	56	Senior Vice President-Human Resources
Joseph J. Mullany	46	Senior Vice President-Operations
Harold H. Pilgrim III	50	Senior Vice President & Chief Development Officer
Graham Reeve	47	Senior Vice President-Operations
James H. Spalding	52	Senior Vice President, Assistant General Counsel & Assistant Secretary
Alan G. Thomas	57	Senior Vice President-Operations Finance
Thomas M. Ways	61	Senior Vice President-Managed Care
Gary D. Willis	46	Senior Vice President, Controller & Chief Accounting Officer
Stephen R. D’Arcy	56	Director
Michael A. Dal Bello	39	Director
M. Fazle Husain	46	Director
James A. Quella	60	Director
Neil P. Simpkins	44	Director

Charles N. Martin, Jr. has served as Chairman of the board of directors and Chief Executive Officer of Vanguard since July 1997. Until May 31, 2001, he was also Vanguard’s President. From January 1992 until January 1997, Mr. Martin was Chairman, President and Chief Executive Officer of OrNda HealthCorp (“OrNda”), a hospital management company. Prior thereto Mr. Martin was President and Chief Operating Officer of HealthTrust, Inc., a hospital management company, from September 1987 until October 1991. Mr. Martin is also a director of several privately held companies.

Kent H. Wallace has served as Vanguard’s President & Chief Operating Officer since September 2005. Prior thereto he was a Senior Vice President—Operations of Vanguard from February 2003 until September 2005. Prior thereto from July 2001 to December 2002 he was Regional Vice President of Province Healthcare Company of Brentwood, Tennessee, an owner and operator of 20 non-urban, acute care hospitals in 13 states of the United States. During this time Mr. Wallace had managerial responsibility for seven of these hospitals. From June 1999 until June 2001 Mr. Wallace was President and Chief Executive Officer of Custom Curb, Inc. of Chattanooga, Tennessee, a family owned company which manufactured roof accessories. Prior thereto from January 1997 until May 1999 Mr. Wallace was a Vice President—Acquisitions and Development of Tenet Healthcare Corporation of Dallas, Texas, a hospital management company (“Tenet”).

Keith B. Pitts has been Vanguard’s Vice Chairman since May 2001, was a director of Vanguard from August 1999 until September 2004, and was an Executive Vice President of Vanguard from August 1999 until May 2001. Prior thereto, from November 1997 until June 1999, he was the Chairman and Chief Executive Officer of Mariner Post-Acute Network, Inc. and its predecessor, Paragon Health Network, Inc., which is a nursing home management company. Prior thereto from August 1992 until January 1997, Mr. Pitts served as Executive Vice President and Chief Financial Officer of OrNda.

Mark R. Montoney, MD has been Vanguard’s Executive Vice President & Chief Medical Officer since December 2008. Prior to his employment with Vanguard, from July 2005 to December 2008 Dr. Montoney was System Vice President and Chief Medical Officer of OhioHealth Corporation, a not-for-profit regional hospital management company headquartered in Columbus, Ohio, which operates eight hospitals, over 20 health and surgery centers, and has affiliation agreements with nine hospitals, within a 40-county area in central Ohio. Prior thereto, from July 2000 to July 2005, Dr. Montoney was Vice President—Quality & Clinical Support, of Riverside Methodist Hospital, a 985-bed tertiary care hospital in Columbus, Ohio.

Joseph D. Moore has served as an Executive Vice President of Vanguard since November 2007. He served as Executive Vice President, Chief Financial Officer and Treasurer of Vanguard from July 1997 until November 2007 and was a director of Vanguard from July 1997 until September 2004. From February 1994 to April 1997, he was Senior Vice President—Development of Columbia/HCA Healthcare Corporation (“Columbia”), a hospital management company. Mr. Moore first joined Hospital Corporation of America (a predecessor of Columbia) in April 1970, rising to Senior Vice President—Finance and Development in January 1993.

Bradley A. Perkins, MD has been Executive Vice President—Strategy and Innovation & Chief Transformation Officer of Vanguard since July 2009. Prior to his employment with Vanguard, Dr. Perkins held various positions with the Centers for Disease Control & Prevention from July 1989 to June 2009, including Chief Strategy & Innovation Officer and Chief, Office of Strategy & Innovation from December 2005 to June 2009, and Deputy Director, Office of Strategy & Innovation, from May 2004 to December 2005.

Phillip W. Roe has been Executive Vice President, Chief Financial Officer and Treasurer since November 2007. He was Senior Vice President, Controller and Chief Accounting Officer of Vanguard from July 1997 to November 2007. Prior thereto he was Senior Vice President, Controller and Chief Accounting Officer of OrNda from September 1996 until January 1997 and was Vice President, Controller and Chief Accounting Officer of OrNda from October 1994 until September 1996.

Ronald P. Soltman has been Vanguard’s Executive Vice President, General Counsel and Secretary since July 1997 and was a director of Vanguard from July 1997 until September 2004. From April 1994 until January 1997, he was Senior Vice President, General Counsel and Secretary of OrNda. From February 1994 until March 1994, he was Vice President and Assistant General Counsel of Columbia. From 1984 until February 1994, he was Vice President and Assistant General Counsel of Hospital Corporation of America.

Dan F. Ausman has served as a Senior Vice President—Operations of Vanguard since February 2006. Prior thereto from May 2005 to February 2006 he was Vice President—Operations of Vanguard. From 1998 to April 2005 Mr. Ausman was the President & Chief Executive Officer of Irvine Regional Hospital and Medical Center, a 176-bed acute care hospital in Irvine, CA which is owned by an affiliate of Tenet.

Reginald M. Ballantyne III joined Vanguard in May 2001 and has served as Senior Vice President — Market Strategy & Government Affairs of Vanguard since January 2002. From 1984 to 2001, he served as President and CEO of PMH Health Resources, Inc., an Arizona based multi-unit healthcare system. Prior to 1984, Mr. Ballantyne served as President of Phoenix Memorial Hospital in Phoenix, Arizona. Mr. Ballantyne served as Chairman of the American Hospital Association (“AHA”) in 1997 and as Speaker of the AHA House of Delegates in 1998. He is a Fellow of the American College of Healthcare Executives (“ACHE”) and a recipient of the ACHE Gold Medal Award for Management Excellence. Mr. Ballantyne also served as a member of the national Board of Commissioners for the Joint Commission on Accreditation of Healthcare Organizations and as Chairman of the AHA Committee of Commissioners from 1992 until 1995. In June 2010, Mr. Ballantyne was elected Chairman of the Board of the Arizona Chamber of Commerce and Industry.

He has served as a director of Superior Consultant Holdings Corporation and is currently a director of several privately held companies.

Bruce F. Chafin has served as Senior Vice President — Compliance & Ethics of Vanguard since July 1997. Prior thereto, from April 1995 to January 1997, he served as Vice President — Compliance & Ethics of OrNda.

Paul T. Dorsa has served Senior Vice President — Development of Vanguard since September 2008. Prior to his employment with Vanguard, from May 2004 to September 2008 he was the Vice President — Mergers & Acquisition of DaVita Inc., an El Segundo, California-based provider of dialysis services and education for patients with chronic kidney failure and end stage renal disease, managing in the United States more than 1,600 outpatient facilities and acute units in more than 700 hospitals.

Michael E. Duggan has served as a Senior Vice President — Operations of Vanguard since January 2011. Prior to his employment with Vanguard, from January 2004 to December 2010 he was President and Chief Executive Officer of Detroit Medical Center, a non-profit hospital management company which operated eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area with 1,734 combined licensed beds. Detroit Medical Center was acquired by Vanguard in December 2010. Prior to joining Detroit Medical Center, Mike was Wayne County, Michigan prosecutor (2001-2003) and deputy Wayne County executive. Mr. Duggan currently serves on the board of directors of Greektown Superholdings, Inc.

Larry Fultz has served as Senior Vice President — Human Resources of Vanguard since February 2009. Prior to his employment with Vanguard, from October 2007 to January 2009 he was Executive Vice President — Human Resources of the Victoria Secret Brand division of Limited Brands, Inc., headquartered in Columbus, Ohio. The Victoria Secret Brand division sells women’s intimate and other apparel, personal care and beauty products and accessories under the Victoria’s Secret brand name through retail stores, its website and its catalogue. Prior thereto from April 2006 to October 2007, Mr. Fultz was Executive Vice President — Human Resources of the Victoria Secret retail store division of Limited Brands, Inc. Prior to joining Victoria Secret, from September 2000 to April 2006 Mr. Fultz was Vice President — Human Resources of Cintas Corporation, headquartered in Cincinnati, Ohio. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for other businesses.

Joseph J. Mullany has served as a Senior Vice President — Operations of Vanguard since September 2005. Prior thereto from October 2002 to August 2005 he was a Regional Vice President of Essent Healthcare, Inc. of Nashville, TN, an investor-owned hospital management company, responsible for its New England Division. Prior thereto from October 1998 to October 2002 Mr. Mullany was a Division Vice President of Health Management Associates, Inc. of Naples, Florida, an investor-owned hospital management company, responsible for its Mississippi Division.

Harold H. Pilgrim III has served as the Senior Vice President & Chief Development Officer of Vanguard since July 2009. Prior thereto from September 2005 to June 2009 he was a Senior Vice President — Operations of Vanguard. From February 2003 to September 2005 he was Vice President - Business Development of Vanguard, responsible for development for Vanguard’s Texas operations. Prior thereto from November 2001 to January 2003 Mr. Pilgrim was Vanguard’s Vice President — Investor Relations, and during that period he was also involved in Vanguard’s acquisitions and development activities.

Graham Reeve has served as a Senior Vice President — Operations of Vanguard since July 2009. Prior thereto from April 2009 to June 2009 he was Vice President and Chief Operating Officer of Vanguard’s Texas operations. From December 2005 to April 2009 he was President and Chief Executive Officer of Vanguard’s St. Luke’s Baptist Hospital in San Antonio, Texas. Prior thereto from September 2003 to November 2005 he was Vice President — Ambulatory Services of Vanguard’s Texas operations. Prior to joining Vanguard, Mr. Reeve was employed by HealthSouth Corporation, a Birmingham, Alabama-based owner of rehabilitation and surgery hospitals and rehabilitation and surgery outpatient centers, holding various positions from December 1995 through August 2003, with his last position being Vice President — Surgical Operations for HealthSouth’s southwestern surgery hospitals and surgery centers.

James H. Spalding has served as Senior Vice President, Assistant General Counsel and Assistant Secretary of Vanguard since November 1998. Prior thereto he was Vice President, Assistant General Counsel and Assistant Secretary of Vanguard from July 1997 until November 1998. Prior thereto from April 1994 until January 1997, he served as Vice President, Assistant General Counsel and Assistant Secretary of OrNda.

Alan G. Thomas has been Senior Vice President — Operations Finance of Vanguard since July 1997. Prior thereto, Mr. Thomas was Senior Vice President — Hospital Financial Operations of OrNda from April 1995 until January 1997. Prior thereto he was Vice President — Reimbursement and Revenue Enhancement of OrNda from June 1994 until April 1995.

Thomas M. Ways has served as Senior Vice President — Managed Care of Vanguard since March 1998. Prior thereto from February 1997 to February 1998, he was Chief Executive Officer of MSO/Physician Practice Development for the Southern California Region of Tenet. Prior thereto from August 1994 to January 1997, he was Vice President — Physician Integration of OrNda.

Gary D. Willis has served as Senior Vice President, Controller and Chief Accounting Officer of Vanguard since May 2008. From February 2006 to May 2008, he was Senior Vice President and Chief Accounting Officer of LifePoint Hospitals (“LifePoint”), a hospital management company based in Brentwood, Tennessee. From December 2002 to February 2006, he was Vice President and Controller of LifePoint.

Stephen R. D’Arcy became a member of Vanguard’s board of directors on March 4, 2011. Mr. D’Arcy is a partner of Quantum Group LLC, an investment and consulting vehicle, and joined Quantum Group in August 2010. Also, Mr. D’Arcy was the Non-Executive Chairman of the Board of Trustees of The Detroit Medical Center from April 2007 to December 2010. Additionally, Mr. D’Arcy was the Global Automotive Leader for PricewaterhouseCoopers LLP from July 2002 to June 2010.

Michael A. Dal Bello became a member of Vanguard’s board of directors on September 23, 2004. Mr. Dal Bello is a Managing Director in the Private Equity Group of Blackstone and has been with the firm since 2002. While at Blackstone, Mr. Dal Bello has been actively involved in Blackstone’s healthcare investment activities. Prior to joining Blackstone, Mr. Dal Bello received an M.B.A. from Harvard Business School in 2002. Mr. Dal Bello worked at Hellman & Friedman LLC from 1998 to 2000 and prior thereto at Bain & Company. He currently serves, or since February 1, 2006 has served, on the board of representatives or directors of Apria Healthcare Group Inc., Alliant Holdings I, Inc., Team Health Holdings, Inc., Team Finance LLC, Biomet, Inc., Global Tower Partners, Catalent Pharma Solutions, Inc. and Sithe Global.

M. Fazle Husain became a member of Vanguard’s board of directors on November 7, 2007. Mr. Husain is a Managing Director of Metalmark Capital, the private equity division of Citigroup Alternative Investments. Prior to joining Metalmark, Mr. Husain was with Morgan Stanley & Co. for 18 years, where he was a Managing Director at Morgan Stanley Private Equity. Mr. Husain currently serves, or since February 1, 2006 has served, on the board of directors of SouthernCare, Inc., National Healing Corporation, Cross Country Health Care, Inc., Allscripts Healthcare Solutions Inc. and Aegis Sciences Corporation.

James A. Quella became a member of Vanguard’s board of directors on September 11, 2007. Mr. Quella is a Senior Managing Director and Senior Operating Partner in the Private Equity Group at Blackstone. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners-CSFB Private Equity from June 2000 to February 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, from September 1981 to January 2000 where he served as a Senior Consultant to chief executive officers and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm. Mr. Quella currently serves, or since February 1, 2006 has served, as a director of Republic Services, Inc. (f/k/a Allied Waste Industries, Inc.), Houghton-Mifflin, Celanese Corporation, Graham Packaging Holdings Company, Intelenet Global Services, The Nielsen Company, Michaels Stores, Inc., Freescale Semiconductor, Inc. and Catalent Pharma Solutions, Inc.

Neil P. Simpkins became a member of Vanguard’s board of directors on September 23, 2004. Mr. Simpkins has served as a Senior Managing Director in the Private Equity Group of Blackstone since December 1999 and is a member of the firm’s Private Equity Executive Committee. From 1993 until the time he joined Blackstone, Mr. Simpkins was a Principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at

Bain & Company in London and the Asia Pacific region. He currently serves, or since February 1, 2006 has served, as lead director of TRW Automotive Holdings Corp., as a member of the board of representatives of Team Finance LLC and as a member of the board of directors of Apria Healthcare Group Inc., Summit Materials, LLC and Team Health Holdings, Inc.

There are no family relationships between any director, executive officer, or person nominated or chosen to become a director or executive officer.

Composition of the Board of Directors

General

Our board of directors consists of six members, three of whom were nominated by Blackstone, one of whom was nominated by Morgan Stanley Capital Partners, together with its affiliates (collectively, “MSCP”), one of whom is an independent member named by our chief executive officer, and one of whom is our chief executive officer (and, if our chief executive officer is not Charles N. Martin, Jr., such other person designated by members of senior management who hold membership units of Holdings). Blackstone has the right to increase the size of Vanguard’s board from six to nine members, with two additional directors to be designated by Blackstone and one additional director to be an independent person identified by our chief executive officer and acceptable to Blackstone. MSCP and senior management will each continue to be entitled to nominate and elect one director unless and until the earlier of (1) such time as such group ceases to own a number of shares of our common stock and Holdings units that is no less than 50.0% of the number of Class A units in Holdings owned on September 23, 2004; and (2) such time as Blackstone’s ownership percentage in Vanguard (factoring in both direct ownership and ownership through Holdings) is less than 10%. Holdings acquired Vanguard pursuant to a merger (the “Merger”) on September 23, 2004. The independent member nominated by our chief executive officer was, in turn, nominated by the non-profit entity which sold us the DMC system effective January 1, 2010, because we extended the right to nominate one member on our board to this entity pursuant to a letter dated March 16, 2010. The legal right to make these board designations to constitute our entire board of directors is set forth in the Amended and Restated Limited Liability Company Operating Agreement of Holdings dated as of September 23, 2004 (the “Operating Agreement”).

Since these board of directors designations were made by our principal stockholders pursuant to the Operating Agreement rather than nominations determined by our board of directors, we are unaware of the specific experience, qualifications, attributes or skills that led to each stockholder’s conclusion that, in light of our business and structure, each of the persons so designated should serve as one of our directors. However, we note that (1) each of the three persons designated by Blackstone to be one of our directors is either a Senior Managing Director (Messrs. Quella and Simpkins) or a Managing Director (Mr. Dal Bello) in Blackstone’s Private Equity Group, with each having at least five years of employment with Blackstone’s private equity business and over ten years of experience in the private equity industry; (2) the person designated by MSCP (Mr. Husain) to be one of our directors is a Managing Director of Metalmark Capital, a private equity entity, which manages the MSCP funds owning shares in us, with Mr. Husain having over 20 years experience in the private equity and venture capital investment business; (3) the person designated by our senior management investors (Mr. Martin) to be one of our directors has been our chairman and chief executive officer since we were founded in 1997, and prior thereto was chairman, president and chief execute officer of OrNda, a hospital management company, from 1992 to 1997 and president and chief operating officer of HealthTrust, Inc., a hospital management company, from 1987 to 1991; and (4) the independent member named by our chief executive officer (Mr. D’Arcy) was the Global Automotive Leader for PricewaterhouseCoopers LLP from 2002 to 2010 (after having been the managing partner of the Detroit office of PricewaterhouseCoopers LLP from 1998 to 2004 and having first joined its predecessor Coopers & Lybrand in 1976 as an auditor) and was Chairman of the board of trustees of The Detroit Medical Center from 2006 to 2010.

Committees

Except for an executive committee, our board of directors currently does not have any standing committees, including an audit committee. Our entire board of directors is acting as our audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements, as allowed under the Securities Exchange Act of 1934 for issuers without securities listed on a national securities exchange or on an automated national quotation system. Additionally, because our securities are not so listed, our board of directors is not required to have on it a person who qualifies under the rules of the Securities and Exchange Commission as an “audit committee financial expert” or as having accounting or financial management expertise under the similar rules of the national securities exchanges. While our board of directors has not designated any of its members as an audit committee financial expert, we believe that each of the current board members is fully qualified to address any accounting, financial reporting or audit issues that may come before it.

We currently have an executive committee, consisting of Messrs. Dal Bello, Martin and Simpkins. Our executive committee is empowered to act, when necessary, in place of our full board of directors during periods in which the board is not in session. The executive committee has been authorized and empowered to act as if it were the full board of directors in overseeing our business and affairs, subject to limitations set forth in Delaware law.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, we did not have a compensation committee of our board of directors. Charles N. Martin, Jr., one of our named executive officers, participated in deliberations of our board of directors concerning executive officer compensation during fiscal 2010. Also, during fiscal 2010, Keith B. Pitts, one of our named executive officers, served on the board of directors of SouthernCare, Inc., one of whose executive officers, Michael J. Parsons, served on our board of directors during fiscal 2010. Both our board of directors and the board of directors of SouthernCare, Inc. act as the compensation committees for each such entity, each such entity having no such standing compensation committee or other committee performing similar function. In November 2009, Mr. Parsons informed us that he declined to stand for re-election to our board of directors and, as a result, Mr. Parsons left our board of directors, effective November 3, 2009.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which has been posted on our Internet website www.vanguardhealth.com on the “Compliance and Ethics” link to the “Company” page or directly at www.vanguardhealth.com/pdfs/codeofbusinessconductandethics.pdf. Our Code of Business Conduct and Ethics is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section discusses the principles underlying our executive compensation policies and decisions. It provides qualitative information regarding the manner in which compensation is earned by our executive officers and places in context the data presented in the tables that follow. In addition, in this section, we address the compensation paid or awarded during fiscal year 2010 to: Charles N. Martin, Jr., our Chief Executive Officer (principal executive officer); Phillip W. Roe, our Chief Financial Officer (principal financial officer); and three other executive officers who were our three other most highly compensated executive officers in fiscal year 2010, as follows: Kent H. Wallace, our President and Chief Operating Officer; Bradley A. Perkins, MD, our Executive Vice President-Strategy & Innovation & Chief Transformation Officer; and Mark R. Montoney, MD, our Executive Vice President & Chief Medical Officer. Although not one of our three most highly compensated executive officers, Keith B. Pitts, our Vice Chairman, has been listed as a named executive officer due to his importance to and role with our business. We refer to these six executive officers as our “named executive officers.”

On September 23, 2004, we were acquired in the Merger by private equity investment funds associated with Blackstone, which invested $494.4 million in our equity for a 66% equity interest. Private equity funds associated with our former equity sponsor, MSCP, retained a 17.3% equity interest in us by reinvesting $130.0 million in our equity. In addition, 12 of our 23 executive officers at the time of the Merger retained an 11.4% equity interest in us by reinvesting $85.7 million in us (such $85.7 million is exclusive of amounts invested by our executive officers in Holdings’ Class B, C and D units, as discussed below). As a result of the Merger, we are privately held and controlled by the Sponsors with a board of directors made up of five representatives of the Sponsors and our Chief Executive Officer. As discussed in more detail below, various aspects of named executive officer compensation were negotiated and determined at the time of the Merger.

As a privately-owned company with a relatively small board of directors, our entire board of directors has historically acted as our Compensation Committee (hereinafter referred to either as the “Committee”, the “Compensation Committee” or the “board of directors”). Our executive compensation program is overseen and administered by the Compensation Committee. The Compensation Committee operates somewhat informally without a written charter and has responsibility for discharging the responsibilities of the board of directors relating to the compensation of our executive officers and related duties. As a member of the Compensation Committee, our Chief Executive Officer presents cash, equity and benefits compensation recommendations to the Compensation Committee for its consideration and approval, but does not make any recommendations with respect to his own compensation. The Compensation Committee reviews these proposals and makes all final compensation decisions for executive officers by exercising its discretion in accepting, modifying or rejecting any such recommendations.

On April 15, 2011, a registration statement relating to a proposed initial public offering of shares of our common stock was filed with the Securities and Exchange Commission but has not yet become effective. Such shares of our common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. In connection with such initial public offering of shares of our common stock, we may make changes to our committee structure and compensation plans.

Philosophy of Executive Compensation Program

The overall aim of our executive compensation program is to promote our strategic business initiatives, financial performance objectives and the creation and maintenance of equity value. The following are the principal objectives in the design of our executive compensation program:

•	Attract, retain, and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	Maintain a reasonable balance among base salary, annual cash incentive payments and long-term cash and equity-based incentive compensation and other benefits;

•	Ensure that compensation levels reflect the internal value and future potential of each executive and the achievement of outstanding individual results;

•	Link executive compensation to the creation and maintenance of long-term equity value;

•	Promote equity ownership by executives to align their interests with the interests of our equity holders; and

•	Ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the compensation committee.

To meet these objectives, our executive compensation program balances short-term and long-term performance goals and mixes fixed and at-risk compensation that is directly related to stockholder value and overall performance.

Compensation Determination Process

Our board of directors has historically made all determinations regarding the compensation for our executive officers. During our fiscal year ended June 30, 2010, the board of directors did not retain the services of any external compensation consultant. Our Chief Executive Officer, Charles N. Martin, Jr., as a member of the board of directors, presented his compensation recommendations to the full board of directors on all executive compensation matters other than with respect to his own compensation and participated in discussions and deliberations of the board of directors when executive compensation matters were discussed. Although other named executive officers also attended the board meetings when executive compensation matters were discussed and participated in such board discussions, they would do so only if and when required by the board of directors and such attendance has been rare in recent years. Any deliberations and decisions by the board of directors regarding compensation for Mr. Martin or other named executive officers took place while the board was is in executive session without such persons in attendance.

We believe that compensation to our executive officers should be aligned closely with our short-term and long-term financial performance goals. As a result, a portion of executive compensation will be “at risk” and will be tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

Elements of Our Executive Compensation Program

In fiscal year 2010, the principal elements of our compensation for our executive officers, including our named executive officers, were:

•	Base salaries;

•	Annual and long-term cash incentive opportunities;

•	Long-term equity-based incentives; and

•	Benefits and executive perquisites.

Each of these elements is discussed in further detail below.

Base Salaries

Annual base salaries reflect the fixed component of the compensation for an executive’s ongoing contribution to the operating performance of his or her functional area of responsibility with us. The Committee believes that base salaries must be competitive based upon the scope of responsibilities and market compensation of similar executives but that a substantial portion of compensation should also be reserved for other compensation elements that are directly related to company performance. To determine market levels of base salary compensation, our Human Resources Department typically provides our Chief Executive Officer and the Committee with market data from the U.S. healthcare provider industry. For our fiscal year ended 2009 (which is the last time it obtained such data as of the date of this prospectus) from the following information sources: Mercer; Sullivan, Cotter & Associates; Salary.com; and Management Performance International, Inc. All of such market data was broad-based (e.g., the Mercer data came from 130 hospitals and healthcare systems, for-profit as well as non-profit) and was used only to assist the Chief Executive Officer and the Committee to obtain a general understanding of current base salary levels in comparable executive positions. The Committee did no benchmarking against a peer group of companies in establishing base salaries in our fiscal year 2009 (which is the last time such benchmarking was done). Other factors such as internal equity and comparability are also considered when establishing a base salary for a given executive. The Committee also utilizes the experience, market knowledge and insight of its members in evaluating the competitiveness of current salary levels. Our Human Resources Department is also a resource for such additional information as needed by our Chief Executive Officer or by the Committee.

Generally, base salaries of all executive officers, including the named executive officers, are reviewed and adjusted by the Committee once per year based upon the recommendations of our Chief Executive Officer (except he makes no recommendation as to his own salary). In turn, our Chief Executive Officer bases his recommendations upon his assessment of each executive’s performance, our overall budgetary guidelines and market data provided to him by our Human Resources Department. In previous fiscal years, the annual salary review for executive officers (including the named executive officers) was done effective January 1 of each year. However, in our fiscal year ended June 30, 2009, the annual salary review for all of our named executive officers except Dr. Perkins was done effective April 1, 2009, and the next salary review was then expected to occur effective July 1, 2010, with future yearly reviews currently planned to remain at July 1 of each year (which is the first day of our fiscal year). As a result, the increase in the base salaries of our named executive officers in our fiscal year ended June 30, 2009 included additional amounts to reflect the 15-month salary review cycle. Dr. Perkins’ base salary was determined through arm’s length negotiations at the time he commenced employment with us on July 1, 2009. Due to budgeting constraints our Chief Executive Officer made no recommendations to the Committee for salary increases during our fiscal year ended June 30, 2010, which increases would have been effective July 1, 2010, as originally anticipated. It is not clear when the Committee will next make an annual salary review for our executive officers. In addition to the annual salary review, based upon the recommendations of our Chief Executive Officer, the Committee may also adjust base salaries at other times during the year in connection with promotions, increased responsibilities or to maintain competitiveness in the market.

The annual base salary rates of our named executive officers, as of July 1, 2010, were as follows: Mr. Martin: $1,098,079; Mr. Roe: $525,000; Mr. Pitts: $685,000; Mr. Wallace: $685,000; Dr. Perkins: $675,000 and Dr. Montoney: $522,750. Due to budgeting constraints, the annual base salary rates of our named executive officers were not increased for the current fiscal year. The salary for each named executive officer for our fiscal year ended June 30, 2010, is reported in the Summary Compensation Table below.

Annual Cash Incentive Compensation

Annual Incentive Plan

Annual cash incentive awards are available to our named executive officers, as well as to our other executive officers, under the Vanguard Health Systems, Inc. 2001 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is designed to align our executives’ short-term cash compensation opportunities with our annual financial and operational goals and the growth objectives of our stockholders and to motivate our executives’ annual performance. Performance criteria for the Company and/or for any business unit or division established for an award for a given performance period under the Annual Incentive Plan include: (i) basic or diluted earnings per share, (ii) cash flow, (iii) economic value added (i.e. after-tax operating profit less the annual total cost of capital), (iv) income, which may include net income and operating income, (v) quality of service and/or patient care, (vi) return measures (including, but not limited to, return on assets, capital, equity or sales), (vii) EBITDA or Adjusted EBITDA or (viii) our stock price (including, but not limited to, growth measures and total shareholder return).

Under the Annual Incentive Plan, the Committee establishes specific earnings-related cash flow or operations-related goals for all of our executive officers, including our named executive officers, for the fiscal year based upon the recommendations of our Chief Executive Officer. The executive officers are eligible to receive a cash award or awards based primarily on the extent to which we meet our overall pre-established earnings and/or cash flow and/or other operations-related goals. Typically, in recent years the goals for our executive officers have been company-wide. The Committee determines one or more target awards for each executive officer, designates an overall performance level or levels required to earn each target award and may also determine threshold performance levels at which minimum awards are earned and performance levels that result in maximum awards to be paid. Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect financial and operational performance. In addition to performance-related awards, the Committee may make and pay out discretionary cash awards at any time. The Committee has the discretion to adjust the annual performance targets during the year in the event of acquisitions and divestitures, restructured or discontinued operations, or other extraordinary or unusual events occurring during the year. The Committee evaluates the allocation factors within the Annual Incentive Plan on an annual basis and has the flexibility to decrease any award and/or adjust the structure including allocation percentages as needed in order to better align the incentives under the Annual Incentive Plan, as well as to make other determinations under the plan, including whether and to what extent performance goals have been achieved following the end of a performance period.

For fiscal 2010, the Annual Incentive Plan target awards for our named executive officers were 50% based upon our company achieving a consolidated Adjusted EBITDA performance level goal of $332,863,116 and 50% based upon our company achieving a consolidated free cash flow performance level goal of $183,093,880. The Committee set threshold and maximum awards for the named executive officers for fiscal 2010 under the Annual Incentive Plan. For the named executive officers, a threshold award of 10% of the target award would be payable upon our reaching 91% of the Adjusted EBITDA goal and 91% of the free cash flow goal (i.e., 5% for reaching the minimum threshold for each performance metric), with increasing payout levels of 20% to 90% of the target awards payable upon our company reaching 92% to 99% of each of the Adjusted EBITDA goal and the free cash flow goal (in each case calculated in evenly graduated increments). For the named executive officers maximum awards of an aggregate of 150% of the target awards were payable upon reaching 110% of the Adjusted EBITDA goal and 110% of the free cash flow goal, with increased awards of 105% to 145% of the target awards payable upon our company reaching 101% to 109% of the Adjusted EBITDA goal and the free cash flow goal (in each case calculated in evenly graduated increments).

Under the Annual Incentive Plan, the target percentages of base salary set for fiscal 2010 and the threshold, target and maximum payments (expressed as a percentage of base salary) for each of the named executive officers for fiscal 2010 were as follows:

	Charles N.	Phillip W.	Keith B.	Kent H.	Bradley A.	Mark R.
Percentage of Base Salary	Martin, Jr.	Roe	Pitts	Wallace	Perkins	Montoney

Target	100%	70%	90%	90%	90%	70%
Threshold	10%	7%	9%	9%	9%	7%
Maximum	150%	105%	135%	135%	135%	105%

Financial Weightings
Adjusted EBITDA(1)	50%	50%	50%	50%	50%	50%
Free cash flow(2)	50%	50%	50%	50%	50%	50%

(1)	Adjusted EBITDA is defined by us as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on the disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized and unrealized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment losses, pension expense and discontinued operations, net of taxes. Monitoring fees and expenses represent fees and reimbursed expenses paid to affiliates of The Blackstone Group and Metalmark Subadvisor LLC for advisory and oversight services.

(2)	Free cash flow is defined by us as Adjusted EBITDA minus capital expenditures except those construction projects which we are allowed to exclude from our covenant limiting our annual capital expenditures found in our principal credit facility.

All of our named executive officers earned 90% of their targeted amount with respect to the Adjusted EBITDA performance goal under our Annual Incentive Plan for fiscal 2010 by our obtaining a consolidated

EBITDA level of $330,536,934 in relation to a targeted amount of $332,863,116. All of our named executive officers also earned 145% of their targeted amount with respect to the free cash flow performance goal under the Plan for fiscal 2010 by our obtaining a consolidated free cash flow of $215,034,371 in relation to a targeted amount of $183,093,880. Therefore, for the 2010 fiscal year, each of our named executive officers earned 117.50% of his total target bonus opportunity. These awards were approved by the Committee and were paid to our named executive officers during September 2010 in the individual amounts set forth in the column of the Summary Compensation Table entitled “Non-Equity Incentive Plan Compensation”, except that the amounts earned in excess of 100% of the target awards were or will be paid as follows: 1/3 in September 2010, 1/3 in September 2011, and 1/3 in September 2012. Generally, the named executive officer must be employed at the time of payment to receive any amount in excess of 100% of target unless, prior to either the second or the third payment date, the executive officer has been terminated without “cause” or resigns for “good reason,” in each case following a “change of control” (as each such term is defined in the executive officer’s employment agreement). However, if an executive officer’s employment is terminated before the payment date for any reason except discharge for cause or voluntary termination, the executive may receive a portion of his award if so determined by the Committee.

The Committee has historically attempted to maintain consistency year over year with respect to the difficulty of achieving the financial performance goals under our Annual Incentive Plan. The financial performance goals used by the Committee in recent years, including fiscal year 2011, for the annual incentive awards for most of our executive officers (Adjusted EBITDA and free cash flow) are identical to or derived from our consolidated annual Adjusted EBITDA and capital expenditures budgets approved at the beginning of each fiscal year by our board of directors. Our consolidated annual Adjusted EBITDA budget, and, accordingly, the annual Adjusted EBITDA financial target typically increases each year to promote continuous growth consistent with our business plan. Despite these increases, the financial performance targets are designed to be realistic and attainable though slightly aggressive, requiring in each fiscal year strong performance and execution that in our view provides an annual incentive firmly aligned with stockholder interests. This balance is reflected in the fact that none of our named executive officers earned any awards under the Annual Incentive Plan for fiscal year 2007 when our Company’s financial performance was not strong, but they did earn their full target awards under the Annual Incentive Plan for fiscal years 2008 and 2009 when our Company’s financial performance was much stronger and they earned 90% of their Adjusted EBITDA target awards and all of their free cash flow target awards for fiscal year 2010 when our Company’s performance was reasonably strong. In addition, no participant under the Annual Incentive Plan may receive more than $5,000,000 in the aggregate in any fiscal year under such plan.

Under present federal income tax law, our executive officers are required to recognize ordinary income equal to the amount of the award received in the year of receipt. That income is also subject to applicable income and employment tax withholding. If and to the extent that the awards satisfy the requirements of Section 162(m) of the Code (to the extent applicable) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the executive.

The terms of our Annual Incentive Plan for fiscal year 2011 for our named executive officers are essentially unchanged from the plan in place for fiscal year 2010, except the Committee increased target awards as a percentage of base salary by 10% of base salary for each of our named executive officers (e.g., Mr. Martin’s target award in fiscal year 2011 is 110% of his base salary versus 100% of his base salary in fiscal year 2010) given that the bonus opportunities for our named executive officers have generally remained stagnant for a significant period. We retain the discretion to amend or discontinue the plan and/or any award granted under the plan in the future, subject to the terms of the existing awards and the requirements of applicable law.

Long-Term Incentive Plan

On August 18, 2009, our board of directors approved for all of our executive officers a new long term cash incentive compensation plan called the “Vanguard Health Systems, Inc. 2009 Long-Term Incentive Plan” (the “Long-Term Plan”). The Long-Term Plan was designed to secure the continuity and retention of our executive officers by paying them additional cash incentive compensation on a long-term basis for meeting our annual financial and operational goals and the growth objectives of our stockholders and to further motivate them both as to annual and long-term performance. Performance criteria for the Company and/or for any business unit or division established for an award for a given performance period under the Long-Term Plan include: (i) basic or diluted earnings per share, (ii) cash flow, (iii) economic value added (i.e. after-tax operating profit less the annual total cost of capital), (iv) income, which may include net income and operating income, (v) quality of service and/or patient care, (vi) return measures (including, but not limited to, return on assets, capital, equity or sales), (vii) EBITDA or Adjusted EBITDA or (viii) our stock price (including, but not limited to, growth measures and total shareholder return). The Long-Term Plan supplements our Annual Incentive Plan which provides our executive officers with an opportunity to earn cash incentive compensation payable all, or substantially all, on a short term basis.

In conformity with the provisions of the Long-Term Plan, starting in our fiscal year ended June 30, 2010, the Committee established a specific earnings-related or operations-related goal or goals for all of our executive officers. The executive officers will be eligible to receive a cash award or awards based primarily on the extent to which we meet our pre-established earnings and/or operations-related goals for the applicable measurement period. However, under the Long-Term Plan the cash incentive compensation payable to the executive officers for meeting their goals and earning their awards will be payable to them, without any interest, on a long-term basis, in a lump sum typically a few years after the measurement period is over or in installments over the next several years following the end of the measurement period (the “payment date” or “payment dates”). The Committee will determine one or more target awards for each executive officer, designate a performance level or levels for the Company which is required to earn each target award and may also determine threshold performance levels at which minimum awards are earned and performance levels that result in maximum awards to be paid. Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect financial and operational performance. In addition to performance-related awards, the Committee may also make discretionary awards at any time under the Long-Term Plan. However, no participant in the Long-Term Plan may receive more than $5,000,000 in the aggregate in any fiscal year under such plan. If an officer’s employment terminates before any payment date, the officer will generally forfeit any award due on any payment date or dates which should occur after his termination date (except where a change of control of the Company has occurred and the officer was terminated subsequent to the change of control without cause subject, however, to a cut-back in the event that such payment and other payments which may be due to the executive upon a change of control would trigger “golden parachute” excise taxes under Section 4999 of the Code).

Also, the Committee has the discretion to adjust the annual performance targets during the year in the event of acquisitions and divestitures, restructured or discontinued operations, or other extraordinary or unusual issues occurring during the year. The Committee will evaluate the allocation factors within the Long-Term Plan on an annual basis and has the flexibility to decrease any award and/or adjust the structure including allocation percentages as needed in order to better align the incentives under the Long-Term Plan, as well as to make other determinations under the Long-Term Plan, including whether and to what extent performance goals have been achieved following the end of a performance period.

For fiscal 2010, the board of directors set target awards for our executive officers under the Long Term Plan based solely on Vanguard achieving a consolidated Adjusted EBITDA performance level goal of $338,252,216. Target award levels for our executive officers ranged from 30% to 50% of their base salaries. These target award levels were 50% for our Chairman and Chief Executive Officer (Charles N. Martin, Jr.); 35% for our Chief Financial Officer (Phillip W. Roe); 45% for the following other named executive officers: our Vice Chairman (Keith B. Pitts); our President and Chief Operating Officer (Kent H. Wallace); our Chief Transformation Officer (Bradley A. Perkins, MD); and 35% for our Chief Medical Officer (Mark R. Montoney, MD). The board of directors also set maximum awards for our executive officers under the Long-Term Plan for the fiscal year 2010 based solely on Vanguard achieving a 10% higher consolidated Adjusted EBITDA performance level goal than for the performance level goal of $338,252,216 for the target awards. Maximum award levels for our executive officers ranged from 60% to 100% of their base salaries. These maximum award levels were 100% for our Chairman and Chief Executive Officer (Charles N. Martin, Jr.); 70% for our Chief Financial Officer (Phillip W. Roe); 90% for the following other named executive officers: our Vice Chairman (Keith B. Pitts); our President and Chief Operating Officer (Kent H. Wallace); our Chief Transformation Officer (Bradley A. Perkins, MD); and

70% for our Chief Medical Officer (Mark R. Montoney, MD). The board of directors set the payment dates for the awards as to 1/3 in September 2011, 1/3 in September 2012 and 1/3 in September 2013 payable in a similar manner as under the Annual Incentive Plan. Adjusted EBITDA is defined by us as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on the disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized and unrealized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment losses, pension expense and discontinued operations, net of taxes.

None of our named executive officers earned any awards under the Long-Term Plan for fiscal 2010. Under present federal income tax law, had awards been earned under the Long-Term Plan, our executive officers would have recognized ordinary income equal to the amount of the award received in the year of receipt. That income would also be subject to applicable income and employment tax withholding. If and to the extent that the awards satisfied the requirements of Section 162(m) of the Code (to the extent applicable) and otherwise satisfied the requirements for deductibility under federal income tax law, we would receive a deduction for the amount constituting ordinary income to the executive.

The terms of our Long-Term Plan for fiscal year 2011 for our named executive officers are essentially unchanged from the plan in place for fiscal year 2010, except the Committee increased target awards as a percentage of base salary by 5% of base salary for each of our named executive officers (e.g., Mr. Martin’s target award in fiscal year 2011 is 55% of his base salary versus 50% of his base salary in fiscal year 2010 given that the bonus opportunities for our named executive officers have generally remained stagnant for a significant period). We retain the discretion to amend or discontinue the plan and/or any awards granted under the plan in the future, subject to the terms of existing awards and the requirements of applicable law.

Long-Term Equity-Based Incentive Compensation

Our executive officer compensation has a substantial equity component as we believe superior equity investors’ returns are achieved through a culture that focuses on long-term performance by our named executive officers and other key employees. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and our other equity holders. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

As discussed on page 179 of this prospectus, at the time of the Merger, Messrs. Martin, Roe, Pitts and Wallace were allowed by the Sponsors to each purchase certain amounts of Class B, C and D units in our parent entity, VHS Holdings LLC, which units function as equity incentive units in our capital structure. The C units will only vest upon the eighth anniversary of their grant (i.e., September 23, 2012) or, if earlier, upon a “liquidity event” based on Blackstone receiving a pre-established return on its invested capital). Since September 2004, we have also maintained the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan (the “2004 Stock Plan”). From time to time we have granted options to purchase our common stock and restricted stock units in respect of our common stock to our named executive officers pursuant to the 2004 Stock Plan. In making long-term equity incentive grants of options and restricted stock units to our named executive officers, certain factors are considered, including but not limited to, the position the executive has or is taking with us, the present equity ownership levels of the named executive officer, internal pay equity and the level of the executive’s total annual compensation package compared to similar positions at other healthcare companies. There is no set program schedule for option or restricted stock units grants under the 2004 Stock Plan to the named executive officers, but most typically grants to them (as well as other key employees) are made upon hiring or upon promotion. However, our named executive officers and other employees are also eligible to receive additional or “refresher” grants from time to time. We do not have a set program for the award of refresher grants, and the Committee retains discretion to make stock option or restricted stock unit awards to employees at any time. Since the Merger, Mr. Martin has made recommendations to the Committee in respect of all proposed equity grants, including to our named executive officers (except for himself). The Committee reviews the recommendations from Mr. Martin and makes the final determination and approval in respect of all grants. Since the Merger, no options or restricted stock units under the 2004 Stock Plan have been granted to Mr. Martin. During fiscal 2010, no restricted stock units were granted to any of our named executive officers, and options were granted under the

2004 Stock Plan only to two named executive officers: Dr. Perkins, who was granted 6,000 options on August 18, 2009, and Dr. Montoney who was granted 2,500 options on August 18, 2009. To date in our fiscal year 2011, of our named executive officers, only Dr. Perkins has been granted 1,512 restricted stock units (which grant was made on July 1, 2010).

As of February 1, 2011, 65% of the outstanding options have a vesting schedule pursuant to which the options vest 20% per year over five years, with the remaining 35% of the outstanding options vesting upon the eighth anniversary of the date of the grant, subject to earlier vesting upon a “liquidity event” based on Blackstone receiving a pre-established return on its invested capital. The exercise price of all of our option grants has been set by the Committee at no less than the fair market value of a share of the common stock as of the grant date, as determined by the Committee in good faith and supplemented and supported by an independent third party valuation. As discussed below under the heading “Our 2004 Stock Incentive Plan,” a portion of the time-vesting options were granted with an exercise price of $3,000 per share, which was a substantial premium over the exercise price of $1,000 per share applicable to the other portion of the time-vesting options, such options hereafter referred to as the “performance options.” We do not have any program or plan obligation that requires us to grant stock options on specified dates, and we have not made equity grants in connection with the release or withholding of material non-public information.

Benefits and Executive Perquisites

The Committee believes that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. In addition to salaries, annual cash incentive compensation and equity awards, competitive executive compensation programs include retirement and welfare benefits and reasonable executive perquisites.

Retirement Benefits

Substantially all of our salaried employees, including our named executive officers, participate in our 401(k) savings plan. Employees are permitted to defer a portion of their income under the 401(k) plan. At our discretion, we may make a matching contribution of either (1) up to 50%, subject to annual limits established under the Internal Revenue Code, of the first 6% of an employee’s contributions to the 401(k) plan as determined each year or (2) in respect of a few of our employees who came to us with plans in place having a larger match than this match, a match of 100% of the first 5% of an employee’s contributions to the 401(k) plan. Most recently, we authorized such maximum discretionary amounts as a match on employees’ aggregate 401(k) plan contributions for calendar year 2007, including the named executive officers. Employee contributions to the 401(k) plan are fully vested immediately. Our matching contributions to the 401(k) plan vest to the employee’s account over time based upon the employee’s years of service with us, with 20% of our contribution vesting after two years of service, 40% after three years, 60% after four years, 80% after five years and 100% after six years. Participants may receive distribution from their 401(k) accounts any time after they cease service with us.

We maintain no defined benefit plans, non-qualified deferred compensation plans or supplemental retirement plans for our executive officers.

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including: medical, dental, short-term disability and life insurance. The executives participate in these plans on the same basis, terms, and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 60% of current base salary (up to $10,000 per month). The named executive officers also participate in our vacation, holiday and sick day program which provides paid leave during the year at various amounts based upon the executive’s position and length of service.

Perquisites

Our executive officers, including our named executive officers, may make limited use of our corporate plane for personal purposes and receive other very modest usual and customary perquisites. All such perquisites for the named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Our Employment Agreements with the Named Executive Officers

We have entered into written employment agreements with all of our named executive officers. On June 1, 1998, we entered into a written employment agreement with our Chief Executive Officer (Mr. Martin) which was amended and restated on September 23, 2004 to extend the term of the employment agreement for five years and to provide that the Merger did not constitute a change in control under the agreement. On September 1, 1999, we entered into a written employment agreement with Keith B. Pitts to be our Executive Vice President for a term expiring on September 1, 2004. Effective May 31, 2001, Mr. Pitts was promoted to the position of Vice Chairman. On September 23, 2004, his employment agreement was amended and restated to extend the term of the employment agreement for five years, and to provide that the Merger did not constitute a change in control under the agreement. On November 15, 2007, we entered into written employment agreements with our Chief Operating Officer and our Chief Financial Officer (Messrs. Wallace and Roe, respectively) for terms expiring on November 15, 2012. On December 31, 2008, we entered into a written employment agreement with Mark R. Montoney, MD to be our Executive Vice President and Chief Medical Officer for a term expiring on December 31, 2013. On July 1, 2009, we entered into a written employment agreement with Bradley A. Perkins, MD to be our Executive Vice President-Strategy & Innovation and Chief Transformation Officer for a term expiring on July 1, 2014.

The term of each employment agreement will renew automatically for additional one-year periods, unless the agreement is terminated by us or by the named executive officer by delivering notice of termination no later than 90 days before the end of the five-year term or any such renewal term. The base salaries of Messrs. Martin, Roe, Pitts, Wallace and Montoney set forth under the written employment agreements have not been increased since April 1, 2009, and are, as of the date of this prospectus, $1,098,079, $525,000, $685,000, $685,000 and $522,750, respectively; and the base salary of Dr. Perkins under his written employment agreement has not been increased since the date of his July 1, 2009 agreement and is, as of the date of this prospectus, $675,000. Pursuant to these agreements the executives are eligible to participate in an annual bonus plan giving each of them an opportunity to earn an annual bonus determined by the Committee, as well as retirement, medical and other customary employee benefits. The terms of these agreements state that if the executive terminates his employment for “good reason” or if we terminate the executive’s employment without “cause,” he will receive within a specified time after the termination a payment of two times (or three times if the termination occurs after a “change in control” (as each such term is defined in the agreements)) the sum of (1) his annual salary plus (2) the average of the bonuses earned by him for the two years immediately preceding the year in which his termination occurs.

Severance and Change in Control Benefits

As discussed above, we have entered into employment agreements with each of our named executive officers. These agreements contain certain severance arrangements that provide for severance payments following a qualifying termination of employment, with such severance payments enhanced if the termination occurs following a change-in-control event. We believe that post-termination severance payments allow employees to walk away with value in the event of certain terminations of employment that were beyond their control. The protections afforded by post-termination severance payments allow management to focus their attention and energy on making the best objective business decisions that are in our interest without allowing personal considerations to cloud the decision-making process. This goal is further served through the severance protection agreements that we have entered into with key non-executive officer employees.

Moreover, the award agreements for both the “time option” and “performance option” grants contain a “single trigger” for accelerated vesting, which means vesting accelerates upon a change-in-control irrespective of whether the executive’s employment is terminated. The award agreements for the time-vesting RSUs also contain a single trigger for accelerated vesting upon a change-in-control. In addition, the cash awards granted under the Annual Incentive Plan and Long-Term Plan are required to be paid to the participant in a lump sum within ten business days following a qualifying termination of employment occurring after a change-in-control as discussed below under the section entitled “Potential Payments Upon a Change-in-Control or Termination

of Employment.” We believe that these provisions create important retention tools, since providing for accelerated vesting of equity awards and accelerated payment of long-term cash incentive awards in connection with a change-in-control enables employees to realize value from these awards in the event that we undergo a change-in-control. Moreover, whether or not a change-in-control results in a termination of an officer’s employment with us or a successor entity, we want to provide our officers with certain guarantees regarding the importance of the equity incentive compensation awards they were granted prior to that change-in-control.

In addition, we believe that it is important to provide our named executive officers with a sense of stability, both in the middle of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. We believe that change-in-control protections allow management to focus their attention and energy on the business transaction at hand without any distractions regarding the effects of a change-in-control. Furthermore, executive officers at other companies in our industry and the general market against which we compete for executive talent commonly have equity compensation plans that provide for accelerated vesting upon a change-in-control event of that company, as well as arrangements providing for post-termination payments, and we have provided these benefits to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

Stock Ownership

We do not have a formal policy requiring stock ownership by management. Notwithstanding the absence of a requirement, our senior managers have invested significant personal capital in us in connection with the consummation of the Merger. See the beneficial ownership chart under “Security Ownership of Certain Beneficial Owners.” Our stock is subject to a stockholder agreement that limits a stockholder’s ability to transfer his or her shares. See “Holdings Limited Liability Company Agreement” and “Stockholders Agreement” under “Certain Relationships and Related Party Transactions, and Director Independence.”

Impact of Tax and Accounting Rules

The forms of our executive compensation are largely dictated by our capital structure and have not been designed to achieve any particular accounting treatment. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives). Our severance arrangements are generally designed to avoid the application of “parachute” excise taxes under, Section 280G of the Internal Revenue Code by reducing the amount of severance payments and benefits to the degree necessary to avoid such excise taxes. Similarly we have taken steps to structure and assure that our executive compensation program is applied in compliance with Section 409A of the Internal Revenue Code.

Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to our chief executive officer and to the three other most highly-paid executive officers (other than the principal financial officer) during any fiscal year unless the compensation is “performance-based” under Section 162(m). Under a special Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of any initial public offering of our common stock will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. In addition, for tax years beginning in 2013, we will become subject to the provisions of Section 162(m)(6) which imposes a deductibility limit of $500,000 for compensation paid to our named executive officers, among others. Furthermore, the exception for “performance-based compensation” will not be applicable to the $500,000 deductibility limitation under Section 162(m)(6). While the Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the tax treatment of compensation pursuant to Section 162(m) and other applicable rules is a factor in determining the amounts of compensation for our named executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation on a purely discretionary basis, including compensation that would not be deductible under Section 162(m) or otherwise.

Recovery of Certain Awards

We do not currently have a formal policy for recovery of annual incentives paid on the basis of financial results which are subsequently restated. Under the Sarbanes-Oxley Act, our chief executive officer and chief financial officer must forfeit incentive compensation paid on the basis of financial statements for which they were responsible and which need to be restated. In the event of such a restatement, we would expect to recover affected bonuses and incentive compensation.

Risk Analysis of Compensation Plans

After analysis, we believe that our compensation policies and practices for our employees, including our executives, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation programs have been balanced to focus our key employees on both short- and long-term financial and operational performance.

Summary Compensation Table

The following table sets forth, for the fiscal years ended June 30, 2010, 2009 and 2008, the compensation earned by the Chief Executive Officer and Chief Financial Officer and the four other most highly compensated executive officers of Vanguard at the end of Vanguard’s fiscal year ended June 30, 2010. We refer to these persons as our named executive officers.

				Non-Equity
				Incentive Plan	Option	All Other
				Compensation	Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(a)	($)(b)	($)(c)	Total

Charles N. Martin, Jr.	2010	1,098,079	—	1,290,243	—	14,208	2,402,530
Chairman of the Board &	2009	1,062,238	—	1,454,956	—	13,758	2,530,952
Chief Executive Officer	2008	1,050,291	—	1,050,291	—	13,608	2,114,190
Phillip W. Roe	2010	525,000	—	431,813	—	8,352	965,165
Executive Vice President,	2009	487,500	—	486,939	—	7,640	982,079
Chief Financial Officer & Treasurer	2008	440,192	—	332,500	537,683	7,620	1,317,995
Keith B. Pitts	2010	685,000	—	724,388	—	8,592	1,417,980
Vice Chairman	2009	652,633	—	816,864	—	8,142	1,477,639
	2008	641,845	100,000	577,661	403,262	7,992	1,730,760
Kent H. Wallace	2010	685,000	—	724,388	—	9,132	1,418,520
President &	2009	621,250	—	816,864	1,617,712	8,142	3,063,968
Chief Operating Officer	2008	600,000	100,000	540,000	403,262	7,992	1,651,254
Bradley A. Perkins, MD	2010	675,000	—	713,813	2,083,935	24,506	3,497,254
Executive Vice President &	2009	2,596	—	—	—	—	2,596
Chief Transformation Officer	2008	—	—	—	—	—	—
Mark R. Montoney, MD	2010	522,750	—	429,962	868,306	52,707	1,873,725
Executive Vice President &	2009	—	—	—	—	—	—
Chief Medical Officer	2008	—	—	—	—	—	—

(a)	The Compensation Committee determined the amount of Annual Incentive Plan compensation that was earned by each of these named executive officers for fiscal 2010. This amount will be paid to each named executive officer in September 2010, except amounts earned in excess of 100% of their target awards for exceeding the free cash flow performance goal under the Plan for fiscal year 2010 (such amounts being equal to $247,068 for Mr. Martin, $82,688 for Mr. Roe, $138,713 for Mr. Pitts, $138,713 for Mr. Wallace, $136,688 for Dr. Perkins and $82,333 for Dr. Montoney) were paid or are payable in accordance with the following schedule: 1/3 in September 2010, 1/3 in September 2011, and 1/3 in September 2012. See

“Executive Compensation — Compensation Discussion and Analysis — Annual Cash Incentive Compensation” for more details in respect of the incentive plan awards.

(b)	Option Awards reflect the aggregate grant date fair value of the option award computed in accordance with ASC Topic 718, “Compensation—Stock Compensation” (excluding estimates of forfeitures) with respect to options to purchase shares of our common stock which have been awarded under the 2004 Stock Plan in our 2010, 2009 and 2008 fiscal years to five of our named executive officers. See Note 12 of the Notes to our consolidated financial statements for the fiscal year ended June 30, 2010 included in this prospectus for assumptions used in calculation of these amounts. The actual number of Option Awards granted in fiscal 2010 is shown in the “Grants of Plan-Based Awards in Fiscal Year 2010” table set forth below.

(c)	The amounts disclosed under All Other Compensation in the Summary Compensation Table for fiscal 2010 represent: (1) the following amounts of our matching contributions made under our 401(k) plan: Mr. Martin: $7,350; Mr. Roe: $7,350; Mr. Pitts: $7,350; and Mr. Wallace: $7,350; (2) the following amounts of insurance premiums paid by Vanguard with respect to group term life insurance: Mr. Martin: $6,858; Mr. Roe: $1,002; Mr. Pitts: $1,242; Mr. Wallace: $1,782; Dr. Perkins: $1,246 and Dr. Montoney: $1,294 and (3) perquisites and other personal benefits as follows: Dr. Perkins: $23,260 for reimbursement of expenses related to his relocation to Nashville, Tennessee upon commencement of his employment on June 30, 2009 and Dr. Montoney: $51,413 for reimbursement of expenses related to his relocation to Nashville, Tennessee upon commencement of his employment on December 31, 2008. The relocation reimbursement for Dr. Perkins and Dr. Montoney includes reimbursement of payroll taxes related to the relocation benefits of $5,470 and $12,078, respectively, determined based upon the estimated marginal federal income tax rate applicable to each individual and the employee Medicare tax rate.

Grants of Plan-Based Awards in Fiscal Year 2010

					All Other
					Option Awards:	Exercise or
					Number of	Base Price	Grant Date
		Estimated Future Payouts Under			Securities	of Option	Fair Value
	Grant	Non-Equity Incentive Plan Awards (a)			Underlying	Awards (b)	of Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Options (b) (#)	($/share)	Awards (b) ($)

Charles N. Martin, Jr.
AIP (c)	n/a	109,808	1,098,079	1,647,119
LTIP (d)	n/a	—	549,040	1,098,079
Phillip W. Roe
AIP	n/a	36,750	367,500	551,250
LTIP	n/a	—	183,750	367,500
Keith B. Pitts
AIP	n/a	61,650	616,500	924,750
LTIP	n/a	—	308,250	616,500
Kent H. Wallace
AIP	n/a	61,650	616,500	924,750
LTIP	n/a	—	308,250	616,500
Bradley A. Perkins
AIP	n/a	60,750	607,500	911,250
LTIP	n/a	—	303,750	607,500
	8/18/09				2,100	166.52	943,530
	8/18/09				2,100	166.52	1,140,405
	8/18/09				1,800	2,005.95	—
Mark R. Montoney
AIP	n/a	36,593	365,925	548,888
LTIP	n/a	—	182,963	365,925
	8/18/09				875	166.52	393,138
	8/18/09				875	166.52	475,168
	8/18/09				750	2,005.95	—

(a)	The threshold, target and maximum amounts in these columns show the range of payouts targeted for fiscal 2010 performance under the Annual Incentive Plan and the Long-Term Plan. For fiscal year 2010, each of the named executive officers earned non-equity incentive plan awards only under the Annual Incentive Plan. The Committee approved the awards which were paid in cash to the named executive officers in September 2010 (certain portions thereof are payable in September 2011 and September 2012, as disclosed in footnote (a) to the Summary Compensation Table), and the full amounts of the awards are reflected in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation.” See “Executive Compensation — Compensation Discussion and Analysis — Annual Cash Incentive Compensation — Annual Incentive Plan” for a detailed description of our Annual Incentive Plan; and see “Executive Compensation — Compensation Discussion and Analysis — Annual Cash Incentive Compensation-Long Term Incentive Plan” for a detailed description of our Long Term Incentive Plan.

(b)	These stock options were awarded under the 2004 Stock Plan by the Committee as part of the named executive officer’s long term equity incentive compensation. None of these options was granted with exercise prices below the fair market value of the underlying common stock on the date of grant. The original exercise prices of these options was most recently reduced in connection with a dividend in the amount of $593.58 per share paid to stockholders on January 26, 2011 by an amount equal to the dividend per share, subject to a floor exercise price of $166.52 per share. Consequently, the exercise prices of the outstanding options held by our named executive officers are now $166.52 and $2,005.95 per share, respectively. With respect to those options with a resulting exercise price of $166.52 per share (which price was established pursuant to the application of the floor below which the exercise price could not be further reduced), the holders are entitled to a payment equal to the excess of $166.52 over the amount the exercise price per share would have been without the application of the $166.52 per share exercise price floor, payable currently as to vested options and as to other options when they vest in the future. Because we are a privately-held company, the Committee determines the fair market value of our common stock primarily from an independent appraisal of our common stock which we obtain no less frequently than annually. The terms of these option awards are described in more detail below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2010 Table — Our 2004 Stock Incentive Plan.” We utilize a Black-Scholes-Merton model to estimate the fair value of options granted. The aggregate grant date fair value of the option award computed in accordance with ASC Topic 718, “Compensation — Stock Compensation” (excluding estimates of forfeitures) with respect to these option grants is reflected in the “Option Awards” column of the Summary Compensation Table.

(c)	AIP in this table means our Annual Incentive Plan.

(d)	LTIP in this table means our Long-Term Incentive Plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2010 Table

Holdings LLC Units Plan

Holdings acquired Vanguard in the Merger on September 23, 2004. The following contains a summary of the material terms of the Holdings LLC Units Plan, which we refer to as the 2004 Unit Plan, pursuant to which Holdings granted the right to purchase units to members of our management on September 23, 2004 in connection with consummation of the Merger. On September 23, 2004, all of our named executive officers (except for Dr. Perkins and Dr. Montoney who were not employees on that date), and certain other members of our management, were granted the right to purchase units under the 2004 Unit Plan by the Sponsors. Holdings does not own any property or assets other than the shares of Vanguard common stock acquired in connection with the Merger and the warrants to purchase additional shares of Vanguard common stock, described in further detail below. See “Certain Relationships and Related Party Transactions, and Director Independence — Holdings Warrants.”

General

The 2004 Unit Plan permits the grant of the right to purchase Class A Units, Class B Units, Class C Units and Class D Units to employees of Holdings or its affiliates. Originally, as adopted on September 23, 2004, a maximum of 117,067 Class A Units, 41,945 Class B Units, 41,945 Class C Units and 35,952 Class D Units were available for awards under the 2004 Unit Plan. On September 23, 2004, certain members of management purchased all 117,067 Class A Units for an aggregate purchase price of $117,067,000 and all 41,945 Class B units, all 41,945 Class C Units and all 35,952 of the Class D Units were purchased for an aggregate purchase price of $5.7 million. An additional 300 Class A Units were added to the Plan on February 22, 2005, and purchased for $300,000 by certain members of management on that date who did not participate in the purchases on September 23, 2004.

Administration

The 2004 Unit Plan is administered by a committee of Holdings’ board of representatives or, in the board of representatives’ discretion, the board of representatives. The committee has the sole discretion to determine the employees to whom awards may be granted under the 2004 Unit Plan, the number and/or class of Units to be covered by an award, the purchase price, if any, of such awards, determine the terms and conditions of any award and determine under what circumstances awards may be settled or cancelled. The committee is authorized to interpret the 2004 Unit Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Unit Plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The committee may correct any defect or supply any omission or reconcile any inconsistency in the 2004 Unit Plan in the manner and to the extent the committee deems necessary or desirable.

Adjustments Upon Certain Events

In the event of any changes in the Units by reason of any reorganization, recapitalization, merger, unit exchange or any other similar transaction, the board of representatives, in its sole discretion, may adjust (1) the number or kind of Units or other securities that may be issued or reserved for issuance pursuant to the 2004 Unit Plan or pursuant to any outstanding awards or (2) any other affected terms of such awards.

Amendment and Termination

The Holdings board of representatives may amend or terminate the 2004 Unit Plan at any time, provided that no amendment or termination is permitted that would diminish any rights of a management member pursuant to a previously granted award without his or her consent, subject to the committee’s authority to adjust awards upon certain events as described in the previous paragraph. No awards may be made under the 2004 Unit Plan after the tenth anniversary of the effective date of the plan.

Holdings LLC Units Held by our Named Executive Officers

The units of Holdings consist of Class A units (subdivided into Class A-1 units and Class A-2 units), Class B units, Class C units and Class D units. As of February 1, 2011, approximately 59.3% of Holdings’ Class A Units were held by Blackstone, approximately 20.8% were held by MSCP, approximately 14.9% were held by certain members of our management (or members of their families, or trusts for the benefit of them or their families) and approximately 5.0% were held by other investors. The Class B units, Class C units and Class D units are held exclusively by members of our senior management (or trusts for their benefit) and all such units were purchased on September 23, 2004.

Of our named executive officers, Charles N. Martin, Jr. beneficially owns 40,000 class A units, 8,913 class B units, 8,913 class C units and 7,640 class D units; Phillip W. Roe beneficially owns 3,030 class A units, 2,097 class B units, 2,097 class C units and 1,798 class D units; Keith B. Pitts beneficially owns 11,000 class A units, 5,243 class B units, 5,243 class C units and 4,494 class D units; Kent H. Wallace beneficially owns 850 class A units, 2,622 class B units, 2,622 class C units and 2,247 class D units; and Bradley A. Perkins, MD and Mark R. Montoney, MD own no units. As of February 1, 2011, none of the class C units were vested, but all of the Class B and D units held by our named executive officers were vested. The vesting provisions in respect of the Class C units are set forth below.

Terms of the Holdings’ Class A Units, Class B Units, Class C Units and Class D Units

The following is a summary of certain terms of the Holdings’ Class A-1 units, Class B units, Class C units and Class D units and certain rights and restrictions applicable to those units. For a description of certain terms of Holdings’ Class A-2 units, see “Certain Relationships and Related Party Transactions, and Director Independence—Holdings Warrants”.

Class A-1 units have economic characteristics that are similar to those of shares of common stock in a private corporation but have a priority with respect to return of invested capital, as described further below. Subject to applicable law and certain terms of the limited liability company operating agreement, only the holders of Class A units are entitled to vote on any matter. Class A units are not subject to any vesting restrictions. The Class B units, Class C units and Class D units generally do not entitle the holder thereof to vote on matters of Holdings which require member consent.

No employee who holds Class B units will receive any distributions made by Holdings (other than certain distributions made by Holdings to holders of units to satisfy certain tax obligations arising from the holding of such units) until the holders of the Class A-1 units receive the aggregate amount invested for such Class A-1 units. Following the return by Holdings of the aggregate amount invested for the Class A-1 units, the holders of Class B units will, concurrently with the holders of Class C units and Class D units in respect of their respective investment in such units, be entitled to receive the amount of their investment in the Class B units. Once all the aggregate investment amount invested for all of the units has been returned to their holders, the vested Class B units will share in any distributions made by Holdings pro rata with the Class A-1 units and vested Class C units until such time as the holders of Class A-1 units have received an amount in respect of such Class A-1 units equal to three times the amount of their investment in such Class A-1 units, at which point the holders of vested Class B units will share in any further distributions made by Holdings pro rata with the Class A-1 units, vested Class C units and vested Class D units.

Class C units vest on the eighth anniversary of the date of purchase, subject to the employee’s continued service with Holdings and its affiliates. However, the Class C units will vest earlier upon the occurrence of a sale by Blackstone of at least 25.0% of its Class A units at a price per Class A unit exceeding $2,099.53 (after giving effect to the share repurchase in January 2010 and the dividend in January 2011). No employee who holds Class C units will receive any distributions made by Holdings (other than certain distributions made by Holdings to holders of units to satisfy certain tax obligations arising from the holding of such units) until the holders of the Class A-1 units receive the aggregate amount invested for such Class A-1 units. Following the return by Holdings of the aggregate amount invested for the Class A-1 units, the holders of Class C units will, concurrently with the holders of Class B units and Class D units in respect of their respective investments in such units, be entitled to receive the amount of their investment in the Class C units. Once all the aggregate investment amount invested for all of the units has been returned to their holders, the vested Class C units will share in any distributions made by Holdings pro rata with the Class A-1 units and vested Class B units until such time as the holders of Class A-1 units have received an amount in respect of such Class A-1 units equal to three times the amount of their investment in such Class A-1 units, at which point the holders of vested Class C units will share in any further distributions made by Holdings pro rata with the Class A-1 units, vested Class B units and vested Class D units.

No employee who holds Class D units will receive any distributions made by Holdings (other than certain distributions made by Holdings to holders of units to satisfy certain tax obligations arising from the holding of such units) until the holders of the Class A-1 units receive the aggregate amount invested for such Class A-1 units. Following the return by Holdings of the aggregate amount invested for the Class A-1 units, the holders of Class D units will, concurrently with the holders of Class B units and Class C units in respect of their respective investment in such units, be entitled to receive the amount of their investment in the Class D units. Once all the aggregate investment amount invested for all of the units has been returned to their holders and the holders of the Class A-1 units have received an amount in respect of such Class A-1 units equal to three times the amount of their investment in such Class A-1 units, the vested Class D units will share in any distributions made by Holdings pro rata with the Class A-1 units, the vested Class B units and the vested Class C units.

The timing and amount of distributions to be made by Holdings, other than certain distributions made by Holdings to holders of units to satisfy certain tax obligations arising from the holding of such units, is determined by the board of representatives of Holdings in its discretion. In addition, Holdings may not make distributions to holders of Class B units, Class C units and Class D units other than with shares of common stock underlying the Holdings Warrants (or any proceeds received in respect of such shares).

Certain Rights and Restrictions Applicable to the Units Held by Our Named Executive Officers

The units in Holdings held by members of our management are not transferable except in limited circumstances or with the prior approval of the board of representatives of Holdings. In addition, the units held by members of our senior management (other than Class A units) may be repurchased by Holdings or

Vanguard, and in certain cases, other members of senior management and/or Blackstone and MSCP, in the event that the employees cease to be employed by us. Unvested units may be repurchased at a price equal to the lower of cost and fair market value, and vested units may be repurchased at a price equal to the fair market value of such units, except in the event of a termination for “cause”, in which event the purchase price would be the lower of cost and fair market value. Any such units to be repurchased will be repurchased in cash, or, in certain limited instances, for a promissory note, shares of our common stock or Holdings Warrants. The limited liability company agreement further requires that in the event that any unvested Class B, C or D units are repurchased by Holdings prior to a change of control (or in the case of the Class C units, a “liquidity event” (as defined in such agreement)), then, as determined by the chief executive officer and approved by the board of representatives of Holdings, such repurchased units will be regranted to members of senior management who hold units in Holdings, or other securities having equivalent economics will be issued to other key employees of Vanguard under the 2004 Stock Plan.

Blackstone has the ability to force the employees to sell their units along with Blackstone if Blackstone decides to sell its units. Also, the employees that hold units are entitled to participate in certain sales by Blackstone. In addition, to the extent that the members of management receive shares of common stock in respect of their units, they will have limited rights to participate in subsequent registered public offerings of our common stock. See “Certain Relationships and Related Transactions — Registration Rights Agreement”.

Our 2004 Stock Incentive Plan

General

Since all Units have been granted under the 2004 Stock Plan, we intend for our option and restricted stock units program pursuant to the 2004 Stock Plan to be the primary vehicle currently for offering long-term incentives and rewarding our executive officers, managers and key employees. Because of the direct relationship between the value of an option and the value of our stock, we believe that granting options or restricted stock units is the best method of motivating our executive officers to manage our company in a manner that is consistent with our interests and our stockholders’ interests. We also regard our option and restricted stock unit program as a key retention tool.

We adopted the 2004 Stock Plan upon consummation of the Merger which permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees or our affiliates’ employees. Shares covered by awards that expire, terminate or lapse are again available for option or grant under the 2004 Stock Plan. As of December 31, 2010, the total number of shares of our common stock which were available for future awards of options or restricted stock units under the 2004 Stock Plan was 31,371.

Administration

The 2004 Stock Plan is administered by the Committee or, in the sole discretion of the board of directors, the board of directors. The Committee has the sole discretion to determine the employees, representatives and consultants to whom awards may be granted under the 2004 Stock Plan and the manner in which such awards will vest. Options, stock appreciation rights, restricted stock and other stock-based awards will be granted by the Committee to employees, representatives and consultants in such numbers and at such times during the term of the 2004 Stock Plan as the Committee shall determine. The Committee is authorized to interpret the 2004 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Stock Plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2004 Stock Plan in the manner and to the extent the Committee deems necessary or desirable.

Stock Options and Stock Appreciation Rights

Options granted under the 2004 Stock Plan are vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee, but in no event will an option be exercisable more than 10 years after it is granted. Under the 2004 Stock Plan, the exercise price per share for any option awarded is determined by the Committee, but may not be less than 100% of the fair market value of a share on the day the option is granted with respect to incentive stock options.

Stock option grants under the 2004 Stock Plan are generally made at the commencement of employment and occasionally following a significant change in job responsibilities or on a periodic basis to meet other special retention or performance objectives. All stock options granted by our board of directors to date under the 2004 Stock Plan have been granted at or above the fair market value of our common stock at the grant date based upon the most recent appraisal of our common stock. We have not back-dated any option awards.

As a privately-owned company, there has been no market for our common stock. Accordingly, in fiscal year 2010, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers, coinciding with the release of material non-public information.

An option may be exercised by paying the exercise price in cash or its equivalent, and/or, to the extent permitted by the Committee, shares, a combination of cash and shares or, if there is a public market for the shares, through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the option and to deliver to us an amount equal to the exercise price.

The Committee may grant stock appreciation rights independent of or in conjunction with an option. The exercise price of a stock appreciation right is an amount determined by the Committee. Generally, each stock appreciation right entitles a participant upon exercise to an amount equal to (a) the excess of (1) the fair market value on the exercise date of one share over (2) the exercise price, times (b) the number of shares covered by the stock appreciation right. Payment will be made in shares or in cash or partly in shares and partly in cash (any shares valued at fair market value), as determined by the committee.

As of December 31, 2010, options to purchase 109,328 shares of our common stock (the “New Options”) were outstanding under the 2004 Stock Plan. The New Options were granted in part as “time options,” in part as “performance options” and in part as “liquidity event options.” Thirty-five percent of the total number of options granted were “time options” with an exercise price equal to the greater of the fair market price per share at the time of grant and $1,000.00 per share (reduced to a range of $166.52 to $173.45 as a result of the share repurchase in January 2010 and the dividend in January 2011) and thirty percent of the total number of options granted were “performance options” which are time-vesting options with an exercise price of $3,000.00 per share (reduced to $2,005.95 per share as a result of the share repurchase in January 2010 and the dividend in January 2011). The “time options” and “performance options” vest and become exercisable ratably on an annual basis on each of the first five anniversaries following the date of grant (or earlier upon a change in control). Thirty-five percent of the total number of options granted were “liquidity event options” with an exercise price equal to greater of the fair market price per share at the time of grant and $1,000.00 per share (reduced to a range of $166.52 to $173.45 per share as a result of the share repurchase in January 2010 and the dividend in January 2011) that become fully vested and exercisable upon the completion of any of certain designated business events (“liquidity events” based on Blackstone receiving a pre-established return on its invested capital), and in any event, on the eighth anniversary of the date of grant. Any shares of our common stock issued upon the exercise of such options are governed by a stockholders agreement, which is described below under “Certain Relationships and Related Party Transactions, and Director Independence — Stockholders Agreement.”

In respect of our named executive officers, as of April 1, 2011, Mr. Martin has been granted no New Options, while Mr. Roe has been granted 3,008 New Options, Mr. Pitts has been granted 1,500 New Options, Mr. Wallace has been granted 13,500 New Options, Dr. Perkins has been granted 6,000 New Options and Dr. Montoney has been granted 5,000 New Options. During fiscal year 2010, the Committee granted 6,000 New Options to Dr. Perkins and 2,500 New Options to Dr. Montoney; no other named executive officer was granted any New Options.

Awards of Restricted Stock Units

On July 1, 2010, the Committee commenced the issuance of restricted stock units under the 2004 Stock Plan. As with its stock options grants, the Committee plans generally to make its grants of restricted stock units at the commencement of employment and occasionally following a significant change in job responsibilities or on a periodic basis to meet other special retention or performance objectives.

As of April 1, 2011, restricted stock units (the “RSUs”) in respect of 4,207 shares of our common stock were outstanding under the 2004 Stock Plan. The RSUs were granted in part as “time vesting RSUs,” which vest ratably on a yearly basis on each of the first five anniversaries following the date of grant (or earlier upon a change of control), and in part as “liquidity event RSUs” that become fully vested and deliverable upon the completion of any of certain designated business events (“liquidity events” related to Blackstone’s return on its invested capital), and in any event on the eighth anniversary of the date of grant. Upon vesting, we will issue to the grantee of the RSUs a number of shares of our common stock equal to the number of RSUs which have vested and upon such stock issuance the RSUs are extinguished. Any shares of our common stock issued upon the vesting of RSUs are governed by a stockholders agreement, which is described below under “Certain Relationships and Related Party Transactions, and Director Independence — Stockholders Agreement.” In connection with the dividend declared in January 2011, RSU holders became entitled to a cash payment of $593.58 per share underlying each RSU, payable to the holder as the RSUs vest in the future.

During our fiscal years 2010 and to date in 2011, no named executive officers have been granted any RSUs, except for 1,512 RSUs granted to Dr. Perkins on July 1, 2010.

Other Stock-Based Awards

The Committee, in its sole discretion, may grant restricted stock, stock awards, stock appreciation rights, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of our shares. Such other stock-based awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Adjustments Upon Certain Events

In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction, the Committee, in its sole discretion, shall adjust (1) the number or kind of shares or other securities that may be issued or reserved for issuance pursuant to the 2004 Stock Plan or pursuant to any outstanding awards, (2) the option price or exercise price and/or (3) any other affected terms of such awards. In the event of a change of control, the Committee may, in its sole discretion, provide for the (1) termination of an award upon the consummation of the change of control, but only if such award has vested and been paid out or the participant has been permitted to exercise the option in full for a period of not less than 30 days prior to the change of control, (2) acceleration of all or any portion of an award, (3) payment of a cash amount in exchange for the cancellation of an award, which, in the case of options and stock appreciation rights, may equal the excess, if any, of the fair market value of the shares subject to such options or stock appreciation rights over the aggregate option price or grant price of such option or stock appreciation rights, and/or (4) issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder.

Amendment and Termination

The Committee may amend or terminate the 2004 Stock Plan at any time, provided that no amendment or termination shall diminish any rights of a participant pursuant to a previously granted award without his or her consent, subject to the Committee’s authority to adjust awards upon certain events (described under “Adjustments Upon Certain Events” above). No awards may be made under the 2004 Stock Plan after the tenth anniversary of the effective date of the plan.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table summarizes the outstanding equity awards held by each named executive officer at June 30, 2010. The table reflects options to purchase common stock of Vanguard which were granted under the 2004 Stock Plan.

		Number of		Number of
		Securities		Securities
	Number of	Underlying		Underlying
	Unvested	Unexercised		Unexercised		Option
	Class C	Options (#)		Options (#)		Exercise	Option
Name	LLC Units(p)	Exercisable(a)		Unexercisable(b)		Price ($)(c)	Expiration Date

Charles N. Martin, Jr.	8,913	—		—		—	—

Phillip W. Roe	2,097	283	(d)	70	(d)	166.52	11/3/15
		—		353	(e)	166.52	11/3/15
		242	(d)	60	(d)	2,005.95	11/3/15
		280	(f)	420	(f)	166.52	2/5/18
		—		700	(g)	166.52	2/5/18
		240	(f)	360	(f)	2,005.95	2/5/18
Keith B. Pitts	5,243	210	(f)	315	(f)	166.52	2/5/18
		—		525	(g)	166.52	2/5/18
		180	(f)	270	(f)	2,005.95	2/5/18
Kent H. Wallace	2,622	687	(d)	171	(d)	166.52	11/3/15
		—		858	(e)	166.52	11/3/15
		589	(d)	147	(d)	2,005.95	11/3/15
		1,274	(j)	318	(j)	166.52	11/28/15
		—		1,592	(k)	166.52	11/28/15
		1,092	(j)	272	(j)	2,005.95	11/28/15
		210	(f)	315	(f)	166.52	2/5/18
		—		525	(g)	166.52	2/5/18
		180	(f)	270	(f)	2,005.95	2/5/18
		350	(l)	1,400	(l)	166.52	5/5/19
		—		1,750	(m)	166.52	5/5/19
		300	(l)	1,200	(l)	2,005.95	5/5/19
Bradley A. Perkins, MD	—	—		2,100	(h)	166.52	8/18/19
		—		2,100	(i)	166.52	8/18/19
		—		1,800	(h)	2,005.95	8/18/19
Mark R. Montoney, MD	—	175	(n)	700	(n)	166.52	2/4/19
		—		875	(o)	166.52	2/4/19
		150	(n)	600	(n)	2,005.95	2/4/19
		—		875	(h)	166.52	8/18/19
		—		875	(i)	166.52	8/18/19
		—		750	(h)	2,005.95	8/18/19

(a)	This column represents the number of stock options that had vested and were exercisable as of June 30, 2010.

(b)	This column represents the number of stock options that had not vested and were not exercisable as of June 30, 2010.

(c)	The exercise price for the options was never less than the grant date fair market value of a share of Vanguard common stock as determined by the Compensation Committee. The original exercise prices of these options as of the grant date was most recently reduced in connection with a dividend in the amount of $593.58 per share paid to stockholders on January 26, 2011 by an amount equal to the dividend per share, subject to a floor exercise price of $166.52 per share. Consequently, the exercise prices of the outstanding options held by our named executive officers are now $166.52 and $2005.95 per share. With respect to those options with a resulting exercise price of $166.52 per share (which price was established pursuant to the application of the floor below which the exercise price could not be further reduced), the executives are entitled to a payment equal to the excess of $166.52 over the amount the exercise price per share would have been without the application of the $166.52 per share exercise floor, payable to the executive currently as to vested options and as to other options as they vest in the future.

(d)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the November 3, 2005 grant date of these options (or earlier upon a change of control). 80% of this option grant was vested as of June 30, 2010.

(e)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the November 3, 2005 grant date of these options (or earlier upon a liquidity event).

(f)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the February 5, 2008 grant date of these options (or earlier upon a change of control). 40% of this option grant was vested as of June 30, 2010.

(g)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the February 5, 2008 grant date of these options (or earlier upon a liquidity event).

(h)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the August 18, 2009 grant date of these options (or earlier upon a change of control). None of this option grant was vested as of June 30, 2010.

(i)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the August 18, 2009 grant date of these options (or earlier upon a liquidity event).

(j)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the November 28, 2005 grant date of these options (or earlier upon a change of control). 80% of this option grant was vested as of June 30, 2010.

(k)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the November 28, 2005 grant date of these options (or earlier upon a liquidity event).

(l)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the May 5, 2009 grant date of these options (or earlier upon change of control). 20% of this option grant was vested as of June 30, 2010.

(m)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the May 5, 2009 grant date of these options (or earlier upon a liquidity event).

(n)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the February 4, 2009 grant date of these options (or earlier upon change of control). 20% of this option grant was vested as of June 30, 2010.

(o)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the February 4, 2009 grant date of these options (or earlier upon a liquidity event).

(p)	100% of the Class C units vest on the eighth anniversary of the September 23, 2004 grant date of these units (or earlier upon a “liquidity event”).

Option Exercises and Stock Vested in Fiscal 2010

No named executive officer exercised any stock options during fiscal 2010 and no restricted stock units vested during fiscal 2010. We made no restricted stock or restricted stock unit awards of our common stock from the September 23, 2004 date of the consummation of the Merger through June 30, 2010.

Pension and Other Benefits for Fiscal 2010

We maintain a 401(k) plan as previously discussed above in “Compensation Discussion and Analysis.” We do not maintain any defined benefit plans or account-balance nonqualified deferred compensation plans for our executive officers.

Potential Payments Upon a Change-in-Control or Termination of Employment

Involuntary termination following a change-in-control

•	Severance Payments. Under the respective employment agreements, in the event a named executive officer’s employment with us is terminated by us in violation of the terms of the agreement or by the executive for “good reason” (as defined below) at any time following the occurrence of a “change-in-control” (as defined below), he will be entitled to a payment equal to three times the sum of his (x) base salary and (y) the average of the annual incentives actually paid during the two fiscal years preceding the fiscal year in which termination date occurs, plus an additional amount equal to such executive’s pro rata portion of the annual incentive for the year of termination. These severance payments are generally payable in a lump sum within five days of termination of employment following a change-in-control.

•	Continuation of health, welfare and other benefits. Pursuant to the terms of the employment agreements, the named executive officer will also be entitled to 18 months (or, if longer, the remainder of the term of the agreement) of continued medical, dental, life and long-term disability benefits coverage. The executive is also entitled to benefits pursuant to any supplemental retirement plan maintained by the Company as if his employment had continued for 18 months (or if longer, the remainder of the term of the employment agreement); however, no such supplemental retirement plan currently exists.

•	Awards under the Annual Incentive Plan and the Long-Term Plan. Under the terms of the cash awards made under the Annual Incentive Plan, as well as under the Long-Term Plan, in the event that the executive’s employment is terminated by us without cause or by the executive for good reason, in either case, following a change-in-control, the executive will be entitled to receive all earned but unpaid awards, payable in a lump sum within 10 days following termination. The definitions of “cause,” “good reason” and “change-in-control” are substantially similar to those respective definitions found in the employment agreements, discussed below.

•	“Golden Parachute” Cut-Back. Pursuant to the terms of the employment agreements, in the event that any payments or benefits to which a named executive officer is entitled could give rise to “golden parachute” excise taxes following a change in control, then such payments and benefits will be cut back in such amount as necessary to avoid the application of the excise tax.

Generally, under their terms of the employment agreements, a “change-in-control” means the occurrence of any one of the following events:

•	any person (other than our affiliated entities, an underwriter in connection with a prospective offering of our securities, and certain other enumerated parties), acquires stock ownership of us constituting more than 50% of the total combined voting power of our outstanding voting securities;

•	a majority of the members of our board of directors is replaced during any two-year period by directors whose appointment or election is not endorsed by at least two-thirds of the members of the board of directors before the date of such appointment or election;

•	our stockholders approve a merger or consolidation with any other corporation (other than a transaction in which the holders of our voting securities immediately before the transaction own 50% or more of our/successor voting securities immediately thereafter ), and immediately after the consummation of such transaction and for 180 days thereafter, neither our chief executive officer or chief operating officer change from the people occupying those positions immediately prior to the transaction; or

•	our stockholders approve a plan of complete liquidation or an agreement for the sale of all or substantially all of our assets.

Under the terms of the employment agreements, a named executive officer will be considered to be involuntarily terminated if he is entitled to terminate his employment for “good reason,” which, before a change-in control, is defined as any failure by us to comply with any material term of the agreement, and which, following a change-in-control transaction, is generally defined as: (i) a material reduction in the executive’s base compensation, (ii) a material reduction in the executive’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive reports, (iv) a material reduction in the budget over which the executive retains authority, (v) a material change in the geographic location at which the executive must perform services, or (vi) any other action/inaction that constitutes a material breach of the employment agreement by us.

The employment agreements define “cause” as (i) the willful failure or refusal by the executive to perform his duties for 10 days following a written demand from us to so perform, (ii) the willful engaging by the executive in misconduct which is materially injurious to us, or (iii) the executive’s conviction of, or a no contest plea to, a felony.

Death and disability.  A termination of employment due to death or disability entitles the named executive officer to payment of the base salary and bonus amount that he would otherwise have earned through the end of the calendar year in which such termination occurs.

Obligations of named executive officers.  Under their respective employment agreements, all of our named executive officers have the following obligations to us:

•	not to use or disclose our confidential business information;

•	not to solicit any of our employees for employment for a period expiring two years after the termination of their employment; and

•	not to accept employment with or consult with, or have any ownership interest in, any hospital or hospital management entity for a period expiring two years after the termination of their employment, except there shall be no such prohibitions if (1) we terminate the executive under his employment agreement or (2) the executive terminates his agreement for good reason.

Involuntary termination prior to a change-in-control

Each of our named executive officers is also entitled to severance payments and benefits in the event that his employment is terminated by us in violation of the terms of the employment agreement or if he terminates on account of our failure to comply with any material provision of the agreement following a 10-day cure period, in either case, prior to a change-in-control transaction. Upon an involuntary termination prior to a change-in-control, the executive will generally be entitled to the same payments and benefits described above, except that the severance payment consisting of base salary and the average of the prior two year’s incentive payments will be calculated using a multiple of two (instead of three) and will be payable monthly in equal installments (instead of in a lump sum). Additionally, payments are not due under either the Annual Incentive or the Long-Term Plan in the event of an involuntary termination of employment not in connection with a change-in-control.

The following table describes the non-equity related payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled to receive upon a termination of employment under their respective employment agreements. The amounts set forth in the table assume a termination of employment occurring on June 30, 2010 (the last business day of our last completed fiscal year).

			Continuation of
	Cash	Cash	Medical/Welfare	Total
	Severance	Incentive	Benefits	Termination
Name	Payment ($)	Awards ($)	(present value) ($)	Benefits ($)

Charles N. Martin, Jr.
—Involuntary termination prior to change in control	4,701,405	—	24,210	4,725,615
—Involuntary termination after change in control	7,052,108	164,712	24,210	7,241,030
Phillip W. Roe
—Involuntary termination prior to change in control	1,869,439	—	18,862	1,888,301
—Involuntary termination after change in control	2,804,159	55,126	18,862	2,878,147
Keith B. Pitts
—Involuntary termination prior to change in control	2,764,525	—	22,448	2,786,973
—Involuntary termination after change in control	4,146,788	92,476	22,448	4,261,712
Kent H. Wallace
—Involuntary termination prior to change in control	2,726,864	—	24,210	2,751,074
—Involuntary termination after change in control	4,090,296	92,476	24,210	4,206,982
Bradley A. Perkins, MD
—Involuntary termination prior to change in control	1,350,000	—	24,210	1,374,210
—Involuntary termination after change in control	2,025,000	91,126	24,210	2,140,336
Mark A. Montoney, MD
—Involuntary termination prior to change in control	1,247,784	—	18,862	1,266,646
—Involuntary termination after change in control	1,871,676	54,888	18,862	1,945,426

Acceleration of equity-based incentive compensation awards in connection with a change in control

Class C units.  Only one class of the LLC units held by our named executive officers remains unvested under the 2004 Unit Plan. Pursuant to the terms of their awards, these Class C units will fully vest upon a “liquidity event,” based on Blackstone receiving a pre-established return on its investment.

Under the 2004 Unit Plan, “liquidity event” is defined as the completion of (i) a transfer by Blackstone of shares for consideration consisting of cash or liquid securities, (ii) a recapitalization of, or payment of a dividend or distribution by, the Company, (iii) a complete liquidation, dissolution or winding up of the Company, or (iv) a distribution-in-kind by Blackstone of securities to its partners, members or shareholders in accordance with the terms of the applicable Blackstone partnership agreement or other organizational document, which, after giving effect to such transaction together with all other previously completed transactions of a type described in clauses (i), (ii), (iii) or (iv), results in the receipt by Blackstone of consideration having a fair market value (measured at the time of receipt) in excess of $2,099.53 per share in respect of at least 25% of the shares held by Blackstone.

Stock options.  The award agreements granting “performance options” and “time options” under our 2004 Stock Plan to our named executive officers provide for “single trigger” acceleration of vesting upon a change-in-control.

RSUs.  The award agreement granting time-vesting RSUs under our 2004 Stock Plan provides for “single trigger” acceleration of vesting upon a change-in-control.

Under the 2004 Stock Plan, a “change-in-control” generally means the occurrence of any one of the following events:

•	any person (other than our affiliated entities, an underwriter in connection with a prospective offering of our securities, and certain other enumerated parties), acquires stock ownership of our parent constituting more than 50% of the total combined voting power of our outstanding voting securities;

•	a merger or consolidation of our parent with any person (other than a transaction in which the holders of our voting securities immediately before the transaction own 50% or more of the successor’s voting securities immediately thereafter); or

•	a complete liquidation of us and our parent or a sale or disposition by our parent of all or substantially all of its assets.

Estimated value of accelerated vesting of equity-based compensation upon a change in control and liquidity event.  The following table shows the value attributable to the accelerated vesting of equity held by each named executive officer assuming a change-in-control and liquidity event had occurred on June 30, 2010:

	Value of	Value of Accelerated
	Accelerated Vesting	Vesting of Stock
Name	of Class C Units (1)	Options (2)	Total

Charles N. Martin, Jr.	$1,348,893	$—	$1,348,893
Phillip W. Roe	$317,360	$439,219	$756,579
Keith B. Pitts	$793,476	$220,043	$1,013,519
Kent H. Wallace	$396,813	$2,136,093	$2,532,906
Bradley A. Perkins, MD	$—	$1,111,299	$1,111,299
Mark A. Montoney, MD	$—	$881,449	$881,449

(1)	Value represents the gain the executive would receive in the event all unvested units became vested on June 30, 2010, based on a fair market value of $151.34 per Class C unit in connection with the occurrence of a liquidity event in which Blackstone received the pre-established return on its investment.

(2)	Value represents the gain the executive would receive in the event all unvested options were accelerated on June 30, 2010, calculated as the positive difference, or spread, between the fair market value of a share of our common stock on that date, or $1,259.64, and the applicable exercise price of the option.

Director Compensation

During fiscal 2010, our directors who are either our employees or affiliated with our Sponsor did not receive any fees or other compensation for their services as our directors. We reimburse all of our directors for travel expenses and other out-of-pocket costs incurred in connection with attendance at meetings of the board.

As described in the table below, during fiscal 2010, Michael J. Parsons, a director for a portion of the year who was not our employee or an affiliate of our Sponsors, received our current standardized director annual compensation plan for our independent directors of $60,000 per year. He earned $20,500 for the portion of the year he served on the board.

The following table summarizes all compensation for our non-employee directors (other than our Sponsor-affiliated directors) for our fiscal year ended June 30, 2010.

Change in
Pension Value
	Fees				and Nonqualified
	Earned			Non-Equity	Deferred	All
	or Paid	Stock	Option	Incentive Plan	Compensation	Other
Name	in Cash ($)	Awards	Awards	Compensation ($)	Earnings	Compensation	Total

Michael J. Parsons(1)	20,500	—	—	—	—	—	20,500

(1)	The director compensation in the above table reflects the annual cash retainer paid by us to any independent, non-employee director of $60,000 per year, with the $20,500 representing the portion of the fiscal year that this director served on our board. The employee director and the Sponsor-affiliated directors receive no additional compensation for serving on our board and, as a result, are not listed in the table above.

As stated above, our current standardized director compensation plan for independent directors is a payment of $60,000 per annum in cash plus an initial grant, upon election to our board of directors, of stock options in respect of 85 shares or restricted stock units equivalent to such 85 stock options pursuant to our 2004 Stock Plan, as described above under the caption “Our 2004 Stock Incentive Plan”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of April 1, 2011, Holdings directly owned 624,104 of the outstanding shares of the common stock of Vanguard (representing a 83.2% ownership interest), certain investment funds affiliated with Blackstone directly owned 125,000 of the outstanding shares of the common stock of Vanguard (representing a 16.7% ownership interest) and no other person or entity had a direct beneficial ownership interest in the common stock of Vanguard, except for certain key employees who held an aggregate of 47,613 exercisable options into 47,613 shares of the common stock of Vanguard as of such date. However, ignoring only the direct ownership of Holdings in the common stock of Vanguard, the following table sets forth information with respect to the direct or indirect beneficial ownership of the common stock of Vanguard as of April 1, 2011 by (1) each person (other than Holdings) known to own beneficially more than 5.0% of the common stock of Vanguard, (2) each named executive officer, (3) each of our directors and (4) all executive officers and directors as a group. The indirect beneficial ownership of the common stock of Vanguard reflects the direct beneficial ownership of all Class A units and all vested Class B and D units of Holdings. None of the shares listed in the table is pledged as security pursuant to any pledge arrangement or agreement. Additionally, there are no arrangements with respect to the shares, the operation of which may result in a change in control of Vanguard.

Notwithstanding the beneficial ownership of the common stock of Vanguard presented below, the limited liability company agreement of Holdings governs the holders’ exercise of their voting rights with respect to election of Vanguard’s directors and certain other material events. See “Certain Relationships and Related Party Transactions, and Director Independence—Holdings Limited Liability Company Agreement.”

	Shares of	Percentage of
	Common Stock	Common Stock
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned

Principal Stockholders
Blackstone Funds(1)	494,930	66.1%
MSCP Funds(2)	130,000	17.4%
Directors and Executive Officers
Charles N. Martin Jr.(3)	56,553	7.4%
Phillip W. Roe(4)	8,360	1.1%
Keith B. Pitts(5)	21,322	2.8%
Kent H. Wallace(6)	12,154	1.6%
Bradley A. Perkins, MD(7)	780	*
Mark R. Montoney, MD(8)	975	*
M. Fazle Husain(9)	126,750	16.9%
James A. Quella(1)	494,930	66.1%
Neil P. Simpkins(1)	494,930	66.1%
Michael A. Dal Bello(10)	—	—
Stephen R. D’Arcy	—	—
All directors and executive officers as a group (26 persons)(11)	785,681	95.0%

*	Represents less than 1%.

(1)	Includes common stock interests directly and indirectly owned by each of Blackstone FCH Capital Partners IV L.P., Blackstone FCH Capital Partners IV-A L.P., Blackstone FCH Capital Partners IV-B L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., Blackstone Health Commitment Partners L.P. and Blackstone Health Commitment Partners-A L.P. (the “Blackstone Funds”), for which Blackstone Management Associates IV L.L.C. (“BMA”) is the general partner having voting and investment power over the membership interests in Holdings and the shares in Vanguard held or controlled by each of the Blackstone Funds. Messrs. Quella and Simpkins are members of BMA, but disclaim any beneficial ownership of the membership interests or the shares beneficially owned by BMA. Mr. Stephen A. Schwarzman is the founding member of BMA and as such may be deemed to share beneficial ownership of the membership interests or shares held or controlled by the Blackstone Funds. Mr. Schwarzman disclaims beneficial ownership of such membership interests and shares. The address of

BMA and the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	The MSCP Funds consist of the following six funds: Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Capital Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., and Morgan Stanley Dean Witter Capital Investors IV, L.P. The address of each of Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. is c/o Metalmark Capital LLC, 1177 Avenue of the Americas, New York, New York 10036. The address of each of Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. is c/o Morgan Stanley, 1585 Broadway, New York, New York 10036. Metalmark Capital LLC shares investment and voting power with Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. over 126,750 of these 130,000 shares of Vanguard common stock that are indirectly owned by these four funds.
(3)	Includes 8,913 B units and 7,640 D units in Holdings which are vested or vest within 60 days of as of January 1, 2011. Also, includes an aggregate of 5,000 A units in Holdings owned by two Charles N. Martin, Jr. Irrevocable Grantor Retained Annuity Trusts, of which Mr. Martin is Trustee and one of the beneficiaries.
(4)	Includes 1,435 options on Vanguard common stock and 2,097 B units and 1,798 D units in Holdings which are vested or vest within 60 days of April 1, 2011.
(5)	Includes 585 options on Vanguard common stock and 5,243 B units and 4,494 D units in Holdings which are vested or vest within 60 days of April 1, 2011.
(6)	Includes 6,435 options on Vanguard common stock which are vested or vest within 60 days of April 1, 2011.
(7)	Consists solely of 780 options on Vanguard common stock which are vested or vest within 60 days of April 1, 2011.
(8)	Consists solely of 975 options on Vanguard common stock which are vested or vest within 60 days of April 1, 2011.
(9)	Mr. Husain is a Managing Director of Metalmark Capital LLC and exercises shared voting or investment power over the membership interests in Holdings owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., and MSDW IV 892 Investors, L.P. and, as a result, may be deemed to be the beneficial owner of such membership interests and the 126,750 shares of Vanguard common stock indirectly owned by these four funds. Mr. Husain disclaims beneficial ownership of such membership interests and shares of common stock as a result of his employment arrangements with Metalmark, except to the extent of his pecuniary interest therein ultimately realized. Metalmark Capital does not have investment and voting power with respect to 3,250 shares of Vanguard common stock indirectly owned by Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. and these 3,250 shares are not included in the 126,750 shares contained in this table for Mr. Husain.
(10)	Mr. Dal Bello is an employee of Blackstone, but has no investment or voting control over the shares beneficially owned by Blackstone.
(11)	Includes 25,283 options on Vanguard common stock and 28,574 B units and 24,492 D units in Holdings which are vested or vest within 60 days of April 1, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Holdings Limited Liability Company Agreement

Blackstone, MSCP, Baptist and the Rollover Management Investors beneficially own capital stock in our company through Holdings, both through the ownership of Class A Units and, in the case of certain Rollover Management Investors Class B, C and D membership units in Holdings as part of a new equity incentive program. As part of the transactions, Holdings was also issued certain warrants to purchase shares of our common stock, as described in further detail below. The limited liability company operating agreement of Holdings provides for the control of the shares of Vanguard held by Holdings. MSCP and Baptist currently own all of their shares of Vanguard through their ownership of Holdings. Blackstone currently owns shares of Vanguard through its ownership of Holdings and its direct ownership of 125,000 shares of Vanguard common stock as described in this prospectus.

Holdings is controlled by a five-member board of representatives, currently consisting of five individuals, three of whom are nominees of Blackstone, one of whom is a nominee of MSCP and one of whom is our chief executive officer, Charles N. Martin, Jr. At Blackstone’s election, the size of the board of representatives may be increased to nine members, with two additional representatives to be designated by Blackstone and two additional representatives to be independent representatives identified by Mr. Martin officer and acceptable to Blackstone. If at any time our chief executive officer is not Mr. Martin, the Rollover Management Investors will have the right to designate one representative to the board (the “Manager Representative”) so long as the Rollover Management Investors continue to own a number of shares of our common stock and Holdings units that is no less than 50% of the number of Class A units in Holdings owned immediately after the completion of the Merger. MSCP will continue to be entitled to nominate and elect one representative so long as MSCP continues to own a number of shares of our common stock and Holdings units that is no less than 50% of the number of Class A units in Holdings owned immediately after the completion of the Merger. These requirements will cease to apply at such time as Blackstone’s indirect ownership in Vanguard is less than 10%.

The limited liability company agreement of Holdings (the “Operating Agreement”) provides that, subject to limited exceptions, units are not transferable absent the prior consent of the board of representatives of Holdings. With respect to the Class B, C and D units only, the Operating Agreement also has call provisions applicable in the event of certain termination events relating to a Rollover Management Investor’s employment. See “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2010 Table—Certain Rights and Restrictions Applicable to the Units Held by Our Named Executive Officers.”

While holders of units are generally prohibited from transferring such units to third parties, the Operating Agreement does permit the holders of Class A units the right on advance notice to Holdings to have all of such holder’s Class A-1 units redeemed by Holdings for such holder’s proportionate ownership percentage of all of the shares of Vanguard common stock owned by Holdings (other than shares underlying the Holdings Warrants) and any proceeds received by Holdings in respect thereof. If Holdings receives written notices from the holders of a majority of the outstanding Class A units, then Holdings has the right to similarly redeem all outstanding Class A-1 units. If and when an event occurs which causes a final settlement of the Class B, C and D units and certain of such units fail to vest, then each holder of Class A-2 units is entitled, on 15 days prior written notice to Holdings, to have its Class A-2 units redeemed by Holdings for shares of common stock of the Company underlying the Holdings Warrants (setting aside those attributable to vested units) representing a percentage of the Company’s equity equivalent to the percentage of the Company’s equity represented by the Class A-2 units, together with any proceeds received by Holdings in respect of such shares. In the event that holders of Class A units were to redeem their Class A units for shares of common stock of the Company as described above, the shares received by such holder would no longer be subject to transfer restrictions under the Operating Agreement.

Holdings Warrants

At the completion of the Merger, we issued Class B, C and D warrants to Holdings (the “Holdings Warrants”), exercisable for up to 41,945, 41,945 and 35,952 shares of our common stock, respectively. As of February 1, 2011, Holdings owns 37,592 Class B warrants, 41,945 Class C warrants and 32,221 Class D warrants. These warrants will enable Holdings to deliver shares to, or otherwise allow participation in proceeds received by Holdings by, members of our senior management holding vested Class B, C and D units of Holdings (and which Holdings is entitled to repurchase in certain circumstances upon termination of employment; see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2010 Table—Certain Rights and Restrictions Applicable to the Units Held by Our Named Executive Officers”). Each Holdings Warrant is not subject to vesting restrictions and may be exercised by Holdings at any time. The exercise price of the Class B and C Holdings Warrants are $5.95 per share, and the exercise price of the Class D Holdings Warrants is $2,005.95 per share, subject to adjustment pursuant to customary antidilution provisions, including in the event of extraordinary cash dividends by the Company. In addition, subject to limited exceptions, the exercise price of the warrants is reduced upon transfer by Blackstone, MSCP, Baptist or any Rollover Management Investor of shares of common stock of the Company received in respect of Class A-1 units to third parties by an amount equal to the quotient of the fair market value of the consideration received by the transferring party and the total number of shares of common stock outstanding as of immediately prior to such transfer measured on a fully-diluted basis. Payment of the exercise price may be made, at the option of the holder, in cash or by a cashless exercise on a net basis. The Holdings Warrants are not transferrable by Holdings absent the consent of MSCP’s and management’s representatives on the board of Holdings.

Stockholders Agreement

Recipients of options to purchase our common stock are required to enter into a stockholders agreement governing such grantees’ rights and obligations with respect to the common stock underlying such options. The provisions of the stockholders agreement are, with limited exceptions, similar to those set forth in the limited liability company agreement of Holdings, including certain restrictions on transfer of shares of common stock, rights of first refusal, call rights, tag-along rights and drag-along rights. The transfer restrictions apply until the earlier of the fifth anniversary of the date the stockholder becomes a party to the stockholders agreement, or a change in control of the Company. The right of first refusal provision gives the Company a right of first refusal at any time after the fifth anniversary of the date the stockholder became a party to the stockholders agreement and prior to the earlier of a change in control of the Company or a registered public offering of our common stock meeting certain specified criteria. The call provisions provide rights with respect to the shares of our common stock held by the stockholder, whether or not such shares were acquired upon the exercise of a New Option, except for shares received upon conversion of or in redemption for Class A membership units in Holdings pursuant to the limited liability company agreement of Holdings. Such call rights are applicable in the event of certain termination events relating to the grantee’s employment with the Company.

Transaction and Monitoring Fee Agreement

In connection with the Merger, we entered into a transaction and monitoring fee agreement with affiliates of Blackstone and MSCP pursuant to which these entities agreed to provide certain structuring, advisory and management services to us. In consideration for ongoing consulting and management advisory services, we are required to pay to the Blackstone affiliate an annual fee of $4.0 million and to the MSCP affiliate an annual fee of $1.2 million for the first five years and thereafter an annual fee of $600,000.

Under the agreement, we paid to the Blackstone affiliate upon the closing of the Merger a transaction fee of $20.0 million.

The transaction and monitoring fee agreement also requires Vanguard to pay or reimburse the Blackstone and MSCP affiliates for reasonable out-of-pocket expenses in connection with, and indemnify them for liabilities arising from, the services provided pursuant to the agreement.

In the event or in anticipation of a change of control or initial public offering of the Company, the Blackstone affiliate may elect to have Vanguard pay to such affiliate and the MSCP affiliate lump sum cash payments equal to the present value (using a discount rate equal to the yield to maturity on the date of notice of such event of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of such written notice) of all then-current and future consulting and management advisory fees payable under the agreement (assuming that the termination date of the agreement was the tenth anniversary of the closing of the Merger, subject, in the case of the MSCP affiliate, to the requirement that the amount payable to such affiliate may not be less than 15% or the sum of the aggregate fees required to be paid to Blackstone under the agreement less the amount of fees already paid to the MSCP affiliate.

Under the transaction and monitoring fee agreement during fiscal year 2010, Vanguard paid to the Blackstone affiliate the annual $4.0 million fee referred to above.

Under the transaction and monitoring fee agreement during fiscal year 2010, Vanguard paid to the MSCP affiliate a $736,611 fee.

Registration Rights Agreement

In connection with the Merger, we entered into a registration rights agreement with Blackstone, MSCP, Baptist and the Rollover Management Investors, pursuant to which we may be required from time to time to register the sale of our shares held by Blackstone, MSCP, Baptist and the Rollover Management Investors. Under the registration rights agreement, Blackstone and MSCP are each entitled to require us (but in the case of MSCP, on no more than two occasions, subject to limited exceptions) to register the sale of shares held by Blackstone or MSCP, as applicable, on its behalf and may request us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the members of Holdings (including certain members of management) will have the ability to exercise certain piggyback registration rights with respect to shares of common stock of the Company held by them in connection with registered offerings requested by Blackstone or MSCP or initiated by us.

Employer Health Program Agreement with a Blackstone Affiliate, Equity Healthcare LLC

Effective July 1, 2008, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to us, we pay Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”). As of June 30, 2010, we had approximately 12,350 employees enrolled in our health benefit plans.

Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by us; (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal; or (c) arrange for additional services to us at no cost or reduced cost.

Equity Healthcare is an affiliate of Blackstone, with whom Michael A. Dal Bello, James A. Quella and Neil P. Simpkins, members of our Board, are affiliated and in which they may have an indirect pecuniary interest.

Commercial Transactions with Sponsor Portfolio Companies

Blackstone, MSCP and Metalmark are each sponsor private equity funds which have ownership interests in a broad range of companies. We have entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements is of great enough value to be considered material to us.

Policy on Transactions with Related Persons

The Vanguard board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). In February 2007, the board of directors first adopted a written policy reflecting certain practices to be followed in connection with any transaction between the Company and a “related person.”

Under this policy, any transaction with the Company in which a director, executive officer or beneficial holder of more than 5% of the total equity of the Company, or any immediate family member of the foregoing (each, a “related person”) had a direct or indirect material interest, and where the amount involved exceeded $120,000, such transaction referred to as a “related person transaction,” had to be specifically disclosed to the board of directors and had to be either approved or ratified by the board of directors.

Under this policy:

•	the company or any of its subsidiaries may employ a related person in the ordinary course of business consistent with the company’s policies and practices with respect to the employment of non-related persons in similar positions; and

•	any other related person transaction that would be required to be publicly disclosed must be approved or ratified by the board of directors, a committee thereof or if it is impractical to defer consideration of the matter until a board or committee meeting, by a non-management director who is not involved in the transaction.

If the transaction involves a related person who is a director or an immediate family member of a director, that director may not participate in the deliberations or vote. In approving or ratifying a transaction under this policy, the board of directors, the committee or director considering the matter must determine that the transaction is fair to the company and may take into account, among other factors deemed appropriate, whether the transaction is on terms not less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

During fiscal 2010, there were no transactions between the Company and a related person requiring approval under this policy, except for the Employer Health Program Agreement with Equity Healthcare.

Director Independence

Our board of directors has not made a formal determination as to whether each director is “independent” because we have no equity securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association, which has requirements that a majority of its board of directors be independent. Five of our six directors have either been appointed by our equity Sponsors or are employed by us (Mr. Martin, our chairman and chief executive officer). Thus, we do not believe any of these five directors would be considered independent under the New York Stock Exchange’s definition of independence. However, we think that our sixth director, Mr. D’Arcy, would be considered independent under the New York Stock Exchange’s definition of independence.

DESCRIPTION OF OTHER INDEBTEDNESS

2010 Credit Facilities

In January 2010, our wholly-owned subsidiary, VHS Holdco I and VHS Holdco II (the “borrower”), entered into a new senior secured credit facility with Bank of America, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, Banc of America Securities LLC and Barclays Capital, as joint lead arrangers and joint book runners, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. as joint book runners, and the lenders from time to time party thereto.

The 2010 Credit Facilities consist of an $815.0 million term loan maturing in January 2016 and a $260.0 million revolving credit facility maturing in January 2015. The 2010 Revolving Facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swingline loans. In addition, upon the occurrence of certain events, the borrower may request an incremental term loan facility to be added to the 2010 Term Loan Credit Facility in an amount determined by the borrower, subject to receipt of commitments by existing lenders or other financing institutions and to the satisfaction of certain other conditions.

Interest Rate and Fees

Borrowings under the 2010 Term Loan Credit Facility bear interest at a rate equal to, at our option, LIBOR (subject to a 1.50% LIBOR floor) plus 3.50% per annum or an alternate base rate plus 2.50% per annum. Borrowings under the 2010 Revolving Facility bear interest at a rate equal to, at our option, LIBOR plus an applicable margin ranging from 3.25% to 3.50% per annum or an alternate base rate plus an applicable margin ranging from 2.25% to 2.50% per annum, in each case subject to the lower end of the range should our leverage ratio decrease below a certain designated level. Each of LIBOR and the base rate under the 2010 Term Loan Credit Facility are subject to a minimum rate of interest. We paid an upfront fee to the lenders equal to a percentage of such lender’s initial term loan under the 2010 Term Loan Credit Facility. We also pay a commitment fee to the lenders under the 2010 Revolving Facility in respect of unutilized commitments thereunder, such commitment fee being subject to a decrease should our leverage ratio decrease below a certain designated level. We also pay customary letter of credit fees under this facility.

Prepayments

The 2010 Credit Facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% subject to our attaining certain leverage ratios) of our annual excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events exceeding a certain threshold, if we do not reinvest those net cash proceeds in assets to be used in our business or to make certain other permitted investments (a) within 365 days of the receipt of such net cash proceeds or (b) if we commit to reinvest such net cash proceeds within 365 days of the receipt thereof, within 180 days thereafter; and

•	100% of the net proceeds of any incurrence of debt other than debt permitted under the 2010 Credit Facilities.

We may voluntarily repay outstanding loans under the 2010 Credit Facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

•	create liens on assets;

•	change the nature of our business;

•	make capital expenditures;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into healthcare joint ventures;

•	hold more than 30% of our total assets in subsidiaries which are not U.S. Guarantors; and

•	enter into hedging agreements.

In addition, the 2010 Credit Facilities require us to maintain the following financial covenants: (1) a minimum interest coverage ratio and (2) a maximum total leverage ratio.

The 2010 Credit Facilities also contain certain customary affirmative covenants and events of default.

THE EXCHANGE OFFERS

The 8% Senior Notes Exchange Offer

General

The Issuers hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the 8% senior notes exchange offer), to exchange up to $225,325,000 aggregate principal amount of our 8% Senior Notes due 2018, which we refer to in this prospectus as the outstanding 8% senior notes, for a like aggregate principal amount of our 8% Senior Notes due 2018, which we refer to in this prospectus as the 8% senior exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The 8% senior notes exchange offer is being made with respect to all of the outstanding 8% senior notes.

As of the date of this prospectus, $225,325,000 aggregate principal amount of the outstanding 8% senior notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about          , 2011 to all holders of outstanding 8% senior notes known to us. Our obligation to accept outstanding 8% senior notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Certain Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the 8% Senior Notes Exchange Offer

We and the guarantors have entered into a registration rights agreement with the initial purchasers of the outstanding 8% senior notes in which we and the guarantors agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding 8% senior notes for 8% senior exchange notes. We also agreed to use our reasonable best efforts to cause the 8% senior notes exchange offer registration statement to become effective under the Securities Act no later than 360 days after the July 14, 2010 date of issuance of the outstanding 8% senior notes and to keep the 8% senior notes exchange offer open for a period of 20 business days after the date notice of the 8% senior notes exchange offer is given to the holders of the outstanding 8% senior notes. The 8% senior exchange notes will have terms substantially identical to the outstanding 8% senior notes, except that the 8% senior exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding 8% senior notes were issued in separate private offerings on January 29, 2010 and July 14, 2010.

Under certain circumstances set forth in the registration rights agreement, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding 8% senior notes and keep the registration statement effective for up to two years after the date of the first issuance of the outstanding 8% senior notes.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding 8% senior notes.

Each holder of outstanding 8% senior notes that wishes to exchange outstanding 8% senior notes for transferable 8% senior exchange notes in the exchange offer will be required to make the following representations:

•	it is acquiring the 8% senior exchange notes in its ordinary course of business;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the 8% senior exchange notes within the meaning of the Securities Act; and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuers or any guarantor.

Broker-dealers who acquired outstanding 8% senior notes from the Issuers in the initial offering are not eligible to participate in the 8% senior notes exchange offer with respect to such outstanding 8% senior notes. Any broker-dealer who holds outstanding 8% senior notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such outstanding 8% senior notes pursuant to this 8% senior notes exchange offer so long as the broker-dealer has not entered into any arrangement or understanding with either the Issuers or any of their affiliates to distribute the 8% senior exchange notes; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the 8% senior exchange notes received by such broker-dealer in the 8% senior notes exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. See “Plan of Distribution.”

Resale of 8% Senior Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that 8% senior exchange notes issued under the 8% senior notes exchange offer in exchange for outstanding 8% senior notes may be offered for resale, resold and otherwise transferred by any 8% senior exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of either of the Issuers or any guarantor within the meaning of Rule 405 under the Securities Act;

•	the 8% senior exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the 8% senior exchange notes and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the 8% senior exchange notes.

Any holder who tenders in the 8% senior notes exchange offer with the intention of participating in any manner in a distribution of the 8% senior exchange notes in a secondary resale transaction:

•	cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of 8% senior exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding 8% senior notes as a result of market-making activities or other trading activities may participate in the 8% senior notes exchange offer. Each broker-dealer that receives 8% senior exchange notes for its own account in exchange for outstanding 8% senior notes, where the outstanding 8% senior notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the 8% senior exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of 8% senior exchange notes.

Terms of the 8% Senior Notes Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding 8% senior notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of 8% senior exchange notes in exchange for each $1,000 principal amount of outstanding 8% senior notes surrendered under the 8% senior notes exchange offer, except that outstanding 8% senior notes tendered in the exchange offer must be in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The form and terms of the 8% senior exchange notes will be substantially identical to the form and terms of the outstanding 8% senior notes except the 8% senior exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The 8% senior exchange notes will evidence the same debt as the outstanding 8% senior notes. The 8% senior exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 8% senior notes. Consequently, the outstanding 8% senior notes and the 8% senior exchange notes will be treated as a single class of debt securities under the indenture.

The 8% senior notes exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding 8% senior notes being tendered for exchange.

As of the date of this prospectus, $225,325,000 aggregate principal amount of the outstanding 8% senior notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding 8% senior notes. There will be no fixed record date for determining registered holders of outstanding 8% senior notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding 8% senior notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding 8% senior notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding 8% senior notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the 8% senior exchange notes from us and delivering the 8% senior exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding 8% senior notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to the 8% Senior Notes Exchange Offer.”

Holders who tender outstanding 8% senior notes in the 8% senior notes exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding 8% senior notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the 8% senior notes exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the 8% senior notes exchange offer.

Expiration Date; Extensions; Amendments

The 8% senior notes exchange offer will expire at 11:59 p.m., New York City time on          , 2011, unless in our sole discretion we extend it.

In order to extend the 8% senior notes exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding 8% senior notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding 8% senior notes;

•	to extend the 8% senior notes exchange offer or to terminate the 8% senior notes exchange offer and to refuse to accept outstanding 8% senior notes not previously accepted if any of the conditions set forth below under “— Certain Conditions to the 8% Senior Notes Exchange Offer” have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	under the terms of the registration rights agreement, to amend the terms of the 8% senior notes exchange offer in any manner.

Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding 8% senior notes. If we amend the 8% senior notes exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding 8% senior notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the 8% senior notes exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the 8% Senior Notes Exchange Offer

Despite any other term of the 8% senior notes exchange offer, we will not be required to accept for exchange, or issue any 8% senior exchange notes for, any outstanding 8% senior notes, and we may terminate the 8% senior notes exchange offer as provided in this prospectus before accepting any outstanding 8% senior notes for exchange if in our reasonable judgment:

•	The 8% senior exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	The 8% senior notes exchange offer, or the making of any exchange by a holder of outstanding 8% senior notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the 8% senior notes exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the 8% senior notes exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding 8% senior notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the 8% senior exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the 8% senior notes exchange offer is open. Consequently, we may delay acceptance of any outstanding 8% senior notes by giving oral or written notice of the extension to their holders. During any such extensions, all outstanding 8% senior notes previously tendered will remain subject to the 8% senior notes exchange offer, and we may accept them for exchange. We will return any outstanding 8% senior notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the 8% senior notes exchange offer.

We expressly reserve the right to amend or terminate the 8% senior notes exchange offer, and to reject for exchange any outstanding 8% senior notes not previously accepted for exchange, upon the occurrence of any of the conditions of the 8% senior notes exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance, or termination to the holders of the outstanding 8% senior notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding 8% senior notes tendered, and will not issue 8% senior exchange notes in exchange for any outstanding 8% senior notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of outstanding 8% senior notes may tender the outstanding notes in the exchange offer. To tender in the 8% senior notes exchange offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for the outstanding 8% senior notes along with the accompanying letter of transmittal prior to the expiration date; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding 8% senior notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

The method of delivery of outstanding 8% senior notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding 8% senior notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding 8% senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding 8% senior notes either:

•	make appropriate arrangements to register ownership of the outstanding 8% senior notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding 8% senior notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another

“eligible institution” within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the outstanding 8% senior notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding 8% senior notes listed on the outstanding 8% senior notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding 8% senior notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any outstanding 8% senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding 8% senior notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding 8% senior notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding 8% senior notes and withdrawal of tendered outstanding 8% senior notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding 8% senior notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding 8% senior notes. Our interpretation of the terms and conditions of the 8% senior notes exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding 8% senior notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding 8% senior notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding 8% senior notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding 8% senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue 8% senior exchange notes for outstanding 8% senior notes that we have accepted for exchange under the 8% senior notes exchange offer only after the exchange agent timely receives:

•	Outstanding 8% senior notes or a timely book-entry confirmation of the outstanding 8% senior notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding 8% senior notes will represent or be deemed to have represented to us that, among other things:

•	it is acquiring the 8% senior exchange notes that the holder receives in its ordinary course of business;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the 8% senior exchange notes; and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or of any guarantor.

Any broker-dealer who holds outstanding 8% senior notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding 8% senior notes acquired directly from the Issuers) may exchange such outstanding notes pursuant to this exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the 8% senior exchange notes received by such broker-dealer in the 8% senior notes exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the 8% senior notes exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding 8% senior notes by causing DTC to transfer the outstanding 8% senior notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding 8% senior notes who are unable to deliver confirmation of the book-entry tender of their outstanding 8% senior notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding 8% senior notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding 8% senior notes but whose outstanding 8% senior notes are not immediately available or who cannot deliver their outstanding 8% senior notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding 8% senior notes and the principal amount of outstanding 8% senior notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding 8% senior notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding 8% senior notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding 8% senior notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of outstanding 8% senior notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “— Exchange Agent”, or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding 8% senior notes to be withdrawn;

•	identify the outstanding 8% senior notes to be withdrawn, including the principal amount of the outstanding 8% senior notes; and

•	where certificates for outstanding 8% senior notes have been transmitted, specify the name in which the outstanding 8% senior notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding 8% senior notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If outstanding 8% senior notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding 8% senior notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding 8% senior notes so withdrawn not to have been validly tendered for exchange for purposes of the 8% senior notes exchange offer. Any outstanding 8% senior notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding 8% senior notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding 8% senior notes will be credited to an account maintained with DTC for outstanding 8% senior notes, as soon as practicable after withdrawal, rejection of tender or termination of the 8% senior notes exchange offer. Properly withdrawn, outstanding 8% senior notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the 8% senior notes exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Mail or Overnight Delivery:	By Facsimile:	By Hand Delivery:
U.S. Bank National Association	U.S. Bank National Association	U.S. Bank National Association
60 Livingston Avenue	60 Livingston Avenue	60 Livingston Avenue
St. Paul, MN 55107	St. Paul, MN 55107	St. Paul, MN 55107
Attn: Specialized Finance Dept.	Attn: Specialized Finance Dept.	Attn: Specialized Finance Dept.

(651) 495-8158

Confirm Receipt of Facsimile by telephone (800) 934-6802

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the 8% senior notes exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the 8% senior notes exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the 8% senior notes exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and Trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding 8% senior notes under the 8% senior notes exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding 8% senior notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding 8% senior notes tendered;

•	tendered outstanding 8% senior notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding 8% senior notes under the 8% senior notes exchange offer.

If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of outstanding 8% senior notes who do not exchange their outstanding 8% senior notes for 8% senior exchange notes under the 8% senior notes exchange offer will remain subject to the restrictions on transfer of the outstanding 8% senior notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding 8% senior notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding 8% senior notes.

In general, you may not offer or sell the outstanding 8% senior notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding 8% senior notes under the Securities Act. Based on interpretations of the SEC staff, 8% senior exchange notes issued in the 8% senior notes exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the 8% senior exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the 8% senior exchange notes to be acquired in the 8% senior notes exchange offer. Any holder who tenders in the 8% senior notes exchange offer for the purpose of participating in a distribution of the 8% senior exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the 8% senior exchange notes in our accounting records at the same carrying value as the outstanding 8% senior notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the 8% senior notes exchange offer. We will record the expenses of the 8% senior notes exchange offer as incurred.

Other

Participation in the 8% senior notes exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding 8% senior notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding 8% senior notes that are not tendered in the 8% senior notes exchange offer or to file a registration statement to permit resales of any untendered outstanding 8% senior notes.

The 7.750% Senior Notes Exchange Offer

General

The Issuers hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the 7.750% senior notes exchange offer), to exchange up to $350.0 million aggregate principal amount of our 7.750% Senior Notes due 2019, which we refer to in this prospectus as the outstanding 7.750% senior notes, for a like aggregate principal amount of our 7.750% Senior Notes due 2019, which we refer to in this prospectus as the 7.750% senior exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The 7.750% senior notes exchange offer is being made with respect to all of the outstanding 7.750% senior notes.

As of the date of this prospectus, $350.0 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about          , 2011 to all holders of outstanding 7.750% senior notes known to us. Our obligation to accept outstanding 7.750% senior notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Certain Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the 7.750% Senior Notes Exchange Offer

We and the guarantors have entered into a registration rights agreement with the initial purchasers of the outstanding 7.750% senior notes in which we and the guarantors agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding 7.750% senior notes for 7.750% senior exchange notes. We also agreed to use our reasonable best efforts to cause the 7.750% senior notes exchange offer registration statement to become effective under the Securities Act no later than 360 days after the January 26, 2011 date of issuance of the outstanding 7.750% senior notes and to keep the 7.750% senior notes exchange offer open for a period of 20 business days after the date notice of the 7.750% senior notes exchange offer is given to the holders of the outstanding 7.750% senior notes. The 7.750% senior exchange notes will have terms substantially identical to the outstanding 7.750% senior notes, except that the 7.750% senior exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding 7.750% senior notes were issued on January 26, 2011.

Under certain circumstances set forth in the registration rights agreement, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding 7.750% senior notes and keep the registration statement effective for up to two years after the date of the first issuance of the outstanding 7.750% senior notes.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding 7.750% senior notes.

Each holder of outstanding 7.750% senior notes that wishes to exchange outstanding 7.750% senior notes for transferable 7.750% senior exchange notes in the exchange offer will be required to make the following representations:

•	it is acquiring the 7.750% senior exchange notes in its ordinary course of business;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the 7.750% senior exchange notes within the meaning of the Securities Act; and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuers or any guarantor.

Broker-dealers who acquired outstanding 7.750% senior notes from the Issuers in the initial offering are not eligible to participate in the 7.750% senior notes exchange offer with respect to such outstanding 7.750% senior notes. Any broker-dealer who holds outstanding 7.750% senior notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such outstanding 7.750% senior notes pursuant to this 7.750% senior notes exchange offer so long as the broker-dealer has not entered into any arrangement or understanding with either the Issuers or any of their affiliates to distribute the 7.750% senior exchange notes; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the 7.750% senior exchange notes received by such broker-dealer in the 7.750% senior notes exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. See “Plan of Distribution.”

Resale of 7.750% Senior Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that 7.750% senior exchange notes issued under the 7.750% senior notes exchange offer in exchange for outstanding 7.750% senior notes may be offered for resale, resold and otherwise transferred by any 7.750% senior exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of either of the Issuers or any guarantor within the meaning of Rule 405 under the Securities Act;

•	the 7.750% senior exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the 7.750% senior exchange notes and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the 7.750% senior exchange notes.

Any holder who tenders in the 7.750% senior notes exchange offer with the intention of participating in any manner in a distribution of the 7.750% senior exchange notes in a secondary resale transaction:

•	cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of 7.750% senior exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding 7.750% senior notes as a result of market-making activities or other trading activities may participate in the 7.750% senior notes exchange offer. Each broker-dealer that receives 7.750% senior exchange notes for its own account in exchange for outstanding 7.750% senior notes, where the outstanding 7.750% senior notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the 7.750% senior exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of 7.750% senior exchange notes.

Terms of the 7.750% Senior Notes Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding 7.750% senior notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of 7.750% senior exchange notes in exchange for each $1,000 principal amount of outstanding 7.750% senior notes surrendered under the 7.750% senior notes exchange offer, except that outstanding 7.750% senior notes tendered in the exchange offer must be in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The form and terms of the 7.750% senior exchange notes will be substantially identical to the form and terms of the outstanding 7.750% senior notes except the 7.750% senior exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The 7.750% senior exchange notes will evidence the same debt as the outstanding 7.750% senior notes. The 7.750% senior exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 7.750% senior notes. Consequently, the outstanding 7.750% senior notes and the 7.750% senior exchange notes will be treated as a single class of debt securities under the indenture.

The 7.750% senior notes exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding 7.750% senior notes being tendered for exchange.

As of the date of this prospectus, $350.0 million aggregate principal amount of the outstanding 7.750% senior notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding 7.750% senior notes. There will be no fixed record date for determining registered holders of outstanding 7.750% senior notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding 7.750% senior notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes 7.750% senior and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding 7.750% senior notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the 7.750% senior exchange notes from us and delivering the 7.750% senior exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding 7.750% senior notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to the 7.750% Senior Notes Exchange Offer.”

Holders who tender outstanding 7.750% senior notes in the 7.750% senior notes exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding 7.750% senior notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the 7.750% senior notes exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the 7.750% senior notes exchange offer.

Expiration Date; Extensions; Amendments

The 7.750% senior notes exchange offer will expire at 11:59 p.m., New York City time on          , 2011, unless in our sole discretion we extend it.

In order to extend the 7.750% senior notes exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding 7.750% senior notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding 7.750% senior notes;

•	to extend the 7.750% senior notes exchange offer or to terminate the 7.750% senior notes exchange offer and to refuse to accept outstanding 7.750% senior notes not previously accepted if any of the conditions set forth below under “— Certain Conditions to the 7.750% Senior Notes Exchange Offer” have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	under the terms of the registration rights agreement, to amend the terms of the 7.750% senior notes exchange offer in any manner.

Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding 7.750% senior notes. If we amend the 7.750% senior notes exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding 7.750% senior notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the 7.750% senior note exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the 7.750% Senior Notes Exchange Offer

Despite any other term of the 7.750% senior notes exchange offer, we will not be required to accept for exchange, or issue any 7.750% senior exchange notes for, any outstanding 7.750% senior notes, and we may terminate the 7.750% senior notes exchange offer as provided in this prospectus before accepting any outstanding 7.750% senior notes for exchange if in our reasonable judgment:

•	The 7.750% senior exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	The 7.750% senior notes exchange offer, or the making of any exchange by a holder of outstanding 7.750% senior notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the 7.750% senior notes exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the 7.750% senior notes exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding 7.750% senior notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the 7.750% senior exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the 7.750% senior notes exchange offer is open. Consequently, we may delay acceptance of any outstanding 7.750% senior notes by giving oral or written notice of the extension to their holders. During any such extensions, all outstanding 7.750% senior notes previously tendered will remain subject to the 7.750% senior notes exchange offer, and we may accept them for exchange. We will return any outstanding 7.750% senior notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the 7.750% senior notes exchange offer.

We expressly reserve the right to amend or terminate the 7.750% senior notes exchange offer, and to reject for exchange any outstanding 7.750% senior notes not previously accepted for exchange, upon the occurrence of any of the conditions of the 7.750% senior notes exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance, or termination to the holders of the outstanding 7.750% senior notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding 7.750% senior notes tendered, and will not issue 7.750% senior exchange notes in exchange for any outstanding 7.750% senior notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of outstanding 7.750% senior notes may tender the outstanding notes in the 7.750% senior notes exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for the outstanding 7.750% senior notes along with the accompanying letter of transmittal prior to the expiration date; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding 7.750% senior notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

The method of delivery of outstanding 7.750% senior notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding 7.750% senior notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding 7.750% senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding 7.750% senior notes either:

•	make appropriate arrangements to register ownership of the outstanding 7.750% senior notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding 7.750% senior notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another

“eligible institution” within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the outstanding 7.750% senior notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding 7.750% senior notes listed on the outstanding 7.750% senior notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding 7.750% senior notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any outstanding 7.750% senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding 7.750% senior notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding 7.750% senior notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding 7.750% senior notes and withdrawal of tendered outstanding 7.750% senior notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding 7.750% senior notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding 7.750% senior notes. Our interpretation of the terms and conditions of the 7.750% senior notes exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding 7.750% senior notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding 7.750% senior notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding 7.750% senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue 7.750% senior exchange notes for outstanding 7.750% senior notes that we have accepted for exchange under the 7.750% senior notes exchange offer only after the exchange agent timely receives:

•	Outstanding 7.750% senior notes or a timely book-entry confirmation of the outstanding 7.750% senior notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding 7.750% senior notes will represent or be deemed to have represented to us that, among other things:

•	it is acquiring the 7.750% senior exchange notes that the holder receives in its ordinary course of business;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the 7.750% senior exchange notes; and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or of any guarantor.

Any broker-dealer who holds outstanding 7.750% senior notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding 7.750% senior notes acquired directly from the Issuers) may exchange such outstanding notes pursuant to this exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the 7.750% senior exchange notes received by such broker-dealer in the 7.750% senior notes exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the 7.750% senior notes exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding 7.750% senior notes by causing DTC to transfer the outstanding 7.750% senior notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding 7.750% senior notes who are unable to deliver confirmation of the book-entry tender of their outstanding 7.750% senior notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding 7.750% senior notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding 7.750% senior notes but whose outstanding 7.750% senior notes are not immediately available or who cannot deliver their outstanding 7.750% senior notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding 7.750% senior notes and the principal amount of outstanding 7.750% senior notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding 7.750% senior notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding 7.750% senior notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding 7.750% senior notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of outstanding 7.750% senior notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “— Exchange Agent”, or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding 7.750% senior notes to be withdrawn;

•	identify the outstanding 7.750% senior notes to be withdrawn, including the principal amount of the outstanding 7.750% senior notes; and

•	where certificates for outstanding 7.750% senior notes have been transmitted, specify the name in which the outstanding 7.750% senior notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding 7.750% senior notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If outstanding 7.750% senior notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding 7.750% senior notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding 7.750% senior notes so withdrawn not to have been validly tendered for exchange for purposes of the 7.750% senior notes exchange offer. Any outstanding 7.750% senior notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding 7.750% senior notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding 7.750% senior notes will be credited to an account maintained with DTC for outstanding 7.750% senior notes, as soon as practicable after withdrawal, rejection of tender or termination of the 7.750% senior notes exchange offer. Properly withdrawn, outstanding

7.750% senior notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the 7.750% senior notes exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Mail or Overnight Delivery:	By Facsimile:	By Hand Delivery:
U.S. Bank National Association	U.S. Bank National Association	U.S. Bank National Association
60 Livingston Avenue	60 Livingston Avenue	60 Livingston Avenue
St. Paul, MN 55107	St. Paul, MN 55107	St. Paul, MN 55107
Attn: Specialized Finance Dept.	Attn: Specialized Finance Dept.	Attn: Specialized Finance Dept.

(651) 495-8158

Confirm Receipt of Facsimile by telephone (800) 934-6802

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the 7.750% senior notes exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the 7.750% senior notes exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the 7.750% senior notes exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and Trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding 7.750% senior notes under the 7.750% senior notes exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding 7.750% senior notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding 7.750% senior notes tendered;

•	tendered outstanding 7.750% senior notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding 7.750% senior notes under the 7.750% senior notes exchange offer.

If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of outstanding 7.750% senior notes who do not exchange their outstanding 7.750% senior notes for 7.750% senior exchange notes under the 7.750% senior notes exchange offer will remain subject to the restrictions on transfer of the outstanding 7.750% senior notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding 7.750% senior notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding 7.750% senior notes.

In general, you may not offer or sell the outstanding 7.750% senior notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding 7.750% senior notes under the Securities Act. Based on interpretations of the SEC staff, 7.750% senior notes exchange notes issued in the 7.750% senior notes exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the 7.750% senior exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the 7.750% senior exchange notes to be acquired in the 7.750% senior notes exchange offer. Any holder who tenders in the 7.750% senior notes exchange offer for the purpose of participating in a distribution of the 7.750% senior exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the 7.750% senior exchange notes in our accounting records at the same carrying value as the outstanding 7.750% senior notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the 7.750% senior notes exchange offer. We will record the expenses of the 7.750% senior notes exchange offer as incurred.

Other

Participation in the 7.750% senior notes exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding 7.750% senior notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding 7.750% senior notes that are not tendered in the 7.750% senior notes exchange offer or to file a registration statement to permit resales of any untendered outstanding 7.750% senior notes.

The Senior Discount Notes Exchange Offer

General

Vanguard hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the senior discount notes exchange offer), to exchange up to $747,219,000 aggregate principal amount at maturity of its 10.375% Senior Discount Notes due 2016, which we refer to in this prospectus as the outstanding senior discount notes, for a like aggregate principal amount at maturity of its 10.375% Senior Discount Notes due 2016, which we refer to in this prospectus as the senior discount exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The senior discount notes exchange offer is being made with respect to all of the outstanding senior discount notes.

As of the date of this prospectus, $747,219,000 aggregate principal amount at maturity of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about          , 2011 to all holders of outstanding senior discount notes known to us. Our obligation to accept outstanding senior discount notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Certain Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Senior Discount Notes Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the outstanding senior discount notes in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding senior discount notes for senior discount exchange notes. We also agreed to use our reasonable best efforts to cause the senior discount notes exchange offer registration statement to become effective under the Securities Act no later than 360 days after the January 26, 2011 date of issuance of the outstanding senior discount notes and to keep the senior discount notes exchange offer open for a period of 20 business days after the date notice of the senior discount notes exchange offer is given to the holders of the outstanding senior discount notes. The senior discount exchange notes will have terms substantially identical to the outstanding senior discount notes, except that the senior discount exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding senior discount notes were issued on January 26, 2011.

Under certain circumstances set forth in the registration rights agreement, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding senior discount notes and keep the registration statement effective for up to two years after the date of the first issuance of the outstanding senior discount notes.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding senior discount notes.

Each holder of outstanding senior discount notes that wishes to exchange outstanding senior discount notes for transferable senior discount exchange notes in the exchange offer will be required to make the following representations:

•	it is acquiring the senior discount exchange notes in its ordinary course of business;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the senior discount exchange notes within the meaning of the Securities Act; and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of Vanguard.

Broker-dealers who acquired outstanding senior discount notes from Vanguard in the initial offering are not eligible to participate in the senior discount notes exchange offer with respect to such outstanding senior discount notes. Any broker-dealer who holds outstanding senior discount notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such outstanding senior discount notes pursuant to this senior discount notes exchange offer so long as the broker-dealer has not entered into any arrangement or understanding with either Vanguard or any of its affiliates to distribute the senior discount exchange notes; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the senior discount exchange notes received by such broker-

dealer in the senior discount notes exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. See “Plan of Distribution.”

Resale of Senior Discount Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that senior discount exchange notes issued under the senior discount notes exchange offer in exchange for outstanding senior discount notes may be offered for resale, resold and otherwise transferred by any senior discount exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of Vanguard within the meaning of Rule 405 under the Securities Act;

•	the senior discount exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the senior discount exchange notes and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the senior discount exchange notes.

Any holder who tenders in the senior discount notes exchange offer with the intention of participating in any manner in a distribution of the senior discount exchange notes in a secondary resale transaction:

•	cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of senior discount exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding senior discount notes as a result of market-making activities or other trading activities may participate in the senior discount notes exchange offer. Each broker-dealer that receives senior discount exchange notes for its own account in exchange for outstanding senior discount notes, where the outstanding senior discount notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the senior discount exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of senior discount exchange notes.

Terms of the Senior Discount Notes Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding senior discount notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount at maturity of senior discount exchange notes in exchange for each $1,000 principal amount at maturity of outstanding senior discount notes surrendered under the senior discount notes exchange offer, except that outstanding senior discount notes tendered in the exchange offer must be in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The form and terms of the senior discount exchange notes will be substantially identical to the form and terms of the outstanding senior discount notes except the senior discount exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The senior discount exchange notes will evidence the same debt as the outstanding senior discount notes. The senior discount exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding senior discount notes.

Consequently, the outstanding senior discount notes and the senior discount exchange notes will be treated as a single class of debt securities under the indenture.

The senior discount notes exchange offer is not conditioned upon any minimum aggregate principal amount at maturity of outstanding senior discount notes being tendered for exchange.

As of the date of this prospectus, $747,219,000 aggregate principal amount at maturity of the outstanding senior discount notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding senior discount notes. There will be no fixed record date for determining registered holders of outstanding senior discount notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding senior discount notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrete at the rate of 10.375% per annum and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding senior discount notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding senior discount notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the senior discount exchange notes from us and delivering the senior discount exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding senior discount notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to the Senior Discount Notes Exchange Offer.”

Holders who tender outstanding senior discount notes in the senior discount notes exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding senior discount notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the senior discount notes exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the senior discount notes exchange offer.

Expiration Date; Extensions; Amendments

The senior discount notes exchange offer will expire at 11:59 p.m., New York City time on          , 2011, unless in our sole discretion we extend it.

In order to extend the senior discount notes exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding senior discount notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding senior discount notes;

•	to extend the senior discount notes exchange offer or to terminate the senior discount notes exchange offer and to refuse to accept outstanding senior discount notes not previously accepted if any of the conditions set forth below under “— Certain Conditions to the Senior Discount Notes Exchange Offer” have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	under the terms of the registration rights agreement, to amend the terms of the senior discount notes exchange offer in any manner.

Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding senior discount notes. If we amend the senior discount notes exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding senior discount notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the senior discount notes exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the Senior Discount Notes Exchange Offer

Despite any other term of the senior discount notes exchange offer, we will not be required to accept for exchange, or issue any senior discount exchange notes for, any outstanding senior discount notes, and we may terminate the senior discount notes exchange offer as provided in this prospectus before accepting any outstanding senior discount notes for exchange if in our reasonable judgment:

•	the senior discount exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the senior discount notes exchange offer, or the making of any exchange by a holder of outstanding senior discount notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the senior discount notes exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the senior discount notes exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding senior discount notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Senior Discount Notes Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the senior discount exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the senior discount notes exchange offer is open. Consequently, we may delay acceptance of any outstanding senior discount notes by giving oral or written notice of the extension to their holders. During any such extensions, all outstanding senior discount notes previously tendered will remain subject to the senior discount notes exchange offer, and we may accept them for exchange. We will return any outstanding senior discount notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the senior discount notes exchange offer.

We expressly reserve the right to amend or terminate the senior discount notes exchange offer, and to reject for exchange any outstanding senior discount notes not previously accepted for exchange, upon the occurrence of any of the conditions of the senior discount notes exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance, or termination to the holders of the outstanding senior discount notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding senior discount notes tendered, and will not issue senior discount exchange notes in exchange for any outstanding senior discount notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of outstanding senior discount notes may tender the outstanding notes in the exchange offer. To tender in the senior discount notes exchange offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for the outstanding senior discount notes along with the accompanying letter of transmittal prior to the expiration date; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding senior discount notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

The method of delivery of outstanding senior discount notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding senior discount notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding senior discount notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding senior discount notes either:

•	make appropriate arrangements to register ownership of the outstanding senior discount notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding senior discount notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the outstanding senior discount notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding senior discount notes listed on the outstanding senior discount notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding senior discount notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any outstanding senior discount notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding senior discount notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding senior discount notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding senior discount notes and withdrawal of tendered outstanding senior discount notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding senior discount notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding senior discount notes. Our interpretation of the terms and conditions of the senior discount notes exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding senior discount notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding senior discount notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding senior discount notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding senior discount notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue senior discount exchange notes for outstanding senior discount notes that we have accepted for exchange under the senior discount notes exchange offer only after the exchange agent timely receives:

•	outstanding senior discount notes or a timely book-entry confirmation of the outstanding senior discount notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding senior discount notes will represent or be deemed to have represented to us that, among other things:

•	it is acquiring the senior discount exchange notes that the holder receives in its ordinary course of business;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the senior discount exchange notes; and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours.

Any broker-dealer who holds outstanding senior discount notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding senior discount notes acquired directly from Vanguard) may exchange such outstanding notes pursuant to this exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the senior discount exchange notes received by such broker-dealer in the senior discount notes exchange offer, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the senior discount notes exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding senior discount notes by causing DTC to transfer the outstanding senior discount notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding senior discount notes who are unable to deliver confirmation of the book-entry tender of their outstanding senior discount notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding senior discount notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding senior discount notes but whose outstanding senior discount notes are not immediately available or who cannot deliver their outstanding senior discount notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding senior discount notes and the principal amount at maturity of outstanding senior discount notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding senior discount notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding senior discount notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding senior discount notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of outstanding senior discount notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “— Exchange Agent”, or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding senior discount notes to be withdrawn;

•	identify the outstanding senior discount notes to be withdrawn, including the principal amount of the outstanding senior discount notes; and

•	where certificates for outstanding senior discount notes have been transmitted, specify the name in which the outstanding senior discount notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding senior discount notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If outstanding senior discount notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding senior discount notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding senior discount notes so withdrawn not to have been validly tendered for exchange for purposes of the senior discount notes exchange offer. Any outstanding senior discount notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding senior discount notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding senior discount notes will be credited to an account maintained with DTC for outstanding senior discount notes, as soon as practicable after withdrawal, rejection of tender or termination of the senior discount notes exchange offer. Properly withdrawn, outstanding senior discount notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for senior discount notes exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Mail or Overnight Delivery:	By Facsimile:	By Hand Delivery:
U.S. Bank National Association	U.S. Bank National Association	U.S. Bank National Association
60 Livingston Avenue	60 Livingston Avenue	60 Livingston Avenue
St. Paul, MN 55107	St. Paul, MN 55107	St. Paul, MN 55107
Attn: Specialized Finance Dept.	Attn: Specialized Finance Dept.	Attn: Specialized Finance Dept.

(651) 495-8158

Confirm Receipt of Facsimile by telephone (800) 934-6802

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the senior discount notes exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the senior discount notes exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the senior discount notes exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and Trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding senior discount notes under the senior discount exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding senior discount notes for principal amounts at maturity not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding senior discount notes tendered;

•	tendered outstanding senior discount notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding senior discount notes under the senior discount notes exchange offer.

If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of outstanding senior discount notes who do not exchange their outstanding senior discount notes for senior discount exchange notes under the senior discount notes exchange offer will remain subject to the restrictions on transfer of the outstanding senior discount notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding senior discount notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding senior discount notes.

In general, you may not offer or sell the outstanding senior discount notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding senior discount notes under the Securities Act. Based on interpretations of the SEC staff, senior discount exchange notes issued in the senior discount notes exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the senior discount exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the senior discount exchange notes to be acquired in the senior discount notes exchange offer. Any holder who tenders in the senior discount notes exchange offer for the purpose of participating in a distribution of the senior discount exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the senior discount exchange notes in our accounting records at the same carrying value as the outstanding senior discount notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the senior discount notes exchange offer. We will record the expenses of the senior discount notes exchange offer as incurred.

Other

Participation in the senior discount notes exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding senior discount notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding senior discount notes that are not tendered in the senior discount notes exchange offer or to file a registration statement to permit resales of any untendered outstanding senior discount notes.

DESCRIPTION OF 8% SENIOR EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the following terms refer to the following entities, and not to any of their respective subsidiaries:

•	“Vanguard” refers only to Vanguard Health Systems, Inc.,

•	“VHS Holdco I” refers only to Vanguard Health Holding Company I, LLC,

•	“VHS Holdco II” refers only to Vanguard Health Holding Company II, LLC, and

•	“Co-Issuer” refers only to Vanguard Holding Company II, Inc., a wholly-owned subsidiary of VHS Holdco II with nominal assets which conducts no operations,

•	the term “Issuers” refers to VHS Holdco II and the Co-Issuer as co-issuers of the 8% Senior Notes (each of such Issuers, an “Issuer”).

For purposes of this description, the term “8% Senior Notes” refers to the 8% Senior Notes due 2018, including the outstanding notes and the exchange notes and the term “Existing Notes” refers to the $950.0 million in aggregate principal amount of 8% Senior Notes due 2018 issued on January 29, 2010.

The outstanding notes were, and the exchange notes will be, issued under an indenture dated as of January 29, 2010, as the same may be amended and supplemented by one or more supplemental indentures from time to time (the “8% Senior Indenture”) among the Issuers, VHS Holdco I, Vanguard, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

The terms of the 8% Senior Notes include those stated in the 8% Senior Indenture and those made part of the 8% Senior Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the 8% Senior Indenture and does not restate the 8% Senior Indenture in its entirety. We urge you to read the 8% Senior Indenture because it, and not this description, defines your rights as holders of the 8% Senior Notes. Copies of the 8% Senior Indenture are available as set forth under “Where You Can Find Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the 8% Senior Indenture.

The registered holder of any 8% Senior Note will be treated as the owner of it for all purposes. Only registered holders have rights under the 8% Senior Indenture.

Brief Description of the 8% Senior Notes

The 8% Senior Notes are:

•	unsecured general obligations of the Issuers;

•	guaranteed by Vanguard, VHS Holdco I and certain Subsidiaries of the Issuers, on a senior unsecured basis as described below;

•	pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Issuers;

•	senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers; and

•	effectively subordinated to any secured Indebtedness of the Issuers (including Indebtedness under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness.

After giving effect to the Acquisitions and the offerings of 7.750% senior notes and the senior discount notes, as of December 31, 2010, the Issuers and their Subsidiaries would have had outstanding total Indebtedness of approximately $1,751.3 million, $815.0 million of which would have been Secured Indebtedness under the Credit Agreement. An additional $229.8 million would have been available for borrowing pursuant to the revolving credit facility under the Credit Agreement, all of which borrowings would be secured. The 8% Senior Indenture permits the Issuers to incur additional Indebtedness, including Senior Indebtedness. The 8% Senior Notes also are structurally subordinated to the liabilities of Subsidiaries of the Issuers that are not Guarantors of the Issuers’ obligations under the 8% Senior Notes. The Guarantee by Vanguard has been provided solely for the purpose of allowing the Issuers to satisfy their reporting obligations under the 8% Senior Indenture by furnishing financial information relating to Vanguard and, accordingly, you should not assign any value to Vanguard’s Guarantee.

Principal, Maturity and Interest

The 8% Senior Notes are limited in aggregate principal amount to $1,175.0 million. The 8% Senior Indenture governing the 8% Senior Notes provides for the issuance of additional 8% Senior Notes having identical terms and conditions to the existing 8% Senior Notes (the “Additional 8% Senior Notes”), subject to compliance with the covenants contained in the 8% Senior Indenture. Any Additional 8% Senior Notes will be part of the same issue as the 8% Senior Notes and will vote on all matters with the 8% Senior Notes. The 8% Senior Notes will mature on February 1, 2018.

The 8% Senior Notes were issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the 8% Senior Notes accrues at the rate of 8% per annum. Interest is payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2010. The Issuers will make each interest payment to the holders of record of the 8% Senior Notes on the immediately preceding January 15 and July 15.

Interest on the 8% Senior Notes accrues from January 29, 2010 or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the 8% Senior Notes

If a holder has given wire transfer instructions to the Issuers, the Issuers pay all principal, interest and premium and Additional Interest, if any, on that holder’s 8% Senior Notes in accordance with those instructions. All other payments on 8% Senior Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the 8% Senior Notes

The Trustee is initially acting as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders, and the Issuers or any of their Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange 8% Senior Notes in accordance with the 8% Senior Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of 8% Senior Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any 8% Senior Note selected for redemption. Also, the Issuers are not required to transfer or exchange any 8% Senior Note for a period of 15 days before a selection of 8% Senior Notes to be redeemed.

Guarantees

General

The obligations of the Issuers pursuant to the 8% Senior Notes, including any repurchase obligation resulting from a Change of Control, have been unconditionally guaranteed on a senior unsecured basis by each of VHS Holdco I and Vanguard, jointly and severally with the Subsidiary Guarantors described below. The Guarantee by Vanguard has been provided solely for the purpose of allowing the Issuers to satisfy their reporting obligations under the 8% Senior Indenture governing the 8% Senior Notes by furnishing financial information relating to Vanguard instead of the Issuers and, accordingly, you should not assign any value to such Guarantee. The Guarantee by Vanguard may be released at any time at the option of the Issuers and Vanguard.

The obligations of the Issuers pursuant to the 8% Senior Notes also has been unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by each Restricted Subsidiary of VHS Holdco II (other than a Foreign Subsidiary) that guarantees the obligations of any borrower under the Credit Agreement. Notwithstanding the foregoing, the guarantee by Vanguard Health Financial Company LLC, and any claims thereunder, is pari passu with any claim, right or entitlement that the United States Government or Internal Revenue Service may have with respect to the assets of Vanguard Health Financial Company LLC in connection with the closing agreement entered into under Section 7121 of the Code between Vanguard Health Financial Company LLC. and the Commissioner of Internal Revenue with respect to the election under Section 953(d) of the Code made (or to be made) by Volunteer Insurance, Ltd.; provided, however, that such pari passu treatment shall apply to no more than an amount of assets of Vanguard Health Financial Company LLC. with an adjusted basis equal to 10% of the gross income (as defined in such closing agreement) of Volunteer Insurance, Ltd.

Each Guarantee of a Subsidiary Guarantor is limited to the maximum amount that would not render the Guarantors’ obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the 8% Senior Notes, or a Subsidiary Guarantor may have effectively no obligation under its Guarantee. See “Risk Factors—Risks Relating to the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes.”

Upon the occurrence of the guarantee by any Restricted Subsidiary of the obligations of any borrower under the Credit Agreement, VHS Holdco II will cause each such Restricted Subsidiary (other than a Securitization Subsidiary) to execute a Guarantee satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee may require, including, without limitation, opinions of counsel as to the enforceability of such guarantee), pursuant to which such Restricted Subsidiary will become a Guarantor under the 8% Senior Indenture.

Release

A Subsidiary Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under its Guarantee of the 8% Senior Notes if:

(a) all of its assets or Capital Stock is sold or transferred, in each case, in a transaction in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(b) the Guarantor merges with or into, or consolidates with or amalgamates with, or transfers all or substantially all of its assets to, another Person in compliance with the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”;

(c) (i) the Subsidiary Guarantor’s guarantee of the Credit Agreement is released or such release is authorized under the Credit Agreement and the administrative agent under the Credit Agreement has agreed to release such guarantee subject only to, and promptly following, the release of such Subsidiary Guarantor’s Guarantee under the 8% Senior Indenture or (ii) the Indebtedness that resulted in the creation of such Guarantee is released or discharged;

(d) such Subsidiary Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the 8% Senior Indenture; or

(e) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “— Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the 8% Senior Indenture in accordance with the terms of the 8% Senior Indenture.

VHS Holdco I shall be automatically and unconditionally released and discharged from all of its obligations under its Guarantee of the 8% Senior Notes only if the conditions described in paragraph (a) or (c)(i) are satisfied with respect to VHS Holdco I.

Notwithstanding the foregoing, if any Guarantor is released from its Guarantee pursuant to paragraphs (a), (b) or (c) above, and such Guarantor is not released from its guarantee of the Credit Agreement within 30 days after the release of its Guarantee, then such Guarantor shall immediately provide a Guarantee under the 8% Senior Indenture until such Guarantor’s guarantee under the Credit Agreement is released.

Additional 8% Senior Notes

Subject to the covenants described below, the Issuers may issue 8% Senior Notes under the 8% Senior Indenture having the same terms in all respects as the existing 8% Senior Notes. The 8% Senior Notes and any Additional 8% Senior Notes would be treated as a single class for all purposes under the 8% Senior Indenture and would vote together as one class, except as otherwise provided below, on all matters with respect to the 8% Senior Notes.

Optional Redemption

At any time on or prior to February 1, 2013, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 8% Senior Notes issued under the 8% Senior Indenture at a redemption price of 108.000% of the principal amount of the 8% Senior Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, in each case, with the net cash proceeds of one or more Equity Offerings (1) by the Issuers or (2) by any direct or indirect parent of VHS Holdco II, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of VHS Holdco II or used to purchase Capital Stock (other than Disqualified Stock) of VHS Holdco II from it; provided that:

(1) at least 65% of the aggregate principal amount of 8% Senior Notes issued under the 8% Senior Indenture remains outstanding immediately after the occurrence of such redemption (excluding 8% Senior Notes held by the Issuers and their Subsidiaries); and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The 8% Senior Notes may be redeemed, in whole or in part, at any time prior to February 1, 2014 at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the 8% Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after February 1, 2014 the Issuers may redeem all or a part of the 8% Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the 8% Senior Notes to be redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage

2014	104.000%
2015	102.000%
2016 and thereafter	100.000%

The Issuers may acquire 8% Senior Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the 8% Senior Indenture.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the 8% Senior Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of 8% Senior Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s 8% Senior Notes pursuant to a Change of Control Offer on the terms set forth in the 8% Senior Indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of 8% Senior Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the 8% Senior Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase 8% Senior Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the 8% Senior Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 8% Senior Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the 8% Senior Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the 8% Senior Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all 8% Senior Notes or portions of 8% Senior Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all 8% Senior Notes or portions of 8% Senior Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the 8% Senior Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of 8% Senior Notes or portions of 8% Senior Notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of 8% Senior Notes properly tendered the Change of Control Payment for such 8% Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new 8% Senior Note equal in principal amount to any unpurchased portion of the 8% Senior Notes surrendered, if any; provided that each new 8% Senior Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Credit Agreement contains, and future debt of the Issuers or the Guarantors may contain, limitations on certain events that would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of the 8% Senior Notes of their right to require the Issuers to repurchase their 8% Senior Notes could cause a default under existing or future debt of the Issuers or the Guarantors (including under the Credit Agreement), even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, the Issuers’ ability to pay cash to holders of the 8% Senior Notes upon a repurchase may be limited by the Issuers’ and the Guarantors’ financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. The Issuers’ failure to purchase 8% Senior Notes in connection with a Change of Control would result in a default under the 8% Senior Indenture. Such a default would, in turn, constitute a default under the Issuers’ existing debt, and may constitute a default under future debt as well. The Issuers’ obligation to make an offer to repurchase the 8% Senior Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the 8% Senior Notes.

The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the 8% Senior Indenture are applicable. Except as described above with respect to a Change of Control, the 8% Senior Indenture contains no provisions that permit the holders of the 8% Senior Notes to require that the Issuers repurchase or redeem the 8% Senior Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 8% Senior Indenture applicable to a Change of Control Offer made by the Issuers and purchases all 8% Senior Notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer, and such Change of Control Offer is otherwise made in compliance with the provisions of this covenant.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of VHS Holdco II and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of 8% Senior Notes to require the Issuers to repurchase its 8% Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of VHS Holdco II and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) VHS Holdco II (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (as determined in good faith by the principal financial officer of VHS Holdco II or, in the case of assets and Equity Interests having a value in excess of $25.0 million, by the Board of Directors of VHS Holdco II) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by VHS Holdco II or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

The amount of (i) any liabilities (as shown on VHS Holdco II’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of VHS Holdco II or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the 8% Senior Notes) that are assumed by the transferee of any such assets and for which VHS Holdco II and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by VHS Holdco II or such Restricted Subsidiary from such transferee that are converted by VHS Holdco II or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the receipt thereof and (iii) any Designated Non-cash Consideration received by VHS Holdco II or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by VHS Holdco II), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of clause (2) above and for no other purpose.

Notwithstanding the foregoing, the 75% limitation referred to in clause (2) above shall not apply to any Asset Sale in which the amount of consideration of the type referred to in clause (2) above received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds by VHS Holdco II or any Restricted Subsidiary from an Asset Sale, VHS Holdco II or such Restricted Subsidiary may apply those Net Proceeds at its option to:

(1) permanently reduce Obligations under the Credit Agreement and, in the case of revolving Obligations thereunder, to correspondingly reduce commitments with respect thereto (or other Indebtedness of the Issuers or a Guarantor secured by a Lien) or Pari Passu Indebtedness or Indebtedness of a Restricted Subsidiary that is not a Guarantor; provided that if the Issuers or a Guarantor shall so reduce Obligations under such Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the 8% Senior Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of 8% Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of 8% Senior Notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to either of the Issuers or an Affiliate of the Issuers (provided that in the case of any reduction of any revolving obligations, the Issuers or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(2) make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in VHS Holdco II or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in VHS Holdco II or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided that the 365-day period provided above to apply any portion of Net Proceeds in accordance with clause (2) or (3) above shall be extended by an additional 180 days if by not later than the 365th day after receipt of such Net Proceeds, VHS Holdco II or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an Affiliate of the Issuers to make an investment of the type referred to in either such clause in the amount of such Net Proceeds.

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $30.0 million, the Issuers will make an Asset Sale Offer to all holders of 8% Senior Notes and any other Pari Passu Indebtedness requiring the making of such an offer to purchase on a pro rata basis the maximum principal amount of 8% Senior Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, VHS Holdco II or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the 8% Senior Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the 8% Senior Indenture. If the aggregate principal amount of 8% Senior Notes and such other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the 8% Senior Notes and such other Pari

Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of 8% Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the 8% Senior Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the 8% Senior Indenture by virtue of such conflict.

Selection and Notice

If less than all of the 8% Senior Notes under the 8% Senior Indenture are to be redeemed at any time, the Trustee will select 8% Senior Notes for redemption as follows:

(1) if the 8% Senior Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the 8% Senior Notes are listed; or

(2) if the 8% Senior Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No 8% Senior Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of 8% Senior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 8% Senior Notes or a satisfaction and discharge of the 8% Senior Indenture. Notices of redemption may not be conditional.

If any 8% Senior Note is to be redeemed in part only, the notice of redemption that relates to that 8% Senior Note will state the portion of the principal amount of that 8% Senior Note that is to be redeemed. A new 8% Senior Note in principal amount equal to the unredeemed portion of the original 8% Senior Note will be issued in the name of the holder of 8% Senior Notes upon cancellation of the original 8% Senior Note. 8% Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on 8% Senior Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the 8% Senior Indenture. If on any date (i) the 8% Senior Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the 8% Senior Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) the covenants specifically listed under the following captions in this “Description of 8% Senior Exchange Notes” section of this prospectus will not be applicable to the 8% Senior Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders — Asset Sales”;

(2) “— Limitation on Restricted Payments”;

(3) “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(4) clause (4) of the first paragraph of “— Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “— Limitation on Transactions with Affiliates”; and

(6) “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

During any period that the foregoing covenants have been suspended, the Issuers may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to clause (ii) of the definition of “Unrestricted Subsidiary.”

If and while the Issuers and their Restricted Subsidiaries are not subject to the Suspended Covenants, the holders of 8% Senior Notes will be entitled to substantially less covenant protection. In the event that the Issuers and their Restricted Subsidiaries are not subject to the Suspended Covenants under the 8% Senior Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the 8% Senior Notes below an Investment Grade Rating, then the Issuers and their Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the 8% Senior Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuers or any of their Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the 8% Senior Indenture with respect to the 8% Senior Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the limitations contained in the covenant described below under the caption “— Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (4) of the second paragraph of “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

There can be no assurance that the 8% Senior Notes will ever receive or maintain Investment Grade Ratings.

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and VHS Holdco II will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided that VHS Holdco II and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio for VHS Holdco II’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) Indebtedness under Credit Facilities together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,275.0 million outstanding at any one time less the amount of all permanent reductions of Indebtedness thereunder as a result of principal payments actually made with Net Proceeds from Asset Sales;

(2) Indebtedness represented by the Existing VHS Holdco II Notes after giving effect to the consummation of the Offer (including any guarantee thereof existing on the Issue Date); provided that any such Existing VHS Holdco II Notes shall be redeemed within 45 days of the Issue Date;

(3) Indebtedness represented by the 8% Senior Notes and the Guarantees and the 8% Senior Notes and related Guarantees to be issued in exchange therefor pursuant to the registration rights agreement relating to the 8% Senior Notes (the “8% Senior Registration Rights Agreement”);

(4) Existing Indebtedness (other than Indebtedness described in clauses (1), (2) and (3));

(5) Indebtedness (including Capitalized Lease Obligations) incurred or issued by VHS Holdco II or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used by or useful to VHS Holdco II or any Restricted Subsidiary in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5), does not exceed the greater of $75.0 million and 3.0% of Total Assets;

(6) Indebtedness incurred by VHS Holdco II or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(7) Indebtedness arising from agreements of VHS Holdco II or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet (other than by application of FASB ASL 460, Guarantees as a result of an amendment to an obligation in existence on the Issue Date) of VHS Holdco II or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by VHS Holdco II and any Restricted Subsidiaries in connection with such disposition;

(8) Indebtedness of VHS Holdco II owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by VHS Holdco II or any Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to VHS Holdco II or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if either of the Issuers or any Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, other than Indebtedness represented by short-term, open account working capital notes entered into in the ordinary course of business for cash management purposes and consistent with past practice, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Issuer with respect to the 8% Senior Notes or of such Guarantor with respect to its Guarantee;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to VHS Holdco II or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to VHS Holdco II or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations of VHS Holdco II or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the 8% Senior Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange or (C) commodity risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees provided by VHS Holdco II or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) Preferred Stock that is not Disqualified Stock and is issued by a Restricted Subsidiary of VHS Holdco II to a Person holding a minority Equity Interest in such Restricted Subsidiary (after giving effect to such issuance); provided that such Preferred Stock is not exchangeable or convertible into Indebtedness of VHS Holdco II or any of its Restricted Subsidiaries and does not require any cash payment of dividends or distributions at any time that such cash payment would result in a Default or an Event of Default; provided, further, that the aggregate liquidation preference of all Preferred Stock issued pursuant to this clause (12) shall not exceed $25.0 million;

(13) Indebtedness of VHS Holdco II or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (13), does not at any one time outstanding, when taken together with any Refinancing Indebtedness in respect thereof, exceed the greater of (x) $150.0 million and (y) 5.0% of Total Assets (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (13) shall cease to be deemed incurred or outstanding for purposes of this clause (13) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which VHS Holdco II or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (13));

(14) any guarantee by either of the Issuers or a Guarantor of Indebtedness or other obligations of VHS Holdco II or any Restricted Subsidiary so long as the incurrence of such Indebtedness by VHS Holdco II or such Restricted Subsidiary is permitted under the terms of the 8% Senior Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the 8% Senior Notes or a Guarantee, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the 8% Senior Notes or such Guarantee with respect to the 8% Senior Notes substantially to the same extent as such Indebtedness is subordinated to the 8% Senior Notes or such Guarantee, as applicable;

(15) the incurrence by VHS Holdco II or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (13) above, this clause (15) and clause (16) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated to the 8% Senior Notes, such Refinancing Indebtedness is subordinated to the 8% Senior Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Restricted Subsidiary that is not the Co-Issuer or a Guarantor that refinances Indebtedness or Preferred Stock of either Issuer or a Guarantor or (y) Indebtedness or Preferred Stock of VHS Holdco II or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced;

(16) Indebtedness or Preferred Stock of Persons that are acquired by VHS Holdco II or any Restricted Subsidiary or merged into VHS Holdco II or a Restricted Subsidiary in accordance with the terms of the 8% Senior Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, either (A) VHS Holdco II or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(17) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness, other than credit or purchase cards, is extinguished within five business days of its incurrence;

(18) Indebtedness of VHS Holdco II or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(19) Contribution Indebtedness;

(20) Indebtedness consisting of the financing of insurance premiums;

(21) Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of joint ventures of VHS Holdco II or any Restricted Subsidiary not in excess of $25.0 million at any time outstanding;

(22) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to VHS Holdco II or any Restricted Subsidiary other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(23) Physician Support Obligations incurred by VHS Holdco II or any Restricted Subsidiary;

(24) Indebtedness consisting of Indebtedness issued by the Issuers or any of their Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuers or any direct or indirect parent company of the Issuers to the extent described in clause (4) of the second paragraph under the caption “— Limitation on Restricted Payments”;

(25) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuers and their Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuers and their Restricted Subsidiaries;

(27) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(28) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (27) above.

For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (28) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, VHS Holdco II will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Indebtedness under the Credit Agreement outstanding on the date on which 8% Senior Notes are first issued and authenticated under the 8% Senior Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The maximum amount of Indebtedness that VHS Holdco II and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Restricted Payments

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of VHS Holdco II’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by VHS Holdco II payable in Equity Interests (other than Disqualified Stock) of VHS Holdco II or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to VHS Holdco II or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, VHS Holdco II or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of either of the Issuers or any direct or indirect parent entity of either of the Issuers, including in connection with any merger or consolidation involving either of the Issuers or any such parent entity;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of VHS Holdco II or any Subsidiary Guarantor (other than (x) Indebtedness permitted under clauses (8) and (9) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d) make any Restricted Investment

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) VHS Holdco II would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by VHS Holdco II and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (9), (11), (12), (13), (15), (16), (18), (20) and (21) of the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of VHS Holdco II for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of VHS Holdco II’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of VHS Holdco II, of property and marketable securities received by the Issuers since immediately after the Issue Date from the issue or sale of (x) Equity Interests of VHS Holdco II (including Retired Capital Stock (as defined below)) (other than (i) Excluded Contributions, (ii) Designated Preferred Stock, (iii) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of VHS Holdco II, any direct or indirect parent entities of VHS Holdco II and its Subsidiaries following the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and (iv) Refunding Capital Stock (as defined below)) and, to the extent actually contributed to VHS Holdco II, Equity Interests of any direct or indirect parent entities of VHS Holdco II and (y) debt securities of VHS Holdco II that have been converted into such Equity Interests of VHS Holdco II (other than Refunding Capital Stock or Equity Interests or convertible debt securities of VHS Holdco II sold to a Restricted Subsidiary or VHS Holdco II, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of VHS Holdco II, of property and marketable securities contributed to the capital of VHS Holdco II following the Issue Date (other than (i) Excluded Contributions, (ii) the Cash Contribution Amount and (iii) contributions by a Restricted Subsidiary), plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of VHS Holdco II, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to VHS Holdco II or a Restricted Subsidiary) of Restricted Investments made by VHS Holdco II or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from VHS Holdco II or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by VHS Holdco II or its Restricted Subsidiaries or (B) the sale (other than to VHS Holdco II or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into VHS Holdco II or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to VHS Holdco II or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of VHS Holdco II in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the irrevocable redemption notice, as the case may be, if, at the date of declaration or notice, such dividend, distribution or redemption payment, as the case may be, would have complied with the provisions of the 8% Senior Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuers or any direct or indirect parent corporation of the Issuers (“Retired Capital Stock”) or Subordinated Indebtedness, as the case may be, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuers) of Equity Interests of the Issuers or

any direct or indirect parent of the Issuers or contributions to the equity capital of the Issuers (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuers) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of VHS Holdco II or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof, which is incurred in compliance with the covenant “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, (B) such new Indebtedness is subordinated to the 8% Senior Notes and any such applicable Guarantees at least to the same extent as such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value is subordinated to the 8% Senior Notes and/or Guarantees, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuers or any of their direct or indirect parent entities held by any future, present or former employee, director or consultant of VHS Holdco II, any of its Subsidiaries or (to the extent such person renders services to the businesses of VHS Holdco II and its Subsidiaries) VHS Holdco II’s direct or indirect parent entities, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided that the aggregate amount of all such Restricted Payments made under this clause (4) does not exceed in any calendar year $12.5 million (which shall increase to $25.0 million subsequent to the consummation of an underwritten public Equity Offering by VHS Holdco II or any of its direct or indirect parent entities) (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of VHS Holdco II and, to the extent contributed to VHS Holdco II, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of VHS Holdco II, any of its Subsidiaries or (to the extent such person renders services to the businesses of VHS Holdco II and its Subsidiaries) VHS Holdco II’s direct or indirect parent entities, that occurs after the Issue Date plus (B) the cash proceeds of key man life insurance policies received by VHS Holdco II or its Restricted Subsidiaries, or by any direct or indirect parent entity to the extent contributed to VHS Holdco II, after the Issue Date (provided that VHS Holdco II may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Issuers from members of management of the Issuers, any of the Issuers’ direct or indirect parent companies or any of the Issuers’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuers or any of their direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the 8% Senior Indenture;

(5) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $50.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7) the payment of dividends on the common equity interests of the Issuers (or the payment of dividends to any direct or indirect parent of the Issuers to fund a payment of dividends on such entity’s common stock) following the first public offering of the common stock of the Issuers, or the common equity interests of any of their direct or indirect parent entities after the Issue Date, of up to 6.0% per annum or the net proceeds received by or contributed to the Issuers in any public offering, other than public offerings with respect to common equity interests registered on Form S-8 (or any successor form that provides for registration of securities offered to employees of the registrant) and other than any public sale constituting an Excluded Contribution;

(8) Restricted Payments equal to the amount of Excluded Contributions;

(9) the declaration and payment of dividends to, or the making of loans to, VHS Holdings LLC, a Delaware limited liability company, VHS Holdco I, or Vanguard in amounts required for VHS Holdings LLC, VHS Holdco I, or Vanguard to pay:

(A) (i) overhead (including salaries and other compensation expenses) and franchise or similar tax liabilities, legal, accounting and other professional fees and expenses in connection with, and to the extent attributable, to the maintenance of VHS Holdings LLC’s, VHS Holdco I’s or Vanguard’s existence and its ownership of VHS Holdco I, Vanguard, the Issuers or any of their Subsidiaries, as applicable, (ii) fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with, and to the extent attributable to, the maintenance of VHS Holdings LLC’s, VHS Holdco I’s or Vanguard’s existence and its ownership of VHS Holdco I, Vanguard, the Issuers or any of their Subsidiaries, as applicable; and

(B) with respect to each tax year (or portion thereof), federal, state or local income taxes (as the case may be) imposed directly on or allocated to VHS Holdings LLC, VHS Holdco I or Vanguard or which are due and payable by VHS Holdings LLC, VHS Holdco I or Vanguard as part of a consolidated group, to the extent such income taxes are attributable to the income of VHS Holdco I, the Issuers or any of their Subsidiaries;

(10) [Reserved];

(11) distributions or payments of Securitization Fees;

(12) cash dividends or other distributions on Capital Stock of VHS Holdco II or any of its Restricted Subsidiaries used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Refinancing, the offering of the Existing Notes or owed to Affiliates, in each case to the extent permitted by the covenant described under “— Limitation on Transactions with Affiliates”;

(13) declaration and payment of dividends to holders of any class or series of Disqualified Stock of VHS Holdco II or any Restricted Subsidiary or any class of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(14) other Restricted Payments in an aggregate amount not to exceed $100.0 million;

(15) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of VHS Holdco II, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent company of VHS Holdco II issued after the Issue Date; provided that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on the first day of such period (and the payment of dividends or distributions) on a pro forma basis, VHS Holdco II would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (15) does not exceed the net cash proceeds actually received by the Issuers from any such sale of Designated Preferred Stock issued after the Issue Date;

(16) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to VHS Holdco II or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(17) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales”; provided that all 8% Senior Notes tendered by holders of the 8% Senior Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(18) payments to VHS Holdco I to enable VHS Holdco I to purchase Existing VHS Holdco I Notes validly tendered, and not validly withdrawn, in the Offer in accordance with the terms thereof or to redeem VHS Holdco I Notes that are not validly tendered; provided that such amounts are used by VHS Holdco I to purchase such Existing VHS Holdco I Notes in accordance with this clause (18) promptly after receipt of such payment;

(19) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of VHS Holdco II or any direct or indirect parent entity of VHS Holdco II that complies with the provisions of the 8% Senior Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of VHS Holdco II; provided that, as a result of such consolidation, merger or transfer of assets, the Issuers have made a Change of Control Offer pursuant to the covenant described under “— Repurchase at the Option of Holders — Change of Control” and any 8% Senior Notes tendered in connection therewith have been purchased;

(20) cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of either Issuer or any of their Restricted Subsidiaries; provided that the Board of Directors of VHS Holdco II shall have determined in good faith that such payments are not made for the purpose of evading the limitations of this “Limitation on Restricted Payments” covenant; and

(21) any Restricted Payment with the net proceeds of the offering of the Existing Notes as described under the caption “Use of Proceeds” in the offering memorandum relating to the Existing Notes.

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof), (5), (7), (11), (13), (14), (15), (16), (17) and (20) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by VHS Holdco II or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of VHS Holdco II.

VHS Holdco II will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by VHS Holdco II and the

Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this prospectus.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to VHS Holdco II or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to VHS Holdco II or any of its Restricted Subsidiaries;

(2) make loans or advances to VHS Holdco II or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to VHS Holdco II or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to Existing Indebtedness, the Credit Agreement and related documentation, Hedging Obligations, the 8% Senior Indenture and the 8% Senior Notes;

(2) [Reserved];

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by VHS Holdco II or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness of Restricted Subsidiaries that are Guarantors which Indebtedness is permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, including, without limitation, provisions limiting the disposition or distribution of assets or property; provided that such limitations are applicable only to the assets or property that are the subject of such joint venture agreements and are owned by such joint venture;

(11) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of VHS Holdco II or any Restricted Subsidiary;

(12) customary provisions contained in licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(13) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(14) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(15) contracts entered into in the ordinary course of business, not related to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of VHS Holdco II or any Restricted Subsidiary in any manner material to VHS Holdco II or any Restricted Subsidiary;

(16) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) and (5) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of VHS Holdco II, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(17) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided that such restrictions apply only to such Securitization Subsidiary.

Limitation on Liens

VHS Holdco II will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness (other than Permitted Liens) on any asset or property of VHS Holdco II or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the 8% Senior Notes and any applicable Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the 8% Senior Notes or the applicable Guarantee or Guarantees are equally and ratably secured.

Merger, Consolidation or Sale of All or Substantially All Assets

Merger, Consolidation or Sale of All or Substantially All Assets of the Issuers.  Neither Issuer may, directly or indirectly: (a) consolidate or merge with or into or wind up into another Person (whether or not such Issuer is the surviving corporation); or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (A) such Issuer is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the jurisdiction of organization of such Issuer or the United States, any state of the United States or the District of Columbia (such Issuer or such Person, as the case may be, hereinafter referred to as the “Successor Company”);

(2) the Successor Company (if other than such Issuer) expressly assumes all the obligations of such Issuer under the 8% Senior Notes, the 8% Senior Indenture and the 8% Senior Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee; provided that at all times, a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia must be a co-issuer or the issuer of the 8% Senior Notes;

(3) immediately after such transaction no Default or Event of Default exists;

(4) after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company (if other than such Issuer), would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four-quarter period, or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for VHS Holdco II and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) shall apply, shall have confirmed in writing that its Guarantee shall apply to such Person’s obligations under the 8% Senior Notes, the 8% Senior Indenture and the 8% Senior Registration Rights Agreement; and

(6) such Issuer shall have delivered to the Trustee a certificate from a Responsible Officer and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the 8% Senior Indenture.

The Successor Company will succeed to, and be substituted for, such Issuer under the 8% Senior Indenture and the 8% Senior Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to VHS Holdco II or to another Restricted Subsidiary and (b) either Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating such Issuer in another state of the United States, so long as the amount of Indebtedness of VHS Holdco II and its Restricted Subsidiaries is not increased thereby.

If a direct or indirect parent organized or existing under the laws of the United States, any state of the United States or the District of Columbia (“Parent”) of VHS Holdco II assumes the obligations under the 8% Senior Indenture in a transaction which meets the requirements of this “Merger, Consolidation or Sale of All or Substantially All Assets” covenant treating Parent as the Successor Company for purposes of such covenant, all obligations of VHS Holdco II under the 8% Senior Indenture shall be discharged except to the extent that VHS Holdco II is or becomes a Subsidiary, Restricted Subsidiary or Subsidiary Guarantor of the 8% Senior Notes. In such event, Parent will succeed to, and be substituted for, VHS Holdco II under the 8% Senior Indenture and the 8% Senior Notes.

Merger, Consolidation or Sale of All or Substantially All Assets by a Guarantor.  Subject to the provisions described under “Guarantees — Release,” no Guarantor (other than Vanguard) shall consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the 8% Senior Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Issuers shall have delivered to the Trustee a certificate from a Responsible Officer and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with this Agreement.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the 8% Senior Indenture and the 8% Senior Registration Rights Agreement.

Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States or the District of Columbia, so long as the amount of Indebtedness of the Guarantor is not increased thereby, and (2) any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to either of the Issuers or another Subsidiary Guarantor. Notwithstanding anything to the contrary herein, except as expressly permitted under the 8% Senior Indenture no Guarantor shall be permitted to consolidate with, merge into or transfer all or part of its properties and assets to VHS Holdco I or Vanguard.

Limitation on Transactions with Affiliates

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to VHS Holdco II or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by VHS Holdco II or such Restricted Subsidiary with an unrelated Person on an arms length basis; and

(2) VHS Holdco II delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of VHS Holdco II set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of VHS Holdco II.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among VHS Holdco II and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments and Permitted Investments permitted by the 8% Senior Indenture;

(3) the payment to Sponsors of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not in excess of the greater of (A) $6.0 million and (B) 2.0% of EBITDA of VHS Holdco II and its Restricted Subsidiaries for the immediately preceding fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods (but after the Issue Date), and the execution of any management or monitoring agreement subject to the same limitations;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of VHS Holdco II, any Restricted Subsidiary or (to the extent such person renders services to the businesses of VHS Holdco II and its Subsidiaries) any of VHS Holdco II’s direct or indirect parent entities;

(5) payments by VHS Holdco II or any Restricted Subsidiary to the Sponsors and any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of VHS Holdco II in good faith;

(6) transactions in which VHS Holdco II or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to VHS Holdco II or such Restricted Subsidiary from a financial point of view;

(7) payments or loans (or cancellations of loans) to employees or consultants of VHS Holdco II, any Restricted Subsidiary or (to the extent such person renders services to the businesses of VHS Holdco II and its Subsidiaries) any of VHS Holdco II’s direct or indirect parent entities, which are approved by a majority of the Board of Directors of VHS Holdco II in good faith and which are otherwise permitted under the 8% Senior Indenture;

(8) payments made or performance under any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the 8% Senior Notes in any material respect than the original agreement as in effect on the Issue Date);

(9) the existence of, or the performance by VHS Holdco II or any of its Restricted Subsidiaries of its obligations under the terms of, the LLC Agreement (including any registration rights agreement or purchase agreements related thereto to which it is party on the Issue Date and any similar agreement that it may enter into thereafter); provided that the existence of, or the performance by VHS Holdco II or any of its Restricted Subsidiaries of its obligations under any future amendment to the LLC Agreement or under any similar agreement or amendment thereto entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to holders of the 8% Senior Notes in any material respect;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the 8% Senior Indenture that are fair to VHS Holdco II and or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of VHS Holdco II or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Issuers to VHS Holdco I, to any direct or indirect parent of VHS Holdco I, or to any Permitted Holder;

(12) any transaction effected as part of a Qualified Securitization Financing;

(13) any transaction with a Captive Insurance Subsidiary in the ordinary course of operations of such Captive Insurance Subsidiary;

(14) payments or loans (or cancellation of loans) to employees or consultants of the Issuers, any of their direct or indirect parent companies or any of their Restricted Subsidiaries and any employment agreements entered into by VHS Holdco II or any of the Restricted Subsidiaries in the ordinary course of business;

(15) transactions with joint ventures in Permitted Businesses entered into in the ordinary course of business and in a manner consistent with past practice;

(16) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of VHS Holdco II; and

(17) Investments by any of the Sponsors in securities of the Issuers or any of their Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Payments for Consent

VHS Holdco II will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of 8% Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 8% Senior Indenture or the 8% Senior Notes unless such consideration is offered to be paid and is paid to all holders of the 8% Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Existence of Corporate Co-Issuer

VHS Holdco II will always maintain a Wholly-Owned Subsidiary that is a Restricted Subsidiary of VHS Holdco II organized as a corporation under the laws of the United States of America, any state thereof or the District of Columbia that will serve as a co-issuer of the 8% Senior Notes unless VHS Holdco II is itself a corporation under the laws of the United States of America, any state thereof or the District of Columbia.

Reports to Holders

Whether or not required by the Commission, so long as any 8% Senior Notes are outstanding, VHS Holdco II will furnish to the holders of 8% Senior Notes, within 45 days after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ended December 31, 2009 or (in the case of annual financial information) within 90 days after the end of each fiscal year, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if VHS Holdco II were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by VHS Holdco II’s certified independent accountants.

In addition, whether or not required by the Commission, VHS Holdco II will file a copy of all of the information and reports referred to above with the Commission for public availability within the time periods specified above (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, VHS Holdco II has agreed that, for so long as any 8% Senior Notes remain outstanding, it will furnish to the holders of the 8% Senior Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

So long as Vanguard is a Guarantor (there being no obligation of Vanguard to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of VHS Holdco I or the Issuers (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the 8% Senior Notes pursuant to this covenant may, at the option of VHS Holdco II, be filed by and be those of Vanguard rather than VHS Holdco II. The 8% Senior Indenture provides that VHS Holdco II will be deemed to be in compliance with the provisions of the covenant described under this caption if Vanguard shall have filed such reports, documents and other information with the Commission using its Electronic Data Gathering, Analysis and Referral System or any successor system.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default

Under the 8% Senior Indenture, an Event of Default is defined as any of the following:

(1) the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the 8% Senior Notes issued under the 8% Senior Indenture;

(2) the Issuers default in the payment when due of interest or Additional Interest, if any, on or with respect to the 8% Senior Notes issued under the 8% Senior Indenture and such default continues for a period of 30 days;

(3) either of the Issuers defaults in the performance of, or breaches any covenant, warranty or other agreement contained in the 8% Senior Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of 25% or more in aggregate principal amount of the 8% Senior Notes;

(4) either of the Issuers or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by VHS Holdco II or any Restricted Subsidiary or the payment of which is guaranteed by VHS Holdco II or any Restricted Subsidiary (other than Indebtedness owed to VHS Holdco II or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Issuers or any Significant Subsidiary;

(6) either of the Issuers or any Significant Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $30.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(7) the Guarantee of VHS Holdco I or any Guarantee of a Significant Subsidiary fails to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor (other than Vanguard) denies or disaffirms its obligations under its Guarantee and such Default continues for 10 days.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to either of the Issuers) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding 8% Senior Notes under the 8% Senior Indenture may declare the principal of and accrued interest on such 8% Senior Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to either of the Issuers occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding 8% Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the 8% Senior Notes.

The 8% Senior Indenture provides that, at any time after a declaration of acceleration with respect to the 8% Senior Notes issued under the 8% Senior Indenture as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding 8% Senior Notes issued under the 8% Senior Indenture may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the 8% Senior Notes issued under the 8% Senior Indenture may waive any existing Default or Event of Default under the 8% Senior Indenture, and its consequences, except a default in the payment of the principal of or interest on such 8% Senior Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the 8% Senior Notes, if within 20 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the 8% Senior Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the 8% Senior Notes may not enforce the 8% Senior Indenture or the 8% Senior Notes except as provided in the 8% Senior Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the 8% senior Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the 8% Senior Indenture at the request, order or direction of any of the holders of the 8% Senior Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the 8% Senior Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding 8% Senior Notes issued under such 8% Senior Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the 8% Senior Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any direct or indirect parent entity (other than VHS Holdco I or Vanguard), as such, will have any liability for any obligations of the Issuers under the 8% Senior Notes, the 8% Senior Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of 8% Senior Notes by accepting a 8% Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 8% Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their and the Guarantors’ obligations discharged with respect to the outstanding 8% Senior Notes, the Guarantees and the 8% Senior Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding 8% Senior Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such 8% Senior Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the 8% Senior Notes issued thereunder concerning issuing temporary 8% Senior Notes, registration of 8% Senior Notes, mutilated, destroyed, lost or stolen 8% Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the 8% Senior Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the 8% Senior Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the 8% Senior Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but not their Restricted Subsidiaries) described under “— Events of Default” will no longer constitute an Event of Default with respect to the 8% Senior Notes issued thereunder. If the Issuers exercise their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

In order to exercise either Legal Defeasance or Covenant Defeasance under the 8% Senior Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the 8% Senior Notes issued thereunder, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding 8% Senior Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the 8% Senior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, subject to customary assumptions and exclusions, the holders of the respective outstanding 8% Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the respective outstanding 8% Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) or insofar as Events of Default (other than Events of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Credit Agreement or any other material agreement or instrument (other than the 8% Senior Indenture) to which VHS Holdco II or any of its Restricted Subsidiaries is a party or by which VHS Holdco II or any of its Restricted Subsidiaries is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of 8% Senior Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The 8% Senior Indenture will be discharged and will cease to be of further effect as to all 8% Senior Notes issued thereunder, when:

(1) either:

(a) all 8% Senior Notes that have been authenticated, except lost, stolen or destroyed 8% Senior Notes that have been replaced or paid and 8% Senior Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all 8% Senior Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the 8% Senior Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) the Issuers have paid or caused to be paid all sums payable by them under the 8% Senior Indenture; and

(3) in the event of a deposit as provided in clause (1)(b), the Issuers have delivered irrevocable instructions to the Trustee under the 8% Senior Indenture to apply the deposited money toward the payment of the 8% Senior Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification of the 8% Senior Indenture

Except as provided in the next three succeeding paragraphs, the 8% Senior Indenture or the 8% Senior Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the 8% Senior Notes then outstanding issued under the 8% Senior Indenture

(including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 8% Senior Notes), and any existing default or compliance with any provision of the 8% Senior Indenture or the 8% Senior Notes issued thereunder may be waived with the consent of the holders of a majority in principal amount of the then outstanding 8% Senior Notes issued under the 8% Senior Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 8% Senior Notes).

Without the consent of each holder affected, an amendment or waiver of the 8% Senior Indenture may not (with respect to any 8% Senior Notes held by a non-consenting holder):

(1) reduce the principal amount of 8% Senior Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any 8% Senior Note or alter the provisions with respect to the redemption of the 8% Senior Notes issued thereunder (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any 8% Senior Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the 8% Senior Notes issued thereunder (except a rescission of acceleration of the 8% Senior Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the 8% Senior Notes issued thereunder and a waiver of the payment default that resulted from such acceleration);

(5) make any 8% Senior Note payable in money other than that stated in the 8% Senior Notes;

(6) make any change in the provisions of the 8% Senior Indenture relating to waivers of past Defaults or the rights of holders of 8% Senior Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the 8% Senior Notes issued thereunder;

(7) waive a redemption payment with respect to any 8% Senior Note issued thereunder (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) modify the Guarantees in any manner adverse to the holders of the 8% Senior Notes;

(9) make any change in the preceding amendment and waiver provisions; or

(10) modify or change any provision of the 8% Senior Indenture or the related definitions affecting the ranking of the 8% Senior Notes in a manner that would materially adversely affect the holders of the 8% Senior Notes.

Notwithstanding the preceding paragraph, without the consent of any holder of 8% Senior Notes, the Issuers and the Trustee may amend or supplement the 8% Senior Indenture or the 8% Senior Notes issued thereunder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated 8% Senior Notes in addition to or in place of certificated 8% Senior Notes;

(3) to provide for the assumption of either Issuers’ obligations to holders of 8% Senior Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuers’ assets;

(4) to make any change that would provide any additional rights or benefits to the holders of 8% Senior Notes or that does not adversely affect the legal rights under the 8% Senior Indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the 8% Senior Indenture under the Trust Indenture Act;

(6) to add a Guarantee of the 8% Senior Notes or to release the Guarantee of Vanguard;

(7) to conform the text of the 8% Senior Indenture, the 8% Senior Notes or the Guarantees to any provision of this Description of 8% Senior Exchange Notes to the extent that such provision in this Description of 8% Senior Exchange Notes was intended to be a verbatim recitation of a provision of the 8% Senior Indenture, the 8% Senior Notes or the Guarantees; or

(8) to evidence and provide for the acceptance and appointment under the 8% Senior Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

Governing Law

The 8% Senior Indenture, the 8% Senior Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

If the Trustee becomes a creditor of the Issuers or any Guarantor, the 8% Senior Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding 8% Senior Notes issued under the 8% Senior Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The 8% Senior Indenture provides that in case an Event of Default occurs and is continuing, the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the 8% Senior Indenture at the request of any holder of 8% Senior Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the 8% Senior Indenture. Reference is made to the 8% Senior Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person;

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person; and

(3) Indebtedness of any other Person assumed in connection with, and existing at the time of, an acquisition by a Restricted Subsidiary of the property or assets that constitute substantially all of a division or line of business of such Person, but excluding in any event Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, or such assets or property being acquired by, such specified Person.

“Additional Interest” has the meaning given such term in the offering memorandum distributed in connection with the initial private offering of the outstanding 8% senior notes on January 29, 2010 in the section entitled “Exchange Offer; Registration Rights.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means with respect to any 8% Senior Note on the applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the 8% Senior Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the 8% Senior Notes at February 1, 2014 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the 8% Senior Notes through February 1, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the 8% Senior Note.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of VHS Holdco II or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary, other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than VHS Holdco II or a Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of either of the Issuers in a manner permitted pursuant to the covenant contained under the caption “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the 8% Senior Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $15.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to VHS Holdco II or by VHS Holdco II or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, license or sublease of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) sales of assets received by VHS Holdco II or any Restricted Subsidiary upon foreclosures on a Lien;

(9) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(10) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing;

(11) any exchange of assets for assets related to a Permitted Business of comparable market value, as determined in good faith by VHS Holdco II, which in the event of an exchange of assets with a fair market value in excess of (1) $25.0 million shall be evidenced by a certificate of a Responsible Officer of VHS Holdco II, and (2) $50.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of VHS Holdco II;

(12) the substantially contemporaneous sale and leaseback of an asset; provided that the sale and leaseback occurs within 180 days after the date of the acquisition of the asset by VHS Holdco II or any Restricted Subsidiary and the Net Proceeds of such sale and leaseback are applied in accordance with the “Asset Sales” covenant;

(13) the sale or transfer, in the ordinary course of business consistent with past practice, of receivables owing to VHS Holdco II or any Restricted Subsidiary for the purpose of collection of outstanding balances thereunder;

(14) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis; and

(15) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof;

(3) with respect to a partnership, the board of directors of the general partner or manager of the partnership; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Captive Insurance Subsidiary” means a Subsidiary of VHS Holdco II or any Restricted Subsidiary established for the purpose of insuring the healthcare businesses or facilities owned or operated by VHS Holdco II or any of its Subsidiaries or any physician employed by on the medical staff of any such business of facility.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuers described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(3) certificates of deposit and time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State or commonwealth of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(7) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500.0 million.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of VHS Holdco II and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) any of Vanguard, VHS Holdco I or either of the Issuers becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of either of the Issuers or any of their respective direct or indirect parent corporations or entities.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commission” means the Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, (i) the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, Securitization Fees), less (ii) interest income of such Person and its Restricted Subsidiaries (other than cash interest income of the Captive Insurance Subsidiaries) for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, without limitation, severance, relocation and other restructuring costs) including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change in control payments related to the Refinancing, in each case shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of VHS Holdco II) shall be excluded;

(5) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(6) an amount equal to the amount of Tax Distributions under clause 9(B) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” actually made to VHS Holdco I, Vanguard or VHS Holdings LLC in respect of the net taxable income allocated by VHS Holdco II to VHS Holdco I, Vanguard or VHS Holdings LLC for such period shall be included as though such amounts had been paid as income taxes directly by VHS Holdco II;

(7) (A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to VHS Holdco II or a Restricted Subsidiary thereof in respect of such period and (B) without duplication, the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to VHS Holdco II or a Restricted Subsidiary thereof in excess of the amounts included in clause (A);

(8) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated after the Issue Date shall be excluded;

(9) any non-cash impairment charges resulting from the application of U.S. GAAP and the amortization of intangibles pursuant to U.S. GAAP, shall be excluded;

(10) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of U.S. GAAP shall be excluded; and

(12) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to VHS Holdco II or any Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the 8% Senior Indenture.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by VHS Holdco II and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by VHS Holdco II and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by VHS Holdco II and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments.”

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of VHS Holdco II and its Restricted Subsidiaries that is secured by a Lien as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, less the Unrestricted Cash of VHS Holdco II and its Restricted Subsidiaries at such date to (2) EBITDA of VHS Holdco II and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of VHS Holdco II and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuers or any Subsidiary Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuers after the Issue Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuers, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the 8% Senior Notes, and

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.

“Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date, among VHS Holdco II, the Issuers, the Lenders party thereto, Bank of America, N.A., as administrative agent, Barclays Bank plc, as syndication agent, the other agents named therein, and Banc of America Securities LLC and Barclays Capital, as joint lead arrangers and book runners, together with all agreements, notes, instruments and documents executed or delivered pursuant thereto and in connection therewith, including, without limitation, all mortgages, other security documents and guaranties, in each case as amended (including any amendment and restatement), supplemented, extended, renewed, replaced (by one or more credit facilities, debt instruments, indentures and/or related documentation) or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of or refinancing in whole or in part (including, but not limited to, by the inclusion of additional or different lenders or financial institutions thereunder or additional borrowers or guarantors thereof) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements and whether by the same or any other agent, lender or group of lenders or other financial institutions.

“Credit Facilities” means, with respect to the Issuers or any of their Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by VHS Holdco II or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuers or any direct or indirect parent company of the Issuers (other than Disqualified Stock), that is issued for cash (other than to the Issuers or any of their Subsidiaries or an employee stock ownership plan or trust established by the Issuers or any of their Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Final Maturity Date of the 8% Senior Notes or the date the 8% Senior Notes are no longer outstanding; provided (x) that if such Capital Stock is issued to any plan for the benefit of employees of the Issuers or their Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by either of the Issuers or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require either of the Issuers or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale, will not constitute Disqualified Stock.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication, and in each case to the extent deducted in calculating Consolidated Net Income for such period:

(1) provision for taxes based on income, profits or capital of such Person for such period, including, without limitation, state, franchise and similar taxes (including any Tax Distribution taken into account in calculating Consolidated Net Income), plus

(2) Consolidated Interest Expense of such Person for such period, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(4) any reasonable expenses or charges related to the Refinancing, any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the 8% Senior Indenture (including a refinancing thereof) (whether or not successful), plus

(5) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension charges), plus

(6) the non-controlling interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties, plus

(7) the non-cash portion of “straight-line” rent expense, plus

(8) the amount of any expense to the extent a corresponding amount is received in cash by VHS Holdco II and its Restricted Subsidiaries from a Person other than VHS Holdco II or any Subsidiary of VHS Holdco II under any agreement providing for reimbursement of any such expense; provided such reimbursement payment has not been included in determining Consolidated Net Income or EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods), plus

(9) the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $6.0 million and (y) 2.0% of EBITDA of VHS Holdco II and its Restricted Subsidiaries for each period, plus

(10) without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(11) any net losses resulting from Hedging Obligations entered into in the ordinary course of business;

and (B) less the sum of, without duplication, (1) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period); (2) the non-controlling interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly-Owned Subsidiary, (3) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense and (4) any net gains resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuers or any of their direct or indirect parent corporations (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of the Issuers or of any direct or indirect parent corporation of the Issuers registered on Form S-8 (or any successor form that provides for registration of securities offered to employees of the registrant) and (ii) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received after the Issue Date by VHS Holdco II and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of VHS Holdco II or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of VHS Holdco II or any Subsidiary of VHS Holdco II) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments.”

“Existing Indebtedness” means Indebtedness of VHS Holdco II and its Subsidiaries (after giving effect to the Refinancing) in existence on the Issue Date.

“Existing VHS Holdco I Notes” means the 11 1/4% Senior Discount Notes due 2015 issued by VHS Holdco I and Vanguard Holding Company I, Inc. pursuant to an indenture dated as of September 23, 2004, among VHS Holdco I, Vanguard Holding Company I, Inc. and U.S. Bank National Association.

“Existing VHS Holdco II Notes” means the 9% Senior Subordinated Notes due 2014 issued by the Issuers pursuant to an indenture dated as of September 23, 2004, among the Issuers, the guarantors named therein and U.S. Bank National Association.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person’s and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that VHS Holdco II or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) that have been made by VHS Holdco II or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into VHS Holdco II or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition (including the Refinancing), disposition, merger, consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition (including the Refinancing), disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition (including the Refinancing) or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of VHS Holdco II and such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of VHS Holdco II of any closing) of any facility, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the chief financial officer of VHS Holdco II and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the 8% Senior Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of VHS Holdco II to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as VHS Holdco II may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) of any series of Disqualified Stock.

“Foreign Subsidiary” means any Subsidiary of VHS Holdco II that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date. For purposes of this Description of 8% Senior Exchange Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuers under the 8% Senior Indenture and the 8% Senior Notes by a Guarantor in accordance with the provisions of the 8% Senior Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person, including VHS Holdco I, Vanguard (so long as it guarantees the 8% Senior Notes) and the Subsidiary Guarantors, that incurs a Guarantee of the 8% Senior Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the 8% Senior Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing, or

(iv) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) Disqualified Stock of such Person;

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); and

(e) to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, VHS Holdco II or any of its Restricted Subsidiaries) under any Securitization Financing (as set forth in the books and records of VHS Holdco II or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Securitization Financing);

provided that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of VHS Holdco II, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued by the U.S. government or by any agency or instrumentality thereof and directly and fully guaranteed or insured by the U.S. government (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers or suppliers, commission, travel and similar advances to officers and employees, and, to the extent recorded in conformity with GAAP on the balance sheet of VHS Holdco II as accounts receivable, prepaid expenses or deposits, endorsements for collections or deposits, in each case to the extent arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If VHS Holdco II or any Subsidiary of VHS Holdco II sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of VHS Holdco II such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of VHS Holdco II, VHS Holdco II will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” (i) “Investments” shall include the portion (proportionate to VHS Holdco II’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of VHS Holdco II at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, VHS Holdco II shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) VHS Holdco II’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to VHS Holdco II’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by VHS Holdco II; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of VHS Holdco II in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by VHS Holdco II and the Restricted Subsidiaries immediately after such transfer.

“Issue Date” means January 29, 2010.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“LLC Agreement” means the LLC Agreement among certain of the Sponsors and VHS Holdings LLC.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Vanguard, VHS Holdco I and the Issuers, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Vanguard, VHS Holdco I or the Issuers, as the case may be, was approved by a vote of a majority of the directors of Vanguard, VHS Holdco I or the Issuers, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of Vanguard, VHS Holdco I or the Issuers, as the case may be, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of Vanguard, VHS Holdco I or the Issuers, as the case may be.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP (excluding the portion of such net income attributable to non-controlling interests of Subsidiaries) and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by VHS Holdco II or any Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), payments required to be made to holders of non-controlling interests in Restricted Subsidiaries as a result of such Asset Sale, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the fourth paragraph of the covenant described under “— Repurchase at the Option of Holders — Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by VHS Holdco II as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by VHS Holdco II after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that any net proceeds of an Asset Sale by a non-guarantor Subsidiary that are subject to restrictions on repatriation to VHS Holdco II will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer” means (a) the offer by VHS Holdco I to purchase any and all of the Existing VHS Holdco I Notes and (b) the offer by VHS Holdco II to purchase any and all of the Existing VHS Holdco II Notes, in each case, as described in the offering memorandum relating to the Existing Notes under the caption “The Refinancing,” on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 14, 2010.

“Officer” means the Chairman of the Board, the Vice Chairman (if any), the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuers.

“Officers’ Certificate” means a certificate signed on behalf of the Issuers by two Officers of the Issuers, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuers, that meets the requirements set forth in the 8% Senior Indenture.

“Pari Passu Indebtedness” means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the 8% Senior Notes or the Guarantees, as applicable.

“Permitted Business” means any business in the healthcare industry, including, without limitation, the business of owning and operating acute care hospitals and other related healthcare services and any services and any captive insurance company, activities or businesses incidental or directly related or reasonably similar thereto and any line of business engaged in by the Issuers or any of their direct or indirect Subsidiaries on the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means, at any time, each of (i) the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors), (ii) one or more of the executive officers of Vanguard as of the Issue Date as listed in the offering memorandum relating to the Existing Notes under the caption “Management” (excluding any representatives of the Sponsors and their Affiliates) and (iii) the Management Group, excluding those persons included in clause (ii) hereof, with respect to not more than 5.0% of the total voting power of the Equity Interests of Vanguard, VHS Holdco I, the Issuers or any direct or indirect parent company of any of such Persons. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the 8% Senior Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means

(1) any Investment by VHS Holdco II in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by VHS Holdco II or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, VHS Holdco II or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed);

(6) (A) loans and advances to officers, directors and employees, not in excess of $10.0 million in the aggregate outstanding at any one time and (B) loans and advances of payroll payments and expenses to officers, directors and employees in each case incurred in the ordinary course of business;

(7) any Investment acquired by VHS Holdco II or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by VHS Holdco II or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) in satisfaction of a judgment or as a result of a foreclosure by VHS Holdco II or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt”;

(9) any Investment by VHS Holdco II or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $90.0 million and (y) 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(11) Investments the payment for which consists of Equity Interests of the Issuers or any direct or indirect parent companies of the Issuers (exclusive of Disqualified Stock);

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under “— Certain Covenants — Limitation on Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (10) of the second paragraph thereof);

(14) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuers or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(15) guarantees by VHS Holdco II or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(16) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

(19) additional Investments in joint ventures of VHS Holdco II or any Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $25.0 million;

(20) Physician Support Obligations made by the Issuers or a Subsidiary Guarantor;

(21) Investments in a Captive Insurance Subsidiary in an amount that does not exceed the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed plus the amount of any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary, and any Investment by a Captive Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed and made in the ordinary course of its business and rated in one of the four highest rating categories;

(22) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(23) additional Investments by VHS Holdco II or any Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (23), not to exceed 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary of VHS Holdco II; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by VHS Holdco II or any Restricted Subsidiary;

(4) Liens on property at the time VHS Holdco II or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into VHS Holdco II or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens may not extend to any other property owned by VHS Holdco II or any Restricted Subsidiary;

(5) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to VHS Holdco II or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(6) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the 8% Senior Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens in favor of VHS Holdco II or any Restricted Subsidiary;

(9) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Liens referred to in clauses (3), (4), (25) and (26) of this definition; provided that (A) such new Lien shall be limited to all or part of the same property that secured the original Liens (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (4), (25) and (26) at the time the original Lien became a Permitted Lien under the 8% Senior Indenture and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(10) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(11) Liens for taxes, assessments or other governmental charges or levies of or against VHS Holdco II or one of its Subsidiaries not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or pursuant to the agreement dated October 25, 2004, entered into under Section 7121 of the Code between Vanguard Health Financial Company LLC and the Commissioner of Internal Revenue with respect to the election under Section 953(d) made (or to be made) by Volunteer Insurance, Ltd. or for property taxes on property that VHS

Holdco II or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(13) (A) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Vanguard, VHS Holdco I, VHS Holdco II or any Restricted Subsidiary;

(14) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, VHS Holdco II or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(15) zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of VHS Holdco II or any Restricted Subsidiary;

(16) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of VHS Holdco II or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of VHS Holdco II and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of VHS Holdco II or any Restricted Subsidiary in the ordinary course of business;

(17) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(18) Liens securing obligations in respect of trade-related letters of credit permitted under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(19) any interest or title of a lessor under any lease or sublease entered into by VHS Holdco II or any Restricted Subsidiary in the ordinary course of business;

(20) licenses of intellectual property granted in a manner consistent with past practice;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens solely on any cash earnest money deposits made by VHS Holdco II or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(23) Liens with respect to obligations of VHS Holdco II or a Restricted Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time;

(24) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

(25) Liens securing Capitalized Lease Obligations permitted to be incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Preferred Stock” and Indebtedness permitted to be incurred under clause (5) of the second paragraph of such covenant; provided, however, that such Liens securing Capitalized Lease Obligations or Indebtedness incurred under clause (5) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Preferred Stock” may not extend to property owned by VHS Holdco II or any Restricted Subsidiary other than the property being leased or acquired pursuant to such clause (5);

(26) Liens existing on the Issue Date after giving effect to the consummation of the Refinancing;

(27) Liens securing Indebtedness of the Issuers or a Restricted Subsidiary under a Credit Agreement to the extent such indebtedness has been incurred pursuant to clause (1) of the second paragraph of the covenant described under the heading “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(28) Liens securing Pari Passu Indebtedness permitted to be incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” in an amount not to exceed the maximum amount of Indebtedness such that the Consolidated Senior Secured Debt Ratio (at the time of incurrence of such Indebtedness after giving pro forma effect thereto in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) would not be greater than 3.50 to 1.00;

(29) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers and their Restricted Subsidiaries in the ordinary course of business;

(30) Liens on equipment of the Issuers or any of their Restricted Subsidiaries granted in the ordinary course of business to the Issuers’ clients;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(32) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; and

(33) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Physician Support Obligation” means a loan to or on behalf of, or a guarantee of indebtedness of, (i) a physician or healthcare professional providing service to patients in the service area of a hospital or other healthcare facility operated by VHS Holdco II or any of its Subsidiaries or (ii) any independent practice association or other entity majority-owned by any Person described in clause (i) made or given by VHS Holdco II or any Subsidiary of VHS Holdco II, in each case:

(a) in the ordinary course of its business; and

(b) pursuant to a written agreement having a period not to exceed five years.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, from Vanguard or any Subsidiary of Vanguard to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of VHS Holdco II in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million or more, the fair market value shall be determined by an Independent Financial Advisor.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of VHS Holdco II shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuers and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by VHS Holdco II) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by VHS Holdco II) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of VHS Holdco II or any Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the 8% Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by any Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinancing” means the initial borrowings under the Credit Agreement on January 29, 2010, the offering of the Existing Notes and the use of proceeds therefrom and the Offers, and the payment of related fees and expenses, in each case as described in the offering memorandum relating to the Existing Notes under the captions “Summary — The Refinancing” and “Use of Proceeds.”

“Responsible Officer” of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the 8% Senior Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of VHS Holdco II that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of VHS Holdco II, including the Co-Issuer.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable, inventory, royalty or revenue streams from sales of inventory subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Vanguard or any of its Subsidiaries pursuant to which Vanguard or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Vanguard or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Vanguard or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Vanguard or any of its Subsidiaries in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly-Owned Subsidiary of Vanguard (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Vanguard or any of its Subsidiaries makes an Investment and to which Vanguard or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Vanguard or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Vanguard or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Vanguard or any of its Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Vanguard or any of its Subsidiaries in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Vanguard or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Vanguard or any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which Vanguard reasonably believes to be no less favorable to Vanguard or any of its Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of Vanguard and (c) to which neither Vanguard nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Vanguard or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Vanguard or such other Person giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of VHS Holdco II as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sponsors” means one or more investment funds controlled by The Blackstone Group and its Affiliates and one or more investment funds controlled by Morgan Stanley Capital Partners and its Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Vanguard or any of its Subsidiaries which Vanguard has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the day on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of either of the Issuers that is by its terms subordinated in right of payment to the 8% Senior Notes and (b) with respect to any Guarantor of the 8% Senior Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the 8% Senior Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of VHS Holdco II that incurs a Guarantee of the 8% Senior Notes.

“Tax Distribution” means any distribution described under clause (9) of the covenant “ — Certain Covenants — Limitation on Restricted Payments.”

“Total Assets” means the total consolidated assets of VHS Holdco II and its Restricted Subsidiaries, as shown on the most recent balance sheet of VHS Holdco II.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2014; provided that if the period from such redemption date to February 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Cash” of any Person means the cash or Cash Equivalents of such Person and its Restricted Subsidiaries that would not appear as “restricted cash” on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Unrestricted Subsidiary” means (i) any Subsidiary of VHS Holdco II that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of VHS Holdco II, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of VHS Holdco II may designate any Subsidiary of VHS Holdco II (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness (other than Indebtedness represented by short-term, open account working capital rates entered into in the ordinary course of business for cash management purposes and consistent with past practice) of, or owns or holds any Lien on, any property of, VHS Holdco II or any Subsidiary of VHS

Holdco II (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by VHS Holdco II, (b) such designation complies with the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of VHS Holdco II or any Restricted Subsidiary. The Board of Directors of VHS Holdco II may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either (A) the Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of VHS Holdco II shall be notified by the Issuers to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF 7.750% SENIOR EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the following terms refer to the following entities, and not to any of their respective subsidiaries:

•	“Vanguard” refers only to Vanguard Health Systems, Inc.,

•	“VHS Holdco I” refers only to Vanguard Health Holding Company I, LLC,

•	“VHS Holdco II” refers only to Vanguard Health Holding Company II, LLC,

•	“Co-Issuer” refers only to Vanguard Holding Company II, Inc., a wholly-owned subsidiary of VHS Holdco II with nominal assets which conducts no operations, and

•	the term “Issuers” refers to VHS Holdco II and the Co-Issuer as co-issuers of the 7.750% Senior Notes (each of such Issuers, an “Issuer”).

The Issuers issued the outstanding 7.750% senior notes and will issue the 7.750% senior exchange notes (together, the “7.750% Senior Notes”) under an indenture dated as of January 26, 2011 (the “7.750% Senior Indenture”) among themselves, VHS Holdco I, Vanguard, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

The terms of the 7.750% Senior Notes include those stated in the 7.750% Senior Indenture and those made part of the 7.750% Senior Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the 7.750% Senior Indenture. The summary in this prospectus does not restate that agreement in its entirety. We urge you to read the 7.750% Senior Indenture because it, and not this description, defines your rights as holders of the 7.750% Senior Notes. Copies of the 7.750% Senior Indenture are available as set forth under Where You Can Find Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the 7.750% Senior Indenture.

The registered holder of any 7.750% Senior Note will be treated as the owner of it for all purposes. Only registered holders have rights under the 7.750% Senior Indenture.

Brief Description of the 7.750% Senior Notes

The 7.750% Senior Notes are:

•	unsecured general obligations of the Issuers;

•	guaranteed by Vanguard, VHS Holdco I and certain Subsidiaries of the Issuers, on a senior unsecured basis as described below;

•	pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Issuers, including the Existing VHS Holdco II Notes;

•	senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers;

•	effectively subordinated to any secured Indebtedness of the Issuers (including Indebtedness under the Credit Agreement) to the extent of the value of the assets securing such; and

•	structurally subordinated in right of payment to all existing and future Indebtedness and other liabilities of any Subsidiary of either Issuer that does not guarantee the 7.750% Senior Notes.

After giving effect to the Acquisitions and the offerings of the 7.750% Senior Notes and the senior discount notes as of December 31, 2010, the Issuers and their Subsidiaries would have had outstanding total Indebtedness of approximately $2,774.3 million, $810.9 million of which would have been Secured Indebtedness under the Credit Agreement. An additional $222.9 million would have been available for borrowing pursuant to the revolving credit facility under the Credit Agreement, all of which borrowings would be secured. The 7.750% Senior Indenture permits the Issuers to incur additional Indebtedness, including Senior

Indebtedness. We may seek to increase the borrowing availability under the revolving credit facility under the Credit Agreement in an amount not to exceed a senior secured leverage ratio. The 7.750% Senior Notes also are structurally subordinated to the liabilities of Subsidiaries of the Issuers that are not Guarantors of the Issuers’ obligations under the 7.750% Senior Notes. The Guarantee by Vanguard is being provided solely for the purpose of allowing the Issuers to satisfy their reporting obligations under the 7.750% Senior Indenture by furnishing financial information relating to Vanguard and, accordingly, you should not assign any value to Vanguard’s Guarantee.

Principal, Maturity and Interest

The 7.750% Senior Notes are limited in aggregate principal amount to $350.0 million. The 7.750% Senior Indenture governing the 7.750% Senior Notes provides for the issuance of additional 7.750% Senior Notes having identical terms and conditions to the outstanding 7.750% Senior Notes (the “Additional 7.750% Senior Notes”), subject to compliance with the covenants contained in the 7.750% Senior Indenture. Any Additional 7.750% Senior Notes will be part of the same issue as the 7.750% Senior Notes and will vote on all matters with the 7.750% Senior Notes. The 7.750% Senior Notes mature on February 1, 2019.

The 7.750% Senior Notes were issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the 7.750% Senior Notes accrues at the rate of 7.750% per annum. Interest is payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2011. The Issuers make each interest payment to the holders of record of the 7.750% Senior Notes on the immediately preceding January 15 and July 15.

Interest on the 7.750% Senior Notes accrues from January 26, 2011 or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the 7.750% Senior Notes

If a holder has given wire transfer instructions to the Issuers, the Issuers pay all principal, interest and premium and Additional Interest, if any, on that holder’s 7.750% Senior Notes in accordance with those instructions. All other payments on the 7.750% Senior Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the 7.750% Senior Notes

The Trustee is initially acting as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders, and the Issuers or any of their Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange the 7.750% Senior Notes in accordance with the 7.750% Senior Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of the 7.750% Senior Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any 7.750% Senior Note selected for redemption. Also, the Issuers are not required to transfer or exchange any 7.750% Senior Note for a period of 15 days before a selection of 7.750% Senior Notes to be redeemed.

Guarantees

General

The obligations of the Issuers pursuant to the 7.750% Senior Notes, including any repurchase obligation resulting from a Change of Control, are unconditionally guaranteed on a senior unsecured basis by each of VHS Holdco I and Vanguard, jointly and severally with the Subsidiary Guarantors described below. The

Guarantee by Vanguard is being provided solely for the purpose of allowing the Issuers to satisfy their reporting obligations under the 7.750% Senior Indenture governing the 7.750% Senior Notes by furnishing financial information relating to Vanguard instead of the Issuers and, accordingly, you should not assign any value to such Guarantee. The Guarantee by Vanguard may be released at any time at the option of the Issuers and Vanguard.

The obligations of the Issuers pursuant to the 7.750% Senior Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by each Restricted Subsidiary of VHS Holdco II (other than a Foreign Subsidiary) that guarantees the obligations of any borrower under the Credit Agreement. Notwithstanding the foregoing, the guarantee by Vanguard Health Financial Company LLC, and any claims thereunder, will be pari passu with any claim, right or entitlement that the United States Government or Internal Revenue Service may have with respect to the assets of Vanguard Health Financial Company LLC in connection with the closing agreement entered into under Section 7121 of the Code between Vanguard Health Financial Company LLC and the Commissioner of Internal Revenue with respect to the election under Section 953(d) of the Code made (or to be made) by Volunteer Insurance, Ltd.; provided, however, that such pari passu treatment shall apply to no more than an amount of assets of Vanguard Health Financial Company LLC, with an adjusted basis equal to 10% of the gross income (as defined in such closing agreement) of Volunteer Insurance, Ltd.

Each Guarantee of a Subsidiary Guarantor is limited to the maximum amount that would not render the Guarantors’ obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the 7.750% Senior Notes, or a Subsidiary Guarantor may have effectively no obligation under its Guarantee. See “Risk Factors—Risks Relating to the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes.”

Upon the occurrence of the guarantee by any Restricted Subsidiary of the obligations of any borrower under the Credit Agreement, VHS Holdco II will cause each such Restricted Subsidiary (other than a Securitization Subsidiary) to execute a Guarantee satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee may require, including, without limitation, opinions of counsel as to the enforceability of such guarantee), pursuant to which such Restricted Subsidiary will become a Guarantor under the 7.750% Senior Indenture.

Release

A Subsidiary Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under its Guarantee of the 7.750% Senior Notes if:

(a) all of its assets or Capital Stock is sold or transferred, in each case, in a transaction in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(b) the Guarantor merges with or into, or consolidates with or amalgamates with, or transfers all or substantially all of its assets to, another Person in compliance with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(c) (i) the Subsidiary Guarantor’s guarantee of the Credit Agreement is released or such release is authorized under the Credit Agreement and the administrative agent under the Credit Agreement has agreed to release such guarantee subject only to, and promptly following, the release of such Subsidiary Guarantor’s Guarantee under the 7.750% Senior Indenture or (ii) the Indebtedness that resulted in the creation of such Guarantee is released or discharged;

(d) such Subsidiary Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the 7.750% Senior Indenture; or

(e) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’

obligations under the 7.750% Senior Indenture in accordance with the terms of the 7.750% Senior Indenture.

VHS Holdco I shall be automatically and unconditionally released and discharged from all of its obligations under its Guarantee of the 7.750% Senior Notes only if the conditions described in paragraph (a) or (c)(i) are satisfied with respect to VHS Holdco I.

Notwithstanding the foregoing, if any Guarantor is released from its Guarantee pursuant to paragraphs (a), (b) or (c) above, and such Guarantor is not released from its guarantee of the Credit Agreement within 30 days after the release of its Guarantee, then such Guarantor shall immediately provide a Guarantee under the 7.750% Senior Indenture until such Guarantor’s guarantee under the Credit Agreement is released.

Additional 7.750% Senior Notes

Subject to the covenants described below, the Issuers may issue 7.750% Senior Notes under the 7.750% Senior Indenture having the same terms in all respects as the existing 7.750% Senior Notes. The 7.750% Senior Notes and any Additional 7.750% Senior Notes would be treated as a single class for all purposes under the 7.750% Senior Indenture (provided that any Additional 7.750% Senior Notes that are not fungible with the 7.750% Senior Notes for U.S. federal income tax purposes will have a different CUSIP number) and would vote together as one class, except as otherwise provided below, on all matters with respect to the 7.750% Senior Notes.

Optional Redemption

At any time on or prior to February 1, 2014, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 7.750% Senior Notes issued under the 7.750% Senior Indenture at a redemption price of 107.750% of the principal amount of the 7.750% Senior Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, in each case, with the net cash proceeds of one or more Equity Offerings (1) by the Issuers or (2) by any direct or indirect parent of VHS Holdco II, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of VHS Holdco II or used to purchase Capital Stock (other than Disqualified Stock) of VHS Holdco II from it; provided that:

(1) at least 65% of the aggregate principal amount of 7.750% Senior Notes issued under the 7.750% Senior Indenture remains outstanding immediately after the occurrence of such redemption (excluding 7.750% Senior Notes held by the Issuers and their Subsidiaries); and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The 7.750% Senior Notes may be redeemed, in whole or in part, at any time prior to February 1, 2014, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the 7.750% Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after February 1, 2014, the Issuers may redeem all or a part of the 7.750% Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the 7.750% Senior

Notes to be redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage

2014	105.813%
2015	103.875%
2016	101.938%
2017 and thereafter	100.000%

The Issuers may acquire 7.750% Senior Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the 7.750% Senior Indenture.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the 7.750% Senior Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of 7.750% Senior Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s 7.750% Senior Notes pursuant to a Change of Control Offer on the terms set forth in the 7.750% Senior Indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of 7.750% Senior Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the 7.750% Senior Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase 7.750% Senior Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the 7.750% Senior Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 7.750% Senior Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the 7.750% Senior Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the 7.750% Senior Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all 7.750% Senior Notes or portions of 7.750% Senior Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all 7.750% Senior Notes or portions of 7.750% Senior Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee 7.750% senior the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of 7.750% senior Notes or portions of 7.750% senior Notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of 7.750% Senior Notes properly tendered the Change of Control Payment for such 7.750% Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new 7.750% Senior Note equal in principal amount to any unpurchased portion of the 7.750% Senior Notes surrendered, if any; provided that each new 7.750% Senior Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Credit Agreement contains, and future debt of the Issuers or the Guarantors may contain, limitations on certain events that would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of the 7.750% Senior Notes of their right to require the Issuers to repurchase their 7.750% Senior Notes could cause a default under existing or future debt of the Issuers or the Guarantors (including under the Credit Agreement), even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, the Issuers’ ability to pay cash to holders of the 7.750% Senior Notes upon a repurchase may be limited by the Issuers’ and the Guarantors’ financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. The Issuers’ failure to purchase 7.750% Senior Notes in connection with a Change of Control would result in a default under the 7.750% Senior Indenture. Such a default would, in turn, constitute a default under the Issuers’ existing debt, and may constitute a default under future debt as well. The Issuers’ obligation to make an offer to repurchase the 7.750% Senior Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the 7.750% Senior Notes.

The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the 7.750% Senior Indenture are applicable. Except as described above with respect to a Change of Control, the 7.750% Senior Indenture contains no provisions that permit the holders of the 7.750% Senior Notes to require that the Issuers repurchase or redeem the 7.750% Senior Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 7.750% Senior Indenture applicable to a Change of Control Offer made by the Issuers and purchases all 7.750% Senior Notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer, and such Change of Control Offer is otherwise made in compliance with the provisions of this covenant.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of VHS Holdco II and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of 7.750% Senior Notes to require the Issuers to repurchase its 7.750% Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of VHS Holdco II and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) VHS Holdco II (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (as determined in good faith by the principal financial officer of VHS Holdco II or, in the case of assets and Equity Interests having a value in excess of $25.0 million, by the Board of Directors of VHS Holdco II) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by VHS Holdco II or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

The amount of (i) any liabilities (as shown on VHS Holdco II’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of VHS Holdco II or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the 7.750% Senior Notes) that are assumed by the transferee of any such assets and for which VHS Holdco II and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by VHS Holdco II or such Restricted Subsidiary from such transferee that are converted by VHS Holdco II or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the receipt thereof and (iii) any Designated Non-cash Consideration received by VHS Holdco II or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by VHS Holdco II), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of clause (2) above and for no other purpose.

Notwithstanding the foregoing, the 75% limitation referred to in clause (2) above shall not apply to any Asset Sale in which the amount of consideration of the type referred to in clause (2) above received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds by VHS Holdco II or any Restricted Subsidiary from an Asset Sale, VHS Holdco II or such Restricted Subsidiary may apply those Net Proceeds at its option to:

(1) permanently reduce Obligations under the Credit Agreement and, in the case of revolving Obligations thereunder, to correspondingly reduce commitments with respect thereto (or other Indebtedness of the Issuers or a Guarantor secured by a Lien) or Pari Passu Indebtedness or Indebtedness of a Restricted Subsidiary that is not a Guarantor; provided that if the Issuers or a Guarantor shall so reduce Obligations under such Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the 7.750% Senior Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of 7.750% Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of 7.750% Senior Notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to either of the Issuers or an Affiliate of the Issuers (provided that in the case of any reduction of any revolving obligations, the Issuers or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(2) make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in VHS Holdco II or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in VHS Holdco II or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided that the 365-day period provided above to apply any portion of Net Proceeds in accordance with clause (2) or (3) above shall be extended by an additional 180 days if by not later than the 365th day after receipt of such Net Proceeds, VHS Holdco II or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an Affiliate of the Issuers to make an investment of the type referred to in either such clause in the amount of such Net Proceeds.

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $30.0 million, the Issuers will make an Asset Sale Offer to all holders of 7.750% Senior Notes and any other Pari Passu Indebtedness requiring the making of such an offer to purchase on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to The Depository Trust Company’s (“DTC”) procedures) the maximum principal amount of 7.750% Senior Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, VHS Holdco II or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the 7.750% Senior Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the 7.750% Senior Indenture. If the aggregate principal amount of 7.750% Senior Notes and such other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the 7.750% Senior Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of 7.750% Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the 7.750% Senior Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the 7.750% Senior Indenture by virtue of such conflict.

Selection and Notice

If less than all of the 7.750% Senior Notes under the 7.750% Senior Indenture are to be redeemed at any time, the Trustee will select 7.750% Senior Notes for redemption as follows:

(1) if the 7.750% Senior Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the 7.750% Senior Notes are listed; or

(2) if the 7.750% Senior Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate and subject to DTC’s procedures.

No 7.750% Senior Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of 7.750% Senior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 7.750% Senior Notes or a satisfaction and discharge of the 7.750% Senior Indenture. Notices of redemption may not be conditional.

If any 7.750% Senior Note is to be redeemed in part only, the notice of redemption that relates to that 7.750% Senior Note will state the portion of the principal amount of that 7.750% Senior Note that is to be redeemed. A new 7.750% Senior Note in principal amount equal to the unredeemed portion of the original 7.750% Senior Note will be issued in the name of the holder of 7.750% Senior Notes upon cancellation of the original 7.750% Senior Note. 7.750% Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on 7.750% Senior Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the 7.750% Senior Indenture. If on any date (i) the 7.750% Senior Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the 7.750% Senior Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) the covenants specifically listed under the following captions in this “Description of 7.750% Senior Exchange Notes” section of this prospectus will not be applicable to the 7.750% Senior Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders — Asset Sales”;

(2) “— Limitation on Restricted Payments”;

(3) “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(4) clause (4) of the first paragraph of “— Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “— Limitation on Transactions with Affiliates”; and

(6) “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, the Issuers may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to clause (ii) of the definition of “Unrestricted Subsidiary.”

If and while the Issuers and their Restricted Subsidiaries are not subject to the Suspended Covenants, the holders of 7.750% Senior Notes will be entitled to substantially less covenant protection. In the event that the Issuers and their Restricted Subsidiaries are not subject to the Suspended Covenants under the 7.750% Senior Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the 7.750% Senior Notes below an Investment Grade Rating, then the Issuers and their Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the 7.750% Senior Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuers or any of their Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the 7.750% Senior Indenture with respect to the 7.750% Senior Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the limitations contained in the covenant described below under the caption “— Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (4) of the second paragraph of “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

There can be no assurance that the 7.750% Senior Notes will ever receive or maintain Investment Grade Ratings.

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and VHS Holdco II will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided that VHS Holdco II and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio for VHS Holdco II’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred

Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) Indebtedness under Credit Facilities together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,275.0 million outstanding at any one time less the amount of all permanent reductions of Indebtedness thereunder as a result of principal payments actually made with Net Proceeds from Asset Sales;

(2) Indebtedness represented by the Existing VHS Holdco II Notes (including any guarantee thereof and the notes and guarantees thereof to be issued in exchange therefor);

(3) Indebtedness represented by the 7.750% Senior Notes and the Guarantees and the 7.750% Senior Notes and related Guarantees to be issued in exchange therefor pursuant to the registration rights agreement relating to the 7.750% Senior Notes (the “7.750% Senior Registration Rights Agreement”), and Indebtedness represented by the outstanding senior discount notes and the senior discount exchange notes to be issued in exchange therefor pursuant to the registration rights agreement relating to the senior discount notes (the “Senior Discount Notes Registration Rights Agreement”);

(4) Existing Indebtedness (other than Indebtedness described in clauses (1), (2) and (3));

(5) Indebtedness (including Capitalized Lease Obligations) incurred or issued by VHS Holdco II or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used by or useful to VHS Holdco II or any Restricted Subsidiary in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5), does not exceed the greater of $75.0 million and 3.0% of Total Assets;

(6) Indebtedness incurred by VHS Holdco II or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(7) Indebtedness arising from agreements of VHS Holdco II or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet (other than Guarantees as a result of an amendment to an obligation in existence on January 29, 2010) of VHS Holdco II or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by VHS Holdco II and any Restricted Subsidiaries in connection with such disposition;

(8) Indebtedness of VHS Holdco II owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by VHS Holdco II or any Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such

Indebtedness (except to VHS Holdco II or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if either of the Issuers or any Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, other than Indebtedness represented by short-term, open account working capital notes entered into in the ordinary course of business for cash management purposes and consistent with past practice, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Issuer with respect to the 7.750% Senior Notes or of such Guarantor with respect to its Guarantee;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to VHS Holdco II or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to VHS Holdco II or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations of VHS Holdco II or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the 7.750% Senior Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange or (C) commodity risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees provided by VHS Holdco II or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) Preferred Stock that is not Disqualified Stock and is issued by a Restricted Subsidiary of VHS Holdco II to a Person holding a minority Equity Interest in such Restricted Subsidiary (after giving effect to such issuance); provided that such Preferred Stock is not exchangeable or convertible into Indebtedness of VHS Holdco II or any of its Restricted Subsidiaries and does not require any cash payment of dividends or distributions at any time that such cash payment would result in a Default or an Event of Default; provided, further, that the aggregate liquidation preference of all Preferred Stock issued pursuant to this clause (12) shall not exceed $25.0 million;

(13) Indebtedness of VHS Holdco II or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (13), does not at any one time outstanding, when taken together with any Refinancing Indebtedness in respect thereof, exceed the greater of (x) $150.0 million and (y) 5.0% of Total Assets (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (13) shall cease to be deemed incurred or outstanding for purposes of this clause (13) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which VHS Holdco II or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (13));

(14) any guarantee by either of the Issuers or a Guarantor of Indebtedness or other obligations of VHS Holdco II or any Restricted Subsidiary so long as the incurrence of such Indebtedness by VHS Holdco II or such Restricted Subsidiary is permitted under the terms of the 7.750% Senior Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the 7.750% Senior Notes or a Guarantee, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the 7.750% Senior Notes or such Guarantee with respect to the 7.750% Senior Notes substantially to the same extent as such Indebtedness is subordinated to the 7.750% Senior Notes or such Guarantee, as applicable;

(15) the incurrence by VHS Holdco II or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (13) above, this clause (15) and clause (16) below or any

Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated to the 7.750% Senior Notes, such Refinancing Indebtedness is subordinated to the 7.750% Senior Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Restricted Subsidiary that is not the Co-Issuer or a Guarantor that refinances Indebtedness or Preferred Stock of either Issuer or a Guarantor or (y) Indebtedness or Preferred Stock of VHS Holdco II or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced;

(16) Indebtedness or Preferred Stock of Persons that are acquired by VHS Holdco II or any Restricted Subsidiary or merged into VHS Holdco II or a Restricted Subsidiary in accordance with the terms of the 7.750% Senior Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, either (A) VHS Holdco II or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(17) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness, other than credit or purchase cards, is extinguished within five business days of its incurrence;

(18) Indebtedness of VHS Holdco II or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(19) Contribution Indebtedness;

(20) Indebtedness consisting of the financing of insurance premiums;

(21) Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of joint ventures of VHS Holdco II or any Restricted Subsidiary not in excess of $25.0 million at any time outstanding;

(22) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to VHS Holdco II or any Restricted Subsidiary other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(23) Physician Support Obligations incurred by VHS Holdco II or any Restricted Subsidiary;

(24) Indebtedness consisting of Indebtedness issued by the Issuers or any of their Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuers or any direct or indirect parent company of the Issuers to the extent described in clause (4) of the second paragraph under the caption “— Limitation on Restricted Payments”;

(25) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuers and their Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuers and their Restricted Subsidiaries;

(27) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(28) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (27) above.

For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (28) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, VHS Holdco II will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under the Credit Agreement outstanding on January 29, 2010 will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The maximum amount of Indebtedness that VHS Holdco II and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Restricted Payments

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of VHS Holdco II’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by VHS Holdco II payable in Equity Interests (other than Disqualified Stock) of VHS Holdco II or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to VHS Holdco II or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, VHS Holdco II or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of either of the Issuers or any direct or indirect parent entity of either of the Issuers, including in connection with any merger or consolidation involving either of the Issuers or any such parent entity;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of VHS Holdco II or any Subsidiary Guarantor (other than (x) Indebtedness permitted under clauses (8) and (9) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d) make any Restricted Investment

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) VHS Holdco II would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by VHS Holdco II and the Restricted Subsidiaries after January 29, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (9), (11), (12), (13), (15), (16) and (20) of the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of VHS Holdco II for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 29, 2010, to the end of VHS Holdco II’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of VHS Holdco II, of property and marketable securities received by the Issuers since immediately after January 29, 2010 from the issue or sale of (x) Equity Interests of VHS Holdco II (including Retired Capital Stock (as defined below)) (other than (i) Excluded Contributions, (ii) Designated Preferred Stock, (iii) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of VHS Holdco II, any direct or indirect parent entities of VHS Holdco II and its Subsidiaries following January 29, 2010 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and (iv) Refunding Capital Stock (as defined below)) and, to the extent actually contributed to VHS Holdco II, Equity Interests of any direct or indirect parent entities of VHS Holdco II and (y) debt securities of VHS Holdco II that have been converted into such Equity Interests of VHS Holdco II (other than Refunding Capital Stock or Equity Interests or convertible debt securities of VHS Holdco II sold to a Restricted Subsidiary or VHS Holdco II, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of VHS Holdco II, of property and marketable securities contributed to the capital of VHS Holdco II following January 29, 2010 (other than (i) Excluded Contributions, (ii) the Cash Contribution Amount and (iii) contributions by a Restricted Subsidiary), plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of VHS Holdco II, of property and marketable securities received after January 29, 2010 by means of (A) the sale or other disposition (other than to VHS Holdco II or a Restricted Subsidiary) of Restricted Investments made by VHS Holdco II or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from VHS Holdco II or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by VHS Holdco II or its Restricted Subsidiaries or (B) the sale (other than to VHS Holdco II or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into VHS Holdco II or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to VHS Holdco II or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of VHS Holdco II in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the irrevocable redemption notice, as the case may be, if, at the date of declaration or notice, such dividend, distribution or redemption payment, as the case may be, would have complied with the provisions of the 7.750% Senior Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuers or any direct or indirect parent corporation of the Issuers (“Retired Capital Stock”) or Subordinated Indebtedness, as the case may be, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuers) of Equity Interests of the Issuers or any direct or indirect parent of the Issuers or contributions to the equity capital of the Issuers (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuers) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of VHS Holdco II or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof, which is incurred in compliance with the covenant “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, (B) such new Indebtedness is subordinated to the 7.750% Senior Notes and any such applicable Guarantees at least to the same extent as such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value is subordinated to the 7.750% Senior Notes and/or Guarantees, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuers or any of their direct or indirect parent entities held by any future, present or former employee, director or consultant of VHS Holdco II, any of its Subsidiaries or (to the extent such person renders services to the businesses of VHS Holdco II and its Subsidiaries) VHS Holdco II’s direct or indirect parent entities, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided that the aggregate amount of all such Restricted Payments made under this clause (4) does not exceed in any calendar year $12.5 million (which shall increase to $25.0 million subsequent to the consummation of an underwritten public Equity Offering by VHS Holdco II or any of its direct or indirect parent entities) (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of VHS Holdco II and, to the extent contributed to VHS Holdco II, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of VHS Holdco II, any of its Subsidiaries or (to the extent such person renders services to the businesses of VHS Holdco II and its Subsidiaries) VHS Holdco II’s direct or indirect parent entities, that occurs after January 29, 2010 plus (B) the cash proceeds of key man life insurance policies received by VHS Holdco II or its Restricted Subsidiaries, or by any direct or indirect parent entity to the extent contributed to VHS Holdco II, after January 29, 2010 (provided that VHS Holdco II may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Issuers from members of management of the Issuers, any of the Issuers’ direct or indirect parent companies or any of the Issuers’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuers or any of their direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the 7.750% Senior Indenture;

(5) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $50.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7) the payment of dividends on the common equity interests of the Issuers (or the payment of dividends to any direct or indirect parent of the Issuers to fund a payment of dividends on such entity’s common stock) following the first public offering of the common stock of the Issuers, or the common equity interests of any of their direct or indirect parent entities after January 29, 2010, of up to 6.0% per annum or the net proceeds received by or contributed to the Issuers in any public offering, other than public offerings with respect to common equity interests registered on Form S-8 (or any successor form that provides for registration of securities offered to employees of the registrant) and other than any public sale constituting an Excluded Contribution;

(8) Restricted Payments equal to the amount of Excluded Contributions;

(9) the declaration and payment of dividends to, or the making of loans to, VHS Holdings LLC, a Delaware limited liability company, VHS Holdco I, Vanguard or any direct or indirect parent entity in amounts required for VHS Holdings LLC, VHS Holdco I, Vanguard or such parent entity to pay:

(A) (i) overhead (including salaries and other compensation expenses) and franchise or similar tax liabilities, legal, accounting and other professional fees and expenses in connection with, and to the extent attributable, to the maintenance of VHS Holdings LLC’s, VHS Holdco I’s or Vanguard’s existence and its ownership of VHS Holdco I, Vanguard, the Issuers or any of their Subsidiaries, as applicable, (ii) fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with, and to the extent attributable to, the maintenance of VHS Holdings LLC’s, VHS Holdco I’s or Vanguard’s existence and its ownership of VHS Holdco I, Vanguard, the Issuers or any of their Subsidiaries, as applicable; and

(B) with respect to each tax year (or portion thereof) in which VHS Holdco II is treated, for U.S. federal income tax purposes and/or applicable state and local income tax purposes, as either a member of a consolidated, combined or similar tax group of which a direct or indirect parent of VHS Holdco II is the common parent (a “Tax Group”) or a partnership or disregarded entity whose income is included in the income of a Tax Group, the portion of the income taxes of such Tax Group attributable to the income of VHS Holdco II and/or its subsidiaries (as applicable); provided that (x) such amounts for any tax year (or portion thereof) shall not exceed the income taxes that would have been paid directly by VHS Holdco II and/or its subsidiaries (as applicable) for such tax year (or portion thereof) if VHS Holdco II had been a stand-alone taxpayer or the parent of a stand-alone consolidated group (determined by treating interest expense on the senior discount notes as an expense of VHS Holdco II) and (y) amounts attributable to income of any Unrestricted Subsidiary of VHS Holdco II shall be permitted only to the extent of any payments by such Unrestricted Subsidiary to VHS Holdco II or its Restricted Subsidiaries for such purpose;

(10) [Reserved];

(11) distributions or payments of Securitization Fees;

(12) cash dividends or other distributions on Capital Stock of VHS Holdco II or any of its Restricted Subsidiaries used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Acquisitions or the offerings of the 7.750% Senior Notes and the senior discount notes or owed to Affiliates, in each case to the extent permitted by the covenant described under “— Limitation on Transactions with Affiliates”;

(13) declaration and payment of dividends to holders of any class or series of Disqualified Stock of VHS Holdco II or any Restricted Subsidiary or any class of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(14) other Restricted Payments since January 29, 2010 in an aggregate amount not to exceed $100.0 million;

(15) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after January 29, 2010 and the declaration and payment of dividends to any direct or indirect parent company of VHS Holdco II, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent company of VHS Holdco II issued after January 29, 2010; provided that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on the first day of such period (and the payment of dividends or distributions) on a pro forma basis, VHS Holdco II would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (15) does not exceed the net cash proceeds actually received by the Issuers from any such sale of Designated Preferred Stock issued after January 29, 2010;

(16) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to VHS Holdco II or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(17) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales”; provided that all 7.750% Senior Notes tendered by holders of the 7.750% Senior Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(18) [Reserved];

(19) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of VHS Holdco II or any direct or indirect parent entity of VHS Holdco II that complies with the provisions of the 7.750% Senior Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of VHS Holdco II; provided that, as a result of such consolidation, merger or transfer of assets, the Issuers have made a Change of Control Offer pursuant to the covenant described under “— Repurchase at the Option of Holders — Change of Control” and any 7.750% Senior Notes tendered in connection therewith have been purchased; and

(20) cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of either Issuer or any of their Restricted Subsidiaries; provided that the Board of Directors of VHS Holdco II shall have determined in good faith that such payments are not made for the purpose of evading the limitations of this “Limitation on Restricted Payments” covenant; provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof), (5), (7), (11), (13), (14), (15), (16), (17) and (20) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by VHS Holdco II or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of VHS Holdco II.

VHS Holdco II will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by VHS Holdco II and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this prospectus.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to VHS Holdco II or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to VHS Holdco II or any of its Restricted Subsidiaries;

(2) make loans or advances to VHS Holdco II or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to VHS Holdco II or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on January 29, 2010, including, without limitation, pursuant to Existing Indebtedness, the Credit Agreement and related documentation, Hedging Obligations, the Existing Indenture and the Existing VHS Holdco II Notes;

(2) the 7.750% Senior Indenture and the 7.750% Senior Notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by VHS Holdco II or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness of Restricted Subsidiaries that are Guarantors which Indebtedness is permitted to be incurred pursuant to an agreement entered into subsequent to January 29, 2010 in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, including, without limitation, provisions limiting the disposition or distribution of assets or property; provided that such limitations are applicable only to the assets or property that are the subject of such joint venture agreements and are owned by such joint venture;

(11) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of VHS Holdco II or any Restricted Subsidiary;

(12) customary provisions contained in licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(13) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(14) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(15) contracts entered into in the ordinary course of business, not related to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of VHS Holdco II or any Restricted Subsidiary in any manner material to VHS Holdco II or any Restricted Subsidiary;

(16) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (2) and (5) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of VHS Holdco II, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(17) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided that such restrictions apply only to such Securitization Subsidiary.

Limitation on Liens

VHS Holdco II will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness (other than Permitted Liens) on any asset or property of VHS Holdco II or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the 7.750% Senior Notes and any applicable Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the 7.750% Senior Notes or the applicable Guarantee or Guarantees are equally and ratably secured.

Merger, Consolidation or Sale of All or Substantially All Assets

Merger, Consolidation or Sale of All or Substantially All Assets of the Issuers.  Neither Issuer may, directly or indirectly: (a) consolidate or merge with or into or wind up into another Person (whether or not such Issuer is the surviving corporation); or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (A) such Issuer is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the jurisdiction of organization of such Issuer or the United States, any state of the United States or the District of Columbia (such Issuer or such Person, as the case may be, hereinafter referred to as the “Successor Company”);

(2) the Successor Company (if other than such Issuer) expressly assumes all the obligations of such Issuer under the 7.750% Senior Notes, the 7.750% Senior Indenture and the 7.750% Senior Registration Rights Agreement; provided that at all times, a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia must be a co-issuer or the issuer of the 7.750% Senior Notes;

(3) immediately after such transaction no Default or Event of Default exists;

(4) after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company (if other than such Issuer), would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four-quarter period, or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for VHS Holdco II and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) shall apply, shall have confirmed in writing that its Guarantee shall apply to such Person’s obligations under the 7.750% Senior Notes, the 7.750% Senior Indenture and the 7.750% Senior Registration Rights Agreement; and

(6) such Issuer shall have delivered to the Trustee a certificate from a Responsible Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the 7.750% Senior Indenture.

The Successor Company will succeed to, and be substituted for, such Issuer under the 7.750% Senior Indenture and the 7.750% Senior Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to VHS Holdco II or to another Restricted Subsidiary and (b) either Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating such Issuer in another state of the United States, so long as the amount of Indebtedness of VHS Holdco II and its Restricted Subsidiaries is not increased thereby.

If a direct or indirect parent organized or existing under the laws of the United States, any state of the United States or the District of Columbia (“Parent”) of VHS Holdco II assumes the obligations under the Indenture in a transaction which meets the requirements of this “Merger, Consolidation or Sale of All or Substantially All Assets” covenant treating Parent as the Successor Company for purposes of such covenant, all obligations of VHS Holdco II under the 7.750% Senior Indenture shall be discharged except to the extent that VHS Holdco II is or becomes a Subsidiary, Restricted Subsidiary or Subsidiary Guarantor of the 7.750% Senior Notes. In such event, Parent will succeed to, and be substituted for, VHS Holdco II under the 7.750% Senior Indenture and the 7.750% Senior Notes.

Merger, Consolidation or Sale of All or Substantially All Assets by a Guarantor.  Subject to the provisions described under “Guarantees — Release,” no Guarantor (other than Vanguard) shall consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the 7.750% Senior Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Issuers shall have delivered to the Trustee a certificate from a Responsible Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the 7.750% Senior Indenture.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the 7.750% Senior Indenture and the 7.750% Senior Registration Rights Agreement.

Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States or the District of Columbia, so long as the amount of Indebtedness of the Guarantor is not increased thereby, and (2) any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to either of the Issuers or another Subsidiary Guarantor. Notwithstanding anything to the contrary herein, except as expressly permitted under the 7.750% Senior Indenture, no Guarantor shall be permitted to consolidate with, merge into or transfer all or part of its properties and assets to VHS Holdco I or Vanguard.

Limitation on Transactions with Affiliates

VHS Holdco II will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to VHS Holdco II or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by VHS Holdco II or such Restricted Subsidiary with an unrelated Person on an arms length basis; and

(2) VHS Holdco II delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of VHS Holdco II set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of VHS Holdco II.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among VHS Holdco II and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments and Permitted Investments permitted by the 7.750% Senior Indenture;

(3) the payment to Sponsors of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not in excess of the greater of (A) $6.0 million and (B) 2.0% of EBITDA of VHS Holdco II and its Restricted Subsidiaries for the immediately preceding fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods (but after January 29, 2010), and the execution of any management or monitoring agreement subject to the same limitations;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of VHS Holdco II, any Restricted Subsidiary or (to the extent such person renders services to the businesses of VHS Holdco II and its Subsidiaries) any of VHS Holdco II’s direct or indirect parent entities;

(5) payments by VHS Holdco II or any Restricted Subsidiary to the Sponsors and any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of VHS Holdco II in good faith;

(6) transactions in which VHS Holdco II or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to VHS Holdco II or such Restricted Subsidiary from a financial point of view;

(7) payments or loans (or cancellations of loans) to employees or consultants of VHS Holdco II, any Restricted Subsidiary or (to the extent such person renders services to the businesses of VHS Holdco II and its Subsidiaries) any of VHS Holdco II’s direct or indirect parent entities, which are approved by a majority of the Board of Directors of VHS Holdco II in good faith and which are otherwise permitted under the 7.750% Senior Indenture;

(8) payments made or performance under any agreement as in effect on January 29, 2010 or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the 7.750% Senior Notes in any material respect than the original agreement as in effect on January 29, 2010);

(9) the existence of, or the performance by VHS Holdco II or any of its Restricted Subsidiaries of its obligations under the terms of, the LLC Agreement (including any registration rights agreement or purchase agreements related thereto to which it is party on January 29, 2010 and any similar agreement that it may enter into thereafter); provided that the existence of, or the performance by VHS Holdco II or any of its Restricted Subsidiaries of its obligations under any future amendment to the LLC Agreement or under any similar agreement or amendment thereto entered into after January 29, 2010 shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to holders of the 7.750% Senior Notes in any material respect;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the 7.750%

Senior Indenture that are fair to VHS Holdco II and or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of VHS Holdco II or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Issuers to VHS Holdco I, to any direct or indirect parent of VHS Holdco I, or to any Permitted Holder;

(12) any transaction effected as part of a Qualified Securitization Financing;

(13) any transaction with a Captive Insurance Subsidiary in the ordinary course of operations of such Captive Insurance Subsidiary;

(14) payments or loans (or cancellation of loans) to employees or consultants of the Issuers, any of their direct or indirect parent companies or any of their Restricted Subsidiaries and any employment agreements entered into by VHS Holdco II or any of the Restricted Subsidiaries in the ordinary course of business;

(15) transactions with joint ventures in Permitted Businesses entered into in the ordinary course of business and in a manner consistent with past practice;

(16) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of VHS Holdco II; and

(17) Investments by any of the Sponsors in securities of the Issuers or any of their Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Payments for Consent

VHS Holdco II will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of 7.750% Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 7.750% Senior Indenture or the 7.750% Senior Notes unless such consideration is offered to be paid and is paid to all holders of the 7.750% Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Existence of Corporate Co-Issuer

VHS Holdco II will always maintain a Wholly-Owned Subsidiary that is a Restricted Subsidiary of VHS Holdco II organized as a corporation under the laws of the United States of America, any state thereof or the District of Columbia that will serve as a co-issuer of the 7.750% Senior Notes unless VHS Holdco II is itself a corporation under the laws of the United States of America, any state thereof or the District of Columbia.

Reports to Holders

Whether or not required by the Commission, so long as any 7.750% Senior Notes are outstanding, VHS Holdco II will furnish to the holders of 7.750% Senior Notes, within 45 days after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ended December 31, 2010 or (in the case of annual financial information) within 90 days after the end of each fiscal year, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if VHS Holdco II were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by VHS Holdco II’s certified independent accountants.

In addition, whether or not required by the Commission, VHS Holdco II will file a copy of all of the information and reports referred to above with the Commission for public availability within the time periods specified above (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, VHS Holdco II has agreed that, for so long as any 7.750% Senior Notes remain outstanding, it will furnish to the holders of the 7.750% Senior Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

So long as Vanguard is a Guarantor (there being no obligation of Vanguard to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of VHS Holdco I or the Issuers (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the 7.750% Senior Notes pursuant to this covenant may, at the option of VHS Holdco II, be filed by and be those of Vanguard rather than VHS Holdco II. The 7.750% Senior Indenture provides that VHS Holdco II will be deemed to be in compliance with the provisions of the covenant described under this caption if Vanguard shall have filed such reports, documents and other information with the Commission using its Electronic Data Gathering, Analysis and Referral System or any successor system.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default

Under the 7.750% Senior Indenture, an Event of Default is defined as any of the following:

(1) the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the 7.750% Senior Notes issued under the 7.750% Senior Indenture;

(2) the Issuers default in the payment when due of interest or Additional Interest, if any, on or with respect to the 7.750% Senior Notes issued under the 7.750% Senior Indenture and such default continues for a period of 30 days;

(3) either of the Issuers defaults in the performance of, or breaches any covenant, warranty or other agreement contained in the 7.750% Senior Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of 25% or more in aggregate principal amount of the 7.750% Senior Notes;

(4) either of the Issuers or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by VHS Holdco II or any Restricted Subsidiary or the payment of which is guaranteed by VHS Holdco II or any Restricted Subsidiary (other than Indebtedness owed to VHS Holdco II or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after January 29, 2010, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Issuers or any Significant Subsidiary;

(6) either of the Issuers or any Significant Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $30.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(7) the Guarantee of VHS Holdco I or any Guarantee of a Significant Subsidiary fails to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor (other than Vanguard) denies or disaffirms its obligations under its Guarantee and such Default continues for 10 days.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to either of the Issuers) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding 7.750% Senior Notes under the 7.750% Senior Indenture may declare the principal of and accrued interest on such 7.750% Senior Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to either of the Issuers occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding 7.750% Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the 7.750% Senior Notes.

The 7.750% Senior Indenture provides that, at any time after a declaration of acceleration with respect to the 7.750% Senior Notes issued under the 7.750% Senior Indenture as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding 7.750% Senior Notes issued under the 7.750% Senior Indenture may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the 7.750% Senior Notes issued under the 7.750% Senior Indenture may waive any existing Default or Event of Default under the 7.750% Senior Indenture, and its consequences, except a default in the payment of the principal of or interest on such 7.750% Senior Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the 7.750% Senior Notes, if within 20 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the 7.750% Senior Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the 7.750% Senior Notes may not enforce the 7.750% Senior Indenture or the 7.750% Senior Notes except as provided in the 7.750% Senior Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the 7.750% Senior Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the 7.750% Senior Indenture at the request, order or direction of any of the holders of the 7.750% Senior Notes, unless such holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the 7.750% Senior Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding 7.750% Senior Notes issued under such 7.750% Senior Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the 7.750% Senior Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any direct or indirect parent entity (other than VHS Holdco I or Vanguard), as such, will have any liability for any obligations of the Issuers under the 7.750% Senior Notes, the 7.750% Senior Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of 7.750% Senior Notes by accepting a 7.750% Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 7.750% Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their and the Guarantors’ obligations discharged with respect to the outstanding 7.750% Senior Notes, the Guarantees and the 7.750% Senior Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding 7.750% Senior Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such 7.750% Senior Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the 7.750% Senior Notes issued thereunder concerning issuing temporary 7.750% Senior Notes, registration of 7.750% Senior Notes, mutilated, destroyed, lost or stolen 7.750% Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties, protections, indemnities and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the 7.750% Senior Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the 7.750% Senior Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the 7.750% Senior Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but not their Restricted Subsidiaries) described under “— Events of Default” will no longer constitute an Event of Default with respect to the 7.750% Senior Notes issued thereunder. If the Issuers exercise their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

In order to exercise either Legal Defeasance or Covenant Defeasance under the 7.750% Senior Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the 7.750% Senior Notes issued thereunder, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding 7.750% Senior Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the 7.750% Senior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, subject to customary assumptions and exclusions, the holders of the respective outstanding 7.750% Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the respective outstanding 7.750% Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) or insofar as Events of Default (other than Events of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Credit Agreement or any other material agreement or instrument (other than the 7.750% Senior Indenture) to which VHS Holdco II or any of its Restricted Subsidiaries is a party or by which VHS Holdco II or any of its Restricted Subsidiaries is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of 7.750% Senior Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The 7.750% Senior Indenture will be discharged and will cease to be of further effect as to all 7.750% Senior Notes issued thereunder, when:

(1) either:

(a) all 7.750% Senior Notes that have been authenticated, except lost, stolen or destroyed 7.750% Senior Notes that have been replaced or paid and 7.750% Senior Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all 7.750% Senior Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the 7.750% Senior Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) the Issuers have paid or caused to be paid all sums payable by them under the 7.750% Senior Indenture; and

(3) in the event of a deposit as provided in clause (1)(b), the Issuers have delivered irrevocable instructions to the Trustee under the 7.750% Senior Indenture to apply the deposited money toward the payment of the 7.750% Senior Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification of the 7.750% Senior Indenture

Except as provided in the next three succeeding paragraphs, the 7.750% Senior Indenture or the 7.750% Senior Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the 7.750% Senior Notes then outstanding issued under the 7.750% Senior Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 7.750% Senior Notes), and any existing default or compliance with any provision of the 7.750% Senior Indenture or the 7.750% Senior Notes issued thereunder may be waived with the consent of the holders of a majority in principal amount of the then outstanding 7.750% Senior Notes issued under the 7.750% Senior Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 7.750% Senior Notes).

Without the consent of each holder affected, an amendment or waiver of the 7.750% Senior Indenture may not (with respect to any 7.750% Senior Notes held by a non-consenting holder):

(1) reduce the principal amount of 7.750% Senior Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any 7.750% Senior Note or alter the provisions with respect to the redemption of the 7.750% Senior Notes issued thereunder (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any 7.750% Senior Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the 7.750% Senior Notes issued thereunder (except a rescission of acceleration of the 7.750% Senior Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the 7.750% Senior Notes issued thereunder and a waiver of the payment default that resulted from such acceleration);

(5) make any 7.750% Senior Note payable in money other than that stated in the 7.750% Senior Notes;

(6) make any change in the provisions of the 7.750% Senior Indenture relating to waivers of past Defaults or the rights of holders of 7.750% Senior Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the 7.750% Senior Notes issued thereunder;

(7) waive a redemption payment with respect to any 7.750% Senior Note issued thereunder (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) modify the Guarantees in any manner adverse to the holders of the 7.750% Senior Notes;

(9) make any change in the preceding amendment and waiver provisions; or

(10) modify or change any provision of the 7.750% Senior Indenture or the related definitions affecting the ranking of the 7.750% Senior Notes in a manner that would materially adversely affect the holders of the 7.750% Senior Notes.

Notwithstanding the preceding paragraph, without the consent of any holder of 7.750% Senior Notes, the Issuers and the Trustee may amend or supplement the 7.750% Senior Indenture or the 7.750% Senior Notes issued thereunder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated 7.750% Senior Notes in addition to or in place of certificated 7.750% Senior Notes;

(3) to provide for the assumption of either Issuers’ obligations to holders of 7.750% Senior Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuers’ assets;

(4) to make any change that would provide any additional rights or benefits to the holders of 7.750% Senior Notes or that does not adversely affect the legal rights under the 7.750% Senior Indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the 7.750% Senior Indenture under the Trust Indenture Act;

(6) to add a Guarantee of the 7.750% Senior Notes or to release the Guarantee of Vanguard;

(7) to conform the text of the 7.750% Senior Indenture, the 7.750% Senior Notes or the Guarantees to any provision of this Description of 7.750% Senior Exchange Notes to the extent that such provision in this Description of 7.750% Senior Exchange Notes was intended to be a verbatim recitation of a provision of the 7.750% Senior Indenture, the 7.750% Senior Notes or the Guarantees; or

(8) to evidence and provide for the acceptance and appointment under the 7.750% Senior Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

Governing Law

The 7.750% Senior Indenture, the 7.750% Senior Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

If the Trustee becomes a creditor of the Issuers or any Guarantor, the 7.750% Senior Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding 7.750% Senior Notes issued under the 7.750% Senior Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The 7.750% Senior Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the 7.750% Senior Indenture at the request of any holder of 7.750% Senior Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the 7.750% Senior Indenture. Reference is made to the 7.750% Senior Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person;

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person; and

(3) Indebtedness of any other Person assumed in connection with, and existing at the time of, an acquisition by a Restricted Subsidiary of the property or assets that constitute substantially all of a division or line of business of such Person, but excluding in any event Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, or such assets or property being acquired by, such specified Person.

“Acquisitions” means the acquisition by Vanguard and certain of its consolidated subsidiaries of substantially all of the assets of The Detroit Medical Center from The Detroit Medical Center, pursuant to a purchase and sale agreement, effective January 1, 2011, the acquisition of substantially all of the assets of Westlake Hospital and West Suburban Medical Center from affiliates of Resurrection Health Care of Chicago, pursuant to an asset purchase agreement, dated March 17, 2010 and the acquisition of certain assets and liabilities of the Arizona Heart Hospital and of the Arizona Heart Institute.

“Additional Interest” has the meaning given such term in the offering memorandum distributed in connection with the private offering of the outstanding 7.750% Senior Notes in the section entitled “Exchange Offer; Registration Rights.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means with respect to any 7.750% Senior Note on the applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the 7.750% Senior Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the 7.750% Senior Notes at February 1, 2014 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the 7.750% Senior Notes through February 1, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the 7.750% Senior Note.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of VHS Holdco II or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary, other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than VHS Holdco II or a Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of either of the Issuers in a manner permitted pursuant to the covenant contained under the caption “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the 7.750% Senior Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $15.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to VHS Holdco II or by VHS Holdco II or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, license or sublease of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) sales of assets received by VHS Holdco II or any Restricted Subsidiary upon foreclosures on a Lien;

(9) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(10) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing;

(11) any exchange of assets for assets related to a Permitted Business of comparable market value, as determined in good faith by VHS Holdco II, which in the event of an exchange of assets with a fair market value in excess of (1) $25.0 million shall be evidenced by a Officer’s Certificate of VHS Holdco II, and (2) $50.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of VHS Holdco II;

(12) the substantially contemporaneous sale and leaseback of an asset; provided that the sale and leaseback occurs within 180 days after the date of the acquisition of the asset by VHS Holdco II or any Restricted Subsidiary and the Net Proceeds of such sale and leaseback are applied in accordance with the “Asset Sales” covenant;

(13) the sale or transfer, in the ordinary course of business consistent with past practice, of receivables owing to VHS Holdco II or any Restricted Subsidiary for the purpose of collection of outstanding balances thereunder;

(14) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis; and

(15) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof;

(3) with respect to a partnership, the board of directors of the general partner or manager of the partnership; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Issuers or their Restricted Subsidiaries either existing on January 29, 2010 or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of Vanguard as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the 7.750% Senior Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Captive Insurance Subsidiary” means a Subsidiary of VHS Holdco II or any Restricted Subsidiary established for the purpose of insuring the healthcare businesses or facilities owned or operated by VHS Holdco II or any of its Subsidiaries or any physician employed by or on the medical staff of any such business or facility.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuers described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(3) certificates of deposit and time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State or commonwealth of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(7) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500.0 million.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of VHS Holdco II and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) any of Vanguard, VHS Holdco I or either of the Issuers becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of either of the Issuers or any of their respective direct or indirect parent corporations or entities.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commission” means the Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, (i) the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, Securitization Fees), less (ii) interest income of such Person and its Restricted Subsidiaries (other than cash interest income of the Captive Insurance Subsidiaries) for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, without limitation, severance, relocation and other restructuring costs) including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change in control payments related to the Acquisitions or the offerings of the 7.750% Senior Notes and the senior discount notes, in each case shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of VHS Holdco II) shall be excluded;

(5) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(6) an amount equal to the amount of Tax Distributions under clause 9(B) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” actually made to VHS Holdco I, Vanguard or VHS Holdings LLC in respect of the net taxable income allocated by VHS Holdco II to VHS Holdco I, Vanguard or VHS Holdings LLC for such period shall be included as though such amounts had been paid as income taxes directly by VHS Holdco II;

(7) (A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to VHS Holdco II or a Restricted Subsidiary thereof in respect of such period and (B) without duplication, the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to VHS Holdco II or a Restricted Subsidiary thereof in excess of the amounts included in clause (A);

(8) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated after January 29, 2010 shall be excluded;

(9) any non-cash impairment charges resulting from the application of U.S. GAAP and the amortization of intangibles pursuant to U.S. GAAP shall be excluded;

(10) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of U.S. GAAP shall be excluded; and

(12) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to VHS Holdco II or any Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the 7.750% Senior Indenture.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by VHS Holdco II and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by VHS Holdco II and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by VHS Holdco II and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments.”

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of VHS Holdco II and its Restricted Subsidiaries that is secured by a Lien as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, less the Unrestricted Cash of VHS Holdco II and its Restricted Subsidiaries at such date to (2) EBITDA of VHS Holdco II and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of VHS Holdco II and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuers or any Subsidiary Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuers after January 29, 2010; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuers, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the 7.750% Senior Notes, and

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.

“Credit Agreement” means that certain Credit Agreement, dated as of January 29, 2010, among VHS Holdco I, VHS Holdco II, the Lenders party thereto, Bank of America, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, the other agents named therein, and Banc of America Securities LLC and Barclays Capital, as joint lead arrangers and book runners, together with all agreements, notes, instruments and documents executed or delivered pursuant thereto and in connection therewith, including, without limitation, all mortgages, other security documents and guaranties, in each case as amended (including any amendment and restatement), supplemented, extended, renewed, replaced (by one or more credit facilities, debt instruments, indentures and/or related documentation) or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of or refinancing in whole or in part (including, but not limited to, by the inclusion of additional or different lenders or financial institutions thereunder or additional borrowers or guarantors thereof) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements and whether by the same or any other agent, lender or group of lenders or other financial institutions.

“Credit Facilities” means, with respect to the Issuers or any of their Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by VHS Holdco II or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as

Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuers or any direct or indirect parent company of the Issuers (other than Disqualified Stock), that is issued for cash (other than to the Issuers or any of their Subsidiaries or an employee stock ownership plan or trust established by the Issuers or any of their Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final scheduled maturity date of the 7.750% Senior Notes or the date the 7.750% Senior Notes are no longer outstanding; provided (x) that if such Capital Stock is issued to any plan for the benefit of employees of the Issuers or their Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by either of the Issuers or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require either of the Issuers or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale, will not constitute Disqualified Stock.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication, and in each case to the extent deducted in calculating Consolidated Net Income for such period:

(1) provision for taxes based on income, profits or capital of such Person for such period, including, without limitation, state, franchise and similar taxes (including any Tax Distribution taken into account in calculating Consolidated Net Income), plus

(2) Consolidated Interest Expense of such Person for such period, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(4) any reasonable expenses or charges related to the Acquisitions, the offerings of the 7.750% Senior Notes and the senior discount notes, any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the 7.750% Senior Indenture (including a refinancing thereof) (whether or not successful), plus

(5) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension charges), plus

(6) the non-controlling interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties, plus

(7) the non-cash portion of “straight-line” rent expense, plus

(8) the amount of any expense to the extent a corresponding amount is received in cash by VHS Holdco II and its Restricted Subsidiaries from a Person other than VHS Holdco II or any Subsidiary of VHS Holdco II under any agreement providing for reimbursement of any such expense; provided such reimbursement payment has not been included in determining Consolidated Net Income or EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods), plus

(9) the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four-quarter period the greater of (x) $6.0 million and (y) 2.0% of EBITDA of VHS Holdco II and its Restricted Subsidiaries for each period, plus

(10) without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(11) any net losses resulting from Hedging Obligations entered into in the ordinary course of business;

and (B) less the sum of, without duplication, (1) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period); (2) the non-controlling interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly-Owned Subsidiary, (3) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense and (4) any net gains resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuers or any of their direct or indirect parent corporations (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of the Issuers or of any direct or indirect parent corporation of the Issuers registered on Form S-8 (or any successor form that provides for registration of securities offered to employees of the registrant) and (ii) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received after January 29, 2010 by VHS Holdco II and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of VHS Holdco II or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of VHS Holdco II or any Subsidiary of VHS Holdco II) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments.”

“Existing Indebtedness” means Indebtedness of VHS Holdco II and its Subsidiaries in existence on the Issue Date.

“Existing Indenture” means the indenture dated as of January 29, 2010, as supplemented, among the Issuers, the guarantors named therein and U.S. Bank National Association, as trustee.

“Existing VHS Holdco II Notes” means the 8% Senior Notes due 2018 issued by the Issuers pursuant to the Existing Indenture.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person’s and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that VHS Holdco II or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) that have been made by VHS Holdco II or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into VHS Holdco II or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition (including the Acquisitions), disposition, merger, consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition (including the Acquisitions), disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition (including the Acquisitions) or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of VHS Holdco II and such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of VHS Holdco II of any closing) of any facility, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the chief financial officer of VHS Holdco II and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the 7.750% Senior Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of VHS Holdco II to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as VHS Holdco II may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) of any series of Disqualified Stock.

“Foreign Subsidiary” means any Subsidiary of VHS Holdco II that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States in effect on January 29, 2010. For purposes of this Description of 7.750% Senior Exchange Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuers under the 7.750% Senior Indenture and the 7.750% Senior Notes by a Guarantor in accordance with the provisions of the 7.750% Senior Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person, including VHS Holdco I, Vanguard (so long as it guarantees the 7.750% Senior Notes) and the Subsidiary Guarantors, that incurs a Guarantee of the 7.750% Senior Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the 7.750% Senior Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco Notes” means the 10.375% Senior Discount Notes due 2016 issued by Vanguard pursuant to an indenture dated as of January 26, 2011, between Vanguard and U.S. Bank National Association.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing, or

(iv) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) Disqualified Stock of such Person;

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); and

(e) to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, VHS Holdco II or any of its Restricted Subsidiaries) under any Securitization Financing (as set forth in the books and records of VHS Holdco II or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Securitization Financing);

provided that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and any obligations under or in respect of operating leases shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of VHS Holdco II, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued by the U.S. government or by any agency or instrumentality thereof and directly and fully guaranteed or insured by the U.S. government (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers or suppliers, commission, travel and similar advances to officers and employees, and, to the extent recorded in conformity with GAAP on the balance sheet of VHS Holdco II as accounts receivable, prepaid expenses or deposits, endorsements for collections or deposits, in each case to the extent arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If VHS Holdco II or any Subsidiary of VHS Holdco II sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of VHS Holdco II such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of VHS Holdco II, VHS Holdco II will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under “— Certain Covenants — imitation on Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” (i) “Investments” shall include the portion (proportionate to VHS Holdco II’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of VHS Holdco II at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, VHS Holdco II shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) VHS Holdco II’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to VHS Holdco II’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by VHS Holdco II; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after January 29, 2010 ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of VHS Holdco II in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by VHS Holdco II and the Restricted Subsidiaries immediately after such transfer.

“Issue Date” means the date on which the 7.750% Senior Notes were originally issued.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“LLC Agreement” means the LLC Agreement among certain of the Sponsors and VHS Holdings LLC.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Vanguard, VHS Holdco I and the Issuers, as the case may be, on January 29, 2010 together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Vanguard, VHS Holdco I or the Issuers, as the case may be, was approved by a vote of a majority of the directors of Vanguard, VHS Holdco I or the Issuers, as the case may be, then still in office who were either directors on January 29, 2010 or whose election or nomination was previously so approved and (2) executive officers and other management personnel of Vanguard, VHS Holdco I or the Issuers, as the case may be, hired at a time when the directors on January 29, 2010 together with the directors so approved constituted a majority of the directors of Vanguard, VHS Holdco I or the Issuers, as the case may be.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP (excluding the portion of such net income attributable to non-controlling interests of Subsidiaries) and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by VHS Holdco II or any Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), payments required to be made to holders of non-controlling interests in Restricted Subsidiaries as a result of such Asset Sale, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the fourth paragraph of the covenant described under “— Repurchase at the Option of Holders — Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by VHS Holdco II as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by VHS Holdco II after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that any net proceeds of an Asset Sale by a non-guarantor Subsidiary that are subject to restrictions on repatriation to VHS Holdco II will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Vice Chairman (if any), the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuers.

“Officers’ Certificate” means a certificate signed on behalf of the Issuers by two Officers of the Issuers, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuers, that meets the requirements set forth in the 7.750% Senior Indenture.

“Pari Passu Indebtedness” means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the 7.750% Senior Notes or the Guarantees, as applicable.

“Permitted Business” means any business in the healthcare industry, including, without limitation, the business of owning and operating acute care hospitals and other related healthcare services and any services and any captive insurance company, activities or businesses incidental or directly related or reasonably similar thereto and any line of business engaged in by the Issuers or any of their direct or indirect Subsidiaries on January 29, 2010 or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means, at any time, each of (i) the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors), (ii) one or more of the executive officers of Vanguard as of January 29, 2010 listed in the offering memorandum relating to the Existing VHS Holdco II Notes under the caption “Management” (excluding any representatives of the Sponsors and their Affiliates) and (iii) the Management Group, excluding those persons included in clause (ii) hereof, with respect to not more than 5.0% of the total voting power of the Equity Interests of Vanguard, VHS Holdco I, the Issuers or any direct or indirect parent company of any of such Persons. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the 7.750% Senior Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means

(1) any Investment by VHS Holdco II in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by VHS Holdco II or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, VHS Holdco II or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on January 29, 2010 or made pursuant to binding commitments in effect on January 29, 2010 or an Investment consisting of any extension, modification or renewal of any Investment existing on January 29, 2010 (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of January 29, 2010, of the original Investment so extended, modified or renewed);

(6) (A) loans and advances to officers, directors and employees, not in excess of $10.0 million in the aggregate outstanding at any one time and (B) loans and advances of payroll payments and expenses to officers, directors and employees in each case incurred in the ordinary course of business;

(7) any Investment acquired by VHS Holdco II or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by VHS Holdco II or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) in satisfaction of a judgment or as a result of a foreclosure by VHS Holdco II or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt”;

(9) any Investment by VHS Holdco II or a Restricted Subsidiary since January 29, 2010 in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $90.0 million and (y) 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(11) Investments the payment for which consists of Equity Interests of the Issuers or any direct or indirect parent companies of the Issuers (exclusive of Disqualified Stock);

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under “— Certain Covenants — Limitation on Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (10) of the second paragraph thereof);

(14) Investments of a Restricted Subsidiary acquired after January 29, 2010 or of an entity merged into the Issuers or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” after January 29, 2010 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(15) guarantees by VHS Holdco II or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(16) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

(19) additional Investments in joint ventures of VHS Holdco II or any Restricted Subsidiaries existing on January 29, 2010 in an aggregate amount not to exceed $25.0 million;

(20) Physician Support Obligations made by the Issuers or a Subsidiary Guarantor;

(21) Investments in a Captive Insurance Subsidiary in an amount that does not exceed the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed plus the amount of any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary, and any Investment by a Captive Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed and made in the ordinary course of its business and rated in one of the four highest rating categories;

(22) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(23) additional Investments by VHS Holdco II or any Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (23), not to exceed 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary of VHS Holdco II; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by VHS Holdco II or any Restricted Subsidiary;

(4) Liens on property at the time VHS Holdco II or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into VHS Holdco II or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens may not extend to any other property owned by VHS Holdco II or any Restricted Subsidiary;

(5) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to VHS Holdco II or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(6) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the 7.750% Senior Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens in favor of VHS Holdco II or any Restricted Subsidiary;

(9) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Liens referred to in clauses (3), (4), (25) and (26) of this definition; provided that (A) such new Lien shall be limited to all or part of the same property that secured the original Liens (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (4), (25) and (26) at the time the original Lien became a Permitted Lien under the 7.750% Senior Indenture and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(10) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(11) Liens for taxes, assessments or other governmental charges or levies of or against VHS Holdco II or one of its Subsidiaries not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or pursuant to the agreement dated October 25, 2004, entered into under Section 7121 of the Code between Vanguard Health Financial Company LLC and the Commissioner of Internal Revenue with respect to the election under Section 953(d) made (or to be made) by Volunteer Insurance, Ltd. or for property taxes on property that VHS Holdco II or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(13) (A) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Vanguard, VHS Holdco I, VHS Holdco II or any Restricted Subsidiary;

(14) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, VHS Holdco II or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(15) zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of VHS Holdco II or any Restricted Subsidiary;

(16) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of VHS Holdco II or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of VHS Holdco II and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of VHS Holdco II or any Restricted Subsidiary in the ordinary course of business;

(17) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(18) Liens securing obligations in respect of trade-related letters of credit permitted under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(19) any interest or title of a lessor under any lease or sublease entered into by VHS Holdco II or any Restricted Subsidiary in the ordinary course of business;

(20) licenses of intellectual property granted in a manner consistent with past practice;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens solely on any cash earnest money deposits made by VHS Holdco II or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(23) Liens with respect to obligations of VHS Holdco II or a Restricted Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time;

(24) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

(25) Liens securing Capitalized Lease Obligations permitted to be incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Preferred Stock” and Indebtedness permitted to be incurred under clause (5) of the second paragraph of such covenant; provided, however, that such Liens securing Capitalized Lease Obligations or Indebtedness incurred under clause (5) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Preferred Stock” may not extend to property owned by VHS Holdco II or any Restricted Subsidiary other than the property being leased or acquired pursuant to such clause (5);

(26) Liens existing on the Issue Date;

(27) Liens securing Indebtedness of the Issuers or a Restricted Subsidiary under a Credit Agreement to the extent such indebtedness has been incurred pursuant to clause (1) of the second paragraph of the covenant described under the heading “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(28) Liens securing Pari Passu Indebtedness permitted to be incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” in an amount not to exceed the maximum amount of Indebtedness such that the Consolidated Senior Secured Debt Ratio (at the time of incurrence of such Indebtedness after giving pro forma effect thereto in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) would not be greater than 3.50 to 1.00;

(29) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers and their Restricted Subsidiaries in the ordinary course of business;

(30) Liens on equipment of the Issuers or any of their Restricted Subsidiaries granted in the ordinary course of business to the Issuers’ clients;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(32) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; and

(33) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Physician Support Obligation” means a loan to or on behalf of, or a guarantee of indebtedness of, (i) a physician or healthcare professional providing service to patients in the service area of a hospital or other healthcare facility operated by VHS Holdco II or any of its Subsidiaries or (ii) any independent practice association or other entity majority-owned by any Person described in clause (i) made or given by VHS Holdco II or any Subsidiary of VHS Holdco II, in each case:

(a) in the ordinary course of its business; and

(b) pursuant to a written agreement having a period not to exceed five years.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, from Vanguard or any Subsidiary of Vanguard to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of VHS Holdco II in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million or more, the fair market value shall be determined by an Independent Financial Advisor.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of VHS Holdco II shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuers and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by VHS Holdco II) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by VHS Holdco II) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of VHS Holdco II or any Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the 7.750% Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by any Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Responsible Officer” of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the 7.750% Senior Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of VHS Holdco II that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of VHS Holdco II, including the Co-Issuer.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable, inventory, royalty or revenue streams from sales of inventory subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Vanguard or any of its Subsidiaries pursuant to which Vanguard or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Vanguard or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Vanguard or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Vanguard or any of its Subsidiaries in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly-Owned Subsidiary of Vanguard (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Vanguard or any of its Subsidiaries makes an Investment and to which Vanguard or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Vanguard or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Vanguard or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Vanguard or any of its Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Vanguard or any of its Subsidiaries in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Vanguard or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Vanguard or any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which Vanguard reasonably believes to be no less favorable to Vanguard or any of its Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of Vanguard and (c) to which neither Vanguard nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Vanguard or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Vanguard or such other Person giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of VHS Holdco II as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sponsors” means one or more investment funds controlled by The Blackstone Group and its Affiliates and one or more investment funds controlled by Morgan Stanley Capital Partners and its Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Vanguard or any of its Subsidiaries which Vanguard has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the day on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of either of the Issuers that is by its terms subordinated in right of payment to the 7.750% Senior Notes and (b) with respect to any Guarantor of the 7.750% Senior Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the 7.750% Senior Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of VHS Holdco II that incurs a Guarantee of the 7.750% Senior Notes.

“Tax Distribution” means any distribution described under clause (9) of the covenant “— Certain Covenants — Limitation on Restricted Payments.”

“Total Assets” means the total consolidated assets of VHS Holdco II and its Restricted Subsidiaries, as shown on the most recent balance sheet of VHS Holdco II.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2014; provided that if the period from such redemption date to February 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Cash” of any Person means the cash or Cash Equivalents of such Person and its Restricted Subsidiaries that would not appear as “restricted cash” on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Unrestricted Subsidiary” means (i) any Subsidiary of VHS Holdco II that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of VHS Holdco II, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of VHS Holdco II may designate any Subsidiary of VHS Holdco II (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness (other than Indebtedness represented by short-term, open account working capital rates entered into in the ordinary course of business for cash management purposes and consistent with past practice) of, or owns or holds any Lien on, any property of, VHS Holdco II or any Subsidiary of VHS Holdco II (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by VHS Holdco II, (b) such designation complies with the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of VHS Holdco II or any Restricted Subsidiary. The Board of Directors of VHS Holdco II may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either (A) the Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of VHS Holdco II shall be notified by the Issuers to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR DISCOUNT EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the following terms refer to the following entities, and not to any of their respective subsidiaries:

•	“Vanguard” and the “Issuer” refer only to Vanguard Health Systems, Inc.,

•	“VHS Holdco I” refers only to Vanguard Health Holding Company I, LLC, and

•	“VHS Holdco II” refers only to Vanguard Health Holding Company II, LLC.

For purposes of this description, the term “Senior Discount Notes” refers to the 10.375% Senior Discount Notes due 2016, including the senior discount exchange notes offered hereby.

The Issuer issued the outstanding senior discount notes and will issue the senior discount exchange notes under an indenture dated as of January 26, 2011 (the “Senior Discount Indenture”) between Vanguard and U.S. Bank National Association, as trustee (the “Trustee”).

The terms of the Senior Discount Notes include those stated in the Senior Discount Indenture and those made part of the Senior Discount Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the Senior Discount Indenture. The summary in this prospectus does not restate that agreement in its entirety. We urge you to read the Senior Discount Indenture because it, and not this description, defines your rights as holders of the Senior Discount Notes. Copies of the Senior Discount Indenture are available as set forth under “Where You Can Find Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Senior Discount Indenture.

The registered holder of any Senior Discount Note will be treated as the owner of it for all purposes. Only registered holders have rights under the Senior Discount Indenture.

Brief Description of the Senior Discount Notes

The Senior Discount Notes are:

•	general senior unsecured obligations of the Issuer;

•	pari passu in right of payment with all existing and future Indebtedness of the Issuer that is not, by its terms, expressly subordinated in right of payment to the Senior Discount Notes;

•	senior in right of payment to any future Indebtedness of the Issuer that is, by its terms, expressly subordinated in right of payment to the Senior Discount Notes;

•	effectively subordinated to any secured Indebtedness of the Issuer, to the extent of the assets securing such Indebtedness; and

•	structurally subordinated to all Indebtedness and other liabilities of the Subsidiaries of the Issuer.

After giving effect to the Acquisitions and the offerings of the 7.750% Senior Notes and the Senior Discount Notes, as of December 31, 2010, the Issuer and its Subsidiaries would have had total Indebtedness of approximately $4,351.0 million, $813.0 million of which would have been secured Indebtedness under the Credit Agreement. An additional $231.7 million would have been available for borrowing pursuant to the revolving credit facility under the Credit Agreement, all of which borrowings would be secured. The Senior Discount Indenture permits the Issuer and its Subsidiaries to incur additional Indebtedness, including senior Indebtedness. We may seek to increase the borrowing availability under the revolving credit facility under the Credit Agreement in an not to exceed a senior secured leverage ratio.

Principal, Maturity and Interest

The Senior Discount Notes are limited in aggregate principal amount at maturity to $747,219,000. The Senior Discount Indenture governing the Senior Discount Notes provides for the issuance of additional Senior

Discount Notes having identical terms and conditions to the outstanding Senior Discount Notes (the “Additional Senior Discount Notes”), subject to compliance with the covenants contained in the Senior Discount Indenture. Any Additional Senior Discount Notes will be part of the same issue as the Senior Discount Notes and will vote on all matters with the Senior Discount Notes. The Senior Discount Notes will mature on February 1, 2016.

The Senior Discount Notes were issued in denominations of $2,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity in excess thereof.

Interest accrues on the Senior Discount Notes at a rate of 10.375% per annum in the form of an increase in the Accreted Value (representing amortization of original issue discount) between the date of original issuance and February 1, 2016, on a semiannual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value will be equal to the full principal amount at maturity of the Senior Discount Notes on February 1, 2016.

No cash interest accrues on the Senior Discount Notes, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder of the Senior Discount Notes as such discount accretes. Under the Senior Discount Indenture, the Issuer agrees, and by acceptance of a beneficial interest in the Senior Discount Notes each beneficial owner of the Senior Discount Notes is deemed to have agreed, for U.S. federal income tax purposes, to treat the Senior Discount Notes as indebtedness that is subject to the regulations governing contingent payment debt instruments and to be bound by the Issuer’s determination of the “comparable yield” and “projected payment schedule” with respect to the Senior Discount Notes. The discussion in this prospectus assumes that such treatment is correct. However, the characterization of instruments such as the Senior Discount Notes and the application of such regulations is uncertain in several respects. See “Certain United States Federal Tax Consequences.”

The Issuer issued the Senior Discount Notes with an aggregate principal amount at maturity of $747,219,000. The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of approximately $444.7 million.

Holding Company Structure

Vanguard is a holding company with no operations or assets other than the capital stock of VHS Holdco I. All of the operations of the Issuer are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer’s creditors, including holders of the Senior Discount Notes. The Senior Discount Notes, therefore, are structurally subordinated to creditors, including trade creditors, and preferred stockholders (if any) of the Subsidiaries of the Issuer, including VHS Holdco I.

After giving effect to the Acquisitions and the offerings of the 7.750% Senior Notes and the Senior Discount Notes, as of December 31, 2010, the Issuer would have had Indebtedness of approximately $444.7 million outstanding and its Subsidiaries would have had Indebtedness and other liabilities of approximately $4,289.7 million outstanding. The Indebtedness of the Issuer would have included VHS Holdco I’s senior secured guarantee of VHS Holdco II’s borrowings under the Credit Agreement, the Existing VHS Holdco II Notes and the Senior Notes being offered by VHS Holdco II and Vanguard Holding Company II, Inc.

An additional $222.9 million would have been available for borrowing pursuant to the revolving credit facility under the Credit Agreement, all of which borrowings would be secured. The Senior Discount Indenture permits the Issuer and its Subsidiaries to incur additional Indebtedness, including senior Indebtedness. We may seek to increase the borrowing availability under the revolving credit facility under the Credit Agreement in an amount not to exceed a senior secured leverage ratio. Although the Senior Discount Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of the Issuer’s Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Senior Discount Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Senior Discount Indenture. See “Risk Factors.”

Methods of Receiving Payments on the Senior Discount Notes

If a holder has given wire transfer instructions to the Issuer, the Issuer pays all principal, interest and premium and Additional Interest, if any, on that holder’s Senior Discount Notes in accordance with those instructions. All other payments on Senior Discount Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Discount Notes

The Trustee is initially acting as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Senior Discount Notes in accordance with the Senior Discount Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Discount Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Senior Discount Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Senior Discount Note for a period of 15 days before a selection of Senior Discount Notes to be redeemed.

Additional Senior Discount Notes

Subject to the covenants described below, the Issuer may issue Senior Discount Notes under the Senior Discount Indenture having the same terms in all respects as the existing Senior Discount Notes. The Senior Discount Notes and any Additional Senior Discount Notes would be treated as a single class for all purposes under the Senior Discount Indenture (provided that any Additional Senior Discount Notes that are not fungible with the Senior Discount Notes for U.S. federal income tax purposes will have a different CUSIP number) and would vote together as one class, except as otherwise provided below, on all matters with respect to the Senior Discount Notes.

Optional Redemption

The Senior Discount Notes may be redeemed, in whole or in part, at any time prior to February 1, 2013, at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the Accreted Value of the Senior Discount Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after February 1, 2013, the Issuer may redeem all or a part of the Senior Discount Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the Accreted Value thereof as of the redemption date) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Senior Discount Notes to be redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage

2013	105.000%
2014	102.500%
2015 and thereafter	100.000%

The Issuer may acquire Senior Discount Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Senior Discount Indenture.

Redemption Upon Certain Equity Issuances

The Issuer will be required to redeem the maximum principal amount of Senior Discount Notes that is a minimum principal amount at maturity of $2,000 and an integral multiple of $1,000 in excess thereof (or $1.00 in excess thereof to the extent that all of the Senior Discount Notes are being redeemed) that may be redeemed out of any Qualified Equity Issuance Net Proceeds at a price in cash (A) equal to, prior to February 1, 2013, 105.000% of the Accreted Value thereof as of the redemption date and (B) thereafter, in an amount equal to the redemption price applicable to such Senior Discount Notes on the date on which notice of such redemption is given as set forth above under the caption “— Optional Redemption,” in each case plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such redemption, in accordance with the procedures set forth in the Senior Discount Indenture, unless the Issuer has given notice of redemption as described under the caption “— Optional Redemption” with respect to all of the Senior Discount Notes. Not later than 60 days following the receipt of the Qualified Equity Issuance Net Proceeds from any Qualified Equity Issuance, unless the Issuer has given notice of redemption as described under the caption “— Optional Redemption” with respect to all the Senior Discount Notes, the Issuer will mail a notice of redemption to each Holder with a copy to the Trustee (such redemption, a “Qualified Equity Issuance Redemption”) stating:

(1) that a Qualified Equity Issuance has occurred, the amount of Qualified Equity Issuance Net Proceeds received by the Issuer, and that the Issuer will redeem such Holder’s Senior Discount Notes or a pro rata portion thereof, as discussed below, at a purchase price in cash in an amount equal to the redemption price applicable to such Senior Discount Notes on the date on which the notice of such redemption is given as set forth above under the caption “— Optional Redemption,” in each case plus accrued and unpaid interest thereon and Additional Interest thereon, if any, to the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant Semi-Annual Accrual Date (as defined));

(2) the circumstances and relevant facts regarding such Qualified Equity Issuance, and the maximum principal amount of Senior Discount Notes that may be redeemed by the Issuer in the Qualified Equity Issuance Redemption;

(3) the redemption date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the procedures determined by the Issuer, consistent with this covenant, pursuant to which a Holder’s Senior Discount Notes shall be redeemed.

If the amount of Qualified Equity Issuance Net Proceeds is not sufficient to redeem all of the then outstanding Senior Discount Notes, then the principal amount of the Senior Discount Notes to be redeemed will be determined pro rata based on the principal amount outstanding and the selection of the actual Senior Discount Notes for redemption will be made by the Trustee by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to The Depository Trust Company’s (“DTC”) procedures) to the extent practicable; provided, however, that no Senior Discount Notes of $2,000 principal amount at maturity or less shall be redeemed in part.

Notice of a Qualified Equity Issuance Redemption may be delivered in advance of a Qualified Equity Issuance, conditional upon such Qualified Equity Issuance, if a definitive agreement is in place for the Qualified Equity Issuance at the time of delivery of the notice of such Qualified Equity Issuance Redemption.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with the redemption of Senior Discount Notes pursuant to a Qualified Equity Issuance Redemption. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of the Senior Discount Indenture applicable to a Qualified Equity Issuance Redemption, the Issuer will comply with such securities laws and regulations and will not be deemed to have failed to make a Qualified Equity Issuance Redemption or redeem Senior Discount Notes pursuant thereto as described above by virtue thereof.

Mandatory Redemption

Except as described above, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Senior Discount Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Senior Discount Notes will have the right to require the Issuer to repurchase all or any part (equal to a principal amount at maturity of $2,000 or an integral multiple of $1,000 principal amount at maturity) of that holder’s Senior Discount Notes pursuant to a Change of Control Offer on the terms set forth in the Senior Discount Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of Senior Discount Notes repurchased (as at the date of such purchase) plus accrued and unpaid interest and Additional Interest, if any, on the Senior Discount Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Discount Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Senior Discount Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Discount Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Senior Discount Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Senior Discount Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Senior Discount Notes or portions of Senior Discount Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Discount Notes or portions of Senior Discount Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Senior Discount Notes properly accepted together with an officers’ certificate stating the aggregate principal amount at maturity of Senior Discount Notes or portions of Senior Discount Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Senior Discount Notes properly tendered the Change of Control Payment for such Senior Discount Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Discount Note equal in principal amount to any unpurchased portion of the Senior Discount Notes surrendered, if any; provided that each new Senior Discount Note will be in a principal amount at maturity of $2,000 or an integral multiple of $1,000 principal amount at maturity.

Future debt of the Issuer may contain limitations on certain events that would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of the Senior Discount Notes of their right to require the Issuer to repurchase their Senior Discount Notes could cause a default under existing or future debt of the Issuer or its Subsidiaries even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, the Issuer’s ability to pay cash to holders of the Senior Discount Notes upon a repurchase may be limited by the Issuer’s financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. The Credit Agreement does not permit Vanguard’s Subsidiaries to pay dividends or make distributions to Vanguard for the purpose of purchasing notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of Vanguard’s Indebtedness could prohibit the prepayment of notes prior to their scheduled maturity. Consequently, if Vanguard were not able to prepay such

Indebtedness, it would be unable to fulfill its repurchase obligations if holders of Senior Discount Notes exercise their repurchase rights following a Change of Control. The Issuer’s failure to purchase Senior Discount Notes in connection with a Change of Control would result in a default under the Senior Discount Indenture. Such a default could, in turn, constitute a default under the Issuer’s or its Subsidiaries’ existing debt, and may constitute a default under future debt as well. The Issuer’s obligation to make an offer to repurchase the Senior Discount Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount at maturity of the Senior Discount Notes.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Senior Discount Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Discount Indenture contains no provisions that permit the holders of the Senior Discount Notes to require that the Issuer repurchase or redeem the Senior Discount Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Discount Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Senior Discount Notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer, and such Change of Control Offer is otherwise made in compliance with the provisions of this covenant.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Vanguard and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Discount Notes to require the Issuer to repurchase its Senior Discount Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Vanguard and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Vanguard will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Vanguard (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (as determined in good faith by the principal financial officer of Vanguard or, in the case of assets and Equity Interests having a value in excess of $25.0 million, by the Board of Directors of Vanguard) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Vanguard or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

The amount of (i) any liabilities (as shown on Vanguard’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Vanguard or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Discount Notes) that are assumed by the transferee of any such assets and for which Vanguard and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by Vanguard or such Restricted Subsidiary from such transferee that are converted by Vanguard or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the receipt thereof and (iii) any Designated Non-cash Consideration received by Vanguard or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by Vanguard), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of clause (2) above and for no other purpose.

Notwithstanding the foregoing, the 75% limitation referred to in clause (2) above shall not apply to any Asset Sale in which the amount of consideration of the type referred to in clause (2) above received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 395 days after the receipt of any Net Proceeds by Vanguard or any Restricted Subsidiary from an Asset Sale, Vanguard or such Restricted Subsidiary may apply those Net Proceeds at its option to:

(1) permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations under the Credit Agreement, to correspondingly reduce commitments with respect thereto) or other Indebtedness of the Issuer secured by a Lien or Pari Passu Indebtedness (provided that if the Issuer shall so reduce Obligations under such Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Senior Discount Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Senior Discount Notes to purchase at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata Accreted Value of Senior Discount Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to either the Issuer or an Affiliate of the Issuer (provided that in the case of any reduction of any revolving obligations, the Issuer or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto); provided that, if an offer to purchase any Indebtedness of VHS Holdco II or any of its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer that is not at such time permitted to be dividended by VHS Holdco II and its Restricted Subsidiaries to Vanguard, whether or not accepted in such offer by the holders of such Indebtedness of VHS Holdco II or such Restricted Subsidiary, and no Net Proceeds in such amount will be deemed to exist following such offer;

(2) make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in Vanguard or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in Vanguard or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided that the 395-day period provided above to apply any portion of Net Proceeds in accordance with clause (2) or (3) above shall be extended by an additional 180 days if by not later than the 395th day after receipt of such Net Proceeds, Vanguard or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an Affiliate of the Issuer to make an investment of the type referred to in either such clause in the amount of such Net Proceeds.

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $30.0 million, the Issuer will make an Asset Sale Offer to all holders of Senior Discount Notes and any other Pari Passu Indebtedness requiring the making of such an offer to purchase on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC’s procedures) the maximum principal amount at maturity of Senior Discount Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, Vanguard or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Senior Discount Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Senior Discount Indenture. If the aggregate Accreted Value of Senior Discount Notes and such other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Senior Discount Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Senior Discount Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Senior Discount Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Senior Discount Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Senior Discount Notes under the Senior Discount Indenture are to be redeemed at any time, the Trustee will select Senior Discount Notes for redemption as follows:

(1) if the Senior Discount Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Senior Discount Notes are listed; or

(2) if the Senior Discount Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate and subject to DTC’s procedures.

No Senior Discount Notes of $2,000 principal amount at maturity or less can be redeemed in part. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Discount Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Discount Notes or a satisfaction and discharge of the Senior Discount Indenture. Notices of redemption may not be conditional.

If any Senior Discount Note is to be redeemed in part only, the notice of redemption that relates to that Senior Discount Note will state the portion of the principal amount at maturity of that Senior Discount Note that is to be redeemed. A new Senior Discount Note in principal amount at maturity equal to the unredeemed portion of the original Senior Discount Note will be issued in the name of the holder of Senior Discount Notes upon cancellation of the original Senior Discount Note. Senior Discount Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, the Accreted Value will cease to accrue and interest will cease to accrue, in each case to the extent applicable, on Senior Discount Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Senior Discount Indenture. If on any date (i) the Senior Discount Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Senior Discount Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a

“Covenant Suspension Event”) the covenants specifically listed under the following captions in this “Description of Senior Discount Exchange Notes” section of this prospectus will not be applicable to the Senior Discount Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders — Asset Sales”;

(2) “— Limitation on Restricted Payments”;

(3) “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(4) clause (4) of the first paragraph of “— Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “— Limitation on Transactions with Affiliates”; and

(6) “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to clause (ii) of the definition of “Unrestricted Subsidiary.”

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the holders of Senior Discount Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Senior Discount Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Discount Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Senior Discount Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Senior Discount Indenture with respect to the Senior Discount Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the limitations contained in the covenant described below under the caption “— Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (4) of the second paragraph of “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

There can be no assurance that the Senior Discount Notes will ever receive or maintain Investment Grade Ratings.

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock

Vanguard will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Vanguard will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided that (i) Vanguard and any of its Restricted Subsidiaries (other than VHS Holdco II or any of its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary of Vanguard (other than VHS Holdco II or any of its Restricted Subsidiaries) may issue Preferred Stock if the Fixed Charge Coverage Ratio for Vanguard’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, and (ii) VHS Holdco II or any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and may issue Preferred Stock if the Fixed Charge Coverage Ratio for VHS Holdco II’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) Indebtedness under Credit Facilities together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,275.0 million outstanding at any one time less the amount of all permanent reductions of Indebtedness thereunder as a result of principal payments actually made with Net Proceeds from Asset Sales;

(2) Indebtedness represented by the Existing VHS Holdco II Notes (including any guarantee thereof and the notes and guarantee thereof to be issued in exchange therefor);

(3) Indebtedness represented by the Senior Notes and the guarantees thereof and the Senior Notes and guarantees thereof to be issued in exchange therefor, and, Indebtedness represented by the Senior Discount Notes to be issued in exchange therefor, in each case such exchange being made pursuant to the registration rights agreement relating to the 7.750% senior notes and the registration rights agreement relating to the Senior Discount Notes (the “Senior Discount Registration Rights Agreement”);

(4) Existing Indebtedness (other than Indebtedness described in clauses (1), (2) and (3));

(5) Indebtedness (including Capitalized Lease Obligations) incurred or issued by Vanguard or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used by or useful to Vanguard or any Restricted Subsidiary in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5), does not exceed the greater of $75.0 million and 3.0% of Total Assets;

(6) Indebtedness incurred by Vanguard or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(7) Indebtedness arising from agreements of Vanguard or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on January 29, 2010) of Vanguard or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Vanguard and any Restricted Subsidiaries in connection with such disposition;

(8) Indebtedness of Vanguard owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by Vanguard or any Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Vanguard or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Issuer is the obligor on such Indebtedness owing to a Restricted Subsidiary, other than Indebtedness represented by short-term, open account working capital notes entered into in the ordinary course of business for cash management purposes and consistent with past practice, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Issuer with respect to the Senior Discount Notes;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to Vanguard or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Vanguard or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations of Vanguard or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Senior Discount Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange or (C) commodity risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees provided by Vanguard or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) Preferred Stock that is not Disqualified Stock and is issued by a Restricted Subsidiary of Vanguard to a Person holding a minority Equity Interest in such Restricted Subsidiary (after giving effect to such issuance); provided that such Preferred Stock is not exchangeable or convertible into Indebtedness of Vanguard or any of its Restricted Subsidiaries and does not require any cash payment of dividends or distributions at any time that such cash payment would result in a Default or an Event of Default; provided, further, that the aggregate liquidation preference of all Preferred Stock issued pursuant to this clause (12) shall not exceed $25.0 million;

(13) Indebtedness of Vanguard or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (13), does not at any one time outstanding, when taken together with any Refinancing Indebtedness in respect thereof, exceed the greater of (x) $150.0 million and (y) 5.0% of Total Assets (it being understood that (A) any Indebtedness or Preferred Stock incurred by Vanguard or any of its Restricted Subsidiaries (other than VHS Holdco II or any of its Restricted Subsidiaries) pursuant to this clause (13) shall cease to be deemed incurred or outstanding for purposes of this clause (13) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Vanguard or such Restricted Subsidiary (other than VHS Holdco II or any of its Restricted Subsidiaries) could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (13) and (B) any Indebtedness or Preferred Stock incurred by VHS Holdco II or any of its Restricted Subsidiaries pursuant to this clause (13) shall cease to be deemed incurred or outstanding for purposes of this clause (13) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which VHS Holdco II or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (13));

(14) any guarantee by either the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of Vanguard or any Restricted Subsidiary so long as the incurrence of such Indebtedness by Vanguard or such Restricted Subsidiary is permitted under the terms of the Senior Discount Indenture;

provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Discount Notes, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Discount Notes substantially to the same extent as such Indebtedness is subordinated to the Senior Discount Notes;

(15) the incurrence by Vanguard or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (13) above, this clause (15) and clause (16) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Senior Discount Notes, such Refinancing Indebtedness is subordinated or pari passu to the Senior Discount Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of the Issuer or (y) Indebtedness or Preferred Stock of Vanguard or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced;

(16) Indebtedness or Preferred Stock of Persons that are acquired by Vanguard or any Restricted Subsidiary or merged into Vanguard or a Restricted Subsidiary in accordance with the terms of the Senior Discount Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, (x) in the case of an acquisition or merger with the Issuer or any of the Issuer’s Restricted Subsidiaries (other than VHS Holdco II or any of its Restricted Subsidiaries) either (A) Vanguard or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition and (y) in the case of an acquisition or merger with VHS Holdco II or any of its Restricted Subsidiaries, either (A) VHS Holdco II or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (ii) of the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(17) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness, other than credit or purchase cards, is extinguished within five business days of its incurrence;

(18) Indebtedness of Vanguard or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(19) Contribution Indebtedness;

(20) Indebtedness consisting of the financing of insurance premiums;

(21) Indebtedness incurred on behalf of or representing guarantees of Indebtedness of joint ventures of Vanguard or any Restricted Subsidiary not in excess of $25.0 million at any time outstanding;

(22) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to Vanguard or any Restricted Subsidiary other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(23) Physician Support Obligations incurred by Vanguard or any Restricted Subsidiary;

(24) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “— Limitation on Restricted Payments”;

(25) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

(27) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms on a recourse basis; and

(28) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (27) above.

For purposes of determining compliance with this “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (28) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Vanguard will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under the Credit Agreement outstanding on January 29, 2010, will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The maximum amount of Indebtedness that Vanguard and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Restricted Payments

Vanguard will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of Vanguard’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by Vanguard payable in Equity Interests (other than Disqualified Stock) of Vanguard or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to Vanguard or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Vanguard or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer, including in connection with any merger or consolidation involving either the Issuer or any such parent entity;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of Vanguard (other than (x) Indebtedness permitted under clauses (8) and (9) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) (A) with respect to a Restricted Payment by Vanguard or any of its Restricted Subsidiaries (other than VHS Holdco II or any of its Restricted Subsidiaries), Vanguard would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (i) of the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of Vanguard’s non-cash interest expense and amortization of original issue discount shall be excluded) and (B) with respect to a Restricted Payment by VHS Holdco II or any of its Restricted Subsidiaries, VHS Holdco II would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (ii) of the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Vanguard and the Restricted Subsidiaries after January 29, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (9), (11), (12), (13), (15), (16), (20) and (21) of the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income (it being understood that for purposes of calculating Consolidated Net Income pursuant to this clause (3)(a) only, any of Vanguard’s non-cash interest expense and amortization of original issue discount shall be excluded) of Vanguard for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 29, 2010, to the end of Vanguard’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of Vanguard, of property and marketable securities received by the Issuer since immediately after January 29, 2010 from the issue or sale of (x) Equity Interests of Vanguard (including Retired Capital Stock (as defined below)) (other than (i) Excluded Contributions, (ii) Designated Preferred Stock, (iii) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of Vanguard, any direct or indirect parent entities of Vanguard and its Subsidiaries following January 29, 2010 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and (iv) Refunding Capital Stock (as defined below)) and, to the extent actually contributed to Vanguard, Equity Interests of any direct or indirect parent entities of Vanguard and (y) debt securities of Vanguard that have been converted into such Equity Interests of

Vanguard (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Vanguard sold to a Restricted Subsidiary or Vanguard, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of Vanguard, of property and marketable securities contributed to the capital of Vanguard following January 29, 2010 (other than (i) Excluded Contributions, (ii) the Cash Contribution Amount and (iii) contributions by a Restricted Subsidiary), plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of Vanguard, of property and marketable securities received after January 29, 2010 by means of (A) the sale or other disposition (other than to Vanguard or a Restricted Subsidiary) of Restricted Investments made by Vanguard or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Vanguard or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by Vanguard or its Restricted Subsidiaries or (B) the sale (other than to Vanguard or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Vanguard or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Vanguard or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of Vanguard in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the irrevocable redemption notice, as the case may be, if, at the date of declaration or notice, such dividend, distribution or redemption payment, as the case may be, would have complied with the provisions of the Senior Discount Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent corporation of the Issuer (“Retired Capital Stock”) or Subordinated Indebtedness, as the case may be, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of Vanguard made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Vanguard, which is incurred in compliance with the covenant “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, (B) such new Indebtedness is subordinated to the Senior Discount Notes at least to the same extent as such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of Vanguard, any of its Subsidiaries or (to the extent such person renders services to the businesses of Vanguard and its Subsidiaries) Vanguard’s direct or indirect parent entities, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided that the aggregate amount of all such Restricted Payments made under this clause (4) does not exceed in any calendar year $12.5 million (which shall increase to $25.0 million subsequent to the consummation of an underwritten public Equity Offering by Vanguard or any of its direct or indirect parent entities) (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of Vanguard and, to the extent contributed to Vanguard, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of Vanguard, any of its Subsidiaries or (to the extent such person renders services to the businesses of Vanguard and its Subsidiaries) Vanguard’s direct or indirect parent entities, that occurs after January 29, 2010 plus (B) the cash proceeds of key man life insurance policies received by Vanguard or its Restricted Subsidiaries, or by any direct or indirect parent entity to the extent contributed to Vanguard, after January 29, 2010 (provided that Vanguard may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Discount Indenture;

(5) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $50.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7) the payment of dividends on the common equity interests of the Issuer (or the payment of dividends to any direct or indirect parent of the Issuer to fund a payment of dividends on such entity’s common stock) following the first public offering of the common stock of the Issuer, or the common equity interests of any of their direct or indirect parent entities after January 29, 2010, of up to 6.0% per annum or the net proceeds received by or contributed to the Issuer in any public offering, other than public offerings with respect to common equity interests registered on Form S-8 (or any successor form that provides for registration of securities offered to employees of the registrant) and other than any public sale constituting an Excluded Contribution;

(8) Restricted Payments equal to the amount of Excluded Contributions;

(9) the declaration and payment of dividends to, or the making of loans to, VHS Holdings LLC, a Delaware limited liability company, or any direct or indirect parent entity in amounts required for VHS Holdings LLC or such parent entity to pay:

(A) (i) overhead (including salaries and other compensation expenses) and franchise or similar tax liabilities, legal, accounting and other professional fees and expenses in connection with, and to the extent attributable, to the maintenance of VHS Holdings LLC’s existence and its ownership of Vanguard or any of its Subsidiaries, as applicable, (ii) fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with, and to the extent attributable to, the maintenance of VHS Holdings LLC’s existence and its ownership of Vanguard or any of its Subsidiaries, as applicable; and

(B) (ii) with respect to each tax year (or portion thereof) in which Vanguard is treated, for U.S. federal income tax purposes and/or applicable state and local income tax purposes, as a member of a consolidated, combined or similar tax group of which a direct or indirect parent of Vanguard is the common parent (a “Tax Group”), the portion of the income taxes of such Tax Group attributable to the income of Vanguard and/or its subsidiaries (as applicable); provided that (x) such amounts for any tax year (or portion thereof) shall not exceed the income taxes that would have been paid directly by Vanguard and/or its subsidiaries (as applicable) for such tax year (or portion thereof) if Vanguard had been a stand-alone taxpayer or the parent of a stand-alone consolidated group and (y) amounts attributable to income of any Unrestricted Subsidiary of Vanguard shall be permitted only to the extent of any payments by such Unrestricted Subsidiary to Vanguard or its Restricted Subsidiaries for such purpose;

(10) [Reserved];

(11) distributions or payments of Securitization Fees;

(12) cash dividends or other distributions on Capital Stock of Vanguard or any of its Restricted Subsidiaries used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Acquisitions, the offerings of the 7.750% senior notes and the senior discount notes or owed to Affiliates, in each case to the extent permitted by the covenant described under “— Limitation on Transactions with Affiliates”;

(13) declaration and payment of dividends to holders of any class or series of Disqualified Stock of Vanguard or any Restricted Subsidiary issued in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(14) other Restricted Payments since January 29, 2010 in an aggregate amount not to exceed $100.0 million;

(15) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after January 29, 2010 and the declaration and payment of dividends to any direct or indirect parent company of Vanguard, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent company of Vanguard issued after January 29, 2010; provided that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on the first day of such period (and the payment of dividends or distributions) on a pro forma basis, (1) in the case of Designated Preferred Stock of Vanguard or any direct or indirect parent company of Vanguard, Vanguard would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (2) in the case of Designated Preferred Stock of VHS Holdco II or any of its Restricted Subsidiaries, VHS Holdco II would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 (it being understood, in each case, that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of Vanguard’s non-cash interest expense and amortization of original issue discount shall be excluded) and (B) the aggregate amount of dividends declared and paid pursuant to this clause (15) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock issued after January 29, 2010;

(16) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Vanguard or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(17) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales”; provided that all Senior Discount Notes tendered by holders of the Senior Discount Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(18) [Reserved];

(19) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of Vanguard or any direct or indirect parent entity of Vanguard that complies with the provisions of the Senior Discount Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Vanguard; provided that, as a result of such consolidation, merger or transfer of assets, the Issuer has made a Change of Control Offer pursuant to the covenant described under “— Repurchase at the Option of Holders — Change of Control” and any Senior Discount Notes tendered in connection therewith have been purchased;

(20) cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of the Issuer or any of its Restricted Subsidiaries; provided that the Board of Directors of Vanguard shall have determined in good faith that such payments are not made for the purpose of evading the limitations of this “Limitation on Restricted Payments” covenant; and

(21) any Restricted Payment with the proceeds of the offering of the Senior Discount Notes, as described under the caption “Use of Proceeds” in the offering memorandum relating to the Senior Discount Notes.

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof), (5), (7), (11), (13), (14), (15), (16), (17) and (20) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Vanguard or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of Vanguard.

Vanguard will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by Vanguard and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this prospectus.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Vanguard will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Vanguard or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Vanguard or any of its Restricted Subsidiaries;

(2) make loans or advances to Vanguard or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Vanguard or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to Existing Indebtedness, the Credit Agreement and related documentation, Hedging Obligations, the Existing Indenture, the Existing VHS Holdco II Notes, the Senior Indenture and the Senior Notes;

(2) the Senior Discount Indenture and the Senior Discount Notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by Vanguard or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness of Restricted Subsidiaries which Indebtedness is permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to Vanguard, taken as a whole, as determined by the Board of Directors of Vanguard in good faith, than the provisions contained in the Credit Agreement or in the Existing Indenture, in each case, as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in any amount sufficient, as determined by the Board of Directors of Vanguard in good faith, to make scheduled payments on the Senior Discount Notes when due;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, including, without limitation, provisions limiting the disposition or distribution of assets or property; provided that such limitations are applicable only to the assets or property that are the subject of such joint venture agreements and are owned by such joint venture;

(11) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Vanguard or any Restricted Subsidiary;

(12) customary provisions contained in licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(13) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(14) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(15) contracts entered into in the ordinary course of business, not related to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Vanguard or any Restricted Subsidiary in any manner material to Vanguard or any Restricted Subsidiary;

(16) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (2) and (5) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of Vanguard, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(17) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided that such restrictions apply only to such Securitization Subsidiary.

Limitation on Liens

Vanguard will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness of Vanguard (other than Permitted Liens) on any asset or property of Vanguard or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Discount Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Discount Notes are equally and ratably secured.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not, directly or indirectly: (a) consolidate or merge with or into or wind up into another Person (whether or not the Issuer is the surviving corporation); or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (A) the Issuer is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the United States, any state of the United States or the District of Columbia (the Issuer or such Person, as the case may be, hereinafter referred to as the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Senior Discount Notes, the Senior Discount Indenture and the Senior Discount Registration Rights Agreement; provided that at all times, a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia must be an issuer of the Senior Discount Notes;

(3) immediately after such transaction no Default or Event of Default exists;

(4) after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company (if other than the Issuer), would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four-quarter period, or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Vanguard and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee a certificate from a Responsible Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Senior Discount Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the Senior Discount Indenture and the Senior Discount Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Vanguard or to another Restricted Subsidiary and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, so long as the amount of Indebtedness of Vanguard and its Restricted Subsidiaries is not increased thereby.

If a direct or indirect parent organized or existing under the laws of the United States, any state of the United States or the District of Columbia (“Parent”) of Vanguard assumes the obligations under the Senior Discount Indenture in a transaction which meets the requirements of this “Merger, Consolidation or Sale of All or Substantially All Assets” covenant treating Parent as the Successor Company for purposes of such covenant, all obligations of Vanguard under the Senior Discount Indenture shall be discharged except to the extent that Vanguard is or becomes a Subsidiary or Restricted Subsidiary. In such event, Parent will succeed to, and be substituted for, Vanguard under the Senior Discount Indenture and the Senior Discount Notes.

Limitation on Transactions with Affiliates

Vanguard will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to Vanguard or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Vanguard or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) Vanguard delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of Vanguard set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of Vanguard.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among Vanguard and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments and Permitted Investments permitted by the Senior Discount Indenture;

(3) the payment to Sponsors of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not in excess of the greater of (A) $6.0 million and (B) 2.0% of EBITDA of VHS Holdco II and its Restricted Subsidiaries for the immediately preceding fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods (but after January 29, 2010), and the execution of any management or monitoring agreement subject to the same limitations;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of Vanguard, any Restricted Subsidiary or (to the extent such person renders services to the businesses of Vanguard and its Subsidiaries) any of Vanguard’s direct or indirect parent entities;

(5) payments by Vanguard or any Restricted Subsidiary to the Sponsors and any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of Vanguard in good faith;

(6) transactions in which Vanguard or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Vanguard or such Restricted Subsidiary from a financial point of view;

(7) payments or loans (or cancellations of loans) to employees or consultants of Vanguard, any Restricted Subsidiary or (to the extent such person renders services to the businesses of Vanguard and its Subsidiaries) any of Vanguard’s direct or indirect parent entities, which are approved by a majority of the Board of Directors of Vanguard in good faith and which are otherwise permitted under the Senior Discount Indenture;

(8) payments made or performance under any agreement as in effect on January 29, 2010 or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Senior Discount Notes in any material respect than the original agreement as in effect on January 29, 2010);

(9) the existence of, or the performance by Vanguard or any of its Restricted Subsidiaries of its obligations under the terms of, the LLC Agreement (including any registration rights agreement or purchase agreements related thereto to which it is party on January 29, 2010 and any similar agreement that it may enter into thereafter); provided that the existence of, or the performance by Vanguard or any of its Restricted Subsidiaries of its obligations under any future amendment to the LLC Agreement or under any similar agreement or amendment thereto entered into after January 29, 2010 shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to holders of the Senior Discount Notes in any material respect;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Discount Indenture that are fair to Vanguard and or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of Vanguard or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent of Vanguard, or to any Permitted Holder;

(12) any transaction effected as part of a Qualified Securitization Financing;

(13) any transaction with a Captive Insurance Subsidiary in the ordinary course of operations of such Captive Insurance Subsidiary;

(14) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of their direct or indirect parent companies or any of their Restricted Subsidiaries and any employment agreements entered into by Vanguard or any of the Restricted Subsidiaries in the ordinary course of business;

(15) transactions with joint ventures in Permitted Businesses entered into in the ordinary course of business and in a manner consistent with past practice;

(16) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Vanguard; and

(17) Investments by any of the Sponsors in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Payments for Consent

Vanguard will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Senior Discount Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Discount Indenture or the Senior Discount Notes unless such consideration is offered to be paid and is paid to all holders of the Senior Discount Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Future Guarantors.

The Senior Discount Indenture provides that Vanguard will cause each Wholly-Owned Restricted Subsidiary (other than a Foreign Subsidiary or a Securitization Subsidiary) that guarantees any Indebtedness of Vanguard (other than Indebtedness of Vanguard that represents a guarantee of Indebtedness of a Restricted Subsidiary permitted to be incurred under the Senior Discount Indenture) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Wholly-Owned Restricted Subsidiary will guarantee payment of the Senior Discount Notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

A Guarantee of a Guarantor will be automatically released if:

(a) all of its assets or Capital Stock is transferred, in each case, in a transaction in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(b) such Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Senior Discount Indenture;

(c) the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Vanguard or the repayment of the Indebtedness which resulted in the obligation to guarantee the Senior Discount Notes; and

(d) the exercise by Vanguard of its legal defeasance option or covenant defeasance option under “— Legal Defeasance and Covenant Defeasance” or the discharge of Vanguard’s obligations under the Senior Discount Indenture in accordance with the terms of the Senior Discount Indenture.

Reports to Holders

Whether or not required by the Commission, so long as any Senior Discount Notes are outstanding, Vanguard will furnish to the holders of Senior Discount Notes, within 45 days after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ended December 31, 2010 or (in the case of annual financial information) within 90 days after the end of each fiscal year, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Vanguard were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Vanguard’s certified independent accountants.

In addition, whether or not required by the Commission, Vanguard will file a copy of all of the information and reports referred to above with the Commission for public availability within the time periods specified above (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Vanguard has agreed that, for so long as any Senior Discount Notes remain outstanding, it will furnish to the holders of the Senior Discount Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

So long as a parent company of Vanguard is a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of Vanguard (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Senior Discount Notes pursuant to this covenant may, at the option of Vanguard, be filed by and be those of such parent company rather than Vanguard. The Indenture provides that Vanguard will be deemed to be in compliance with the provisions of the covenant described under this caption if Vanguard or such parent company shall have filed such reports, documents and other information with the Commission using its Electronic Data Gathering, Analysis and Referral System or any successor system.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default

Under the Senior Discount Indenture, an Event of Default is defined as any of the following:

(1) the Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of the Accreted Value, or premium, if any, on the Senior Discount Notes issued under the Senior Discount Indenture;

(2) the Issuer defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Senior Discount Notes issued under the Senior Discount Indenture and such default continues for a period of 30 days;

(3) the Issuer defaults in the performance of, or breaches any covenant, warranty or other agreement contained in the Senior Discount Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of 25% or more in aggregate principal amount at maturity of the Senior Discount Notes;

(4) the Issuer or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Vanguard or any Restricted Subsidiary or the payment of which is guaranteed by Vanguard or any Restricted Subsidiary (other than Indebtedness owed to Vanguard or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after January 29, 2010, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Issuer or any Significant Subsidiary; or

(6) the Issuer or any Significant Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $30.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuer) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount at maturity of outstanding Senior Discount Notes under the Senior Discount Indenture may declare the Accreted Value of and accrued interest on such Senior Discount Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to the Issuer occurs and is continuing, then all unpaid Accreted Value or principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Senior Discount Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Senior Discount Notes.

The Senior Discount Indenture provides that, at any time after a declaration of acceleration with respect to the Senior Discount Notes issued under the Senior Discount Indenture as described in the preceding paragraph, the holders of a majority in principal amount at maturity of the outstanding Senior Discount Notes issued under the Senior Discount Indenture may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of Accreted Value or principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue Accreted Value or principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount at maturity of the Senior Discount Notes issued under the Senior Discount Indenture may waive any existing Default or Event of Default under the Senior Discount Indenture, and its consequences, except a default in the payment of the Accreted Value or principal of or interest on such Senior Discount Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Discount Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the Accreted Value or principal amount of the Senior Discount Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Senior Discount Notes may not enforce the Senior Discount Indenture or the Senior Discount Notes except as provided in the Senior Discount Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Senior Discount Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Discount Indenture at the request, order or direction of any of the holders of the Senior Discount Notes, unless such holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Senior Discount Indenture and applicable law, the holders of a majority in aggregate principal amount at maturity of the then outstanding Senior Discount Notes issued under such Senior Discount Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Senior Discount Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any direct or indirect parent entity, as such, will have any liability for any obligations of the Issuer under the Senior Discount Notes, the Senior Discount Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Discount Notes by accepting a Senior Discount Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Discount Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Discount Notes and the Senior Discount Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Senior Discount Notes issued thereunder to receive payments in respect of the Accreted Value, or interest or premium and Additional Interest, if any, on such Senior Discount Notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the Senior Discount Notes issued thereunder concerning issuing temporary Senior Discount Notes, registration of Senior Discount Notes, mutilated, destroyed, lost or stolen Senior Discount Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties, protections, indemnities and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Senior Discount Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Senior Discount Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Senior Discount Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuer but not their Restricted Subsidiaries) described under “— Events of Default” will no longer constitute an Event of Default with respect to the Senior Discount Notes issued thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Senior Discount Indenture:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Discount Notes issued thereunder, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the Accreted Value or principal of, or interest and premium and Additional Interest, if any, on the outstanding Senior Discount Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Senior Discount Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, subject to customary assumptions and exclusions, the holders of the respective outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the respective outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) or insofar as Events of Default (other than Events of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Credit Agreement or any other material agreement or instrument (other than the Senior Discount Indenture) to which Vanguard or any of its Restricted Subsidiaries is a party or by which Vanguard or any of its Restricted Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Senior Discount Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Senior Discount Indenture will be discharged and will cease to be of further effect as to all Senior Discount Notes issued thereunder, when:

(1) either:

(a) all Senior Discount Notes that have been authenticated, except lost, stolen or destroyed Senior Discount Notes that have been replaced or paid and Senior Discount Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b) all Senior Discount Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Discount Notes not delivered to the Trustee for cancellation for Accreted Value or principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) the Issuer has paid or caused to be paid all sums payable by it under the Senior Discount Indenture; and

(3) in the event of a deposit as provided in clause (1)(b), the Issuer has delivered irrevocable instructions to the Trustee under the Senior Discount Indenture to apply the deposited money toward the payment of the Senior Discount Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification of the Senior Discount Indenture

Except as provided in the next three succeeding paragraphs, the Senior Discount Indenture or the Senior Discount Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the Senior Discount Notes then outstanding issued under the Senior Discount Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Discount Notes), and any existing default or compliance with any provision of the Senior Discount Indenture or the Senior Discount Notes issued thereunder may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding Senior Discount Notes issued under the Senior Discount Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Discount Notes).

Without the consent of each holder affected, an amendment or waiver of the Senior Discount Indenture may not (with respect to any Senior Discount Notes held by a non-consenting holder):

(1) reduce the Accreted Value or principal amount at maturity of Senior Discount Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the Accreted Value or principal amount at maturity of or change the fixed maturity of any Senior Discount Note or alter the provisions with respect to the redemption of the Senior Discount Notes issued thereunder (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Senior Discount Note issued thereunder;

(4) waive a Default or Event of Default in the payment of Accreted Value or principal of, or interest or premium, or Additional Interest, if any, on the Senior Discount Notes issued thereunder (except a rescission of acceleration of the Senior Discount Notes issued thereunder by the holders of at least a majority in aggregate principal amount at maturity of the Senior Discount Notes issued thereunder and a waiver of the payment default that resulted from such acceleration);

(5) make any Senior Discount Note payable in money other than that stated in the Senior Discount Notes;

(6) make any change in the provisions of the Senior Discount Indenture relating to waivers of past Defaults or the rights of holders of Senior Discount Notes to receive payments of Accreted Value or principal of, or interest or premium or Additional Interest, if any, on the Senior Discount Notes issued thereunder;

(7) waive a redemption payment with respect to any Senior Discount Note issued thereunder (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) make any change in the preceding amendment and waiver provisions; or

(9) modify or change any provision of the Senior Discount Indenture or the related definitions affecting the ranking of the Senior Discount Notes in a manner that would materially adversely affect the holders of the Senior Discount Notes.

Notwithstanding the preceding paragraph, without the consent of any holder of Senior Discount Notes, the Issuer and the Trustee may amend or supplement the Senior Discount Indenture or the Senior Discount Notes issued thereunder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Senior Discount Notes in addition to or in place of certificated Senior Discount Notes;

(3) to provide for the assumption of the Issuer’s obligations to holders of Senior Discount Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Senior Discount Notes or that does not adversely affect the legal rights under the Senior Discount Indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Discount Indenture under the Trust Indenture Act;

(6) to add a Guarantee of the Senior Discount Notes or to release a Guarantee of the Senior Discount Notes;

(7) to conform the text of the Senior Discount Indenture or the Senior Discount Notes to any provision of this Description of Senior Discount Exchange Notes to the extent that such provision in this Description of Senior Discount Exchange Notes was intended to be a verbatim recitation of a provision of the Senior Discount Indenture or the Senior Discount Notes; or

(8) to evidence and provide for the acceptance and appointment under the Senior Discount Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

Governing Law

The Senior Discount Indenture and the Senior Discount Notes are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

If the Trustee becomes a creditor of the Issuer, the Senior Discount Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount at maturity of the then outstanding Senior Discount Notes issued under the Senior Discount Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Discount Indenture provides that in case an Event of Default occurs and is continuing, the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Discount Indenture at the request of any holder of Senior Discount Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Senior Discount Indenture. Reference is made to the Senior Discount Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of Senior Discount Notes:

(1) if the Specified Date occurs on one of the following dates (each a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for each Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value

Issue Date	$602.23
August 1, 2011	$634.34
February 1, 2012	$667.25
August 1, 2012	$701.86
February 1, 2013	$738.27
August 1, 2013	$776.57
February 1, 2014	$816.85
August 1, 2014	$859.23
February 1, 2015	$903.80
August 1, 2015	$950.68
February 1, 2016	$1,000.00

The foregoing Accreted Values shall be increased, if necessary, to reflect any accretion of Additional Interest payable as described under “Exchange Offer; Registration Rights.” As a result, in the event that Additional Interest accrues on the Senior Discount Notes, the principal amount at maturity of the Senior Discount Notes will be in excess of $1,000.

(2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the original issue price of a Senior Discount Note and (b) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3) if the Specified Date occurs between Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such

Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4) subject to the last sentence of clause (1), if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person;

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person; and

(3) Indebtedness of any other Person assumed in connection with, and existing at the time of, an acquisition by a Restricted Subsidiary of the property or assets that constitute substantially all of a division or line of business of such Person, but excluding in any event Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, or such assets or property being acquired by, such specified Person.

“Acquisitions” means the acquisition by Vanguard and certain of its consolidated subsidiaries of substantially all of the assets of The Detroit Medical Center from The Detroit Medical Center, pursuant to a purchase and sale agreement, effective January 1, 2011, the acquisition of substantially all of the assets of Westlake Hospital and West Suburban Medical Center from affiliates of Resurrection Health Care of Chicago, pursuant to an asset purchase agreement, dated March 17, 2010 and the acquisition of certain assets and liabilities of the Arizona Heart Hospital and of the Arizona Heart Institute.

“Additional Interest” has the meaning given such term in the offering memorandum distributed in connection with the private offering of the outstanding senior discount notes in the section entitled “Exchange Offer; Registration Rights.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means with respect to any Senior Discount Note on the applicable redemption date, the greater of:

(1) 1.0% of the then Accreted Value of the Senior Discount Note; and

(2) the excess of:

(a) the present value at such redemption date of the redemption price of the Senior Discount Notes at February 1, 2013 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then Accreted Value of the Senior Discount Note.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of Vanguard or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted

Subsidiary, other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than Vanguard or a Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the covenant contained under the caption “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Senior Discount Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $15.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Vanguard or by Vanguard or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, license or sublease of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) sales of assets received by Vanguard or any Restricted Subsidiary upon foreclosures on a Lien;

(9) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(10) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing;

(11) any exchange of assets for assets related to a Permitted Business of comparable market value, as determined in good faith by Vanguard, which in the event of an exchange of assets with a fair market value in excess of (1) $25.0 million shall be evidenced by a Officer’s Certificate of Vanguard, and (2) $50.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of Vanguard;

(12) the substantially contemporaneous sale and leaseback of an asset; provided that the sale and leaseback occurs within 180 days after the date of the acquisition of the asset by Vanguard or any Restricted Subsidiary and the Net Proceeds of such sale and leaseback are applied in accordance with the “Asset Sales” covenant;

(13) the sale or transfer, in the ordinary course of business consistent with past practice, of receivables owing to Vanguard or any Restricted Subsidiary for the purpose of collection of outstanding balances thereunder;

(14) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis; and

(15) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof;

(3) with respect to a partnership, the board of directors of the general partner or manager of the partnership; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Issuer or its Restricted Subsidiaries either existing on January 29, 2010 or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of Issuer as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Captive Insurance Subsidiary” means a Subsidiary of Vanguard or any Restricted Subsidiary established for the purpose of insuring the healthcare businesses or facilities owned or operated by Vanguard or any of its Subsidiaries or any physician employed by or on the medical staff of any such business or facility.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(3) certificates of deposit and time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State or commonwealth of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(7) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500.0 million.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Vanguard and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) Vanguard becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Vanguard or any of its respective direct or indirect parent corporations or entities; or

(3) Vanguard ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, 100% of the issued and outstanding Capital Stock of VHS Holdco I and VHS Holdco II (or any successors thereto to the extent VHS Holdco I or VHS Holdco II is consolidated into or merged with or into such Person in accordance with the terms of the Senior Discount Indenture), except to the extent VHS Holdco I or VHS Holdco II is merged with and into Vanguard in accordance with the terms of the Senior Discount Indenture.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commission” means the Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, (i) the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, Securitization Fees), less (ii) interest income of such Person and its Restricted Subsidiaries (other than cash interest income of the Captive Insurance Subsidiaries) for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, without limitation, severance, relocation and other restructuring costs) including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change in control payments related to the Acquisitions or the offerings of the 7.750% senior notes and the senior discount notes, in each case shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Vanguard) shall be excluded;

(5) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(6) [Reserved];

(7) (A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to Vanguard or a Restricted Subsidiary thereof in respect of such period and (B) without duplication, the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to Vanguard or a Restricted Subsidiary thereof in excess of the amounts included in clause (A);

(8) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated after January 29, 2010 shall be excluded;

(9) any non-cash impairment charges resulting from the application of U.S. GAAP and the amortization of intangibles pursuant to U.S. GAAP shall be excluded;

(10) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of U.S. GAAP shall be excluded; and

(12) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than as permitted by the covenant described under “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”), unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to Vanguard or any Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Senior Discount Indenture.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Vanguard and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by Vanguard and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Vanguard and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments.”

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of Vanguard and its Restricted Subsidiaries that is secured by a Lien as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, less the Unrestricted Cash of Vanguard and its Restricted Subsidiaries at such date to (2) EBITDA of Vanguard and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of Vanguard and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer after January 29, 2010; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Senior Discount Notes, and

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.

“Credit Agreement” means that certain Credit Agreement, dated as of January 29, 2010, among VHS Holdco II, VHS Holdco I, the Lenders party thereto, Bank of America, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, the other agents named therein, and Banc of America Securities LLC and Barclays Capital, as joint lead arrangers and book runners, together with all agreements, notes, instruments and documents executed or delivered pursuant thereto and in connection therewith, including, without limitation, all mortgages, other security documents and guaranties, in each case as amended (including any amendment and restatement), supplemented, extended, renewed, replaced (by one or more credit facilities, debt instruments, indentures and/or related documentation) or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of or refinancing in whole or in part (including, but not limited to, by the inclusion of additional or different lenders or financial institutions thereunder or additional borrowers or guarantors thereof) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements and whether by the same or any other agent, lender or group of lenders or other financial institutions.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Vanguard or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final scheduled maturity date of the Senior Discount Notes or the date the Senior Discount Notes are no longer outstanding; provided (x) that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by either the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale, will not constitute Disqualified Stock.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication, and in each case to the extent deducted in calculating Consolidated Net Income for such period:

(1) provision for taxes based on income, profits or capital of such Person for such period, including, without limitation, state, franchise and similar taxes, plus

(2) Consolidated Interest Expense of such Person for such period, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(4) any reasonable expenses or charges related to the Acquisitions, the offerings of the 7.750% senior notes and the senior discount notes, any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness (including the Senior Discount Notes) permitted to be incurred under the Senior Discount Indenture (including a refinancing thereof) (whether or not successful), plus

(5) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension charges), plus

(6) the non-controlling interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties, plus

(7) the non-cash portion of “straight-line” rent expense, plus

(8) the amount of any expense to the extent a corresponding amount is received in cash by Vanguard and its Restricted Subsidiaries from a Person other than Vanguard or any Subsidiary of Vanguard under any agreement providing for reimbursement of any such expense; provided such reimbursement payment has not been included in determining Consolidated Net Income or EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods), plus

(9) the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four-quarter period the greater of (x) $6.0 million and (y) 2.0% of EBITDA of VHS Holdco II and its Restricted Subsidiaries for each period, plus

(10) without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(11) any net losses resulting from Hedging Obligations entered into in the ordinary course of business;

and (B) less the sum of, without duplication, (1) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period); (2) the non-controlling interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly-Owned Subsidiary, (3) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense and (4) any net gains resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of the Issuer or of any direct or indirect parent corporation of the Issuer registered on Form S-8 (or any successor form that provides for registration of securities offered to employees of the registrant) and (ii) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received after January 29, 2010 by Vanguard and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of Vanguard or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Vanguard or any Subsidiary of Vanguard) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments.”

“Existing Indebtedness” means Indebtedness of Vanguard and its Subsidiaries in existence on the Issue Date.

“Existing Indenture” means the indenture dated as of January 29, 2010, as supplemented, among VHS Holdco II, Vanguard Holding Company II, Inc., the guarantors named therein and U.S. Bank National Association, as trustee.

“Existing VHS Holdco II Notes” means the 8% Senior Notes due 2018 issued by VHS HoldCo II and Vanguard Holding Company II, Inc. pursuant to the Existing Indenture.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person’s and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Vanguard or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) that have been made by

Vanguard or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Vanguard or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition (including the Acquisitions), disposition, merger, consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition (including the Acquisitions), disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition (including the Acquisitions) or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Vanguard and such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of Vanguard of any closing) of any facility, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the chief financial officer of Vanguard and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Senior Discount Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Vanguard to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Vanguard may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) of any series of Disqualified Stock.

“Foreign Subsidiary” means any Subsidiary of Vanguard that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States in effect on January 29, 2010. For purposes of this Description of Senior Discount Exchange Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of Vanguard under the Senior Discount Indenture and the Senior Discount Notes by a Guarantor in accordance with the provisions of the Senior Discount Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person, that in the future incurs a Guarantee of the Senior Discount Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Senior Discount Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing, or

(iv) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) Disqualified Stock of such Person;

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); and

(e) to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, Vanguard or any of its Restricted Subsidiaries) under any Securitization Financing (as set forth in the books and records of Vanguard or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Securitization Financing);

provided that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and any obligations under or in respect of operating leases shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of Vanguard, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued by the U.S. government or by any agency or instrumentality thereof and directly and fully guaranteed or insured by the U.S. government (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers or suppliers, commission, travel and similar advances to officers and employees, and, to the extent recorded in conformity with GAAP on the balance sheet of Vanguard as accounts receivable, prepaid expenses or deposits, endorsements for collections or deposits, in each case to the extent arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If Vanguard or any Subsidiary of Vanguard sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Vanguard such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Vanguard, Vanguard will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” (i) “Investments” shall include the portion (proportionate to Vanguard’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Vanguard at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Vanguard shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) Vanguard’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Vanguard’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Vanguard; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after January 29, 2010 ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of Vanguard in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by Vanguard and the Restricted Subsidiaries immediately after such transfer.

“Issue Date” means the date on which the Senior Discount Notes were originally issued.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“LLC Agreement” means the LLC Agreement among certain of the Sponsors and VHS Holdings LLC.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Vanguard, VHS Holdco I and VHS Holdco II, as the case may be, on January 29, 2010 together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Vanguard, VHS Holdco I or VHS Holdco II, as the case may be, was approved by a vote of a majority of the directors of Vanguard, VHS Holdco I or VHS Holdco II, as the case may be, then still in office who were either directors on January 29, 2010 or whose election or nomination was previously so approved and (2) executive officers and other management personnel of Vanguard, VHS Holdco I or VHS Holdco II, as the case may be, hired at a time when the directors on January 29, 2010 together with the directors so approved constituted a majority of the directors of Vanguard, VHS Holdco I or VHS Holdco II, as the case may be.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP (excluding the portion of such net income attributable to non-controlling interests of Subsidiaries) and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by Vanguard or any Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), payments required to be made to holders of non-controlling interests in Restricted Subsidiaries as a result of such Asset Sale, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the fourth paragraph of the covenant described under “— Repurchase at the Option of Holders — Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by Vanguard as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Vanguard after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that any net proceeds of an Asset Sale by a non-guarantor Subsidiary that are subject to restrictions on repatriation to Vanguard will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Vice Chairman (if any), the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Senior Discount Indenture.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer that ranks pari passu in right of payment with the Senior Discount Notes.

“Permitted Business” means any business in the healthcare industry, including, without limitation, the business of owning and operating acute care hospitals and other related healthcare services and any services and any captive insurance company, activities or businesses incidental or directly related or reasonably similar thereto and any line of business engaged in by the Issuer or any of its direct or indirect Subsidiaries on January 29, 2010 or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means, at any time, each of (i) the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors), (ii) one or more of the executive officers of Vanguard as of January 29, 2010 listed in the offering memorandum related to the Existing VHS Holdco II Notes under the caption “Management” (excluding any representatives of the Sponsors and their Affiliates) and (iii) the Management Group, excluding those persons included in clause (ii) hereof, with respect to not more than 5.0% of the total voting power of the Equity Interests of Vanguard, or any direct or indirect parent company of Vanguard. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Senior Discount Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means

(1) any Investment by Vanguard in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by Vanguard or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Vanguard or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on January 29, 2010 or made pursuant to binding commitments in effect on January 29, 2010 or an Investment consisting of any extension, modification or renewal of any Investment existing on January 29, 2010 (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of January 29, 2010, of the original Investment so extended, modified or renewed);

(6) (A) loans and advances to officers, directors and employees, not in excess of $10.0 million in the aggregate outstanding at any one time and (B) loans and advances of payroll payments and expenses to officers, directors and employees in each case incurred in the ordinary course of business;

(7) any Investment acquired by Vanguard or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by Vanguard or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) in satisfaction of a judgment or as a result of a foreclosure by Vanguard or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt”;

(9) any Investment by Vanguard or a Restricted Subsidiary since January 29, 2010 in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $90.0 million and (y) 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(11) Investments the payment for which consists of Equity Interests of the Issuer or any direct or indirect parent companies of the Issuer (exclusive of Disqualified Stock);

(12) guarantees of Indebtedness permitted under the covenant contained under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under “— Certain Covenants — Limitation on Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (10) of the second paragraph thereof);

(14) Investments of a Restricted Subsidiary acquired after January 29, 2010 or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” after January 29, 2010 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(15) guarantees by Vanguard or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(16) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

(19) additional Investments in joint ventures of Vanguard or any Restricted Subsidiaries existing on January 29, 2010 in an aggregate amount not to exceed $25.0 million;

(20) Physician Support Obligations made by the Issuer or any Restricted Subsidiary;

(21) Investments in a Captive Insurance Subsidiary in an amount that does not exceed the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed plus the amount of any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary, and any Investment by a Captive Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed and made in the ordinary course of its business and rated in one of the four highest rating categories;

(22) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(23) additional Investments by Vanguard or any Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (23), not to exceed 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary of Vanguard; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by Vanguard or any Restricted Subsidiary;

(4) Liens on property at the time Vanguard or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Vanguard or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens may not extend to any other property owned by Vanguard or any Restricted Subsidiary;

(5) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Vanguard or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(6) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Senior Discount Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens in favor of Vanguard or any Restricted Subsidiary;

(9) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Liens referred to in clauses (3), (4), (25) and (26) of this definition; provided that (A) such new Lien shall be limited to all or part of the same property that secured the original Liens (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (4), (25) and (26) at the time the original Lien became a Permitted Lien under the Senior Discount Indenture and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(10) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(11) Liens for taxes, assessments or other governmental charges or levies of or against Vanguard or one of its Subsidiaries not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or pursuant to the agreement dated October 25, 2004, entered into under Section 7121 of the Code between Vanguard Health Financial Company LLC and the Commissioner of Internal Revenue with respect to the election under Section 953(d) made (or to be made) by Volunteer Insurance, Ltd. or for property taxes on property that VHS Holdco II or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(13) (A) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Vanguard or any Restricted Subsidiary;

(14) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Vanguard or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(15) zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Vanguard or any Restricted Subsidiary;

(16) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of Vanguard or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Vanguard and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Vanguard or any Restricted Subsidiary in the ordinary course of business;

(17) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(18) Liens securing obligations in respect of trade-related letters of credit permitted under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(19) any interest or title of a lessor under any lease or sublease entered into by Vanguard or any Restricted Subsidiary in the ordinary course of business;

(20) licenses of intellectual property granted in a manner consistent with past practice;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens solely on any cash earnest money deposits made by Vanguard or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(23) Liens with respect to obligations of Vanguard or a Restricted Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time;

(24) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

(25) Liens securing Capitalized Lease Obligations permitted to be incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Preferred Stock” and Indebtedness permitted to be incurred under clause (5) of the second paragraph of such covenant; provided, however, that such Liens securing Capitalized Lease Obligations or Indebtedness incurred under clause (5) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Preferred Stock” may not extend to property owned by Vanguard or any Restricted Subsidiary other than the property being leased or acquired pursuant to such clause (5);

(26) Liens existing on the Issue Date;

(27) Liens securing Indebtedness of the Issuer or a Restricted Subsidiary under a Credit Agreement to the extent such indebtedness has been incurred pursuant to clause (1) of the second paragraph of the covenant described under the heading “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(28) Liens securing Indebtedness permitted to be incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” in an amount not to exceed the maximum amount of Indebtedness such that the Consolidated Senior Secured Debt Ratio (at the time of incurrence of such Indebtedness after giving pro forma effect thereto in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) would not be greater than 3.50 to 1.00;

(29) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(30) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(32) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; and

(33) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Physician Support Obligation” means a loan to or on behalf of, or a guarantee of indebtedness of, (i) a physician or healthcare professional providing service to patients in the service area of a hospital or other healthcare facility operated by Vanguard or any of its Subsidiaries or (ii) any independent practice association or other entity majority-owned by any Person described in clause (i) made or given by Vanguard or any Subsidiary of Vanguard, in each case:

(a) in the ordinary course of its business; and

(b) pursuant to a written agreement having a period not to exceed five years.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, from Vanguard or any Subsidiary of Vanguard to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Capital Stock” in any Person means a class of Capital Stock other than Disqualified Stock.

“Qualified Equity Issuance” means an underwritten public equity offering of Qualified Capital Stock of the Issuer or any direct or indirect parent company of the Issuer (which for the avoidance of doubt shall not include the Sponsors) pursuant to an effective registration statement under the Securities Act that yields Qualified Equity Issuance Net Proceeds to either the Issuer or any direct or indirect parent company of the Issuer, of at least $25.0 million, whether or not, in the case of a Qualified Equity Issuance by any direct or indirect parent company of the Issuer, such Qualified Equity Issuance Net Proceeds are contributed to the capital of the Issuer, other than (x) any such public sale to any entity that is an Affiliate of the Issuer and (y) any public offering registered on Form S-8.

“Qualified Equity Issuance Net Proceeds” means the aggregate cash proceeds received by the Issuer or any parent of the Issuer in respect of any Qualified Equity Issuance, net of the direct costs, fees and expenses relating to such Qualified Equity Issuance (including legal, accounting, transfer agent, printing and investment banking fees, filing fees of the Commission or FINRA, and brokerage and sales commissions), and any taxes paid or payable as a result thereof.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of Vanguard in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million or more, the fair market value shall be determined by an Independent Financial Advisor.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of Vanguard shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by Vanguard) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Vanguard) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of Vanguard or any Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by any Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Responsible Officer” of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the Senior Discount Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Vanguard or VHS Holdco II, as applicable, that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Vanguard.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable, inventory, royalty or revenue streams from sales of inventory subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Vanguard or any of its Subsidiaries pursuant to which Vanguard or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Vanguard or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Vanguard or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Vanguard or any of its Subsidiaries in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly-Owned Subsidiary of Vanguard (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Vanguard or any of its Subsidiaries makes an Investment and to which Vanguard or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Vanguard or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Vanguard or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Vanguard or any of its Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Vanguard or any of its Subsidiaries in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Vanguard or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Vanguard or any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which Vanguard reasonably believes to be no less favorable to Vanguard or any of its Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of Vanguard and (c) to which neither Vanguard nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Vanguard or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Vanguard or such other Person giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Senior Indenture” means the indenture to be dated January 26, 2011, by and among VHS Holdco II, Vanguard Holding Company II, Inc., the Guarantors (as defined therein) and U.S. Bank National Association as trustee.

“Senior Notes” means the $350.0 million aggregate principal amount of the 7.750% Senior Notes due 2019 of VHS Holdco II and Vanguard Holding Company II, Inc. issued under the Senior Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of Vanguard as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sponsors” means one or more investment funds controlled by The Blackstone Group and its Affiliates and one or more investment funds controlled by Morgan Stanley Capital Partners and its Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Vanguard or any of its Subsidiaries which Vanguard has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the day on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Senior Discount Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total consolidated assets of Vanguard and its Restricted Subsidiaries, as shown on the most recent balance sheet of Vanguard.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2013; provided that if the period from such redemption date to February 1, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Cash” of any Person means the cash or Cash Equivalents of such Person and its Restricted Subsidiaries that would not appear as “restricted cash” on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Unrestricted Subsidiary” means (i) any Subsidiary of Vanguard that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Vanguard, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Vanguard may designate any Subsidiary of Vanguard (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness (other than Indebtedness represented by short-term, open account working capital rates entered into in the ordinary course of business for cash management purposes and consistent with past practice) of, or owns or holds any Lien on, any property of, Vanguard or any Subsidiary of Vanguard (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Vanguard, (b) such designation complies with the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Vanguard or any Restricted Subsidiary. The Board of Directors of Vanguard may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (x) in the case of any Subsidiary of Vanguard (other than VHS Holdco II or any of its Restricted Subsidiaries), either (A) Vanguard’s Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (B) Vanguard’s Fixed Charge Coverage Ratio would be greater than immediately prior to such designation, in each case on a pro forma basis taking into account such designation or (y) in the case of any Subsidiary of VHS Holdco II or any of its Restricted Subsidiaries, either (A) VHS Holdco II’s Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (B) VHS Holdco II’s Fixed Charge Coverage Ratio would be greater than immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of Vanguard shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

Exchange Offer

The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor, and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

Persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Ownership of the Notes

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Unless otherwise stated, this summary deals only with notes held as capital assets by persons.

As used herein, a “U.S. holder” means a beneficial owner of notes that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of the notes (other than a partnership or any other entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

This summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below.

If a partnership (including any entity classified as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. You should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes.

The 8% Senior Notes and 7.750% Senior Notes

Payments of Stated Interest.  Stated interest on an 8% senior note or 7.750% senior note (a “senior note”) will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Market Discount.  If you purchase a senior note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement, redemption or other disposition of, a senior note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the senior note at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the senior note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the senior note. You may elect, on a note -by- note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the senior note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium.  If, immediately after purchasing a senior note, your tax basis in the senior note exceeds the senior note’s stated principal amount, the senior note will be treated as having been acquired with “bond premium.” You may elect to amortize such bond premium, in which case the amount required to be included in your income each year with respect to interest on the senior note will be reduced by the amount of amortizable bond premium allocable (based on the senior note’s yield to maturity) to that year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income for United States federal income tax purposes) held by you at the beginning of the first taxable year to which the election applies or thereafter acquired by you, and is irrevocable without the consent of the IRS. If you do not elect to amortize bond premium, any bond premium on a senior note will decrease the gain or increase the loss you would otherwise recognize on disposition of the senior note.

Sale, Exchange, Retirement, Redemption or Other Disposition of Senior Notes.  Upon the sale, exchange, retirement, redemption or other disposition of a senior note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to accrued and unpaid stated interest, which will be taxable as interest income to the extent not previously so taxed) and the adjusted tax basis of the senior note. Your adjusted tax basis in a senior note will, in general, be your cost for that note increased by market discount previously included in income with respect to the senior note and reduced by any amortized premium. Except as described above with respect to market discount, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The Senior Discount Notes

Classification of the Senior Discount Notes.  As described in “Description of Senior Discount Exchange Notes — Redemption Upon Certain Equity Issuances”, we will be required to redeem the senior discount notes using the proceeds from certain equity offerings at a price equal to 105% of the accreted value thereof, if such redemption occurs prior to February 1, 2013, and, thereafter, at the applicable redemption price set forth in the table under “Description of Senior Discount Exchange Notes — Redemption Upon Certain Equity Issuances”, in each case plus accrued and unpaid interest, if any, to the applicable repurchase date. We intend to take the position that our obligation to pay you such amounts upon the occurrence of a Qualified Equity Issuance Redemption causes the senior discount notes to be characterized as “contingent payment debt instruments” (“CPDIs”) and, under the indenture governing the senior discount notes, we and each beneficial owner of the senior discount notes agree, for U.S. federal income tax purposes, to treat the senior discount notes as CPDIs in the manner described below. The remainder of this discussion assumes that the senior discount notes will be so treated and does not address any possible differing treatment of the senior discount notes. However, the application of the CPDI rules to instruments such as the senior discount notes is uncertain in several respects, and no rulings have been sought from the IRS with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the senior discount notes. In particular, you might be required to accrue original issue discount (“OID”) at a different rate and might recognize capital gain or loss upon a taxable disposition of the senior discount notes. You should consult your tax advisors concerning the tax treatment of holding the senior discount notes.

Accrual of Interest.  Under the CPDI rules, actual payments on the senior discount notes will not be reported separately as taxable income, but will be taken into account under the CPDI rules. As discussed more fully below, the effect of the CPDI rules will be to (i) require you to generally include OID (as ordinary income) in your gross income as it accrues over the term of the senior discount notes without regard to your regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income at a comparable yield (as described below) and (ii) generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, retirement, redemption or other taxable disposition of the senior discount notes. You will be required to accrue an amount of OID for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the senior discount notes, that equals:

•	the product of (i) the adjusted issue price (as defined below) of the senior discount notes as of the beginning of the accrual period; and (ii) the comparable yield (as described below) of the senior discount notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the senior discount notes.

The “issue price” of the senior discount notes will be the first price at which a substantial amount of the senior discount notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a senior discount note will be its issue price, increased by any OID previously accrued, determined without regard to any adjustments to OID accruals described below, and decreased by the projected amounts of any payments previously made with respect to the senior discount note.

Under the CPDI rules, you will be required to include OID in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the senior discount notes. We have determined the comparable yield of the senior discount notes based on the rate, as of the initial issue date, at which we would issue a fixed-rate debt instrument with no contingent payments but with terms and conditions similar to the senior discount notes. The comparable yield will be applied to a projected payment schedule, which is a schedule that includes the actual noncontingent payments to be made on the senior discount notes and an estimate of contingent payments to be made on the senior discount notes, including contingent payments to be made pursuant to the Qualified Equity Issuance Redemption.

We are required to furnish to you the comparable yield and, solely for tax purposes, the projected payment schedule described above. You may obtain the comparable yield and projected payment schedule by submitting a written request for it to us at the address set forth in “Prospectus Summary — Corporate Information.” By purchasing the senior discount notes, you agree in the indenture governing the senior discount notes to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your OID accruals, and the adjustments thereto described below, in respect of the senior discount notes. The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your OID and adjustments thereof in respect of the senior discount notes and do not constitute a projection or representation regarding the actual amount of the payments to be made on a senior discount note.

Adjustments to Interest Accruals on the Senior Discount Notes.  If the actual contingent payments made on the senior discount notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the senior discount notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional OID in such taxable year. If, during any taxable year, you receive actual payments with respect to the senior discount notes that for that taxable year that in the aggregate are less than the total amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of OID required to be accrued in the current year;

•	second, be treated as ordinary loss to the extent of your total prior OID inclusions with respect to the senior discount notes, reduced to the extent such prior OID was offset by prior negative adjustments; and

•	third, be carried forward as a regular negative adjustment in the succeeding taxable year(s).

Market Discount.  If you purchase a senior discount note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement, redemption or other disposition of, a senior discount note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the senior discount note at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the senior discount note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the senior discount note. You may elect, on a note -by- note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the senior discount note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium.  If you purchase a senior discount note for an amount that is greater than its adjusted issue price but equal to or less than its principal amount, you will be considered to have purchased that senior discount note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the senior discount note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a senior discount note for an amount in excess of its principal amount, you will be considered to have purchased the senior discount note at a premium and you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the senior discount note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the senior discount note.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Senior Discount Notes.  Upon the sale, exchange, retirement, redemption or other taxable disposition of a senior discount note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, redemption or other taxable disposition and the adjusted tax basis of the senior discount note. Any gain you recognize will generally be treated as ordinary interest income. Loss from the disposition of a senior discount note will be treated as ordinary loss to the extent of your prior OID inclusions with respect to the senior discount note. Any loss in excess of that amount will be treated as capital loss and will be long-term capital loss if at the time of sale, exchange, retirement, redemption or other taxable disposition, the senior discount note has been held for more than one year. The deductibility of capital losses is subject to limitations. Special rules apply in determining your adjusted tax basis in a senior discount note. Your adjusted tax basis in a senior discount note will, in general, be your cost for the senior discount note, increased by OID or market discount previously included in income (before taking into account any adjustments as described above), and reduced by any amortized premium and the projected amount of any payments previously scheduled to be made on the senior discount note.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States Federal Gross Income Tax.  The 30% United States federal gross income tax (which is generally collected by means of withholding) will not apply to any payment of interest (which, for purposes of this discussion, includes any OID) on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of Vanguard voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to Vanguard (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest (including any OID) made to you will be subject to the 30% United States federal gross income tax (collected by means of withholding), unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in such tax under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) certifying interest (including OID) paid on the notes is not subject to such tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “— United States Federal Net Income Tax”).

Alternative documentation may be applicable in certain situations.

The 30% United States federal gross income tax (collected by means of withholding) generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other disposition of a senior note. Any gain you realize on a sale, exchange, retirement, redemption or other disposition of a senior discount note will be treated as interest income and will be subject to (or exempt from) the 30% United States federal gross income tax as described above (although, in certain instances, this tax, even if applicable, will not be collected by withholding).

United States Federal Net Income Tax.  If you are engaged in a trade or business in the United States and interest (including any OID, and including any gain realized on a sale, exchange retirement, redemption or other disposition of a senior discount note) on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest (including any OID) on a net income basis (although you will be exempt from the 30% United States federal gross income tax, provided the certification requirements discussed above in “— United States Federal Gross Income Tax” are satisfied) in generally the same manner as if you were a United States person as defined under the Code, subject to an applicable income tax treaty providing otherwise. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits attributable to such interest (including OID), subject to certain adjustments.

Any gain realized on the sale, exchange, retirement, redemption or other disposition of a senior note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met,

in which case you will be subject to a 30% United States federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain United States source losses.

United States Federal Estate Tax.  An individual who at death is not a citizen or resident of the United States (as specifically defined for estate tax purposes) will not be subject to United States federal estate tax on notes beneficially owned (or treated as so owned) by such individual at the time of death, provided that any payment on the notes would be eligible for exemption from the 30% United States federal gross income tax under the “portfolio interest rule” described above under “— United States Federal Gross Income Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders.  In general, information reporting requirements will apply to certain payments of principal and interest (including any OID) paid on the notes and to the proceeds of a sale or other disposition (including retirement or redemption) of the notes paid to you (unless you are an exempt recipient). Backup withholding may apply to such payments and proceeds if you fail to provide a correct taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders.  Generally, we must report to the IRS and to you the amount of interest (including any OID) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest (including any OID) that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “— Certain Tax Consequences to Non-U.S. Holders — United States Federal Gross Income Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of outstanding notes for exchange notes by employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), which are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of a portion of the assets of any Plan in connection with the exchange of outstanding notes for exchange notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The exchange of outstanding notes for exchange notes and the acquisition and/or holding of exchange notes by an ERISA Plan with respect to which we, a guarantor or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the exchange of the outstanding notes for the exchange notes and the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that any of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the exchange of the outstanding notes and the acquisition and holding of the exchange notes, or any interest therein, should not be made by any person investing “plan assets” of any Plan, unless such exchange of the outstanding notes and purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

By the exchange of an outstanding note and the acquisition and holding of an exchange note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to exchange the outstanding notes or to acquire and hold the exchange notes, or any interest therein, constitutes the assets of any Plan or (ii) the exchange of the outstanding notes and the purchase and holding of the exchange notes, or any interest therein, by such purchaser or subsequent transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the exchange of the outstanding notes or purchasing or holding the exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the exchange of the outstanding notes and to the purchase and holding of the exchange notes.

PLAN OF DISTRIBUTION

The issuers have not entered into any arrangement or understanding with any person, including any broker-dealer, to distribute the exchange notes to be received in the exchange offers and, to the best of the issuers’ information and belief, each person participating in the exchange offers is acquiring the exchange notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange notes to be received in the exchange offers.

Broker-dealers who acquired outstanding notes from the issuers in the initial offering are not eligible to participate in the exchange offers with respect to such outstanding notes. Any broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such outstanding notes pursuant to the exchange offers so long as the broker-dealer has not entered into any arrangement or understanding with either the issuers, the guarantors or any of their affiliates to distribute the exchange notes; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes received by such broker-dealer in the exchange offers, which prospectus delivery requirements may be satisfied by the delivery by such broker-dealer of a copy of this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer only in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The issuers have agreed that, for a period of 180 days after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC or such shorter period as will terminate on that date on which no broker-dealer is any longer required to deliver this prospectus (or another prospectus meeting the requirements of the Securities Act) in connection with market-making or other trading activities, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

The issuers will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC or such shorter period as will terminate on that date on which no broker-dealer is any longer required to deliver this prospectus (or another prospectus meeting the requirements of the Securities Act) in connection with market-making or other trading activities, the issuers will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The issuers have agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Ronald P. Soltman, Executive Vice President, Secretary and General Counsel of Vanguard. Mr. Soltman owns 8,196 Class A units of Holdings, 2,622 Class B units of Holdings, 2,622 Class C units of Holdings and 2,247 Class D units of Holdings and has been granted options in respect of 1,000 shares of Vanguard’s common stock.

EXPERTS

The consolidated financial statements of Vanguard Health Systems, Inc. as of June 30, 2010 and 2009 and for each of the three years in the period ended June 30, 2010, appearing in this registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of The Detroit Medical Center and Subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of West Suburban Medical Center and Westlake Hospital as of June 30, 2010 and 2009 and for each of the years in the three-year period ended June 30, 2010, included in this registration statement, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange offers covered by this prospectus. This prospectus does not contain all the information included in the registration statement nor all of the exhibits. Additional information about us is included in the registration statement and the exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits filed may be inspected without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this website is http://www.sec.gov.

Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC, at SEC prescribed rates, at the public reference room maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.vanguardhealth.com.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the holders of the outstanding notes and the exchange notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish all quarterly and annual financial information that would be required to be furnished by us on Forms 10-Q and 10-K if we were required to file such forms.

This prospectus contains summaries of certain agreements that we have entered into, such as the indentures, the registration rights agreements for the outstanding notes, our 2010 Credit Facilities and the agreements described under “Certain Relationships and Related Party Transactions, and Director Independence.” The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

VANGUARD HEALTH SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2010
		(Unaudited)
	(In millions, except share and
	per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$257.6	$58.3
Restricted cash	2.3	3.0
Accounts receivable, net of allowance for doubtful accounts of approximately $75.6 and $87.2, respectively	270.4	321.5
Inventories	49.6	56.6
Deferred tax assets	21.9	18.1
Prepaid expenses and other current assets	119.2	83.5

Total current assets	721.0	541.0
Property, plant and equipment, net of accumulated depreciation	1,203.8	1,264.5
Goodwill	649.1	650.2
Intangible assets, net of accumulated amortization	66.0	67.7
Deferred tax assets, noncurrent	50.0	48.2
Investments in auction rate securities	19.8	15.7
Deposit for acquisition	—	368.1
Other assets	19.9	19.9

Total assets	$2,729.6	$2,975.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$194.8	$187.3
Accrued salaries and benefits	144.9	148.7
Accrued health plan claims and settlements	149.8	157.3
Accrued interest	41.4	40.5
Other accrued expenses and current liabilities	76.9	89.4
Current maturities of long-term debt and capital leases	8.2	8.3

Total current liabilities	616.0	631.5
Professional and general liability and workers compensation reserves	83.6	93.8
Other liabilities	31.6	35.4
Long-term debt and capital leases, less current maturities	1,743.8	1,959.2
Commitments and contingencies
Equity:
Vanguard Health Systems, Inc. stockholders’ equity:
Common Stock of $.01 par value; 1,000,000 shares authorized; 749,104 issued and outstanding at June 30, 2010 and December 31, 2010	—	—
Additional paid-in capital	354.9	357.8
Accumulated other comprehensive loss	(2.5)	(0.6)
Retained deficit	(105.9)	(109.7)

Total Vanguard Health Systems, Inc. stockholders’ equity	246.5	247.5
Non-controlling interests	8.1	7.9

Total equity	254.6	255.4

Total liabilities and equity	$2,729.6	$2,975.3

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2010	2009	2010
	(In millions, except per share amounts)

Patient service revenues	$628.2	$748.8	$1,243.8	$1,442.1
Premium revenues	212.3	211.8	416.6	432.4

Total revenues	840.5	960.6	1,660.4	1,874.5
Costs and Expenses:
Salaries and benefits (includes stock compensation of $1.0, $1.7, $2.9 and $2.9, respectively)	322.9	375.5	635.6	730.3
Health plan claims expense	170.8	164.8	331.8	338.9
Supplies	114.6	133.5	225.4	254.5
Provision for doubtful accounts	35.0	51.2	72.2	103.0
Purchased services	43.8	62.5	90.5	113.5
Non-income taxes	10.7	17.0	24.9	33.2
Rents and leases	11.0	11.7	21.9	22.7
Other operating expenses	48.4	59.7	107.8	117.2
Depreciation and amortization	34.0	38.6	67.6	75.8
Interest, net	27.6	35.1	54.8	69.9
Impairment loss	43.1	0.9	43.1	0.9
Other	1.5	2.3	2.6	7.1

Income (loss) from continuing operations before income taxes	(22.9)	7.8	(17.8)	7.5
Income tax benefit (expense)	3.8	(9.7)	1.7	(7.3)

Income (loss) from continuing operations	(19.1)	(1.9)	(16.1)	0.2
Loss from discontinued operations, net of taxes	(0.8)	(2.3)	(1.4)	(2.2)

Net loss	(19.9)	(4.2)	(17.5)	(2.0)
Less: Net income attributable to non-controlling interests	(0.8)	(0.8)	(1.7)	(1.8)

Net loss attributable to Vanguard Health Systems, Inc. stockholders	$(20.7)	$(5.0)	$(19.2)	$(3.8)

Amounts attributable to Vanguard Health Systems, Inc. stockholders:
Loss from continuing operations, net of taxes	$(19.9)	$(2.7)	$(17.8)	$(1.6)
Loss from discontinued operations, net of taxes	(0.8)	(2.3)	(1.4)	(2.2)

Net loss attributable to Vanguard Health Systems, Inc. stockholders	$(20.7)	$(5.0)	$(19.2)	$(3.8)

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
Six months ended December 31, 2010

	Vanguard Health Systems, Inc. Stockholders
				Accumulated
			Additional	Other		Non-
	Common Stock		Paid-In	Comprehensive	Retained	Controlling	Total
	Shares	Amount	Capital	Loss	Deficit	Interests	Equity
	(Unaudited)
	(In millions, except share amounts)

Balance at June 30, 2010	749,104	$—	$354.9	$(2.5)	$(105.9)	$8.1	$254.6
Stock compensation (non-cash)	—	—	2.9	—	—	—	2.9
Distributions paid to non-controlling interests	—	—	—	—	—	(2.0)	(2.0)
Comprehensive income (loss):
Change in fair value of auction rate securities (net of tax)	—	—	—	1.9	—	—	1.9
Net income (loss)	—	—	—	—	(3.8)	1.8	(2.0)

Total comprehensive income (loss)				1.9	(3.8)	1.8	(0.1)

Balance at December 31, 2010	749,104	$—	$357.8	$(0.6)	$(109.7)	$7.9	$255.4

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2009	2010
	(Unaudited)
	(In millions)

Operating activities:
Net loss	$(17.5)	$(2.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	1.4	2.2
Depreciation and amortization	67.6	75.8
Provision for doubtful accounts	72.2	103.0
Amortization of loan costs	2.9	2.5
Accretion of principal on notes	5.8	1.4
Loss on disposal of assets	0.4	0.1
Acquisition related expenses	—	5.0
Stock compensation	2.9	2.9
Deferred income taxes	(7.7)	5.7
Impairment loss	43.1	0.9
Realized loss on investments	—	0.1
Changes in operating assets and liabilities, net of the impact of acquisitions:
Accounts receivable	(85.5)	(139.5)
Inventories	(1.8)	(1.0)
Prepaid expenses and other current assets	5.2	32.9
Accounts payable	20.6	(11.2)
Accrued expenses and other liabilities	41.4	50.5

Net cash provided by operating activities—continuing operations	151.0	129.3
Net cash used in operating activities—discontinued operations	(1.4)	(2.2)

Net cash provided by operating activities	149.6	127.1
Investing activities:
Acquisitions and related expenses	(1.5)	(457.9)
Capital expenditures	(68.4)	(79.4)
Proceeds from asset dispositions	1.4	0.1
Sales of auction rate securities	—	7.0
Increase in restricted cash	(20.0)	—
Other	(0.3)	(1.1)

Net cash used in investing activities	(88.8)	(531.3)
Financing activities:
Payments of long-term debt and capital lease obligations	(3.8)	(4.1)
Proceeds from debt borrowings	—	216.6
Payments of refinancing costs and fees	—	(5.6)
Payments related to derivative instrument with financing element	(5.4)	—
Distributions paid to non-controlling interests and other	(1.8)	(2.0)

Net cash provided by (used in) financing activities	(11.0)	204.9

Net increase (decrease) in cash and cash equivalents	49.8	(199.3)
Cash and cash equivalents, beginning of period	308.2	257.6

Cash and cash equivalents, end of period	$358.0	$58.3

Supplemental cash flow information:
Net cash paid for interest	$41.9	$69.6

Net cash received for income taxes	$(13.2)	$(0.3)

Supplemental noncash activities:
Capital lease obligations resulting from acquisitions	$—	$1.7

Capitalized interest	$1.3	$2.1

Change in fair value of auction rate securities, net of taxes	$—	$1.9

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
(Unaudited)

1.	BUSINESS AND BASIS OF PRESENTATION

Business

Vanguard Health Systems, Inc. (“Vanguard”) is an investor-owned healthcare company whose affiliates own and operate hospitals and related healthcare businesses in urban and suburban areas. As of December 31, 2010, Vanguard’s affiliates owned and managed 18 acute care and specialty hospitals with 4,546 licensed beds and related outpatient service locations complementary to the hospitals providing healthcare services in San Antonio, Texas; metropolitan Phoenix, Arizona; metropolitan Chicago, Illinois; and Massachusetts. Vanguard also owns managed health plans in Chicago, Illinois and Phoenix, Arizona and two surgery centers in Orange County, California. Subsequent to December 31, 2010, Vanguard acquired eight additional acute care and specialty hospitals and related healthcare facilities in the Detroit, Michigan metropolitan area.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of subsidiaries and affiliates controlled by Vanguard. Vanguard generally defines control as the ownership of the majority of an entity’s voting interests. Vanguard also consolidates any entities for which it receives the majority of the entity’s expected returns or is at risk for the majority of the entity’s expected losses based upon its investment or financial interest in the entity. All material intercompany accounts and transactions have been eliminated. Since none of Vanguard’s common shares are publicly held, no earnings per share information is presented in the accompanying condensed consolidated financial statements. Certain prior year amounts from the accompanying condensed consolidated financial statements have been reclassified to conform to current year presentation. The majority of Vanguard’s expenses are “cost of revenue” items. Costs that could be classified as general and administrative include certain Vanguard corporate office costs, which approximated $15.7 million, $16.4 million, $31.6 million and $33.7 million for the three and six months ended December 31, 2009 and 2010, respectively.

The unaudited condensed consolidated financial statements as of December 31, 2010 and for the three and six months ended December 31, 2009 and 2010 have been prepared in conformity with accounting principles generally accepted in the United States for interim reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations for the periods presented. The results of operations for the periods presented are not necessarily indicative of the expected results for the fiscal year ending June 30, 2011. The interim unaudited condensed consolidated financial statements should be read in connection with the audited consolidated financial statements as of and for the year ended June 30, 2010 included in Vanguard’s Annual Report on Form 10-K (“10-K”) filed with the Securities and Exchange Commission on August 26, 2010. The condensed consolidated balance sheet at June 30, 2010, has been derived from the audited consolidated financial statements included in Vanguard’s June 30, 2010 10-K.

Use of Estimates

In preparing Vanguard’s financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts recorded or classification of items in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	BUSINESS COMBINATIONS

Acquisition of Westlake and West Suburban

Effective August 1, 2010, Vanguard acquired substantially all of the assets used in the operations of Westlake Hospital in Melrose Park, Illinois and West Suburban Medical Center in Oak Park, Illinois, (collectively, “the Resurrection Facilities”) from certain affiliates of Resurrection Health Care. These assets included the two general acute care hospital facilities with a combined 458 licensed beds, the real property on which each facility is located, their respective current assets (except cash and certain other current assets) and outpatient facilities and other healthcare assets related to each such hospital, such as outpatient facilities located in River Forest, Illinois and three physician clinics located in Oak Park and Melrose Park, Illinois. The cash purchase price for the acquired assets was approximately $45.3 million.

Under the acquisition method of accounting, the purchase price of the Resurrection Facilities was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values as of August 1, 2010. Vanguard has substantially completed the purchase price allocation based upon its estimates of fair value of assets acquired based upon appraisal information and liabilities assumed at the acquisition date and determined that no goodwill should be recorded related to this acquisition.

The fair values of assets acquired and liabilities assumed at the date of acquisition were as follows (in millions):

Accounts receivable	$14.6
Inventories	3.7
Prepaid expenses and other current assets	2.8
Property and equipment	34.6
Other assets	1.0

Total assets acquired	56.7

Accounts payable	3.6
Other current liabilities	7.8

Total liabilities assumed	11.4

Net assets acquired	$45.3

Acquisition of Arizona Heart Hospital and Institute

In October 2010, Vanguard completed the purchase of certain assets and liabilities of the 59-bed Arizona Heart Hospital and of the Arizona Heart Institute (collectively “Arizona Heart”), both located in Phoenix, Arizona, for an aggregate purchase price of approximately $39.0 million, which was funded with cash on hand.

Under the acquisition method of accounting, the purchase price of Arizona Heart was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition dates. Vanguard has substantially completed the purchase price allocation based upon its estimates of fair value of assets acquired and liabilities assumed at the acquisition date. The excess of the purchase price over the estimated fair value of the identifiable assets acquired and liabilities assumed was recorded as goodwill. Goodwill recorded for this acquisition represents the business value of the entity not specifically related to net assets acquired. The $1.1 million of goodwill was assigned to the acute care services segment and is expected to be deductible for tax purposes.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro Forma Information

Revenues of $121.8 million and income from continuing operations before income taxes of $1.7 million for the Resurrection Facilities are included in Vanguard’s consolidated results of operations beginning August 1, 2010 through December 31, 2010. The following table provides certain pro forma financial information for Vanguard as if the acquisition of the Resurrection Facilities occurred as of the beginning of the fiscal year 2010 (in millions).

	Six Months Ended December 31,
	2009	2010

Total revenues	$1,802.6	$1,897.4

Income (loss) from continuing operations,
before income taxes	$(30.3)	$5.0

The pro forma results for the Arizona Heart acquisition are not included, as Vanguard deems those results to be insignificant for disclosure.

Acquisition In-Process

Effective January 1, 2011, Vanguard purchased substantially all of the assets of The Detroit Medical Center, a Michigan non-profit corporation and certain of its affiliates (collectively, “DMC”), which assets consist primarily of eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area and related healthcare facilities. The eight hospitals are DMC Children’s Hospital of Michigan, DMC Detroit Receiving Hospital, DMC Harper University Hospital, DMC Huron Valley-Sinai Hospital, DMC Hutzel Women’s Hospital, DMC Rehabilitation Institute of Michigan, DMC Sinai-Grace Hospital and DMC Surgery Hospital, with a combined 1,734 licensed beds. The cash purchase price for the acquired DMC assets paid at closing was $368.1 million and is included in Deposit for Acquisition on the accompanying condensed consolidated balance sheet at December 31, 2010. The purchase price was funded with cash on hand. Vanguard has not completed its preliminary purchase price allocation based upon its estimates of fair value of assets acquired and liabilities assumed at the acquisition date.

Vanguard acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds, certain other debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC (estimated at approximately $293.0 million as of September 30, 2010), which liability Vanguard expects to fund over 15 years after closing based upon current actuarial assumptions and estimates (which assumptions and assessments are subject to periodic adjustment). Vanguard also committed to spend $350.0 million during the five years subsequent to closing for the routine capital needs of the DMC facilities and an additional $500.0 million in capital expenditures during this same five-year period, which latter amount relates to a specific project list agreed to between the DMC board of representatives and Vanguard. To collateralize this commitment, concurrent with the closing of the transaction, Vanguard placed into escrow for the benefit of DMC a warrant certificate representing warrants in respect of 400,000 shares of Vanguard’s common stock (the “Warrant Shares”). The number of Warrant Shares outstanding is reduced proportionately as Vanguard expends capital or escrows cash related to its capital commitments.

Acquisition related expenses for DMC and other acquisitions were $5.0 million for the six months ended December 31, 2010 and are included in Other expenses on the accompanying condensed consolidated statements of operations.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	FAIR VALUE MEASUREMENTS

Fair value is determined using assumptions that market participants would use to determine the price of the asset or liability as opposed to measurements determined based upon information specific to the entity holding those assets and liabilities. To determine those market participant assumptions, Vanguard considered the guidance for fair value measurements and disclosures, the hierarchy of inputs that the entity must consider including both independent market data inputs and the entity’s own assumptions about the market participant assumptions. This hierarchy is summarized as follows.

Level 1	Unadjusted quoted prices in active markets for identical assets and liabilities.
Level 2	Directly or indirectly observable inputs, other than quoted prices included in Level 1. Level 2 inputs may include, among others, interest rates and yield curves observable at commonly quoted intervals, volatilities, loss severities, credit risks and other inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3	Unobservable inputs used when there is little, if any, market activity for the asset or liability at the measurement date. These inputs represent the entity’s own assumptions about the assumptions that market participants would use to price the asset or liability developed using the best information available.

Vanguard’s policy is to recognize transfers between levels as of the actual date of the event or change in circumstances that caused the transfer.

The following table summarizes Vanguard’s assets measured at fair value on a recurring basis as of December 31, 2010, aggregated by the fair value hierarchy level within which those measurements were made (in millions).

	Fair	Level 1	Level 2	Level 3
	Value	Inputs	Inputs	Inputs

Assets:
Investments in auction rate securities	$15.7	$—	$—	$15.7

The following table provides a reconciliation of the beginning and ending balances for the six months ended December 31, 2010 for those fair value measurements using significant Level 3 unobservable inputs (in millions).

	Balance at			Add Increase in
	June 30,		Realized loss	Fair Value,	Balance at
	2010	Redemptions	on redemptions	pre tax	December 31, 2010

Investments in auction rate securities	$19.8	$(7.0)	$(0.1)	$3.0	$15.7

Auction Rate Securities

As of December 31, 2010, Vanguard held $15.7 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in investments in auction rate securities on the accompanying condensed consolidated balance sheets. These ARS are accounted for as long-term available for sale securities. The par value of the remaining interest in ARS was $17.3 million at December 31, 2010. The ARS have maturity dates ranging from 2039 to 2043 and are guaranteed by the U.S. government at approximately 96%-98% of the principal and accrued interest under the Federal Family Education Loan Program or other similar programs. Due to the lack of market liquidity and other observable market inputs for these ARS, Vanguard utilized Level 3 inputs to estimate the $15.7 million fair value of these ARS. Valuations from forced liquidations or distressed sales are inconsistent with the definition of fair value set forth in the pertinent accounting guidance, which assumes an orderly market. For its valuation estimate, management

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

utilized a discounted cash flow analysis that included estimates of the timing of liquidation of these ARS and the impact of market risks on exit value. Vanguard does not currently intend to sell and does not believe it is more likely than not it will be required to sell these ARS prior to liquidity returning to the market and their fair value substantially recovering to par value.

Since the beginning of fiscal year 2008, Vanguard has recognized realized losses of approximately $0.7 million, $0.6 million of which related to a failed tender offer for $10 million principal amount of ARS during the quarter ended September 30, 2008 and $0.1 million of which related to a redemption of $6.2 million principal amount of ARS at 98% of par value during the quarter ended December 31, 2010. During this time, Vanguard also recognized temporary impairments of $1.1 million ($0.5 million, net of taxes). These temporary impairments are included in Accumulated Other Comprehensive Loss (“AOCL”) on the condensed consolidated balance sheets.

Cash and Cash Equivalents and Restricted Cash

The carrying amounts reported for cash and cash equivalents and restricted cash approximate fair value because of the short-term maturity of these instruments.

Accounts Receivable and Accounts Payable

The carrying amounts reported for accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments.

Long-Term Debt

The fair values of the 8.0% Notes and the 2010 term loan facility (both as defined in Note 7) as of December 31, 2010 were approximately $1,210.3 million and $817.0 million, respectively, based upon stated market prices. The fair values are subject to change as market conditions change.

4.	STOCK BASED COMPENSATION

Vanguard has a stock-based compensation plan, the 2004 Stock Incentive Plan (“the 2004 Stock Plan”), which, as amended, provides for the issuance of options, stock appreciation rights, restricted stock units or other stock-based awards in respect of Vanguard’s common stock. As of December 31, 2010, the 2004 Stock Plan allows the granting of stock-based awards for the issuance of up to 145,611 shares of the common stock of Vanguard to its employees and certain other grantees. As of December 31, 2010, Vanguard has issued only stock options and restricted stock units under the 2004 Stock Plan.

The stock options may be granted as Liquidity Event Options, Time Options or Performance Options at the discretion of the Board or a committee thereof. The Liquidity Event Options vest 100% at the eighth anniversary of the date of grant and have an exercise price per share as determined by the Board or a committee thereof. The Time Options vest 20% at each of the first five anniversaries of the date of grant and have an exercise price per share as determined by the Board or a committee thereof. The Performance Options vest 20% at each of the first five anniversaries of the date of grant and, as of December 31, 2010, have an exercise price equal to $2,599.53 per share or as determined by the Board or a committee thereof. The Time Options and Performance Options immediately vest upon a change of control, while the Liquidity Event Options immediately vest only upon a qualifying Liquidity Event, as defined in the 2004 Plan. As of December 31, 2010, 109,328 options were outstanding under the 2004 Stock Plan.

The restricted stock units may be granted as Time Vesting Units or Liquidity Event Units. The Time Vesting Units vest 20% on each of the first five anniversaries of the date of grant, while the Liquidity Event Units vest on the eighth anniversary of the date of grant subject to accelerated vesting upon the occurrence of a qualifying Liquidity Event. Upon a change of control, all Time Vesting Units fully vest, and Liquidity Event Units fully vest if the change in control constitutes a Liquidity Event. As of December 31, 2010, 4,408 restricted stock units were outstanding under the 2004 Stock Plan.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Vanguard recognized salaries and benefits expense related to the 2004 Stock Plan of $1.0 million, $1.7 million, $2.9 million and $2.9 million, during the three and six months ended December 31, 2009 and 2010, respectively.

5.	IMPAIRMENT OF LONG-LIVED ASSET

During the three months ended December 31, 2010, Vanguard determined that a $0.9 million ($0.6 million net of taxes) impairment charge was necessary to write-down the book value of real property associated with a hospital that is being replaced in its Texas market to fair value.

6.	GOODWILL AND INTANGIBLE ASSETS

The following table provides information regarding the intangible assets, including deferred loan costs, included on the accompanying condensed consolidated balance sheets as of June 30, 2010 and December 31, 2010 (in millions).

	Gross Carrying Amount		Accumulated Amortization
Class of Intangible Asset	June 30, 2010	December 31, 2010	June 30, 2010	December 31, 2010

Amortized intangible assets:
Deferred loan costs	$39.1	$44.5	$1.9	$4.4
Contracts	31.4	31.4	18.0	19.6
Physician income and other guarantees	31.1	33.3	25.0	27.5
Other	8.8	9.9	2.7	3.1

Subtotal	110.4	119.1	47.6	54.6
Indefinite-lived intangible assets:
License and accreditation	3.2	3.2	—	—

Total	$113.6	$122.3	$47.6	$54.6

Amortization expense for contract-based intangibles and other intangible assets during the six month period ended December 31, 2009 and 2010 was approximately $2.8 million and $2.0 million, respectively.

Amortization of deferred loan costs of $1.5 million, $1.3 million, $2.9 million and $2.5 million during the three and six month periods ended December 31, 2009 and 2010, respectively, is included in net interest. Vanguard capitalized approximately $5.4 million of additional deferred loan costs during the six months ended December 31, 2010 associated with the additional $225.0 million of 8.0% senior unsecured notes issued in July 2010 (See Note 7). Amortization of physician income and other guarantees of $3.6 million and $2.5 million for the six month periods ended December 31, 2009 and 2010, respectively, is included in purchased services or other operating expenses.

During the three months ended December 31, 2010, goodwill decreased by $7.0 million related to the acute care services segment. Approximately $8.1 million of the decrease during the quarter ended December 31, 2010 related to the finalization of the purchase price allocation for the Resurrection Facilities, and the approximate $1.1 million difference related to an increase in goodwill for the Arizona Heart acquisition.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	FINANCING ARRANGEMENTS

A summary of Vanguard’s long-term debt as of June 30, 2010 and December 31, 2010 follows (in millions).

	June 30,	December 31,
	2010	2010

8.0% Senior Unsecured Notes	$937.0	$1,154.9
Term loans payable under credit facility due 2016	815.0	810.9
Capital leases—varying maturity dates	—	1.7

	1,752.0	1,967.5
Less: current maturities	(8.2)	(8.3)

	$1,743.8	$1,959.2

8.0% Notes

On January 29, 2010, Vanguard completed a comprehensive refinancing plan (the “Refinancing”). In connection with the Refinancing on January 29, 2010, two of Vanguard’s wholly owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. (collectively, the “Issuers”), completed a private placement of $950.0 million ($936.3 million cash proceeds) 8% Senior Unsecured Notes due February 1, 2018 (“8.0% Notes”). Interest on the 8.0% Notes is payable semi-annually in August and February of each year. The 8.0% Notes are unsecured general obligations of the Issuers and rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Issuers. The $13.7 million discount is accreted to par over the term of the 8.0% Notes. All payments on the 8.0% Notes are guaranteed jointly and severally on a senior unsecured basis by Vanguard and its domestic subsidiaries, other than those subsidiaries that do not guarantee the obligations of the borrowers under the 2010 credit facilities (as defined below).

On or after February 1, 2014, the Issuers may redeem all or part of the 8.0% Notes at various redemption prices given the date of redemption as set forth in the indenture governing the 8.0% Notes. In addition, the Issuers may redeem up to 35% of the 8.0% Notes prior to February 1, 2013 with the net cash proceeds from certain equity offerings at a price equal to 108% of their principal amount, plus accrued and unpaid interest. The Issuers may also redeem some or all of the 8.0% Notes before February 1, 2014 at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole” premium and accrued and unpaid interest.

On May 7, 2010, the Issuers exchanged substantially all of its outstanding 8.0% Notes for new 8.0% senior unsecured notes with identical terms and conditions, except that the exchange notes were registered under the Securities Act of 1933. Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the Securities and Exchange Commission on March 3, 2010, that became effective on April 1, 2010.

On July 14, 2010, the Issuers entered into a Second Supplemental Indenture, under which the Issuers co-issued (the “Add-on Notes Offering”) $225.0 million ($216.6 million cash proceeds) aggregate principal amount of 8.0% Senior Notes due 2018 (the “Add-on Notes”), which are guaranteed on a senior unsecured basis by Vanguard, Vanguard Health Holding Company I, LLC and certain restricted subsidiaries of VHS Holdco II. The Add-on Notes Offering was made under the indenture governing the 8.0% Notes that were issued on January 29, 2010 as part of the Refinancing. The Add-on Notes were issued at an offering price of 96.25% plus accrued interest, if any, from January 29, 2010. The discount of $8.4 million is accreted to par over the remaining term of the Add-on Notes. The proceeds from the Add-on Notes were used to finance, in

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

part, Vanguard’s acquisition of substantially all the assets of DMC and to pay fees and expenses incurred in connection with the foregoing.

Credit Facility Debt

In connection with the Refinancing on January 29, 2010, two of Vanguard’s wholly owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. (collectively, the “Co-borrowers”), entered into new senior secured credit facilities (the “2010 credit facilities”) with various lenders and Bank of America, N.A. as administrative agent, and repaid all amounts outstanding under the previous credit facility. The 2010 credit facilities include a six-year term loan facility (the “2010 term loan facility”) in the aggregate principal amount of $815.0 million and a five-year $260.0 million revolving credit facility (the “2010 revolving facility”).

In addition, subject to the receipt of commitments by existing lenders or other financial institutions and the satisfaction of certain other conditions, the Co-borrowers may request an incremental term loan facility to be added to the 2010 term loan facility. The Co-borrowers may also seek to increase the borrowing availability under the 2010 revolving facility to an amount larger than $260.0 million, subject to the receipt of commitments by existing lenders or other financial institutions for such increased revolving capacity and the satisfaction of other conditions. Vanguard’s remaining borrowing capacity under the 2010 revolving facility, net of letters of credit outstanding, was $222.9 million as of December 31, 2010.

The 2010 term loan facility bears interest at a rate equal to, at Vanguard’s option, LIBOR (subject to a 1.50% floor) plus 3.50% per annum or a base rate plus 2.50% per annum. The interest rate applicable to the 2010 term loan facility was approximately 5.0% as of December 31, 2010. Vanguard also makes quarterly principal payments equal to one-fourth of one percent of the outstanding principal balance of the 2010 term loan facility and will continue to make such payments until maturity of the term debt.

Any future borrowings under the 2010 revolving facility will bear interest at a rate equal to, at Vanguard’s option, LIBOR plus 3.50% per annum or a base rate plus 2.50% per annum, both of which are subject to a decrease of up to 0.25% dependent upon Vanguard’s consolidated leverage ratio. Vanguard may utilize the 2010 revolving facility to issue up to $100.0 million of letters of credit ($37.1 million of which were outstanding at December 31, 2010). Vanguard also pays a commitment fee to the lenders under the 2010 revolving facility in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum. Vanguard also pays customary letter of credit fees under this facility.

The 2010 credit facilities contain numerous covenants that restrict Vanguard or its subsidiaries from completing certain transactions and also include limitations on capital expenditures, a minimum interest coverage ratio requirement and a maximum leverage ratio requirement. Vanguard was in compliance with each of these debt covenants as of December 31, 2010. Obligations under the credit agreement are unconditionally guaranteed by Vanguard and Vanguard Health Holding Company I, LLC (“VHS Holdco I”) and, subject to certain exceptions, each of VHS Holdco I’s wholly-owned domestic subsidiaries (the “U.S. Guarantors”). Obligations under the credit agreement are also secured by substantially all of the assets of Vanguard Health Holding Company II, LLC (“VHS Holdco II”) and the U.S. Guarantors including a pledge of 100% of the membership interests of VHS Holdco II, 100% of the capital stock of substantially all U.S. Guarantors (other than VHS Holdco I) and 65% of the capital stock of each of VHS Holdco II’s non-U.S. subsidiaries that are directly owned by VHS Holdco II or one of the U.S. Guarantors and a security interest in substantially all tangible and intangible assets of VHS Holdco II and each U.S. Guarantor. See Note 14 for subsequent developments related to additional unsecured debt offerings.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future Maturities

The aggregate annual principal payments of long-term debt, excluding capital leases, for each of the next five fiscal years and thereafter are as follows: 2011—$8.2 million; 2012—$8.1 million; 2013—$8.1 million; 2014—$8.1 million; 2015—$8.1 million and $1,945.3 million thereafter.

8.	INCOME TAXES

Significant components of the provision for income taxes from continuing operations are as follows (in millions).

	Six Months Ended December 31,
	2009	2010

Current:
Federal	$5.1	$0.8
State	0.9	0.8

Total current	6.0	1.6
Deferred:
Federal	(8.0)	1.6
State	(1.6)	(0.5)

Total deferred	(9.6)	1.1
Change in valuation allowance	1.9	4.6

Total income tax expense (benefit)	$(1.7)	$7.3

As of December 31, 2010, Vanguard had generated net operating loss (“NOL”) carryforwards for federal income tax and state income tax purposes of approximately $134.0 million and $668.0 million, respectively. The remaining federal and state NOL carryforwards expire from 2020 to 2031 and 2011 to 2031, respectively.

Income tax expense in the quarter ended December 31, 2010 included the impact of establishing a $5.5 million valuation allowance for unitary state net operating loss carryforwards during the quarter. Given the magnitude of Vanguard’s valuation allowance, Vanguard’s future income/losses could result in a significant adjustment to this valuation allowance.

Vanguard assesses the realization of deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, Vanguard determines whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The main factors considered include:

•	Cumulative losses in recent years;

•	Income/losses expected in future years;

•	Unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels;

•	The availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits;

•	The carryforward period associated with the deferred tax assets and liabilities; and

•	Prudent and feasible tax-planning strategies.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Through the first quarter of fiscal 2011, Vanguard concluded that it was more likely than not that the unitary state net operating loss deferred tax assets were realizable. However, Vanguard determined that it was appropriate to record a valuation allowance after considering and weighing all evidence during the second quarter of 2011. The negative factors of having pretax unitary state losses for the two consecutive years ended June 30, 2010, and a cumulative pretax unitary state loss through the second quarter of the current fiscal year, together with the possibility of unitary state losses in early future years, imposed a high standard for compelling objective positive evidence to exist in order to overcome the negative factors indicating that the unitary state net operating loss carryforwards may expire before being utilized. We established the valuation allowance as a result of lower forecasted pre-tax income attributable to a significant increase in forecasted interest expense, decreased apportioned income to Vanguard’s existing unitary states as a result of the DMC acquisition and due to recently enacted Illinois legislation that suspended net operating loss deductions for four years.

Vanguard’s U.S. federal income tax returns for tax years 2006 and subsequent years remain subject to examination by the Internal Revenue Service.

9.	COMPREHENSIVE INCOME

Comprehensive income consists of two components: net income (loss) attributable to Vanguard Health Systems, Inc. stockholders and other comprehensive income. Other comprehensive income refers to revenues, expenses, gains and losses that under the guidance related to accounting for comprehensive income are recorded as elements of equity but are excluded from net income (loss) attributable to Vanguard Health Systems, Inc. stockholders. The following table presents the components of comprehensive income, net of taxes, for the three and six month periods ended December 31, 2009 and 2010 (in millions).

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2010	2009	2010

Net income (loss) attributable to Vanguard Health
Systems, Inc. stockholders	$(20.7)	$(5.0)	$(19.2)	$(3.8)
Change in fair value of interest rate swap	2.6	—	4.3	—
Change in fair value of auction rate securities	—	3.0	—	3.0
Change in income tax expense	(1.0)	(1.1)	(1.6)	(1.1)
Net income attributable to non-controlling interests	0.8	0.8	1.7	1.8

Comprehensive income (loss)	$(18.3)	$(2.3)	$(14.8)	$(0.1)

The components of accumulated other comprehensive loss, net of taxes, as of June 30, 2010 and December 31, 2010 are as follows (in millions).

	June 30,	December 31,
	2010	2010

Unrealized holding loss on investments in auction rate securities	$(4.1)	$(1.1)
Income tax benefit	1.6	0.5

Accumulated other comprehensive loss	$(2.5)	$(0.6)

10.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) issued ASU No. 2010-29, “Business Combinations” (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. ASU 2010-29 clarifies that, if a reporting entity

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

presents comparative financial statements, the pro forma revenue and earnings of the combined entity should be reported as though the business combinations that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. The ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. ASU No. 2010-29 is effective for Vanguard’s fiscal year beginning July 1, 2011, with early adoption permitted, and is an accounting principle which clarifies disclosure requirements, and is not expected to significantly impact Vanguard’s financial position, results of operations or cash flows.

In December 2010, the FASB issued ASU No. 2010-28, “Intangibles—Goodwill and Other” (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. ASU 2010-28 requires Step 2 of the impairment test be performed in circumstances where the carrying amount of a reporting unit is zero or negative and there are qualitative factors that indicate it is more likely than not that a goodwill impairment exists. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. ASU 2010-28 is not expected to significantly impact Vanguard’s financial position, results of operations or cash flows.

In October 2010, the FASB issued ASU No. 2010-26, “Financial Services—Insurance” (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. ASU 2010-26 provides guidance on accounting for deferred policy acquisition costs of internal replacements of insurance and investment contracts. The amendments in this ASU specify that certain costs incurred in the successful acquisition of new and renewal contracts should be capitalized. Those costs include incremental direct costs of contract acquisition that result directly from and are essential to the contract transaction(s) and would not have been incurred by the insurance entity had the contract transaction(s) not occurred. ASU 2010-26 is effective for Vanguard’s fiscal year beginning July 1, 2012, with early adoption permitted, and is not expected to significantly impact Vanguard’s financial position, results of operations or cash flows.

In August 2010, the FASB issued ASU No. 2010-23, “Health Care Entities” (Topic 954): Measuring Charity Care for Disclosure. Due to the lack of comparability existing due to the use of either revenue or cost as the basis for disclosure of charity care, this ASU standardizes cost as the basis for charity care disclosures and specifies the elements of cost to be used in charity care disclosures. ASU 2010-23 is effective for Vanguard’s fiscal year beginning July 1, 2011 and is not expected to significantly impact Vanguard’s financial position, results of operations or cash flows although additional disclosures may be required.

Also in August 2010, the FASB issued ASU No. 2010-24, “Health Care Entities” (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries. This ASU eliminates the practice of netting claim liabilities with expected related insurance recoveries for balance sheet presentation. Claim liabilities are to be determined with no regard for recoveries and presented gross. Expected recoveries are presented separately. ASU 2010-24 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Vanguard is currently evaluating the impact that this guidance will have on Vanguard’s financial position, results of operations and cash flows.

11.	SEGMENT INFORMATION

Vanguard’s acute care hospitals and related healthcare businesses are similar in their activities and the economic environments in which they operate (i.e. urban markets). Accordingly, Vanguard’s reportable operating segments consist of 1) acute care hospitals and related healthcare businesses, collectively, and 2) health plans consisting of MacNeal Health Plan, a contracting entity for outpatient services provided by MacNeal Hospital and Weiss Memorial Hospital and participating physicians in the Chicago area, Phoenix Health Plan (“PHP”), a Medicaid managed health plan operating in Arizona, and Abrazo Advantage Health Plan, a Medicare and Medicaid dual eligible managed health plan operating in Arizona. The following tables provide unaudited condensed financial information by operating segment for the three and six month periods

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ended December 31, 2009 and 2010, including a reconciliation of Segment EBITDA to income (loss) from continuing operations before income taxes (in millions).

	Three Months Ended December 31, 2009
	Acute Care	Health
	Services	Plans	Eliminations	Consolidated

Patient service revenues(1)	$628.2	$—	$—	$628.2
Premium revenues	—	212.3	—	212.3
Intersegment revenues	10.4	—	(10.4)	—

Total revenues	638.6	212.3	(10.4)	840.5
Salaries and benefits (excludes stock compensation)	313.6	8.3	—	321.9
Health plan claims expense(1)	—	170.8	—	170.8
Supplies	114.5	0.1	—	114.6
Provision for doubtful accounts	35.0	—	—	35.0
Other operating expenses-external	105.9	8.0	—	113.9
Operating expenses-intersegment	—	10.4	(10.4)	—

Total operating expenses	569.0	197.6	(10.4)	756.2

Segment EBITDA(2)	69.6	14.7	—	84.3
Less:
Interest, net	27.7	(0.1)	—	27.6
Depreciation and amortization	32.8	1.2	—	34.0
Equity method income	(0.3)	—	—	(0.3)
Stock compensation	1.0	—	—	1.0
Impairment loss	43.1	—	—	43.1
Loss on disposal of assets	0.4	—	—	0.4
Monitoring fees and expenses	1.4	—	—	1.4

Income (loss) from continuing operations before income taxes	$(36.5)	$13.6	$—	$(22.9)

Capital expenditures	$34.2	$0.4	$—	$34.6

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized and unrealized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment losses and pension expense. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally,

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

	Three Months Ended December 31, 2010
	Acute Care	Health
	Services	Plans	Eliminations	Consolidated

Patient service revenues(1)	$748.8	$—	$—	$748.8
Premium revenues	—	211.8	—	211.8
Intersegment revenues	11.0	—	(11.0)	—

Total revenues	759.8	211.8	(11.0)	960.6
Salaries and benefits (excludes stock compensation)	365.5	8.3	—	373.8
Health plan claims expense(1)	—	164.8	—	164.8
Supplies	133.4	0.1	—	133.5
Provision for doubtful accounts	51.2	—	—	51.2
Other operating expenses-external	140.7	10.2	—	150.9
Operating expenses-intersegment	—	11.0	(11.0)	—

Total operating expenses	690.8	194.4	(11.0)	874.2

Segment EBITDA(2)	69.0	17.4	—	86.4
Less:
Interest, net	36.0	(0.9)	—	35.1
Depreciation and amortization	37.5	1.1	—	38.6
Equity method income	(0.3)	—	—	(0.3)
Stock compensation	1.7	—	—	1.7
Loss on disposal of assets	0.1	—	—	0.1
Monitoring fees and expenses	1.1	—	—	1.1
Realized loss on investments	0.1	—	—	0.1
Acquisition related expenses	1.3	—	—	1.3
Impairment loss	0.9	—	—	0.9

Income (loss) from continuing operations before income taxes	$(9.4)	$17.2	$—	$7.8

Capital expenditures	$34.7	$0.1	$—	$34.8

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized and unrealized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment losses and pension expense. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

	Six Months Ended December 31 2009
	Acute Care	Health
	Services	Plans	Eliminations	Consolidated

Patient service revenues(1)	$1,243.8	$—	$—	$1,243.8
Premium revenues	—	416.6	—	416.6
Intersegment revenues	21.0	—	(21.0)	—

Total revenues	1,264.8	416.6	(21.0)	1,660.4
Salaries and benefits (excludes stock compensation)	615.9	16.8	—	632.7
Health plan claims expense(1)	—	331.8	—	331.8
Supplies	225.3	0.1	—	225.4
Provision for doubtful accounts	72.2	—	—	72.2
Other operating expenses-external	227.3	17.8	—	245.1
Operating expenses-intersegment	—	21.0	(21.0)	—

Total operating expenses	1,140.7	387.5	(21.0)	1,507.2

Segment EBITDA(2)	124.1	29.1	—	153.2
Less:
Interest, net	55.1	(0.3)	—	54.8
Depreciation and amortization	65.4	2.2	—	67.6
Equity method income	(0.5)	—	—	(0.5)
Stock compensation	2.9	—	—	2.9
Impairment loss	43.1	—	—	43.1
Loss on disposal of assets	0.4	—	—	0.4
Monitoring fees and expenses	2.7	—	—	2.7

Income (loss) from continuing operations before income taxes	$(45.0)	$27.2	$—	$(17.8)

Segment assets	$2,559.9	$199.7	$—	$2,759.6

Capital expenditures	$68.0	$0.4	$—	$68.4

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized and unrealized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment losses and pension expense. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Six Months Ended December 31, 2010
	Acute Care	Health
	Services	Plans	Eliminations	Consolidated

Patient service revenues(1)	$1,442.1	$—	$—	$1,442.1
Premium revenues	—	432.4	—	432.4
Intersegment revenues	21.8	—	(21.8)	—

Total revenues	1,463.9	432.4	(21.8)	1,874.5
Salaries and benefits (excludes stock compensation)	710.9	16.5	—	727.4
Health plan claims expense(1)	—	338.9	—	338.9
Supplies	254.4	0.1	—	254.5
Provision for doubtful accounts	103.0	—	—	103.0
Other operating expenses-external	265.9	20.7	—	286.6
Operating expenses-intersegment	—	21.8	(21.8)	—

Total operating expenses	1,334.2	398.0	(21.8)	1,710.4

Segment EBITDA(2)	129.7	34.4	—	164.1
Less:
Interest, net	71.1	(1.2)	—	69.9
Depreciation and amortization	73.6	2.2	—	75.8
Equity method income	(0.6)	—	—	(0.6)
Stock compensation	2.9	—	—	2.9
Loss on disposal of assets	0.1	—	—	0.1
Monitoring fees and expenses	2.5	—	—	2.5
Realized loss on investments	0.1	—	—	0.1
Acquisition related expenses	5.0	—	—	5.0
Impairment loss	0.9	—	—	0.9

Income (loss) from continuing operations before income taxes	$(25.9)	$33.4	$—	$7.5

Segment assets	$2,816.6	$158.7	$—	$2,975.3

Capital expenditures	$79.3	$0.1	$—	$79.4

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized and unrealized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment losses and pension expense. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

segments. Management believes that Segment EBITDA provides useful information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

12.	CONTINGENCIES AND HEALTHCARE REGULATION

Contingencies

Vanguard is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters is not expected to have a material adverse effect on Vanguard’s financial position or results of operations, except for the new implantable cardioverter defibrillator matter as discussed below under “Governmental Regulation.”

Capital Expenditure Commitments

Earlier in calendar 2010, Vanguard entered into a $56.4 million agreement for the construction of a replacement facility for one of its hospitals in San Antonio, Texas. Vanguard expects to spend a total of $86.2 million, including costs to equip, to complete the project and expects the new facility to open during the last quarter of its fiscal year 2011. Through December 31, 2010, Vanguard had spent approximately $40.1 million, of the total budgeted $86.2 million, related to this replacement facility. As of December 31, 2010, Vanguard estimated its remaining commitments to complete all capital projects in process to be approximately $57.2 million.

Professional and General Liability Insurance

Given the nature of its operating environment, Vanguard is subject to professional and general liability claims and related lawsuits in the ordinary course of business. Vanguard maintains professional and general liability insurance with unrelated commercial insurance carriers to provide for losses up to $65.0 million in excess of its self-insured retention (such self-insured retention maintained through Vanguard’s captive insurance subsidiary and/or another of its subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for its Illinois hospitals subsequent to June 30, 2010. Vanguard self-insures its workers compensation claims up to $1.0 million per claim and purchases excess insurance coverage for claims exceeding $1.0 million. During the six months ended December 31, 2010, Vanguard reduced its professional and general liability reserve by $0.5 million and reduced its workers compensation reserve by $1.7 million for changes in claims development related to prior years.

Patient Service Revenues

Settlements under reimbursement agreements with third party payers are estimated during the period the related services are provided, but final settlements are typically not known until future periods. There is at least a reasonable possibility that recorded estimates will change by a material amount when final settlements are known. Differences between original estimates and subsequent revisions (including final settlements) are included in the condensed consolidated income statements in the period in which the revisions are made. Management believes that adequate provision has been made for adjustments that may result from final determination of amounts earned under the Medicare and Medicaid programs and other managed care plans with settlement provisions. Net adjustments for final third party settlements positively impacted Vanguard’s income (loss) from continuing operations before income taxes by $4.5 million and $4.7 million for the three months ended December 31, 2009 and 2010 and by $4.5 million and $5.4 million for the six months ended December 31, 2009 and 2010, respectively. Vanguard recorded $20.7 million and $22.2 million of charity care deductions during the three months ended December 31, 2009 and 2010, respectively. Vanguard recorded

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$43.2 million and $42.8 million of charity care deductions during the six months ended December 31, 2009 and 2010, respectively.

Governmental Regulation

Laws and regulations governing the Medicare, Medicaid and other federal healthcare programs are complex and subject to interpretation. Vanguard’s management believes that it is in compliance with all applicable laws and regulations in all material respects. However, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare, Medicaid and other federal healthcare programs.

In September 2010, Vanguard received a letter, which was signed jointly by an Assistant United States Attorney in the Southern District of Florida and an attorney from the Department of Justice (“DOJ”) Civil Division. This letter stated that the DOJ is conducting an investigation to determine whether or not certain hospitals have submitted claims for payment for the implantation of implantable cardioverter defibrillators (“ICDs”) that were not medically indicated or otherwise violated Medicare payment policy. The letter also noted that the investigation covers the time period commencing with Medicare’s expansion of coverage of ICDs in 2003 through the present time, and that the DOJ’s preliminary but continuing review indicates that many of Vanguard’s hospitals may have submitted claims for ICDs and related services that were excluded from coverage. Upon receipt of this letter, Vanguard immediately took steps to preserve all records and information pertaining or related to ICDs. DMC received a similar letter from the DOJ in respect of ICDs in December 2010. Vanguard and DMC are working cooperatively with the DOJ to identify potential Medicare claims that should not have been billed for these excluded services. Vanguard intends to continue to cooperate with the DOJ with respect to both the claims of its existing hospitals at December 31, 2010 and those of DMC, which Vanguard acquired effective January 1, 2011. To date, the DOJ has not asserted any specific claim of damages against any of Vanguard’s hospitals or any of the DMC hospitals. Because this investigation is in its early stages, Vanguard is unable to predict its timing or outcome at this time. However, Vanguard understands that this investigation is being conducted under the False Claims Act (“FCA”), which could expose Vanguard to the FCA’s treble damages provision should the DOJ’s initial analysis of Vanguard’s ICD claims be substantiated. Such damages could materially adversely impact Vanguard’s financial position, results of operations and cash flows. Vanguard is not aware of any material regulatory proceeding or investigation underway or threatened involving allegations of potential wrongdoing, except for this ICD matter.

Reimbursement

Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of Vanguard’s management, adequate provision has been made for any adjustments that may result from such reviews.

Laws and regulations governing Medicare, Medicaid and the other federal healthcare programs are complex and subject to interpretation. Vanguard’s management believes that it is in compliance with all applicable laws and regulations in all material respects and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing related to Medicare and Medicaid programs, except for the new implantable cardioverter defibrillator matter discussed above. Moreover, Vanguard’s compliance with such laws and regulations is subject to future government review and interpretation. Non-compliance with such laws and regulations could result in significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal healthcare programs.

Acquisitions

Vanguard has acquired and expects to continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

referral laws. Although Vanguard institutes policies designed to conform practices to its standards following the completion of its acquisitions, there can be no assurance that it will not become liable for past activities of prior owners that may later be asserted to be improper by private plaintiffs or government agencies. Although Vanguard generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

Guarantees

Physician Guarantees

In the normal course of its business, Vanguard enters into physician relocation agreements under which it guarantees minimum monthly income, revenues or collections or guarantees reimbursement of expenses up to maximum limits to physicians during a specified period of time (typically, 12 months to 24 months). In return for the guarantee payments, the physicians are required to practice in the community for a stated period of time (typically 3 to 4 years) or else return the guarantee payments to Vanguard. Vanguard records a liability at fair value for all guarantees entered into on or after January 1, 2006. Vanguard determines this liability and an offsetting intangible asset by calculating an estimate of expected payments to be made over the guarantee period. Vanguard reduces the liability as it makes guarantee payments and amortizes the intangible asset over the term of the physicians’ relocation agreements. Vanguard also estimates the fair value of liabilities and offsetting intangible assets related to payment guarantees for physician service agreements for which no repayment provisions exist. As of December 31, 2010, Vanguard had a net intangible asset of $5.8 million and a remaining liability of $2.9 million related to these physician income and service guarantees. The maximum amount of Vanguard’s unpaid physician income and service guarantees as of December 31, 2010 was approximately $4.3 million.

Other Guarantees

As part of its contract with the Arizona Health Care Cost Containment System, one of Vanguard’s health plans, PHP, is required to maintain a performance guarantee, the amount of which is based upon PHP’s membership and capitation premiums received. As of December 31, 2010, Vanguard maintained this performance guarantee in the form of $55.0 million of surety bonds with independent third party insurers collateralized by letters of credit of approximately $5.0 million.

13.	FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES

Vanguard conducts substantially all of its business through its subsidiaries. Most of Vanguard’s subsidiaries had jointly and severally guaranteed Vanguard’s previously outstanding 9.0% senior notes on a subordinated basis and currently jointly and severally guarantee the 8.0% Notes. Certain of Vanguard’s other consolidated wholly-owned and non wholly-owned entities did not guarantee the previously outstanding 9.0% senior subordinated notes and currently do not guarantee the 8.0% Notes in conformity with the provisions of the indentures governing those notes and do not guarantee the 2010 credit facilities in conformity with the provisions thereof. The condensed consolidating financial information for the parent company, the issuers of the senior notes and term debt, the issuers of the previously outstanding 11.25% senior discount notes, the subsidiary guarantors, the non-guarantor subsidiaries, certain eliminations and consolidated Vanguard as of June 30, 2010 and December 31, 2010 and for the three and six months ended December 31, 2009 and 2010 follows.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Balance Sheets
June 30, 2010

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$198.6	$59.0	$—	$257.6
Restricted cash	—	—	—	0.6	1.7	—	2.3
Accounts receivable, net	—	—	—	249.4	21.0	—	270.4
Inventories	—	—	—	46.0	3.6	—	49.6
Prepaid expenses and other current assets	—	—	—	62.5	85.9	(7.3)	141.1

Total current assets	—	—	—	557.1	171.2	(7.3)	721.0
Property, plant and equipment, net	—	—	—	1,147.3	56.5	—	1,203.8
Goodwill	—	—	—	564.3	84.8	—	649.1
Intangible assets, net	—	37.2	—	14.8	14.0	—	66.0
Investments in consolidated subsidiaries	608.8	—	—	—	—	(608.8)	—
Investments in auction rate securities	—	—	—	—	19.8	—	19.8
Other assets	—	—	—	69.7	0.2	—	69.9

Total assets	$608.8	$37.2	$—	$2,353.2	$346.5	$(616.1)	$2,729.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$158.2	$36.6	$—	$194.8
Accrued expenses and other current liabilities	—	41.4	—	212.9	158.7	—	413.0
Current maturities of long-term debt	—	8.2	—	(0.2)	0.2	—	8.2

Total current liabilities	—	49.6	—	370.9	195.5	—	616.0
Other liabilities	—	—	—	70.3	52.2	(7.3)	115.2
Long-term debt, less current maturities	—	1,743.8	—	—	—	—	1,743.8
Intercompany	354.2	(1,052.4)	—	1,177.0	(182.0)	(296.8)	—
Total equity (deficit)	254.6	(703.8)	—	735.0	280.8	(312.0)	254.6

Total liabilities and equity	$608.8	$37.2	$—	$2,353.2	$346.5	$(616.1)	$2,729.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Balance Sheets
December 31, 2010

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
				(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$19.8	$38.5	$—	$58.3
Restricted cash	—	—	—	1.3	1.7	—	3.0
Accounts receivable, net	—	—	—	285.5	36.0	—	321.5
Inventories	—	—	—	52.7	3.9	—	56.6
Prepaid expenses and other current assets	0.1	—	—	95.5	9.6	(3.6)	101.6

Total current assets	0.1	—	—	454.8	89.7	(3.6)	541.0
Property, plant and equipment, net	—	—	—	1,209.9	54.6	—	1,264.5
Goodwill	—	—	—	565.4	84.8	—	650.2
Intangible assets, net	—	40.2	—	15.1	12.4	—	67.7
Investments in consolidated subsidiaries	608.8	—	—	—	—	(608.8)	—
Investments in auction rate securities	—	—	—	—	15.7	—	15.7
Deposit for acquisition	—	—	—	368.1	—	—	368.1
Other assets	—	—	—	67.9	0.2	—	68.1

Total assets	$608.9	$40.2	$—	$2,681.2	$257.4	$(612.4)	$2,975.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$162.4	$24.9	$—	$187.3
Accrued expenses and other current liabilities	—	40.5	—	224.8	170.6	—	435.9
Current maturities of long-term debt	—	8.2	—	0.1	—	—	8.3

Total current liabilities	—	48.7	—	387.3	195.5	—	631.5
Other liabilities	—	—	—	86.9	45.9	(3.6)	129.2
Long-term debt, less current maturities	—	1,957.7	—	1.5	—	—	1,959.2
Intercompany	353.5	(1,189.8)	—	1,420.9	(280.1)	(304.5)	—
Total equity (deficit)	255.4	(776.4)	—	784.6	296.1	(304.3)	255.4

Total liabilities and equity	$608.9	$40.2	$—	$2,681.2	$257.4	$(612.4)	$2,975.3

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations
For the three months ended December 31, 2009

			Issuers of
		Issuers of	11.25%
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$589.7	$45.4	$(6.9)	$628.2
Premium revenues	—	—	—	15.2	204.9	(7.8)	212.3

Total revenues	—	—	—	604.9	250.3	(14.7)	840.5
Salaries and benefits	1.0	—	—	297.7	24.2	—	322.9
Health plan claims expense	—	—	—	8.2	169.5	(6.9)	170.8
Supplies	—	—	—	105.9	8.7	—	114.6
Provision for doubtful accounts	—	—	—	33.3	1.7	—	35.0
Purchased services	—	—	—	38.1	5.7	—	43.8
Other operating expenses	0.1	—	—	51.8	15.0	(7.8)	59.1
Rents and leases	—	—	—	9.2	1.8	—	11.0
Depreciation and amortization	—	—	—	31.0	3.0	—	34.0
Interest, net	—	22.3	6.3	(1.9)	0.9	—	27.6
Management fees	—	—	—	(4.2)	4.2	—	—
Impairment loss	—	—	—	43.1	—	—	43.1
Other	—	—	—	1.5	—	—	1.5

Total costs and expenses	1.1	22.3	6.3	613.7	234.7	(14.7)	863.4

Income (loss) from continuing operations before income taxes	(1.1)	(22.3)	(6.3)	(8.8)	15.6	—	(22.9)
Income tax benefit (expense)	3.8	—	—	—	(6.1)	6.1	3.8
Equity in earnings of subsidiaries	(23.4)	—	—	—	—	23.4	—

Income (loss) from continuing operations	(20.7)	(22.3)	(6.3)	(8.8)	9.5	29.5	(19.1)
Loss from discontinued operations, net of taxes	—	—	—	(0.8)	—	—	(0.8)

Net income (loss)	(20.7)	(22.3)	(6.3)	(9.6)	9.5	29.5	(19.9)
Less: Net income attributable to non- controlling interests	—	—	—	(0.8)	—	—	(0.8)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(20.7)	$(22.3)	$(6.3)	$(10.4)	$9.5	$29.5	$(20.7)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations
For the three months ended December 31, 2010

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$709.6	$46.9	$(7.7)	$748.8
Premium revenues	—	—	—	13.4	198.2	0.2	211.8

Total revenues	—	—	—	723.0	245.1	(7.5)	960.6
Salaries and benefits	1.7	—	—	348.1	25.7	—	375.5
Health plan claims expense	—	—	—	7.4	165.1	(7.7)	164.8
Supplies	—	—	—	125.5	8.0	—	133.5
Provision for doubtful accounts	—	—	—	48.9	2.3	—	51.2
Purchased services	—	—	—	55.5	7.0	—	62.5
Other operating expenses	—	—	—	64.8	11.7	0.2	76.7
Rents and leases	—	—	—	9.8	1.9	—	11.7
Depreciation and amortization	—	—	—	35.8	2.8	—	38.6
Interest, net	—	36.4	—	(2.3)	1.0	—	35.1
Impairment loss	—	—	—	0.9	—	—	0.9
Management fees	—	—	—	(4.1)	4.1	—	—
Other	—	—	—	2.3	—	—	2.3

Total costs and expenses	1.7	36.4	—	692.6	229.6	(7.5)	952.8

Income (loss) from continuing operations before income taxes	(1.7)	(36.4)	—	30.4	15.5	—	7.8
Income tax benefit (expense)	(9.7)	—	—	—	(5.9)	5.9	(9.7)
Equity in earnings of subsidiaries	6.4	—	—	—	—	(6.4)	—

Income (loss) from continuing operations	(5.0)	(36.4)	—	30.4	9.6	(0.5)	(1.9)
Loss from discontinued operations, net of taxes	—	—	—	(0.5)	(1.8)	—	(2.3)

Net income (loss)	(5.0)	(36.4)	—	29.9	7.8	(0.5)	(4.2)
Less: Net income attributable to non- controlling interests	—	—	—	(0.8)	—	—	(0.8)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(5.0)	$(36.4)	$—	$29.1	$7.8	$(0.5)	$(5.0)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations
For the six months ended December 31, 2009

			Issuers of
		Issuers of	11.25%
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$1,166.6	$90.6	$(13.4)	$1,243.8
Premium revenues	—	—	—	30.6	401.5	(15.5)	416.6

Total revenues	—	—	—	1,197.2	492.1	(28.9)	1,660.4
Salaries and benefits	2.9	—	—	584.4	48.3	—	635.6
Health plan claims expense	—	—	—	16.3	328.9	(13.4)	331.8
Supplies	—	—	—	208.2	17.2	—	225.4
Provision for doubtful accounts	—	—	—	68.1	4.1	—	72.2
Purchased services	—	—	—	79.5	11.0	—	90.5
Other operating expenses	0.1	—	—	115.6	32.5	(15.5)	132.7
Rents and leases	—	—	—	18.2	3.7	—	21.9
Depreciation and amortization	—	—	—	60.9	6.7	—	67.6
Interest, net	—	44.6	12.1	(3.5)	1.6	—	54.8
Management fees	—	—	—	(8.5)	8.5	—	—
Impairment loss	—	—	—	43.1	—	—	43.1
Other	—	—	—	2.6	—	—	2.6

Total costs and expenses	3.0	44.6	12.1	1,184.9	462.5	(28.9)	1,678.2

Income (loss) from continuing operations before income taxes	(3.0)	(44.6)	(12.1)	12.3	29.6	—	(17.8)
Income tax benefit (expense)	1.7	—	—	—	(10.4)	10.4	1.7
Equity in earnings of subsidiaries	(17.9)	—	—	—	—	17.9	—

Income (loss) from continuing operations	(19.2)	(44.6)	(12.1)	12.3	19.2	28.3	(16.1)
Loss from discontinued operations, net of taxes	—	—	—	(1.4)	—	—	(1.4)

Net income (loss)	(19.2)	(44.6)	(12.1)	10.9	19.2	28.3	(17.5)
Less: Net income attributable to non- controlling interests	—	—	—	(1.7)	—	—	(1.7)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(19.2)	$(44.6)	$(12.1)	$9.2	$19.2	$28.3	$(19.2)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations
For the six months ended December 31, 2010

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$1,362.1	$95.0	$(15.0)	$1,442.1
Premium revenues	—	—	—	28.2	404.9	(0.7)	432.4

Total revenues	—	—	—	1,390.3	499.9	(15.7)	1,874.5
Salaries and benefits	2.9	—	—	676.5	50.9	—	730.3
Health plan claims expense	—	—	—	15.3	338.6	(15.0)	338.9
Supplies	—	—	—	238.3	16.2	—	254.5
Provision for doubtful accounts	—	—	—	98.6	4.4	—	103.0
Purchased services	—	—	—	100.1	13.4	—	113.5
Other operating expenses	0.1	—	—	126.5	24.5	(0.7)	150.4
Rents and leases	—	—	—	19.0	3.7	—	22.7
Depreciation and amortization	—	—	—	70.1	5.7	—	75.8
Interest, net	—	72.6	—	(4.7)	2.0	—	69.9
Impairment loss	—	—	—	0.9	—	—	0.9
Management fees	—	—	—	(8.2)	8.2	—	—
Other	—	—	—	7.1	—	—	7.1

Total costs and expenses	3.0	72.6	—	1,339.5	467.6	(15.7)	1,867.0

Income (loss) from continuing operations before income taxes	(3.0)	(72.6)	—	50.8	32.3	—	7.5
Income tax benefit (expense)	(7.3)	—	—	—	(11.4)	11.4	(7.3)
Equity in earnings of subsidiaries	6.5	—	—	—	—	(6.5)	—

Income (loss) from continuing operations	(3.8)	(72.6)	—	50.8	20.9	4.9	0.2
Loss from discontinued operations, net of taxes	—	—	—	(0.4)	(1.8)	—	(2.2)

Net income (loss)	(3.8)	(72.6)	—	50.4	19.1	4.9	(2.0)
Less: Net income attributable to non- controlling interests	—	—	—	(1.8)	—	—	(1.8)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(3.8)	$(72.6)	$—	$48.6	$19.1	$4.9	$(3.8)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows
For the six months ended December 31, 2009

			Issuers of
		Issuers of	11.25%
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Operating activities:
Net income (loss)	$(19.2)	$(44.6)	$(12.1)	$10.9	$19.2	$28.3	$(17.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of taxes	—	—	—	1.4	—	—	1.4
Depreciation and amortization	—	—	—	60.9	6.7	—	67.6
Provision for doubtful accounts	—	—	—	68.1	4.1	—	72.2
Deferred income taxes	(7.7)	—	—	—	—	—	(7.7)
Amortization of loan costs	—	2.7	0.2	—	—	—	2.9
Accretion of principal on senior discount notes	—	—	5.8	—	—	—	5.8
Loss on disposal of fixed assets	—	—	—	0.4	—	—	0.4
Stock compensation	2.9	—	—	—	—	—	2.9
Impairment loss	—	—	—	43.1	—	—	43.1
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	17.9	—	—	—	—	(17.9)	—
Accounts receivable	—	—	—	(79.6)	(5.9)	—	(85.5)
Inventories	—	—	—	(1.6)	(0.2)	—	(1.8)
Prepaid expenses and other current assets	—	—	—	(3.9)	9.1	—	5.2
Accounts payable	—	—	—	13.5	7.1	—	20.6
Accrued expenses and other liabilities	6.1	(4.3)	6.1	36.0	7.8	(10.3)	41.4

Net cash provided by (used in) operating activities—continuing operations	—	(46.2)	—	149.2	47.9	0.1	151.0
Net cash used in operating activities—discontinued operations	—	—	—	(1.4)	—	—	(1.4)

Net cash provided by (used in) operating activities	—	(46.2)	—	147.8	47.9	0.1	149.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows
For the six months ended December 31, 2009
(Continued)

			Issuers of
		Issuers of	11.25%
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Investing activities:
Capital expenditures	$—	$—	$—	$(64.8)	$(3.6)	$—	$(68.4)
Acquisitions and related expenses	—	—	—	(1.5)	—	—	(1.5)
Proceeds from asset dispositions	—	—	—	1.4	—	—	1.4
Increase in restricted cash	—	—	—	(20.0)	—	—	(20.0)
Other	—	—	—	(0.3)	—	—	(0.3)

Net cash used in investing activities	—	—	—	(85.2)	(3.6)	—	(88.8)
Financing activities:
Payments of long-term debt	—	(3.8)	—	—	—	—	(3.8)
Financing portion of hedge interest payments	(5.4)	—	—	—	—	—	(5.4)
Cash provided by (used in) intercompany activity	5.4	50.0	—	26.1	(78.6)	(2.9)	—
Distributions paid to non-controlling interests and other	—	—	—	—	(4.6)	2.8	(1.8)

Net cash provided by (used in) financing activities	—	46.2	—	26.1	(83.2)	(0.1)	(11.0)

Net increase (decrease) in cash and cash equivalents	—	—	—	88.7	(38.9)	—	49.8
Cash and cash equivalents, beginning of period	—	—	—	168.3	139.9	—	308.2

Cash and cash equivalents, end of period	$—	$—	$—	$257.0	$101.0	$—	$358.0

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows
For the six months ended December 31, 2010

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Operating activities:
Net income (loss)	$(3.8)	$(72.6)	$—	$50.4	$19.1	$4.9	$(2.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of taxes	—	—	—	0.4	1.8	—	2.2
Depreciation and amortization	—	—	—	70.1	5.7	—	75.8
Provision for doubtful accounts	—	—	—	98.6	4.4	—	103.0
Deferred income taxes	5.7	—	—	—	—	—	5.7
Amortization of loan costs	—	2.5	—	—	—	—	2.5
Accretion of principal on senior discount notes	—	1.4	—	—	—	—	1.4
Loss on disposal of assets	—	—	—	0.1	—	—	0.1
Stock compensation	2.9	—	—	—	—	—	2.9
Impairment loss	—	—	—	0.9	—	—	0.9
Acquisition related expenses	—	—	—	5.0	—	—	5.0
Realized loss on investments	—	—	—	—	0.1	—	0.1
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	(6.5)	—	—	—	—	6.5	—
Accounts receivable	—	—	—	(120.2)	(19.3)	—	(139.5)
Inventories	—	—	—	(0.7)	(0.3)	—	(1.0)
Prepaid expenses and other current assets	—	—	—	(40.4)	73.3	—	32.9
Accounts payable	—	—	—	0.5	(11.7)	—	(11.2)
Accrued expenses and other liabilities	0.8	(0.9)	—	63.4	7.2	(20.0)	50.5

Net cash provided by (used in) operating activities—continuing operations	(0.9)	(69.6)	—	128.1	80.3	(8.6)	129.3
Net cash used in operating activities—discontinued operations	—	—	—	(0.4)	(1.8)	—	(2.2)

Net cash provided by (used in) operating activities	(0.9)	(69.6)	—	127.7	78.5	(8.6)	127.1

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows
For the six months ended December 31, 2010
(Continued)

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Investing activities:
Acquisitions and related expenses	$—	$—	$—	$(457.9)	$—	$—	$(457.9)
Capital expenditures	—	—	—	(77.2)	(2.2)	—	(79.4)
Proceeds from asset dispositions	—	—	—	0.1	—	—	0.1
Sales of auction rate securities	—	—	—	—	7.0	—	7.0
Other	—	—	—	(1.1)	—	—	(1.1)

Net cash provided by (used in) investing activities	—	—	—	(536.1)	4.8	—	(531.3)
Financing activities:
Payments of long-term debt and capital lease obligations	—	(4.1)	—	—	—	—	(4.1)
Proceeds from debt borrowings	—	216.6	—	—	—	—	216.6
Payments of refinancing costs and fees	—	(5.6)	—	—	—	—	(5.6)
Distributions	—	—	—	—	(4.8)	2.8	(2.0)
Cash provided by (used in) intercompany activity	0.9	(137.3)	—	229.6	(99.0)	5.8	—

Net cash provided by (used in) financing activities	0.9	69.6	—	229.6	(103.8)	8.6	204.9

Net decrease in cash and cash equivalents	—	—	—	(178.8)	(20.5)	—	(199.3)
Cash and cash equivalents, beginning of period	—	—	—	198.6	59.0	—	257.6

Cash and cash equivalents, end of period	$—	$—	$—	$19.8	$38.5	$—	$58.3

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.	SUBSEQUENT EVENT

On January 26, 2011, Vanguard’s wholly-owned subsidiaries, Vanguard Health Holding Company II, LLC (“VHS Holdco II”) and Vanguard Holding Company II, Inc. (together with VHS Holdco II, the “Senior Notes Issuers”), issued an aggregate principal amount of $350.0 million of senior notes due 2019 (the “Senior Notes”) and Vanguard issued its senior discount notes due 2016 with a stated principal amount at maturity of approximately $747.2 million generating approximately $444.7 million of gross proceeds (the “Senior Discount Notes”), each in a private placement. The Senior Notes Issuers’ obligations under the Senior Notes were fully and unconditionally guaranteed on a senior basis by Vanguard, Vanguard Health Holding Company I, LLC and certain subsidiaries of VHS Holdco II. The Senior Discount Notes were not guaranteed by any of Vanguard’s subsidiaries.

The Senior Notes bear interest at a rate of 7.750% per annum. Vanguard will pay cash interest semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2011. The Senior Notes mature on February 1, 2019. Vanguard intends to use the proceeds from the Senior Notes for general corporate purposes, including acquisitions, and to pay the related transaction fees and expenses of both notes offerings.

The Senior Discount Notes had an initial accreted value of $602.23 per $1,000 stated principal amount at maturity and were issued at a price of $595.08 per $1,000 stated principal amount at maturity. No cash interest will accrue on the Senior Discount Notes, but the Senior Discount Notes will accrete at a rate of 10.375% per annum, compounded semi-annually on February 1 and August 1 of each year, such that the accreted value will equal the stated principal amount at maturity on February 1, 2016. Vanguard used the proceeds from the offering of the Senior Discount Notes to pay a dividend to its equity holders.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Vanguard Health Systems, Inc. is responsible for the preparation, integrity and fair presentation of the consolidated financial statements appearing in our periodic filings with the Securities and Exchange Commission. The consolidated financial statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, accordingly, include certain amounts based on our best judgments and estimates.

Management is also responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) under the Securities and Exchange Act of 1934. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of our financial reporting in accordance with accounting principles generally accepted in the United States of America. Our internal control over financial reporting includes a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel including a dedicated Compliance department and a written Code of Business Conduct and Ethics adopted by our Board of Directors, applicable to all of our directors, officers and employees.

Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of company assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of company assets that could have a material effect on our financial statements would be prevented or detected in a timely manner. Because of its inherent limitations, including the possibility of human error and the circumvention or overriding of control procedures, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. Therefore, even those internal controls determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of June 30, 2010.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting because that requirement under Section 404 of the Sarbanes-Oxley Act of 2002 was permanently removed for non-accelerated filers like the Company pursuant to the provisions of Section 989G(a) set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted into federal law in July 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Vanguard Health Systems, Inc.

We have audited the accompanying consolidated balance sheets of Vanguard Health Systems, Inc. as of June 30, 2010 and 2009, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended June 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vanguard Health Systems, Inc. at June 30, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Nashville,Tennessee
August 26, 2010

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2009	2010
	(In millions, except share and per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$308.2	$257.6
Restricted cash	1.9	2.3
Accounts receivable, net of allowance for doubtful accounts of approximately
$121.5 and $75.6, respectively	275.3	270.4
Inventories	48.3	49.6
Deferred tax assets	29.6	21.9
Prepaid expenses and other current assets	68.4	119.2

Total current assets	731.7	721.0
Property, plant and equipment, net of accumulated depreciation	1,174.1	1,203.8
Goodwill	692.1	649.1
Intangible assets, net of accumulated amortization	54.6	66.0
Deferred tax assets, noncurrent	38.0	50.0
Investments in auction rate securities	21.6	19.8
Other assets	19.0	19.9

Total assets	$2,731.1	$2,729.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$127.9	$194.8
Accrued salaries and benefits	133.9	144.9
Accrued health plan claims and settlements	117.6	149.8
Accrued interest	13.2	41.4
Other accrued expenses and current liabilities	79.5	76.9
Current maturities of long-term debt	8.0	8.2

Total current liabilities	480.1	616.0
Professional and general liability and workers compensation reserves	76.7	83.6
Other liabilities	34.9	31.6
Long-term debt, less current maturities	1,543.6	1,743.8
Commitments and contingencies
Equity:
Vanguard Health Systems, Inc. stockholders’ equity:
Common Stock of $.01 par value; 1,000,000 shares authorized; 749,550 and
749,104 issued and outstanding, respectively	—	—
Additional paid-in capital	651.3	354.9
Accumulated other comprehensive loss	(6.8)	(2.5)
Retained deficit	(56.7)	(105.9)

Total Vanguard Health Systems, Inc. stockholders’ equity	587.8	246.5
Non-controlling interests	8.0	8.1

Total equity	595.8	254.6

Total liabilities and equity	$2,731.1	$2,729.6

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2008	2009	2010
	(In millions, except per share amounts)

Patient service revenues	$2,325.4	$2,507.4	$2,537.2
Premium revenues	450.2	678.0	839.7

Total revenues	2,775.6	3,185.4	3,376.9
Costs and Expenses:
Salaries and benefits (includes stock compensation of $2.5, $4.4 and $4.2, respectively)	1,146.2	1,233.8	1,296.2
Health plan claims expense	328.2	525.6	665.8
Supplies	433.7	455.5	456.1
Provision for doubtful accounts	205.5	210.3	152.5
Purchased services	145.6	163.8	179.5
Non-income taxes	28.2	52.2	52.9
Rents and leases	41.0	42.6	43.8
Other operating expenses	183.7	203.3	207.7
Depreciation and amortization	129.3	128.9	139.6
Interest, net	122.1	111.6	115.5
Impairment loss	—	6.2	43.1
Debt extinguishment costs	—	—	73.5
Other	6.5	2.7	9.1

Income (loss) from continuing operations before income taxes	5.6	48.9	(58.4)
Income tax benefit (expense)	(2.2)	(16.8)	13.8

Income (loss) from continuing operations	3.4	32.1	(44.6)
Loss from discontinued operations, net of taxes	(1.1)	(0.3)	(1.7)

Net income (loss)	2.3	31.8	(46.3)
Less: Net income attributable to non-controlling interests	(3.0)	(3.2)	(2.9)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(0.7)	$28.6	$(49.2)

Amounts attributable to Vanguard Health Systems, Inc. stockholders:
Income (loss) from continuing operations, net of taxes	$0.4	$28.9	$(47.5)
Loss from discontinued operations, net of taxes	(1.1)	(0.3)	(1.7)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(0.7)	$28.6	$(49.2)

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Vanguard Health Systems, Inc. Stockholders
				Accumulated
			Additional	Other		Non-
	Common Stock		Paid-In	Comprehensive	Retained	Controlling	Total
	Shares	Amount	Capital	Loss	Deficit	Interests	Equity
	(In millions, except share amounts)

Balance at June 30, 2007	749,550	$—	$644.6	$—	$(87.2)	$9.3	$566.7
Stock compensation (non-cash)	—	—	2.5	—	—	—	2.5
Distributions paid to non-controlling interests	—	—	—	—	—	(3.2)	(3.2)
Issuance of common stock	168	—	0.2	—	—	—	0.2
Repurchase of common stock	(168)	—	(0.2)	—	—	—	(0.2)
Cumulative effect of adoption of accounting for uncertain tax positions	—	—	—	—	2.6	—	2.6
Comprehensive income (loss):
Change in fair value of interest rate swap (net of tax effect)	—	—	—	2.8	—	—	2.8
Net income (loss)	—	—	—	—	(0.7)	3.0	2.3

Total comprehensive income				2.8	(0.7)	3.0	5.1

Balance at June 30, 2008	749,550	—	647.1	2.8	(85.3)	9.1	573.7
Stock compensation (non-cash)	—	—	4.4	—	—	—	4.4
Distributions paid to non-controlling interests	—	—	—	—	—	(4.3)	(4.3)
Repurchase of equity incentive units	—	—	(0.2)	—	—	—	(0.2)
Comprehensive income (loss):
Change in fair value of interest rate swap (net of tax effect)	—	—	—	(7.1)	—	—	(7.1)
Change in fair value of auction rate securities (net of tax effect)	—	—	—	(2.5)	—	—	(2.5)
Net income	—	—	—	—	28.6	3.2	31.8

Total comprehensive income				(9.6)	28.6	3.2	22.2

Balance at June 30, 2009	749,550	—	651.3	(6.8)	(56.7)	8.0	595.8
Stock compensation (non-cash)	—	—	4.2	—	—	—	4.2
Repurchase of stock	(242,659)	—	(300.6)	—	—	—	(300.6)
Stock split ($.01 par value)	242,213	—	—	—	—	—	—
Distributions paid to non-controlling interests	—	—	—	—	—	(2.8)	(2.8)
Comprehensive income (loss):
Change in fair value of interest rate swap (net of tax effect)	—	—	—	2.6	—	—	2.6
Termination of interest rate swap	—	—	—	1.7	—	—	1.7
Net income (loss)	—	—	—	—	(49.2)	2.9	(46.3)

Total comprehensive income (loss)				4.3	(49.2)	2.9	(42.0)

Balance at June 30, 2010	749,104	$—	$354.9	$(2.5)	$(105.9)	$8.1	$254.6

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2008	2009	2010
	(In millions)

Operating activities:
Net income (loss)	$2.3	$31.8	$(46.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	1.1	0.3	1.7
Depreciation and amortization	129.3	128.9	139.6
Provision for doubtful accounts	205.5	210.3	152.5
Amortization of loan costs	4.9	5.4	5.2
Accretion of principal on notes	19.5	21.8	6.5
Loss (gain) on disposal of assets	0.8	(2.3)	1.8
Acquisition related expenses	—	—	3.1
Stock compensation	2.5	4.4	4.2
Deferred income taxes	(1.7)	6.4	(8.5)
Impairment loss	—	6.2	43.1
Realized holding loss on investments	—	0.6	—
Debt extinguishment costs	—	—	73.5
Changes in operating assets and liabilities:
Accounts receivable	(222.6)	(185.6)	(148.3)
Inventories	(4.1)	1.0	(1.3)
Prepaid expenses and other current assets	(19.6)	(12.7)	(80.5)
Accounts payable	12.4	(27.5)	67.1
Accrued expenses and other liabilities	45.3	122.7	102.8

Net cash provided by operating activities—continuing operations	175.6	311.7	316.2
Net cash provided by (used in) operating activities—discontinued operations	0.7	1.4	(1.0)

Net cash provided by operating activities	176.3	313.1	315.2
Investing activities:
Acquisitions and related expenses	(0.2)	(4.4)	(4.6)
Capital expenditures	(119.8)	(132.0)	(155.9)
Proceeds from asset dispositions	0.4	4.9	2.0
Purchases of auction rate securities	(90.0)	—	—
Sales of auction rate securities	63.7	—	1.8
Other	1.1	(2.0)	0.3

Net cash used in investing activities—continuing operations	(144.8)	(133.5)	(156.4)
Net cash provided by (used in) investing activities—discontinued operations	1.0	(0.1)	(0.1)

Net cash used in investing activities	(143.8)	(133.6)	(156.5)
Financing activities:
Payments of long-term debt	(7.8)	(7.8)	(1,557.4)
Proceeds from debt borrowings	—	—	1,751.3
Payments of refinancing costs and fees	—	—	(93.6)
Repurchases of stock, equity incentive units and stock options	(0.2)	(0.2)	(300.6)
Payments related to derivative instrument with financing element	—	—	(6.2)
Distributions paid to non-controlling interests and other	(3.0)	(4.9)	(2.8)

Net cash used in financing activities	(11.0)	(12.9)	(209.3)

Net increase (decrease) in cash and cash equivalents	21.5	166.6	(50.6)
Cash and cash equivalents, beginning of year	120.1	141.6	308.2

Cash and cash equivalents, end of year	$141.6	$308.2	$257.6

Supplemental cash flow information:
Net cash paid for interest	$99.1	$86.4	$71.7

Net cash paid (received) for income taxes	$1.3	$17.3	$(11.1)

Supplemental noncash activities:
Capitalized interest	$1.4	$2.0	$2.4

Change in fair value of interest rate swap, net of taxes	$2.8	$(7.1)	$2.6

Change in fair value of auction rate securities, net of taxes	$—	$(2.5)	$—

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

1.	BUSINESS AND BASIS OF PRESENTATION

Business

Vanguard Health Systems, Inc. (“Vanguard”) is an investor-owned healthcare company whose affiliates own and operate hospitals and related healthcare businesses in urban and suburban areas. As of June 30, 2010, Vanguard’s affiliates owned and managed 15 acute care hospitals with 4,135 licensed beds and related outpatient service locations complementary to the hospitals providing healthcare services in San Antonio, Texas; metropolitan Phoenix, Arizona; metropolitan Chicago, Illinois; and Massachusetts. Vanguard also owns managed health plans in Chicago, Illinois and Phoenix, Arizona and two surgery centers in Orange County, California.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of subsidiaries and affiliates controlled by Vanguard. Vanguard generally defines control as the ownership of the majority of an entity’s voting interests. Vanguard also consolidates any entities for which it receives the majority of the entity’s expected returns or is at risk for the majority of the entity’s expected losses based upon its investment or financial interest in the entity. All material intercompany accounts and transactions have been eliminated. Since none of Vanguard’s common shares are publicly held, no earnings per share information is presented in the accompanying consolidated financial statements. Certain prior year amounts from the accompanying consolidated financial statements have been reclassified to conform to current year presentation. The majority of Vanguard’s expenses are “cost of revenue” items. Costs that could be classified as general and administrative include certain Vanguard corporate office costs, which approximated $44.3 million, $54.5 million and $65.8 million for the years ended June 30, 2008, 2009 and 2010, respectively.

Use of Estimates

In preparing Vanguard’s financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts recorded or classification of items in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Probable Acquisition

On June 10, 2010, Vanguard entered into a definitive agreement to purchase the Detroit Medical Center (“DMC”), which owns and operates eight hospitals in and around Detroit, Michigan with 1,734 licensed beds, including Children’s Hospital of Michigan, Detroit Receiving Hospital, Harper University Hospital, Huron Valley-Sinai Hospital, Hutzel Women’s Hospital, Rehabilitation Institute of Michigan, Sinai-Grace Hospital and DMC Surgery Hospital.

Under the purchase agreement, Vanguard will acquire all of DMC’s assets (other than donor restricted assets and certain other assets) and assume all of its liabilities (other than its outstanding bonds and notes and certain other liabilities) for $417.0 million in cash, which will be used to repay all of such non-assumed debt. The $417.0 million cash payment represents Vanguard’s full cash funding obligations to DMC in order to close the transaction, except for its assumption or payment of DMC’s usual and customary transaction expenses. The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC estimated at $184 million as of December 31, 2009 that Vanguard anticipates will be funded over seven years based upon actuarial assumptions and estimates, as adjusted periodically by actuaries. Vanguard will also commit to spend $500.0 million in capital expenditures in the DMC facilities during the five years subsequent to closing of the transaction, which amount relates to a specific project list agreed to between the DMC board of representatives and Vanguard. In addition, Vanguard will commit to spend $350.0 million during this five-year period relating to the routine capital needs of the DMC facilities. The acquisition is pending review and

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approval by the Michigan Attorney General. Assuming such approval is obtained, Vanguard expects to close the transaction during its second quarter of fiscal year 2011.

Refinancing Transactions

In January 2010, Vanguard completed a comprehensive refinancing plan (the “Refinancing”). Under the Refinancing, certain of Vanguard’s subsidiaries issued $950.0 million of new 8.0% Senior Unsecured Notes due 2018 (the “8.0% Notes”), entered into an $815.0 million senior secured term loan maturing in 2016 (the “2010 term loan facility”) and entered into a new $260.0 million revolving credit facility that expires in 2015 (the “2010 revolving facility”). The proceeds from these new debt instruments were used to repay the outstanding principal and interest related to Vanguard’s previous term loan facility; to retire its previously outstanding 9.0% senior subordinated notes (the “9.0% Notes”) and its 11.25% senior discount notes (the “11.25% Notes”) through redemption or tender offers/consent solicitations and pay accrued interest for such notes; to purchase 446 shares of common stock from certain former employees; to fund a $300.0 million distribution to repurchase a portion of the shares owned by the remaining stockholders; and to pay fees and expenses relating to the Refinancing of approximately $93.6 million.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenues and Revenue Deductions

Vanguard recognizes patient service revenues during the period the healthcare services are provided based upon estimated amounts due from payers. Vanguard estimates contractual adjustments and allowances based upon payment terms set forth in managed care health plan contracts and by federal and state regulations. For the majority of its patient service revenues, Vanguard applies contractual adjustments to patient accounts at the time of billing using specific payer contract terms entered into the accounts receivable systems, but in some cases Vanguard records an estimated allowance until payment is received. Vanguard derives most of its patient service revenues from healthcare services provided to patients with Medicare and related managed Medicare plans or managed care insurance coverage. Medicare, which represented approximately 26%, 25% and 25% of Vanguard’s net patient revenues during its fiscal years ended June 30, 2008, 2009 and 2010, respectively, was the only individual payer for which Vanguard derived more than 10% of net patient revenues during those periods.

Services provided to Medicare and related managed Medicare patients are generally reimbursed at prospectively determined rates per diagnosis (“PPS”), while services provided to managed care patients are generally reimbursed based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Medicaid reimbursements vary by state.

Medicare regulations and Vanguard’s principal managed care contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided in its healthcare facilities. To obtain reimbursement for certain services under the Medicare program, Vanguard must submit annual cost reports and record estimates of amounts owed to or receivable from Medicare. These cost reports include complex calculations and estimates related to indirect medical education, disproportionate share payments, reimbursable Medicare bad debts and other items that are often subject to interpretation that could result in payments that differ from recorded estimates. Vanguard estimates amounts owed to or receivable from the Medicare program using the best information available and its interpretation of the applicable Medicare regulations. Vanguard includes differences between original estimates and subsequent revisions to those estimates (including final cost report settlements) in the consolidated statements of operations in the period in which the revisions are made. Net adjustments for final third party settlements increased patient service revenues and income from continuing operations by $7.9 million ($4.9 million net of taxes), $8.0 million ($5.0 million net of taxes) and $6.6 million ($4.1 million net of taxes) during the years ended June 30, 2008, 2009 and 2010, respectively. Additionally, updated regulations and contract negotiations occur frequently, which necessitates continual review of estimation processes by management. Management believes that future

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

adjustments to its current third party settlement estimates will not significantly impact Vanguard’s results of operations or financial position.

Vanguard does not pursue collection of amounts due from uninsured patients that qualify for charity care under its guidelines (currently those uninsured patients whose incomes are equal to or less than 200% of the current federal poverty guidelines set forth by the Department of Health and Human Services). Vanguard deducts charity care accounts from revenues when it determines that the account meets its charity care guidelines. Vanguard also provides discounts from billed charges and alternative payment structures for uninsured patients who do not qualify for charity care but meet certain other minimum income guidelines, primarily those uninsured patients with incomes between 200% and 500% of the federal poverty guidelines. During the years ended June 30, 2008, 2009 and 2010, Vanguard deducted $86.1 million, $91.8 million and $87.7 million of charity care from revenues, respectively.

Vanguard receives periodic payments under the Bexar County, Texas upper payment limit (“UPL”) Medicaid payment program. UPL programs allow private hospitals to enter into indigent care affiliation agreements with governmental entities. Within the parameters of these programs, private hospitals expand charity care services to indigent patients and alleviate expenses for the governmental entity. The governmental entity is then able to utilize its tax revenue to fund the Medicaid program for private hospitals. Vanguard recognizes revenues from the UPL program when Vanguard becomes entitled to the expected reimbursements, including a federal match portion, and such reimbursements are assured.

During the third quarter of fiscal 2009, the federal government approved federal matching funds for the Illinois Provider Tax Assessment (“PTA”) program. The PTA program enables the state of Illinois to increase funding for its state Medicaid plan. Hospitals providing services to Medicaid enrollees receive funds directly from the state. Hospital providers, with certain exceptions, are then assessed a provider tax, which is payable to the state, and may or may not exceed funds received from the state. Vanguard recognizes revenues equal to the gross payments to be received when such payments are assured. Vanguard recognized expenses for the taxes due back to the state under the PTA program when the related revenues are recognized.

Effective for service dates on or after April 1, 2009, as a result of a state mandate, Vanguard implemented a new uninsured discount policy for those patients receiving services in its Illinois hospitals who had no insurance coverage and who did not otherwise qualify for charity care under its guidelines. Vanguard implemented this same policy in its Phoenix and San Antonio hospitals effective for service dates on or after July 1, 2009. Under this policy, Vanguard applies an uninsured discount (calculated as a standard percentage of gross charges) at the time of patient billing and includes this discount as a reduction to patient service revenues. These discounts were approximately $11.7 million and $215.7 million for the years ended June 30, 2009 and 2010, respectively.

Vanguard had premium revenues from its health plans of $450.2 million, $678.0 million and $839.7 million during the years ended June 30, 2008, 2009 and 2010, respectively. Vanguard’s health plans, Phoenix Health Plan (“PHP”), Abrazo Advantage Health Plan (“AAHP”) and MacNeal Health Providers (“MHP”), have agreements with the Arizona Health Care Cost Containment System (“AHCCCS”), Centers for Medicare and Medicaid Services (“CMS”) and various health maintenance organizations (“HMOs”), respectively, to contract to provide medical services to subscribing participants. Under these agreements, Vanguard’s health plans receive monthly payments based on the number of HMO participants in MHP or the number and coverage type of members in PHP and AAHP. Vanguard’s health plans recognize the payments as revenues in the month in which members are entitled to healthcare services with the exception of AAHP Medicare Part D reinsurance premiums and low income subsidy cost sharing premiums that are recorded as a liability to fund future healthcare costs or else repaid to the government.

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Cash and Cash Equivalents

Vanguard considers all highly liquid investments with maturity of 90 days or less when purchased to be cash equivalents. Vanguard manages its credit exposure by placing its investments in high quality securities and by periodically evaluating the relative credit standing of the financial institutions holding its cash and investments.

Restricted Cash

As of June 30, 2009 and 2010, Vanguard had restricted cash balances of $1.9 million and $2.3 million, respectively. These balances primarily represent restricted cash accounts related to liquidity requirements of AAHP and certain other arrangements.

Accounts Receivable

Vanguard’s primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. Vanguard manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for contractual discounts and uncollectible amounts. Vanguard typically writes off uncollected accounts receivable 120 days subsequent to discharge date. Medicare program net receivables, including managed Medicare receivables, comprised approximately 33% and 31% of net patient receivables as of June 30, 2009 and 2010, respectively. Medicare revenues are included in the acute care services operating segment. Receivables from various state Medicaid programs and managed Medicaid programs comprised approximately 21% and 15% of net patient receivables as of June 30, 2009 and 2010, respectively. Remaining receivables relate primarily to various HMO and Preferred Provider Organization (“PPO”) payers, commercial insurers and private patients. Concentration of credit risk for these payers is limited by the number of patients and payers.

Effective July 1, 2007, Vanguard began estimating the allowance for doubtful accounts using a standard policy that reserves 100% of all accounts aged greater than 365 days subsequent to discharge date plus a standard percentage of uninsured accounts less than 365 days old plus a standard percentage of self-pay after insurance/Medicare less than 365 days old. Effective June 30, 2008, Vanguard adjusted its policy to increase the standard percentages applied to uninsured accounts and self-pay after insurance/Medicare accounts. Vanguard adjusted its standard percentages again in April 2009 and July 2009 to consider the impact of its new uninsured discount policy, as previously described. Vanguard tests its allowance for doubtful accounts policy quarterly using a hindsight calculation that utilizes write-off data for all payer classes during the previous twelve-month period to estimate the allowance for doubtful accounts at a point in time. Vanguard also supplements its analysis by comparing cash collections to net patient revenues and monitoring self-pay utilization. Significant changes in payer mix, business office operations, general economic conditions and healthcare coverage provided by federal or state governments or private insurers may have a significant impact on Vanguard’s estimates and significantly affect its results of operations and cash flows.

Vanguard classifies accounts pending Medicaid approval as self-pay accounts in its accounts receivable aging report and applies the standard uninsured discount. The net account balance is further subject to the allowance for doubtful accounts reserve policy. Should the account qualify for Medicaid coverage, the previously recorded uninsured discount is reversed and the account is reclassified to Medicaid accounts receivable with the appropriate contractual discount applied. Should the account not qualify for Medicaid coverage but qualify as charity care under Vanguard’s charity policy, the previously recorded uninsured discount is reversed and the entire account balance is recorded as a charity deduction.

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A summary of Vanguard’s allowance for doubtful accounts activity, including those for discontinued operations, during the three most recent fiscal years follows (in millions).

		Additions	Accounts
	Balance at	Charged to	Written off,	Balance at
	Beginning	Costs and	Net of	End of
	of Period	Expenses	Recoveries	Period

Allowance for doubtful accounts:
Year ended June 30, 2008	$113.2	$201.0	$196.5	$117.7
Year ended June 30, 2009	$117.7	$210.8	$207.0	$121.5
Year ended June 30, 2010	$121.5	$152.5	$198.4	$75.6

Inventories

Inventories, consisting of medical supplies and pharmaceuticals, are stated at the lower of cost (first-in, first-out) or market.

Property, Plant and Equipment

Purchases of property, plant and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. For assets other than leasehold improvements depreciation is computed using the straight-line method over the estimated useful lives of the assets, which approximate 3 to 40 years. Leasehold improvements are depreciated over the lesser of the estimated useful life or term of the lease. Depreciation expense was approximately $126.1 million, $125.2 million and $135.6 million for the years ended June 30, 2008, 2009 and 2010, respectively. Vanguard tests its property, plant and equipment and other long-lived assets for impairment as management becomes aware of impairment indicators.

During fiscal 2008, 2009 and 2010, Vanguard capitalized $1.4 million, $2.0 million and $2.4 million of interest, respectively, associated with certain of its hospital construction and expansion projects. Vanguard estimates that it is contractually obligated to expend approximately $75.4 million related to projects classified as construction in progress as of June 30, 2010. Vanguard also capitalizes costs associated with developing computer software for internal use. Vanguard capitalizes both internal and external direct costs, excluding training, during the application development stage primarily for the purpose of customizing vendor software to integrate with Vanguard’s hospital information systems. The estimated net book value of capitalized internal use software included in net property, plant and equipment, was approximately $52.0 million and $55.8 million as of June 30, 2009 and 2010, respectively. The amortization expense for internal use software, included in depreciation expense, was approximately $9.9 million, $9.5 million and $11.8 million for the years ended June 30, 2008, 2009 and 2010, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides the gross asset balances for each major class of asset and total accumulated depreciation as of June 30, 2009 and 2010 (in millions).

	June 30,	June 30,
	2009	2010

Class of asset:
Land and improvements	$148.7	$161.8
Buildings and improvements	842.4	864.0
Equipment	641.5	740.5
Construction in progress	60.0	88.5

	1,692.6	1,854.8
Less: accumulated depreciation	(518.5)	(651.0)

Net property, plant and equipment	$1,174.1	$1,203.8

Investments in Auction Rate Securities

As of June 30, 2010, Vanguard held $19.8 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in long-term investments in auction rate securities on its consolidated balance sheet due to inactivity in the primary ARS market during the past years. The par value of the ARS was $24.5 million as of June 30, 2010. A summary of activity for Vanguard’s ARS during the three most recent fiscal years follows (in millions).

Balance at June 30, 2008	$26.3
Realized holding loss	(0.6)
Temporary impairment recognized in Accumulated Other Comprehensive Loss ($2.5 million, net of taxes)	(4.1)

Balance at June 30, 2009	21.6
Proceeds from redemptions at par value	(1.8)

Balance at June 30, 2010	$19.8

Vanguard’s ARS were rated “AAA” by one or more major credit rating agencies at June 30, 2010. The ratings take into account insurance policies guaranteeing both the principal and accrued interest of the investments. The U.S. government guarantees approximately 96%-98% of the principal and accrued interest on each investment in student loans under the Federal Family Education Loan Program or other similar programs.

Vanguard does not currently intend to sell and does not believe it is more likely than not it will be required to sell its ARS prior to liquidity returning to the market and their fair value recovering to par value. Vanguard will continue to monitor market conditions for this type of ARS to ensure that its classification and fair value estimate for the ARS remain appropriate in future periods. If Vanguard intends to sell any of the ARS, prior to maturity, at an amount below carrying value, or if it becomes more likely than not that Vanguard will be required to sell its ARS, Vanguard will be required to recognize an other-than-temporary impairment.

Long-Lived Assets and Goodwill

Long-lived assets, including property, plant and equipment and amortizable intangible assets, comprise a significant portion of Vanguard’s total assets. Vanguard evaluates the carrying value of long-lived assets when impairment indicators are present or when circumstances indicate that impairment may exist. When management believes impairment indicators may exist, projections of the undiscounted future cash flows associated with the use of and eventual disposition of long-lived assets held for use are prepared. Vanguard uses Level 3

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

inputs, generally defined as unobservable inputs representing Vanguard’s own assumptions, when impairment indicators may exist. If the projections indicate that the carrying values of the long-lived assets are not expected to be recoverable, Vanguard reduces the carrying values to fair value. For long-lived assets held for sale, Vanguard compares the carrying values to an estimate of fair value less selling costs to determine potential impairment. Vanguard tests for impairment of long-lived assets at the lowest level for which cash flows are measurable. These impairment tests are heavily influenced by assumptions and estimates that are subject to change as additional information becomes available. Given the relatively few number of hospitals Vanguard owns and the significant amounts of long-lived assets attributable to those hospitals, an impairment of the long-lived assets for even a single hospital could have a material adverse impact on its operating results or financial position.

Goodwill also represents a significant portion of Vanguard’s total assets. Vanguard reviews goodwill for impairment annually during its fourth fiscal quarter or more frequently if certain impairment indicators arise. Vanguard reviews goodwill at the reporting unit level, which is one level below an operating segment. Vanguard compares the carrying value of the net assets of each reporting unit to the net present value of estimated discounted future cash flows of the reporting unit. If the carrying value exceeds the net present value of estimated discounted future cash flows, an impairment indicator exists and an estimate of the impairment loss is calculated. The fair value calculation includes multiple assumptions and estimates, including the projected cash flows and discount rates applied. Changes in these assumptions and estimates could result in goodwill impairment that could have a material adverse impact on Vanguard’s results of operations or statement of position.

Amortization of Intangible Assets

Amounts allocated to contract-based intangible assets, which represent PHP’s contract with AHCCCS and PHP’s various contracts with network providers, are amortized over their useful lives, which equal 10 years. No amortization is recorded for indefinite-lived intangible assets. Deferred loan costs and syndication costs are amortized over the life of the applicable credit facility or notes using the effective interest method. Physician income and service agreement guarantee intangible assets are recorded based upon the estimated future payments under the contracts and are amortized over the applicable contract service periods. The useful lives over which intangible assets are amortized range from two years to ten years.

Income Taxes

Vanguard accounts for income taxes using the asset and liability method. This guidance requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Vanguard believes that its tax return provisions are accurate and supportable, but certain tax matters require interpretations of tax law that may be subject to future challenge and may not be upheld under tax audit. To reflect the possibility that all of its tax positions may not be sustained, Vanguard maintains tax reserves that are subject to adjustment as updated information becomes available or as circumstances change. Vanguard records the impact of tax reserve changes to its income tax provision in the period in which the additional information, including the progress of tax audits, is obtained.

Vanguard assesses the realization of its deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, Vanguard determines whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The factors used in this determination include the following:

•	Cumulative losses in recent years

•	Income/losses expected in future years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Unsettled circumstances that, if favorably resolved, would adversely affect future operations

•	Availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits

•	Carryforward period associated with the deferred tax assets and liabilities

•	Prudent and feasible tax planning strategies

In addition, financial forecasts used in determining the need for or amount of federal and state valuation allowances are subject to changes in underlying assumptions and fluctuations in market conditions that could significantly alter Vanguard’s recoverability analysis and thus have a material adverse impact on Vanguard’s consolidated financial condition, results of operations or cash flows.

Accrued Health Plan Claims and Settlements

During the years ended June 30, 2008, 2009 and 2010, health plan claims expense was $328.2 million, $525.6 million and $665.8 million, respectively, primarily representing health claims incurred by members in PHP. Vanguard estimates PHP’s reserve for health claims using historical claims experience (including cost per member and payment lag time) and other actuarial data including number of members and certain member demographic information. Accrued health plan claims and settlements, including incurred but not reported claims and net amounts payable to AHCCCS and CMS for certain programs for which profitability is limited, for all Vanguard health plans combined was approximately $117.6 million and $149.8 million as of June 30, 2009 and 2010, respectively. While management believes that its estimation methodology effectively captures trends in medical claims costs, actual payments could differ significantly from its estimates given changes in the healthcare cost structure or adverse experience. Due to changes in historical claims trends, during its fiscal year ended June 30, 2008, Vanguard decreased its health plan claims and settlements reserve related to prior fiscal year health claims experience by $1.5 million ($0.9 million net of taxes). During its fiscal year ended June 30, 2009, Vanguard increased its health plan claims and settlements reserve related to prior fiscal year health claims experience by $0.1 million ($0.1 million net of taxes). During its fiscal year ended June 30, 2010, Vanguard decreased its health plan claims and settlements reserve related to prior fiscal year health claims experience by $4.9 million ($3.0 million net of taxes). Additional adjustments to prior year estimates may be necessary in future periods as more information becomes available.

During the years ended June 30, 2008, 2009 and 2010, approximately $31.2 million, $34.0 million and $42.8 million, respectively, of accrued and paid claims for services provided to Vanguard’s health plan members by its hospitals and its other healthcare facilities were eliminated in consolidation. Vanguard’s operating results and cash flows could be materially affected by increased or decreased utilization of its healthcare facilities by members in its health plans.

Employee Health Insurance Reserve

Effective July 1, 2008, Vanguard began covering all of its employees under its self-insured medical plan. Prior to that, only a portion of Vanguard’s employees were covered under this self-insured plan. Claims are accrued under the self-insured medical plan as the incidents that give rise to them occur. Unpaid claims accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and historical experience. The reserve for self-insured medical plan was approximately $13.4 million and $14.1 million as of June 30, 2009 and 2010, respectively, and is included in accrued salaries and benefits in the accompanying consolidated balance sheets. Vanguard mitigated its self-insured risk by purchasing stop-loss coverage for catastrophic claims at a $500,000 per enrollee annual limit. During the years ended June 30, 2009 and 2010, approximately $23.1 million and $30.2 million were eliminated in consolidation related to self-insured medical claims expense incurred and revenues earned due to employee utilization of Vanguard’s healthcare facilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Professional and General Liability and Workers Compensation Reserves

Given the nature of its operating environment, Vanguard is subject to professional and general liability and workers compensation claims and related lawsuits in the ordinary course of business. Vanguard maintains professional and general liability insurance with unrelated commercial insurance carriers to provide for losses up to $65.0 million in excess of its self-insured retention (such self-insured retention maintained through Vanguard’s wholly owned captive insurance subsidiary and/or another of its wholly owned subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for its Illinois hospitals subsequent to June 30, 2010.

Through the year ended June 30, 2010, Vanguard insured its excess coverage under a retrospectively rated policy, and premiums under this policy were recorded based on Vanguard’s historical claims experience. Vanguard self-insures its workers compensation claims up to $1.0 million per claim and purchases excess insurance coverage for claims exceeding $1.0 million.

Vanguard’s reserves for professional and general liability as of June 30, 2009 and 2010 were $92.9 million and $91.8 million, respectively. As of June 30, 2009 and 2010 the reserves for workers’ compensation were $18.2 million and $15.7 million, respectively. Vanguard utilizes actuarial information to estimate its reserves for professional and general liability and workers compensation claims. Each reserve is comprised of estimated indemnity and expense payments related to: (1) reported events (“case reserves”) and (2) incurred but not reported (“IBNR”) events as of the end of the period. Management uses information from its risk managers and its best judgment to estimate case reserves. Actuarial IBNR estimates are dependent on multiple variables including Vanguard’s risk exposures, its self-insurance limits, geographic locations in which it operates, the severity of its historical losses compared to industry averages and the reporting pattern of its historical losses compared to industry averages, among others. Most of these variables require judgment, and changes in these variables could result in significant period over period fluctuations in Vanguard’s estimates. Vanguard discounts its workers compensation reserve using a 5% factor, an actuarial estimate of projected cash payments in future periods. Vanguard does not discount the reserve for estimated professional and general liability claims. Vanguard adjusts these reserves from time to time as it receives updated information. Due to changes in historical loss trends, during its fiscal year ended June 30, 2008, Vanguard decreased its professional and general liability reserve related to prior fiscal years by $0.6 million ($0.4 million net of taxes). During its fiscal years ended June 30, 2009 and 2010, Vanguard increased its professional and general liability reserve related to prior fiscal years by $13.4 million ($8.3 million net of taxes) and $8.4 million ($5.2 million net of taxes), respectively. Similarly, Vanguard decreased its workers compensation reserve related to prior fiscal years by $2.3 million ($1.4 million net of taxes), $3.8 million ($2.4 million net of taxes) and $5.1 million ($3.2 million net of taxes), respectively, during its fiscal years ended June 30, 2008, 2009 and 2010. Additional adjustments to prior year estimates may be necessary in future periods as Vanguard’s reporting history and loss portfolio matures.

Market and Labor Risks

Vanguard operates primarily in four geographic markets. If economic or other factors limit its ability to provide healthcare services in one or more of these markets, Vanguard’s cash flows and results of operations could be materially adversely impacted. Approximately 1,600 full-time employees in Vanguard’s Massachusetts hospitals are subject to collective organizing agreements. This group represents approximately 8% of Vanguard’s workforce. During fiscal 2007, Vanguard entered into a new three-year contract with the union representing the majority of this group that ended on December 31, 2009. Vanguard is negotiating a new contract with the union and does not expect a new agreement to be finalized until the end of calendar 2010. If Vanguard experiences significant future labor disruptions related to these unionized employees, its cash flows and results of operations could be materially adversely impacted.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

Vanguard records stock-based employee compensation granted prior to July 1, 2006 using a minimum value method. For grants dated July 1, 2006 and subsequent, Vanguard records stock-based employee compensation using a Black-Scholes-Merton model.

The following table sets forth the weighted average assumptions utilized in the minimum value pricing model for stock option grants under the 2004 Stock Incentive Plan (the “2004 Stock Plan”), prior to July 1, 2006 and those utilized in the Black-Scholes-Merton valuation model for grants under the 2004 Stock Plan subsequent to July 1, 2006.

	Minimum	Black-Scholes
	Value	Merton

Risk-free interest rate	4.11%-4.95%	3.61%-5.13%
Dividend yield	0.00%	0.00%
Volatility (wtd avg)	N/A	31.12%
Volatility (annual)	N/A	26.39%-37.73%
Expected option life	10 years	6.5 years

For stock options included in the Black-Scholes-Merton valuation model, Vanguard used historical stock price information of certain peer group companies for a period of time equal to the expected option life period to determine estimated volatility. Vanguard determined the expected life of the stock options by averaging the contractual life of the options and the vesting period of the options. The estimated fair value of options is amortized to expense on a straight-line basis over the options’ vesting period.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued Accounting Standard Update (“ASU”) 2010-06, an amendment to ASC 820-10, “Fair Value Measurements and Disclosures—Overall,” that requires additional disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements and the transfers between Levels 1, 2 and 3. The new disclosures and clarifications of existing disclosures were effective for Vanguard’s quarter ended March 31, 2010, except for the disclosures about the rollforward of activity in Level 3 fair value measurements, which will be required to be adopted by Vanguard for the quarter ended September 30, 2011. Vanguard does not expect the adoption of this standard to have a significant impact on its financial position, results of operations or cash flows.

In September 2009, the FASB issued additional guidance concerning the manner in which fair value of liabilities should be determined. Previous guidance defined the fair value of a liability as the price that would be paid to transfer the liability in an orderly transaction between market participants at the measurement date. The new guidance amends these criteria by specifically addressing valuation techniques, liabilities traded as assets and quoted prices in an active market. The new guidance was effective for Vanguard’s quarter ended March 31, 2010. The adoption of this new guidance did not significantly impact Vanguard’s financial position, results of operations or cash flows.

3.	FAIR VALUE MEASUREMENTS

Fair value is determined using assumptions that market participants would use to determine the price of the asset or liability as opposed to measurements determined based upon information specific to the entity holding those assets and liabilities. To determine those market participant assumptions, Vanguard considered the guidance for fair value measurements and disclosures, the hierarchy of inputs that the entity must consider including both independent market data inputs and the entity’s own assumptions about the market participant assumptions. This hierarchy is summarized as follows.

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Level 1	Unadjusted quoted prices in active markets for identical assets and liabilities.
Level 2	Directly or indirectly observable inputs, other than quoted prices included in Level 1. Level 2 inputs may include, among others, interest rates and yield curves observable at commonly quoted intervals, volatilities, loss severities, credit risks and other inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3	Unobservable inputs used when there is little, if any, market activity for the asset or liability at the measurement date. These inputs represent the entity’s own assumptions about the assumptions that market participants would use to price the asset or liability developed using the best information available.

Vanguard’s policy is to recognize transfers between levels as of the actual date of the event, or change in circumstances, that caused the transfer.

The following table summarizes Vanguard’s assets measured at fair value on a recurring basis as of June 30, 2010, aggregated by the fair value hierarchy level within which those measurements were made (in millions).

	Fair	Level 1	Level 2	Level 3
	Value	Inputs	Inputs	Inputs

Assets:
Investments in auction rate securities	$19.8	$—	$—	$19.8

The following table provides a reconciliation of the beginning and ending balances for the year ended June 30, 2010 for those fair value measurements using significant Level 3 unobservable inputs (in millions).

	Balance at		Balance at
	June 30,		June 30,
	2009	Redemptions	2010

Investments in auction rate securities	$21.6	$1.8	$19.8

There was no significant change in the fair value measurements using significant Level 3 unobservable inputs from June 30, 2009 to June 30, 2010.

Auction Rate Securities

As of June 30, 2010, Vanguard held $19.8 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in investments in auction rate securities on the accompanying consolidated balance sheets. These ARS are accounted for as long-term available for sale securities. The par value of the ARS was $24.5 million at June 30, 2010. The ARS have maturity dates ranging from 2039 to 2043 and are guaranteed by the U.S. government at approximately 96%-98% of the principal and accrued interest under the Federal Family Education Loan Program or other similar programs. Due to the lack of market liquidity and other observable market inputs for these ARS, Vanguard utilized Level 3 inputs to estimate the $19.8 million fair value of these ARS. Valuations from forced liquidations or distressed sales are inconsistent with the definition of fair value set forth in the pertinent accounting guidance, which assumes an orderly market. For its valuation estimate, management utilized a discounted cash flow analysis that included estimates of the timing of liquidation of these ARS and the impact of market risks on exit value. Vanguard does not currently intend to sell and does not believe it is more likely than not it will be required to sell these ARS prior to liquidity returning to the market and their fair value recovering to par value.

In September 2008, Vanguard received a tender offer for $10.0 million par value of ARS at 94% of par value. As a result of Vanguard’s acceptance of the tender offer and the other-than-temporary decline in fair value, Vanguard recorded a $0.6 million realized holding loss on these ARS during the quarter ended September 30, 2008, which is included in other expenses on the accompanying consolidated statement of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operations for the year ended June 30, 2009. However, the tender offer contained certain conditions that were not met as of the December 2008 deadline, and the tender failed. As a result of the failed tender and continued lack of immediate marketability, all ARS are presented as long-term assets on the accompanying consolidated balance sheets. Vanguard recorded temporary impairments of $4.1 million ($2.5 million, net of taxes) related to the ARS during the fiscal year ended June 30, 2009, which are included in accumulated other comprehensive loss (“AOCL”) on the consolidated balance sheets. In addition, approximately $1.8 million of the ARS were redeemed at par during the fourth quarter of Vanguard’s fiscal year ended June 30, 2010.

Interest Rate Swap Agreement

Vanguard enters into derivative instruments from time to time to manage the cash flow risk associated with the variable interest component of its outstanding term debt or to manage the fair value risk of its other debt instruments with fixed interest rates. Vanguard does not hold or issue derivative instruments for trading purposes and is not a party to any instrument with leverage features.

During April 2008, Vanguard entered into an interest rate swap agreement with Bank of America, N.A. (the “counterparty”) that went into effect on June 30, 2008 for a notional $450.0 million of its outstanding term debt. Under this agreement and through March 31, 2009, Vanguard made or received net interest payments based upon the difference between the 90-day LIBOR rate and the swap fixed interest rate of 2.785%. Vanguard accounted for this swap as a highly effective cash flow hedge with critical terms that substantially match the underlying term debt and measured any ineffectiveness using the hypothetical derivative method.

In March 2009, Vanguard and the counterparty executed an amended swap agreement with the same terms and provisions as the original agreement except that after March 31, 2009, Vanguard made or received net interest payments based upon the difference between the 30-day LIBOR rate and the swap fixed interest rate of 2.5775%. As a result of this amended swap agreement, Vanguard de-designated its existing cash flow hedge and re-designated the amended swap agreement as a hedge of the remaining interest payments associated with $450.0 million of Vanguard’s outstanding term debt. As the forecasted transactions (i.e. the future interest payments under Vanguard’s outstanding term debt) were still probable of occurring, Vanguard did not immediately recognize the accumulated other comprehensive loss balance related to the de-designated swap in earnings. Based on its assessment, Vanguard determined that this re-designated swap was highly effective in offsetting the changes in cash flows related to the hedged risk. Vanguard terminated the amended interest rate swap agreement in February 2010 in connection with the Refinancing.

Cash and Cash Equivalents and Restricted Cash

The carrying amounts reported for cash and cash equivalents and restricted cash approximate fair value because of the short-term maturity of these instruments.

Accounts Receivable and Accounts Payable

The carrying amounts reported for accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments.

Long-Term Debt

The fair values of the 8.0% Notes and the 2010 term loan facility as of June 30, 2010 were approximately $916.8 million and $797.7 million, respectively, based upon stated market prices. The fair values are subject to change as market conditions change.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets in the accompanying consolidated balance sheets consist of the following at June 30, 2009 and 2010 (in millions).

	2009	2010

Prepaid insurance	$6.1	$0.4
Prepaid maintenance contracts	7.9	6.4
Other prepaid expenses	8.9	8.8
Third party settlements	2.1	6.6
Reinsurance receivables	1.5	—
Health plan receivables	26.0	81.4
Other receivables	15.9	15.6

	$68.4	$119.2

The increase in health plan receivables at June 30, 2010 was primarily the result of AHCCCS’ deferral of June capitation and other payments to PHP. Substantially all of these deferred payments were received subsequent to June 30, 2010.

5.	IMPAIRMENT OF GOODWILL AND LONG-LIVED ASSETS

Vanguard completed its annual goodwill impairment test during the fourth quarter of fiscal 2010 noting no impairment. However, Vanguard did recognize an impairment loss earlier in fiscal 2010 based upon an interim impairment analysis. During the past three years, Vanguard’s two Illinois hospitals have experienced deteriorating economic factors that have negatively impacted their results of operations and cash flows. While various initiatives mitigated the impact of these economic factors during fiscal years 2008 and 2009, the operating results of the Illinois hospitals did not improve to the level anticipated during the first half of fiscal 2010. After having the opportunity to evaluate the operating results of the Illinois hospitals for the first six months of fiscal year 2010 and reassess the market trends and economic factors, Vanguard concluded that it was unlikely that previously projected cash flows for these hospitals would be achieved. Vanguard performed an interim goodwill impairment test during the quarter ended December 31, 2009 and, based upon revised projected cash flows, market participant data and appraisal information, Vanguard determined that the $43.1 million remaining goodwill related to this reporting unit of Vanguard’s acute care services segment was impaired. Vanguard recorded the $43.1 million ($31.8 million, net of taxes) non-cash impairment loss during its quarter ended December 31, 2009.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	GOODWILL AND INTANGIBLE ASSETS

The following table provides information regarding the intangible assets, including deferred loan costs, included on the accompanying consolidated balance sheets as of June 30, 2009 and 2010 (in millions).

	Gross Carrying Amount		Accumulated Amortization
Class of Intangible Asset	2009	2010	2009	2010

Amortized intangible assets:
Deferred loan costs	$43.9	$39.1	$21.5	$1.9
Contracts	31.4	31.4	14.9	18.0
Physician income and other guarantees	27.3	31.1	18.3	25.0
Other	4.5	8.8	1.0	2.7

Subtotal	107.1	110.4	55.7	47.6
Indefinite-lived intangible assets:
License and accreditation	3.2	3.2	—	—

Total	$110.3	$113.6	$55.7	$47.6

Amortization expense for contract-based intangibles and other intangible assets during the fiscal years ended June 30, 2008, 2009 and 2010 was approximately $3.2 million and $3.6 million and $4.8 million, respectively. Total estimated amortization expense for these intangible assets during the next five years and thereafter is as follows: 2011—$4.2 million; 2012—$4.2 million; 2013—$4.2 million; 2014—$4.2 million; 2015—$1.7 million and $1.0 million thereafter.

Amortization of deferred loan costs of $4.9 million, $5.4 million and $5.2 million during the years ended June 30, 2008, 2009 and 2010, respectively, is included in net interest. In connection with the Refinancing, approximately $18.5 million of the previously capitalized deferred loan costs were expensed as debt extinguishment costs and approximately $0.6 million will continue to be amortized under carryover lender provisions. In addition, Vanguard capitalized approximately $38.5 million of deferred loan costs during fiscal 2010 associated with its new debt instruments. Amortization of physician income and other guarantees of $6.7 million, $6.2 million and $6.7 million during the years ended June 30, 2008, 2009 and 2010, respectively, is included in purchased services or other operating expenses.

During 2010, goodwill increased by $0.1 million related to acquisitions of healthcare entities and decreased by $43.1 million related to the Illinois market impairment recognized. During 2009, goodwill increased by $2.9 million related to acquisitions of healthcare entities. As of June 30, 2010 Vanguard has recognized goodwill impairments of $166.9 million in the aggregate, all of which relate to Vanguard’s acute care services segment.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	OTHER ACCRUED EXPENSES AND CURRENT LIABILITIES

The following table presents summaries of items comprising other accrued expenses and current liabilities in the accompanying consolidated balance sheets as of June 30, 2009 and 2010 (in millions).

	2009	2010

Property taxes	$17.0	$13.2
Current portion of professional and general liability and workers compensation insurance	34.4	24.0
Accrued income guarantees	3.0	2.6
Interest rate swap payable	6.9	—
Accrued capital expenditures	10.7	21.0
Other	7.5	16.1

	$79.5	$76.9

8.	FINANCING ARRANGEMENTS

A summary of Vanguard’s long-term debt as of June 30, 2009 and 2010 follows (in millions).

	2009	2010

9.0% Senior Subordinated Notes	$575.0	$—
11.25% Senior Discount Notes	210.2	—
Term loans payable under credit facility due 2011	766.4	—
8.0% Senior Unsecured Notes	—	937.0
Term loans payable under credit facility due 2016	—	815.0

	1,551.6	1,752.0
Less: current maturities	(8.0)	(8.2)

	$1,543.6	$1,743.8

8.0% Notes

In connection with the Refinancing on January 29, 2010, two of Vanguard’s wholly owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. (collectively, the “Issuers”), completed a private placement of $950.0 million ($936.3 million cash proceeds) 8% Senior Unsecured Notes due February 1, 2018 (“8.0% Notes”). Interest on the 8.0% Notes is payable semi-annually on August 1 and February 1 of each year. The 8.0% Notes are unsecured general obligations of the Issuers and rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Issuers. The $13.7 million discount is accreted to par over the term of the 8.0% Notes. All payments on the 8.0% Notes are guaranteed jointly and severally on a senior unsecured basis by Vanguard and its domestic subsidiaries, other than those subsidiaries that do not guarantee the obligations of the borrowers under the senior credit facilities.

On or after February 1, 2014, the Issuers may redeem all or part of the 8.0% Notes at various redemption prices given the date of redemption as set forth in the indenture governing the 8.0% Notes. In addition, the Issuers may redeem up to 35% of the 8.0% Notes prior to February 1, 2013 with the net cash proceeds from certain equity offerings at a price equal to 108% of their principal amount, plus accrued and unpaid interest. The Issuers may also redeem some or all of the 8.0% Notes before February 1, 2014 at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole” premium and accrued and unpaid interest.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On May 7, 2010, the Issuers exchanged substantially all of its outstanding 8.0% Notes for new 8.0% senior unsecured notes with identical terms and conditions, except that the exchange notes were registered under the Securities Act of 1933. Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the Securities and Exchange Commission on March 3, 2010, that became effective on April 1, 2010. See Note 19, Subsequent Events, for details related to Vanguard’s issuance of an additional $225.0 million of 8.0% Notes subsequent to June 30, 2010.

Credit Facility Debt

In connection with the Refinancing on January 29, 2010, two of Vanguard’s wholly owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. (collectively, the “Co-borrowers”), entered into new senior secured credit facilities (the “2010 credit facilities”) with various lenders and Bank of America, N.A. and Barclays Capital as joint book runners, and repaid all amounts outstanding under the previous credit facility. The 2010 credit facilities include a six-year term loan facility (the “2010 term loan facility”) in the aggregate principal amount of $815.0 million and a five-year $260.0 million revolving credit facility (the “2010 revolving facility”).

In addition, subject to the receipt of commitments by existing lenders or other financial institutions and the satisfaction of certain other conditions, the Co-borrowers may request an incremental term loan facility to be added to the 2010 term loan facility. The Co-borrowers may seek to increase the borrowing availability under the 2010 revolving facility to an amount larger than $260.0 million, subject to the receipt of commitments by existing lenders or other financial institutions for such increased revolving capacity and the satisfaction of other conditions. Vanguard’s remaining borrowing capacity under the 2010 revolving facility, net of letters of credit outstanding, was $229.8 million as of June 30, 2010.

The 2010 term loan facility bears interest at a rate equal to, at Vanguard’s option, LIBOR (subject to a 1.50% floor) plus 3.50% per annum or a base rate plus 2.50% per annum. The interest rate applicable to the 2010 term loan facility was approximately 5.0% as of June 30, 2010. Vanguard also makes quarterly principal payments equal to one-fourth of one percent of the outstanding principal balance of the 2010 term loan facility and will continue to make such payments until maturity of the term debt.

Any future borrowings under the 2010 revolving facility will bear interest at a rate equal to, at Vanguard’s option, LIBOR plus 3.50% per annum or a base rate plus 2.50% per annum, both of which are subject to a decrease of up to 0.25% dependent upon Vanguard’s consolidated leverage ratio. Vanguard may utilize the 2010 revolving facility to issue up to $100.0 million of letters of credit ($30.2 million of which were outstanding at June 30, 2010). Vanguard also pays a commitment fee to the lenders under the 2010 revolving facility in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum. Vanguard also pays customary letter of credit fees under this facility. The 2010 credit facilities contain numerous covenants that restrict Vanguard or its subsidiaries from completing certain transactions and also include limitations on capital expenditures, a minimum interest coverage ratio requirement and a maximum leverage ratio requirement. Vanguard was in compliance with each of these debt covenants as of June 30, 2010. Obligations under the credit agreement are unconditionally guaranteed by Vanguard and Vanguard Health Holding Company I, LLC (“VHS Holdco I”) and, subject to certain exceptions, each of VHS Holdco I’s wholly-owned domestic subsidiaries (the “U.S. Guarantors”). Obligations under the credit agreement are also secured by substantially all of the assets of Vanguard Health Holding Company II, LLC (“VHS Holdco II”) and the U.S. Guarantors including a pledge of 100% of the membership interests of VHS Holdco II, 100% of the capital stock of substantially all U.S. Guarantors (other than VHS Holdco I) and 65% of the capital stock of each of VHS Holdco II’s non-U.S. subsidiaries that are directly owned by VHS Holdco II or one of the U.S. Guarantors and a security interest in substantially all tangible and intangible assets of VHS Holdco II and each U.S. Guarantor.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future Maturities

The aggregate annual principal payments of long-term debt for each of the next five fiscal years and thereafter are as follows: 2011—$8.2 million; 2012—$8.1 million; 2013—$8.1 million; 2014—$8.1 million; 2015—$8.1 million and $1,724.4 million thereafter.

Debt Extinguishment Costs

In connection with the Refinancing, Vanguard recorded debt extinguishment costs of $73.5 million ($45.6 million net of taxes). The debt extinguishment costs include $40.2 million of tender/consent fees and call premiums to extinguish the 9.0% Notes and 11.25% Notes, $18.5 million of previously capitalized loan costs, $11.9 million of loan costs incurred related to the new debt instruments that Vanguard expensed in accordance with accounting guidance related to modifications or exchanges of debt instruments for which carryover lenders’ cash flows changed by more than 10%, $1.7 million for the interest rate swap settlement payment and $1.2 million of third party costs, all related to the Refinancing.

Other Information

Vanguard conducts substantially all of its business through its subsidiaries. Most of Vanguard’s subsidiaries had previously jointly and severally guaranteed the 9.0% Notes on a subordinated basis and currently jointly and severally guarantee the 8.0% Notes. Certain of Vanguard’s other consolidated wholly-owned and non wholly-owned entities did not previously guarantee the 9.0% Notes and currently do not guarantee the 8.0% Notes in conformity with the provisions of the indentures governing those notes and do not guarantee the 2010 credit facilities in conformity with the provisions thereof. The condensed consolidating financial information for the parent company, the issuers of the senior notes (both the previous 9.0% Notes and the new 8.0% Notes), the issuers of the senior discount notes (the 11.25% Notes), the subsidiary guarantors, the non-guarantor subsidiaries, certain eliminations and consolidated Vanguard as of June 30, 2009 and 2010 and for the years ended June 30, 2008, 2009 and 2010 follows.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Balance Sheets
June 30, 2009

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$168.3	$139.9	$—	$308.2
Restricted cash	—	—	—	0.2	1.7	—	1.9
Accounts receivable, net	—	—	—	257.0	18.3	—	275.3
Inventories	—	—	—	44.5	3.8	—	48.3
Prepaid expenses and other current assets	2.5	—	—	94.9	34.6	(34.0)	98.0

Total current assets	2.5	—	—	564.9	198.3	(34.0)	731.7
Property, plant and equipment, net	—	—	—	1,114.7	59.4	—	1,174.1
Goodwill	—	—	—	608.5	83.6	—	692.1
Intangible assets, net	—	19.4	2.9	13.5	18.8	—	54.6
Investments in consolidated subsidiaries	608.8	—	—	—	24.5	(633.3)	—
Investments in auction rate securities	—	—	—	—	21.6	—	21.6
Other assets	—	—	—	56.8	0.2	—	57.0

Total assets	$611.3	$19.4	$2.9	$2,358.4	$406.4	$(667.3)	$2,731.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$112.7	$15.2	$—	$127.9
Accrued expenses and other current liabilities	—	20.0	—	201.9	122.3	—	344.2
Current maturities of long-term debt	—	8.0	—	(0.2)	0.2	—	8.0

Total current liabilities	—	28.0	—	314.4	137.7	—	480.1
Other liabilities	—	—	—	71.9	73.7	(34.0)	111.6
Long-term debt, less current maturities	—	1,333.4	210.2	—	—	—	1,543.6
Intercompany	15.5	(810.4)	(120.9)	1,314.8	(60.1)	(338.9)	—
Equity	595.8	(531.6)	(86.4)	657.3	255.1	(294.4)	595.8

Total liabilities and equity	$611.3	$19.4	$2.9	$2,358.4	$406.4	$(667.3)	$2,731.1

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Balance Sheets
June 30, 2010

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$198.6	$59.0	$—	$257.6
Restricted cash	—	—	—	0.6	1.7	—	2.3
Accounts receivable, net	—	—	—	249.4	21.0	—	270.4
Inventories	—	—	—	46.0	3.6	—	49.6
Prepaid expenses and other current assets	—	—	—	62.5	85.9	(7.3)	141.1

Total current assets	—	—	—	557.1	171.2	(7.3)	721.0
Property, plant and equipment, net	—	—	—	1,147.3	56.5	—	1,203.8
Goodwill	—	—	—	564.3	84.8	—	649.1
Intangible assets, net	—	37.2	—	14.8	14.0	—	66.0
Investments in consolidated subsidiaries	608.8	—	—	—	—	(608.8)	—
Investments in auction rate securities	—	—	—	—	19.8	—	19.8
Other assets	—	—	—	69.7	0.2	—	69.9

Total assets	$608.8	$37.2	$—	$2,353.2	$346.5	$(616.1)	$2,729.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$158.2	$36.6	$—	$194.8
Accrued expenses and other current liabilities	—	41.4	—	212.9	158.7	—	413.0
Current maturities of long-term debt	—	8.2	—	(0.2)	0.2	—	8.2

Total current liabilities	—	49.6	—	370.9	195.5	—	616.0
Other liabilities	—	—	—	70.3	52.2	(7.3)	115.2
Long-term debt, less current maturities	—	1,743.8	—	—	—	—	1,743.8
Intercompany	354.2	(1,052.4)	—	1,177.0	(182.0)	(296.8)	—
Total equity (deficit)	254.6	(703.8)	—	735.0	280.8	(312.0)	254.6

Total liabilities and equity	$608.8	$37.2	$—	$2,353.2	$346.5	$(616.1)	$2,729.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations
For the year ended June 30, 2008

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$2,197.1	$150.8	$(22.5)	$2,325.4
Premium revenues	—	—	—	57.7	392.7	(0.2)	450.2

Total revenues	—	—	—	2,254.8	543.5	(22.7)	2,775.6
Salaries and benefits	2.5	—	—	1,062.2	81.5	—	1,146.2
Health plan claims expense	—	—	—	35.8	314.9	(22.5)	328.2
Supplies	—	—	—	405.0	28.7	—	433.7
Provision for doubtful accounts	—	—	—	196.8	8.7	—	205.5
Purchased services	—	—	—	132.6	13.0	—	145.6
Other operating expenses	0.2	—	—	179.8	32.1	(0.2)	211.9
Rents and leases	—	—	—	34.0	7.0	—	41.0
Depreciation and amortization	—	—	—	115.1	14.2	—	129.3
Interest, net	—	109.9	19.8	(9.3)	1.7	—	122.1
Management fees	—	—	—	(8.2)	8.2	—	—
Other	—	—	—	60.5	(54.0)	—	6.5

Total costs and expenses	2.7	109.9	19.8	2,204.3	456.0	(22.7)	2,770.0

Income (loss) from continuing operations before income taxes	(2.7)	(109.9)	(19.8)	50.5	87.5	—	5.6
Income tax benefit (expense)	(2.2)	—	—	—	(13.4)	13.4	(2.2)
Equity in earnings of subsidiaries	4.2	—	—	—	—	(4.2)	—

Income (loss) from continuing operations	(0.7)	(109.9)	(19.8)	50.5	74.1	9.2	3.4
Income (loss) from discontinued operations, net of taxes	—	—	—	2.1	(3.2)	—	(1.1)

Net income (loss)	(0.7)	(109.9)	(19.8)	52.6	70.9	9.2	2.3
Less: Net income attributable to non- controlling interests	—	—	—	(3.0)	—	—	(3.0)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(0.7)	$(109.9)	$(19.8)	$49.6	$70.9	$9.2	$(0.7)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations
For the year ended June 30, 2009

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$2,359.5	$171.2	$(23.3)	$2,507.4
Premium revenues	—	—	—	60.2	618.0	(0.2)	678.0

Total revenues	—	—	—	2,419.7	789.2	(23.5)	3,185.4
Salaries and benefits	4.4	—	—	1,138.4	91.0	—	1,233.8
Health plan claims expense	—	—	—	34.8	514.1	(23.3)	525.6
Supplies	—	—	—	422.9	32.6	—	455.5
Provision for doubtful accounts	—	—	—	200.2	10.1	—	210.3
Purchased services	—	—	—	149.1	14.7	—	163.8
Other operating expenses	0.2	—	—	198.8	56.7	(0.2)	255.5
Rents and leases	—	—	—	35.6	7.0	—	42.6
Depreciation and amortization	—	—	—	114.7	14.2	—	128.9
Interest, net	—	93.8	22.1	(6.7)	2.4	—	111.6
Management fees	—	—	—	(14.1)	14.1	—	—
Impairment loss	—	—	—	6.2	—		6.2
Other	—	—	—	2.7	—	—	2.7

Total costs and expenses	4.6	93.8	22.1	2,282.6	756.9	(23.5)	3,136.5

Income (loss) from continuing operations before income taxes	(4.6)	(93.8)	(22.1)	137.1	32.3	—	48.9
Income tax benefit (expense)	(16.8)	—	—	—	(9.4)	9.4	(16.8)
Equity in earnings of subsidiaries	50.0	—	—	—	—	(50.0)	—

Income (loss) from continuing operations	28.6	(93.8)	(22.1)	137.1	22.9	(40.6)	32.1
Income (loss) from discontinued operations, net of taxes	—	—	—	(0.6)	0.3	—	(0.3)

Net income (loss)	28.6	(93.8)	(22.1)	136.5	23.2	(40.6)	31.8
Less: Net income attributable to non- controlling interests	—	—	—	(3.2)	—	—	(3.2)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$28.6	$(93.8)	$(22.1)	$133.3	$23.2	$(40.6)	$28.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations
For the year ended June 30, 2010

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$2,396.9	$183.1	$(42.8)	$2,537.2
Premium revenues	—	—	—	59.5	810.4	(30.2)	839.7

Total revenues	—	—	—	2,456.4	993.5	(73.0)	3,376.9
Salaries and benefits	4.2	—	—	1,194.9	97.1	—	1,296.2
Health plan claims expense	—	—	—	46.3	662.3	(42.8)	665.8
Supplies	—	—	—	421.9	34.2	—	456.1
Provision for doubtful accounts	—	—	—	144.9	7.6	—	152.5
Purchased services	—	—	—	155.4	24.1	—	179.5
Other operating expenses	0.2	—	—	219.0	71.6	(30.2)	260.6
Rents and leases	—	—	—	36.5	7.3	—	43.8
Depreciation and amortization	—	—	—	127.1	12.5	—	139.6
Interest, net	—	104.4	14.7	(7.2)	3.6	—	115.5
Impairment loss	—	—	—	43.1	—		43.1
Debt extinguishment costs	—	67.8	5.7	—	—		73.5
Management fees	—	—	—	(16.9)	16.9	—	—
Other	—	—	—	9.1	—	—	9.1

Total costs and expenses	4.4	172.2	20.4	2,374.1	937.2	(73.0)	3,435.3

Income (loss) from continuing operations before income taxes	(4.4)	(172.2)	(20.4)	82.3	56.3	—	(58.4)
Income tax benefit (expense)	13.8	—	—	—	(20.0)	20.0	13.8
Equity in earnings of subsidiaries	(58.6)	—	—	—	—	58.6	—

Income (loss) from continuing operations	(49.2)	(172.2)	(20.4)	82.3	36.3	78.6	(44.6)
Income (loss) from discontinued operations, net of taxes	—	—	—	(1.7)	—	—	(1.7)

Net income (loss)	(49.2)	(172.2)	(20.4)	80.6	36.3	78.6	(46.3)
Less: Net income attributable to non- controlling interests	—	—	—	(2.9)	—	—	(2.9)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(49.2)	$(172.2)	$(20.4)	$77.7	$36.3	$78.6	$(49.2)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2008

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Operating activities:
Net income (loss)	$(0.7)	$(109.9)	$(19.8)	$52.1	$70.9	$9.7	$2.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Loss (income) from discontinued operations, net of taxes	—	—	—	(2.1)	3.2	—	1.1
Depreciation and amortization	—	—	—	115.1	14.2	—	129.3
Provision for doubtful accounts	—	—	—	196.8	8.7	—	205.5
Deferred income taxes	(1.7)	—	—	—	—	—	(1.7)
Amortization of loan costs	—	4.6	0.3	—	—	—	4.9
Accretion of principal on senior discount notes	—	—	19.5	—	—	—	19.5
Loss on disposal of assets	—	—	—	0.9	—	—	0.9
Stock compensation	2.5	—	—	—	—	—	2.5
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	(3.7)	—	—	—	—	3.7	—
Accounts receivable	—	—	—	(216.5)	(6.1)	—	(222.6)
Inventories	—	—	—	(4.3)	0.2	—	(4.1)
Prepaid expenses and other current assets	(4.5)	—	—	(17.5)	2.4	—	(19.6)
Accounts payable	—	—	—	5.8	6.6	—	12.4
Accrued expenses and other liabilities	4.4	(0.2)	—	76.0	(21.6)	(13.4)	45.2

Net cash provided by (used in) operating activities—continuing operations	(3.7)	(105.5)	—	206.3	78.5	—	175.6
Net cash provided by operating activities—discontinued operations	—	—	—	(0.6)	1.3	—	0.7

Net cash provided by (used in) operating activities	(3.7)	(105.5)	—	205.7	79.8	—	176.3

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows—(Continued)
For the year ended June 30, 2008

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Investing activities:
Capital expenditures	—	—	—	(116.3)	(3.5)	—	(119.8)
Acquisitions and related expenses	—	—	—	(0.2)	—	—	(0.2)
Proceeds from asset dispositions	—	—	—	—	0.4	—	0.4
Purchases of auction rate securities	—	—	—	—	(90.0)	—	(90.0)
Sales of auction rate securities	—	—	—	—	63.7	—	63.7
Other	—	—	—	—	1.1	—	1.1

Net cash used in investing activities—continuing operations	—	—	—	(116.5)	(28.3)	—	(144.8)
Net cash provided by (used in) investing activities—discontinued operations	—	—	—	1.3	(0.3)	—	1.0

Net cash used in investing activities	—	—	—	(115.2)	(28.6)	—	(143.8)

Financing activities:
Payments of long-term debt	$—	$(7.8)	$—	$—	$—	$—	$(7.8)
Repurchases of stock, equity incentive units and stock options	—	—	—	(0.2)	—	—	(0.2)
Cash provided by (used in) intercompany activity	3.7	113.3		(17.0)	(100.0)	—	—
Distributions paid to non-controlling interests and other	—	—	—	(3.0)	—	—	(3.0)

Net cash provided by (used in) financing activities	3.7	105.5	—	(20.2)	(100.0)	—	(11.0)

Net increase (decrease) in cash and cash equivalents	—	—	—	70.3	(48.8)	—	21.5
Cash and cash equivalents, beginning of period	—	—	—	11.7	108.4	—	120.1

Cash and cash equivalents, end of period	$—	$—	$—	$82.0	$59.6	$—	$141.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2009

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Operating activities:
Net income (loss)	$28.6	$(93.8)	$(22.1)	$135.7	$23.2	$(39.8)	$31.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Loss (income) from discontinued operations, net of taxes	—	—	—	0.6	(0.3)	—	0.3
Depreciation and amortization	—	—	—	114.7	14.2	—	128.9
Provision for doubtful accounts	—	—	—	200.2	10.1	—	210.3
Deferred income taxes	6.4	—	—	—	—	—	6.4
Amortization of loan costs	—	5.1	0.3	—	—	—	5.4
Accretion of principal on senior discount notes	—	—	21.8	—	—	—	21.8
Gain on disposal of assets	—	—	—	(2.3)	—	—	(2.3)
Stock compensation	4.4	—	—	—	—	—	4.4
Impairment loss	—	—	—	6.2	—	—	6.2
Realized holding loss on investments	—	—	—	—	0.6	—	0.6
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	(49.2)	—	—	—	—	49.2	—
Accounts receivable	—	—	—	(182.6)	(3.0)	—	(185.6)
Inventories	—	—	—	0.8	0.2	—	1.0
Prepaid expenses and other current assets	—	—	—	7.9	(20.6)	—	(12.7)
Accounts payable	—	—	—	(24.8)	(2.7)	—	(27.5)
Accrued expenses and other liabilities	9.8	6.8	—	32.1	83.4	(9.4)	122.7

Net cash provided by (used in) operating activities—continuing operations	—	(81.9)	—	288.5	105.1	—	311.7
Net cash provided by operating activities—discontinued operations	—	—	—	1.1	0.3	—	1.4

Net cash provided by (used in) operating activities	—	(81.9)	—	289.6	105.4	—	313.1

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows—(Continued)
For the year ended June 30, 2009

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Investing activities:
Capital expenditures	—	—	—	(122.2)	(9.8)	—	(132.0)
Acquisitions and related expenses	—	—		(4.4)	—	—	(4.4)
Proceeds from asset dispositions	—	—	—	4.9	—	—	4.9
Other	—	—	—	(1.7)	(0.3)	—	(2.0)

Net cash used in investing activities—continuing operations	—	—	—	(123.4)	(10.1)	—	(133.5)
Net cash used in investing activities—discontinued operations	—	—	—	(0.1)	—	—	(0.1)

Net cash used in investing activities	—	—	—	(123.5)	(10.1)	—	(133.6)
Financing activities:
Payments of long-term debt	$—	$(7.8)	$—	$—	$—	$—	$(7.8)
Repurchases of stock, equity incentive units and stock options		—	—	(0.2)			(0.2)
Cash provided by (used in) intercompany activity	—	89.7	—	(74.7)	(15.0)		—
Distributions paid to non-controlling interests and other	—	—	—	(4.9)	—	—	(4.9)

Net cash provided by (used in) financing activities	—	81.9	—	(79.8)	(15.0)	—	(12.9)

Net decrease in cash and cash equivalents	—	—	—	86.3	80.3	—	166.6
Cash and cash equivalents, beginning of period	—	—	—	82.0	59.6	—	141.6

Cash and cash equivalents, end of period	$—	$—	$—	$168.3	$139.9	$—	$308.2

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2010

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Operating activities:
Net income (loss)	$(49.2)	$(172.2)	$(20.4)	$80.6	$36.3	$78.6	$(46.3)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of taxes	—	—	—	1.7	—	—	1.7
Depreciation and amortization	—	—	—	127.1	12.5	—	139.6
Provision for doubtful accounts	—	—	—	144.9	7.6	—	152.5
Deferred income taxes	(8.5)	—	—	—	—	—	(8.5)
Amortization of loan costs	—	4.9	0.3	—	—	—	5.2
Accretion of principal on senior discount notes	—	0.7	5.8	—	—	—	6.5
Debt extinguishment costs	—	67.8	5.7	—	—	—	73.5
Loss on disposal of assets	—	—	—	1.8	—	—	1.8
Stock compensation	4.2	—	—	—	—	—	4.2
Impairment loss	—	—	—	43.1	—	—	43.1
Acquisition related expenses	—	—	—	3.1	—	—	3.1
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	58.6	—	—	—	—	(58.6)	—
Accounts receivable	—	—	—	(138.0)	(10.3)	—	(148.3)
Inventories	—	—	—	(1.5)	0.2	—	(1.3)
Prepaid expenses and other current assets	—	—	—	(53.7)	(26.8)	—	(80.5)
Accounts payable	—	—	—	45.7	21.4	—	67.1
Accrued expenses and other liabilities	(5.1)	(2.1)	—	115.0	15.0	(20.0)	102.8

Net cash provided by (used in) operating activities—continuing operations	—	(100.9)	(8.6)	369.8	55.9	—	316.2
Net cash used in operating activities—discontinued operations	—	—	—	(1.0)	—	—	(1.0)

Net cash provided by (used in) operating activities	—	(100.9)	(8.6)	368.8	55.9	—	315.2

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows—(Continued)
For the year ended June 30, 2010

		Issuers of	Issuers of
		Senior	Senior		Combined
		Notes and	Discount	Guarantor	Non-		Total
	Parent	Term Debt	Notes	Subsidiaries	Guarantors	Eliminations	Consolidated
	(In millions)

Investing activities:
Capital expenditures	—	—	—	(149.8)	(6.1)	—	(155.9)
Acquisitions and related expenses	—	—		(4.6)	—	—	(4.6)
Proceeds from asset dispositions	—	—	—	2.0	—	—	2.0
Sales of auction rate securities	—	—	—	—	1.8	—	1.8
Other	—	—	—	0.3	—	—	0.3

Net cash used in investing activities—continuing operations	—	—	—	(152.1)	(4.3)	—	(156.4)
Net cash used in investing activities—discontinued operations	—	—	—	(0.1)	—	—	(0.1)

Net cash used in investing activities	—	—	—	(152.2)	(4.3)	—	(156.5)
Financing activities:
Payments of long-term debt	$—	$(1,341.4)	$(216.0)	$—	$—	$—	$(1,557.4)
Proceeds from debt borrowings	—	1,751.3	—	—	—	—	1,751.3
Payments of refinancing costs and fees	—	(80.3)	(13.3)	—	—	—	(93.6)
Repurchases of stock, equity incentive units and stock options	(300.6)	—	—	—	—	—	(300.6)
Payments related to derivative instrument with financing element	(6.2)	—	—	—	—	—	(6.2)
Distributions	—	—	—	—	(10.7)	7.9	(2.8)
Cash provided by (used in) intercompany activity	306.8	(228.7)	237.9	(186.3)	(121.8)	(7.9)	—

Net cash provided by (used in) financing activities	—	100.9	8.6	(186.3)	(132.5)	—	(209.3)

Net increase (decrease) in cash and cash equivalents	—	—	—	30.3	(80.9)	—	(50.6)
Cash and cash equivalents, beginning of period	—	—	—	168.3	139.9	—	308.2

Cash and cash equivalents, end of period	$—	$—	$—	$198.6	$59.0	$—	$257.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	INCOME TAXES

Significant components of the provision for income taxes from continuing operations are as follows (in millions).

	Year Ended June 30,
	2008	2009	2010

Current:
Federal	$1.5	$8.2	$(7.3)
State	2.3	2.2	2.0

Total current	3.8	10.4	(5.3)
Deferred:
Federal	(0.8)	8.6	(10.0)
State	(8.6)	(0.9)	(2.3)

Total deferred	(9.4)	7.7	(12.3)
Change in valuation allowance	7.8	(1.3)	3.8

Total income tax expense (benefit)	$2.2	$16.8	$(13.8)

The following table presents the income taxes associated with continuing operations and discontinued operations as reflected in the accompanying consolidated statements of operations (in millions).

	Year Ended June 30,
	2008	2009	2010

Continuing operations	$2.2	$16.8	$(13.8)
Discontinued operations	(0.7)	(0.2)	(1.0)

Total	$1.5	$16.6	$(14.8)

The increases in the valuation allowance during all three years presented result from state net operating loss carryforwards that may not ultimately be utilized because of the uncertainty regarding Vanguard’s ability to generate taxable income in certain states. The effective income tax rate differed from the federal statutory rate for the periods presented as follows:

	Year Ended June 30,
	2008	2009	2010

Income tax at federal statutory rate	35.0%	35.0%	35.0%
Income tax at state statutory rate	(125.2)	1.0	1.6
Nondeductible expenses and other	10.2	3.3	(1.0)
Book income of consolidated partnerships attributable to non-controlling interests	(18.6)	(2.3)	1.6
Nondeductible impairment loss	—	—	(7.2)
Change in valuation allowance	137.9	(2.6)	(6.4)

Effective income tax rate	39.3%	34.4%	23.6%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of Vanguard’s deferred tax assets and liabilities as of June 30, 2009 and 2010, were as follows (in millions):

	2009	2010

Deferred tax assets:
Net operating loss carryover	$33.7	$82.6
Excess tax basis over book basis of accounts receivable	10.2	3.8
Accrued expenses and other	42.2	47.1
Deferred loan costs	1.4	5.6
Professional and general liability reserves	21.6	30.6
Health plan claims, workers compensation and employee health reserves	13.7	14.1
Alternative minimum tax credit and other credits	—	4.1
Deferred interest expense	30.9	—

Total deferred tax assets	153.7	187.9
Valuation allowance	(28.6)	(32.4)

Total deferred tax assets, net of valuation allowance	125.1	155.5
Deferred tax liabilities:
Depreciation, amortization and fixed assets basis differences	33.1	59.7
Excess book basis over tax basis of prepaid assets and other	24.4	23.9

Total deferred tax liabilities	57.5	83.6

Net deferred tax assets	$67.6	$71.9

As of June 30, 2010, Vanguard had generated net operating loss (“NOL”) carryforwards for federal income tax and state income tax purposes of approximately $139.0 million and $658.0 million, respectively. The significant increase in the federal income tax NOL carryforward from $9.0 million as of June 30, 2009 to $139.0 million as of June 30, 2010 resulted from a tax method accounting change that was filed for the year ended June 30, 2009, as well as costs associated with the Refinancing during fiscal year 2010. The federal and state NOL carryforwards expire from 2020 to 2030 and 2011 to 2030, respectively. Approximately $2.2 million of these NOLs are subject to annual limitations for federal purposes. These limitations are not expected to significantly affect Vanguard’s ability to ultimately recognize the benefit of these NOLs in future years.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting for Uncertainty in Income Taxes

Effective July 1, 2007, Vanguard adopted the provisions of guidance for uncertain tax positions. As required by this guidance, Vanguard recorded a $4.9 million gross liability for unrecognized tax benefits, accrued interest and penalties. The table below summarizes the total changes in unrecognized tax benefits during the years ended June 30, 2008, 2009 and 2010 (in millions).

Balance at July 1, 2007	$4.9
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	0.4
Reductions for tax positions of prior years	—
Settlements	—

Balance at June 30, 2008	5.3
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(0.3)
Settlements	—

Balance at June 30, 2009	5.0
Additions based on tax positions related to the current year	0.8
Additions for tax positions of prior years	6.1
Reductions for tax positions of prior years	—
Settlements	—

Balance at June 30, 2010	$11.9

Of the $11.9 million total unrecognized tax benefits, $0.6 million of the balance as of June 30, 2010 of unrecognized tax benefits would impact the effective tax rate if recognized.

The provisions of the guidance for uncertain tax positions allow for the classification of interest on an underpayment of income taxes, when the tax law required interest to be paid, and penalties, when a tax position does not meet the minimum statutory threshold to avoid payment of penalties, in income taxes, interest expense or another appropriate expense classification based on the accounting policy election of the company. Vanguard has elected to classify interest and penalties related to the unrecognized tax benefits as a component of income tax expense. During the years ended June 30, 2008, 2009 and 2010, Vanguard recognized approximately $20,000, $40,000 and $60,000, respectively, of such interest and penalties.

Vanguard’s U.S. federal income tax returns for tax years 2005 and beyond remain subject to examination by the Internal Revenue Service.

10.	STOCKHOLDERS’ EQUITY

Vanguard has the authority to issue 1,000,000 shares of common stock, par value $.01 per share.

Common Stock of Vanguard and Class A Membership Units of Holdings

In connection with the Blackstone merger, Blackstone, Morgan Stanley Capital Partners and its affiliates (collectively, “MSCP”), management and other investors purchased $624.0 million of Class A Membership Units of Holdings. Holdings then invested the $624.0 million in the common stock of Vanguard, and in addition Blackstone invested $125.0 million directly in the common stock of Vanguard. In February 2005, other investors purchased approximately $0.6 million of Class A membership units of Holdings. Holdings then invested the $0.6 million in the common stock of Vanguard.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Equity Incentive Membership Units of Holdings

In connection with the Blackstone merger, certain members of senior management purchased Class B, Class C and Class D membership units in Holdings (collectively the “equity incentive units”) for approximately $5.7 million pursuant to the Amended and Restated Limited Liability Company Operating Agreement of Holdings dated September 23, 2004 (“LLC Agreement”). Vanguard determined the value of the equity incentive units by utilizing appraisal information. The Class B and D units vest 20% on each of the first five anniversaries of the purchase date, while the Class C units vest on the eighth anniversary of the purchase date subject to accelerated vesting upon the occurrence of a sale by Blackstone of at least 25% of its Class A units at a price per unit exceeding 2.5 times the per unit price paid on September 23, 2004. Upon a change of control (as defined in the LLC Agreement), all Class B and D units fully vest, and Class C units fully vest if the change in control constitutes a liquidity event (as defined in the LLC Agreement). In exchange for a cash payment of $5.7 million, Vanguard issued to Holdings 83,890 warrants with an exercise price of $1,000 per share and 35,952 warrants with an exercise price of $3,000 per share to purchase Vanguard’s common stock. The exercise prices of the warrants were reduced by $400.47 in connection with the Refinancing transactions discussed below. The warrants may be exercised at any time. Vanguard reserved 119,842 shares of its common stock to be issued upon exercise of the warrants.

During previous fiscal years, Vanguard and Holdings repurchased a total of 7,491 outstanding equity incentive units from former executive officers for approximately $0.4 million. The purchase price for unvested units was based upon the lower of cost or fair market value (determined by an independent appraisal) or the lower of cost or fair market value less a 25% discount, as set forth in the LLC Agreement. The purchase price for vested units was fair market value or fair market value less a 25% discount.

Put and Call Features of Acquisition Subsidiary Stock

For a period of 30 days commencing June 1, 2007 and each June 1 thereafter, University of Chicago Hospitals (“UCH”) has the right to require Vanguard to purchase its shares in the subsidiary that acquired Louis A. Weiss Memorial Hospital for a purchase price equal to four times the acquisition subsidiary’s Adjusted EBITDA (as defined in the shareholders agreement between the parties) for the most recent 12 months of operations less all indebtedness of the acquisition subsidiary (including capital leases) at such time, multiplied by UCH’s percentage interest in the acquisition subsidiary on the date of purchase. Similarly, during the same 30-day periods, Vanguard has the right to require UCH to sell to it UCH’s shares in the acquisition subsidiary for a purchase price equal to the greater of (i) six times the acquisition subsidiary’s Adjusted EBITDA (as defined in the shareholders agreement among the parties) for the most recent 12 months of operations less all indebtedness of the acquisition subsidiary (including capital leases) at such time, times UCH’s percentage interest in the acquisition subsidiary on the date of purchase, and (ii) the price paid by UCH for its interest in the acquisition subsidiary minus dividends or other distributions to UCH in respect of that interest.

Refinancing Transactions

In January 2010, Vanguard’s Board of Directors authorized and Vanguard completed the repurchase of 446 shares held by certain former employees and 242,213 shares of outstanding common stock held by the remaining shareholders through privately negotiated transactions for $300.6 million as part of the Refinancing. Subsequent to the $300.6 million share repurchase, Vanguard completed a 1.4778 for one split that effectively returned the share ownership for each stockholder that participated in the repurchase (other than the holders of the 446 shares) to the same level as that in effect immediately prior to the repurchase. As required by the 2004 Stock Plan, Vanguard reduced the exercise price for each class of outstanding options by $400.47, the per share equivalent of the 242,213 share repurchase discussed above, in order to keep the potential ownership position of the option holders equitable subsequent to such share repurchases and common share stock split.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The exercise price modification for option holders did not result in the recognition of additional compensation expense to Vanguard.

11.	COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consists of two components: net income (loss) attributable to Vanguard Health Systems, Inc. stockholders and other comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under the guidance related to accounting for comprehensive income are recorded as elements of equity but are excluded from net income (loss) attributable to Vanguard Health Systems, Inc. stockholders. The following table presents the components of comprehensive income (loss), net of taxes, for the years ended June 30, 2008, 2009 and 2010 (in millions).

	Year Ended June 30,
	2008	2009	2010

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(0.7)	$28.6	$(49.2)
Change in fair value of interest rate swap	4.6	(11.5)	5.2
Change in unrealized holding losses on ARS	—	(4.1)	—
Change in income tax (expense) benefit	(1.8)	6.0	(2.6)
Termination of interest rate swap reclassification adjustment, net of taxes	—	—	1.7
Net income attributable to non-controlling interests	3.0	3.2	2.9

Comprehensive income (loss)	$5.1	$22.2	$(42.0)

The components of accumulated other comprehensive loss, net of taxes, as of June 30, 2009 and 2010 are as follows (in millions).

	June 30,	June 30,
	2009	2010

Fair value of interest rate swap	$(6.9)	$—
Unrealized holding loss on investments in auction rate securities	(4.1)	(4.1)
Income tax benefit	4.2	1.6

Accumulated other comprehensive loss	$(6.8)	$(2.5)

12.	STOCK BASED COMPENSATION

As previously discussed, Vanguard used the minimum value pricing model to determine stock compensation costs related to stock option grants prior to July 1, 2006. On July 1, 2006, Vanguard recorded stock compensation using the Black-Scholes-Merton model. During fiscal years 2008, 2009 and 2010, Vanguard incurred stock compensation of $2.5 million and $4.4 million and $4.2 million, respectively, related to grants under its 2004 Stock Plan.

2004 Stock Incentive Plan

After the Blackstone merger, Vanguard adopted the 2004 Stock Plan. As of June 30, 2010, the 2004 Stock Plan, as amended, allows for the issuance of up to 145,611 options to purchase common stock of Vanguard to its employees, members of its Board of Directors or other service providers of Vanguard or any of its affiliates. The stock options may be granted as Liquidity Event Options, Time Options or Performance Options at the discretion of the Board. The Liquidity Event Options vest 100% at the eighth anniversary of the date of grant and have an exercise price per share as determined by the Board or a committee thereof. The Time Options vest 20% at each of the first five anniversaries of the date of grant and have an exercise price per share as determined by the Board or a committee thereof. The Performance Options vest 20% at each of the first five

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

anniversaries of the date of grant and have an exercise price equal to $41,798.58 per share or as determined by the Board. The Time Options and Performance Options immediately vest upon a change of control, while the Liquidity Event Options immediately vest only upon a qualifying Liquidity Event, as defined in the Plan Document. As of June 30, 2010, 113,133 options were outstanding under the 2004 Stock Plan, as amended.

The following tables summarize options transactions during the year ended June 30, 2010.

	2004 Stock Plan
	# of	Wtd Avg
	Options	Exercise Price

Options outstanding at June 30, 2009	102,455	$1,242.57
Options granted	14,296	1,240.42
Options exercised	—	—
Options cancelled	(3,618)	1,266.38

Options outstanding at June 30, 2010	113,133	$1,241.53

Options available for grant at June 30, 2010	31,974	$1,334.61

Options exercisable at June 30, 2010	39,732	$1,557.55

The following table provides information relating to the 2004 Stock Plan during each period presented.

	Year Ended June 30,
	2008	2009	2010

Weighted average fair value of options granted during each year	$408.6	$315.2	$342.3
Intrinsic value of options exercised during each year (in millions)	$0.1	$—	$—
Fair value of outstanding options that vested during each year (in millions)	$1.2	$1.6	$2.6

The following table sets forth certain information regarding vested options at June 30, 2010, options expected to vest subsequent to June 30, 2010 and total options expected to vest over the life of all options granted.

		Additional	Total
	Currently	Expected	Expected
	Vested	to Vest	to Vest

Number of options at June 30, 2010	39,732	54,697	94,429
Weighted average exercise price	$1,557.55	$1,052.36	$1,264.92
Aggregate compensation cost at June 30, 2010 (in millions)	$8.5	$18.8	$27.3
Weighted average remaining contractual term	5.7 years	7.2 years	6.7 years

13.	DEFINED CONTRIBUTION PLAN

Effective June 1, 1998, Vanguard adopted its defined contribution employee benefit plan, the Vanguard 401(k) Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan is a multiple employer defined contribution plan whereby employees who are age 21 or older are eligible to participate.

The 401(k) Plan allows eligible employees to make contributions of 2% to 20% of their annual compensation. Employer matching contributions, which vary by employer, vest 20% after two years of service and continue vesting at 20% per year until fully vested. For purposes of determining vesting percentages in the 401(k) Plan, many employees received credit for years of service with their respective predecessor companies. Vanguard’s matching expense, including matching expense for discontinued operations, for the years ended June 30, 2008, 2009 and 2010 was approximately $14.5 million, $15.7 million and $17.7 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.	LEASES

Vanguard leases certain real estate properties and equipment under operating leases having various expiration dates. Future minimum operating lease payments under non-cancelable leases for each fiscal year presented below are approximately as follows (in millions).

Operating
Leases

2011	$30.1
2012	25.6
2013	21.8
2014	18.7
2015	14.7
Thereafter	30.7

$141.6

During the years ended June 30, 2008, 2009 and 2010, rent expense was approximately $41.0 million, $42.6 million and $43.8 million, respectively.

15.	CONTINGENCIES AND HEALTHCARE REGULATION

Contingencies

Vanguard is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters is not expected to have a material adverse effect on Vanguard’s financial position or results of operations.

Professional and General Liability Insurance

Given the nature of its operating environment, Vanguard is subject to professional and general liability claims and related lawsuits in the ordinary course of business. Vanguard maintains professional and general liability insurance with unrelated commercial insurance carriers to provide for losses up to $65.0 million in excess of its self-insured retention (such self-insured retention maintained through Vanguard’s captive insurance subsidiary and/or another of its subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for its Illinois hospitals subsequent to June 30, 2010. In April 2009, a jury awarded damages to the plaintiff in a professional liability case against one of Vanguard’s hospitals in the amount of approximately $14.9 million, which exceeded Vanguard’s captive subsidiary’s $10.0 million self insured limit. Based upon this verdict, Vanguard increased its professional and general liability reserve for the year ended June 30, 2009, by the excess of the verdict amount over its previously established case reserve estimate and recorded a reinsurance receivable for that portion exceeding $10.0 million. Vanguard settled this claim and paid the settlement amount in March 2010 and received payment for its reinsurance receivable in June 2010.

Governmental Regulation

Laws and regulations governing the Medicare, Medicaid and other federal healthcare programs are complex and subject to interpretation. Vanguard’s management believes that it is in compliance with all applicable laws and regulations in all material respects. However, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal healthcare programs. Vanguard is not aware of any material regulatory proceeding or investigation underway or threatened involving allegations of potential wrongdoing.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reimbursement

Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of Vanguard’s management, adequate provision has been made for any adjustments that may result from such reviews.

Laws and regulations governing the Medicare and Medicaid and other federal healthcare programs are complex and subject to interpretation. Vanguard’s management believes that it is in compliance with all applicable laws and regulations in all material respects and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing related to Medicare and Medicaid programs. While no such regulatory inquiries have been made, Vanguard’s compliance with such laws and regulations is subject to future government review and interpretation. Non-compliance with such laws and regulations could result in significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal healthcare programs.

Acquisitions

Vanguard has acquired and expects to continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although Vanguard institutes policies designed to conform practices to its standards following the completion of its acquisitions, there can be no assurance that it will not become liable for past activities of prior owners that may later be asserted to be improper by private plaintiffs or government agencies. Although Vanguard generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

Employment-Related Agreements

Effective June 1, 1998, Vanguard executed employment agreements with three of its current senior executive officers. Vanguard executed an employment agreement with a fourth current senior executive officer on September 1, 1999. The employment agreements were amended on September 23, 2004 to extend the term of each employment agreement another 5 years and to provide that the Blackstone merger did not constitute a change of control, as defined in the agreements. From November 15, 2007 to December 31, 2008, Vanguard entered into written employment agreements with four other executive officers for terms expiring five years from the agreement date. The employment agreements will renew automatically for additional one-year periods, unless terminated by Vanguard or the executive officer. The employment agreements provide, among other things, for minimum salary levels, for participation in bonus plans, and for amounts to be paid as liquidated damages in the event of a change in control or termination by Vanguard without cause.

Vanguard has executed severance protection agreements (“severance agreements”) between Vanguard and each of its other officers who do not have employment agreements. The severance agreements are automatically extended for successive one year terms at the discretion of Vanguard unless a change in control occurs, as defined in the severance agreement, at which time the severance agreement continues in effect for a period of not less than three years beyond the date of such event. Vanguard may be obligated to pay severance payments as set forth in the severance agreements in the event of a change in control and the termination of the executive’s employment of Vanguard.

Guarantees

Physician Guarantees

In the normal course of its business, Vanguard enters into physician relocation agreements under which it guarantees minimum monthly income, revenues or collections or guarantees reimbursement of expenses up to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

maximum limits to physicians during a specified period of time (typically, 12 months to 24 months). In return for the guarantee payments, the physicians are required to practice in the community for a stated period of time (typically, 3 to 4 years) or else return the guarantee payments to Vanguard. Vanguard records a liability at fair value for all guarantees entered into on or after January 1, 2006. Vanguard determines this liability and an offsetting intangible asset by calculating an estimate of expected payments to be made over the guarantee period. Vanguard reduces the liability as it makes guarantee payments and amortizes the intangible asset over the term of the physicians’ relocation agreements. Vanguard also estimates the fair value of liabilities and offsetting intangible assets related to payment guarantees for physician service agreements for which no repayment provisions exist. As of June 30, 2010, Vanguard had a net intangible asset of $5.5 million and a remaining liability of $2.6 million related to these physician income and service guarantees. The maximum amount of Vanguard’s unpaid physician income and service guarantees as of June 30, 2010 was approximately $2.6 million.

Other Guarantees

As part of its contract with the AHCCCS, one of Vanguard’s health plans, PHP, is required to maintain a performance guarantee, the amount of which is based upon PHP’s membership and capitation premiums received. As of June 30, 2010, Vanguard maintained this performance guarantee in the form of $50.0 million of surety bonds with independent third party insurers collateralized by letters of credit of approximately $5.0 million. These surety bonds expire on September 30, 2010.

16.	RELATED PARTY TRANSACTIONS

Pursuant to the Blackstone merger agreement, Vanguard entered into a transaction and monitoring fee agreement with Blackstone and Metalmark Subadvisor LLC (“Metalmark SA”), which is an affiliate of Metalmark Capital LLC, which has shared voting or investment power in Holdings’ units owned by the MSCP Funds. Under the terms of the agreement, Vanguard agreed to pay Blackstone an annual monitoring fee of $4.0 million and to pay Metalmark SA an annual monitoring fee of $1.2 million for the first five years and $0.6 million annually thereafter plus out of pocket expenses. The monitoring fee represents compensation to Blackstone and Metalmark SA for their advisory and consulting services with respect to financing transactions, strategic decisions, dispositions or acquisitions of assets and other Vanguard affairs from time to time. Blackstone also has the option under the agreement to elect at any time in anticipation of a change in control or initial public offering to require Vanguard to pay both Blackstone and Metalmark SA a lump sum monitoring fee, calculated as the net present value of future annual monitoring fees assuming a remaining ten-year payment period, in lieu of the remaining annual monitoring fee payments. If Blackstone chooses a lump sum payment, Metalmark SA is entitled to receive not less than 15% of the sum of the initial $20.0 million Blackstone transaction fee and the cumulative monitoring fees and lump sum monitoring fee paid to Blackstone less the cumulative aggregate monitoring fees paid to Metalmark SA to date. During fiscal 2008, Vanguard paid approximately $5.2 million and $1.2 million in monitoring fees and expenses to Blackstone and Metalmark SA, respectively. During the year ended 2009, Vanguard paid $4.0 million and $1.2 million in monitoring fees and expenses to Blackstone and Metalmark SA, respectively. During fiscal year 2010, Vanguard paid $4.4 million and $0.7 million in monitoring fees and expenses to Blackstone and Metalmark SA, respectively.

Blackstone and Metalmark SA have the ability to control Vanguard’s policies and operations, and their interests may not in all cases be aligned with Vanguard’s interests. Vanguard also conducts business with other entities controlled by Blackstone or Metalmark SA. Vanguard’s results of operations could be materially different as a result of Blackstone and Metalmark SA’s control than such results would be if Vanguard were autonomous.

Effective July 1, 2008, Vanguard entered into an Employer Health Program Agreement with Equity Healthcare LLC (“Equity Healthcare”), which is an affiliate of Blackstone. Equity Healthcare negotiates with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Equity Healthcare receives from Vanguard a fee of $2 per employee per month (“PEPM Fee”). As of June 30, 2010, Vanguard has approximately 12,350 employees enrolled in these health and welfare benefit plans.

17.	SEGMENT INFORMATION

Vanguard’s acute care hospitals and related healthcare businesses are similar in their activities and the economic environments in which they operate (i.e. urban markets). Accordingly, Vanguard’s reportable operating segments consist of 1) acute care hospitals and related healthcare businesses, collectively, and 2) health plans consisting of MHP, a contracting entity for outpatient services provided by MacNeal Hospital and Weiss Memorial Hospital and participating physicians in the Chicago area, PHP, a Medicaid managed health plan operating in Arizona, and AAHP, a Medicare and Medicaid dual eligible managed health plan operating in Arizona. The following tables provide unaudited condensed financial information by operating segment for the years ended June 30, 2008, 2009 and 2010, including a reconciliation of Segment EBITDA to income (loss) from continuing operations before income taxes (in millions).

	Year Ended June 30, 2008
	Acute Care	Health
	Services	Plans	Eliminations	Consolidated

Patient service revenues(1)	$2,325.4	$—	$—	$2,325.4
Premium revenues	—	450.2	—	450.2
Inter-segment revenues	31.2	—	(31.2)	—

Total revenues	2,356.6	450.2	(31.2)	2,775.6
Salaries and benefits (excludes stock compensation)	1,127.7	16.0	—	1,143.7
Health plan claims expense(1)	—	328.2	—	328.2
Supplies	433.5	0.2	—	433.7
Provision for doubtful accounts	205.5	—	—	205.5
Other operating expenses-external	368.6	29.9	—	398.5
Operating expenses-intersegment	—	31.2	(31.2)	—

Total operating expenses	2,135.3	405.5	(31.2)	2,509.6

Segment EBITDA(2)	221.3	44.7	—	266.0
Less:
Interest, net	126.6	(4.5)	—	122.1
Depreciation and amortization	125.1	4.2	—	129.3
Equity method income	(0.7)	—	—	(0.7)
Stock compensation	2.5	—	—	2.5
Loss on disposal of assets	0.8	—	—	0.8
Monitoring fees and expenses	6.4	—	—	6.4

Income from continuing operations before income taxes	$(39.4)	$45.0	$—	$5.6

Segment assets	$2,400.8	$181.5	$—	$2,582.3

Capital expenditures	$119.2	$0.6	$—	$119.8

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized holding losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, and impairment losses. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

	Year Ended June 30, 2009
	Acute Care	Health
	Services	Plans	Eliminations	Consolidated

Patient service revenues(1)	$2,507.4	$—	$—	$2,507.4
Premium revenues	—	678.0	—	678.0
Inter-segment revenues	34.0	—	(34.0)	—

Total revenues	2,541.4	678.0	(34.0)	3,185.4
Salaries and benefits (excludes stock compensation)	1,198.8	30.6	—	1,229.4
Health plan claims expense(1)	—	525.6	—	525.6
Supplies	455.2	0.3	—	455.5
Provision for doubtful accounts	210.3	—	—	210.3
Other operating expenses-external	425.5	36.4	—	461.9
Operating expenses-intersegment	—	34.0	(34.0)	—

Total operating expenses	2,289.8	626.9	(34.0)	2,882.7

Segment EBITDA(2)	251.6	51.1	—	302.7
Less:
Interest, net	112.2	(0.6)	—	111.6
Depreciation and amortization	124.8	4.1	—	128.9
Equity method income	(0.8)	—	—	(0.8)
Stock compensation	4.4	—	—	4.4
Gain on disposal of assets	(2.3)	—	—	(2.3)
Monitoring fees and expenses	5.2	—	—	5.2
Realized loss on investments	0.6	—	—	0.6
Impairment loss	6.2	—	—	6.2

Income from continuing operations before income taxes	$1.3	$47.6	$—	$48.9

Segment assets	$2,480.8	$250.3	$—	$2,731.1

Capital expenditures	$130.3	$1.7	$—	$132.0

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized holding losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs and impairment losses. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

	Year Ended June 30, 2010
	Acute Care	Health
	Services	Plans	Eliminations	Consolidated

Patient service revenues(1)	$2,537.2	$—	$—	$2,537.2
Premium revenues	—	839.7	—	839.7
Inter-segment revenues	42.8	—	(42.8)	—

Total revenues	2,580.0	839.7	(42.8)	3,376.9
Salaries and benefits (excludes stock compensation)	1,257.9	34.1	—	1,292.0
Health plan claims expense(1)	—	665.8	—	665.8
Supplies	456.0	0.1	—	456.1
Provision for doubtful accounts	152.5	—	—	152.5
Other operating expenses-external	447.0	36.9	—	483.9
Operating expenses-intersegment	—	42.8	(42.8)	—

Total operating expenses	2,313.4	779.7	(42.8)	3,050.3

Segment EBITDA(2)	266.6	60.0	—	326.6

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended June 30, 2010
	Acute Care	Health
	Services	Plans	Eliminations	Consolidated

Less:
Interest, net	116.5	(1.0)	—	115.5
Depreciation and amortization	135.2	4.4	—	139.6
Equity method income	(0.9)	—	—	(0.9)
Stock compensation	4.2	—	—	4.2
Loss on disposal of assets	1.8	—	—	1.8
Monitoring fees and expenses	5.1	—	—	5.1
Acquisition related expenses	3.1	—	—	3.1
Debt extinguishment costs	73.5	—	—	73.5
Impairment loss	43.1			43.1

Income (loss) from continuing operations before income taxes	$(115.0)	$56.6	$—	$(58.4)

Segment assets	$2,503.6	$226.0	$—	$2,729.6

Capital expenditures	$154.8	$1.1	$—	$155.9

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized holding losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs and impairment losses. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

18.	UNAUDITED QUARTERLY OPERATING RESULTS

The following table presents summarized unaudited quarterly results of operations for the fiscal years ended June 30, 2009 and 2010. Management believes that all necessary adjustments have been included in the amounts stated below for a fair presentation of the results of operations for the periods presented when read in conjunction with Vanguard’s consolidated financial statements for the fiscal years ended June 30, 2009 and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2010. Results of operations for a particular quarter are not necessarily indicative of results of operations for an annual period and are not predictive of future periods (in millions except per share amounts).

	September 30,	December 31,	March 31,	June 30,
	2008	2008	2009	2009

Total revenues	$715.4	$789.2	$854.3	$826.5
Net income	$1.9	$10.8	$16.4	$2.7
Net income attributable to Vanguard Health Systems, Inc. stockholders	$1.0	$10.1	$15.7	$1.8

	September 30,	December 31,	March 31,	June 30,
	2009	2009	2010	2010

Total revenues	$819.9	$840.5	$858.1	$858.4
Net income (loss)	$2.4	$(19.9)	$(32.4)	$3.6
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$1.5	$(20.7)	$(32.8)	$2.8

19.	SUBSEQUENT EVENTS

On July 14, 2010, Vanguard Health Holding Company II, LLC (“VHS Holdco II”) and Vanguard Holding Company II, Inc. (“VHS Holdco II Inc.” and, together with VHS Holdco II, the “Issuers”), subsidiaries of Vanguard, entered into a Second Supplemental Indenture among the Issuers, Vanguard, the other guarantors named therein and U.S. Bank National Association, as trustee (the “Supplemental Indenture”), under which the Issuers co-issued (the “Add-on Senior Notes Offering”) $225.0 million aggregate principal amount of 8.0% Senior Notes due 2018 (the “Add-on Senior Notes”), which are guaranteed on a senior unsecured basis by Vanguard, Vanguard Health Holding Company I, LLC and certain restricted subsidiaries of VHS Holdco II. The Add-on Senior Notes Offering was made under the Indenture governing the 8.0% Notes that were issued on January 29, 2010 as part of the Refinancing. The Add-on Senior Notes were issued at an offering price of 96.25% plus accrued interest, if any, from January 29, 2010. The proceeds from the Add-on Senior Notes are intended to be used to finance, in part, Vanguard’s acquisition of substantially all the assets of DMC and to pay fees and expenses incurred in connection with the foregoing. Should the DMC acquisition not be approved by the Michigan Attorney General, Vanguard will use these proceeds for general corporate purposes, including other acquisitions.

On August 1, 2010, Vanguard completed the purchase of Westlake Hospital and West Suburban Medical Center in the western suburbs of Chicago, Illinois from Resurrection Health Care. Westlake Hospital is a 225-bed acute care facility located in Melrose Park, Illinois, and West Suburban Medical Center is a 234-bed acute care facility located in Oak Park, Illinois. Both of these facilities are located less than 10 miles from Vanguard’s MacNeal Hospital. As part of the purchase, Vanguard acquired substantially all of the assets and assumed certain liabilities of these hospitals for a total cash purchase price of approximately $45.0 million.

In early August 2010, Vanguard signed a definitive agreement to acquire Arizona Heart Institute (AHI), a leading provider of cardiovascular care and Arizona Heart Hospital (AHH), a 59-bed hospital located in Phoenix, Arizona. Through these agreements, Abrazo Health Care, a Phoenix-based subsidiary of Vanguard, will create a distributive cardiovascular network of community-based physicians with a flagship cardiovascular inpatient facility that will provide future opportunities to greatly expand cardiovascular services and patient base throughout the region. The purchase of AHI by Vanguard will occur through a section 363 sale, as part of a Chapter 11 reorganization plan since AHI filed in early August 2010 under the federal bankruptcy laws for a Chapter 11 reorganization of its business. A section 363 sale, so named because of the section of the Bankruptcy Code dealing with the procedure, allows the sale of all, or substantially all, of the filing company’s assets to the purchaser free and clear of any liens or encumbrances. Vanguard expects the AHI and AHH transactions to close during the second quarter of fiscal 2011. However, the closing of the AHI transaction could be delayed or not approved at all by the bankruptcy court.

Report of Independent Auditors

The Board of Directors
Vanguard Health Systems, Inc.
  (as acquiror of The Detroit Medical Center)

We have audited the accompanying consolidated balance sheets of The Detroit Medical Center and subsidiaries (The DMC) as of December 31, 2010 and 2009, and the related consolidated statements of operations and changes in net assets (deficit) and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of The DMC’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of The DMC’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of The DMC’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Detroit Medical Center and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and changes in net assets (deficit), and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements The Detroit Medical Center was sold effective January 1, 2011.

/s/ Ernst & Young LLP

Detroit, Michigan
April 7, 2011

The Detroit Medical Center and Subsidiaries

Consolidated Balance Sheets

	December 31
	2010	2009
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$6,283	$75,296
Net patient accounts receivable	142,926	122,781
Estimated third-party payor settlements	29,614	17,023
Other accounts receivable	74,732	31,304
Current portion of assets whose use is limited or restricted	95	6,907
Securities lending collateral	—	40,463
Supplies	26,747	22,589
Prepaid expenses and other	15,068	10,118

Total current assets	295,465	326,481
Assets whose use is limited or restricted, less current portion (including securities pledged to creditors of $39,321 at December 31, 2009):
Board-designated funds for capital improvements	—	36,807
Board-designated funds for specific purposes	13,771	61,144
Professional liability funds	166,365	176,414
Funds held in trust under bond agreements	3,012	32,351
Endowment funds	61,688	60,910
Pledges receivable and beneficial interest	8,889	12,238
Donor restricted funds	81,043	70,059

	334,768	449,923
Property and equipment, net	436,857	443,963
Other noncurrent assets	34,045	38,542

Total assets	$1,101,135	$1,258,909

LIABILITIES AND NET ASSETS (DEFICIT)
Current liabilities:
Revolving line of credit notes	$—	$20,753
Advance from Vanguard Health Systems, Inc.	360,655	—
Accounts payable and accrued expenses	142,837	152,403
Accrued compensation and related amounts	51,361	49,386
Estimated third-party payor settlements	42,896	40,845
Payable under securities lending program	—	40,463
Advance payment from third-party payor	32,048	33,869
Current portion of long-term debt	5,690	21,681
Current portion of accrued professional liability losses	12,200	12,200

Total current liabilities	647,687	371,600
Other liabilities:
Long-term debt, less current portion	7,860	490,277
Accrued retirement obligation	228,025	184,080
Accrued professional liability, less current portion	171,092	193,104
Other noncurrent liabilities	47,672	54,570

Total other liabilities	454,649	922,031

Total liabilities	1,102,336	1,293,631
Net assets (deficit):
Unrestricted	(152,821)	(177,948)
Temporarily restricted	85,206	77,350
Permanently restricted	66,414	65,876

Total net deficit	(1,201)	(34,722)

Total liabilities and net deficit	$1,101,135	$1,258,909

See accompanying notes.

The Detroit Medical Center and Subsidiaries

Consolidated Statements of Operations and Changes in Net Assets (Deficit)

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Unrestricted revenue and other support
Net patient service revenue	$1,917,184	$1,871,297	$1,779,325
Revenue from services and facility agreements	74,365	67,459	65,436
Other revenue	68,941	59,808	45,050
Employment tax refund settlement	30,373	—	—
Net assets released from restrictions for operations	8,800	10,480	11,598

Total unrestricted revenue and other support	2,099,663	2,009,044	1,901,409
Expenses
Salaries, wages, and benefits	904,139	891,180	802,572
Services, supplies, and other	786,667	775,068	744,466
Provision for uncollectible accounts	193,858	189,996	168,213
Professional liability insurance	16,825	28,140	29,022
Interest	29,283	31,966	34,436
Regulatory settlement	30,000	—	—
Depreciation and amortization	79,102	81,548	77,978

Total expenses	2,039,874	1,997,898	1,856,687

Income from operations before impairment charge and unrealized gains (losses) on investments	59,789	11,146	44,722
Impairment charge	—	(1,254)	—
Unrealized gains (losses) on investments	6,553	32,558	(39,878)

Income from operations	66,342	42,450	4,844
Other nonoperating income (loss):
Investment income (loss) and other	2,412	4,324	(5,015)
Loss on extinguishment of debt	(8,047)	—	—

Excess of revenue over expenses (expenses over revenue)	60,707	46,774	(171)

Unrestricted net assets
Excess of revenue over expenses (expenses over revenue)	60,707	46,774	(171)
Pension and postretirement liability adjustments	(40,398)	92,981	(323,886)
Net assets released from restrictions for long-lived assets	5,271	5,522	5,860
Transfer of net assets	—	3,395	(3,395)
Other changes	(453)	(415)	(2,330)

Increase (decrease) in unrestricted net assets	25,127	148,257	(323,922)

Temporarily restricted net assets
Contributions	2,176	13,973	6,981
Investment gain (loss)	16,752	(1,329)	(4,445)
Unrealized gain (loss) in fair value of investments	128	24,816	(34,853)
Net assets released from restrictions for long-lived assets	(5,271)	(5,522)	(5,860)
Net assets released from restrictions for operations	(8,800)	(10,480)	(11,598)
Transfer of net assets	—	(3,395)	3,395
Other changes	2,871	805	1,218

Increase (decrease) in temporarily restricted net assets	7,856	18,868	(45,162)
Permanently restricted net assets
Contributions	538	29	1,001

Increase in permanently restricted net assets	538	29	1,001

Increase (decrease) in net assets	33,521	167,154	(368,083)
Net assets (deficit) at beginning of year	(34,722)	(201,876)	166,207

Net assets (deficit) at end of year	$(1,201)	$(34,722)	$(201,876)

See accompanying notes.

The Detroit Medical Center and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Operating activities
Increase (decrease) in net assets	$33,521	$167,154	$(368,083)
Adjustments to reconcile increase (decrease) in net assets to cash provided by operating activities:
Depreciation and amortization	79,102	81,548	77,978
Impairment charge	—	1,254	—
Loss on extinguishment of debt	8,047	—	—
Provision for uncollectible accounts	193,858	189,996	168,213
Change in pension and postretirement liability	40,398	(92,981)	323,886
Change in unrealized gain/loss	(8,679)	(61,087)	73,758
Restricted contributions and investment income	(19,466)	(12,673)	(3,037)
Changes in operating assets and liabilities:
Net patient accounts receivable	(214,003)	(216,947)	(146,562)
Estimated third-party payor settlements	(10,540)	2,482	212
Other current assets	(52,536)	(5,611)	9,453
Accounts payable and accrued expenses	(9,566)	6,482	(25,318)
Other current liabilities	1,975	(9,875)	4,978
Advance payment from third-party payor	(1,821)	2,113	6,880
Accrued retirement obligation	2,302	30,294	(19,478)
Accrued professional liability losses	(22,012)	(1,700)	(13,432)
Other operating activities	(10,426)	3,436	6,728

Cash provided by operating activities	10,154	83,885	96,176
Investing activities
Purchase of property and equipment	(70,913)	(61,826)	(69,038)
Assets whose use is limited or restricted	130,646	12,195	39,473
Other investing activities	140	273	244

Cash provided by (used in) investing activities	59,873	(49,358)	(29,321)
Financing activities
Restricted contributions and investment income	19,466	12,673	3,037
Borrowings on revolving line of credit notes	—	21,271	373,853
Repayments on revolving line of credit notes	(20,753)	(3,994)	(389,587)
Advance from Vanguard Health Systems, Inc.	360,655	—	—
Repayment of long-term debt	(498,408)	(27,611)	(24,901)

Cash used in financing activities	(139,040)	2,339	(37,598)

(Decreased) increase in cash and cash equivalents	(69,013)	36,866	29,257
Cash and cash equivalents at beginning of year	75,296	38,430	9,173

Cash and cash equivalents at end of year	$6,283	$75,296	$38,430

See accompanying notes.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2010

1.	Organization and Significant Accounting Policies

Organization

The Detroit Medical Center, a parent holding company, and its subsidiaries (jointly The DMC) are major providers of health care services to residents of the Detroit metropolitan area. The DMC constitutes the academic health center of Wayne State University and works with the University to integrate clinical services, education, and research.

The consolidated financial statements of The DMC include The Detroit Medical Center and the corporations listed below, as well as their subsidiaries:

Children’s Hospital of Michigan(A)
DMC Insurance Co., Ltd. (see Note 9)
DMC Partnership Imaging
DMC Physician Group
Detroit Receiving Hospital and University Health Center (Detroit Receiving)(A)
Harper-Hutzel Hospital(A)
HealthSource
Huron Valley — Sinai Hospital, Inc.(A)
Radius Health Care System, Inc.
Rehabilitation Institute of Michigan(A)
Southeast Michigan Physician Insurance Company
Total Linen Services (formerly Associated Hospitals Processing Facility)
Novi Regional Imaging, LLC
Sinai-Grace Hospital(A)

(A)	Members of The Detroit Medical Center Obligated Group (see Note 8).

These corporations consist of both membership and stock corporations, the sole member or majority stockholder of which is The Detroit Medical Center. Such corporations are referred to herein as the subsidiaries of The DMC. The consolidated financial statements include the accounts of The Detroit Medical Center and all majority-owned subsidiaries.

All significant intercompany account balances and transactions have been eliminated in consolidation.

The DMC has an investment in CareTech Corporation which is accounted for using the equity method of accounting.

Mission

The DMC is committed to improving the health of the population served by providing the highest quality health care services in a caring and efficient manner without invidious discrimination, regardless of the person’s religion, race, gender, ethnic identification, or economic status. Together with Wayne State University, The DMC strives to be the region’s premier health care resource through a broad range of clinical services; the discovery and application of new knowledge; and the education of practitioners, teachers, and scientists.

As part of its public mission as the safety net health care provider in southeast Michigan, The DMC writes off forgone charges associated with providing services to uninsured patients. This public mission support is determined by isolating the amount of bad debts originating from care to uninsured patients less any monies received by The DMC from third parties (Medicare, Medicaid, and Blue Cross) as a qualified disproportionate share hospital (DSH). The DMC also considers payments remitted to Wayne State University faculty physicians as recognition of care provided by such physicians to the uninsured population.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Cash and Cash Equivalents

The DMC considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Investments

Investments in equity securities and debt securities are measured at fair value in the consolidated balance sheets. Donated securities are stated at fair value at the date of contribution. Investment income (including realized and unrealized gains and losses on investments, interest and dividends) is included in excess of revenue over expenses (expenses over revenue) unless the income is restricted by donor or law.

Investments in limited partnerships, such as private equity investments and hedge funds (alternative investments), are reported using the equity method of accounting based on information provided by management of the respective partnership. The investment information provided by managers of the partnerships is based on current market value, appraisals, or other estimates of fair value of investment holdings of the partnership that require varying degree of judgments. Some of the individual investments within these funds are not readily marketable; therefore their estimated value is subject to uncertainty and may differ from the value that would have been determined had a ready market for the investments existed. If no public market exists for the investments held by the partnership, the fair value is determined by the general partner taking into consideration, among other things, the cost of the securities, prices of significant placements of securities of the same issuer, and subsequent developments concerning the companies to which the securities relate. Generally, The DMC’s holdings in alternative investments reflect net contributions to the partnership and an ownership share of realized and unrealized investment income and expenses. Alternative investments have liquidity restrictions. Amounts can be divested only at specified times based on the terms of the partnership agreement.

Securities Lending Program

The DMC participated in securities lending transactions with an investment custodian, whereby a portion of its investments were loaned to selected established brokerage firms in return for cash and securities from the brokers as collateral for the investments loaned, usually on a short-term basis of 30 to 60 days. Collateral provided by brokers was maintained at levels approximating 102% of the fair value of the securities on loan and was adjusted for daily market fluctuations. The market value of collateral held for loaned securities is reported as securities lending collateral in the consolidated balance sheets. At December 31, 2009 investment securities with an aggregate market value of $39,321,000 were loaned to various brokers. In exchange, The DMC received cash collateral of $40,463,000. The securities lending program was terminated during 2010.

Patient Service Revenue and Receivables

The majority of The DMC’s services are reimbursed under fixed price provisions of third-party payment programs (primarily Medicare, Medicaid, and Blue Cross and Blue Shield of Michigan). Under these provisions, payment rates for patient care are determined prospectively on various bases and The DMC’s revenues are limited to such amounts. Payments are also received from third parties for The DMC’s capital and medical education costs, subject to certain limits. Additionally, The DMC has entered into agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. The basis for payment under these agreements includes prospectively determined per diem rates, capitation, and discounts from established charges.

Net patient service revenue is reported at the estimated net realizable amounts to be received from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are accrued on an estimated basis in the period related services are rendered and adjusted in future periods as final settlements are determined. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

in the near term. Management believes that adequate provision has been made in the consolidated financial statements for any adjustments that may result from final settlements.

Revenue from the Medicare and Medicaid programs accounted for approximately 27% and 25%, respectively, during the year ending December 31, 2010. Revenue from the Medicare and Medicaid programs each accounted for approximately 26%, and 26% of net patient service revenues during 2009 and 2008, respectively. The DMC also receives payments from the state Medicaid program related to support of the DMC’s indigent patient volume. The payments are recognized ratably as revenue over the period of support determined by the State.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Management believes that it is in compliance with all applicable laws and regulations. Compliance with such laws and regulations is subject to government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs. In the normal course of business, The DMC has received requests for information from governmental agencies covering services provided. Management intends to fully cooperate with the governmental agencies in its request for information and believes that adequate provision has been made for any adjustments that may result from settlements.

The allowance for uncollectible accounts is based upon management’s assessment of expected net collections and considers business and economic conditions, trends in health care coverage and other collection indicators including historical write-off experience by payor category. The results of this review are then used to make any modifications to the provision for bad debts to establish an appropriate allowance for uncollectible receivables. After receipt of amounts due from third parties, The DMC follows established guidelines for placing certain past due patient balances with collection agencies.

Supplies

Supplies represent medical supplies which are stated at the lower of cost or market. Cost is determined based on the first-in, first-out method.

Property and Equipment

Property and equipment, including amounts under capital leases, are stated at cost or estimated fair value at the date of donation, and are depreciated utilizing the straight-line method over their estimated useful lives. The estimated useful lives for assets range from 3 years to 40 years.

An entity is required to recognize a liability for the fair value of an unconditional asset retirement obligation if the fair value of the liability can be estimated. Because there are no current plans requiring remediation giving rise to an asset retirement obligation and a settlement date has not been specified by others, management believes that sufficient information is not available to record an asset retirement obligation.

Other Noncurrent Assets

Other noncurrent assets include deferred debt issuance costs which are amortized ratably over the terms of the related debt issues using a method that approximates the interest method. Goodwill which has been evaluated for impairment, and the identifiable intangible assets which are amortized by the straight-line method over a ten-year period (see Note 3).

Temporarily and Permanently Restricted Net Assets

Temporarily restricted net assets are those whose use has been limited by donors to a specific purpose, such as capital additions or research. When a donor restriction is satisfied, such as through expenditure for the restricted purpose, temporarily restricted net assets are reclassified as net assets released from restrictions for either operating purposes or for long-lived assets and are included in unrestricted revenues and other support,

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

or as an other increase in unrestricted net assets, respectively. Pledges are recorded as increases in temporarily restricted net assets when the pledge is made.

Permanently restricted net assets have been restricted by the donors to be maintained by The DMC in perpetuity, the income therefrom to be used in accordance with any restrictions by the donor.

Excess of Revenue Over Expenses

The statement of operations and changes in net assets (deficit) includes the excess of revenue over expenses (expenses over revenue). Changes in unrestricted net assets which are excluded from the excess of revenue over expenses (expenses over revenue), consistent with industry practice, include changes in the pension and postretirement benefit liability and net assets released from restrictions for the purchase of long-lived assets.

Charity Care

The DMC provides health care services free of charge or at reduced rates to individuals who meet certain eligibility criteria, based on published Income Poverty Guidelines. Charity care provided by The DMC of approximately $67,195,000, $80,853,000, and $91,111,000 for the years ended December 31, 2010, 2009, and 2008, respectively, has been included as a reduction in net patient service revenue on the statement of operations.

Impairment of Long-Lived Assets

In accordance with Accounting Standards Codification (ASC) 360, Accounting for the Impairment of Long-Lived Assets, The DMC performs an evaluation of impairment losses on long-lived assets used in operations when events and circumstances indicate that long-lived assets might be impaired. If the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets, an impairment charge is recorded and the amount of the impairment is determined based on the fair market value of the asset. During 2009, the DMC recognized an impairment charge of $1,254,000 in the statement of operations and changes in net assets related to a facility that is no longer being used by The DMC.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Detroit Medical Center, each of its hospital subsidiaries and certain of its other subsidiaries are nonprofit corporations, exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code. Radius Health Care System, Inc. is a for-profit corporation, which has net operating loss carryforwards that are available to offset its future taxable income. The DMC uses the liability method of accounting for income taxes under which deferred taxes are determined based on the differences between financial statement and tax bases of assets and liabilities, using current tax rates. The DMC has recorded a valuation allowance equal to the deferred tax asset associated with the net operating loss carryforwards, as such amounts are not considered recoverable.

Reclassifications

Certain reclassifications were made to the 2009 and 2008 consolidated financial statements to conform to the 2010 presentation. Reclassification of charity care amounts of $80,853,000 and $91,111,000 were made

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

from the provision for uncollectible accounts to net patient service revenue for the years ended December 31, 2009 and 2008, respectively. These reclassifications had no impact on the excess of revenue over expenses or change in net assets previously reported.

Subsequent Events

The DMC evaluated the impact of subsequent events through April 7, 2011, representing the date on which the consolidated financial statements were issued. No recognized or non-recognized subsequent events were identified for recognition or disclosure in the consolidated balance sheet or the accompanying notes to the consolidated financial statements, except for the matters discussed in Notes 2 and 18.

New Accounting Standards

In April 2009, the FASB issued SFAS No. 164, Not-for-Profit Entities: Mergers and Acquisitions (SFAS 164) (codified in Accounting Standards Update 2010-07, Not-for-Profit Entities Mergers and Acquisitions), which provides accounting and financial disclosures for mergers or acquisitions by not-for-profit entities. It also amends FASB Statement No. 142, Goodwill and Other Intangibles (codified in ASC 350, Intangibles — Goodwill and Other), to make it fully applicable to not — for-profit entities. The Combinations Topic is effective for mergers or acquisitions that occur on or after December 15, 2009. ASC 810 did not have a material impact on the DMC’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06 (ASU 2010-06), Improving Disclosures About Fair Value, which clarifies certain existing fair value measurement disclosure requirements and requires additional fair value measurement disclosures. Specifically, asset and liabilities must be leveled by major class of asset or liability. Additional disclosures are required about valuation techniques and the inputs to those techniques, for those assets or liabilities designated as a Level 2 or Level 3 instrument. Disclosures regarding transfers between Level 1 and Level 2 assets and liabilities are also required, as well as certain disaggregation of activity in the reconciliation of fair value measurements using significant unobservable inputs (Level 3 assets and liabilities). The adoption of the ASU has been reflected in the footnotes disclosures included in the condensed consolidated financial statements, except for the additional disclosure requirements related to the reconciliation of fair value measurements using significant unobservable inputs (Level 3) which is not required to adopted until the year ended December 31, 2011 for the DMC.

In August 2010, the FASB issued Accounting Standards Update (ASU) 2010-23, Health Care Entities (Topic 954): Measuring Charity Care for Disclosure which establishes standards for the disclosure of charity care in the financial statements of healthcare organizations. The ASU related to charity care is effective for fiscal years beginning after December 15, 2010. The ASU will not impact the amounts reported in the consolidated financial statements.

The FASB also issued ASU 2010-24, Presentation of Insurance Claims and Related Insurance Recoveries, which applies to professional liability claims and similar contingent liabilities. ASU 2010-24 requires that claims liabilities not be reported net of expected recoveries in the consolidated balance sheets. ASU 2010-24 is effective for fiscal years beginning after December 15, 2010. The DMC current reports a gross liability and related receivable for insurance claims and therefore management does not expect the consolidated balance sheet amounts to be materially affected.

2.	Sale to Vanguard Health Systems, Inc.

On January 1, 2011, The DMC completed the sale of The DMC to Vanguard Health Systems, Inc. (Vanguard), a Nashville, Tennessee based investor owned entity. Under the terms of the agreement, Vanguard purchased substantially all of the assets and assumed substantially all of the liabilities of the DMC. The assets excluded from the transaction included certain donor restricted assets. In addition, Vanguard did not assume certain of the DMC’s outstanding long-term debt and cash sufficient to liquidate such obligations.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The gross proceeds received from Vanguard were approximately $363,316,000. These funds, along with existing unrestricted cash and investments held by The DMC, were used to extinguish $476,749,000 of the DMC’s outstanding long-term debt and $9,464,000 of accrued interest prior to the completion of the sale. These funds were placed in an irrevocable escrow account at December 31, 2010 and were used to extinguish the DMC’s outstanding bond obligations on the call date of January 31, 2011. The amounts received from Vanguard at December 31, 2010 have been reflected as an advance on the consolidated balance sheet as the effective date of the transaction was January 1, 2011.

As the effective date of the transaction is January 1, 2011, the amounts reported in the consolidated balance sheet reflect the historical basis of accounting of The DMC and do not reflect any adjustments which may be required under ASC 805, Business Combinations upon completion of the business combination with Vanguard.

As part of the transaction, Vanguard has committed to spend $350 million during the five years subsequent to closing for routine capital needs of The DMC facilities and an additional $500 million in capital expenditures during the same five year period, which amounts relate to a specific list of projects agreed to between the DMC and Vanguard.

The DMC will remain in existence, under the name Legacy DMC, to manage the philanthropic and charitable funds which are currently held by the DMC. These assets will be overseen by a Board of Directors appointed by the Attorney General — state of Michigan, the Wayne County Executive and the City of Detroit (the Legacy DMC Board). The Legacy DMC Board has been appointed to manage the donor restricted funds prior to their transfer to the Children’s Hospital of Michigan Foundation and the Health and Wellness Foundation of Greater Detroit. In addition, Vanguard provided $4,500,000 in funding for the operations of the Legacy DMC Board. The following is a summary of the assets and net assets that will remain with Legacy DMC on January 1, 2011:

Assets
Board designated funds for specific purposes	$13,771
Endowment funds	61,688
Pledges receivable	8,889
Donor restricted funds	81,043

Total	$165,391

Net assets
Unrestricted	$13,771
Temporarily restricted	85,206
Permanently restricted	66,414

Total	$165,391

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

3.	Additional Balance Sheet Information

	December 31
	2010	2009
	(In thousands)

Property and equipment:
Land and land improvements	$14,548	$13,903
Buildings and improvements	860,673	850,023
Equipment	1,227,618	1,179,473
Construction in progress	14,263	6,029

	2,117,102	2,049,428
Accumulated depreciation	(1,680,245)	(1,605,465)

	$436,857	$443,963

Other noncurrent assets:
Goodwill and other intangible assets	$10,888	$10,888
Accumulated amortization	(10,775)	(10,744)

	113	144
Deferred debt issuance costs, net of accumulated amortization	—	8,765
Investment held for deferred compensation	1,421	1,385
Investment in unconsolidated affiliates	8,543	7,859
Excess insurance recoverable	12,611	13,247
Other	11,357	7,142

	$34,045	$38,542

Other noncurrent liabilities:
Postretirement liability	$11,113	$12,894
Deferred compensation liability	1,516	1,561
Minority interest in joint ventures (asset)	165	(153)
Other	34,878	40,268

	$47,672	$54,570

4.	Net Patient Service Revenue and Accounts Receivable

Net patient service revenue consists of the following:

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Gross revenue from services to patients	$4,319,218	$4,198,159	$3,872,291
Contractual adjustments	(2,438,128)	(2,337,436)	(2,103,884)
Changes in estimate related to favorable prior year third-party payor settlements	36,094	10,574	10,918

Net patient service revenue	$1,917,184	$1,871,297	$1,779,325

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Net patient accounts receivable consists of the following:

	December 31
	2010	2009
	(In thousands)

Gross patient accounts receivable	$596,070	$634,444
Allowances and advances under contractual arrangements	(389,612)	(441,966)
Allowance for charity care and uncollectible accounts	(63,532)	(69,697)

	$142,926	$122,781

The DMC grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. Significant concentrations of accounts receivable at December 31, 2010 and 2009, include net amounts due from Medicare (20% and 18%), Medicaid (16% and 20%), Blue Cross (10% and 10%), and other payors, (54% and 52%), respectively.

5.	Cash, Cash Equivalents, and Investments

The components of cash, cash equivalents, and investments are summarized as follows:

	December 31
	2010	2009
	(In thousands)

Cash and cash equivalents	$35,687	$171,497
United States government obligations	18,132	29,610
Foreign obligations	7,028	18,483
Asset and mortgage-backed securities	42,146	53,049
Corporate bonds	56,115	64,592
Common stock	137,364	149,924
Limited partnerships	35,785	32,557
Other	—	176

	$332,257	$519,888

Investment return is summarized as follows:

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Interest and dividends	$10,572	$8,337	$11,399
Net realized gains (losses)	17,156	(6,589)	(21,913)
Net unrealized gains (losses)	8,679	61,087	(73,758)

Total investment income (loss)	$36,407	$62,835	$(84,272)

Included in other revenue	$10,215	$2,352	$(356)
Included in change in unrealized gains (losses) on investments	6,553	32,558	(39,878)
Included in other nonoperating income (loss)	2,759	4,438	(4,740)

	19,527	39,348	(44,974)
Included in temporarily restricted net assets	16,880	23,487	(39,298)

Total investment income (loss)	$36,407	$62,835	$(84,272)

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Investment return on board-designated funds for capital improvements is included in other nonoperating income. All other investment return, which is not restricted by explicit donor stipulations, is included in other revenue, except for unrealized gains/losses which are included as a component of the performance indicator in the statement of operations. Equity earnings (loss) on limited partnerships of $3,708,000, $2,989,000, and $(7,373,000) is included in the realized gain (loss) amount for the years ended December 31, 2010, 2009, and 2008, respectively.

The DMC invests in various financial instruments which are publicly traded. Financial instruments are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the value of investments will occur in the near term, and that such changes could materially affect the amounts reported in the statement of operations and changes in net assets (deficit).

6.	Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable and accounts payable are reasonable estimates of fair value due to the short-term nature of these financial instruments. Investments, other than alternative investments, are recorded at fair value. At December 31, 2010 and 2009, the carrying value and fair value of The DMC’s long-term debt, (excluding capital leases), as estimated by discounted cash flow analyses using the current borrowing rate for similar types of borrowing arrangements and adjusted for credit risk of The DMC was $3,087,000 and $3,087,000 at December 31, 2010, respectively, and $492,383,000 and $431,557,000 at December 31, 2009, respectively (see Note 8). Other noncurrent assets and liabilities have carrying values that approximate fair value.

ASC 820 Fair Value Measurements and Disclosures emphasizes that fair value is a market based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

The Company follows the three-level fair value hierarchy to categorize these assets and liabilities recognized at fair value at each reporting period, which prioritizes the inputs used to measure such fair values. Level inputs are defined as follows:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities on the reporting date. Investments classified in this level generally include exchange traded equity securities, futures, real estate investment trusts, pooled short-term investment funds, and exchange traded mutual funds.

Level 2 — Inputs other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Investments classified in this level generally include fixed income securities, including income government obligations, asset backed securities, and certificates of deposit.

Level 3 — Inputs that are unobservable for the asset or liability. Investments classified in this level generally include alternative investments, limited partnerships, and certain fixed income securities, including fixed income government obligations.

In instances where the determination of the fair value measurement is based upon inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

As of December 31, 2010 and 2009, the Level 2 and Level 3 assets and liabilities listed in the fair value hierarchy tables below utilize the following valuation techniques and inputs:

Cash and cash equivalents — Short term investments designated as Level 2 investments are primarily comprised of commercial paper, whose fair value is based on amortized cost. Significant unobservable inputs include security cost, maturity, and credit rating.

United States government obligations — The fair value of investments in U.S. government, state, and municipal obligations is primarily determined using techniques consistent with the income approach. Significant observable inputs to the income approach include data points for benchmark constant maturity curves and spreads.

Asset and mortgage backed securities — The fair value of U.S. agency and corporate asset-backed securities is primarily determined using techniques consistent with the income approach, such as a discounted cash flow model. Significant unobservable inputs include prepayment speeds and spreads, benchmark yield curves, volatility measures, and quotes.

Corporate bonds and foreign obligations — The fair value of investments in U.S. and international corporate bonds, including commingled funds that invest primarily in such bonds, and foreign government bonds is primarily determined using techniques that are consistent with the market approach. Significant observable inputs include benchmark yields, reported trades, observable broker/dealer quotes, issuer spreads, and security specific characteristics, such as redemption options.

Common stock and preferred stock — The fair value of investments in U.S. and international equity securities is primarily determined using the calculated net asset value. The values for underlying investments are fair value estimates determined by external fund managers based on operating results, balance sheet stability, growth, and other business and market sector fundamentals.

Securities lending collateral — The fair value of collateral received under the securities lending program is determined using the calculated net asset value for the equity securities which are held.

The types of instruments valued based on quoted prices that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency include most municipal and provincial obligations, investment-grade and high yield corporate bonds and mortgage securities. Such instruments are generally classified within Level 2 of the fair market hierarchy.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following tables summarize The DMC’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, aggregated by the level in the fair value hierarchy defined above:

		Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant
		for Identical	Other	Significant
	Fair Value at	Assets and	Observable	Unobservable
	December 31,	Liabilities	Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

Cash and cash equivalents	$35,687	$20,675	$15,012	$—
United States government obligations	18,132	—	18,132	—
Foreign obligations	7,028	—	7,028	—
Asset and mortgage-backed securities	42,146	—	42,146	—
Corporate bonds	56,115	6,705	49,410	—
Common stock — Domestic	108,316	30,259	78,057	—
Common stock — International	28,183	27,445	738	—
Preferred stock — International	865	862	3

Total	$296,472	$85,946	$210,526	$—

		Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant
		for Identical	Other	Significant
	Fair Value at	Assets and	Observable	Unobservable
	December 31,	Liabilities	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

Cash and cash equivalents	$171,497	$157,489	$14,008	$—
United States government obligations	29,610	—	29,610	—
Foreign obligations	18,484	—	18,484	—
Asset and mortgage-backed securities	53,049	—	53,049	—
Corporate bonds	64,592	—	64,592	—
Common stock	149,925	82,598	67,327	—
Other	175	—	175	—

Total	$487,332	$240,087	$247,245	$—

Securities lending collateral	$40,463	$40,463	$—	$—

7.	Credit Agreement

On June 25, 2010, The DMC and GE Capital executed an amendment to the amended and restated credit agreement. Under the amended terms of the credit agreement, The DMC had liquidity available of up to $40,000,000 based on eligible accounts receivable which is determined based on net accounts receivable which are less than 120 days old reduced by third-party advances and allowances for doubtful accounts. The credit agreement, which expired the earlier of June 30, 2011 or the date on which The DMC terminates the agreement was secured by eligible accounts receivable. Interest on borrowings were either fixed or floating subject to monthly adjustments. In addition, The DMC was charged an unused facility fee equal to .50% of the unused liquidity facility. At December 31, 2009 the balance outstanding on the line of credit was $20,753,000. The line of credit was terminated effective December 31, 2010.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

8.	Long-Term Debt and Leases

Long-term debt and capital leases consist of the following:

	December 31
	2010	2009
	(In thousands)

Michigan State Hospital Finance Authority (MSHFA) bonds:
Series 1993A, interest at 6.25% to 6.5%, due 2018	$—	$105,230
Series 1993B, interest at 5.50% to 5.75%, due 2023	—	95,000
Series 1995, interest at 6.0% to 6.7%, due 2025	2,065	30,335
Series 1997A, interest at 5.0% to 5.5%, due 2027	—	147,137
Series 1998A, interest at 5.0% to 5.25%, due 2028	—	108,650
Obligations under capital leases	10,463	19,575
Notes payable and other obligations	1,022	6,031

	13,550	511,958
Less current portion	5,690	21,681

	$7,860	$490,277

The Detroit Medical Center and its hospital subsidiaries are members of The Detroit Medical Center Obligated Group, which was created under a Master Indenture and Security Agreement. In addition, The Detroit Medical Center and its hospital subsidiaries became part of Sinai Hospital Obligated Group, which was created under a separate Master Indenture, which also became known as The Detroit Medical Center Obligated Group subsequent to the 1997 acquisition of Sinai Hospital by The DMC. Collectively these Master Indentures are referred to as “Master Indentures.” The Master Indentures provide that each member of the Obligated Group is jointly and severally liable for obligations issued here under. The Detroit Medical Center serves as Obligated Group Agent.

As discussed in Note 2, The DMC extinguished the outstanding MSHFA bonds and certain other obligations at December 31, 2010 through the use of $363,316,000 in proceeds from Vanguard and existing cash and investments held by The DMC. Substantially all these funds were placed in escrow accounts until January 31, 2011 at which time they were used to redeem the outstanding bonds from the bond holders. In connection with the funding of the escrow accounts, the Master Indenture and related loan agreements were terminated. As The DMC has been relieved as primary obligor under the bonds, the obligations have been derecognized from the consolidated balance sheet at December 31, 2010. The DMC recognized a nonoperating loss on extinguishment of debt of $8,047,000 during the year ended December 31, 2010 related to the write-off of the unamortized bond issue costs.

Interest paid was $29,126,000, $30,994,000, and $32,346,000 in 2010, 2009, and 2008, respectively. In addition, The DMC capitalized interest of $174,000 in 2008.

The cost and accumulated depreciation for assets under capital lease were and $64,347,000 and $47,048,000 at December 31, 2010, and $64,001,000 and $41,462,000 at December 31, 2009.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Future maturities of long-term debt and future minimum payments under capital leases are summarized as follows:

	Bonds and Notes	Capital
	Payable	Leases
	(In thousands)

2011	$2,391	$3,505
2012	340	3,006
2013	356	2,011
2014	—	1,236
2015	—	1,248
Thereafter	—	1,890

	$3,087	12,896

Less amounts representing interest		(2,433)

		$10,463

Rent expense incurred under operating noncancellable leases for the years ended December 31, 2010, 2009, and 2008 was $18,737,000, $17,634,000, and $16,118,000, respectively. The DMC has noncancellable lease commitments at December 31, 2010, as follows (in thousands):

2011	$10,389
2012	8,126
2013	6,659
2014	5,300
2015	4,864

9.	Professional and General Liability Claims

The Detroit Medical Center has established an offshore captive insurance company to provide professional and general liability coverage to The Detroit Medical Center, its hospital subsidiaries, certain medical staff members, and other affiliates. A portion of the risk of loss from professional liability claims is retained by some of the subsidiaries. Through March 31, 2004, The DMC acquired excess professional liability and general liability coverage from a captive insurance company in which it held a minority interest. Effective April 1, 2004, The DMC purchased the excess coverage from the offshore captive owned by The DMC, which in turn reinsured a portion of the losses through commercial insurance companies.

The DMC and its affiliates have accrued their best estimate of the ultimate cost of losses payable by the captive insurance company and the retained portion of losses under other insurance arrangements. These estimates include an amount for claims incurred but not reported.

Accrued professional liability losses are recorded at their estimated present value based on discount rates, which average approximately 5% in 2010 and 2009. At December 31, 2010 and 2009, The DMC has recorded a receivable for excess insurance recoverable of $12,611,000 and $13,247,000, respectively, which is included in other long term assets. Professional liability expense for the years ending December 31, 2010, 2009, and 2008 was $16,825,000, $28,140,000, and $29,022,000, respectively.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Activity in reserves for professional liability is summarized as follows:

	Year Ended December 31
	2010	2009
	(In thousands)

Balance at beginning of year	$205,304	$207,004
Less outstanding losses recoverable	13,247	13,125

	192,057	193,879
Incurred related to:
Current year	32,984	30,624
Prior year	(16,159)	(2,484)

Total incurred	16,825	28,140
Paid related to:
Current year	(31)	(1)
Prior year	(38,169)	(29,961)

Total paid	(38,200)	(29,962)

Net balance at end of year for retained losses	170,681	192,057
Add outstanding losses recoverable	12,611	13,247

Balance at end of year	$183,292	$205,304

The changes in the provision for incurred claims for the prior year have been adjusted to reflect the changes in estimates of the ultimate settlement costs of such losses. The favorable development which occurred during 2010 and 2009 relates to a reduction in claim frequency and severity.

10.	Retirement Benefits

The DMC maintains a defined contribution retirement plan for employees. The DMC contributes a fixed percentage of employee salaries to the plan and also matches contributions made by employees during the year. During 2008, The DMC changed the matching contribution from a two-to-one match to a three-to-one or a four-to-one match based on years of service. Total expense under the plan was $22,864,000, $22,502,000, and $21,059,000 for the years ending December 31, 2010, 2009 and 2008, respectively.

The DMC also has a noncontributory defined benefit retirement plan covering substantially all of the employees of The Detroit Medical Center and its subsidiaries hired prior to June 1, 2003. The benefits under the defined benefit plan are based in general on years of service and final average earnings.

In 2003, The DMC announced that benefits provided under the defined benefit retirement plan would be frozen effective June 1, 2003.

The DMC’s funding policy for the defined benefit plan is, in general, to fund an amount based on the recommendation of consulting actuaries that is in compliance with the requirements of the Employee Retirement Income Security Act of 1974.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table provides a reconciliation of the changes in the defined benefit plan’s benefit obligation and fair value of assets for the years ended December 31, 2010 and 2009, and a statement of the funded status as of December 31, 2010 and 2009.

	Year Ended December 31
	2010	2009
	(In thousands)

Reconciliation of benefit obligation:
Benefit obligation at the beginning of year	$867,821	$833,871
Interest cost	50,989	51,172
Actuarial loss	92,416	16,786
Benefits paid	(36,439)	(34,008)

Benefit obligation at end of year	974,787	867,821
Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	683,741	586,266
Actual gain on plan assets	85,844	131,483
Employer contributions	13,616	—
Benefits paid	(36,439)	(34,008)

Fair value of plan assets at end of year	746,762	683,741

Funded status at December 31 and accrued retirement liability	$(228,025)	$(184,080)

The accumulated benefit obligation for the defined benefit plans was $974,787,000 and $867,821,000 at December 31, 2010 and 2009, respectively.

The DMC recognizes the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of the pension plan in the consolidated balance sheet, with a corresponding adjustment to unrestricted net assets. The adjustment to unrestricted net assets at adoption represents the net unrecognized actuarial gains and losses. Furthermore, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of unrestricted net assets. These amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in unrestricted net assets upon the adoption of ASC 715, Compensation — Retirement Benefits.

Included in unrestricted net assets at December 31, 2010 and 2009 are unrecognized actuarial losses of $274,916,000 and $233,273,000, respectively that have not yet been recognized in net periodic pension cost. The actuarial loss included in unrestricted net assets and expected to be recognized in net periodic pension cost during fiscal year ending December 31, 2011 is $26,404,000.

The following is a summary of the changes in plan assets and benefit obligation recognized in unrestricted net assets:

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Net actuarial (loss) gain	$(60,066)	$65,532	$(325,850)
Amortization of net loss	18,423	28,288	—

(Decrease) increase in unrestricted net assets	$(41,643)	$93,820	$(325,850)

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

A summary of the components of net pension expense is as follows:

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Interest cost on projected benefit obligation	$50,989	$51,172	$51,683
Expected return on assets	(53,494)	(48,425)	(72,345)
Amortization of net loss	18,423	28,288	—

Net retirement cost (credit) for defined benefit plan	15,918	31,035	(20,662)
Defined contribution plan expense	22,864	22,502	21,059

Total retirement expense	$38,782	$53,537	$397

The assumptions used to determine the plan benefit obligation are as follows:

	December 31
	2010	2009

Discount rate	5.35%	6.06%
Rate of increase in compensations levels	Frozen at 2003 level	Frozen at 2003 level

The assumptions used to determine the net periodic benefit cost are as follows:

	Year Ended December 31
	2010	2009	2008

Discount rate	6.06%	6.46%	6.60%
Expected long-term rate of return on assets	8.00%	8.50%	8.50%

To develop the expected long-term rate of return on assets assumption, The DMC considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested, and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio.

The DMC’s pension plan weighted-average asset allocations by asset category are as follows:

		December 31
		2010	2009
	Target	Actual	Actual

Asset category:
Cash and cash equivalents	0%	3%	2%
Equity securities	56%	65%	61%
Debt securities	25%	15%	20%
Alternatives and other	19%	18%	17%

The plan assets are invested in separately managed portfolios using investment management firms. The plans’ objective for all asset categories is to maximize total return without assuming undue risk exposure. The plan maintains a well-diversified asset allocation that best meets these objectives. Plan assets are largely comprised of equity securities, which include companies with all market capitalization sizes in addition to international and convertible securities. Cash and cash equivalents are comprised of money market funds. Debt securities include domestic and foreign government obligations, corporate bonds, and mortgage backed securities. Alternative investments include investments in limited partnerships.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Investments in derivative securities are not permitted for the sole purpose of speculating on the direction of market interest rates. Included in this prohibition are leveraging, shorting, swaps, futures, options, forwards, and similar strategies.

In each investment account, investment managers are responsible to monitor and react to economic indicators, such as GDP, CPI, and the Federal Monetary Policy, that may affect the performance of their account. The performance of all managers and the aggregate asset allocation are formally reviewed on a quarterly basis, with a rebalancing of the asset allocation occurring at least once a year. The current asset allocation objective is to maintain a certain percentage with each class allowing for a 10% deviation from the target.

The following table summarizes the Company’s pension assets measured at fair value on a recurring basis as of December 31, 2010 aggregated by the level in the fair value hierarchy within which those measurements are determined as disclosed in Note 5. Fair value methodologies for Level 1 and Level 2 are consistent with the inputs described in Note 5. Fair value for Level 3 represents the DMC’s ownership interest in the net asset value of the respective partnership, which approximates fair value.

		Fair Value Measurement Using
		Quoted Prices in	Significant
		Active Markets for	Other	Significant
	Fair Value at	Identical Assets	Observable	Unobservable
	December 31,	and Liabilities	Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

Cash and cash equivalents	$20,781	$18,989	$1,792	$—
United States government obligations	14,131	—	14,131	—
Foreign obligations	125	—	125	—
Asset and mortgage-backed securities	26,138	—	26,138	—
Corporate bonds	67,946	—	67,946	—
Equity securities	483,206	132,806	350,400	—
Alternative investments	134,435	—	—	134,435

Total investments	$746,762	$151,795	$460,532	$134,435

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

		Fair Value Measurement Using
		Quoted Prices in	Significant
		Active Markets for	Other	Significant
	Fair Value at	Identical Assets	Observable	Unobservable
	December 31,	and Liabilities	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

Cash and cash equivalents	$11,910	$13,411	$(1,501)	$—
United States government obligations	9,859	—	9,859	—
Foreign obligations	12,182	—	12,182	—
Asset and mortgage-backed securities	31,385	—	31,385	—
Corporate bonds	84,366	—	84,366	—
Equity securities	413,448	121,215	292,233	—
Alternative investments	120,591	—	—	120,591

Total investments	$683,741	$134,626	$428,524	$120,591

	Alternative Investments
Level 3 Rollforward	2010	2009
	(In thousands)

Fair value as of January 1	$120,591	$119,124
Unrealized gains, net	10,817	12,227
Purchases, sales and settlements, net	3,027	(10,760)

Fair value as of December 31, 2010	$134,435	$120,591

Expected cash flows for the defined benefit retirement plan are as follows:

Pension
Benefits
(In thousands)

Expected employer contributions for the year ending December 31, 2011	$21,591

Expected benefit payments for the year ending December 31:
2011	$43,897
2012	47,008
2013	49,825
2014	52,608
2015	55,321
2016-2020	314,632

The expected employer contributions above represent amounts to be paid to the trust and the benefit payment amounts above represent total benefits expected to be paid from the trust.

11.	Other Postretirement Employee Benefits

Certain DMC hospitals sponsor defined benefit health care plans for retirees who meet eligibility requirements, and one hospital has committed to continue postretirement health care benefits to certain union employees meeting certain age and service requirements. Additionally, two hospitals provide postretirement life insurance benefits to eligible employees and retirees. The plans are frozen and no new employees are eligible to participate.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

On December 8, 2003, the Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to certain sponsors of postretirement health care benefit plans that provide a prescription drug benefit to their enrollees that is at least actuarially equivalent to Medicare Part D. The DMC’s estimate of its postretirement obligation, net periodic postretirement benefit cost, and the corresponding disclosures include the effect of the Act.

The following table presents the amounts recognized for all the plans in the consolidated financial statements:

	Year Ended December 31
	2010	2009
	(In thousands)

Reconciliation of benefit obligation:
Benefit obligation at the beginning of year	$16,272	$15,981
Service cost	—	—
Interest cost	823	948
Participant contributions	136	184
Actuarial loss (gain)	(1,300)	869
Benefits paid	(1,398)	(1,710)

Benefit obligation at end of year	14,533	16,272
Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	3,378	3,286
Actual return on plan assets	69	133
Employer contributions	—	1,669
Benefits paid from plan assets	(27)	(1,710)

Fair value of plan assets at end of year	3,420	3,378

Funded status at December 31, included in other noncurrent liabilities	$(11,113)	$(12,894)

Included in unrestricted net assets are the following amounts that have not yet been recognized in postretirement benefit cost:

	Year Ended December 31
	2010	2009
	(In thousands)

Unrecognized prior service cost	$(20)	$(75)
Unrecognized actuarial losses (gains)	875	(315)

Increase (decrease) in unrestricted net assets	$855	$(390)

The prior service cost and actuarial losses included in unrestricted net assets and expected to be recognized in net periodic pension cost during 2010 are $20 and $56, respectively.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Changes in plan assets and benefit obligation recognized in unrestricted net assets:

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Current year actuarial loss	$1,203	$(897)	$(134)
Amortization of prior service cost	56	59	582
Amortization of unrecognized net actuarial loss	(14)	—	—

Increase (decrease) in unrestricted net assets	$1,245	$(838)	$(448)

Net periodic postretirement benefit cost includes the following components:

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Service cost	$—	$—	$1
Interest cost	823	948	1,040
Expected return on assets	(166)	(161)	(158)
Amortization of prior service cost	56	59	63
Amortization of unrecognized net actuarial loss	(14)	—	—

Net periodic postretirement benefit cost	$699	$846	$946

The weighted-average annual assumed rate of increase in the per capita cost of covered health care benefits (i.e., health care cost trend rate) is 9% for 2009, 11% for 2010 and is assumed to decrease 1% per year to 5% in 2016 and remain at that level thereafter. The weighted-average discount rate used in determining the accumulated postretirement obligation was 5.35% and 6.06% at December 31, 2010 and 2009, respectively. The weighted-average discount rate used in determining the net periodic postretirement benefit cost was 6.06%, 6.46%, and 6.60% for the years ended December 31, 2010, 2009 and 2008, respectively.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One-	One-
	Percentage	Percentage
	Point	Point
	Increase	Decrease
	(In thousands)

Effect on total of service and interest cost components	$42	$(36)
Effect on postretirement benefit obligation	852	(689)

Expected cash flows for the postretirement benefits are as follows (in thousands):

Expected benefit payments for the year ending December 31:
2011	$1,522
2012	1,539
2013	1,492
2014	1,462
2015	1,414
2016 — 2020	5,744

The DMC funds the majority of the postretirement liability payments from operations.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

12.	Commitments and Contingencies

The DMC has entered into an information systems outsourcing arrangement with CareTech Corporation (an entity in which The DMC has a 30% equity interest). Under the agreement, The DMC outsourced its entire information system operations for a 10-year period expiring December 31, 2011, with annual fees based on a budget approved annually. During the years ended December 31, 2010, 2009, and 2008 expenses incurred under the outsourcing contract, excluding capital related items, were $55,096,000, $57,094,000, and $58,841,000, respectively.

In 2007, the DMC entered into an outsourcing agreement with Cerner Corporation related to its clinical information systems. Under the agreement, The DMC has outsourced the operations and maintenance of its clinical information systems for a 10-year period expiring December 31, 2016. The annual fees range from $17,500,000 in 2011 to $16,890,000 in 2017. During the years ended December 31, 2010, 2009 and 2008, the DMC paid $17,506,000, $12,557,000, and $10,407,000, respectively, under the terms of the agreement. The majority of the costs incurred under the agreement are being accounted for on a straight-line basis over the life of the contract.

The DMC has an agreement with Provider HealthNet Services, Inc. (PHNS) to outsource medical record and transcription services of The DMC. The initial agreement was renegotiated in 2004, for a period of eight years ending May 2012, with the option of five one-year renewal periods. The term of the medical records outsourcing agreement is eight years with contractually specified minimum annual payments over the term of the agreement. The contractual minimum payments aggregate $60,605,000 over the remaining term of the agreement. The DMC is contingently obligated should PHNS not achieve certain operating targets under The DMC agreement, which may require additional payments or extension of the contract. The DMC has the ability to terminate the agreement, subject to payment of certain penalty amounts. In connection with the initial outsourcing agreement.

The DMC and its affiliates are parties to certain legal actions in addition to professional liability claims (see Note 9). Management believes the resolution of these matters will not materially affect the results of operations or the financial position of The DMC.

Effective December 31, 2010, The DMC entered into a Settlement Agreement with the Department of Justice and the Department of Health and Human Services Office of Inspector General (the OIG), releasing The DMC from liability under the False Claims Act, the Civil Monetary Penalties Law, and the civil monetary penalties provisions of the Stark Law for certain disclosed conduct by The DMC that may have violated the Anti-Kickback Statute or the Stark Law or failed to comply with governmental reimbursement rules. The DMC paid $30 million to the government in connection with such settlement based upon the government’s analysis of The DMC’s net worth and ability to pay. The Settlement Agreement is subject to the government’s rescission in the event of The DMC’s nondisclosure or any misrepresentation of The DMC’s financial statement disclosed to the government.

At December 31, 2010 The DMC had commitments of approximately $14,995,000 for the purchase of property and equipment.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

13.	Functional Expenses

The DMC fulfills the health care requirements of residents in the community it serves by providing, as its principal function, a complete array of necessary health care services. Expenses classified by function are as follows:

	Year Ended December 31
	2010	2009	2008
	(In thousands)

Health care services	$1,742,943	$1,715,541	$1,600,745
Teaching	88,605	95,270	86,810
General and administrative	208,326	187,087	169,132

	$2,039,874	$1,997,898	$1,856,687

14.	Related-Party Transactions

The DMC purchases teaching and clinical professional services from Wayne State University. Purchases for these services, included in services, supplies and other on the statement of operations, amounted to $67,666,000, $78,115,000, and $76,040,000 for the years ended December 31, 2010, 2009, and 2008, respectively. During 2006, The DMC and Wayne State University agreed to the terms and conditions related to a long-term agreement. In February, 2009 the agreement with Wayne State University was amended to resolve disputes related to certain amounts under the agreement. In February, 2010, The DMC agreed to terms with Wayne State University related to teaching and clinical professional services for the period beginning July 1, 2010. Under the terms of the agreements, The DMC became the sponsor of essentially all graduate medical education programs. In addition, Wayne State University will continue to provide services to The DMC for annual payments of approximately $68,471,000.

The DMC has transactions with other affiliated entities, board members, and related parties that are not significant.

15.	Sale and Lease of Assets, and Revenue From Service and Facility Agreements

In December, 2005, The DMC completed the sale and lease of assets associated with the cancer service line at Harper-Hutzel Hospital to the Barbara Ann Karmanos Cancer Institute (KCI). Under the terms of the Asset Acquisition and Lease Agreement and related agreements, The DMC agreed to lease certain assets to KCI related to providing inpatient and outpatient cancer services and transferred ownership of certain space to KCI in Harper-Hutzel Hospital through the establishment of condominium units which were sold to KCI.

In addition, The DMC leases an outpatient treatment center to KCI for a period of seven years, ending November 30, 2012, at which time ownership to the facility will be transferred to KCI. The lease requires annual payments of $824,000. KCI has the option to purchase the facility at the end of each lease year at predetermined amounts included in the lease.

KCI also leases a radiation oncology center and equipment from The DMC. Under the terms of the ground lease with KCI, The DMC will receive payments of $720,000 annually for an initial term of 5 years and no payments will be received for the remaining 45 years of the initial lease term. The lease, which ends November 30, 2055, has been accounted for as an operating lease, and as such rental income is recognized ratably by The DMC over the lease term. In addition, The DMC leases radiation oncology equipment to KCI for a term of seven years ending November 30, 2012. Payments under the lease are $824,000 annually. Under the terms of the agreement, title to the equipment transfers to KCI at the end of the lease term. The lease has been accounted for as a sales type lease based on the transfer of ownership.

The DMC also leases space to KCI in a professional office building. The initial term of the lease expired on November 30, 2010, however the lease has been extended through November 30, 2015, and the annual

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

rental is $750,000. KCI also leases space in a parking facility from The DMC for an annual rental of $398,000. The initial term under the lease is ten years, which ends November 30, 2015.

The DMC recognized rental income of $5,809,000, $5,657,000, and $5,814,000 during the years ended December 31, 2010, 2009, and 2008, respectively; related to rental of the facilities and equipment to KCI, including certain allocated costs.

The following is a summary of the rental payments which will be received by The DMC over the following five years (in thousands):

Year ending December 31:
2011	$3,071
2012	3,071
2013	1,423
2014	1,423
2015	1,423

Under the terms of the agreements, The DMC will provide certain ancillary clinical services, management services, and information technology services to KCI. The initial agreement is for a period of five years expiring on November 30, 2010 subject to various renewal options. The agreement was extended through May 31, 2011. These services are generally based on costs incurred by The DMC. At December 31, 2010 and 2009, The DMC had a receivable of $13,254,000 and $8,645,000 from KCI for services provided during the years ended December 31, 2010 and 2009. The statement of operations includes $74,365,000, $67,459,000 and $65,436,000 related to revenue from service and facility agreements provided to KCI for the years ended December 31, 2010, 2009, and 2008, respectively.

16.	Endowment

The DMC’s endowment consists of approximately 130 individual funds established for a variety of purposes. The endowment includes both donor-restricted endowment funds and funds designated by the Board of Trustees to function as endowments. Net assets associated with endowment funds, including funds designated by the Board of Trustees to function as endowments, are classified and reported based on the existence or absence of donor-imposed restrictions.

The Board of Trustees of the DMC has interpreted the Michigan Uniform Management of Institutional Funds Act (Michigan UMIFA, “the Act”) as requiring the preservation of the fair value of the original gift as of the gift date of the donor-restricted endowment funds absent explicit donor stipulations to the contrary. As a result of this interpretation, The DMC classifies as permanently net restricted assets (a) the original value of gifts donated to the permanent endowment, (b) the original value of subsequent gifts to the permanent endowment, and (c) accumulations to the permanent endowment made in accordance with the direction of the applicable donor gift instrument at the time the accumulation is added to the fund. The remaining portion of the donor-restricted endowment fund that is not classified in permanently restricted net assets is classified as temporarily restricted net assets until those amounts are appropriated for expenditure by the organization in a manner consistent with the standard of prudence prescribed by the Act. In accordance with the Act, The DMC considers the following factors in making a determination to appropriate or accumulate donor-restricted funds:

(1) The duration and preservation of the fund

(2) The purposes of The DMC and the donor-restricted endowment fund

(3) General economic conditions

(4) The possible effect of inflation and deflation

(5) The expected total return from income and the appreciation of investments

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(6) Other resources of The DMC

(7) The investment policies of The DMC

The DMC has adopted investment and spending policies for endowment assets that attempt to provide a predictable stream of funding to programs supported by its endowment while seeking to maintain purchasing power of the endowment assets. Endowment assets include those assets of donor-restricted funds that The DMC must hold in perpetuity or for a donor-specific period(s) as well as board-designated funds. Under this policy, as approved by the Board of Trustees, the endowment assets are invested in a manner that is intended to produce a real return, net of inflation and investment management costs, of at least 5% over the long term. Actual returns in any given year may vary from this amount.

To satisfy its long-term rate-of-return objectives, The DMC relies on a total return strategy in which investment returns are achieved through both capital appreciation (realized and unrealized) and current yield (interest and dividends). The DMC targets a diversified asset allocation that places a greater emphasis on equity-based and alternative investments to achieve its long-term objective within prudent risk constraints.

The DMC has an investment subcommittee that reviews the annual performance of the endowment funds and makes recommendations to the Board as to the suggested distribution of the endowment funds. In establishing its recommendation, the Investment Committee considers the long-term expected return on its endowment. Accordingly, over the long term, The DMC expects the current spending policy to allow its endowment to grow at an average of the long term rate of inflation. This is consistent with The DMC’s objective to maintain the purchasing power of the endowment assets held in perpetuity or for a specific term as well as to provide additional real growth through new gifts and investment return. In addition to the DMC Board oversight, the DMC endowments are invested and managed by the DMC Investment Committee.

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

At December 31, 2010 and 2009, the endowment net asset composition by type of fund consisted of the following:

	Board	Temporarily	Permanently
	Designated	Restricted	Restricted	Total

Endowment net assets, January 1, 2009	$38,767	$12,575	$65,847	$108,880
Investment return:
Investment loss	(2,740)	(3,157)	(15)	(5,441)
Unrealized gain	14,742	16,709	—	29,006

Total investment return	12,002	13,552	(15)	23,565
Contributions	—	185	54	239
Expenditure of assets	(1,204)	(871)	—	(2,075)
Transfer of net assets	—	(3,395)	—	(3,395)
Other changes	—	(375)	(10)	(385)

Endowment net assets, December 31, 2009	49,565	21,671	65,876	126,829
Investment return:
Investment gain (loss)	4,032	7,866	(133)	11,765
Unrealized gain	2,473	2,294	—	4,767

Total investment return	6,505	10,160	(133)	16,532
Contributions	—	193	171	364
Expenditure of assets	(1,145)	(2,096)	—	(4,020)
Transfer of net assets	(45,584)	255	500	(34,889)
Other changes	(1,122)	—	—	—

Endowment net assets, December 31, 2010	$8,219	$30,183	$66,414	$104,816

From time to time, the fair value of assets associated with individual donor-restricted endowments funds may fall below the level that the donor requires the DMC to retain as a fund of perpetual duration. In accordance with generally accepted accounting principles, deficiencies of this nature that are reported in unrestricted net assets were $3,395,000 as of December 31, 2008. There are no deficiencies as of December 31, 2010 or 2009.

17.	FICA Refund Statement

During 2004 and 2005, The DMC applied for and received refunds from the Internal Revenue Service (IRS) related to employment (FICA) taxes which were paid as a result of The DMC claiming the “student exception” for fiscal years 1999 and 2000. In December 2006, the Department of Justice (DOJ) filed a claim against The DMC claiming an “erroneous refund” was issued by the IRS and obtained a judgement against The DMC. At December 31, 2009 management had recorded a liability representing the amount of the erroneous refund and accrued interest. In March, 2010 the IRS issued guidance which indicated that medical students qualified for the “student exception” under the medical resident FICA rules. As a result of the revised guidance that was issued by the IRS and clarified by the DOJ, DMC management concluded that the claim by the DOJ was no longer a probable loss as defined under ASC 450, Contingencies and therefore derecognized the liability of $8,623,000 which was recorded. In addition, management concluded The DMC was entitled to a FICA tax refund for additional periods which had not been previously refunded by the IRS. Accordingly, The DMC recognized a receivable of $43,500,000, which is included in other accounts receivable in the consolidated balance sheet, for the amounts due from the IRS and a corresponding liability of $21,750,000, which is included in accrued expenses in the consolidated balance sheet, for the amounts which will be paid to

The Detroit Medical Center and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

the individual medical residents for their portion of the FICA taxes. As a result, The DMC recognized revenue of $30,373,000, as other revenue in the statement of operations and changes in net assets for 2010, due to the change in regulations and the change in estimate related to the amount in dispute.

18.	Subsequent Events

In March 2011 The DMC liquidated and distributed approximately $100 million of the investments that were held by The DMC Insurance Company Ltd at December 31, 2010. The proceeds from the liquidation were transferred to Vanguard. The reduction in liquidity was replaced by a collateralized note from Vanguard for $63 million.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

COMBINED FINANCIAL STATEMENTS
June 30, 2010 and 2009
(With Independent Auditors’ Report Thereon)

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Resurrection Health Care Corporation:

We have audited the accompanying combined statements of financial position of West Suburban Medical Center and Westlake Hospital (the Entities) as of June 30, 2010 and 2009, and the related combined statements of operations, changes in divisional net deficit, and cash flows for each of the years in the three year period ended June 30, 2010. These combined financial statements are the responsibility of the Resurrection Health Care Corporation’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entities’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of West Suburban Medical Center and Westlake Hospital as of June 30, 2010 and 2009, and the results of their operations, changes in divisional net deficit, and cash flows for each of the years in the three year period ended June 30, 2010, in conformity with U.S. generally accepted accounting principles.

(Signed) KPMG, LLP

Chicago, Illinois
December 17, 2010

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

COMBINED STATEMENTS OF FINANCIAL POSITION
June 30, 2010 and 2009

	2010	2009
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$3,034	3,754
Patient accounts receivable, net of allowance for uncollectible accounts of $26,666 in 2010 and $25,543 in 2009	20,686	23,372
Other receivables	3,107	3,625
Inventory of supplies	2,307	2,464
Prepaid expenses and other current assets	588	813

Total current assets	29,722	34,028
Assets whose use is limited	2,903	2,919
Land, buildings, and equipment, net	27,197	117,082
Investments in joint ventures	600	883

	$60,422	154,912

LIABILITIES AND DIVISIONAL NET DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$5,587	6,488
Accrued payroll and fringe benefits	10,209	9,966
Estimated payables under third-party reimbursement programs	12,850	13,092
Note payable to Parent	28,026	28,026
Due to related parties	190,388	162,220

Total current liabilities	247,060	219,792
Estimated self-insured professional and general liability claims	66,632	79,670
Asset retirement obligation	2,805	2,887

Total liabilities	316,497	302,349
Divisional net deficit	(256,075)	(147,437)

	$60,422	154,912

See accompanying notes to combined financial statements.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

COMBINED STATEMENTS OF OPERATIONS
Years ended June 30, 2010, 2009, and 2008

	2010	2009	2008
	(In thousands)

Revenues:
Net patient service revenue	$271,002	269,104	283,875
Other revenue	13,011	12,425	9,617

Total revenue	284,013	281,529	293,492

Expenses:
Salaries and wages	96,413	100,392	96,803
Payroll taxes and fringe benefits	30,094	28,319	25,617
Physicians’ fees	21,848	20,850	20,765
Supplies	42,502	44,814	43,373
Other	11,991	9,444	10,200
Management fees	30,209	30,394	29,810
Purchased services	18,118	19,785	17,984
Insurance	3,798	8,656	16,637
Depreciation and amortization	12,334	15,150	15,336
Provision for uncollectible accounts receivable	28,024	30,117	33,291
Interest expense	4,285	4,893	7,617
Impairment costs	84,606	—	17,942
Assessments and taxes	10,379	10,218	11,900

Total expenses	394,601	323,032	347,275

Loss from operations	(110,588)	(41,503)	(53,783)
Nonoperating gains (losses):
Investment income and other, net	(154)	425	493

Revenue and gains deficient of expenses and losses	$(110,742)	(41,078)	(53,290)

See accompanying notes to combined financial statements.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

COMBINED STATEMENTS OF CHANGES IN DIVISIONAL NET DEFICIT
Years ended June 30, 2010, 2009, and 2008

	2010	2009	2008
	(In thousands)

Divisional net deficit:
Revenue and gains deficient of expenses and losses	$(110,742)	(41,078)	(53,290)
Contributions from Parent for forgiveness of interest expense	1,096	1,096	1,096
Contributions from Parent for capital	1,008	3,936	1,135

Increase in divisional net deficit	(108,638)	(36,046)	(51,059)
Divisional net deficit at beginning of year	(147,437)	(111,391)	(60,332)

Divisional net deficit at end of year	$(256,075)	(147,437)	(111,391)

See accompanying notes to combined financial statements.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

COMBINED STATEMENTS OF CASH FLOWS
Years ended June 30, 2010, 2009, and 2008

	2010	2009	2008
	(In thousands)

Cash flows from operating activities:
Change in divisional net deficit	$(108,638)	(36,046)	(51,059)
Adjustments to reconcile change in divisional net deficit to net cash provided by (used in) operating activities:
Depreciation and amortization	12,334	15,150	15,336
Provision for uncollectible accounts receivable	28,024	30,117	33,291
Contributions from Parent for capital	(1,008)	(3,936)	(1,135)
Impairment costs	84,606	—	17,942
Change in net unrealized gains and losses on trading securities	12	(2)	3
Changes in assets and liabilities:
Patient accounts receivable	(25,338)	(16,128)	(36,026)
Other receivables, inventory of supplies, prepaid expenses, and other current assets	900	125	20,727
Joint ventures	283	47	253
Accounts payable and accrued expenses and other liabilities	(740)	1,141	(12,772)
Estimated payables under third-party reimbursement programs, net	(242)	9,670	(8,924)
Estimated self-insured professional and general liability claims	(13,038)	691	(4,277)

Net cash provided by (used in) operating activities	(22,845)	829	(26,641)

Cash flows from investing activities:
Acquisition of land, buildings, and equipment, net	(7,055)	(19,952)	(17,598)
Net change in assets whose use is limited	4	(54)	(157)
Capital contributions to joint ventures	—	(335)	—

Net cash used in investing activities	(7,051)	(20,341)	(17,755)

Cash flows from financing activities:
Contributions from Parent for capital	1,008	3,936	1,135
Change in due to related parties	28,168	14,507	46,161

Net cash provided by financing activities	29,176	18,443	47,296

Net increase (decrease) in cash and cash equivalents	(720)	(1,069)	2,900
Cash and cash equivalents at beginning of year	3,754	4,823	1,923

Cash and cash equivalents at end of year	$3,034	3,754	4,823

See accompanying notes to combined financial statements.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

NOTES TO COMBINED FINANCIAL STATEMENTS
June 30, 2010 and 2009
(In thousands)

(1)	Description of Organization and Basis of Presentation

Resurrection Health Care Corporation (Resurrection or Parent) is a not-for-profit tax-exempt corporation that was incorporated for charitable, educational, and scientific purposes. Resurrection is the parent of, among others, the following Illinois not-for-profit corporations: West Suburban Medical Center (WSMC), Westlake Hospital (WH), and Resurrection Services (Services) (collectively referred to herein as the Corporations). Effective August 1, 2010, certain affiliates of Vanguard Health Systems, Inc. (Vanguard) acquired substantially all of the assets and certain liabilities of and associated with the following operations of the Corporations (collectively referred to herein as the Assets):

•	WSMC, an acute care hospital providing various inpatient and outpatient services and programs

•	WH, an acute care hospital providing various inpatient and outpatient services and programs

•	Certain physician practices, properties, and retail pharmacies that are incidental to the operations of WSMC and WL, specifically the following assets:

•	Retail pharmacies located at the WSMC and WH campuses but owned or operated by Services

•	Real estate parcels consisting of residential housing or vacant lots located adjacent to WSMC and WL and owned by either WSMC, WL, or Services

•	An ambulatory care campus consisting of three buildings, including a medical office building owned and operated by a Resurrection affiliate

•	Three primary care physician practices owned by Services

•	Membership interests in two joint ventures

WH, WSMC, and Services are not-for-profit tax-exempt corporations as described in Section 501(c)(3) of the Internal Revenue Code (Code) and are exempt from federal income taxes on related income pursuant to Section 501(a) of the Code. They were incorporated for charitable, educational, and scientific purposes to support health and human services.

The accompanying combined financial statements include the accounts related to the operations of the Assets (collectively referred to herein as the Entities). Included in the accounts of WSMC are the activities of the West Suburban School of Nursing, which will continue to be sponsored and operated by Resurrection subsequent to July 31, 2010. Revenues attributable to the West Suburban School of Nursing approximate $5,000 annually. Prior to August 1, 2010, the Assets were controlled by the Corporations. The accompanying combined financial statements are not the primary consolidated financial statements of Resurrection.

(2)	Summary of Significant Accounting Policies

Significant accounting policies of the Entities are as follows:

•	The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

•	Cash and cash equivalents include investments in highly liquid instruments with original maturities of three months or less, excluding amounts classified as assets whose use is limited.

•	Inventory of supplies is stated at lower of cost (first-in, first-out method) or market.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

•	On July 1, 2008, the Entities adopted the Fair Value Measurements standard for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the combined financial statements on a recurring basis. The Fair Value Measurements standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurements standard also establishes a framework for measuring fair value and expands disclosures about fair value measurements. This pronouncement did not require any new fair value measurements and its adoption did not affect the results of operations or financial position of the Entities. The Fair Value Measurements standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value (note 7).

•	Assets whose use is limited include assets set aside by the boards of directors of the Entities for reinvestment purposes over which the boards retain control and may at their discretion use for other purposes.

•	Land, buildings, and equipment are stated at cost, or if donated, at fair value at date of donation, net of allowances for depreciation and impairments. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed on the straight-line method.

•	Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Those adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined.

•	Certain expenses associated with management services and liabilities for general and professional insurance, workers’ compensation insurance, and health insurance have been charged by Resurrection to the Entities through intercompany transactions based on methodologies that are believed to be a reasonable approximation of cost. Were the Entities to obtain the related items on a stand-alone basis, the terms may be more or less favorable than those reflected in the combined financial statements.

•	The combined statements of operations include revenue and gains deficient of expenses and losses. Transactions deemed by management to be ongoing, major, or central to the provision of health care services are reported as revenue and expenses. Transactions incidental to the provision of health care services are reported as gains and losses. Changes in divisional net deficit, which are excluded from revenue and gains deficient of expenses and losses, consistent with not-for-profit health care industry practice, include contributions from the Parent for the acquisition of long-lived assets and the forgiveness of interest expense.

•	Investment income or loss (including realized gains and losses on investments, changes in unrealized gains and losses on trading securities, interest, and dividends) is included in revenue and gains deficient of expenses and losses.

•	The Entities recognize liabilities when a legal obligation exists to perform an asset retirement obligation (ARO) in which the timing or method of settlement are conditional on a future event that may or may not be under the control of the Entities. An ARO liability is recorded at its net present value with recognition of a related long-lived asset in a corresponding amount. The ARO liability is accreted through periodic charges to depreciation expense. The Entities are legally liable to remove asbestos from existing buildings prior to future remodeling or demolishing of the existing buildings. The estimated asbestos removal cost at June 30, 2010 and 2009 was $2,805 and $2,887, respectively.

•	On July 1, 2007, the Entities adopted the Income Taxes standard related to the accounting for uncertainty in income taxes. The standard addresses the determination of how tax benefits claimed or

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

expected to be claimed on a tax return should be recorded in the combined financial statements. Under this standard, the Entities must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. At the date of adoption, and as of June 30, 2010 and 2009, the Entities did not have a liability for unrecognized tax benefits. The adoption of this standard had no impact on the combined financial statements of the Entities.

•	The Entities evaluate long-lived assets for impairment on an annual basis. Long-lived assets are considered to be impaired whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable from future cash flows. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to future cash flows expected to be generated by the asset. When such assets are considered to be impaired, the impairment loss recognized is measured by the amount by which the carrying value of the asset exceeds the fair value of the asset.

•	All significant intercompany balances and transactions have been eliminated in the preparation of the accompanying combined financial statements.

•	In connection with the preparation of the combined financial statements, the Entities evaluated subsequent events after the combined statement of financial position date of June 30, 2010 through December 17, 2010, which was the date the combined financial statements were available to be issued.

(3)	Third-Party Reimbursement Programs

The Entities have agreements with third-party payors, which provide for reimbursement at amounts different from their established rates. Contractual adjustments under third-party reimbursement programs principally represent the difference between the billings at list price and the amounts reimbursed by Medicare, Medicaid, Blue Cross, and certain other contracted third-party payors and any differences between estimated third-party reimbursement settlements for prior years and subsequent final settlements. A summary of the reimbursement methodologies with major third-party payors is as follows:

(a)  Medicare

WH and WSMC (collectively known as the Hospitals) are paid for inpatient acute care services, outpatient services, psychiatric services, and rehabilitation services rendered to Medicare program beneficiaries under prospective reimbursement rates. These rates vary according to patient classification systems that are based on clinical, diagnostic, and other factors. The prospectively determined rates are not subject to retroactive adjustment. The Hospitals’ classification of patients under the Medicare prospective payment systems and the appropriateness of the patients’ admissions are subject to validation reviews.

For services rendered to Medicare beneficiaries for defined “pass-through” costs (i.e., medical education related costs and disproportionate share payments), the Hospitals are reimbursed based upon cost reimbursement methodologies. The Hospitals are reimbursed at tentative rates with final settlement determined after submission of annual cost reports by the Hospitals and audits thereof by the Medicare fiscal intermediary. The Medicare cost reports have been audited and settled by the Medicare fiscal intermediary through 2007 for the Hospitals.

(b)  Medicaid

Under the State of Illinois’ (the State) Medicaid reimbursement system, the Hospitals are paid for inpatient acute care services rendered to Medicaid program beneficiaries under prospectively determined rates-per-discharge. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Outpatient services are reimbursed based on fee schedules. Medicaid

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

reimbursement methodologies and payment rates are subject to change based on the amount of funding available to the State Medicaid program and any such changes could have a significant effect on the Entities’ revenues.

The State has enacted an assessment program to assist in the financing of its Medicaid program, which extends to State fiscal years ending through June 30, 2013. Pursuant to this program, hospitals within the State are required to remit payment to the State of Illinois Medicaid program under an assessment formula approved by the Centers for Medicare & Medicaid Services (CMS). The Entities have reported their 2010, 2009, and 2008 related assessments of $10,104, $10,104, and $11,556, respectively, as assessments and taxes expense in the accompanying combined statements of operations. The assessment program also provides hospitals within the State with additional Medicaid reimbursement based on funding formulas also approved by CMS. The Entities have included their additional 2010, 2009, and 2008 related reimbursement of $19,095, $19,095, and $20,042, respectively, within net patient service revenue in the accompanying combined statements of operations.

(c)  Blue Cross

The Hospitals also participate as providers of health care services under reimbursement agreements with Blue Cross. The provisions of these agreements stipulate that services will be reimbursed at a tentative reimbursement rate and that final reimbursement for these services is determined after the submission of annual cost reports by the Hospitals and reviews thereof by Blue Cross. The Blue Cross traditional indemnity reimbursement reports for 2009 and prior years have been reviewed by Blue Cross. The Blue Cross managed care reimbursement reports have been reviewed by Blue Cross through 2009 for WH.

(d)  Other

The Hospitals have also entered into payment agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. The basis for reimbursement under these agreements includes prospectively determined rates-per-discharge, discounts from established charges, and prospectively determined per diem rates.

A summary of the Entities’ Medicare, Medicaid, managed care, self-pay, commercial, and other utilization percentages based upon gross service revenue is as follows:

	2010	2009	2008

Medicare	35%	37%	37%
Medicaid	25	22	21
Managed care	32	32	32
Self-pay, commercial, and other	8	9	10

Accruals for settlements with third-party payors are made based on estimates of amounts to be received or paid under the terms of the respective contracts and related settlement principles and regulations of the federal Medicare program, the Illinois Medicaid program, and the Blue Cross Plan of Illinois. Included in 2010, 2009, and 2008 as additions to net patient service revenue are $2,068, $1,431, and $5,758, respectively, related to changes in prior year third-party revenue estimates.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(4)  Concentration of Credit Risk

The Entities grant credit without collateral to their patients, most of whom are local residents and are generally insured under third-party payor agreements. The mix of receivables from patients and third-party payors as of June 30, 2010 and 2009 was as follows:

	2010	2009

Medicare	28%	30%
Medicaid	23	21
Managed care	27	28
Self-pay, commercial, and other	22	21

(5)  Charity Care

The Entities provide necessary medical care to patients who meet certain criteria under their charity care policies without charge or at amounts less than their established rates. Because the Entities do not pursue collection of amounts determined to qualify as charity care, they are not reported as revenue. The following information presents the level of charity care provided during the years ended June 30, 2010, 2009, and 2008:

	2010	2009	2008

Charges forgone for non-Medicare and non-Medicaid patients based on established rates	$17,497	10,311	10,679

(6)  Investments

The Entities report their investments at fair value and consider all investments to be trading securities. Investment securities are exposed to various risks such as interest rate, credit, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying combined statements of financial position. A summary of the composition of the Entities’ investment portfolios, which are reported as assets whose use is limited, at June 30, 2010 and 2009 is as follows:

	2010	2009

Cash and cash equivalents	$2,704	2,727
U.S. Treasury securities	195	181
Corporate bonds and notes	4	11

	$2,903	2,919

The composition of investment return on the Entities’ investment portfolio for the years ended June 30, 2010, 2009, and 2008 is as follows:

	2010	2009	2008

Interest and dividend income, net of fees and expenses	$25	72	482
Net realized gains on sale of investments	—	33	1
Net change in unrealized gains and losses during the holding period	12	(2)	3

	$37	103	486

Investment returns are reported within investment income and other, net in the accompanying combined statements of operations.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(7)	Fair Value Measurements

(a)	Fair Value of Financial Instruments

The following methods and assumptions were used by the Entities in estimating the fair value of its financial instruments:

•	The carrying amount reported in the combined statements of financial position for the following approximates fair value because of the short maturities of these instruments: cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and estimated receivables and payables under third-party reimbursement programs.

•	The fair values of note payable to Parent and due to related parties are not determinable as these balances represent transactions with related parties.

•	Assets whose use is limited: U.S. Treasury securities are measured using quoted market prices at the reporting date multiplied by the quantity held. Corporate bonds and notes are estimated based on observable inputs as provided by national pricing services.

(b)	Fair Value of Financial Instruments

The Entities adopted the Fair Value Measurements standard on July 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the combined financial statements on a recurring basis. The Fair Value Measurements standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Entities have the ability to access at the measurement date.

•	Level 2 are observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents assets that are measured at fair value on a recurring basis at June 30, 2010:

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	June 30,	Assets	Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash and cash equivalents	$3,034	3,034	—	—
Assets whose use is limited:
Cash and cash equivalents	2,704	2,704	—	—
U.S. Treasury securities	195	195	—	—
Corporate bonds and notes	4	—	4	—

Total	$5,937	5,933	4	—

The following table presents assets that are measured at fair value on a recurring basis at June 30, 2009:

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	June 30,	Assets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash and cash equivalents	$3,754	3,754	—	—
Assets whose use is limited:
Cash and cash equivalents	2,727	2,727	—	—
U.S. Treasury securities	181	181	—	—
Corporate bonds and notes	11	—	11	—

Total	$6,673	6,662	11	—

(8)	Land, Buildings, and Equipment

A summary of land, buildings, and equipment at June 30, 2010 and 2009 is as follows:

	2010	2009

Land	$564	8,788
Land improvements	450	7,018
Buildings and building equipment	16,630	246,539
Departmental equipment	10,524	153,279

	28,168	415,624
Less accumulated depreciation	971	314,912

	27,197	100,712
Construction in progress	—	16,370

Land, buildings, and equipment, net	$27,197	117,082

Construction in progress at June 30, 2009 consisted primarily of costs associated with renovations of the WSMC emergency room, which were completed in 2010.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Impairment Costs

The Entities annually evaluate land, buildings, and equipment to determine whether assets may have been impaired in accordance with Accounting for the Impairment or Disposal of Long-Lived Assets. Such analyses require various valuation techniques using management assumptions, including estimates of future cash flows as well as third-party appraisals of the assets. As a result, there is at least a reasonable possibility that recorded estimates of fair value and impairment will change by a material amount.

Due to continuing negative operations through fiscal year 2008, the Entities determined that the land, buildings, and equipment at WH were impaired. The recorded historical costs were greater than the estimated fair value and an impairment loss of $17,942 was recorded in 2008.

During 2010, management determined that the carrying value of land, buildings, and equipment of the Entities was further impaired given continued operating losses. The recorded historical costs were greater than fair value, as determined based on the sale price of the Entities to Vanguard, and an impairment loss of $84,606 was recorded in 2010.

(9)	Debt

On August 1, 1999, Resurrection entered into a Master Trust Indenture under which Resurrection was the only Obligated Group Member. WH and Services were named Unlimited Credit Group Participants required to permit Resurrection to perform all obligations and covenants under the Master Trust Indenture. The Master Trust Indenture was amended and restated as of May 1, 2005. At that time, the Hospitals were named Obligated Group Members, while Services remained an Unlimited Credit Group Participant. On June 5, 2008, the Master Trust Indenture was further amended and restated. The purpose of the Master Trust Indenture is to provide a mechanism for the efficient and economical issuance of notes by individual members of the Obligated Group using the collective borrowing capacity and credit rating of the Obligated Group. The Master Trust Indenture requires the individual members of the Obligated Group to make principal and interest payments on notes issued for their benefit and to pay such amounts as are otherwise necessary to enable the Obligated Group to satisfy all obligations under the Master Trust Indenture.

As of June 30, 2010, the Obligated Group had net obligations outstanding under the Master Trust Indenture aggregating $553,494. The Entities have not paid or accrued any amounts as of June 30, 2010 pursuant to their obligations under the Master Trust Indenture. Resurrection allocates interest expense to affiliates based on an entity’s percentage of total depreciation. The Entities’ allocation of interest expense was $3,189, $3,797, and $6,521 for the years ended June 30, 2010, 2009, and 2008, respectively.

When WH became affiliated with Resurrection in July 1998, Resurrection defeased WH’s then outstanding debt of $19,424. Under the affiliation agreement, WH was required to reimburse Resurrection for payments made, including interest on the principal balance at the rate of 5.6%. As of June 30, 2010 and 2009, the outstanding principal and interest due to Resurrection approximated $28,026, which is reported as note payable to Parent in the accompanying combined statements of financial position. For each of the years ended June 30, 2010, 2009, and 2008, WH recognized $1,096 of interest expense related to this agreement. In 2010, 2009, and 2008, Resurrection forgave the interest on outstanding amounts due from WH under this agreement through a contribution to WH.

(10)	Employees’ Retirement Plans

The Entities participate in the Resurrection cash balance plans (defined benefit plans that operate like defined contribution plans) (Plan A and Plan B) that cover substantially all eligible employees of Resurrection. Each eligible participant has a benefit account balance, which accrues as a percentage of current year’s pay and earns interest at a specified rate. Resurrection recognizes pension cost on Plan A and Plan B at an amount calculated by an independent consulting actuary.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Resurrection also sponsors a defined contribution money purchase plan (Defined Contribution Plan). Resurrection contributes 25% of contributions made by employees to their tax-deferred account up to a maximum contribution of 1% of the participant’s qualified income. Resurrection amended Plan A and the Defined Contribution Plan whereby the employer’s matching contribution of the Defined Contribution Plan is considered a component of Plan A. Accordingly, this employer matching component has been included as a component of the accrued pension liability of Plan A as determined by the professional consulting actuary using the projected unit credit cost method.

Resurrection allocates pension expense to affiliates for all retirement plans based on the number of historical full-time equivalents of participating affiliates. For the years ended June 30, 2010, 2009, and 2008, the Entities’ allocated pension expense related to the pension plans was $6,163, $4,380, and $3,729, respectively, and is included in payroll taxes and fringe benefits expense in the accompanying combined statements of operations.

(11)	Self-Insurance

(a)	Professional and General Liability

The Entities participate in the Resurrection self-insurance programs for professional and general liability claims up to specified limits arising from incidents occurring after dates of entry into the program, which vary by corporation. Excess insurance coverage was occurrence-based through various dates, at which time all corporations changed to claims made-based coverage. There are no assurances that the Entities will be able to renew existing policies or procure coverage on similar terms in the future.

The Entities are involved in litigation arising in the ordinary course of business. Claims alleging malpractice have been asserted against the Entities and are currently in various stages of litigation. Provisions for professional and general liability claims include the ultimate cost of known claims and claims incurred but not reported as of the respective combined statement of financial position dates. It is the opinion of management that the estimated professional and general claims liabilities accrued at June 30, 2010 and 2009 are adequate to provide for the ultimate cost of potential losses resulting from pending or threatened litigation; however, such estimates may be more or less than the amounts ultimately paid when claims are resolved.

Estimated claims have been discounted at rates of 3.0% and 3.5% at June 30, 2010 and 2009, respectively. Estimated professional and general liabilities are tracked separately for WL, WSMC, and Services. As only a portion of Services is included within the Entities, the Services’ liability has been allocated to individual Services’ component activities based on revenues. The Entities’ accrued liability estimate for self-insured professional and general liability claims amounted to $66,632 and $79,670 at June 30, 2010 and 2009, respectively, and is reported as long-term liabilities as the portion expected to be paid within one year is not readily determinable. The Entities’ related expense amounted to $3,798, $8,656, and $16,637 for the years ended June 30, 2010, 2009, and 2008, respectively.

(b)	Workers’ Compensation

The Entities also participate in the Resurrection self-insurance programs for workers’ compensation coverage. These programs limit the self-insured retention to specific amounts on a per occurrence basis. Coverage from commercial insurance carriers is maintained for claims in excess of the self-insured retention. The Entities’ accrued workers’ compensation liability amounted to $714 and $1,135 at June 30, 2010 and 2009, respectively, as estimated based on the Entities’ percentage of full-time equivalents at the respective fiscal year end. The liability is included within accounts payable and accrued expenses. The related expense is also allocated to the Entities based on the number of full-time equivalents. Workers’ compensation expense amounted to $563, $1,224, and $915 for the years ending June 30, 2010, 2009, and 2008, respectively, and is included in payroll taxes and fringe benefits expense in the accompanying combined statements of operations.

WEST SUBURBAN MEDICAL CENTER AND WESTLAKE HOSPITAL

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Management believes the estimated self-insured workers’ compensation claims liability at June 30, 2010 and 2009 is adequate to cover the ultimate liability; however, such estimates may be more or less than the amounts ultimately paid when claims are resolved.

(c)	Health Care

The Entities also participate in Resurrection’s program of self-insurance for employee health coverage. Stop-loss reinsurance coverage is maintained for claims in excess of stop-loss limits. Resurrection records the liability for employee health coverage and allocates the related expense through an intercompany transaction based on the number of historical full-time equivalents of participating affiliates. The Entities’ self-insured health care expense totaled $14,074, $13,954, and $12,152 for the years ended June 30, 2010, 2009, and 2008, respectively, and is included in payroll taxes and fringe benefits expense in the accompanying combined statements of operations. It is the opinion of management that the estimated health care costs accrued at June 30, 2010 and 2009 are adequate to provide for the ultimate liability; however, final payouts as claims are paid may vary significantly from estimated claim liabilities.

(12)	Related Party Transactions

The Entities are wholly owned by Resurrection. Prior to August 1, 2010, the Entities received various services provided by Resurrection, including, among others, human resources, patient financial services, information services, corporate administration, general administration, and materials management. Resurrection fully allocates the cost of providing support services to its affiliates. Corporate and support costs allocated to the Entities by Resurrection are reported as management fees within operating expenses.

Human resources cost, which includes general human resources, employee health services, and training expenses, is allocated to affiliates based on full-time equivalents. Human resources departments that are specifically dedicated to an entity are directly charged. Patient financial services cost, related to system support, cash applications, and customer service, is allocated to affiliates based on claims billed. Information services cost allocations are structured to approximate patient volumes. Of the information services and administration costs, 85% of the total cost is allocated to Resurrection hospitals with the remaining 15% allocated to nonhospital entities. Information services expense is allocated to hospital entities based on operating expenses. Corporate administration is allocated to hospital entities based on full-time equivalents. General administration, which includes accounting, finance, marketing, legal, claims management, business development, clinical improvements, decision support, property management, and system support, is allocated to affiliates based on cash operating expenses. Depreciation of information services equipment and software is allocated to affiliates based on operating expenses. Materials management, including group purchasing and central distribution, is allocated to affiliates based on supplies expense. Certain costs related to materials management, including hospital based receiving and stores, which are specifically attributable to an entity, are directly charged. Allocations are believed to be a reasonable approximation of cost, but the expense could vary were the Entities to obtain the related services on a stand-alone basis.

Resurrection maintains a centralized cash processing function and makes payments on behalf of its affiliates. Amounts reported as due to related parties primarily represent nonreimbursed disbursements made by Resurrection to fund capital acquisitions and operating expenses of the Entities. Amounts due to related parties are noninterest bearing and have no specified repayment terms.

(13)	Joint Ventures

Investments in joint ventures include the Entities’ investment in several joint ventures, which were established to provide various health care services. The Entities account for their investments in joint ventures on the equity method of accounting. The Entities have included their proportional share of the joint ventures’ net income of $589, $703, and $0 in 2010, 2009, and 2008, respectively, within investment income and other, net in the accompanying combined statements of operations. The Entities received cash distributions from the

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

joint ventures of $872, $703, and $0 in 2010, 2009, and 2008, respectively. As of June 30, 2010 and 2009, the joint ventures had total assets of $6,763 and $5,674 and members’ equity of $1,880 and $2,295, respectively. For the years ended June 30, 2010, 2009, and 2008, the joint ventures had revenues of $20,359, $18,712, and $16,522, respectively, and net income of $1,020, $1,262, and $428, respectively.

(14)	Contingencies

(a)	Medicare Reimbursement

For the years ended June 30, 2010, 2009, and 2008, the Entities recognized approximately $107,584, $90,848, and $88,155, respectively, of net patient service revenue from services provided to Medicare beneficiaries. Changes in Medicare and other third-party payor reimbursement as a result of current federal and State health care reform initiatives may have an adverse effect on the Entities’ net patient service revenues.

(b)	Litigation

The Entities are involved in litigation and regulatory investigations arising in the normal course of business. In consultation with legal counsel, management estimates that these matters will be resolved without material adverse effect on the Entities’ combined financial position or results from operations.

(c)	Regulatory Investigations

The U.S. Department of Justice and other federal agencies routinely conduct regulatory investigations and compliance audits of health care providers. The Entities are subject to these regulatory efforts. Management is currently unaware of any regulatory matters, which may have a material adverse effect on the Entities’ combined financial position or results of operations.

Dealer Prospectus Delivery Obligation

Until the date that is 90 days from the date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in these offerings, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions or otherwise.

Vanguard Health Holding Company II, LLC
Vanguard Holding Company II, Inc.

Offer to Exchange
$225,325,000 8% Senior Notes due 2018
for
$225,325,000 8% Senior Notes due 2018
that have been registered under the Securities Act of 1933

Vanguard Health Holding Company II, LLC
Vanguard Holding Company II, Inc.

Offer to Exchange
$350,000,000 7.750% Senior Notes due 2019
for
$350,000,000 7.750% Senior Notes due 2019
that have been registered under the Securities Act of 1933

Vanguard Health Systems, Inc.

Offer to Exchange
$747,219,000 at maturity of 10.375% Senior Discount Notes due 2016 for
$747,219,000 at maturity of 10.375% Senior Discount Notes due 2016 that have been registered under the Securities Act of 1933

PROSPECTUS

          , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director or officer of Vanguard Health Systems, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Certificate of Incorporation and Bylaws of each of Vanguard Health Systems, Inc., Vanguard Holding Company II, Inc., VHS Acquisition Corporation, VHS of Phoenix, Inc., VHS Outpatient Clinics, Inc., VHS of Arrowhead, Inc., VHS of South Phoenix, Inc., VHS Imaging Centers, Inc., VHS of Anaheim, Inc., VHS of Orange County, Inc., VHS Holding Company, Inc., VHS of Huntington Beach, Inc., VHS of Illinois, Inc., VHS Genesis Labs, Inc., Vanguard Health Management, Inc., VHS Acquisition Subsidiary Number 1, Inc., VHS Acquisition Subsidiary Number 2, Inc., VHS Acquisition Subsidiary Number 5, Inc., VHS Acquisition Subsidiary Number 7, Inc., VHS Acquisition Subsidiary Number 8, Inc., VHS Acquisition Subsidiary Number 9, Inc., VHS Acquisition Subsidiary Number 10, Inc., VHS Acquisition Subsidiary Number 11, Inc., VHS Acquisition Subsidiary Number 12, Inc., Hospital Development of West Phoenix, Inc., VHS of Michigan, Inc., VHS Children’s Hospital of Michigan, Inc., VHS Detroit Businesses, Inc., VHS Detroit Receiving Hospital, Inc., VHS Detroit Ventures, Inc., VHS Harper-Hutzel Hospital, Inc., VHS Huron Valley-Sinai Hospital, Inc., VHS Rehabilitation Institute of Michigan, Inc., VHS Sinai-Grace Hospital, Inc., VHS University Laboratories, Inc., VHS Westlake Hospital, Inc., VHS West Suburban Medical Center, Inc., VHS Acquisition Subsidiary Number 4, Inc., Midwest Pharmacies, Inc. and VHS Arizona Heart Institute, Inc. provide for indemnification by the respective corporation of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of each of Vanguard Health Systems, Inc., Vanguard Holding Company II, Inc., VHS Acquisition Corporation, VHS of Phoenix, Inc., VHS Outpatient Clinics, Inc., VHS of Arrowhead, Inc., VHS of South Phoenix, Inc., VHS Imaging Centers, Inc., VHS of Anaheim, Inc., VHS of Orange County, Inc., VHS Holding Company, Inc., VHS of Huntington Beach, Inc., VHS of Illinois, Inc., VHS Genesis Labs, Inc., Vanguard Health Management, Inc., VHS Acquisition Subsidiary Number 1, Inc., VHS Acquisition Subsidiary Number 2, Inc., VHS Acquisition Subsidiary Number 5, Inc., VHS Acquisition Subsidiary Number 7, Inc., VHS Acquisition Subsidiary Number 8, Inc., VHS Acquisition Subsidiary Number 9, Inc., VHS Acquisition Subsidiary Number 10, Inc., VHS Acquisition Subsidiary Number 11, Inc., VHS Acquisition Subsidiary Number 12, Inc. , Hospital Development of West Phoenix, Inc., VHS of Michigan, Inc., VHS Children’s Hospital of Michigan, Inc., VHS Detroit Businesses, Inc., VHS Detroit Receiving Hospital, Inc., VHS Detroit Ventures, Inc., VHS Harper-Hutzel Hospital, Inc., VHS Huron Valley-Sinai Hospital, Inc., VHS Rehabilitation Institute of Michigan, Inc., VHS Sinai-Grace Hospital, Inc., VHS University Laboratories, Inc., VHS Westlake Hospital, Inc., VHS West Suburban Medical Center, Inc., VHS Acquisition Subsidiary Number 4, Inc., Midwest Pharmacies, Inc. and VHS Arizona Heart Institute, Inc. provides for such limitation of liability.

Section 18-108 of the Delaware Limited Liability Company Act, or the LLC Act, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. In accordance with such section, the limited liability company operating agreement of VHS Holdings LLC provides for the indemnification by VHS Holdings LLC of each of its members, representatives, members of the board, officers, directors, stockholders or partners from and against any and all losses, damages, liabilities, costs or expenses in connection with any action, suit or proceeding in which such person may be involved, or threatened to be involved, as a party or otherwise, by reason of its being a member, representative, member of the board, officer, director, stockholder or partner or while acting as a member on behalf of VHS Holdings LLC or in its interest. Any such individual, however, is not entitled to indemnification in respect of any action or failure to act of such individual that was in violation of the limited liability operating agreement or constituted gross negligence or willful misconduct. Expenses incurred in defending any claim shall be paid by VHS Holdings LLC as they are incurred upon receipt of an undertaking by or on behalf of such individual to repay such amount if it is ultimately determined that such individual is not entitled to be indemnified.

Section 29-1020 of the District of Columbia Limited Liability Company Act permits a District of Columbia limited liability company to limit or eliminate the liability of the manager or member in any proceeding brought by or in right of a limited liability company or brought by or on behalf of members of the limited liability company, unless the manager or member engaged in willful misconduct. In accordance with this section, the operating agreement of Healthcare Compliance, L.L.C. provides that a manager shall not be liable for any action taken as a manager, or any failure to take action as a manager, except to the extent such manager did not discharge his duties in good faith in a manner he reasonably believed to be in the best interests of Healthcare Compliance, L.L.C., provided this limited liability shall not apply to willful misconduct.

The Illinois Business Corporation Act (Section 8.75) permits Illinois corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. For actions or suits by or in the right of the registrant, no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the registrant, unless, and only to the extent that, the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Any indemnification (unless ordered by a court) will be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise. The Bylaws of each of MacNeal Health Providers, Inc., MacNeal Management Services, Inc., Pros Temporary Staffing, Inc. and Watermark Physician Services, Inc. provides for such indemnification.

VHS Holdings LLC, on behalf of itself and its subsidiaries, has purchased and maintains insurance to protect persons entitled to indemnification pursuant to their by-laws, limited partnership agreements or operating agreements, as the case may be, against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

The Registration Rights Agreements filed as Exhibits 4.9, 4.10, 4.11 and 4.12 to this Registration Statement provide for indemnification of directors and officers of Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., Vanguard Health Systems, Inc. and the other guarantors party thereto by the holders against certain liabilities and the Registration Rights Agreement filed as Exhibit 4.13 to this Registration Statement provides for indemnification of directors and officers of Vanguard Health Systems, Inc. by selling holders against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this registration statement.

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Vanguard Health Systems, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee on April 26, 2011.

VANGUARD HEALTH SYSTEMS, INC.

By:	/s/ RONALD P. SOLTMAN
Name:     Ronald P. Soltman

Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on April 26, 2011.

Signatures	Title

* Charles N. Martin, Jr.	Chairman of the Board & Chief Executive Officer; Director

* Phillip W. Roe	Executive Vice President, Chief Financial Officer & Treasurer

* Gary D. Willis	Senior Vice President, Controller & Chief Accounting Officer

* Stephen R. D’Arcy	Director

Michael A. Dal Bello	Director

* M. Fazle Husain	Director

* James A. Quella	Director

* Neil P. Simpkins	Director

The undersigned, by signing his name thereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to Powers of Attorney executed by the above named directors and officers and filed with the U.S. Securities and Exchange Commission.

*By:	/s/ RONALD P. SOLTMAN
Ronald P. Soltman
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, VANGUARD HEALTH HOLDING COMPANY II, LLC has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Nashville, State of Tennessee on April 26, 2011.

VANGUARD HEALTH HOLDING COMPANY II, LLC

By:	/s/ RONALD P. SOLTMAN
Name:     Ronald P. Soltman

Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 26, 2011.

Signatures	Capacity

* Charles N. Martin, Jr.	Chairman of the Board & Chief Executive Officer; Representative

* Phillip W. Roe	Executive Vice President, Chief Financial Officer & Treasurer

* Gary D. Willis	Senior Vice President, Controller & Chief Accounting Officer

* Neil P. Simpkins	Representative

* James A. Quella	Representative

Michael A. Dal Bello	Representative

* M. Fazle Husain	Representative

The undersigned, by signing his name thereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to Powers of Attorney executed by the above named representatives and officers and filed with the U.S. Securities and Exchange Commission.

*By:	/s/ RONALD P. SOLTMAN
Ronald P. Soltman
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, VANGUARD HOLDING COMPANY II, INC. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Nashville, State of Tennessee on April 26, 2011.

VANGUARD HOLDING COMPANY II, INC.

By:	/s/ RONALD P. SOLTMAN
Name:     Ronald P. Soltman

Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 26, 2011.

Signatures	Capacity

* Charles N. Martin, Jr.	President and Chief Executive Officer

* Phillip W. Roe	Executive Vice President, Chief Financial Officer & Treasurer

* Gary D. Willis	Senior Vice President, Controller & Chief Accounting Officer

* Deborah T. McCormick	Director

/s/ RONALD P. SOLTMAN Ronald P. Soltman	Director

* James H. Spalding	Director

The undersigned, by signing his name thereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to Powers of Attorney executed by the above named directors and officers and filed with the U.S. Securities and Exchange Commission.

*By:	/s/ RONALD P. SOLTMAN
Ronald P. Soltman
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, VANGUARD HEALTH HOLDING COMPANY I, LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Nashville, State of Tennessee on April 26, 2011.

VANGUARD HEALTH HOLDING COMPANY I, LLC

By:	/s/ RONALD P. SOLTMAN
Name:     Ronald P. Soltman

Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 26, 2011.

Signatures	Capacity

* Charles N. Martin, Jr.	Chairman of the Board & Chief Executive Officer; Representative

* Phillip W. Roe	Executive Vice President, Chief Financial Officer & Treasurer

* Gary D. Willis	Senior Vice President, Controller & Chief Accounting Officer

* Neil P. Simpkins	Representative

* James A. Quella	Representative

Michael A. Dal Bello	Representative

* M. Fazle Husain	Representative

The undersigned, by signing his name thereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to Powers of Attorney executed by the above named representatives and officers and filed with the U.S. Securities and Exchange Commission.

*By:	/s/ RONALD P. SOLTMAN
Ronald P. Soltman
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the following corporations has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Nashville, State of Tennessee on April 26, 2011.

VHS ACQUISITION CORPORATION
VHS OF PHOENIX, INC.
VHS OUTPATIENT CLINICS, INC.
VHS OF ARROWHEAD, INC.
VHS OF SOUTH PHOENIX, INC.
VHS IMAGING CENTERS, INC.
VHS OF ANAHEIM, INC.
VHS OF ORANGE COUNTY, INC.
VHS HOLDING COMPANY, INC.
VHS OF HUNTINGTON BEACH, INC.
VHS OF ILLINOIS, INC.
MACNEAL HEALTH PROVIDERS, INC.
MACNEAL MANAGEMENT SERVICES, INC.
PROS TEMPORARY STAFFING, INC.
WATERMARK PHYSICIAN SERVICES, INC.
VHS GENESIS LABS, INC.
VANGUARD HEALTH MANAGEMENT, INC.
VANGUARD HEALTH FINANCIAL COMPANY, LLC
VHS ACQUISITION SUBSIDIARY NUMBER 1, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 2, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 5, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 7, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 8, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 9, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 10, INC
VHS ACQUISITION SUBSIDIARY NUMBER 11, INC
VHS ACQUISITION SUBSIDIARY NUMBER 12, INC
BHS PHYSICIANS ALLIANCE FOR ACE, LLC
MACNEAL PHYSICIANS GROUP, LLC
VHS CHICAGO MARKET PROCUREMENT, LLC
HOSPITAL DEVELOPMENT OF WEST PHOENIX, INC.
BAPTIST MEDICAL MANAGEMENT SERVICES ORGANIZATION, LLC
HEALTHCARE COMPLIANCE, L.L.C.
ABRAZO MEDICAL GROUP URGENT CARE, LLC
CENTRAL TEXAS CORRIDOR HOSPITAL COMPANY, LLC
VHS WESTLAKE HOSPITAL, INC.
VHS WEST SUBURBAN MEDICAL CENTER, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 4, INC.
MIDWEST PHARMACIES, INC.
VHS ARIZONA HEART INSTITUTE, INC.

By:	/s/ RONALD P. SOLTMAN
Name:     Ronald P. Soltman

Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 26, 2011.

Signatures	Capacity

* Charles N. Martin, Jr.	President & Chief Executive Officer

* Phillip W. Roe	Executive Vice President, Chief Financial Officer & Treasurer

* Gary D. Willis	Senior Vice President, Controller & Chief Accounting Officer

* Deborah T. McCormick	Director

/s/ RONALD P. SOLTMAN Ronald P. Soltman	Director

* James H. Spalding	Director

The undersigned, by signing his name thereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to Powers of Attorney executed by the above named directors and officers and filed with the U.S. Securities and Exchange Commission.

*By:	/s/ RONALD P. SOLTMAN
Ronald P. Soltman
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, VHS San Antonio Partners, LLC, has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Nashville, State of Tennessee on April 26, 2011.

VHS SAN ANTONIO PARTNERS, LLC

By:	VHS Acquisition Subsidiary Number 5, Inc., its Member

By:	/s/ RONALD P. SOLTMAN
Name:     Ronald P. Soltman

Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 26, 2011.

Signatures	Capacity

* Charles N. Martin, Jr.	President & Chief Executive Officer
* Phillip W. Roe	Executive Vice President, Chief Financial Officer & Treasurer
* Gary D. Willis	Senior Vice President, Controller & Chief Accounting Officer
* Deborah T. McCormick	Director
/s/ RONALD P. SOLTMAN Ronald P. Soltman	Director
* James H. Spalding	Director

The undersigned, by signing his name thereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to Powers of Attorney executed by the above named directors and officers and filed with the U.S. Securities and Exchange Commission.

*By:	/s/ RONALD P. SOLTMAN
Ronald P. Soltman
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the following corporations has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Nashville, State of Tennessee on April 26, 2011.

VHS OF MICHIGAN, INC.
VHS CHILDREN’S HOSPITAL OF MICHIGAN, INC.
VHS DETROIT BUSINESSES, INC.
VHS DETROIT RECEIVING HOSPITAL, INC.
VHS DETROIT VENTURES, INC.
VHS HARPER-HUTZEL HOSPITAL, INC.
VHS HURON VALLEY-SINAI HOSPITAL, INC.
VHS REHABILITATION INSTITUTE OF MICHIGAN, INC.
VHS SINAI-GRACE HOSPITAL, INC.
VHS UNIVERSITY LABORATORIES, INC.

By:	/s/ RONALD P. SOLTMAN
Name:     Ronald P. Soltman

Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 26, 2011.

Signatures	Capacity

* Michael E. Duggan	President & Chief Executive Officer

* Jay B. Rising	Executive Vice President & Chief Financial Officer

* Gary D. Willis	Senior Vice President, Controller & Chief Accounting Officer

* Deborah T. McCormick	Director

/s/ RONALD P. SOLTMAN Ronald P. Soltman	Director

Signatures	Capacity

* James H. Spalding	Director

The undersigned, by signing his name thereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to Powers of Attorney executed by the above named directors and officers and filed with the U.S. Securities and Exchange Commission.

*By:	/s/ RONALD P. SOLTMAN
Ronald P. Soltman
Attorney-in-Fact

Exhibit
No.	Description

3.1	Amended and Restated Certificate of Incorporation of Vanguard Health Systems, Inc.(1)
3.2	By-Laws of Vanguard Health Systems, Inc.(2)
3.3	Certificate of Formation of Vanguard Health Holding Company I, LLC(1)
3.4	Amended and Restated Limited Liability Company Agreement of Vanguard Health Holding Company I, LLC(1)
3.5	Certificate of Incorporation of VHS Acquisition Subsidiary Number 10, Inc.(3)
3.6	Bylaws of VHS Acquisition Subsidiary Number 10, Inc.(3)
3.7	Certificate of Formation of Vanguard Health Holding Company II, LLC(1)
3.8	Amended and Restated Limited Liability Company Agreement of Vanguard Health Holding Company II, LLC(1)
3.9	Certificate of Incorporation of Vanguard Holding Company II, Inc.(1)
3.10	Bylaws of Vanguard Holding Company II, Inc.(1)
3.11	Certificate of Incorporation of Vanguard Health Management, Inc.(1)
3.12	Bylaws of Vanguard Health Management, Inc.(1)
3.13	Certificate of Formation of Vanguard Health Financial Company, LLC(3)
3.14	Limited Liability Company Agreement of Vanguard Health Financial Company, LLC, as amended(3)
3.15	Certificate of Incorporation of VHS Acquisition Corporation(1)
3.16	Bylaws of VHS Acquisition Corporation, Inc.(1)
3.17	Certificate of Incorporation of VHS of Orange County, Inc.(1)
3.18	Amended and Restated Bylaws of VHS of Orange County, Inc.(1)
3.19	Certificate of Incorporation of VHS Holding Company, Inc.(1)
3.20	Bylaws of VHS Holding Company, Inc.(1)
3.21	Certificate of Incorporation of VHS of Illinois, Inc.(1)
3.22	Bylaws of VHS of Illinois, Inc.(1)
3.23	Certificate of Incorporation of VHS Acquisition Subsidiary Number 11, Inc.(3)
3.24	Bylaws of VHS Acquisition Subsidiary Number 11, Inc.(3)
3.25	Certificate of Incorporation of VHS Genesis Labs, Inc.(1)
3.26	Bylaws of VHS Genesis Labs, Inc.(1)
3.27	Articles of Incorporation of MacNeal Management Services, Inc.(1)
3.28	Bylaws of MacNeal Management Services, Inc.(1)
3.29	Certificate of Incorporation of VHS of Phoenix, Inc.(1)
3.30	Bylaws of VHS of Phoenix, Inc.(1)
3.31	Certificate of Incorporation of VHS of Michigan, Inc.*
3.32	Bylaws of VHS of Michigan, Inc.*
3.33	Articles of Organization of Healthcare Compliance, L.L.C.(1)
3.34	Amended and Restated Operating Agreement of Healthcare Compliance, L.L.C.(1)
3.35	Certificate of Incorporation of VHS Imaging Centers, Inc.(1)
3.36	Bylaws of VHS Imaging Centers, Inc.(1)
3.37	Certificate of Incorporation of VHS Acquisition Subsidiary Number 1, Inc.(1)
3.38	Bylaws of VHS Acquisition Subsidiary Number 1, Inc.(1)
3.39	Certificate of Incorporation of VHS Acquisition Subsidiary Number 2, Inc.(1)
3.40	Bylaws of VHS Acquisition Subsidiary Number 2, Inc.(1)
3.41	Certificate of Incorporation of VHS Acquisition Subsidiary Number 12, Inc.(3)

Exhibit
No.	Description

3.42	Bylaws of VHS Acquisition Subsidiary Number 12, Inc.(3)
3.43	Amended and Restated Certificate of Incorporation of VHS Acquisition Subsidiary Number 5, Inc.(1)
3.44	Amended and Restated Bylaws of VHS Acquisition Subsidiary Number 5, Inc.(1)
3.45	Certificate of Incorporation of VHS Acquisition Subsidiary Number 7, Inc.(1)
3.46	Bylaws of VHS Acquisition Subsidiary Number 7, Inc.(1)
3.47	Certificate of Incorporation of VHS Acquisition Subsidiary Number 8, Inc.(1)
3.48	Bylaws of VHS Acquisition Subsidiary Number 8, Inc.(1)
3.49	Certificate of Incorporation of VHS Acquisition Subsidiary Number 9, Inc.(1)
3.50	Bylaws of VHS Acquisition Subsidiary Number 9, Inc.(1)
3.51	Certificate of Incorporation of Hospital Development of West Phoenix, Inc.(1)
3.52	Bylaws of Hospital Development of West Phoenix, Inc.(1)
3.53	Certificate of Incorporation of VHS of Huntington Beach, Inc.(1)
3.54	Bylaws of VHS of Huntington Beach, Inc.(1)
3.55	Certificate of Incorporation of VHS of Anaheim, Inc.(1)
3.56	Bylaws of VHS of Anaheim, Inc.(1)
3.57	Certificate of Incorporation of VHS Children’s Hospital of Michigan, Inc.*
3.58	Bylaws of VHS Children’s Hospital of Michigan, Inc.*
3.59	Certificate of Incorporation of VHS Detroit Businesses, Inc.*
3.60	Bylaws of VHS Detroit Businesses, Inc.*
3.61	Certificate of Formation of VHS San Antonio Partners, LLC(3)
3.62	Amended and Restated Limited Liability Company Agreement of VHS San Antonio Partners, LLC, as amended(3)
3.63	Certificate of Formation of BHS Physicians Alliance for ACE, LLC, as amended(3)
3.64	Amended and Restated Limited Liability Company Agreement of BHS Physicians Alliance for ACE, LLC(3)
3.65	Articles of Incorporation of MacNeal Health Providers, Inc.(1)
3.66	Bylaws of MacNeal Health Providers, Inc.(1)
3.67	Articles of Incorporation of Watermark Physician Services, Inc.(1)
3.68	Bylaws of Watermark Physician Services, Inc.(1)
3.69	Articles of Incorporation of Pros Temporary Staffing, Inc.(1)
3.70	Bylaws of Pros Temporary Staffing, Inc.(1)
3.71	Certificate of Incorporation of VHS of Arrowhead, Inc.(1)
3.72	Bylaws of VHS of Arrowhead, Inc.(1)
3.73	Certificate of Incorporation of VHS Outpatient Clinics, Inc.(1)
3.74	Bylaws of VHS Outpatient Clinics, Inc.(1)
3.75	Certificate of Incorporation of VHS of South Phoenix, Inc.(1)
3.76	Bylaws of VHS of South Phoenix, Inc.(1)
3.77	Certificate of Formation of MacNeal Physicians Group, LLC(3)
3.78	Limited Liability Company Agreement of MacNeal Physicians Group, LLC, as amended(3)
3.79	Certificate of Formation of VHS Chicago Market Procurement, LLC(3)
3.80	Limited Liability Company Agreement of VHS Chicago Market Procurement, LLC, as amended(3)
3.81	Certificate of Formation of Baptist Medical Management Services Organization, LLC, as amended(3)

Exhibit
No.	Description

3.82	Limited Liability Company Agreement of Baptist Medical Management Services Organization, LLC, as amended(3)
3.83	Certificate of Formation of Central Texas Corridor Hospital Company, LLC, as amended(3)
3.84	Limited Liability Company Agreement of Central Texas Corridor Hospital Company, LLC, as amended(3)
3.85	Certificate of Formation of Abrazo Medical Group Urgent Care, LLC, as amended(3)
3.86	Amended and Restated Limited Liability Company Agreement of Abrazo Medical Group Urgent Care, LLC(3)
3.87	Certificate of Incorporation of VHS Detroit Receiving Hospital, Inc.*
3.88	Bylaws of VHS Detroit Receiving Hospital, Inc.*
3.89	Certificate of Incorporation of VHS Detroit Ventures, Inc.*
3.90	Bylaws of VHS Detroit Ventures, Inc.*
3.91	Certificate of Incorporation of VHS Harper-Hutzel Hospital, Inc.*
3.92	Bylaws of VHS Harper-Hutzel Hospital, Inc.*
3.93	Certificate of Incorporation of VHS Huron Valley-Sinai Hospital, Inc.*
3.94	Bylaws of VHS Huron Valley-Sinai Hospital, Inc.*
3.95	Certificate of Incorporation of VHS Rehabilitation Institute of Michigan, Inc.*
3.96	Bylaws of VHS Rehabilitation Institute of Michigan, Inc.*
3.97	Certificate of Incorporation of VHS Sinai-Grace Hospital, Inc.*
3.98	Bylaws of VHS Sinai-Grace Hospital, Inc.*
3.99	Certificate of Incorporation of VHS University Laboratories, Inc.*
3.100	Bylaws of VHS University Laboratories, Inc.*
3.101	Certificate of Incorporation of VHS Westlake Hospital, Inc.*
3.102	Bylaws of VHS Westlake Hospital, Inc.*
3.103	Certificate of Incorporation of VHS West Suburban Medical Center, Inc.*
3.104	Bylaws of VHS West Suburban Medical Center, Inc.*
3.105	Certificate of Incorporation of VHS Acquisition Subsidiary Number 4, Inc.*
3.106	Bylaws of VHS Acquisition Subsidiary Number 4, Inc.*
3.107	Certificate of Incorporation of Midwest Pharmacies, Inc.*
3.108	Bylaws of Midwest Pharmacies, Inc.*
3.109	Certificate of Incorporation of VHS Arizona Heart Institute, Inc.*
3.110	Bylaws of VHS Arizona Heart Institute, Inc.*
4.1	Indenture, relating to the 8% Senior Notes, dated as of January 29, 2010, among Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., Vanguard Health Systems, Inc. and the Guarantors party thereto and U.S. Bank National Association, as Trustee(4)
4.2	First Supplemental Indenture, dated as of February 25, 2010, among Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., the Guarantors party thereto and the Trustee(3)
4.3	Second Supplemental Indenture, dated as of July 14, 2010, relating to the 8% Senior Notes due 2018, among Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., Vanguard Health Systems, Inc., the other guarantors named therein and U.S. Bank National Association, as trustee(5)

Exhibit
No.	Description

4.4	Third Supplemental Indenture, dated as of August 18, 2010, relating to the 8% Senior Notes due 2018, among VHS Westlake Hospital, Inc., VHS West Suburban Medical Center, Inc., VHS Acquisition Subsidiary Number 4, Inc., Midwest Pharmacies, Inc., Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., Vanguard Health Systems, Inc., the other guarantors named therein and U.S. Bank National Association, as trustee(6)
4.5	Fourth Supplemental Indenture, dated as of November 1, 2010, among Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., the Guarantors party thereto and the Trustee(7)
4.6	Fifth Supplemental Indenture, dated as of January 11, 2011, among Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., the Guarantors party thereto and the Trustee(7)
4.7	Indenture, dated as of January 26, 2011, relating to the 7.750% Senior Notes due 2019, among Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., Vanguard Health Systems, Inc., the other guarantors named therein and U.S. Bank National Association, as Trustee, including the form of 7.750% Senior Notes due 2019(8)
4.8	Indenture, dated as of January 26, 2011, relating to the 10.375% Senior Discount Notes due 2016, between Vanguard Health Systems, Inc. and U.S. Bank National Association, as Trustee, including the form of 10.375% Senior Discount Notes due 2016(8)
4.9	Registration Rights Agreement, dated as of January 29, 2010, relating to the 8% Senior Notes due 2018, among Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., Vanguard Health Systems, Inc. and the other guarantors named therein and Banc of America Securities LLC, Barclays Capital Inc. Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated(4)
4.10	Registration Rights Agreement, dated as of July 14, 2010, relating to the 8% Senior Notes due 2018, among Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., Vanguard Health Systems, Inc. the other guarantors named therein and Bank of America Securities LLC and Barclays Capital Inc. on behalf of themselves and as representatives of the several initial purchasers listed on Schedule I thereto(5)
4.11	Registration Rights Agreement, dated as of January 26, 2011, relating to the 7.750% Senior Notes due 2019, among Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc., Vanguard Health Systems, Inc. and the other guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. on behalf of themselves and as representatives of the several initial purchasers listed on Schedule I thereto(8)
4.12	Registration Rights Agreement, dated as of January 26, 2011 relating to the 10.375% Senior Discount Notes due 2016, between Vanguard Health Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. on behalf of themselves and as representatives of the several initial purchasers listed on Schedule I thereto(8)
4.13	Registration Rights Agreement, concerning Vanguard Health Systems, Inc., dated as of September 23, 2004(1)
4.14	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of VHS Acquisition Subsidiary Number 5, Inc., dated as of September 8, 2004(1)
5	Opinion of Ronald P. Soltman**
10.1	Credit Agreement, dated as of January 29, 2010, among Vanguard Health Holding Company II, LLC, Vanguard Health Holding Company I, LLC, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties thereto(4)
10.2	Security Agreement, dated as of January 29, 2010, made by each assignor party thereto in favor of Bank of America, N.A., as collateral agent(3)
10.3	Vanguard Guaranty, dated as of January 29, 2010, made by and among Vanguard Health Systems, Inc. in favor of Bank of America, N.A., as administrative agent(3)

Exhibit
No.	Description

10.4	Subsidiaries Guaranty, dated as of January 29, 2010, made by and among each of the guarantors party thereto in favor of Bank of America, N.A., as administrative agent(3)
10.5	Pledge Agreement, dated as of January 29, 2010, among each of the pledgors party thereto and Bank of America, N.A., as collateral agent(3)
10.6	Transaction and Monitoring Fee Agreement, dated as of September 23, 2004, among Vanguard Health Systems, Inc., Blackstone Management Partners IV L.L.C., and Metalmark Management LLC(1)
10.7	Amended and Restated Limited Liability Company Operating Agreement of VHS Holdings LLC, dated as of September 23, 2004(1)
10.8	Vanguard Health Systems, Inc. 2004 Stock Incentive Plan(1)(9)
10.9	VHS Holdings LLC 2004 Unit Plan(1)(9)
10.10	Vanguard Health Systems, Inc. 2001 Annual Incentive Plan(9)(10)
10.11	Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Charles N. Martin, Jr., dated as of September 23, 2004(1)(9)
10.12	Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Joseph D. Moore, dated as of September 23, 2004(1)(9)
10.13	Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Ronald P. Soltman, dated as of September 23, 2004(1)(9)
10.14	Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Keith B. Pitts, dated as of September 23, 2004(1)(9)
10.15	Form of Amended and Restated Severance Protection Agreement of Vanguard Health Systems, Inc. dated as of September 23, 2004 for Vice Presidents and above(1)(9)
10.16	Amended and Restated Agreement Between the Shareholders of VHS Acquisition Subsidiary Number 5, Inc. executed on September 8, 2004, but effective as of September 1, 2004(1)
10.17	Letter dated March 16, 2010, from Vanguard Health Systems, Inc. to Detroit Medical Center*
10.18	License Agreement between Baptist Health System and VHS San Antonio Partners, L.P. dated as of January 1, 2003(11)
10.19	Form of Performance Option Under 2004 Stock Incentive Plan(1)(9)
10.20	Form of Time Option Under 2004 Stock Incentive Plan(1)(9)
10.21	Form of Liquidity Event Option Under 2004 Stock Incentive Plan(1)(9)
10.22	Stockholders Agreement Concerning Vanguard Health Systems, Inc., dated as of November 4, 2004, by and among Vanguard Health Systems, Inc., VHS Holdings LLC, Blackstone FCH Capital Partners IV L.P. and its affiliates identified on the signature pages thereto and the employees identified on the signature pages thereto(1)
10.23	Amendment No. 1 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Charles N. Martin, Jr., dated as of December 1, 2004(1)(9)
10.24	Amendment No. 1 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Joseph D. Moore, dated as of December 1, 2004(1)(9)
10.25	Amendment No. 1 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Ronald P. Soltman, dated as of December 1, 2004(1)(9)
10.26	Amendment No. 1 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Keith B. Pitts, dated as of December 1, 2004(1)(9)
10.27	First Amendment of VHS Holdings LLC 2004 Unit Plan(2)(9)
10.28	Form of Restricted Stock Unit Agreement (Time Vesting RSUs) used under Vanguard Health Systems, Inc. 2004 Stock Incentive Plan(9)(28)
10.29	Form of Restricted Stock Unit Agreement (Liquidity Event RSUs) used under Vanguard Health Systems, Inc. 2004 Stock Incentive Plan(9)(28)

Exhibit
No.	Description

10.30	Amendment No. 2 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Charles N. Martin, Jr., dated as of December 1, 2005(9)(12)
10.31	Amendment No. 2 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Joseph D. Moore, dated as of December 1, 2005(9)(12)
10.32	Amendment No. 2 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Ronald P. Soltman, dated as of December 1, 2005(9)(12)
10.33	Amendment No. 2 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Keith B. Pitts, dated as of December 1, 2005(9)(12)
10.34	Amendment No. 1, dated as of November 3, 2005, to Amended and Restated Limited Liability Company Operating Agreement of VHS Holdings LLC(12)
10.35	Amendment Number 1 to the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan, effective November 28, 2005(9)(12)
10.36	Amendment Number 2 to the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan, effective February 15, 2006(9)(12)
10.37	Amendment Number 3 to the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan, effective April 15, 2006(9)(12)
10.38	Amendment Number 4 to the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan, effective November 13, 2006(9)(13)
10.39	Amendment No. 3 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Charles N. Martin, Jr., dated as of October 1, 2007(9)(14)
10.40	Amendment No. 3 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Keith B. Pitts, dated as of October 1, 2007(9)(14)
10.41	Amendment No. 3 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Joseph D. Moore, dated as of October 1, 2007(9)(14)
10.42	Amendment No. 4 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Joseph D. Moore, dated as of November 7, 2007(9)(14)
10.43	Amendment No. 3 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Ronald P. Soltman, dated as of October 1, 2007(9)(14)
10.44	Employment Agreement between Vanguard Health Systems, Inc. and Kent H. Wallace dated as of November 15, 2007(9)(14)
10.45	Employment Agreement between Vanguard Health Systems, Inc. and Phillip W. Roe dated as of November 15, 2007(9)(14)
10.46	Form of Amendment No. 1 to Severance Protection Agreement dated as of October 1, 2007, entered into between Vanguard Health Systems, Inc. and each of its executive officers (other than Messrs. Martin, Pitts, Moore, Soltman, Wallace and Roe who each have entered into employment agreements with the registrant)(9)(14)
10.47	Amendment Number 5 to the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan, effective May 6, 2008(9)(15)
10.48	Letter dated May 13, 2008, from the Arizona Health Care Cost Containment System to VHS Phoenix Health Plan, LLC, countersigned by VHS Phoenix Health Plan, LLC on May 13, 2008 awarding Contract No. YH09-0001-07(16)
10.49	Waiver No. 1 dated as of May 22, 2008, to Amended and Restated Limited Liability Company Operating Agreement of VHS Holdings LLC, dated as of September 23, 2004, as amended by Amendment No. 1, dated as of November 3, 2005(17)
10.50	Amendment No. 5 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Joseph D. Moore, dated as of June 30, 2008(9)(17)
10.51	Form of Severance Protection Agreement of Vanguard Health Systems, Inc. in use for Vice Presidents and above employed after October 1, 2007(9)(17)

Exhibit
No.	Description

10.52	Arizona Health Care Cost Containment System Administration RFP re Contract No. YH09-0001-07 with VHS Phoenix Health Plan, LLC awarded May 13, 2008(17)
10.53	Solicitation Amendments to RFP numbers One, Two, Three, Four and Five dated February 29, 2008, March 14, 2008, March 26, 2008, March 28, 2008 and April 10, 2008, respectively, to Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 with VHS Phoenix Health Plan, LLC(17)
10.54	Contract Amendment Number 1, executed on September 23, 2008, but effective as of October 1, 2008, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(18)
10.55	Contract Amendment Number 2, executed on January 16, 2009, but effective as of January 15, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(19)
10.56	Contract Amendment Number 3, executed on April 6, 2009, but effective as of May 1, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(20)
10.57	Contract Amendment Number 4, executed on July 7, 2009, but effective as of August 1, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(21)
10.58	Contract Amendment Number 5, executed on July 7, 2009, but effective as of August 1, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(21)
10.59	Amendment Number 6 to the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan, effective February 13, 2009(9)(20)
10.60	Form of Indemnification Agreement between the Company and each of its directors and executive officers(9)(22)
10.61	Amendment No. 4 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Charles N. Martin, Jr., dated as of May 5, 2009(9)(21)
10.62	Amendment No. 4 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Keith B. Pitts, dated as of May 5, 2009(9)(21)
10.63	Amendment No. 4 to Amended and Restated Employment Agreement between Vanguard Health Systems, Inc. and Ronald P. Soltman, dated as of May 5, 2009(9)(21)
10.64	Amendment No. 1 to Employment Agreement between Vanguard Health Systems, Inc. and Kent H. Wallace, dated as of May 5, 2009(9)(21)
10.65	Amendment No. 1 to Employment Agreement between Vanguard Health Systems, Inc. and Phillip W. Roe, dated as of May 5, 2009(9)(21)
10.66	Employment Agreement between Vanguard Health Systems, Inc. and Mark R. Montoney, M.D. dated as of December 31, 2008(9)(21)
10.67	Amendment No. 1 to Employment Agreement between Vanguard Health Systems, Inc. and Mark R. Montoney, M.D. dated as of May 5, 2009(9)(21)
10.68	Employment Agreement between Vanguard Health Systems, Inc. and Bradley A. Perkins dated as of July 1, 2009(9)(21)
10.69	Vanguard Health Systems, Inc. 2009 Long Term Incentive Plan(9)(27)
10.70	Amendment No. 7 to Vanguard Health Systems, Inc. 2004 Stock Incentive Plan(9)(27)

Exhibit
No.	Description

10.71	Contract Amendment Number 6, executed on September 17, 2009, but effective as of October 1, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(24)
10.72	Contract Amendment Number 7, executed on September 17, 2009, but effective as of October 1, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(24)
10.73	Contract Amendment Number 8, executed on September 17, 2009, but effective as of October 1, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(24)
10.74	Contract Amendment Number 9, executed on October 13, 2009, but effective as of October 1, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(24)
10.75	Amendment No. 1, dated as of November 3, 2009, to Stockholders Agreement Concerning Vanguard Health Systems, Inc., dated as of November 4, 2004, by and among Vanguard Health Systems, Inc., VHS Holdings LLC, Blackstone FCH Capital Partners IV L.P. and its affiliates identified on the signature pages thereto and Charles N. Martin, Jr., as proxyholder for certain employees party thereto(25)
10.76	Amendment No. 2, dated as of January 13, 2010, to Amended and Restated Limited Liability Company Operating Agreement of VHS Holdings, LLC(3)
10.77	Amendment No. 3, dated as of January 28, 2010, to Amended and Restated Limited Liability Company Operating Agreement of VHS Holdings, LLC(3)
10.78	Contract Amendment Number 10, executed on September 9, 2010, but effective as of October 1, 2010, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(6)
10.79	Contract Amendment Number 11, executed on October 25, 2010, but effective as of October 1, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(7)
10.80	Contract Amendment Number 12, executed on November 5, 2010, but effective as of October 1, 2009, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(7)
10.81	Contract Amendment Number 13, executed on January 17, 2011, but effective as of October 1, 2010, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System(7)
10.82	Contract Amendment Number 14, executed on February 9, 2011, but effective as of April 1, 2011, to the Arizona Health Care Cost Containment System Administration Contract No. YH09-0001-07 between VHS Phoenix Health Plan, LLC and the Arizona Health Care Cost Containment System*
12	Computation of Ratio of Earnings to Fixed Charges*
21	Subsidiaries of Vanguard Health Systems, Inc.**
23.1	Consent of Ernst & Young LLP**
23.2	Consent of Ernst & Young LLP**
23.3	Consent of KPMG LLP**
23.4	Consent of Ronald P. Soltman (included as part of Exhibit 5)

Exhibit
No.	Description

24	Powers of Attorney*
25.1	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee with respect to the indenture regarding the 8% Senior Notes due 2018*
25.2	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee with respect to the indenture regarding the 7.750% Senior Notes due 2019*
25.3	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee with respect to the indenture regarding the 10.375% Senior Discount Notes due 2016*
99.1	Form of Letter of Transmittal*
99.2	Form of Letter to Clients*
99.3	Form of Letter to Broker-Dealers*
99.4	Form of Notice of Guaranteed Delivery*
99.5	Asset Purchase Agreement, dated as of March 17, 2010, among West Suburban Medical Center, Westlake Community Hospital, Resurrection Services, Resurrection Ambulatory Services, VHS Westlake Hospital, Inc., and VHS West Suburban Medical Center, Inc(26)
99.6	First Amendment to Asset Purchase Agreement dated as of July 31, 2010, among West Suburban Medical Center, Westlake Community Hospital, Resurrection Services, Resurrection Ambulatory Services, VHS Westlake Hospital, Inc., VHS West Suburban Medical Center, Inc., VHS Acquisition Subsidiary Number 4, Inc., Midwest Pharmacies, Inc. and MacNeal Physicians Group, LLC(26)

*	Denotes documents previously filed with the registrants’ initial registration statement on April 8, 2011.

**	Filed herewith.

(1)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Registration Statement on Form S-4 first filed on November 12, 2004 (Registration No. 333-120436).

(2)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Annual Report on Form 10-K for the annual period ended June 30, 2005, File No. 333-71934.

(3)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Registration Statement on Form S-4 first filed on March 3, 2010 (Registration No. 333-165157).

(4)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K, dated February 3, 2010, File No. 333-71934.

(5)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K dated July 19, 2010, File No. 333-71934.

(6)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, File No. 333-71934.

(7)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q, for the quarterly period ended December 31, 2010, File No. 333-71934.

(8)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K, dated January 28, 2011, File No. 333-71934.

(9)	Management compensatory plan or arrangement.

(10)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Registration Statement on Form S-1 first filed on October 19, 2001 (Registration No. 333-71934).

(11)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K dated January 14, 2003, File No. 333-71934.

(12)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2005, File No. 333-71934.

(13)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006, File No. 333-71934.

(14)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2007, File No. 333-71934.

(15)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K dated May 9, 2008, File No. 333-71934.

(16)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K dated May 16, 2008, File No. 333-71934.

(17)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Annual Report on Form 10-K for the annual period ended June 30, 2008, File No. 333-71934.

(18)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, File No. 333-71934.

(19)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2008, File No. 333-71934.

(20)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, File No. 333-71934.

(21)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Annual Report on Form 10-K for the annual period ended June 30, 2009, File No. 333-71934.

(22)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K dated May 6, 2009, File No. 333-71934.

(23)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K dated August 21, 2009, File No. 333-71934.

(24)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, File No. 333-71934.

(25)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009, File No. 333-71934.

(26)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K dated August 4, 2010, File No. 333-71934.

(27)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Current Report on Form 8-K dated August 21, 2009, File No. 333-71934.

(28)	Incorporated by reference from exhibits to Vanguard Health Systems, Inc.’s Annual Report on Form 10-K for the annual period ended June 30, 2010, File No. 333-71934.